Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-290370

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING IN LIEU OF AN ANNUAL MEETING OF

Churchill Capital Corp IX

PROSPECTUS FOR UP TO 201,517,063 SHARES OF CLASS A COMMON STOCK

OF

CHURCHILL CAPITAL CORP IX

(TO BE RENAMED “PLUSAI HOLDINGS, INC.” FOLLOWING DOMESTICATION
IN THE STATE OF DELAWARE AND IN CONNECTION WITH THE
BUSINESS COMBINATION DESCRIBED IN THIS PROXY STATEMENT)

The board of directors of Churchill Capital Corp IX, a Cayman Islands exempted company (“CCIX,” “we” or “our”), has approved the Agreement and Plan of Merger and Reorganization, dated as of June 5, 2025 (as amended by Amendment No. 1 dated September 8, 2025 and Amendment No. 2 dated September 18, 2025, and as may be further amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among CCIX, AL Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of CCIX (“Merger Sub I”), AL Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of CCIX (“Merger Sub II”, and, together with Merger Sub I, “Merger Subs”) and Plus Automation, Inc., a Delaware corporation (“PlusAI”). The Merger Agreement, among other things and subject to the terms and conditions contained therein, provides for (1) the transfer of the registration of CCIX by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”), and (2) following the Domestication, the merger of Merger Sub I with and into PlusAI, with PlusAI continuing as the surviving corporation, and immediately thereafter, such surviving corporation merging with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly owned subsidiary of CCIX (the “Merger,” and, together with the Domestication and other transactions contemplated by the Merger Agreement and the related agreements, the “Transactions” or the “business combination”). In connection with the business combination, CCIX will change its name to “PlusAI Holdings, Inc.” We refer to the new public entity following the consummation of the business combination as the “Post-Closing Company.” Subject to the terms and conditions of the Merger Agreement, the value of the aggregate consideration to be paid to PlusAI stockholders and holders of PlusAI SAFEs, vested PlusAI RSUs, vested PlusAI options and vested PlusAI warrants will be (1) (a) $1,200,000,000 plus (b) the amount of any net proceeds raised by PlusAI prior to the consummation of the Transactions (the “Closing”) through certain sales of its equity securities in a bona fide equity financing transaction (subject to certain limitations, a “Permitted Equity Financing”) minus (c) the amount if any by which the PlusAI transaction expenses exceed $12,000,000 (the sum of (a), (b) and (c), the “Equity Value”), which consideration will be paid entirely in shares of common stock, par value $0.0001 per share, of the Post-Closing Company (“Post-Closing Company common stock”), in an amount equal to $10.00 per share, in addition to (2) the contingent right to receive up to an aggregate of 15,000,000 shares of Post-Closing Company common stock, which will be issued to certain eligible holders of pre-Closing securities of PlusAI during the five-year period following the Closing (the “Earnout Period”), in three equal separate tranches (such shares, the “Earnout Shares”) upon the satisfaction of certain price targets, which will be based upon (a) the volume-weighted average price of one share of Post-Closing Company Class A common stock as quoted on the Global Market tier of the Nasdaq Stock Market (“Nasdaq”) or the exchange on which the shares of Post-Closing Company Class A common stock are then traded, for any 15 trading days within any 180 consecutive trading day period within the Earnout Period or (b) if the Post-Closing Company undergoes a Change in Control, the price per share received by stockholders of the Post-Closing Company in such Change in Control transaction (or if consideration is not received by stockholders of the Post-Closing Company, the price per share implied by such transaction). At the Effective Time, each share of PlusAI common stock issued and outstanding immediately prior to the Closing (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and exchanged for the right to receive a number of shares of Post-Closing Company common stock equal to the Exchange Ratio which is based on the Per Share Equity Value (calculated in accordance with the Merger Agreement). Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, we estimate that the Exchange Ratio will be approximately 0.0700 shares of Post-Closing Company common stock for each issued and outstanding share of PlusAI common stock (after giving effect to the conversion of PlusAI preferred stock and PlusAI SAFEs into PlusAI common stock); see the section entitled “Proposal No. 1 — The Business Combination Proposal — General — Structure of the Transactions.”

This proxy statement/prospectus covers up to an aggregate of 201,517,063 shares of Post-Closing Company Class A common stock, representing the estimated maximum number of shares to be issued to the existing securityholders of PlusAI at the Closing or, following the Closing, upon the exercise of Post-Closing Company assumed warrants, the conversion of shares of Post-Closing Company Class B common stock and/or the issuance of any Earnout Shares upon an Earnout Triggering Event.

Interests of Sponsor and its Affiliates

On December 18, 2023, Churchill Sponsor IX, LLC (the “Sponsor”) acquired an aggregate of 7,187,500 CCIX Founder Shares (as defined herein), for approximately $0.003 per share. The CCIX Founder Shares (including the Class A ordinary shares of CCIX, par value $0.0001 per share (the “CCIX Class A Ordinary Shares”) issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. See the section entitled “Certain Relationships and Related Person Transactions — CCIX Related Person Transactions.”

The Sponsor purchased an aggregate of 725,000 CCIX private placement units (as defined herein), at a price of $10.00 per unit, for an aggregate purchase price of $7,250,000, in the private placement in connection with the CCIX IPO (as defined herein). Each private placement warrant contained in the CCIX private placement units is exercisable to purchase one whole CCIX Class A Ordinary Share at a price of $11.50 per share. The CCIX private placement warrants will become exercisable 30 days after the completion of the initial business combination. The CCIX private placement warrants (including the CCIX Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the initial business combination; however, if the business combination is consummated, each Sponsor Signatory (as defined below) holding the CCIX private placement warrants has agreed to the Sponsor Lockup (as defined herein). See the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.” The CCIX private placement warrants are non-redeemable and exercisable for cash or on a “cashless basis.”

Commencing on May 2, 2024, CCIX reimburses the Sponsor or an affiliate thereof in an amount equal to $30,000 per month for office space, utilities and secretarial and administrative support made available to us. Upon completion of the initial business combination or CCIX’s liquidation, CCIX will cease paying these monthly fees.

Prior to or in connection with the completion of the initial business combination, there may be payment by the Company to the Sponsor, officers or directors, or CCIX’s or their affiliates, of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of the initial business combination, which, if made prior to the completion of the initial business combination, will be paid from (1) funds held outside the trust account or (2) Permitted Withdrawals (as defined herein).

The Sponsor, executive officers and directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on CCIX’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CCIX’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or CCIX’s or their affiliates. Any such payments prior to an initial business combination are made from funds held outside the trust account, including Permitted Withdrawals.

Subject to the terms of the Merger Agreement, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on CCIX’s behalf.

On December 18, 2023, CCIX and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan CCIX an aggregate of up to $600,000 to cover expenses related to the CCIX IPO, pursuant to the IPO Promissory Note (as defined herein). This loan was non-interest bearing and payable on the earlier of December 31, 2024, or the date on which the Company consummated the CCIX IPO. As of September 30, 2025 and December 31, 2024, there was no outstanding balance on the IPO Promissory Note. CCIX repaid the borrowings in full at the closing of the CCIX IPO and thereafter borrowings under the IPO Promissory Note are no longer available.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or CCIX’s officers and directors or their respective affiliates may, but are not obligated to, loan CCIX funds as may be required. If CCIX completes an initial business combination, CCIX would repay such loaned amounts. In the event that the initial business combination does not close, CCIX may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Amounts outstanding under such loans, up to $1,500,000, may be convertible into units of CCIX at a price of $10.00 per unit at the option of the lender. The units and their underlying securities would be identical to the CCIX private placement units. On December 2, 2025, CCIX issued an unsecured promissory note in the aggregate principal amount of up to $1,500,000 to the Sponsor (the “Note”), for working capital needs. As of the date of this proxy statement/prospectus, CCIX has not borrowed any amounts under the Note. Prior to the completion of the initial business combination, CCIX does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as CCIX does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account. As of September 30, 2025 and December 31, 2024, CCIX had no borrowings under such loans.

CCIX has agreed to indemnify the Sponsor and its members (present and former), managers and affiliates and their respective present and former officers and directors to the fullest extent permitted under applicable law from any claims made by CCIX or a third party in respect of any investment opportunities sourced by them or any liability arising with respect to their activities in connection with CCIX’s affairs, to the extent that such indemnification, hold harmless and exoneration obligations with respect to such matters are not expressly covered by a separate written agreement between CCIX and any such party. Such indemnity will provide that the indemnified parties cannot access the funds held in the trust account.

After the initial business combination, members of CCIX’s management team who remain with CCIX may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to CCIX’s shareholders, to the extent then known, in this proxy statement/prospectus or other proxy solicitation materials furnished to CCIX’s shareholders. It is unlikely the amount of such compensation is fully known at the time of distribution of this proxy statement/prospectus, or will be fully known at the time of a general meeting held to consider the initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Concurrently with the execution of the Merger Agreement, CCIX entered into the Sponsor Agreement (as defined herein) with the Sponsor and the Insiders, which amended and restated that certain letter agreement, dated May 1, 2024, from each of the persons undersigned thereto (the “Initial Insiders”). The following summary of material provisions of the Sponsor Agreement is qualified by reference to the complete text of the Sponsor Agreement, a copy of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. All shareholders are encouraged to read the Sponsor Agreement in its entirety for a more complete description of the terms and conditions of the Sponsor Agreement.

Pursuant to the terms of the Sponsor Agreement, the Sponsor and each of the Insiders (each, a “Sponsor Signatory”) agreed (1) to vote any of such Sponsor Signatory’s shares of CCIX shares in favor of the Transactions and other SPAC Stockholder Matters (as defined in the Merger Agreement), (2) not to redeem any of such Sponsor Signatory’s shares of CCIX shares, in connection with the CCIX shareholder redemption, (3) to vote in favor of the appointment or election of the individuals nominated for election to the Post-Closing Company Board in this proxy statement/prospectus, (4) to either (a) pay the amount of certain transaction expenses of SPAC in excess of the SPAC Transaction Expenses Amount (such amount, the “Excess Amount”) to CCIX or an account designed by CCIX in cash, by wire transfer of immediately available funds to the account designated by SPAC or (b) forfeit such number of CCIX Founder Shares equal to (i)(x) the Excess Amount minus (y) any cash amounts paid pursuant to the foregoing clause (a) divided by (ii) $10.00, and (5) to be bound to certain other obligations as described therein.

There may be actual or potential material conflicts of interest between or among (1) the Sponsor, CCIX’s officers and directors, PlusAI’s officers and directors and (2) unaffiliated security holders of CCIX. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination, the compensation of CCIX’s directors and officers and the compensation of the Sponsor, Michael Klein, and M. Klein Associates, Inc. in connection with the business combination. See the section entitled “Proposal No. 1 —The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” and “Other Information Related to CCIX — Conflicts of Interest.” PlusAI’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the CCIX shareholders generally. See the section entitled “Proposal No. 1 —The Business Combination Proposal — Interests of the PLUSAI Persons in the Business Combination”.

The following summarizes the pro forma shares of the Post-Closing Company common stock (as defined herein) issued and outstanding immediately after the business combination and Transactions (as defined herein) on an issued and outstanding basis, presented under the following redemption scenarios:

	No Redemption Scenario			25% Redemption Scenario			50% Redemption Scenario			Maximum Redemption Scenario (4)
	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power
CCIX public shareholders (1)	28,750,000	19.2%	21.8%	21,562,500	15.1%	17.3%	14,375,000	10.6%	12.2%	2,795,376	2.3%	2.6%
Sponsor (2)	7,912,500	5.3%	6.0%	7,912,500	5.6%	6.3%	7,912,500	5.8%	6.7%	7,912,500	6.4%	7.5%
PlusAI stockholders (3)	113,036,645	75.5%	72.2%	113,036,645	79.3%	76.4%	113,036,645	83.6%	81.1%	113,036,645	91.3%	89.9%
Total Common Stock Outstanding	149,699,145	100.0%	100.0%	142,511,645	100.0%	100.0%	135,324,145	100.0%	100.0%	123,744,521	100.0%	100.0%

(1)
Shares of CCIX Class A Common Stock outstanding after redemptions held by former CCIX public shareholders, which will become Post-Closing Company Class A common stock.
(2)
Represents (a) 725,000 CCIX private placement shares held by the Sponsor and (b) 7,187,500 Founder Shares held by the Sponsor, which will become Post-Closing Company Class A common stock.
(3)
Consists of 89,559,312 shares of Post-Closing Company Class A common stock and 23,477,333 shares of Post-Closing Company Class B common stock issuable pursuant to the business combination, after giving effect to each of the following: (a) 8,554,008 shares resulting from the outstanding PlusAI Class A common stock, (b) 23,007,047 shares resulting from the outstanding PlusAI Class B common stock, (c) 66,678,405 shares from conversion of PlusAI preferred stock, (d) 6,422,993 shares from conversion of PlusAI SAFE instruments, (e) 6,137,683 shares from PlusAI common stock issuable upon vesting of PlusAI RSUs before any reduction of shares withheld to settle tax obligations, (f) 1,330,000 shares issuable upon exercise of PlusAI common stock options with nominal exercise price, and (g) 906,509 shares issuable in connection with the collaboration arrangement with IVECO. Assumes that the Equity Value is $1,200,000,000. Excludes up to 15,000,000 Earnout Shares that PlusAI stockholders will be eligible to receive upon satisfaction of certain milestones during the Earnout Period.
(4)
The Maximum Redemptions Scenario assumes that holders of 90% of the shares held by CCIX public stockholders subject to possible redemption will exercise their redemption rights, based on the maximum number of redemptions that may occur to meet the CCIX Net Tangible Asset closing condition. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information—Basis of Pro Forma Presentation” for more information on the redemption scenarios presented throughout this proxy statement/prospectus.

The following table illustrates varying ownership levels in the Post-Closing Company immediately following the consummation of the business combination in the below redemption scenarios, but, in each case, includes the dilutive effect of the issuance of all Earnout Shares, the issuance of all shares of Post-Closing Company Class A common stock upon exercise of outstanding PlusAI options assumed by the Post-Closing Company, the issuance of all shares of Post-Closing Company Class A common stock upon the release of unvested PlusAI RSUs assumed by the Post-Closing Company before any reduction of shares withheld to settle tax obligations, and the issuance of all shares of Post-Closing Company Class A common stock initially reserved for issuance under the Incentive Plan and the ESPP but excludes any shares of Post-Closing Company Class A common stock or issuable pursuant to securities convertible into shares of Post-Closing Company Class A common stock that may be issued pursuant to one or more private placements that may be consummated prior to or substantially concurrently with the Closing (each, a “PIPE Investment“). As of the date of this proxy statement/prospectus, no binding agreement has been executed with respect to any PIPE Investment and there can be no assurances that any PIPE Investment shall be consummated prior to Closing.

	No Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
CCIX public shareholders	28,750,000	21,562,500	14,375,000	2,795,376
Sponsor	7,912,500	7,912,500	7,912,500	7,912,500
PlusAI stockholders	113,036,645	113,036,645	113,036,645	113,036,645
Earnout shares	15,000,000	15,000,000	15,000,000	15,000,000
CCIX public warrants	7,187,500	7,187,500	7,187,500	7,187,500
CCIX private placement warrants	181,250	181,250	181,250	181,250
PlusAI warrants	29,449,168	29,449,168	29,449,168	29,449,168
Post-Closing Company options	4,705,269	4,705,269	4,705,269	4,705,269
Post-Closing Company RSUs	3,219,215	3,219,215	3,219,215	3,219,215
The Incentive Plan	—	—	—	—
The ESPP	—	—	—	—
Total	209,441,547	202,254,047	195,066,547	183,486,923

See the sections entitled “Proposal No. 1 — The Business Combination Proposal — General — Impact of the Business Combination on Our Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

After careful consideration, the CCIX Board has unanimously approved the Merger Agreement and the other proposals described in this proxy statement/prospectus. The CCIX Board has also each determined that it is advisable to consummate the Business Combination and that the Business Combination is in the best interests of shareholders of CCIX. The CCIX Board took into account the oral opinion of Ocean Tomo, a part of J.S. Held (“Ocean Tomo”) (subsequently confirmed in writing), rendered on June 5, 2025, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Ocean Tomo in preparing its opinion, the Purchase Price, pursuant to the Merger Agreement is fair from a financial point of view to the shareholders of CCIX (other than the Sponsor). A copy of the written opinion is attached as Annex F to this proxy statement/prospectus. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Opinion of CCIX’s Financial Advisor” for further information. The CCIX Board that you vote “FOR” each proposal described in this proxy statement/prospectus.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting in lieu of an annual meeting of shareholders of CCIX scheduled to be held on February 3, 2026.

The CCIX public units, CCIX public shares and CCIX public warrants are each traded on Nasdaq under the symbols CCIXU, CCIX and CCIXW, respectively. In connection with the Transactions, CCIX intends to apply to have Post-Closing Company Class A common stock listed on Nasdaq under the symbol “PLS,” and the Post-Closing Company will change its name to “PlusAI Holdings, Inc.” It is a condition to the consummation of the business combination that the shares of Post-Closing Company Class A common stock to be issued (or reserved for issuance) in the Transactions have been listed on the Stock Exchange and shall be eligible for continued listing immediately following the closing, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the business combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement.

CCIX is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Transactions and other matters to be considered at the extraordinary general meeting in lieu of an annual meeting of CCIX’s shareholders. It also contains or references information about CCIX, PlusAI and the Post-Closing Company. We encourage you to carefully read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the CCIX Board, you should keep in mind that the Sponsor and CCIX’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a shareholder. For instance, the Sponsor, CCIX’s officers and directors and/or their affiliates will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating CCIX. See the section of this proxy statement/prospectus entitled “Proposal No. 1 —The Business Combination Proposal —

Interests of Certain CCIX Persons in the Business Combination” and “Other Information Related to CCIX — Conflicts of Interest” for a further discussion of these considerations. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 63 of this proxy statement/prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated January 12, 2026, and is first being mailed to CCIX shareholders on or about January 12, 2026.

CHURCHILL CAPITAL CORP IX

640 Fifth Avenue, 14th Floor

New York, NY 10019

Dear Churchill Capital Corp IX Shareholders,

On behalf of Churchill Capital Corp IX, a Cayman Islands exempted company (“CCIX,” “we” or “our”) board of directors (the “CCIX Board”), we cordially invite you to an extraordinary general meeting in lieu of an annual general meeting (the “extraordinary general meeting”) of shareholders of CCIX, to be held via live webcast at 9:00 a.m. Eastern Time, on February 3, 2026. For purposes of Cayman Islands law and the CCIX current articles of association, the physical location of the extraordinary general meeting will be Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019. The extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitalix/2026, where you will be able to listen to the meeting live, ask questions and vote during the meeting.

On June 5, 2025, CCIX entered into an Agreement and Plan of Merger and Reorganization (as amended by Amendment No.1 dated September 8, 2025 and Amendment No.2 dated September 18, 2025 and as may be further amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among CCIX, AL Merger Sub I, Inc., a Delaware corporation and direct, wholly owned Subsidiary of CCIX (“Merger Sub I”), AL Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of CCIX (“Merger Sub II”, and, together with Merger Sub I, “Merger Subs”) and Plus Automation, Inc., a Delaware corporation (“PlusAI”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for (a) the transfer of the registration of CCIX by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”), and (b) following the Domestication, the merger of Merger Sub I with and into PlusAI, with PlusAI continuing as the surviving corporation, and immediately thereafter, such surviving corporation merging with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly owned subsidiary of CCIX (the “Merger,” and, together with the Domestication and other transactions contemplated by the Merger Agreement and the related agreements, the “Transactions” or the “business combination”). In connection with the business combination, CCIX will change its name to “PlusAI Holdings, Inc.” We refer to the new public entity following the consummation of the business combination as the “Post-Closing Company.”

Subject to the terms and conditions of the Merger Agreement, the value of the aggregate consideration to be paid to PlusAI stockholders and holders of PlusAI SAFEs, vested PlusAI RSUs, vested PlusAI options and vested PlusAI warrants will be (1) (a) $1,200,000,000 plus (b) the amount of any net proceeds raised by PlusAI prior to the consummation of the Transactions (the “Closing”) through certain sales of its equity securities in a bona fide equity financing transaction (subject to certain limitations, a “Permitted Equity Financing”) minus (c) the amount if any by which the PlusAI transaction expenses exceed $12,000,000 (the sum of (a), (b) and (c), the “Equity Value”), which consideration will be paid entirely in shares of common stock, par value $0.0001 per share, of the Post-Closing Company (“Post-Closing Company common stock”), in an amount equal to $10.00 per share, in addition to (2) the contingent right to receive up to an aggregate of 15,000,000 shares of Post-Closing Company common stock, which will be issued to certain eligible holders of pre-Closing securities of PlusAI during the five-year period following the Closing (the “Earnout Period”), in three equal, separate tranches (such shares, the “Earnout Shares”), upon the satisfaction of certain price targets, which will be based upon (a) the volume-weighted average sale price of one share of Post-Closing Company Class A common stock as quoted on the Global Market tier of the Nasdaq Stock Market (“Nasdaq”) or the exchange on which the shares of Post-Closing Company Class A common stock are then traded, for any 15 trading days within any 180 consecutive trading day period within the Earnout Period or (b) if the Post-Closing Company undergoes a Change in Control, the price per share received by shareholders of the Post-Closing Company in such Change in Control transaction (or if consideration is not received by shareholders of the Post-Closing Company, the price per share implied by such transaction). At the Effective Time, each share of PlusAI common stock issued and outstanding immediately prior to the Closing (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and exchanged for the right to receive a number of shares of Post-Closing Company common stock equal to the Exchange Ratio, which is based on the Per Share Equity Value (calculated in accordance with the Merger Agreement). Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, we estimate that the Exchange Ratio will be approximately 0.0700 shares of Post-Closing Company common stock for each issued and outstanding share of PlusAI common stock; see the section entitled “Proposal No. 1 — The Business Combination Proposal — General — Structure of the Transactions.”

At the extraordinary general meeting, CCIX shareholders will be asked to consider and vote upon:

•
a proposal to approve by ordinary resolution the Merger Agreement and business combination — we refer to this proposal as the “business combination proposal.” Please see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the business combination proposal (as such term is defined in CCIX's proxy statement/prospectus dated January 12, 2026), be approved, ratified and confirmed in all respects.”

•
a proposal to approve, on a non-binding advisory basis, by special resolution the transfer of the registration of CCIX by way of continuation from the Cayman Islands to the State of Delaware— we refer to this proposal as the “domestication proposal.” Please see the section entitled “Proposal No. 2 — The Domestication Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the domestication proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026), be approved, ratified and confirmed in all respects.”

•
a proposal to approve, on a non-binding advisory basis, by special resolution and adopt with effect from the Domestication the Proposed Certificate of Incorporation and Proposed Bylaws of CCIX — we refer to this proposal as the “organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 3 — The Organizational Documents Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the organizational documents proposal (as such terms are defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved and adopted.”

•
proposals to approve, on a non-binding advisory basis and as required by the applicable U.S. Securities and Exchange Commission (“SEC”) guidance, by ordinary resolution, certain of the material differences between CCIX’s current articles of association and the Proposed Certificate of Incorporation and the Proposed Bylaws – we refer to these proposals as the “advisory organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 4 — The Advisory Organizational Documents Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that on an advisory non-binding basis, the advisory organizational documents proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026), be approved and adopted.”

•
a proposal to approve, by ordinary resolution, including for purposes of complying with applicable Nasdaq Listing Rules, the issuance of shares of common stock of the Post-Closing Company following the Domestication in connection with the Merger — we refer to this proposal as the “stock issuance proposal.” Please see the section entitled “Proposal No. 5 — The Stock Issuance Proposal.”

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The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the stock issuance proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

•
a proposal to approve by ordinary resolution the Incentive Plan and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the incentive plan proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

•
a proposal to approve by ordinary resolution the ESPP and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached to this proxy statement/prospectus as Annex E. Please see the section entitled “Proposal No. 7 — The ESPP Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the ESPP proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

•
a proposal to approve, on a non-binding advisory basis, by ordinary resolution, the election of directors to serve staggered terms on the Post-Closing Company Board following the consummation of the business combination until immediately following the date of the 2027, 2028 and 2029 annual shareholder meetings, as applicable, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death — we refer to this proposal as the “director election proposal” and, collectively with the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal and the ESPP proposal, the “condition precedent proposals.” Please see the section entitled “Proposal No. 8 — The Director Election Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, that the director election proposal (as such term is defined in CCIX's proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of any of the proposals at the extraordinary general meeting— we refer to this proposal as the “adjournment proposal.” Please see the section entitled “Proposal No. 9 — The Adjournment Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

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Each of these proposals are more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only CCIX shareholders of record at the close of business on January 7, 2026 are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements thereof.

After careful consideration, the CCIX Board has unanimously determined that the business combination proposal, domestication proposal, organizational documents proposal, advisory organizational documents proposal, stock issuance proposal, incentive plan proposal, ESPP proposal, director election proposal and, if necessary, the adjournment proposal are fair to, and in the best interests of, CCIX and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the domestication proposal, “FOR” the organizational documents proposal, “FOR” the advisory organizational documents proposal, “FOR” the stock issuance proposal, “FOR” the ESPP proposal, “FOR” each of the director nominees named in the director election proposal and, if presented, “FOR” the adjournment proposal. When you consider the CCIX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as Churchill Sponsor IX, LLC, our sponsor (the “Sponsor”), have interests in the Transactions that are different from, or in addition to, the interests of CCIX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” for additional information. The CCIX Board was aware of and considered these interests, among other matters, including the fairness opinion of Ocean Tomo, in evaluating and negotiating the Transactions and in recommending to CCIX shareholders that they vote in favor of the proposals presented at the extraordinary general meeting.

Consummation of the business combination is conditioned on the approval of each of the condition precedent proposals. If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

All CCIX shareholders are cordially invited to attend the extraordinary general meeting, and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the extraordinary general meeting (or any adjournment or postponement thereof). To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible and no later than the time of the extraordinary general meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. If your shares of CCIX’s shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote, obtain a proxy card from your broker or bank.

CCIX Class A Ordinary Shares are currently listed on Nasdaq under the symbol “CCIX.” In connection with the Transactions, CCIX intends to apply to have Post-Closing Company Class A common stock listed on Nasdaq under the symbol “PLS,” and it will change its name to “PlusAI Holdings, Inc.”

Pursuant to CCIX’s current articles of association, a holder of CCIX Class A Ordinary Shares sold in CCIX’s initial public offering (whether they were purchased in CCIX’s initial public offering or thereafter in the open market) (“CCIX public shares”) may demand that CCIX redeem such shares for cash if the business combination is consummated (“redemption rights”). Such redemption rights are not available to our Sponsor, directors or officers. Eligible holders of CCIX public shares will be entitled to receive cash for these shares only if they demand that CCIX redeem their CCIX public shares for cash no later than the second business day prior to the initially scheduled vote on the business combination proposal or such later date as our directors may determine (the “Redemption Deadline”) by delivering their shares and requesting in writing that CCIX redeem such CCIX public shares for cash to Continental Stock Transfer & Trust Company, CCIX’s transfer agent. If the business combination is not completed, the CCIX public shares will not be redeemed. If an eligible holder of CCIX public shares properly exercises their redemption rights and the business combination is consummated, CCIX will redeem such shares for cash in an amount equal to their pro rata portion of the funds in the trust account holding the proceeds from CCIX’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the business combination net of certain permitted withdrawals.

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Notwithstanding the foregoing, a holder of CCIX public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the CCIX public shares. Accordingly, all CCIX public shares in excess of 15% held by a CCIX public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the prior consent of our directors. Such redemption rights are also not available to our Sponsor, officers or directors.

CCIX is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and has elected to comply with certain reduced public company reporting requirements.

CCIX (including as the Post-Closing Company) will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following May 6, 2029, the fifth anniversary of the CCIX IPO, (b) in which CCIX has total annual gross revenue of at least $1,235,000,000, or (c) in which CCIX is deemed to be a large accelerated filer, which means the market value of CCIX Class A Ordinary Shares held by non-affiliates exceeds $700,000,000 as of the end of the prior June 30th; and (2) the date on which CCIX has issued more than $1,000,000,000 in nonconvertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

The accompanying proxy statement/prospectus provides you with detailed information about the business combination and other matters to be considered at the extraordinary general meeting. We encourage you to carefully read the entire document, including the Annexes attached to the accompanying proxy statement/prospectus. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 60.

Your vote is important regardless of the number of CCIX Ordinary Shares you own. Whether you plan to attend the extraordinary general meeting or not, please sign, date and return the enclosed proxy card as soon as possible, and no later than the time of the extraordinary general meeting (or any adjournment thereof) in the envelope provided. If your CCIX Class A Ordinary Shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

The business combination described in the accompanying proxy statement/prospectus has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the merits or fairness of the business combination, or passed upon the accuracy or adequacy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Michael Klein
Chairman of the Board of Directors

January 12, 2026

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR CCIX SHARES WILL BE VOTED AT THE DISCRETION OF YOUR NOMINATED PROXY.

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TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE CCIX REDEEM YOUR CCIX PUBLIC SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT (NET OF CERTAIN PERMITTED WITHDRAWALS) AND TENDER SUCH SHARES TO CCIX’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR CCIX PUBLIC SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING SUCH SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN SUCH CCIX PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD CCIX PUBLIC SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW SUCH SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “EXTRAORDINARY GENERAL MEETING OF CCIX SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Immediately following the Redemption Deadline, a public shareholder that makes an election to redeem its CCIX public shares (an “Election”) may withdraw its Election with respect to all or a portion of its CCIX public shares for which it previously submitted an Election (an “Election Reversal”).

TO MAKE AN ELECTION REVERSAL WITH RESPECT TO YOUR CCIX PUBLIC SHARES, YOU MUST SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, AFTER 5:00 P.M. EASTERN TIME ON JANUARY 30, 2026, THE DATE THAT IS TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING, AND PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING, THAT THE ELECTION TO REDEEM YOUR CCIX PUBLIC SHARES BE REVERSED, INCLUDING THE LEGAL NAME, PHONE NUMBER, AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REVERSAL IS REQUESTED AND THE NUMBER OR PERCENTAGE OF SHARES FOR WHICH REVERSAL IS REQUESTED. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO REQUEST REVERSAL OF THE ELECTION TO REDEEM AT THE TRANSFER AGENT.

The accompanying proxy statement/prospectus is dated January 12, 2026 and is first being mailed to CCIX shareholders on or about January 12, 2026.

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ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by CCIX or PlusAI. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of CCIX or PlusAI since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

The accompanying proxy statement/prospectus incorporates important information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus or other information concerning CCIX, without charge, by written request directed to:

Churchill Capital Corp IX

640 Fifth Avenue, 14th Floor

New York, NY 10019
Attention: Jay Taragin, Chief Financial Officer

Email: info@churchillcapitalcorp.com

or:

Sodali & Co

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and Brokers: (203) 658-9400

Email: CCIX.info@investor.sodali.com

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of CCIX to be held on February 3, 2026, you must request the information no later than five business days prior to the date of the extraordinary general meeting.

CHURCHILL CAPITAL CORP IX
640 Fifth Avenue, 14th Floor
New York, NY 10019

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NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 3, 2026

TO THE SHAREHOLDERS OF CHURCHILL CAPITAL CORP IX

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of shareholders of Churchill Capital Corp IX, a Cayman Islands exempted company (“CCIX,” “we” or “our”), will be held via live webcast at 9:00 a.m. Eastern Time, on February 3, 2026. The extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitalix/2026 where you will be able to listen to the meeting live, ask questions and vote during the meeting. For purposes of Cayman Islands law and the CCIX current articles of association, the physical location of the extraordinary general meeting will be Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019.

On behalf of CCIX’s board of directors (the “CCIX Board”), you are cordially invited to attend the extraordinary general meeting, to conduct the following business items:

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a proposal to approve by ordinary resolution the Merger Agreement and business combination— we refer to this proposal as the “business combination proposal.” Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the business combination proposal (as such term is defined in CCIX's proxy statement/prospectus dated January 12, 2026), be approved, ratified and confirmed in all respects.”

•
a proposal to approve, on a non-binding advisory basis, by special resolution the transfer of the registration of CCIX by way of continuation from the Cayman Islands to the State of Delaware— we refer to this proposal as the “domestication proposal.” Please see the section entitled “Proposal No. 2 — The Domestication Proposal”;

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the domestication proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026), be approved, ratified and confirmed in all respects.”

•
a proposal to approve, on a non-binding advisory basis, by special resolution, and adopt with effect from the Domestication the Proposed Certificate of Incorporation and Proposed Bylaws of CCIX — we refer to this proposal as the “organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 3 — The Organizational Documents Proposal”;

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the organizational documents proposal (as such terms are defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved and adopted.”

•
proposals to approve, on a non-binding advisory basis and as required by the applicable U.S. Securities and Exchange Commission (“SEC”) guidance, by ordinary resolution, certain of the material differences between CCIX’s current articles of association and the Proposed Certificate of Incorporation and the Proposed Bylaws – we refer to these proposals as the “advisory organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy

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statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 4 — The Advisory Organizational Documents Proposal”;

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that on an advisory non-binding basis, the advisory organizational documents proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026), be approved and adopted.”

•
a proposal to approve, by ordinary resolution, including for purposes of complying with applicable Nasdaq Listing Rules, the issuance of shares of common stock of the Post-Closing Company following the Domestication in connection with the Merger — we refer to this proposal as the “stock issuance proposal.” Please see the section entitled “Proposal No. 5 — The Stock Issuance Proposal”;

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the stock issuance proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

•
a proposal to approve by ordinary resolution the Incentive Plan and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal”;

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the incentive plan proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

•
a proposal to approve by ordinary resolution the ESPP and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached to this proxy statement/prospectus as Annex E. Please see the section entitled “Proposal No. 7 — The ESPP Proposal”;

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the ESPP proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

•
a proposal to approve, on a non-binding advisory basis, by ordinary resolution, the election of directors to serve staggered terms on the Post-Closing Company Board following the consummation of the business combination until immediately following the date of the 2026, 2027 and 2028 annual shareholder meetings, as applicable, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death — we refer to this proposal as the “director election proposal” and, collectively with the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal and the ESPP proposal, the “condition precedent proposals.” Please see the section entitled “Proposal No. 8 — The Director Election Proposal”; and

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, that the director election proposal (as such term is defined in CCIX's proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there

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are insufficient votes for, or otherwise in connection with, the approval of any of the proposals at the extraordinary general meeting— we refer to this proposal as the “adjournment proposal.” Please see the section entitled “Proposal No. 9 — The Adjournment Proposal.”

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

Each of these proposals and the business combination are more fully described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only CCIX shareholders of record at the close of business on January 7, 2026 are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements thereof.

After careful consideration, the CCIX Board has unanimously determined that the business combination proposal, domestication proposal, organizational documents proposal, advisory organizational documents proposal, stock issuance proposal, incentive plan proposal, ESPP proposal, director election proposal and, if necessary, the adjournment proposal are fair to, and in the best interests of, CCIX and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the domestication proposal, “FOR” the organizational documents proposal, “FOR” the advisory organizational documents proposal, “FOR” the stock issuance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” each of the director nominees named in the director election proposal and, if presented, “FOR” the adjournment proposal. When you consider the CCIX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as Churchill Sponsor IX, LLC, our sponsor (the “Sponsor”), have interests in the Transactions that are different from, or in addition to, the interests of CCIX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” for additional information. The CCIX Board was aware of and considered these interests, among other matters, including the fairness opinion of Ocean Tomo, in evaluating and negotiating the Transactions and in recommending to CCIX shareholders that they vote in favor of the proposals presented at the extraordinary general meeting.

Consummation of the business combination is conditioned on the approval of each of the other condition precedent proposals. If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

Pursuant to CCIX’s current articles of association, a holder of CCIX Class A Ordinary Shares sold in CCIX’s initial public offering (whether they were purchased in CCIX’s initial public offering or thereafter in the open market) (“CCIX public shares”) may demand that CCIX redeem such shares for cash if the business combination is consummated (“redemption rights”). Such redemption rights are not available to our Sponsor, directors or officers. Eligible holders of CCIX public shares will be entitled to receive cash for these shares only if they demand that CCIX redeem their CCIX public shares for cash no later than the second business day prior to the initially scheduled vote on the business combination proposal or such later date as our directors may determine (the “Redemption Deadline”) by delivering their shares and requesting in writing that CCIX redeem such CCIX public shares for cash to Continental Stock Transfer & Trust Company, CCIX’s transfer agent. If the business combination is not completed, the CCIX public shares will not be redeemed. If an eligible holder of CCIX public shares properly exercises their redemption rights and the business combination is consummated, CCIX will redeem such shares for cash in an amount equal to their pro rata portion of the funds in the trust account holding the proceeds from CCIX’s initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the business combination and net of certain permitted withdrawals.

Notwithstanding the foregoing, a holder of CCIX public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the CCIX public shares. Accordingly, all CCIX public shares in excess of 15% held by a CCIX public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed

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without the prior consent of our directors. Such redemption rights are also not available to our Sponsor, officers or directors.

All CCIX shareholders are cordially invited to attend the extraordinary general meeting and we are providing this proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the extraordinary general meeting (or any adjournment or postponement thereof). To ensure your representation at the extraordinary general meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible and no later than the time of the extraordinary general meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. If your CCIX Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote, obtain a proxy card from your broker or bank.

Your vote is important regardless of the number of CCIX Ordinary Shares you own. Whether you plan to attend the extraordinary general meeting or not, please sign, date and return the enclosed proxy card as soon as possible, and no later than the time of the extraordinary general meeting or, if the meeting is adjourned, the time for holding such adjourned meeting, in the envelope provided. If your CCIX Ordinary Shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Michael Klein
Chairman of the Board of Directors

January 12, 2026

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES OF CCIX PUBLIC SHARES WILL BE VOTED AT THE DISCRETION OF YOUR PROXY.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE CCIX REDEEM YOUR CCIX PUBLIC SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT (NET OF PERMITTED WITHDRAWALS) AND TENDER SUCH SHARES TO CCIX’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR CCIX PUBLIC SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING SUCH SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN SUCH CCIX PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD CCIX PUBLIC SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW SUCH SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “EXTRAORDINARY GENERAL MEETING OF CCIX SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Immediately following the Redemption Deadline, a public shareholder that makes an election to redeem its CCIX public shares (an “Election”) may withdraw its Election with respect to all or a portion of its CCIX public shares for which it previously submitted an Election (an “Election Reversal”).

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TO MAKE AN ELECTION REVERSAL WITH RESPECT TO YOUR CCIX PUBLIC SHARES, YOU MUST SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT, AFTER 5:00 P.M. EASTERN TIME ON JANUARY 30, 2026, THE DATE THAT IS TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING, AND PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING, THAT THE ELECTION TO REDEEM YOUR CCIX PUBLIC SHARES BE REVERSED, INCLUDING THE LEGAL NAME, PHONE NUMBER, AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REVERSAL IS REQUESTED AND THE NUMBER OR PERCENTAGE OF SHARES FOR WHICH REVERSAL IS REQUESTED. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO REQUEST REVERSAL OF THE ELECTION TO REDEEM AT THE TRANSFER AGENT.

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

“$100 Million Available Closing SPAC Cash Scenario” are to the scenario that illustrates the consummation of the Transactions with $100,000,000 of Available Closing SPAC Cash as a result of redemptions by CCIX public shareholders.

“2017 Plan” are to the 2017 Share Plan of PlusAI, duly adopted by PlusAI, Inc. as approved by the Board of Directors of PlusAI, Inc. in 2017 and assumed by PlusAI in connection with the Restructuring.

“2021 Plan” are to the 2021 Share Incentive Plan of PlusAI, duly adopted by PlusAI as approved by the PlusAI Board in 2021.

“25% Redemption Scenario” or “25% Redemptions” are to the scenario that assumes 25% of CCIX public shareholders exercise their redemption rights.

“50% Redemption Scenario” or “50% Redemptions” are to the scenario that assumes 50% of CCIX public shareholders exercise their redemption rights.

“Amendment No. 1” are to that certain amendment of the Merger Agreement dated September 8, 2025.

“Amendment No. 2” are to that certain amendment of the Merger Agreement dated September 18, 2025.

“Available Closing SPAC Cash” are to all amounts in the trust account (after reduction for the aggregate amount of payments required to be made in connection with any valid CCIX public stockholder redemptions of CCIX public shares and any permitted withdrawals, but before payment of any CCIX or PlusAI transaction expenses and repayment of any Sponsor loans, if any), plus the net proceeds of any incremental financing raised by CCIX or PlusAI in connection with the Transactions, including any Permitted Equity Financing.

“business combination” are to the Merger, together with the other transactions contemplated by the Merger Agreement. The “business combination” will constitute an initial business combination under the terms of the CCIX current articles of association.

“CCIX” are to Churchill Capital Corp IX. Prior to the Domestication, CCIX is an exempted company incorporated under the laws of the Cayman Islands. Following the Domestication, subject to shareholder approval, CCIX will be a corporation incorporated under the laws of the State of Delaware named “PlusAI Holdings, Inc.”

“CCIX Board” are to the board of directors of CCIX.

“CCIX Class A Common Stock” are to the shares of Class A common stock of CCIX, par value $0.0001 per share, immediately upon the Domestication.

“CCIX Class A Ordinary Shares” are to the Class A ordinary shares of CCIX, par value $0.0001 per share.

“CCIX Class B Ordinary Shares” are to the Class B ordinary shares of CCIX, par value $0.0001 per share.

“CCIX current articles of association” are to CCIX’s amended and restated memorandum and articles of association in effect as of the date of this proxy statement/prospectus.

“CCIX Founder Shares” are to CCIX Class B Ordinary Shares initially purchased by the Sponsor and the Class A Ordinary Shares that will be issued upon the conversion of such CCIX Class B Ordinary Shares prior to the Domestication.

“CCIX IPO” means the initial public offering of 28,750,000 CCIX public units, including 3,750,000 CCIX public units under the underwriters’ over- allotment option, which closed on May 6, 2024.

“CCIX Net Tangible Asset closing condition” means the closing condition in the Merger Agreement that requires CCIX to have at least $5,000,001 of net tangible assets as of the Closing.

“CCIX Ordinary Shares” collectively, are to the CCIX Class A Ordinary Shares and the CCIX Class B Ordinary Shares.

“CCIX private placement shares” are to the Class A Ordinary Shares included within the CCIX private placement units.

“CCIX private placement units” are to the units issued to the Sponsor in the private placement that occurred simultaneously with the closing of the CCIX IPO.

“CCIX private placement warrants” are to the warrants (i.e., one-quarter warrant for each Class A Ordinary Share) included within the CCIX private placement units.

“CCIX public shares” are to shares of Class A Ordinary Shares sold as part of the CCIX public units sold in the CCIX IPO.

“CCIX public shareholders” are to the holders of CCIX public shares. CCIX public shareholders includes the Sponsor and the CCIX officers or directors to the extent that the Sponsor and/or CCIX’s officers or directors hold CCIX public shares, provided that each of their status as a CCIX public shareholder will only exist with respect to such CCIX public shares.

“CCIX public units” are to the CCIX public units sold in the CCIX IPO, all of which (other than 241,624 as of the date hereof) have been separated into CCIX public shares and CCIX public warrants.

“CCIX public warrants” are to the warrants (i.e., one-quarter warrant for each Class A Ordinary Share) sold as part of the CCIX public units sold in the CCIX IPO.

“CCIX record date” are to the close of business on January 7, 2026.

“CCIX Units” are to the CCIX public units and CCIX private placement units.

“CCIX Warrants” are to the CCIX public warrants and CCIX private placement warrants.

“Change in Control” are to (1) a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of the Post-Closing Company with or into any other corporation or other entity) in which the equity securities of the Post-Closing Company, its successor, or the surviving entity of such business combination or other transaction are not registered under the Exchange Act or listed or quoted for trading on a national securities exchange, (2) a sale, lease, exchange or other transfer (including a merger) in one transaction or a series of related transactions of assets representing 50% or more of the value of the Post-Closing Company’s assets (including other subsidiaries of the Post-Closing Company) to a third party that is not an affiliate of the Sponsor (or a group of third parties that are not affiliates of the Sponsor), (3) the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of the Post-Closing Company’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of the Post-Closing Company (it being understood that, for the purposes of this clause (4), a bona fide equity financing shall not be considered a Change in Control) or (5) a merger, consolidation or other business combination with or involving the Post-Closing Company (or any subsidiary or subsidiaries that alone or together represent 50% or more of the value of the Post-Closing Company’s assets) that results in the stockholders of the Post-Closing Company immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than 50% of the voting power of the Post-Closing Company (or such subsidiary or subsidiaries) or of any successor or surviving entity thereof or of any acquiring entity (or parent thereof), as applicable, immediately following the consummation of such transaction or series of related transactions.

“Citi” are to Citigroup Global Markets Inc.

“Closing” are to the closing of the business combination.

“Closing Date” are to the date the Closing occurs.

“Code” are to the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” are to the Companies Act (As Revised) of the Cayman Islands.

“completion window” are to the period following the completion of the CCIX IPO at the end of which, if CCIX has not completed an initial business combination, it will redeem 100% of the CCIX public shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and less up to $100,000 of such accrued interest to pay dissolution expenses), divided by the number of then outstanding CCIX public shares, subject to applicable law and certain conditions. The completion window ends on May 6, 2026 (or by August 6, 2026 if CCIX has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by May 6, 2026).

“condition precedent proposal” are to, collectively, the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal and the director election proposal.

“Conversion” are to the conversion immediately prior to the Closing of (1) all shares of PlusAI preferred stock into shares of PlusAI common stock in accordance with the terms of PlusAI’s current certificate of incorporation and (2) all PlusAI SAFEs into shares of PlusAI common stock in accordance with the terms thereof, in each case pursuant to the terms of the Merger Agreement.

“Court” are to the Delaware Court of Chancery.

“DGCL” are to the Delaware General Corporation Law, as amended.

“Dissenting Shares” are to the shares of PlusAI capital stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders (including beneficial owners) that neither voted in favor of the Merger nor consented thereto in writing and that have demanded properly in writing appraisal or dissenters’ rights for such shares of PlusAI capital stock in accordance with the DGCL or who shall have validly exercised a redemption right for such shares of PlusAI capital stock under PlusAI’s current certificate of incorporation.

“Domestication” are to the deregistration of CCIX as an exempted company registered under the laws of the Cayman Islands and registration by way of continuation and domestication of CCIX into a Delaware corporation under the applicable provisions of the CCIX current articles of association, the Companies Act and the DGCL. The term “Domestication” includes all matters and necessary or ancillary changes in order to effect such domestication, including the adoption of the Proposed Certificate of Incorporation (a form of which is attached to this proxy statement/prospectus as Annex B) consistent with the DGCL and changing the name of the registered agent and the address of the registered office of CCIX.

“domestication proposal” are to the proposal to be considered at the extraordinary general meeting to approve by special resolution the Domestication.

“Earnout Period” are to the time period commencing on the Closing Date and ending on the earlier of (1) the five-year anniversary of the Closing Date and (2) a Change in Control.

“Earnout Shares” are to up to an aggregate of 15,000,000 shares of Post-Closing Company common stock that will be issued to Eligible PlusAI Equityholders upon the occurrence of an Earnout Triggering Event during the Earnout Period.

“Earnout Triggering Event I” are to the earliest of the following to occur during the Earnout Period: (1) the date on which the VWAP of one share of Post-Closing Company Class A common stock is greater than or equal to $12.00 per share for 15 trading days within any 180 consecutive trading day period or (2) a Change in Control of the Post-Closing Company pursuant to which stockholders of Post-Closing Company Class A common stock have the right to receive consideration implying a price per share greater than or equal to $12.00 or, in the case of a Change in Control where the holders of Post-Closing Company Class A common stock do not receive consideration, the price per share of Post-Closing Company Class A common stock implied by such transaction (as determined in good faith by the board of directors of the Post-Closing Company) is greater than or equal to $12.00.

“Earnout Triggering Event II” are to the earliest of the following to occur during the Earnout Period: (1) the date on which the VWAP of one share of Post-Closing Company Class A common stock is greater than or equal to $14.00 per share for 15 trading days within any 180 consecutive trading day period or (2) a Change in Control of the Post-Closing Company pursuant to which stockholders of Post-Closing Company Class A common stock have the right to receive consideration implying a price per share greater than or equal to $14.00 or, in the case of a Change in Control where the holders of Post-Closing Company Class A common stock do not receive consideration, the price per share of Post-Closing Company Class A common stock implied by such transaction (as determined in good faith by the board of directors of the Post-Closing Company) is greater than or equal to $14.00.

“Earnout Triggering Event III” are to the earliest of the following to occur during the Earnout Period: (1) the date on which the closing VWAP of one share of Post-Closing Company Class A common stock is greater than or equal to $16.00 per share for 15 trading days within any 180 consecutive trading day period or (2) a Change in Control of the Post-Closing Company pursuant to which stockholders of Post-Closing Company Class A common stock have the right to receive consideration implying a price per share greater than or equal to $16.00 or, in the case of a Change in Control where the holders of Post-Closing Company Class A common stock do not receive consideration, the price per share of Post-Closing Company Class A common stock implied by such transaction (as determined in good faith by the board of directors of the Post-Closing Company) is greater than or equal to $16.00.

“Earnout Triggering Events” are to Earnout Triggering Event I, Earnout Triggering Event II and Earnout Triggering Event III, collectively.

“Effective Time” are to the date and time that the merger of Merger Sub I with and into PlusAI becomes effective pursuant to the terms of the Merger Agreement.

“Eligible PlusAI Equityholder” are to all persons that hold one or more shares of PlusAI common stock as of immediately prior to the Effective Time (after giving effect to the Conversion).

“Equity Value” are to the sum of (1) $1,200,000,000 plus (2) the amount of any net proceeds raised by PlusAI prior to the consummation of the Transactions through a Permitted Equity Financing minus (3) the amount, if any, by which the aggregate PlusAI transaction expenses exceeds $12,000,000.

“ESPP” are to the proposed PlusAI Holdings, Inc. 2026 Employee Stock Purchase Plan, a copy of which is attached to this proxy statement/prospectus as Annex E.

“Exchange Act” are to the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” are to the quotient, rounded to the nearest thousandth (0.001), obtained by dividing (1) the Per Share Equity Value by (2) $10.00.

“Excluded Shares” are to the shares of PlusAI capital stock held in PlusAI’s treasury or owned by CCIX, Merger Sub I or PlusAI immediately prior to the Effective Time.

“existing registration rights agreement” are to the Registration Rights Agreement, dated May 1, 2024, between CCIX and certain other security holders named therein, in connection with the CCIX IPO.

“extraordinary general meeting” are to the extraordinary general meeting of shareholders of CCIX, to be held via live webcast at 9:00 a.m. Eastern Time, on February 3, 2026. For purposes of Cayman Islands law and the CCIX current articles of association, the physical location of the extraordinary general meeting will be Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019.

“GAAP” are to accounting principles generally accepted in the United States of America.

“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan” are to the proposed PlusAI Holdings Inc. 2026 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D.

“Insiders” are to Michael Klein, Jay Taragin, Stephen Murphy, William Sherman, and Paul Lapping.

“IPO Promissory Note” are to that certain Promissory Note, dated as of December 18, 2023, made by CCIX to the Sponsor, for the principal sum of up to $600,000.

“IRS” are to the Internal Revenue Service.

“Lockup Release Trigger Event I” are to the date on which the VWAP of the Post-Closing Company Class A common stock on the Nasdaq, or such other securities exchange where Post-Closing Company Class A common stock is primarily listed or quoted, equals or exceeds $12.00 for any 15 trading days within any 180 consecutive trading day period.

“Lockup Release Trigger Event II” are to the date on which the VWAP of the Post-Closing Company Class A common stock on the Nasdaq, or such other securities exchange where Post-Closing Company Class A common stock is primarily listed or quoted, equals or exceeds $14.00 for 15 trading days within any 360 consecutive trading day period.

“Lockup Release Triggering Events” are to Lockup Release Trigger Event I and Lockup Release Trigger Event II, collectively.

“Maximum Redemption Scenario” or “Maximum Redemptions” are to the scenario that illustrates the largest number of redemptions by CCIX public shareholders that can occur while satisfying the CCIX Net Tangible Asset closing condition under the Merger Agreement.

“Merger” are to the merger of Merger Sub I with and into PlusAI, with PlusAI continuing as the surviving corporation and, immediately thereafter, the merger of the surviving company with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and a wholly owned subsidiary of CCIX, collectively.

“Merger Agreement” are to that certain Agreement and Plan of Merger and Reorganization, dated as of June 5, 2025, by and among CCIX, PlusAI, Merger Sub I, and Merger Sub II, as amended by Amendment No. 1 and Amendment No. 2 and as the same may be further amended, modified, supplemented or waived from time to time.

“Merger Sub I” are to AL Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of CCIX.

“Merger Sub II” are to AL Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of CCIX.

“MKA” are to M. Klein Associates, Inc., a New York corporation.

“No Redemption Scenario” or “No Redemptions” are to the scenario that illustrates the consummation of the Transactions with no CCIX public shareholders exercising their redemption rights.

“Nasdaq” are to the Nasdaq Stock Market.

“ordinary resolution” are to a resolution (a) passed by a simple majority of such holders of outstanding CCIX Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the CCIX and where a poll is taken regard shall be had in computing a majority to the number of votes to which each holder of outstanding CCIX Ordinary Shares is entitled; or (b) approved in writing by all of the holders of outstanding CCIX Ordinary Shares entitled to vote at a general meeting of the CCIX (or such lower threshold as may be allowed under the Companies Act from time to time) in one or more instruments each signed by one or more of such holders of outstanding CCIX Ordinary Shares and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Penny Options” are to common stock options granted to third parties with the exercise price equal to the par value of the underlying share and fully vested at issuance.

“Per Share Equity Value” are to the quotient, rounded to the nearest $0.01, obtained by dividing (1) the sum of (a) the Equity Value plus (b) the aggregate exercise price of all PlusAI options to the extent outstanding and vested as of immediately prior to the Effective Time by (2) the PlusAI Total Shares.

“Permitted Equity Financing” are to certain sales by PlusAI of its equity securities in a bona fide equity financing transaction not to exceed $50,000,000 in the aggregate, unless otherwise agreed in writing between CCIX and PlusAI, subject to certain limitations set forth in the Merger Agreement.

“permitted withdrawals” are to amounts withdrawn by CCIX from account trust account to (1) fund CCIX’s working capital requirements, subject to an annual limit of $1,000,000, and (2) pay CCIX’s taxes, notwithstanding the $1,000,000 annual limitation applicable to working capital withdrawals; all permitted withdrawals may only be made from interest and not from the principal held in the trust account.

“PIPE Investment” are to the potential sale of shares of Post-Closing Company Class A common stock or securities convertible into Post-Closing Company Class A common stock in one or more private placements that may be consummated prior to or substantially concurrently with the Closing. As of the date of this proxy statement/prospectus, no binding agreement has been executed with respect to any PIPE Investment and there can be no assurances that any PIPE Investment shall be consummated prior to Closing.

“PlusAI” are to Plus Automation, Inc., a Delaware corporation, prior to the Effective Time (or, as expressly stated in this proxy statement/prospectus or the context otherwise requires, the Post-Closing Company).

“PlusAI Board” are to the board of directors of PlusAI.

“PlusAI capital stock” are to PlusAI common stock and PlusAI preferred stock.

“PlusAI Class A common stock” are to PlusAI’s Class A common stock, par value $0.0001 per share.

“PlusAI Class B common stock” are to PlusAI’s Class B common stock, par value $0.0001 per share.

“PlusAI common stock” are to PlusAI’s Class A common stock and Class B common stock.

“PlusAI LV preferred stock” are to PlusAI Series A-3-X preferred stock, PlusAI Series A-4-X preferred stock and PlusAI Series B-X preferred stock, collectively and shares of PlusAI common stock resulting from the conversion thereof.

“PlusAI options” are to all issued and outstanding options to purchase or otherwise acquire shares of PlusAI common stock (whether or not vested) held by any person, including PlusAI stock options granted under the 2017 Plan and 2021 Plan.

“PlusAI preferred stock” are to, collectively, PlusAI Series A-1 preferred stock, PlusAI Series A-2 preferred stock, PlusAI Series A-3-X preferred stock, PlusAI Series A-4 preferred stock, PlusAI Series A-4-X preferred stock, PlusAI Series B preferred stock, PlusAI Series B-X preferred stock, and PlusAI Series C preferred stock.

“PlusAI stockholder” means holder of PlusAI preferred stock, which includes holders of PlusAI preferred stock, PlusAI common stock and PlusAI SAFEs, that, pursuant to the Conversion, are converted to PlusAI common stock immediately prior to the Merger.

“PlusAI RSUs” are to all issued and outstanding restricted stock units corresponding to shares of PlusAI common stock (whether or not vested) held by any person, including PlusAI RSUs granted under the 2017 Plan and 2021 Plan.

“PlusAI SAFEs” are to the simple agreements for future equity between PlusAI and the investors party thereto.

“PlusAI Series A-1 preferred stock” are to PlusAI’s Series A-1 preferred stock, par value $0.0001 per share.

“PlusAI Series A-2 preferred stock” are to PlusAI’s Series A-2 preferred stock, par value $0.0001 per share.

“PlusAI Series A-3-X preferred stock” are to PlusAI’s Series A-3-X preferred stock, par value $0.0001 per share.

“PlusAI Series A-4 preferred stock” are to PlusAI’s Series A-4 preferred stock, par value $0.0001 per share.

“PlusAI Series A-4-X preferred stock” are to PlusAI’s Series A-4-X preferred stock, par value $0.0001 per share.

“PlusAI Series B preferred stock” are to PlusAI’s Series B preferred stock, par value $0.0001 per share.

“PlusAI Series B-X preferred stock” are to PlusAI’s Series B-X preferred stock, par value $0.0001 per share.

“PlusAI Series C preferred stock” are to PlusAI’s Series C preferred stock, par value $0.0001 per share.

“PlusAI Total Shares” are to the sum of (1) the aggregate number of issued and outstanding shares of PlusAI common stock as of immediately prior to the Effective Time after giving effect to the Conversion, calculated on an as-converted to PlusAI common stock basis, (2) the aggregate number of shares of PlusAI common stock issuable upon the exercise of all PlusAI options to the extent outstanding and vested as of immediately prior to the Effective Time, (3) the aggregate number of shares of PlusAI common stock issuable upon the settlement of PlusAI RSUs outstanding as of immediately prior to the Effective Time and that will vest in full solely as a result of the consummation of the Merger, and (4) the aggregate number of shares of PlusAI common stock issuable as of immediately prior to the Effective Time upon the exercise of all PlusAI warrants (on a net issuance basis) to the extent outstanding and vested as of immediately prior to the Effective Time, calculated on an as-converted to PlusAI common stock basis.

“PlusAI Voting and Support Agreements” are to those certain Voting and Support Agreements by and among CCIX, PlusAI and certain PlusAI stockholders (as may be amended, modified, supplemented or waived from time to time).

“PlusAI warrants” are to all issued and outstanding warrants exercisable for PlusAI common stock or PlusAI preferred stock (whether or not vested) held by any person.

“PlusAI’s current bylaws” are to PlusAI’s bylaws in effect as of the date of this proxy statement/prospectus.

“PlusAI’s current certificate of incorporation” are to PlusAI’s amended and restated certificate of incorporation in effect as of the date of this proxy statement/prospectus.

“Post-Closing Company” are to PlusAI Holdings, Inc., the public entity (formerly named Churchill Capital Corp IX) following the consummation of the business combination.

“Post-Closing Company assumed warrants” are to all issued and outstanding warrants to purchase shares of Post-Closing Company Class A common stock immediately following the Closing of the Merger as a result of the assumption by the Post-Closing Company of PlusAI warrants in accordance with the terms of the Merger Agreement.

“Post-Closing Company Board” are to the board of directors of the Post-Closing Company.

“Post-Closing Company Class A common stock” are to shares of Class A common stock, par value $0.0001 per share, of the Post-Closing Company.

“Post-Closing Company Class B common stock” are to shares of Class B common stock, par value $0.0001 per share, of the Post-Closing Company.

“Post-Closing Company common stock” are to shares of Post-Closing Class A common stock and Post-Closing Class B common stock.

“Post-Closing Company options” are to all issued and outstanding options to purchase shares of Post-Closing Company common stock, including PlusAI options assumed by the Post-Closing Company that become an option to purchase shares of Post-Closing Company common stock in accordance with the terms of the Merger Agreement.

“Post-Closing Company preferred stock” are to the Post-Closing Company’s preferred stock, par value $0.0001 per share.

“Post-Closing Company public warrants” are to all issued and outstanding warrants to purchase shares of Post-Closing Company Class A common stock immediately following the Closing of the Merger as a result of the conversion of CCIX public warrants in connection with the Domestication and the Merger in accordance with the terms of the Merger Agreement.

“Post-Closing Company RSUs” are to the Post-Closing Company’s restricted stock units.

“Post-Closing Company warrants” are to the Post-Closing Company public warrants and Post-Closing Company assumed warrants.

“pro forma” are to giving pro forma effect to the Transactions and the other related events contemplated by the Merger Agreement.

“Proposed Bylaws” are to the proposed amended and restated bylaws of the Post-Closing Company in the form attached as Annex C.

“Proposed Certificate of Incorporation” are to the proposed second amended and restated certificate of incorporation of the Post-Closing Company in the form attached hereto as Annex B. CCIX will be renamed PlusAI Holdings, Inc. pursuant thereto.

“redemption rights” are to the rights of eligible CCIX public shareholders’ demand that CCIX redeem their CCIX public shares for cash in an amount equal to their pro rata portion of the funds held in the trust account, net of certain permitted withdrawals, if the business combination is consummated.

“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement, to be effective as of the Closing Date, by and among the Post-Closing Company, certain CCIX shareholders and certain PlusAI stockholders.

“Restructuring” are to the series of transactions consummated on July 31, 2023 by PlusAI Corp and all of its then shareholders which ultimately resulted in the divestiture of its operating entity in the People’s Republic of China, Plus PRC Holdings Ltd.

“Securities Act” are to the Securities Act of 1933, as amended.

“SPAC Material Adverse Effect” are to, with respect to CCIX, a material adverse effect on: (1) the ability of CCIX, Merger Sub I, or Merger Sub II to enter into the Merger Agreement or any Transaction Agreement and perform its respective obligations thereunder or consummate the Transactions or (2) the business, condition (financial or otherwise), assets, liabilities or operations of CCIX; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect under this clause (3): (a) any change in applicable laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currently or market conditions generally, (c) any actions taken or not taken by CCIX, or such other changes or events, in each case, which (i) PlusAI has consented in writing or (ii) are required by the Merger Agreement and (d) the announcement or the execution of the Merger Agreement, the pendency or consummation of the Merger or the performance of the Merger Agreement.

“special resolution” means a special resolution of CCIX passed in accordance with the Companies Act, being a resolution: (1) passed by a majority of not less than two-thirds, other than with respect to amending either of Articles 22.5 or 27(d) of the CCIX current articles of association (except where such amendment is proposed in respect of the consummation of the business combination) where such majority shall be at least 90%, of such holders of outstanding CCIX Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of CCIX of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each holder of outstanding CCIX Ordinary Shares is entitled; or (2) approved in writing by all of the holders of outstanding CCIX Ordinary Shares entitled to vote at a general meeting of CCIX (or such lower threshold as may be allowed under the Companies Act from time to time) in one or more instruments each signed by one or more of such holder of outstanding CCIX Ordinary Shares and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Sponsor” are to Churchill Sponsor IX, LLC, a Delaware limited liability company and an affiliate of MKA in which certain of CCIX’s directors and officers hold membership interests.

“Sponsor Agreement” are to the Amended and Restated Letter Agreement, dated as of June 5, 2025, as amended by the Sponsor Agreement Amendment, by and among CCIX, the Sponsor and the Insiders.

“Sponsor Agreement Amendment” are to the Amendment to the Sponsor Agreement, dated as of September 18, 2025, by and among CCIX, the Sponsor and the Insiders.

“Sponsor Lockup” are to the contractual restrictions on transfers of CCIX Founder Shares and CCIX private placement units by the Sponsor and Insiders, generally prohibiting transfers for six months after Closing (in the case of the CCIX Founder Shares) and 30 days after Closing (in the case of the CCIX private placement units), subject to limited exceptions.

“SuperDrive” is to PlusAI’s flagship product, a proprietary AI‑based software platform that enables L4 autonomous driving for heavy‑duty trucks.

“Transaction Agreements” or “related agreements” are to the Merger Agreement, the Sponsor Agreement, the Registration Rights Agreement, the PlusAI Voting and Support Agreements, the Proposed Bylaws and the Proposed Certificate of Incorporation and all of the agreements, documents, instruments and certificates entered into in connection with such documents and any and all exhibits and schedules thereto.

“Transactions” are to the Merger, together with the other transactions contemplated by the Merger Agreement and the related agreements.

“trust account” are to the trust account of CCIX that holds the proceeds from the CCIX IPO.

“Working Capital Loans” are to the unsecured promissory note to potentially be issued by CCIX to the Sponsor in an aggregate principal amount of up to $1,500,000.

“VWAP”, for any security as of any trading day, are to the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such shall be the fair market value per share on such day as reasonably determined by the Post-Closing Company Board (including for the avoidance of doubt a duly authorized committee thereof).

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

This summary term sheet, together with the sections entitled “Questions and Answers About the Business Combination” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the extraordinary general meeting, as applicable. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

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Churchill Capital Corp IX, a Cayman Islands exempted company (“CCIX,” “we,” “us,” or “our”), is a special purpose acquisition company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
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On May 6, 2024, CCIX consummated its initial public offering (the “CCIX IPO”) of 28,750,000 units (“CCIX public units”), including 3,750,000 CCIX public units under the underwriters’ over- allotment option. Each CCIX public unit consists of one Class A ordinary share of CCIX, par value $0.0001 per share (the “ CCIX Class A Ordinary Shares”), and one-quarter of one redeemable warrant of CCIX (each, a “CCIX public warrant”), with each whole CCIX public warrant entitling the holder thereof to purchase one Class A Ordinary Share for $11.50 per share. The CCIX public units were sold at a price of $10.00 per unit, generating gross proceeds to CCIX of $287,500,000. Simultaneously with the consummation of the CCIX IPO, CCIX consummated the private placement of 725,000 units (the “CCIX private placement units”) at a price of $10.00 per unit, generating total proceeds of $7,250,000. Transaction costs amounted to $14,560,986, consisting of $5,750,000 of upfront discount to the underwriters, $10,062,500 of deferred underwriting fees, and $557,236 of other offering costs, offset by a reimbursement from the underwriters of $1,808,750.
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Following the consummation of the CCIX IPO, $287,500,000 was deposited into a U.S.-based trust account with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for the CCIX IPO, excluding permitted withdrawals of up to $1,000,000 per year to fund CCIX’s working capital requirements, these proceeds will not be released until the earlier of the completion of an initial business combination and CCIX’s redemption of 100% of the outstanding CCIX public shares upon its failure to consummate an initial business combination within the completion window.
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Plus Automation, Inc., a Delaware corporation (“PlusAI”), is an AI-first autonomous driving software company that aims to deliver physical AI to the heavy trucking industry at scale. See the sections entitled “Information About Plus Automation, Inc.,” “PlusAI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Board of Directors and Management After the Business Combination.”
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On June 5, 2025, CCIX entered into the Merger Agreement, which, among other things, provides for the merger of Merger Sub I with and into PlusAI, with PlusAI continuing as the surviving corporation and a wholly owned subsidiary of CCIX, and immediately thereafter, the merger of PlusAI with and into Merger Sub II, with Merger Sub II continuing as the surviving entity as a wholly owned subsidiary of CCIX (collectively, the “Merger” and, together with the other transactions contemplated by the Merger Agreement and the related agreements, the “Transactions” or the “business combination”).
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Subject to the terms of the Merger Agreement, the value of the aggregate consideration to be paid to PlusAI stockholders and holders of PlusAI SAFEs, vested PlusAI RSUs, vested PlusAI options and vested PlusAI warrants, will be (1) (a) $1,200,000,000 plus (b) the amount of any net proceeds raised by PlusAI prior to the consummation of the Transactions (the “Closing”) through certain sales of its equity securities in a bona fide equity financing transaction (subject to certain limitations, a “Permitted Equity Financing”) minus (c) the amount if any by which the PlusAI transaction expenses exceed $12,000,000 (the sum of (a), (b) and (c), the “Equity Value”), which consideration will be paid entirely in shares of common stock, par value $0.0001 per share, of the Post-Closing Company (the “Post-Closing Company common stock”), in an amount equal to $10.00 per share, in addition to (2) the contingent right to receive up to an aggregate of 15,000,000 shares of Post-Closing Company common stock, which will be issued to certain eligible holders of pre-Closing securities of PlusAI during the five-year period following the Closing (the “Earnout Period”), in three equal separate tranches (such shares, the “Earnout Shares”), upon the satisfaction of certain price targets, which will be based upon (a) the volume-weighted average price of one share of Post-Closing Company Class A common stock as quoted on the Global Market tier of the Nasdaq Stock Market (“Nasdaq”) or the exchange on which the shares of Post-Closing Company Class A common stock are then traded, for any 15 trading days within any 180 consecutive trading day period within the Earnout Period or (b) if the Post-Closing Company undergoes a Change in Control, the price per share received by stockholders of the Post-Closing Company in such Change in Control transaction (or if consideration is not received by stockholders of the Post-Closing Company, the price per share implied by such transaction). At the Effective Time, each share of PlusAI common stock issued and outstanding immediately prior to the Closing (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and exchanged for the right to receive a number of shares of Post-Closing Company common stock equal to the Exchange Ratio, which is based on the Per Share Equity Value (calculated in accordance with the Merger Agreement). Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, we estimate that the Exchange Ratio will be approximately 0.0700 shares of Post-Closing Company common stock for each issued and outstanding share of PlusAI common stock; see the section entitled “Proposal No. 1 — The Business Combination Proposal — General — Structure of the Transactions.”
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Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, at the Closing, we estimate that approximately 113,036,645 shares of Post-Closing Company common stock will be issued to holders of PlusAI common stock in the Merger, in exchange for all outstanding shares of PlusAI common stock (including shares of PlusAI common stock resulting from the conversion of PlusAI preferred stock and PlusAI SAFEs immediately prior to the Closing). We also estimate that we will reserve for issuance up to (1) 7,924,484 shares of Post-Closing Company common stock in respect of the PlusAI options and unvested PlusAI RSUs assumed pursuant to the terms of the Merger Agreement and (2) 29,449,168 shares of Post-Closing Company common stock in respect of the PlusAI warrants assumed pursuant to the terms of the Merger Agreement. The reserved shares referred to in clause (1) of the immediately preceding sentence are not included in the 201,517,063 shares the sale and issuance of which are registered by this registration statement, are not subject to registration rights but will be registered in a registration statement on Form S-8 to the extent that such PlusAI options and unvested PlusAI RSUs were granted to service providers of PlusAI. Additionally, we will issue to Eligible PlusAI Equityholders up to an aggregate of 15,000,000 shares of Post-Closing Company Class A common stock to Eligible PlusAI Equityholders upon the occurrence of an Earnout Triggering Event during the Earnout Period. See the section entitled “Proposal No. 1 — The Business Combination Proposal — General — Merger Consideration.”
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Upon completion of the business combination, (1) PlusAI stockholders are expected to hold an ownership interest of 75.51% of the issued and outstanding Post-Closing Company common stock, (2) the Sponsor is expected to hold an ownership interest of 5.29% of the issued and outstanding Post-Closing Company common stock and (3) CCIX public shareholders are expected to hold an ownership interest of 19.21% of the issued and outstanding Post-Closing Company common stock. These levels of ownership interest (1) reflect the fact that $1,000,000 of Permitted Equity Financing has occurred to date, and assumes no additional Permitted Equity Financing will occur prior to completion of the business combination, (2) assume that (a) no CCIX public shareholder exercises their redemption rights in connection with the Transactions, (b) no CCIX Class A Common Stock is issued to the Sponsor in connection with the conversion of unpaid amounts under the Working Capital Loans, and (c) there are no other issuances of equity interests of CCIX or PlusAI and (3) do not take into account (a) any assumed PlusAI options that may be exercised after the consummation of the business combination, for which an estimated 4,705,269 shares of Post-Closing Company common stock are expected to be reserved, (b) any assumed unvested PlusAI RSUs that may vest after the consummation of the business combination, for which an estimated 3,219,215 shares of Post-Closing Company stock are expected to be reserved, (c) any assumed PlusAI warrants that may be exercised after the consummation of the business combination, for which an estimated 29,449,168 shares of Post-Closing Company stock are expected to be reserved, (d) any Earnout Shares (up to an aggregate of 15,000,000 shares) that may be issued upon the occurrence of an Earnout Triggering Event during the Earnout Period, or (e) the potential issuance of any shares of Post-Closing Company common stock reserved for issuance under the Post-Closing Company 2026 Equity Incentive Plan (the “Incentive Plan”) and Post-Closing Company 2026 Employee Stock Purchase Plan (the “ESPP”). The estimated Exchange Ratio of 0.0700 reflects PlusAI capital stock outstanding of September 30, 2025 and PlusAI SAFEs outstanding as of January 12, 2026. If the actual facts are different from these assumptions, CCIX public shareholders’ percentage ownership in the Post-Closing

Company will be different. For a table illustrating each scenario, see “Questions and Answers about the Business Combination — Questions and Answers for CCIX shareholders about the extraordinary general meeting and the business combination — What equity stake will current CCIX shareholders and PlusAI stockholders hold in the Post-Closing Company immediately after the consummation of the business combination?”
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CCIX management and the CCIX Board considered various factors in determining whether to approve the Merger Agreement, the related agreements to which CCIX is a party and the Transactions, including the Domestication and Merger. For more information about the reasons that the CCIX Board considered in determining its recommendation, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The CCIX Board’s Reasons for Approval of the Transactions.” When you consider the CCIX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCIX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” for additional information. The CCIX Board was aware of and considered these interests, among other matters, including the fairness opinion of Ocean Tomo, in evaluating and negotiating the Transactions and in recommending to CCIX shareholders that they vote “FOR” the proposals presented at the extraordinary general meeting.
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At the extraordinary general meeting, CCIX shareholders will be asked to consider and vote on the following proposals:
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a proposal to approve by ordinary resolution the Merger Agreement and business combination — we refer to this proposal as the “business combination proposal.” Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;
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a proposal to approve, on a non-binding advisory basis, by special resolution the transfer of the registration of CCIX by way of continuation from the Cayman Islands to the State of Delaware— we refer to this proposal as the “domestication proposal.” Please see the section entitled “Proposal No. 2 — The Domestication Proposal”;
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a proposal to approve, on a non-binding advisory basis, by special resolution, and adopt with effect from the Domestication the Proposed Certificate of Incorporation and Proposed Bylaws of CCIX — we refer to this proposal as the “organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 3 — The Organizational Documents Proposal”;
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proposals to approve, on a non-binding advisory basis and as required by the applicable SEC guidance, by ordinary resolution, certain of the material differences between CCIX’s current articles of association and the Proposed Certificate of Incorporation and the Proposed Bylaws — we refer to these proposals as the “advisory organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 4 — The Advisory Organizational Documents Proposal”;
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a proposal to approve, by ordinary resolution, including for purposes of complying with applicable Nasdaq Listing Rules, the issuance of shares of common stock of the Post-Closing Company following the Domestication in connection with the Merger — we refer to this proposal as the “stock issuance proposal.” Please see the section entitled “Proposal No. 5 — The Stock Issuance Proposal”;
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a proposal to approve by ordinary resolution the Incentive Plan and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal”;

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a proposal to approve by ordinary resolution the ESPP and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached to this proxy statement/prospectus as Annex E. Please see the section entitled “Proposal No. 7 — The ESPP Proposal”;
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a proposal to approve, by ordinary resolution, on a non-binding advisory basis, the election of directors to serve staggered terms on the Post-Closing Company Board following the consummation of the business combination until immediately following the date of the 2027, 2028 and 2029 annual stockholder meetings, as applicable, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death — we refer to this proposal as the “director election proposal” and, collectively with the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal and the ESPP proposal, the “condition precedent proposals.” Please see the section entitled “Proposal No. 8 — The Director Election Proposal”; and
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a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals at the extraordinary general meeting— we refer to this proposal as the “adjournment proposal.” Please see the section entitled “Proposal No. 9 — The Adjournment Proposal.”
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Upon consummation of the business combination, it is expected that each Class I director will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2027, each Class II director will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2028 and each Class III director will have a term that expires at the annual meeting of stockholders of the Post-Closing Company in 2029, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Please see the sections entitled “Proposal No. 8 — The Director Election Proposal” and “Management After the Business Combination” for additional information.
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An assumed Closing Date of February 6, 2026 has been used throughout this proxy statement/prospectus for illustrative purposes only and is not intended to be a projection of the actual Closing Date.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the extraordinary general meeting and the proposals to be presented at the extraordinary general meeting, including with respect to the business combination proposal. The following questions and answers do not include all the information that is important to CCIX shareholders, who are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the business combination.

Questions and Answers for CCIX shareholders about the extraordinary general meeting and the business combination

Q.
Why am I, a CCIX shareholder, receiving this proxy statement/prospectus?
A.
CCIX and PlusAI have agreed to (1) the transfer of the registration of CCIX by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”), and (2) following the Domestication, the merger of Merger Sub I with and into PlusAI, with PlusAI surviving such merger as a wholly owned subsidiary of CCIX, and immediately thereafter, PlusAI will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (collectively, the “Merger”) pursuant to the terms of the Merger Agreement (the Merger, together with the other transactions contemplated by the Merger Agreement and the related agreements, the “Transactions” or the “business combination”). A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and CCIX encourages its shareholders to read it in its entirety. PlusAI stockholders are being asked, among other things, to consider and vote upon a proposal to approve and adopt the Merger Agreement and the related agreements to which CCIX is a party and to approve the Merger and the other Transactions (the “business combination proposal”). Please see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

This proxy statement/prospectus and its Annexes contain important information about the business combination proposal and the other matters and proposals to be acted upon at the extraordinary general meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy card as soon as possible after carefully reviewing this proxy statement/prospectus, its Annexes and the other documents referred to herein.

Q.
When and where is the extraordinary general meeting?
A.
The extraordinary general meeting will be held via live webcast on February 3, 2026 at 9:00 a.m. Eastern Time. The extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitalix/2026, where you will be able to listen to the meeting live, ask questions and vote during the meeting. For the purposes of Cayman Islands law and the CCIX current articles of association, the physical location of the extraordinary general meeting will be Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019.
Q.
What are the proposals on which I am being asked to vote at the extraordinary general meeting?
A.
CCIX shareholders will be asked to consider and vote on the following proposals at the extraordinary general meeting:
1.
a proposal to approve by ordinary resolution the Merger Agreement and business combination — we refer to this proposal as the “business combination proposal.” Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;

2.
a proposal to approve, on a non-binding advisory basis, by special resolution the transfer of the registration of CCIX by way of continuation from the Cayman Islands to the State of Delaware— we refer to this proposal as the “domestication proposal.” Please see the section entitled “Proposal No. 2 — The Domestication Proposal”;
3.
a proposal to approve, on a non-binding advisory basis, by special resolution, and adopt with effect from the Domestication the Proposed Certificate of Incorporation and Proposed Bylaws of CCIX — we refer to this proposal as the “organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 3 — The Organizational Documents Proposal”;
4.
proposals to approve, on a non-binding advisory basis and as required by the applicable SEC guidance, by ordinary resolution, certain of the material differences between CCIX’s current articles of association and the Proposed Certificate of Incorporation and the Proposed Bylaws – we refer to these proposals as the “advisory organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 4 — The Advisory Organizational Documents Proposal”;
5.
a proposal to approve, by ordinary resolution, including for purposes of complying with applicable Nasdaq Listing Rules, the issuance of shares of common stock of the Post-Closing Company following the Domestication in connection with the Merger — we refer to this proposal as the “stock issuance proposal.” Please see the section entitled “Proposal No. 5 — The Stock Issuance Proposal”;
6.
a proposal to approve by ordinary resolution the Incentive Plan and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal”;
7.
a proposal to approve by ordinary resolution the ESPP and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached to this proxy statement/prospectus as Annex E. Please see the section entitled “Proposal No. 7 — The ESPP Proposal”;
8.
a proposal to approve, on a non-binding advisory basis, the election of directors to serve staggered terms on the Post-Closing Company Board following the consummation of the business combination until immediately following the date of the 2027, 2028 and 2029 annual stockholder meetings, as applicable, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death — we refer to this proposal as the “director election proposal” and, collectively with the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal and the ESPP proposal, the “condition precedent proposals.” Please see the section entitled “Proposal No. 8 — The Director Election Proposal”; and
9.
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals at the extraordinary general meeting— we refer to this proposal as the “adjournment proposal.” Please see the section entitled “Proposal No. 9 — The Adjournment Proposal.”

CCIX will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposals to be acted upon at the extraordinary general meeting. Shareholders should read it carefully, including its Annexes.

Consummation of the business combination is conditioned on the approval of each of the condition precedent proposals (as defined above). If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

The vote of CCIX shareholders is important. CCIX shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.
Why is CCIX proposing the business combination?
A.
CCIX was organized to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

On May 6, 2024, CCIX completed its initial public offering (the “CCIX IPO”) of CCIX public units at a price of $10.00 per unit, consisting of one share of CCIX Class A Ordinary Shares and one quarter of one warrant, raising total gross proceeds of approximately $287,500,000. Simultaneously with the closing of the CCIX IPO and pursuant to a private placement of CCIX private placement units at a price of $10.00 per unit (the “CCIX Private Placement”), raising total gross proceeds of approximately $7,250,000. Since the CCIX IPO and the CCIX Private Placement, CCIX’s activity has been limited to the evaluation of initial business combination candidates.

PlusAI was founded in 2016 by entrepreneurs with deep expertise in engineering, artificial intelligence, and machine learning. PlusAI adopted an AI‑native approach to autonomy early on, using advanced AI models in place of traditional rule-based code to enable scalable and adaptive self-driving technology. Our four founders have collectively founded and scaled six other technology companies, bringing a track record of successful execution in technology markets.

PlusAI is developing autonomous driving intelligence at global scale to create lasting value for the commercial trucking ecosystem by enhancing safety and lowering the cost of freight transportation. PlusAI develops its flagship product, SuperDrive, in partnership with OEMs. SuperDrive is designed to improve safety, efficiency, and cost-effectiveness for commercial fleets. PlusAI is targeting a 2027 commercial launch of SuperDrive in collaboration with its OEM partners; it has not yet generated revenue from SuperDrive and historical revenues are either nominal or based on discontinued operations or products.

The CCIX Board conducted extensive due diligence on PlusAI’s business, financial condition, management team, and future growth prospects in executing upon and achieving its business plan. The CCIX Board considered the results of the diligence review, including the expertise of PlusAI’s management team, the large expected market desire for autonomous vehicles, the government policy and funding support being made available to accelerate development of autonomous vehicles, PlusAI’s existing OEM partnerships, as well as its AI powered virtual driver software. As a result, CCIX believes that the business combination will provide CCIX shareholders with an opportunity to participate in the ownership of a company with growth potential. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The CCIX Board’s Reasons for Approval of the Transactions.”

Q.
Why is CCIX providing shareholders with the opportunity to vote on the business combination?
A.
Under CCIX’s current articles of association, CCIX must provide all holders of CCIX public shares with the opportunity to have their CCIX public shares redeemed upon the consummation of an initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, CCIX has elected to provide its shareholders with the opportunity to have their CCIX public shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, CCIX is seeking to obtain the approval of its shareholders of the business combination proposal in order to allow CCIX public shareholders to exercise their redemption rights in connection with the Closing.

Q.
What will happen in the business combination?
A.
Pursuant to the Merger Agreement and the related agreements, and upon the terms and subject to the conditions set forth therein, CCIX will acquire PlusAI and PlusAI will become a publicly traded company in a series of transactions we collectively refer to as the “business combination” or the “Transactions.” The business combination is comprised of (1) the transfer of the registration of CCIX by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”), and (2) following the Domestication, the merger of Merger Sub I with and into PlusAI, with PlusAI continuing as the surviving corporation, and immediately thereafter, such surviving corporation merging with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and as a wholly-owned subsidiary of CCIX. Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, we estimate that approximately 113,036,645 shares of Post-Closing Company common stock will be issued to holders of PlusAI common stock in the Merger, in exchange for all outstanding shares of PlusAI common stock (including shares of PlusAI common stock resulting from the conversion of PlusAI preferred stock and PlusAI SAFEs immediately prior to the Closing). It is also anticipated that we will reserve for issuance up to (1) 7,924,484 shares of Post-Closing Company common stock in respect of the PlusAI options and unvested PlusAI RSUs assumed pursuant to the terms of the Merger Agreement and (2) 29,449,168 shares of Post-Closing Company common stock in respect of the PlusAI warrants assumed pursuant to the terms of the Merger Agreement. The reserved shares referred to in clause (1) of the immediately preceding sentence are not included in the 201,517,063 shares the sale and issuance of which are registered by this registration statement, are not subject to registration rights but will be registered in a registration statement on Form S-8 to the extent that such PlusAI options and unvested PlusAI RSUs were granted to service providers of PlusAI. Additionally, we will issue to Eligible PlusAI Equityholders up to an aggregate of 15,000,000 shares of Post-Closing Company Class A common stock to Eligible PlusAI Equityholders upon the occurrence of an Earnout Triggering Event during the Earnout Period.
Q.
Following the business combination, will CCIX’s securities continue to trade on a stock exchange?
A.
Yes. We intend to apply to continue CCIX’s existing listing by listing the Post-Closing Company Class A common stock on the Nasdaq. In connection with the business combination, CCIX will change its name to PlusAI Holdings, Inc., and upon the Closing, we expect that Post-Closing Company Class A common stock will begin trading on the Nasdaq under the symbol “PLS” and that the Post-Closing Company warrants will begin trading on the Nasdaq under the symbol “PLSW.” Each CCIX public unit has been or will be, prior to the Closing, separated into one CCIX Class A Ordinary Share and one-quarter of one CCIX public warrant. The CCIX public units will no longer be listed on the Nasdaq following the Closing.
Q.
Will the management of PlusAI change in the business combination?
A.
We anticipate that all of the executive officers of PlusAI will remain with the Post-Closing Company. In addition, we are proposing Richard Lim and Hao Zheng to serve as the Class I directors, David C. Peterschmidt to serve as the Class II director and David Liu and Harry J. Harczak, Jr. to serve as the Class III directors of the Post-Closing Company. Each Class I director will have a term that expires at the annual meeting of shareholders of the Post-Closing Company in 2027, each Class II director will have a term that expires at the annual meeting of shareholders of the Post-Closing Company in 2028 and each Class III director will have a term that expires at the annual meeting of shareholders of the Post-Closing Company in 2029, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Please see the sections entitled “Proposal No. 8 — The Director Election Proposal” and “Management After the Business Combination” for additional information.
Q.
What equity stake will current CCIX shareholders and PlusAI shareholders hold in the Post-Closing Company immediately after the consummation of the business combination?
A.
The following table illustrates varying ownership levels and voting power in the Post-Closing Company immediately following the consummation of the business combination, excluding the dilutive effect of the potential issuance of any Earnout Shares, the potential issuance of any shares of Post-Closing Company common stock upon exercise of outstanding PlusAI options (other than Penny Options), PlusAI RSUs or PlusAI warrants assumed by the Post-Closing Company and the potential issuance of shares of Post-Closing Company common stock initially reserved for issuance under the Incentive Plan and the ESPP, in each of the following scenarios:
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No Redemptions. This scenario assumes no redemption of the 28,750,000 shares.
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25% Redemptions. This scenario assumes that holders of 7,187,500 CCIX public shares, or 25% of the shares outstanding held by CCIX public shareholders, will exercise their redemption rights for aggregate redemption proceeds of $76.1 million.
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50% Redemptions. This scenario assumes that holders of 14,375,000 CCIX public shares, or 50% of the shares outstanding held by CCIX public shareholders, will exercise their redemption rights for aggregate redemption proceeds of $152.3 million.
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Maximum Redemption Scenario. This scenario assumes that holders of 25,954,624 CCIX public shares, or 90% of the shares held by CCIX public shareholders subject to possible redemption will exercise their redemption rights for aggregate redemption proceeds of $274.9 million. The scenario is based on the maximum number of redemptions that may occur to meet the CCIX Net Tangible Asset closing condition.

The following summarizes the pro forma shares of the Post-Closing Company common stock issued and outstanding immediately after the business combination and Transactions on an issued and outstanding basis, presented under the following redemption scenarios:

	No Redemption Scenario			25% Redemption Scenario			50% Redemption Scenario			Maximum Redemption Scenario
	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power
CCIX public shareholders (1)	28,750,000	19.2%	21.8%	21,562,500	15.1%	17.3%	14,375,000	10.6%	12.2%	2,795,376	2.3%	2.6%
Sponsor (2)	7,912,500	5.3%	6.0%	7,912,500	5.6%	6.3%	7,912,500	5.8%	6.7%	7,912,500	6.4%	7.5%
PlusAI stockholders (3)	113,036,645	75.5%	72.2%	113,036,645	79.3%	76.4%	113,036,645	83.6%	81.1%	113,036,645	91.3%	89.9%
Total Common Stock Outstanding	149,699,145	100.0%	100.0%	142,511,645	100.0%	100.0%	135,324,145	100.0%	100.0%	123,744,521	100.0%	100.0%

(1)
Shares of CCIX Class A Common Stock outstanding after redemptions held by former CCIX public shareholders, which will become Post-Closing Company Class A common stock.
(2)
Represents (a) 725,000 Private Placement Shares held by the Sponsor and (b) 7,187,500 CCIX Founder Shares held by the Sponsor, which will become Post-Closing Company Class A common stock.
(3)
Consists of 89,559,312 shares of Post-Closing Company Class A common stock and 23,477,333 shares of Post-Closing Company Class B common stock issuable pursuant to the business combination, after giving effect to each of the following: (a) 8,554,008 shares resulting from the outstanding PlusAI Class A common stock, (b) 23,007,047 shares resulting from the outstanding PlusAI Class B common stock, (c) 66,678,405 shares from conversion of PlusAI preferred stock, (d) 6,422,993 shares from conversion of PlusAI SAFE instruments, (e) 6,137,683 shares from PlusAI common stock issuable upon vesting of PlusAI RSUs before any reduction of shares withheld to settle tax obligations, (f) 1,330,000 shares issuable upon exercise of PlusAI common stock options with nominal exercise price, and (g) 906,509 shares issuable in connection with the collaboration arrangement with IVECO. Assumes that the Equity Value is $1,200,000,000. Excludes up to 15,000,000 Earnout Shares that PlusAI stockholders will be eligible to receive upon satisfaction of certain milestones during the Earnout Period.

The following table illustrates varying ownership levels in the Post-Closing Company immediately following the consummation of the business combination in the below redemption scenarios, but, in each case, includes the dilutive effect of the issuance of all Earnout Shares, the issuance of all shares of Post-Closing Company Class A common stock upon exercise of outstanding PlusAI options assumed by the Post-Closing Company, the issuance of all shares of Post-Closing Class A common stock upon the release of unvested PlusAI RSUs assumed by the Post-Closing Company gross of shares withheld to settle tax obligations, and the issuance of all shares of Post-Closing Company Class A common stock initially reserved for issuance under the Incentive Plan and the ESPP but excludes any shares of Post-Closing Company Class A common stock or issuable pursuant to securities convertible into shares of Post-Closing Company Class A common stock that may be issued pursuant one or more PIPE Investments that may be consummated prior to or substantially concurrently with the Closing. As of the date of this proxy statement/prospectus, no binding agreement has been executed with respect to any PIPE Investment and there can be no assurances that any PIPE Investment shall be consummated prior to Closing.

	No Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
CCIX public shareholders	28,750,000	21,562,500	14,375,000	2,795,376
Sponsor	7,912,500	7,912,500	7,912,500	7,912,500
PlusAI stockholders	113,036,645	113,036,645	113,036,645	113,036,645
Earnout shares	15,000,000	15,000,000	15,000,000	15,000,000
CCIX public warrants	7,187,500	7,187,500	7,187,500	7,187,500
CCIX private placement warrants	181,250	181,250	181,250	181,250
PlusAI warrants	29,449,168	29,449,168	29,449,168	29,449,168
Post-Closing Company options	4,705,269	4,705,269	4,705,269	4,705,269
Post-Closing Company RSUs	3,219,215	3,219,215	3,219,215	3,219,215
The Incentive Plan	—	—	—	—
The ESPP	—	—	—	—
Total	209,441,547	202,254,047	195,066,547	183,486,923

See the sections entitled “Proposal No. 1 — The Business Combination Proposal — General — Impact of the Business Combination on Our Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Q.
What is the amount of net cash per share of CCIX shares that is being contributed to the Post-Closing Company in the Transactions?
A.
The estimated net cash per share of CCIX that is being contributed by CCIX to the Post-Closing Company in the Transactions, calculated as of September 30, 2025 and including CCIX Founder Shares is approximately:
•
$7.62 per share under the No Redemption Scenario;
•
$6.90 per share under the 25% Redemption Scenario;
•
$5.71 per share under the 50% Redemption Scenario; and
•
$0.43 per share under the Maximum Redemption Scenario.

The estimated net cash per share of CCIX shares that is being contributed by CCIX to the Post-Closing Company is calculated as the quotient of (1) (a) the amount of funds held in the trust account (under each of the scenarios presented above), less (b) the amount of estimated CCIX transaction expenses of $25.0 million, divided by (2) the number of CCIX Class A Ordinary Shares anticipated to be outstanding as of immediately prior to the Closing (assumed to be 36,662,500 shares under the No Redemption Scenario, 29,475,000 under the 25% Redemption Scenario, 22,287,500 under the 50% Redemption Scenario, and 10,707,876 shares under the Maximum Redemption Scenario). The estimated net cash per share of CCIX shares that is being contributed to the Post-Closing Company (under each of the scenarios presented above) is less than the $10.00 per share ascribed to such shares in the Merger Agreement or the amount per share that holders of CCIX’s public shares would be entitled to receive upon exercise of their redemption rights (which, for illustrative purposes, was approximately $10.70 per share as of the CCIX record date).

Q.
Will CCIX or PlusAI obtain new financing in connection with the business combination?
A.
As of the date hereof, neither CCIX nor PlusAI have executed agreements with respect to new financing in connection with the business combination that are not otherwise disclosed herein. The impact of all currently anticipated sources of financing is reflected in the pro forma financial statements and other pro forma disclosure throughout this proxy statement/prospectus.

There are no limitations on CCIX’s ability to obtain new financing in connection with the business combination, except those arising under Cayman law, CCIX’s governing documents and Nasdaq rules.

PlusAI’s ability to pursue one or more Permitted Equity Financings after the date of the Merger Agreement is subject to the following limitations contained in the Merger Agreement: (1) except for financing raised under a previously agreed form of PlusAI Safe, CCIX consent (not to be unreasonably withheld, conditioned or delayed) is required; (2) the aggregate number of securities issued or issuable by the PlusAI in connection with all Permitted Equity Financings may not result in a change in control of PlusAI; (3) no Permitted Equity Financing may alter the terms of the Merger Agreement or the related transaction agreements or delay or impair the business combination; (4) any securities issued in connection with any Permitted Equity Financing will be converted into shares of PlusAI Common Stock prior to Closing of the business combination, if applicable; and (5) the aggregate funds raised shall not exceed $50,000,000, unless otherwise agreed between CCIX and PlusAI. Other than as set forth in the Merger Agreement, Delaware law, or PlusAI’s governing documents, there are no limitations on PlusAI’s ability to obtain new financing in connection with the business combination.

The parties may also mutually agree to pursue other financing opportunities, including one or more PIPE Investments, subject to applicable law, the parties’ governing documents and Nasdaq rules. Although no additional sources of financing are anticipated between the date hereof and the closing, the terms of such sources of financing could be of differing economic values that could dilute the value of the Post-Closing Company Class A common stock.

Q.
Why is CCIX proposing the Domestication?
A.
The Domestication is part of the business combination. The CCIX Board believes that there are significant advantages to PlusAI that will arise as a result of a change of CCIX’s domicile to the State of Delaware, including: (1) the prominence, predictability and flexibility of the DGCL; (2) Delaware’s well-established principles of corporate governance; and (3) the increased ability for Delaware corporations to attract and retain qualified directors. Further, the CCIX Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. Each of the foregoing are discussed in greater detail in the section of this proxy statement/prospectus entitled “Proposal No. 2 – The Domestication Proposal – Reasons for the Domestication.”

Under CCIX’s current articles of association, CCIX's directors have the authority to resolve that CCIX be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing (including, but not limited to, the approval of the organisational documents to be adopted by the Company in such other jurisdiction to the extent applicable). Accordingly, it is not necessary for CCIX to receive shareholder consent to the Domestication, and the Domestication Proposal and the Organizational Documents Proposal are therefore being presented to CCIX shareholders on a non-binding advisory basis only.

To effect the Domestication, CCIX will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents and fees, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CCIX will be domesticated and continue as a Delaware corporation.

The approval of the domestication proposal is a condition to closing the business combination under the Merger Agreement. The approval of the domestication proposal requires a special resolution, being the affirmative vote of holders of at least two-thirds of the CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q.
How will the Domestication affect my CCIX Class A Ordinary Shares and CCIX Warrants?
A.
In connection with, and upon the effectiveness of, the Domestication: (1) each CCIX Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert, on a one-for-one basis, into one share of CCIX Class A Common Stock; and (2) each of the issued and outstanding CCIX Warrants will automatically convert into warrants (“CCIX Delaware Warrants”) to acquire a corresponding number of shares of the CCIX Class A Common Stock, on a one-for-one basis.
Q.
What are the material U.S. federal income tax consequences of the Domestication?
A.
As discussed more fully under “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCIX Shareholders” of this proxy statement/prospectus, CCIX intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCIX Shareholders — Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations” U.S. Holders (as defined in “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCIX Shareholders”) will be subject to Section 367(b) of the Code in connection with the Domestication and, as a result:
•
a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of CCIX shares entitled to vote or 10% or more of the total value of all classes of CCIX shares (a “10% U.S. Shareholder”) on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by CCIX the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the CCIX Class A Ordinary Shares held directly by such U.S. Holder;
•
a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose CCIX Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication generally will recognize gain (but not loss) with respect to its CCIX Class A Ordinary Shares as if such U.S. Holder exchanged its CCIX Class A Ordinary Shares for CCIX Class A Common Stock in a taxable transaction unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by CCIX the “all earnings and profits” amount attributable to such U.S. Holder’s CCIX Class A Ordinary Shares; and
•
a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose CCIX Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367(b) of the Code in connection with the Domestication.

CCIX does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication. However, the determination of earnings and profits is complex and may be impacted by numerous factors (including matters discussed in this proxy statement/prospectus). It is possible that the amount of CCIX’s cumulative net earnings and profits could be positive through the date of the Domestication.

As discussed more fully under “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCIX Shareholders — Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations,” CCIX believes that it is likely classified as a PFIC for U.S. federal income tax purposes. If CCIX were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive proposed effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of CCIX Class A Ordinary Shares for CCIX Class A Common Stock or CCIX Warrants for CCIX Delaware Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. The proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCIX Shareholders — Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations” with respect to their CCIX Class A Ordinary Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Under current law, no such elections may be made with respect to CCIX Warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCIX Shareholders — Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations.”

Each U.S. Holder is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of CCIX Class A Ordinary Shares for CCIX Class A Common Stock and CCIX Warrants for CCIX Delaware Warrants pursuant to the Domestication.

Moreover, U.S. Holders of CCIX public shares exercising redemption rights will be subject to the potential tax consequences of the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCIX Shareholders”) to become subject to U.S. federal withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s PlusAI common stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders of CCIX Class A Ordinary Shares or CCIX Warrants are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. The opinion of Willkie Farr & Gallagher LLP, a copy of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part, expresses no opinion on the potential U.S. federal income tax consequences of the Domestication pursuant to Section 367 of the Code or the PFIC rules. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCIX Shareholders.”

Q.
What conditions must be satisfied to complete the business combination?
A.
There are a number of closing conditions in the Merger Agreement, including the expiration or termination of the applicable waiting period under the HSR Act and the approval by CCIX shareholders of the business combination proposal, the domestication proposal, the organizational document proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal and the director election proposal.

Additionally, the Merger Agreement provides that the consummation of the business combination is conditioned upon CCIX having at least $5,000,001 of net tangible assets as of the Closing. There are no other closing conditions based on the amount of the Available Closing SPAC Cash or otherwise based on the amount remaining in the CCIX trust account following the exercise by CCIX public shareholders of their redemption rights.

For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Merger Agreement — Conditions to Closing General Conditions.”

Q.
What happens if I sell my CCIX Class A Ordinary Shares before the extraordinary general meeting?
A.
The record date for the extraordinary general meeting is earlier than the date that the business combination is expected to be completed. If you transfer your CCIX Class A Ordinary Shares after the CCIX record date, but before the extraordinary general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting. However, you will not be able to seek redemption of your CCIX public shares because you will no longer be able to deliver them for cancellation upon consummation of the business combination. If you transfer your CCIX Class A Ordinary Shares prior to the CCIX record date, you will have no right to vote those shares at the extraordinary general meeting or redeem CCIX public shares for a pro rata portion of the funds held in the trust account net of permitted withdrawals.
Q.
What constitutes a quorum at the extraordinary general meeting?
A.
At least one-third (1/3) of the paid up voting share capital of CCIX entitled to vote as of the CCIX record date at the extraordinary general meeting must be present by attendance via the virtual meeting website, or represented by proxy, at the extraordinary general meeting to constitute a quorum and in order to conduct business at the extraordinary general meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the extraordinary general meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law. As of the CCIX record date, the close of business on January 7, 2026, 12,220,667 CCIX Ordinary Shares would be required to be present at the extraordinary general meeting to achieve a quorum.

CCIX’s current articles of association permit the chair of the extraordinary general meeting to adjourn the extraordinary general meeting from time to time and from place to place either (1) with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or (2) without the consent of such meeting if, in his or her sole opinion, he or she considers it necessary to do so to: (a) secure the orderly conduct or proceedings of the meeting; or (b) give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so. No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for 14 days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

Q.
What vote is required to approve the proposals presented at the extraordinary general meeting?
A.
The approval of each of the business combination proposal, the advisory organizational document proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal, the director election proposal and, if presented, the adjournment proposal require approval by ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCIX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting with regard to the business combination proposal, the advisory organizational document proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal, director election proposal and, if presented, the adjournment proposal will have no effect on such proposals. The business combination proposal does not require the approval of a majority of the unaffiliated holders of CCIX Ordinary Shares. Prior to the closing of an initial business combination, CCIX’s current articles of association prescribe that only holders of CCIX Class B Ordinary Shares are entitled to appoint and remove directors. Accordingly, the Director Election Proposal is being voted on by CCIX shareholders on a non-binding advisory basis only.

The approval of the domestication proposal and the organizational document proposal require approval by special resolution, being the affirmative vote of holders of at least two-thirds of the CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCIX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting with regard to the domestication proposal and the organizational documents proposal will have no effect on such proposal. Under CCIX’s current articles of association, CCIX's directors have the authority to resolve that CCIX be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing (including, but not limited to, the approval of the organisational documents to be adopted by the Company in such other jurisdiction to the extent applicable). Accordingly, it is not necessary for CCIX to receive shareholder consent to the Domestication, and the Domestication Proposal and the Organizational Documents Proposal are therefore being presented to CCIX shareholders on a non-binding advisory basis only.

Q.
How many votes do I have at the extraordinary general meeting?
A.
CCIX shareholders are entitled to one vote on each proposal presented at the extraordinary general meeting for each share of CCIX Ordinary Shares held of record as of the close of business on January 7, 2026, the record date for the extraordinary general meeting. As of the close of business on the CCIX record date, there were 29,475,000 outstanding CCIX Class A Ordinary Shares and 7,187,500 outstanding CCIX Class B Ordinary Shares.
Q.
Why is CCIX proposing the advisory organizational document proposal?
A.
As required by applicable SEC guidance, CCIX is requesting that its shareholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Certificate of Incorporation that materially affect shareholder rights. This separate vote is not otherwise required by Delaware law separate and apart from the organizational documents proposal, but pursuant to SEC guidance, CCIX is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding this proposal is an advisory vote, and is not binding on CCIX and the CCIX Board (separate and apart from the approval of the charter proposal). Furthermore, the business combination is not conditioned on the separate approval of the advisory organizational document proposal (separate and apart from approval of the organizational documents proposal). Please see the section entitled “Proposal No. 4 — The Advisory Organizational Documents Proposal.”
Q.
Do I have redemption rights?
A.
If you are a holder of CCIX public shares, you have the right to demand that CCIX redeem such shares for cash in an amount equal to the pro rata portion of the funds held in the trust account, net of permitted withdrawals. CCIX sometimes refers to these rights to demand redemption of CCIX public shares as “redemption rights.” Redemption rights in connection with a vote to approve the business combination are not available to our Sponsor, directors and officers.

Notwithstanding the foregoing, a holder of CCIX public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the CCIX public shares. Accordingly, all CCIX public shares in excess of 15% held by a CCIX public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the prior written consent of our directors.

Under the Exchange Act, the business combination may be consummated only if CCIX has at least $5,000,001 of net tangible assets after giving effect to all holders of CCIX public shares that properly demand redemption of their shares for cash on the date that is two business days prior to the date of the extraordinary general meeting.

Pursuant to the Sponsor Agreement, the Sponsor and the Insiders have agreed to waive their redemption rights with respect to all of their CCIX Ordinary Shares in connection with the consummation of the business combination and, because of this, such CCIX Ordinary Shares are excluded from the pro rata calculation used to determine the per share redemption price. As is customary in transactions of this type, the Sponsor and the Insiders did not receive any consideration for waiving their redemption rights.

Q.
How do I exercise my redemption rights?
A.
If you are a holder of CCIX public shares and wish to exercise your redemption rights, you must demand that CCIX redeem your shares into cash no later than 5:00 p.m. Eastern time on January 30, 2026, the second business day preceding the extraordinary general meeting vote on the business combination proposal (or such later date as may be determined by our directors), by delivering your stock to Continental Stock Transfer & Trust Company, CCIX’s transfer agent, physically or electronically using Depository Trust Company’s Deposit and Withdrawal at Custodian (“DWAC”) System and requesting in writing that we redeem your CCIX public shares for cash to Continental Stock Transfer & Trust Company, CCIX’s transfer agent, at the following address: One State Street 30th Floor, New York, New York 10004. Any holder of CCIX public shares will be entitled to demand that such holder’s shares be redeemed for cash in an amount equal to their pro rata portion of the funds held in the trust account (which, for illustrative purposes, was approximately $307,840,998.80 or $10.70 per share, as of the CCIX record date). Such amount, less any permitted withdrawals, will be paid promptly upon consummation of the business combination. However, the funds held in the trust account could be subject to claims of creditors which could take priority over those of CCIX public shareholders exercising redemption rights, regardless of whether such holders vote for or against the business combination proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the business combination proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of CCIX public shares, may be withdrawn at any time up to the time the vote is taken with respect to the business combination proposal at the extraordinary general meeting. If you deliver your CCIX public shares for redemption to CCIX’s transfer agent and later decide prior to the extraordinary general meeting not to elect redemption, you may request that CCIX’s transfer agent return the shares (physically or electronically). You may make such request by contacting CCIX’s transfer agent at the address listed at the end of this section.

Any corrected or changed proxy card or written demand of redemption rights must be received by CCIX’s transfer agent at least two business days prior to the initially scheduled vote taken on the business combination proposal at the extraordinary general meeting or such later date as our board of directors may determine. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent at least two business days prior to the initially scheduled vote at the extraordinary general meeting.

If a redemption demand is properly made as described above, then, if the business combination is consummated, CCIX will redeem such CCIX public shares for a pro rata portion of funds held in the trust account. If you exercise your redemption rights, then you will be exchanging your CCIX public shares for cash.

Q.
If I am a holder of CCIX public units or CCIX public shares, can I exercise redemption rights with respect to my CCIX public warrants?
A.
No. Beginning on June 21, 2024, holders of CCIX public units issued in the CCIX IPO were given the option to elect to separately trade their CCIX public shares and CCIX public warrants included in their CCIX public units. Any CCIX public units not separated continue to trade on Nasdaq under the symbol “CCIXU.” Holders of CCIX public units, or, if separated, CCIX public shares who still hold CCIX public warrants, have no redemption rights with respect to the CCIX public warrants. Therefore, if any such holder has exercised their right to redeem their

CCIX public units or CCIX public shares, such holder will still own CCIX public warrants prior to the Closing and, after the Closing, Post-Closing Company public warrants, unless such holder has otherwise elected to sell such warrants.
Q.
How do the CCIX public warrants differ from the CCIX private placement warrants, and what are the related risks for holders of CCIX public warrants after the business combination?
A.
The CCIX public warrants are identical to the CCIX private placement warrants in all material terms and provisions, except that, unlike the CCIX public warrants, the CCIX private placement warrants (including the shares of CCIX Class A Ordinary Shares issuable upon exercise of the CCIX private placement warrants) are not redeemable by CCIX (or, upon Closing, the Post-Closing Company) and the holders of CCIX private placement warrants have the right to exercise such warrants on a “cashless basis” (whereas the holders of CCIX public warrants cannot do so unless required by CCIX under certain circumstances). See the section entitled “Description of Securities — Warrants” for more information regarding the CCIX public warrants and the CCIX private placement warrants.

Upon the Closing, the Post-Closing Company public warrants and Post-Closing Company private placement warrants will have the same rights as the CCIX public warrants and CCIX private placement warrants, respectively. Following the Closing, the Post-Closing Company may redeem your unexpired Post-Closing Company public warrants prior to their exercise at a time that is disadvantageous to you, making your warrants worthless. The Post-Closing Company may redeem outstanding Post-Closing Company public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Post-Closing Company public warrant. To exercise such redemption right: (1) the last reported sale price of Post-Closing Company Class A common stock must equal or exceed $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we send notice of redemption to the warrant holders; and (2) certain other conditions must be met. If and when the Post-Closing Company public warrants become redeemable by the Post-Closing Company, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, the Post-Closing Company may redeem the Post-Closing Company public warrants as set forth above even if the holders are otherwise unable to exercise the Post-Closing Company public warrants. Redemption of the outstanding Public Warrants could force you to: (1) exercise your Post-Closing Company public warrants and pay the exercise price at a time when it may be disadvantageous for you to do so; (2) sell your Post-Closing Company public warrants at the then-current market price when you might otherwise wish to hold your Post-Closing Company public warrants; or (3) accept the nominal redemption price which, at the time the outstanding Post-Closing Company public warrants are called for redemption, is likely to be substantially less than the market value of your Post-Closing Company public warrants. Please see “Risk Factors — Risk Related to CCIX, the Domestication and the Business Combination — We may redeem your unexpired CCIX public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants without value to the holder.”

If the Post-Closing Company calls the Post-Closing Company public warrants for redemption, management of the Post-Closing Company will have the option to require all holders that wish to exercise the Post-Closing Company public warrants to do so on a “cashless basis,” as described in the section entitled “Description of Securities – Warrants” and the CCIX public warrant agreement, a copy of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. The exercise price and number of shares of the Post-Closing Company Class A common stock issuable upon exercise of the Post-Closing Company public warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the Post-Closing Company public warrants will not be adjusted for issuance of the Post-Closing Company Class A common stock at a price below its exercise price. Additionally, in no event will the Post-Closing Company be required to net cash settle the Post-Closing Company public warrants.

If CCIX is unable to complete the business combination within the completion window, and CCIX liquidates the funds held in the trust account, holders of the CCIX public warrants will not receive any of such funds with respect to their CCIX public warrants, nor will they receive any distribution from CCIX’s assets held outside of the trust account with the respect to such CCIX public warrants. Accordingly, the CCIX public warrants may expire worthless.

Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?
A.
The U.S. federal income tax consequences of exercising your redemption rights with respect to your CCIX public shares depend on your particular facts and circumstances. It is possible that you may be treated as selling your shares and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of CCIX public shares you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning CCIX public warrants and any shares that you directly or indirectly acquire pursuant to the business combination) relative to all of the CCIX Class A Ordinary Shares outstanding both before and after the redemption. U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication, including under Section 367 of the Code and potential tax consequences of the U.S. federal income tax rules relating to PFICs. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCIX Shareholders.”

All shareholders considering exercising redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q.
Do I have appraisal rights if I object to the business combination proposal?
A.
CCIX shareholders do not have appraisal rights in connection with the business combination or the Domestication under the Companies Act or under the DGCL. Please see the section entitled “Appraisal Rights — Appraisal Rights of CCIX Shareholders.”
Q.
How are the funds in the trust account currently being held?
A.
All funds in the trust account are held and will be held in cash (which may include demand deposit accounts) until the earlier of consummation of our initial business combination or liquidation. Please see “Risk Factors — If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination.” If we are deemed to be an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination.
Q.
What happens to the funds deposited in the trust account after consummation of the business combination?
A.
A total of $287,500,000 was placed in the trust account immediately following the CCIX IPO. After consummation of the business combination, the funds in the trust account will be used to pay holders of the CCIX public shares that exercise redemption rights, and to pay fees and expenses incurred in connection with the business combination. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Sources and Uses of Funds for the Transactions.”
Q.
What happens if a substantial number of CCIX public shareholders vote in favor of the business combination proposal and exercise their redemption rights?
A.
CCIX public shareholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of CCIX public shareholders are substantially reduced as a result of redemptions by CCIX public shareholders.

Q.
What happens if the business combination is not consummated?
A.
If CCIX does not complete the business combination for whatever reason, following the termination of the Merger Agreement CCIX would search for another target business with which to complete an initial business combination. If CCIX does not complete an initial business combination with PlusAI or another target business by the end of the completion window, CCIX must redeem 100% of the outstanding CCIX public shares, at a per share price, payable in cash, equal to the amount then held in the trust account including interest earned (which interest shall be net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses and net of taxes payable) divided by the number of outstanding CCIX public shares. The redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to CCIX’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. The Sponsor and the Insiders have no redemption rights with respect to any CCIX Class B Ordinary Shares or CCIX private placement shares in the event an initial business combination is not effected in the completion window, and, accordingly, the CCIX Class B Ordinary Shares and CCIX private placement shares will be worthless. CCIX shareholders may also resolve to amend the CCIX current articles of association to modify the amount of time CCIX has to complete an initial business combination, in which case eligible holders of CCIX public shares will be offered an opportunity to redeem their CCIX public shares.
Q.
How do the Sponsor and the Insiders intend to vote on the proposals?
A.
The Sponsor owns of record and is entitled to vote an aggregate of 21.58% of the outstanding CCIX Ordinary Shares (2.46% of the outstanding CCIX Class A Ordinary Shares and 100.0% of the outstanding CCIX Class B Ordinary Shares) as of the CCIX record date. Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to vote their CCIX Ordinary Shares, including CCIX Class B Ordinary Shares, CCIX private placement shares and any CCIX public shares held by them as of the CCIX record date, in favor of the business combination proposal and the other proposals described in this proxy statement/prospectus. The Sponsor and Insiders may have interests in the Transactions that may conflict with your interests as a CCIX shareholder; for further information please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination.”
Q.
When do you expect the business combination to be completed?
A.
It is currently anticipated that the business combination will be consummated promptly following the extraordinary general meeting, which is set for February 3, 2026, subject to the satisfaction or waiver of the closing conditions set forth in the Merger Agreement; however, such meeting could be adjourned or postponed, as described above. For a description of the conditions to the completion of the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — The Merger Agreement — Conditions to Closing General Conditions.”
Q.
What do I need to do now?
A.
CCIX urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes and the other documents referred to herein, and to consider how the business combination will affect you as a CCIX shareholder. CCIX shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card, or, if you hold your CCIX Ordinary Shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.
Q.
How do I vote?
A.
The extraordinary general meeting will be held via live webcast at 9:00 a.m. Eastern Time, on February 3, 2026. The extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitalix/2026, where you will be able to listen to the meeting live, ask questions and vote during the meeting. For the purposes of Cayman Islands law and the CCIX current articles of association, the physical location of the extraordinary general meeting will be Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019.

If you are a holder of record of CCIX Ordinary Shares on the CCIX record date, you may vote at the extraordinary general meeting via the virtual meeting website or by submitting a proxy for the extraordinary general meeting. If you attend and vote at the extraordinary general meeting, you will automatically revoke any previously submitted proxy. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope no later than the time of the extraordinary general meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. If you hold your CCIX Ordinary Shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your CCIX Ordinary Shares or, if you wish to attend the meeting and vote, obtain a proxy card from your broker, bank or nominee.

Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your CCIX Ordinary Shares with respect to nonroutine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the shareholders at the extraordinary general meeting will be considered nonroutine and, therefore, your broker, bank or nominee cannot vote your CCIX Ordinary Shares without your instruction on any of the proposals presented at the extraordinary general meeting. If you do not provide voting instructions to your broker, bank or other nominee with respect to any of the proposals presented at the extraordinary general meeting, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your CCIX Ordinary Shares with respect to those proposals; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purposes of determining the existence of a quorum but will not be considered votes cast at the extraordinary general meeting. Your bank, broker or other nominee can vote your CCIX Ordinary Shares only if you provide instructions on how to vote. You should instruct your broker to vote your CCIX Ordinary Shares in accordance with directions you provide.
Q.
How will an abstention or broker non-vote impact the results of each proposal?
A.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and will not have any effect on the outcome of the proposals.
Q.
May I change my vote after I have mailed my signed proxy card?
A.
CCIX shareholders of record may send a later-dated, signed proxy card to CCIX’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the extraordinary general meeting. CCIX shareholders also may revoke their proxy by attending and voting at the extraordinary general meeting or by sending a notice of revocation to CCIX’s transfer agent, which must be received prior to the vote at the extraordinary general meeting.
Q.
What happens if I fail to take any action with respect to the extraordinary general meeting?
A.
If you fail to take any action with respect to the extraordinary general meeting and the business combination is approved by CCIX shareholders, the business combination will be consummated in accordance with the terms of the Merger Agreement. If you fail to take any action with respect to the extraordinary general meeting and the business combination is not approved, we will not consummate the business combination.

Q.
What will happen if I sign and return my proxy card without indicating how I wish to vote?
A.
Signed and dated proxies received by us without an indication of how a CCIX shareholder intends to vote on a proposal will be voted at the discretion of the proxyholder. If you return a signed proxy card without appointing a proxyholder, you will be deemed to have appointed the chairman of the extraordinary general meeting as your proxy, who intends to vote "FOR" each proposal unless otherwise directed.
Q.
What should I do if I receive more than one set of voting materials?
A.
CCIX shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your CCIX Ordinary Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your CCIX Ordinary Shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your CCIX Ordinary Shares.
Q.
Who can help answer my questions?
A.
If you have questions about the business combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Churchill Capital Corp IX

640 Fifth Avenue, 14th Floor

New York, NY 10019

Attention: Jay Taragin, Chief Financial Officer

Email: info@churchillcapitalcorp.com

or:

Sodali & Co

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and Brokers:(203) 658-9400

Email: CCIX.info@investor.sodali.com

To obtain timely delivery, our shareholders must request any additional materials no later than five business days prior to the extraordinary general meeting. You may also obtain additional information about CCIX from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are an eligible holder of CCIX public shares and you intend to seek redemption of your shares, you will need to deliver your stock (either physically or electronically) to CCIX’s transfer agent at the address below prior to the vote at the extraordinary general meeting. See the section entitled “Extraordinary General Meeting of CCIX — Redemption Rights.”

If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attn: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted by CCIX for a vote at the extraordinary general meeting, including the business combination proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Merger Agreement.”

The Parties

CCIX

Churchill Capital Corp IX is a blank check company formed in order to effect a merger, amalgamation, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. CCIX was incorporated under the laws of the Cayman Islands on December 18, 2023.

On May 6, 2024, CCIX closed its initial public offering (the “CCIX IPO”) of 28,750,000 CCIX public units, including the full exercise of the over-allotment option to the extent of 3,750,000 units. The CCIX public units were sold at an offering price of $10.00 per share, generating gross proceeds of $287,500,000. Simultaneously with the consummation of the CCIX IPO and the exercise of the underwriters’ over-allotment option, CCIX consummated the private placement of 725,000 CCIX private placement units at a price of $10.00 per unit.

A total of $287,500,000 was deposited into the trust account and the remaining net proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective initial business combinations and continuing general and administrative expenses. The CCIX IPO was conducted pursuant to a registration statement on Form S-1 that became effective on May 1, 2024. As of the close of business on January 7, 2026, the record date for the extraordinary general meeting of shareholders of CCIX (the “extraordinary general meeting”), there was approximately $307,840,998.80 held in the trust account. Each of the CCIX public units, CCIX public shares and CCIX public warrants are each traded on the Global Market tier of Nasdaq under the symbols CCIXU, CCIX and CCIXW, respectively. In connection with the business combination, CCIX will change its name to “PlusAI Holdings, Inc.”, and upon the Closing, we expect that Post-Closing Company Class A common stock will begin trading on Nasdaq under the symbol “PLS.”

The mailing address of CCIX’s principal executive office is 640 Fifth Avenue, 14th Floor, New York, NY 10019. Its telephone number is (212) 380-7500. After the consummation of the business combination, its principal executive office will be that of PlusAI.

Merger Subs

Each of AL Merger Sub I, Inc. (“Merger Sub I”), a Delaware corporation, and AL Merger Sub II, LLC (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”), a Delaware limited liability company, is a wholly owned subsidiary of CCIX formed under the laws of Delaware on June 2, 2025, solely for the purpose of effectuating the Merger described herein. Merger Subs own no material assets and do not operate any business.

The mailing address of Merger Subs’ principal executive office is 640 Fifth Avenue, 14th Floor, New York, NY 10019. Their telephone number is (212) 380-7500. After the consummation of the business combination, Merger Subs will cease to exist as separate legal entities.

PlusAI

PlusAI is a Delaware corporation originally incorporated under the laws of Delaware on March 2, 2023 and is based in Santa Clara, CA. PlusAI is a leading developer of AI-powered virtual driver software that enables heavy-duty trucks to autonomously transport commercial freight on public roads without a driver in the vehicle. PlusAI is targeting a 2027 commercial launch of SuperDrive in collaboration with its OEM partners; it has not yet generated revenue from SuperDrive and historical revenues are either nominal or based on discontinued operations or products. In support of this objective, PlusAI is actively engaged in joint development and validation programs with its global OEM partners pursuant to which PlusAI provides its SuperDrive virtual driver software to OEM partners, who integrate the technology directly into factory-built trucks. As the autonomous trucks are utilized, fleet operators pay OEMs a fee-per-mile under a Driver-as-a-Service (“DaaS”) model. This fee replaces—and is expected to reduce—the cost fleet operators currently bear for human drivers. PlusAI expects that its OEM partners will be contractually obligated to share a fixed portion of the DaaS fee with PlusAI, aligning PlusAI’s revenue with customer adoption and truck utilization. Over the long-term, this is expected to create a predictable and scalable revenue stream, similar to a software-as-a-service model.

PlusAI’s principal executive offices are located at 3315 Scott Boulevard, Suite 300, Santa Clara, CA 95054, and its telephone number is (408) 508-4758.

Emerging Growth Company

CCIX is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and this proxy statement/prospectus, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find CCIX’s securities less attractive as a result, there may be a less active trading market for CCIX’s securities and the prices of its securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

CCIX (including the Post-Closing Company) will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following May 6, 2029, the fifth anniversary of the CCIX IPO, (b) in which CCIX has total annual gross revenue of at least $1,235,000,000, or (c) in which CCIX is deemed to be a large accelerated filer, which means the market value of CCIX shares that is held by non-affiliates exceeds $700,000,000 as of the end of the prior June 30; and (2) the date on which CCIX has issued more than $1,000,000,000 in nonconvertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

CCIX is also a “smaller reporting company” under the Exchange Act, and may continue to be a smaller reporting company so long as, as of June 30 of the preceding year, (1) the market value of our Class A ordinary shares held by non-affiliates, or our public float, is less than $250 million; or (2) we have annual revenues less than $100 million and our public float is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

The Business Combination

Structure of the Transactions

On June 5, 2025, CCIX entered into the Merger Agreement with Merger Subs and PlusAI. Pursuant to the Merger Agreement, the parties thereto will effect the business combination by which (1) the transfer of the registration of CCIX by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”), and (2) following the Domestication, Merger Sub I will merge with and into PlusAI, with PlusAI continuing as the surviving corporation and a wholly owned subsidiary of CCIX, and immediately thereafter, PlusAI will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity as a wholly owned subsidiary of CCIX (collectively, the “Merger”).

Merger Consideration

PlusAI will take all actions necessary or appropriate so that, immediately prior to the Closing, (1) all shares of PlusAI preferred stock will be converted into shares of PlusAI common stock (the “Preferred Conversion”) and (2) all PlusAI SAFEs will be converted into shares of PlusAI common stock in accordance with the terms of such PlusAI SAFEs, in each case pursuant to the terms of the Merger Agreement (the “SAFE Conversion” and, together with the Preferred Conversion, the “Conversion”). With respect to shares of PlusAI LV preferred stock, all such shares will convert into PlusAI Class B common stock, which will convert into Post-Closing Company Class B common stock in connection with the Merger. See the section entitled “Description of Securities” for more information regarding the low-voting rights of the Post-Closing Company Class B common stock. All of the PlusAI preferred stock and PlusAI SAFEs which convert into PlusAI common stock will no longer be outstanding, and each holder of PlusAI preferred stock and PlusAI SAFEs will thereafter cease to have any rights with respect to such PlusAI preferred stock and PlusAI SAFEs, respectively.

Subject to the terms of the Merger Agreement, the value of the aggregate consideration to be paid to PlusAI stockholders and holders of PlusAI SAFEs, vested PlusAI RSUs, vested PlusAI options and vested PlusAI warrants, will be (1) (a) $1,200,000,000 plus (b) the amount of any net proceeds raised by PlusAI prior to the Closing through certain sales of its equity securities in a Permitted Equity Financing minus (c) the amount if any by which the PlusAI transaction expenses exceed $12,000,000 (the sum of (a), (b) and (c), the “Equity Value”), which consideration will be paid entirely in shares of Post-Closing Company common stock in an amount equal to $10.00 per share, in addition to (2) the contingent right to receive up to an aggregate of 15,000,000 shares of Post-Closing Company common stock, which will be issued to Eligible PlusAI Equityholders during the Earnout Period, in three equal separate tranches, in each case that will be issued upon the occurrence of an Earnout Triggering Event during the Earnout Period.

Each share of PlusAI common stock issued and outstanding immediately prior to the Closing (after giving effect to the Conversion, but other than Excluded Shares and Dissenting Shares) other than shares of common stock resulting from conversion of the PlusAI LV preferred stock will be automatically surrendered and exchanged for the right to receive a number of shares of Post-Closing Class A common stock equal to the Exchange Ratio, which is based on the Per Share Equity Value. Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, we estimate that the Exchange Ratio will be approximately 0.0700 shares of Post-Closing Company common stock for each issued and outstanding share of PlusAI common stock; see the section entitled “Proposal No. 1 — The Business Combination Proposal — General — Structure of the Transactions.”

At the Effective Time, by virtue of the Merger and without any further action on the part of CCIX, Merger Sub, PlusAI or any holder of any securities of CCIX or PlusAI, the following will occur:

•
Each share of PlusAI common stock (including shares of PlusAI common stock issued upon the Conversion) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and exchanged for (1) the right to receive a number of shares of Post-Closing Company common stock equal to the Exchange Ratio and (2) the contingent right to receive Earnout Shares that may be issued during the Earnout Period, in each case in accordance with the terms of the Merger Agreement.

•
Each issued and outstanding share of common stock of Merger Sub I will be converted into and become one validly issued, fully paid and nonassessable share of common stock of PlusAI, which will constitute the only outstanding shares of common stock of PlusAI as the surviving corporation of the first merger, and, immediately thereafter in the second merger, each issued and outstanding share of common stock of PlusAI will be cancelled and retired and each issued and outstanding membership interest of Merger Sub II will remain outstanding and constitute all of the membership interests of the surviving entity as a wholly owned subsidiary of CCIX, as the Post-Closing Company.
•
Each share of PlusAI capital stock held in PlusAI’s treasury or owned by CCIX, Merger Sub I or PlusAI immediately prior to the Effective Time (each, an “Excluded Share”) will automatically be cancelled or surrendered (as applicable) and no consideration will be paid or payable with respect thereto.

For more information regarding the sources and uses of the funds utilized to consummate the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Sources and Uses of Funds for the Transactions.”

Exchange and Fractional Shares

Immediately prior to or at the Effective Time, CCIX will deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) evidence in book-entry form of shares of Post-Closing Company common stock representing the number of shares of Post-Closing Company common stock sufficient to deliver the Merger Consideration (as defined in the Merger Agreement).

At or prior to the Effective Time, CCIX will instruct the Exchange Agent to issue to each PlusAI stockholder the portion of the Merger Consideration to which that PlusAI stockholder is entitled to at the Closing pursuant to the Merger Agreement at or promptly after the Closing.

Notwithstanding anything to the contrary as described in the Merger Agreement, no fraction of a share of CCIX Class A Common Stock will be issued by virtue of the Merger Agreement or the Transactions, and each PlusAI stockholder that would otherwise be entitled to a fraction of a share of CCIX Class A Common Stock (after aggregating all CCIX Class A Ordinary Shares to which such PlusAI stockholder otherwise would be entitled) will instead have the number of CCIX Class A Ordinary Shares issued to such PlusAI stockholder rounded up or down to the nearest whole share of CCIX Class A Common Stock (with 0.5 of a share or greater rounded up), as applicable.

Treatment of PlusAI Options, PlusAI RSUs and PlusAI Warrants

Except as the parties may otherwise mutually agree, at the Effective Time, each outstanding and unexercised PlusAI option (whether or not vested) will be assumed by the Post-Closing Company and become an option to purchase shares of Post-Closing Company common stock, on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such option immediately prior to the Effective Time, except that (1) the number of shares of Post-Closing Company common stock subject to such option will equal (a) the number of shares of PlusAI common stock that were subject to such option immediately prior to the Effective Time multiplied by (b) the Exchange Ratio, rounded down to the nearest whole share, and (2) the per share exercise price will equal (a) the exercise price per share of PlusAI common stock at which such option was exercisable immediately prior to the Effective Time, divided by (b) the Exchange Ratio, rounded up to the nearest whole cent. All incentive stock options will be adjusted in accordance with the requirements of Section 424 of the Code and will be adjusted in a manner that complies with or is exempt from Section 409A of the Code.

At the Effective Time, each outstanding PlusAI RSU that is unvested as of immediately prior to the Effective Time will be assumed by the Post-Closing Company and converted into the right to receive restricted stock units subject to shares of Post-Closing Company common stock, on the same terms and conditions (including applicable vesting, settlement and termination provisions) as applied to each such PlusAI RSU immediately prior to the Effective Time, except that the number of shares of Post-Closing Company common stock subject to such PlusAI RSU will equal (1) the number of shares of PlusAI common stock that were subject to such PlusAI RSU immediately prior to the Effective Time multiplied by (2) the Exchange Ratio, rounded down to the nearest whole share. All PlusAI RSUs will be adjusted in a manner that complies with or is exempt from Section 409A of the Code.

At the Effective Time, each PlusAI warrant will be treated in accordance with the terms of such PlusAI warrant and the Merger Agreement and become a Post-Closing Company assumed warrant.

Earnout

Up to an aggregate of 15,000,000 shares of Post-Closing Company common stock will be issued to Eligible PlusAI Equityholders upon the occurrence of an Earnout Triggering Event during the Earnout Period (such shares, the “Earnout Shares”), in three equal separate tranches. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — General — Earnout.”

Certain Agreements Related to the Business Combination

Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. All CCIX shareholders and PlusAI stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the business combination.

Closing and Effective Time of the Transactions

The Closing will take place promptly following the satisfaction or waiver of the conditions described below under the section entitled “Summary of the Proxy Statement/Prospectus — Certain Agreements Related to the Business Combination — Conditions to Closing General Conditions,” unless CCIX and PlusAI agree in writing to another time or unless the Merger Agreement is terminated. The Transactions are expected to be consummated promptly after the approval by CCIX shareholders of the proposals voted on at the extraordinary general meeting, as described in this proxy statement/prospectus.

Conditions to Closing General Conditions

Consummation of the Transactions is conditioned on the approval of the condition precedent proposals (as defined above) by CCIX shareholders described in this proxy statement/prospectus, and the adoption and approval of the Merger Agreement and the approval of the Merger and the other Transactions by the requisite consent of PlusAI’s stockholders.

In addition, the consummation of the Transactions contemplated by the Merger Agreement is conditioned upon, among other things:

•
the early termination or expiration of the waiting period under the HSR Act;
•
no governmental authority having jurisdiction over any party or the Transactions shall have issued any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority preventing, materially restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, and no law shall have been enforced that prevents or materially restrains the consummation of the Transactions;
•
CCIX having at least $5,000,001 of net tangible assets remaining after redemptions by CCIX shareholders. There are no other closing conditions based on the amount of the Available Closing SPAC Cash or otherwise based on the amount remaining in the CCIX trust account following the exercise by CCIX public shareholders of their redemption rights;
•
the adoption or execution and delivery of any organizational documents or agreements necessary to give effect to the governance arrangements contemplated by the Merger Agreement and Transaction Agreements;

•
the taking of all action such that the Post-Closing Company Board as of immediately following the Closing shall be constituted of the directors contemplated by the Merger Agreement;
•
the shares of Post-Closing Company Class A common stock (including the Earnout Shares) have been listed on Nasdaq or any other stock exchange mutually agreed between CCIX and PlusAI and shall be eligible for continued listing on such stock exchange immediately following the Closing; and
•
this registration statement having become effective in accordance with the Securities Act, no stop order has been issued by the SEC with respect to the registration statement and no action seeking such order has been threatened or initiated.

CCIX’s Conditions to Closing

The obligations of CCIX and Merger Sub to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

•
the accuracy of the representations and warranties of PlusAI as of the Closing, subject to applicable materiality standards set forth in the Merger Agreement;
•
the covenants of PlusAI in the Merger Agreement required to be performed as of or prior to the Closing having been performed in all material respects;
•
since the date of the Merger Agreement, there must not have occurred a Material Adverse Effect (as defined in the Merger Agreement) with respect to PlusAI which is continuing; and
•
the last day of the 20-day period during which appraisal must be demanded as contemplated by Section 262(d)(2) of the DGCL (the “Appraisal Rights Deadline”) shall have occurred and no holders of PlusAI capital stock, individually or in the aggregate, beneficially owning more than five percent of the issued and outstanding shares of PlusAI capital stock (with such number of shares being calculated, with respect to the PlusAI preferred stock, on an as-converted to PlusAI common stock basis) shall beneficially own any Dissenting Shares as of the Closing.

PlusAI’s Conditions to Closing

The obligations of PlusAI to consummate the Transactions also are conditioned upon, among other things:

•
the accuracy of the representations and warranties of CCIX and Merger Sub as of the Closing, subject to applicable materiality standards set forth in the Merger Agreement;
•
the covenants of CCIX and Merger Subs in the Merger Agreement required to be performed as of or prior to the Closing having been performed in all material respects;
•
the Domestication shall have been completed as provided in the Merger Agreement and a time-stamped copy of the Proposed Certificate of Incorporation issued by the Secretary of State of Delaware in relation thereto shall have been delivered to PlusAI;
•
the covenants of the Sponsor and the Insiders under the Sponsor Agreement having been performed in all material respects, and no such Sponsor or Insider having threatened (orally or in writing) (1) that the Sponsor Agreement is not valid, binding and in full force and effect, (2) that CCIX or PlusAI is in breach of or default under the Sponsor Agreement or (3) to terminate the Sponsor Agreement; and
•
since the date of the Merger Agreement, there must not have occurred a SPAC Material Adverse Effect with respect to CCIX which is continuing.

Waiver

Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Merger Agreement. Notwithstanding the foregoing, pursuant to CCIX’s current articles of association, CCIX cannot consummate the business combination if it has less than $5,000,001 of net tangible assets remaining after the Closing.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what such director may believe is best for CCIX and what such director may believe is best for such director in determining whether or not to grant a waiver in a specific situation.

Termination

The Merger Agreement may be terminated and the Transactions abandoned, but not later than the Closing, as follows:

•
by mutual written consent of CCIX and PlusAI;
•
by CCIX if (1) the Transactions are not consummated on or before February 5, 2026 (the “Termination Date”), which may be automatically extended in the event that any action or legal proceeding for specific performance or other equitable relief by PlusAI with respect to the Merger Agreement or any other Transaction Agreement or (2) otherwise with respect to the Transactions is commenced or pending on or before February 5, 2026 until 30 days following the date on which a final, non-appealable order or judgment has been entered with respect to such action or legal proceeding, provided that CCIX’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before the Termination Date (as it may be extended);
•
by PlusAI if the Transactions are not consummated on or before the Termination Date (as it may be extended), provided that PlusAI’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before the Termination Date (as it may be extended); and provided, further, that, PlusAI shall use reasonable best efforts to provide written notice to CCIX, in good faith, prior to the Domestication, if PlusAI believes it has the right to, and intends to, terminate the Merger Agreement prior to the closing of the Transactions;
•
by either CCIX or PlusAI if the other party has breached any of its covenants, agreements, representations or warranties which would cause the conditions to the Closing not to be satisfied and has not cured its breach, if curable, within 30 days of receiving written notice of an intent to terminate, provided that the terminating party’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before such date;
•
by either CCIX or PlusAI if a final, non-appealable governmental order or a statute, rule or regulation permanently enjoins or prohibits consummation of the Merger; or
•
by either CCIX or PlusAI if the approval by CCIX shareholders of the proposals voted on at the extraordinary general meeting and required to consummate the Transactions is not obtained at the extraordinary general meeting (subject to any adjournment or postponement thereof), provided that CCIX is not entitled to terminate on these grounds if, at the time of such termination, CCIX is in breach of its obligations under the Merger Agreement with respect to this proxy statement/prospectus and the shareholders’ meeting.

Effect of Termination

In the event of proper termination by either CCIX or PlusAI, the Merger Agreement will become void and have no effect (other than with respect to certain surviving provisions specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees, representatives or shareholders, other than liability of (1) any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination or (2) any party to any other Transaction Agreement, solely to the extent set forth under the express terms of such other Transaction Agreement.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement and Transactions, except for those fees associated with the filing to obtain clearance pursuant to the HSR Act, will be paid by the party incurring such expenses whether or not the Transactions shall be consummated; provided that if the Closing occurs, CCIX will bear and pay at or promptly after the Closing:

•
(1) all CCIX transaction expenses that are not Specified SPAC Transaction Expenses (as defined below) in an amount not to exceed $25,000,000 (the “SPAC Transaction Expenses Amount”) and (2) all CCIX transaction expenses that consist of (a) fees, costs and expenses related to the “tail” directors’ and officers’ liability insurance policy and (b) any incentive fees payable to CCIX’s capital market advisor (and any fees payable to any co-advisor) as mutually agreed by PlusAI and CCIX (collectively, the “Specified SPAC Transaction Expenses”); and
•
all PlusAI transaction expenses in an amount not to exceed $12,000,000 (the “Company Transaction Expenses Amount”);

provided that all costs of investigation and all defense and attorneys’ and other professional fees and settlement payments related to stockholder actions initiated by or on behalf of any stockholders of PlusAI, whether borne by CCIX or PlusAI, shall be fully payable by the Post-Closing Company if the closing of the Transactions occurs and not subject to any limitation or cap. All fees and expenses in connection with filing to obtain clearance pursuant to the HSR Act shall be paid by CCIX.

Sponsor Agreement

Concurrently with the execution of the Merger Agreement, CCIX entered into the Sponsor Agreement with the Sponsor and the Insiders, which amended and restated that certain letter agreement, dated May 1, 2024, from each of the persons undersigned thereto (the “Insiders”). The following summary of material provisions of the Sponsor Agreement is qualified by reference to the complete text of the Sponsor Agreement, a copy of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. All shareholders are encouraged to read the Sponsor Agreement in its entirety for a more complete description of the terms and conditions of the Sponsor Agreement.

Pursuant to the terms of the Sponsor Agreement, the Sponsor and each of the Insiders (each, a “Sponsor Signatory”) agreed (1) to vote any of such Sponsor Signatory’s shares of CCIX shares in favor of the Transactions and other SPAC Stockholder Matters, (2) not to redeem any of such Sponsor Signatory’s shares of CCIX shares, in connection with the CCIX shareholder redemption, (3) to vote in favor of the appointment or election of the individuals nominated for election of the individuals nominated for election to the Post-Closing Company Board in this proxy statement/prospectus, (4) to either (a) pay any amounts in excess of the SPAC Transaction Expenses Amount (such amount, the “Excess Amount”) to CCIX or an account designed by CCIX in cash, by wire transfer of immediately available funds to the account designated by SPAC or (b) forfeit such number of CCIX Founder Shares equal to (i)(x) the Excess Amount minus (y) any cash amounts paid pursuant to the foregoing clause (a) divided by (ii) $10.00, and (5) to be bound to certain other obligations as described therein.

The Sponsor Agreement does not provide for vesting and forfeiture of any CCIX Founder Shares based on the amount of the Available Closing SPAC Cash or the achievement of certain stock price performance after the Closing.

Registration Rights Agreement

Effective upon the Closing, that certain Registration Rights Agreement of CCIX, dated May 1, 2024 (the “existing registration rights agreement”), will be amended and restated, and CCIX, the Sponsor and certain persons and entities receiving CCIX Class A Ordinary Shares in connection with the business combination (the “New Holders” and, together with the Sponsor, the “Reg Rights Holders”) will enter into the Registration Rights Agreement. The following summary of material provisions of the Registration Rights Agreement is qualified by reference to the complete text of the form of Registration Rights Agreement, a copy of which is filed as Exhibit E to the Merger Agreement attached as Annex A to this proxy statement/prospectus. All shareholders are encouraged to read the Registration Rights Agreement in its entirety for a more complete description of the terms and conditions of the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Post-Closing Company will agree to use its commercially reasonable efforts to (1) file with the SEC (at the Post-Closing Company’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Reg Rights Holders within 30 business days after the Closing (the “Resale Registration Statement”) and (2) cause the Resale Registration Statement to become effective as soon as reasonably practicable after the filing thereof, but in no event later than the 105th calendar day (or 165th calendar day if the SEC notifies CCIX that it will “review” the Resale Registration Statement) after the Closing Date. In certain circumstances, the Reg Rights Holders may demand in the aggregate up to three underwritten offerings and will be entitled to customary piggyback registration rights.

Pursuant to the Registration Rights Agreement, the New Holders have agreed not to transfer their respective shares for a period of 360 days following the Closing Date; however, such transfer restrictions terminate as to (1) 50% of such holder’s shares upon the earlier of 180 days after the Closing and the date on which the VWAP of the Post-Closing Class A Common Stock equals or exceeds $12.00 per share during any 15 trading days within any 180 consecutive trading day period following the Closing, and (2) 50% of such holder’s shares upon the earlier of 360 days after the Closing and the date on which the VWAP of the Post-Closing Class A Common Stock equals or exceeds $14.00 per share during any 15 trading days within any 360 consecutive trading day period following the Closing, subject to certain exceptions to the termination of transfer restrictions with respect to Earnout Shares and at least 90% of the shares held directly or indirectly by Messrs. Liu and Zheng.

Similar transfer restrictions will apply to the shares of Post-Closing Company common stock issued to former securityholders of PlusAI in connection with the Merger pursuant to the Proposed Bylaws in effect following the Domestication and the Closing.

PlusAI Voting and Support Agreements

In connection with the Merger Agreement, CCIX, PlusAI and certain PlusAI stockholders entered into the PlusAI Voting and Support Agreements. The following is a summary of the material provisions of the PlusAI Voting and Support Agreements and is qualified by reference to the complete text of the PlusAI Voting and Support Agreements, a form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Pursuant to the PlusAI Voting and Support Agreements, the PlusAI stockholders party thereto, whose ownership interests as of the date hereof collectively represent 94% of the voting power of the outstanding capital stock of PlusAI (voting together as a single class, and, with respect to the PlusAI preferred stock, on an as-converted to PlusAI Class A common stock basis) and 69% of the voting power of the outstanding PlusAI preferred stock (voting together as a single class on an as-converted to PlusAI Class A common stock basis), which is sufficient to approve the PlusAI business combination proposal on behalf of PlusAI, have agreed to vote or deliver written consents with respect to such shares: (1) in favor of the adoption and approval of the Merger Agreement and the approval of Transactions, (2) in favor of the other matters set forth in the Merger Agreement, including the Conversion and (3) in opposition to: (a) any Acquisition Transaction (as defined in the Merger Agreement) and any and all other proposals (i) that could reasonably be expected to delay or impair the ability of PlusAI to consummate the Transactions, (ii) which are in competition with or materially inconsistent with the Merger Agreement or any other Transaction Agreement or (iii) that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement contained in the Merger Agreement or any other Transaction Agreement or (b) any other action or proposal involving PlusAI or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the consummation of the Transactions or would reasonably be expected to result in any of the conditions to PlusAI’s obligations under the Merger Agreement not being fulfilled. In addition, each PlusAI stockholder party to a PlusAI Voting and Support Agreement has agreed to refrain from exercising any dissenters’ rights under applicable law.

The PlusAI Voting and Support Agreements generally prohibit the PlusAI stockholders party thereto from transferring, or permitting any liens to exist on, the PlusAI equity held by them prior to the termination of the PlusAI Voting and Support Agreements, subject to certain exceptions.

The PlusAI Voting and Support Agreements will automatically terminate upon the earliest of (1) the Closing, (2) the date of termination of the Merger Agreement in accordance with its terms prior to the Closing Date, (3) the mutual written consent of CCIX, PlusAI and the PlusAI stockholders party thereto and (4) the time of any modification, amendment or waiver of the Merger Agreement or any other Transaction Agreement without the prior written consent of the PlusAI stockholders.

Incentive Plan and ESPP

Incentive Plan

The CCIX Board will approve the Incentive Plan, subject to the approval of the CCIX shareholders. The Incentive Plan will initially reserve for issuance 16,192,000 shares of Post-Closing Company Class A common stock, subject to certain adjustments and an evergreen provision. The purposes of the Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility with the Post-Closing Company or any parent or subsidiary of the Post-Closing Company; to provide additional incentive to eligible employees, directors, and consultants; and to promote the success of the Post-Closing Company’s business. A copy of the Incentive Plan is included as Annex D to this proxy statement/prospectus. See the section entitled “Proposal No. 6 — The Incentive Plan Proposal.”

ESPP

The CCIX Board will approve the ESPP, subject to the approval of the CCIX shareholders. The ESPP will initially reserve for issuance 2,994,000 shares of Post-Closing Company Class A common stock, subject to certain adjustments and an evergreen provision. The purpose of the ESPP is to provide eligible employees of the Post-Closing Company and its participating subsidiaries with an opportunity to purchase shares of Post-Closing Company Class A common stock through accumulated contributions. A copy of the ESPP is included as Annex E to this proxy statement/prospectus. See the section entitled “Proposal No. 7 — The ESPP Proposal.”

Impact of the Business Combination on Our Public Float

As of the date of this proxy statement/prospectus, there are 36,662,500 CCIX Ordinary Shares issued and outstanding, which includes 29,475,000 CCIX Class A Ordinary Shares and 7,187,500 CCIX Class B Ordinary Shares. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Transactions) CCIX’s fully diluted share capital would be 36,662,500 CCIX Class A Ordinary Shares equivalents.

The following table illustrates varying ownership levels and voting power in the Post-Closing Company immediately following the consummation of the business combination, excluding the dilutive effect of the potential issuance of any Earnout Shares, the issuance of all shares of Post-Closing Company Class A common stock upon exercise of outstanding PlusAI options assumed by the Post-Closing Company, the potential issuance of any shares of Post-Closing Company common stock upon the release of assumed unvested PlusAI RSUs, and the potential issuance of shares of Post-Closing Company common stock initially reserved for issuance under the Incentive Plan and the ESPP Plan, under the following redemption scenarios:

	No Redemption Scenario			25% Redemption Scenario			50% Redemption Scenario			Maximum Redemption Scenario
	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power
CCIX public shareholders (1)	28,750,000	19.2%	21.8%	21,562,500	15.1%	17.3%	14,375,000	10.6%	12.2%	2,795,376	2.3%	2.6%
Sponsor (2)	7,912,500	5.3%	6.0%	7,912,500	5.6%	6.3%	7,912,500	5.8%	6.7%	7,912,500	6.4%	7.5%
PlusAI stockholders (3)	113,036,645	75.5%	72.2%	113,036,645	79.3%	76.4%	113,036,645	83.6%	81.1%	113,036,645	91.3%	89.9%
Total Common Stock Outstanding	149,699,145	100.0%	100.0%	142,511,645	100.0%	100.0%	135,324,145	100.0%	100.0%	123,744,521	100.0%	100.0%
(1)
Shares of CCIX Class A Common Stock outstanding after redemptions held by former CCIX public shareholders, which will become Post-Closing Company Class A common stock.
(2)
Represents (a) 725,000 Private Placement Shares held by the Sponsor and (b) 7,187,500 CCIX Founder Shares held by the Sponsor, which will become Post-Closing Company Class A common stock.
(3)
Consists of 89,559,312 shares of Post-Closing Company Class A common stock and 23,477,333 shares of Post-Closing Company Class B common stock issuable pursuant to the business combination, after giving effect to each of the following: (a) 8,554,008 shares resulting from the outstanding PlusAI Class A common stock, (b) 23,007,047 shares resulting from the outstanding PlusAI Class B common stock, (c) 66,678,405 shares from conversion of PlusAI preferred stock, (d) 6,422,993 shares from conversion of PlusAI SAFE instruments, (e) 6,137,683 shares from PlusAI common stock issuable upon vesting of PlusAI RSUs before any reduction of shares withheld to settle tax obligations, (f) 1,330,000 shares issuable upon exercise of PlusAI common stock options with nominal exercise price, and (g) 906,509 shares issuable in connection with the collaboration arrangement with IVECO. Assumes that the Equity Value is $1,200,000,000. Excludes up to 15,000,000 Earnout Shares that PlusAI stockholders will be eligible to receive upon satisfaction of certain milestones during the Earnout Period.

The following table illustrates varying ownership levels in the Post-Closing Company immediately following the consummation of the business combination in the No Redemptions Scenario, 25% Redemptions Scenario, 50% Redemptions Scenario, and Maximum Redemption Scenario, in each case, includes the dilutive effect of the issuance of all Earnout Shares, the issuance of all shares of Post-Closing Company Class A common stock upon exercise of outstanding PlusAI options assumed by the Post-Closing Company and the issuance of all shares of Post-Closing Company Class A common stock initially reserved for issuance under the Incentive Plan and the ESPP but excludes any shares of Post-Closing Company Class A common stock or issuable pursuant to securities convertible into shares of Post-Closing Company Class A common stock that may be issued pursuant one or more PIPE Investments that may be consummated prior to or substantially concurrently with the Closing. As of the date of this proxy statement/prospectus, no binding agreement has been executed with respect to any PIPE Investment and there can be no assurances that any PIPE Investment shall be consummated prior to Closing.

	No Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
CCIX public shareholders	28,750,000	21,562,500	14,375,000	2,795,376
Sponsor	7,912,500	7,912,500	7,912,500	7,912,500
PlusAI stockholders	113,036,645	113,036,645	113,036,645	113,036,645
Earnout shares	15,000,000	15,000,000	15,000,000	15,000,000
CCIX public warrants	7,187,500	7,187,500	7,187,500	7,187,500
CCIX private placement warrants	181,250	181,250	181,250	181,250
PlusAI warrants	29,449,168	29,449,168	29,449,168	29,449,168
Post-Closing Company options	4,705,269	4,705,269	4,705,269	4,705,269
Post-Closing Company RSUs	3,219,215	3,219,215	3,219,215	3,219,215
The Incentive Plan	—	—	—	—
The ESPP	—	—	—	—
Total	209,441,547	202,254,047	195,066,547	183,486,923

See the sections entitled “Proposal No. 1 — The Business Combination Proposal — General — Impact of the Business Combination on Our Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

CCIX Deferred Underwriting Fees

Approximately $10.1 million of the CCIX IPO underwriting fee was deferred and conditioned upon completion of an initial business combination, which fees are not impacted by the size of any such transaction or the level of redemptions associated therewith. As of the date of this proxy statement/prospectus, Citi, the representative of the several underwriters in the CCIX IPO, has waived any claim to the deferred underwriting fees payable to it pursuant to that certain underwriting agreement (the “Underwriting Agreement”), dated May 1, 2024, between CCIX and Citi, as representative of the several underwriters of the CCIX IPO, representing approximately $8.1 million, in connection with its underwriting services performed in connection with the CCIX IPO, subject to its receipt of a cash advisory fee of $7.0 million (the “Capital Markets Advisory Fee”) payable upon the closing of the Transactions. CCIX and Citi have entered into an engagement letter under which Citi will provide capital markets advisory services to CCIX in connection with the Transactions, and the Capital Markets Advisory Fee will be payable upon the closing of the Transactions and Citi shall be eligible for an additional incentive fee of up to $3.0 million payable solely at the discretion of CCIX and Plus. The balance of the remaining deferred underwriting fees in the amount of approximately $2.0 million will be payable to the other underwriters in the CCIX IPO upon the closing of the Transactions.

PlusAI Advisory Agreements

PlusAI has entered into engagement letters with Canaccord Genuity LLC (“Canaccord”) and Northland Securities, Inc. (“Northland”) in connection with the business combination. Under the agreement with Canaccord, Canaccord will act as a financial and capital markets advisor to PlusAI in connection with the Transactions. Pursuant to this agreement, certain service fees of up to $750,000 will be payable upon the closing of the Transactions. Under the agreement with Northland, Northland will act as a financial advisor to PlusAI in connection with the Transactions. Pursuant to this agreement, certain transaction fees and service fees will become payable only if PlusAI consummates the business combination. If the business combination does not occur, PlusAI will not be required to pay these contingent fees. As of September 30, 2025, the amount of these contingent fees with Northland was $2,000,000.

Matters Being Voted On at the Extraordinary General Meeting

CCIX shareholders will be asked to consider and vote on the following proposals at the extraordinary general meeting:

•
a proposal to approve by ordinary resolution the Merger Agreement and business combination — we refer to this proposal as the “business combination proposal.” Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;
•
a proposal to approve, on a non-binding advisory basis, by special resolution the transfer of the registration of CCIX by way of continuation from the Cayman Islands to the State of Delaware— we refer to this proposal as the “domestication proposal.” Please see the section entitled “Proposal No. 2 — The Domestication Proposal”;
•
a proposal to approve, on a non-binding advisory basis, by special resolution and adopt with effect from the Domestication the Proposed Certificate of Incorporation and Proposed Bylaws of CCIX — we refer to this proposal as the “organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 3 — The Organizational Documents Proposal”;
•
proposals to approve, on a non-binding advisory basis and as required by the applicable SEC guidance, by ordinary resolution, certain of the material differences between CCIX’s current articles of association and the Proposed Certificate of Incorporation and the Proposed Bylaws – we refer to these proposals as the “advisory organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 4 — The Advisory Organizational Documents Proposal”;
•
a proposal to approve, by ordinary resolution, including for purposes of complying with applicable Nasdaq Listing Rules, the issuance of shares of common stock of the Post-Closing Company following the Domestication in connection with the Merger — we refer to this proposal as the “stock issuance proposal.” Please see the section entitled “Proposal No. 5 — The Stock Issuance Proposal”;
•
a proposal to approve by ordinary resolution the Incentive Plan and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal”;
•
a proposal to approve by ordinary resolution the ESPP and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached to this proxy statement/prospectus as Annex E. Please see the section entitled “Proposal No. 7 — The ESPP Proposal”;
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a proposal to approve, by ordinary resolution, on a non-binding advisory basis, the election of directors to serve staggered terms on the Post-Closing Company Board following the consummation of the business combination until immediately following the date of the 2027, 2028 and 2029 annual shareholder meetings, as applicable, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death — we refer to this proposal as the “director election proposal” and, collectively with the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal and the ESPP proposal, the “condition precedent proposals.” Please see the section entitled “Proposal No. 8 — The Director Election Proposal”; and

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a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals at the extraordinary general meeting— we refer to this proposal as the “adjournment proposal.” Please see the section entitled “Proposal No. 9 — The Adjournment Proposal.”

Date, Time and Place of Extraordinary General Meeting

The extraordinary general meeting will be held via live webcast at 9:00 a.m. Eastern Time, on February 3, 2026. The extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitalix/2026 where you will be able to listen to the meeting live, ask questions and vote during the meeting. For the purposes of Cayman Islands law and the CCIX current articles of association, the physical location of the extraordinary general meeting will be Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019.

At the extraordinary general meeting, CCIX shareholders will be asked to consider and vote upon the business combination proposal, domestication proposal, organizational documents proposal, advisory organizational documents proposal, stock issuance proposal, incentive plan proposal, ESPP proposal, director election proposal and, if necessary, the adjournment proposal to permit further solicitation and vote of proxies if CCIX is not able to consummate the business combination.

Voting Power; CCIX Record Date

CCIX shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned CCIX Ordinary Shares at the close of business on January 7, 2026 (the “CCIX record date”), which is the record date for the extraordinary general meeting. CCIX shareholders will have one vote for each share of CCIX Ordinary Shares owned at the close of business on the CCIX record date. If your CCIX Ordinary Shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the CCIX record date, there were 36,662,500 CCIX Ordinary Shares outstanding, of which 29,475,000 were CCIX Class A Ordinary Shares and 7,187,500 were CCIX Class B Ordinary Shares.

Quorum and Vote of CCIX shareholders

A quorum of CCIX shareholders is necessary to hold a valid meeting. A quorum for such meeting will consist of the holders present by attendance via the virtual meeting website, in person or by proxy of shares of CCIX representing at least one-third (1/3) of the paid up voting share capital of CCIX entitled to vote at such meeting.

Proxies that are marked “abstain” will be treated as shares of CCIX public shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will be counted for the purposes of determining the existence of a quorum, but will not be considered votes cast at the extraordinary general meeting.

The Sponsor owns of record and is entitled to vote 21.58% of the outstanding CCIX Ordinary Shares (2.46% of the outstanding CCIX Class A Ordinary Shares and 100.0% of the outstanding CCIX Class B Ordinary Shares) as of the CCIX record date. Such shares, as well as any shares of CCIX public shares acquired in the aftermarket by the Sponsor, will be voted in favor of the proposals presented at the extraordinary general meeting.

The proposals presented at the extraordinary general meeting will require the following votes:

•
the approval of each of the business combination proposal, the advisory organizational document proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal and, if presented, the adjournment proposal require approval by ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCIX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting with regard to the business combination proposal, the advisory organizational document proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal and, if presented, the adjournment proposal will have no effect on such proposals;

•
the approval of the domestication proposal and the organizational document proposal require approval by special resolution, being the affirmative vote of holders of at least two-thirds of the CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCIX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting with regard to the domestication proposal and the organizational documents proposal will have no effect on such proposals. Under CCIX’s current articles of association, CCIX's directors have the authority to resolve that CCIX be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing (including, but not limited to, the approval of the organisational documents to be adopted by the Company in such other jurisdiction to the extent applicable). Accordingly, it is not necessary for CCIX to receive shareholder consent to the Domestication, and the Domestication Proposal and the Organizational Documents Proposal are therefore being presented to CCIX shareholders on a non-binding advisory basis only; and
•
with respect to the director election proposal, directors are elected by a majority of the votes cast by holders of outstanding CCIX Class B Ordinary Shares at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote thereon at the extraordinary general meeting. Accordingly, if a valid quorum is established, a shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting or a withhold vote with regard to a director nominee named in the director election proposal will have no effect on such proposal.

The business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal and the director election proposal are referred to as the “condition precedent proposals.” Each condition precedent proposal is conditioned on the approval of each of the condition precedent proposals. Therefore, if any of the condition precedent proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), none of the other condition precedent proposals will have any effect, even if approved by the requisite holders of CCIX Ordinary Shares. It is important for you to note that in the event that any of those proposals are not approved, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

Redemption Rights

Pursuant to the CCIX current articles of association, any holder of CCIX public shares that is not a CCIX founder, officer or director may, contemporaneously with the vote on the business combination proposal, demand that CCIX redeem such shares for cash if the business combination is consummated. Holders of CCIX public shares will be entitled to receive cash for these shares only if they demand in writing that CCIX redeem their CCIX public shares for cash and deliver their CCIX public shares to Continental Stock Transfer & Trust Company, CCIX’s transfer agent, no later than the second business day prior to the vote on the business combination proposal. If the business combination is not completed, the CCIX public shares will not be redeemed. If a holder of CCIX public shares properly exercises their redemption rights and the business combination is consummated, CCIX will redeem such shares for cash in an amount equal to their pro rata portion of the funds held in the trust account, net of permitted withdrawals, calculated as of two business days prior to the consummation of the business combination. As of the CCIX record date, this would amount to approximately $10.70 per share. In such case, such holder of CCIX public shares will be exchanging their shares for cash and will no longer own such shares. Please see the section entitled “Extraordinary General Meeting of CCIX — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your CCIX public shares for cash.

Notwithstanding the foregoing, a holder of CCIX public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the CCIX public shares.

Accordingly, all CCIX public shares in excess of 15% held by a CCIX public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash.

The business combination will not be consummated if CCIX has net tangible assets of less than $5,000,001 after taking into account holders of CCIX public shares that have properly demanded redemption of their shares for cash on the date that is two business days prior to the date of the extraordinary general meeting.

Pursuant to the Sponsor Agreement, the Sponsor and the Insiders have agreed to waive their redemption rights with respect to all of their CCIX Ordinary Shares in connection with the consummation of the business combination and, because of this, such CCIX Ordinary Shares are excluded from the pro rata calculation used to determine the per share redemption price. As is customary in transactions of this type, the Sponsor and the Insiders did not receive any consideration for waiving their redemption rights.

Appraisal Rights of CCIX Shareholders

CCIX shareholders do not have appraisal rights in connection with the Transactions under the DGCL or the Companies Act.

Proxy Solicitation

Proxies may be solicited by mail, or in person. CCIX has engaged Sodali & Co (“Proxy Solicitor”) to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote their CCIX Ordinary Shares during the meeting if it revokes its proxy before the extraordinary general meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of CCIX— Revoking Your Proxy.”

Interests of Certain CCIX Persons in the Business Combination

In considering the recommendation of the CCIX Board to vote in favor of approval of the business combination proposal and the other proposals, CCIX shareholders should keep in mind that the Sponsor and the Insiders have interests in such proposals that are different from, or in addition to, the interests of CCIX shareholders generally. In particular:

•
If the Transactions or another business combination are not consummated by the end of the completion window, CCIX will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding CCIX public shares for cash and, subject to the approval of its remaining shareholders and the CCIX Board, dissolving and liquidating, and subject in each case to CCIX’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 7,187,500 CCIX Founder Shares held by the Sponsor will become worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $76,439,062.50 based upon the closing price of $10.635 per share on Nasdaq on January 7, 2026, the record date of the extraordinary general meeting.
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The Sponsor purchased an aggregate of 725,000 CCIX private placement units, generating gross proceeds of $7,250,000 ($10.00 per CCIX private placement unit), simultaneously with the consummation of the CCIX IPO. Of the proceeds from the sale of the CCIX private placement units, $3,941,250 was added to the proceeds from the CCIX IPO held in the trust account. The CCIX private placement shares had an aggregate market value of approximately $7,710,350 based upon the closing price of $10.635 per share on Nasdaq on January 7, 2026, the record date for the extraordinary general meeting. The CCIX private placement shares will become worthless if CCIX does not consummate a business combination by the completion window.
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Michael Klein, a director of CCIX, and the controlling shareholder of M. Klein Associates, Inc., which is the managing member of the Sponsor, may be deemed to beneficially own the securities of CCIX owned by Sponsor. For more information about our officers’ and directors’ economic interests in the Transactions, see the section entitled “Beneficial Ownership of Securities.”

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If CCIX is unable to complete a business combination within the completion window, its executive officers will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CCIX for services rendered or contracted for or products sold to CCIX. If CCIX consummates a business combination, on the other hand, CCIX will be liable for all such claims.
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The Sponsor and the Insiders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Transactions rather than liquidate (in which case the Sponsor would lose its entire investment), even if PlusAI is a less favorable target company or the terms of the Transactions are less favorable to CCIX shareholders than an alternative transaction.
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The Sponsor has invested an aggregate of $7,275,000 (consisting of $7,250,000 for CCIX private placement units and $25,000 for the CCIX Founder Shares), which means the Sponsor, following the Transactions, may experience a positive rate of return on their investment, even if other CCIX shareholders experience a negative rate of return on their investment.
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The Sponsor (including its representatives and affiliates) and CCIX’s directors and officers presently have, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of such officers or directors become aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. CCIX’s current articles of association provides that, to the fullest extent permitted by law: (1) no individual serving as a director or an officer, among other persons, shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CCIX, and (2) CCIX renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and CCIX, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. CCIX does not believe that the fiduciary duties or contractual obligations of its officers or directors will materially affect CCIX’s ability to complete the initial business combination.
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CCIX’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CCIX’s behalf, such as identifying and investigating possible business targets and business combinations. As of the date of this proxy statement/prospectus, such reimbursement is estimated to be approximately $3,000 in the aggregate. However, if CCIX fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, CCIX may not be able to reimburse these expenses if the Transactions or another business combination are not completed within the completion window.
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The continued indemnification of current directors and officers and the continuation of the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”).

Sponsor and Affiliates Compensation

The following table sets forth the payments received by Sponsor and its affiliates from CCIX prior to or in connection with the completion of the initial business combination and the securities issued by CCIX to Sponsor or its affiliates:

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid
Sponsor

7,187,500 CCIX Founder Shares

725,000 CCIX Private Placement Units

Up to $600,000

Up to $1,500,000 in working capital loans, which loans may be convertible into units of CCIX at a price of $10.00 per unit.

Reimbursement for any out-of-pocket expenses related to identifying, investigation and completing an initial business combination

$25,000 (approximately $0.003 per share)

$7,250,000

Repayment of loans made to us to cover offering related and organizational expenses

Working capital loans to finance transaction costs in connection with an initial business combination

Services in connection with identifying, investigating and completing an initial business combination

M. Klein & Associates	$30,000 per month	Office space, administrative and shared personnel support services
Sponsor, our officers, directors, or our or their affiliates	Finder’s fee, advisory fee, consulting fee or success fee

Any services they render in order to effectuate the completion of our initial business combination.

We may engage one or more affiliates of our sponsor, officers or directors or their respective affiliates to provide additional services to us after this offering, including, for example, identifying potential targets or providing financial advisory services, and may pay such affiliates fair and reasonable fees or other compensation that would be determined at that time in an arm’s length negotiation.

See the section of this proxy statement/prospectus entitled “Proposal No. 1 —The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” for a further discussion of the compensation received by the Sponsor.

Interests of Certain PlusAI Persons in the Business Combination

In considering whether to approve the PlusAI business combination proposal, PlusAI stockholders should be aware that aside from their interests as stockholders, PlusAI’s executive officers and directors have interests in the business combination that are different from, or in addition to, those of other PlusAI stockholders generally. PlusAI stockholders should take these interests into account in deciding whether to approve the PlusAI business combination proposal. These interests include, among other things, the interests described in the section titled “Proposal No. 1 — The Business Combination Proposal—Interests of Certain Persons in the Business Combination” below.

Board of Directors Following the Business Combination

Upon consummation of the business combination, it is expected that each Class I director of the Post-Closing Company will have a term that expires at the annual meeting of shareholders of the Post-Closing Company in 2027, each Class II director of the Post-Closing Company will have a term that expires at the annual meeting of shareholders of the Post-Closing Company in 2028 and each Class III director will have a term that expires at the annual meeting of shareholders of the Post-Closing Company in 2029, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

We are proposing Richard Lim and Hao Zheng to serve as the Class I directors, David C. Peterschmidt to serve as the Class II director and David Liu and Harry J. Harczak, Jr. to serve as the Class III directors.

Please see the sections entitled “Proposal No. 8 — The Director Election Proposal” and “Management After the Business Combination” for additional information.

Opinion of CCIX’s Financial Advisor

Pursuant to an engagement letter, dated April 25, 2025 (the “OT Engagement Letter”), CCIX retained Ocean Tomo, a part of J.S. Held (“Ocean Tomo”), to advise the CCIX Board regarding the fairness of the Aggregate Consideration (as defined in the Opinion) (the “Purchase Price”) payable by CCIX pursuant to the Merger Agreement and deliver a letter to CCIX outlining its opinion as to whether the Purchase Price is fair, from a financial point of view, to the shareholders of CCIX (other than the Sponsor) (such opinion and advice, the “Opinion”). Ocean Tomo delivered its written Opinion to CCIX on June 5, 2025 (the “Opinion Date”). In selecting Ocean Tomo, CCIX considered, among other things, the fact that Ocean Tomo is (1) regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions and (2) has undertaken numerous engagements in the artificial intelligence, autonomy, and automotive spaces. The Opinion was provided for the information of, and directed to, the CCIX Board for its information and assistance in connection with the business combination. Based upon and subject to the limitations and assumptions referenced in “Proposal No. 1 — The Business Combination Proposal — Opinion of CCIX’s Financial Advisor.” Ocean Tomo is of the opinion that as of the Opinion Date, the Purchase Price pursuant to the Merger Agreement is fair from a financial point of view to the shareholders of CCIX (other than the Sponsor).

The full text of the Opinion is attached to this proxy statement/prospectus as Annex F and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. CCIX’s shareholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Ocean Tomo in connection with the Opinion, as well as other qualifications contained in the Opinion. The full text of the Opinion and a summary of Ocean Tomo’s financial analysis is being included in this proxy statement/prospectus because it was provided to CCIX for their evaluation of the business combination.

For a description of the Opinion, see “Proposal No. 1 — The Business Combination Proposal — Opinion of CCIX’s Financial Advisor.”

Recommendation to CCIX Shareholders

The CCIX Board believes that the business combination proposal and the other proposals to be presented at the extraordinary general meeting are fair to, and in the best interests of, CCIX and its shareholders and unanimously recommends that its shareholders vote or give instruction to vote “FOR” the business combination proposal, “FOR” the domestication proposal, “FOR” the organizational documents proposal, “FOR” the advisory organizational documents proposal, “FOR” the stock issuance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” each of the director nominees named in the director election proposal and, if presented, “FOR” the adjournment proposal.

When you consider the CCIX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCIX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” for additional information. The CCIX Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to CCIX shareholders that they vote in favor of the proposals presented at the extraordinary general meeting.

Expected Accounting Treatment of the Transactions

See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Second Request within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time.

Each of CCIX and PlusAI filed a Notification and Report Form with the FTC and the Antitrust Division in connection with the Transactions on July 7, 2025. The initial 30-day waiting period therefore expired at 11:59 p.m., Eastern time, on August 6, 2025.

At any time before or after consummation of the Transactions, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither CCIX nor PlusAI is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Risk Factors

In evaluating the proposals to be presented at the extraordinary general meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” These risks include, but are not limited to the following:

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Autonomous driving technology is an emerging technology, and we face significant technical challenges to commercialize our technology.
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We have incurred net losses since our inception, and we expect to incur significant expenses and continuing losses for the foreseeable future.
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Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.
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Our technology may be lesser performing or developing and commercializing and scaling our technology may take us longer to complete than we currently anticipate.
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We operate in an intensely competitive market and some market participants have substantially greater resources.
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We expect to rely on a limited number of customers for a significant portion of our future revenue.
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It is possible that our model does not materialize as expected, in particular as a result of our software-focused business model.
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Deployment and commercialization may be delayed due to delays in our anticipated timeline for completion and validation of acceptable safety testing and measures for our technology and the development of plans for ensuring acceptable driver-out safety, delays in the production, reliability or revision of truck and computer hardware required for our technology from our partners or suppliers.
•
Our OEM partners and their customers, or the industry more generally, may delay, scale back or deprioritize the necessary investment required for the adoption of our technology or autonomous technology generally.
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We are highly dependent on the services of our senior management team and, specifically, our Co-Founders.
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Our technology may not function as intended due to flaws or errors in our software, hardware, systems or processes, product defects, or human error in administering these systems or processes.
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We are subject to evolving and uncertain regulations, including those governing motor carriers and autonomous vehicles, and unfavorable changes to these regulations or any failure by us to comply with these regulations may adversely affect us.
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We may be subject to product liability that could result in significant direct or indirect costs, which could materially and adversely affect our business, financial condition and results of operations.
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We identified material weaknesses in our internal control over financial reporting in connection with the preparation and audit of our financial statements for the five months ended December 31, 2023, the year ended December 31, 2024 and the six months ended June 30, 3025, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate existing material weaknesses, identify additional material weaknesses or fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

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We may not be able to adequately obtain, maintain, protect, defend or adequately enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our solutions in a cost-effective manner or at all.
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Third-party claims that we are infringing intellectual property rights, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses.
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The Sponsor, certain members of the CCIX Board and certain CCIX officers have interests in the business combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus.
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The estimated net cash per share of CCIX Ordinary Shares that will be contributed to the Post-Closing Company in the business combination is less than the redemption price. Accordingly, CCIX public shareholders who do not exercise redemption rights will receive shares of Post-Closing Company Class A common stock that may have a value less than the amount they would receive upon exercising their redemption rights. Further, the shares of most companies that have recently completed business combinations between a special purpose acquisition company and an operating company have traded at prices below $10.00 per share. Accordingly, CCIX public shareholders who do not exercise their redemption rights may hold shares of Post-Closing Company Class A common stock that never obtain a value equal to or exceeding their per share value of the trust account. Please see the section entitled “Questions and Answers about the Business Combination — Questions and Answers for CCIX shareholders about the extraordinary general meeting and the business combination — What is the amount of net cash per share of CCIX Ordinary Shares that is being contributed to the Post-Closing Company in the Transactions?” for additional information.
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CCIX’s shareholders will experience dilution as a consequence of, among other transactions, the issuance of Post-Closing Company Class A common stock as consideration in the business combination. Having a minority share position may reduce the influence that CCIX’s current shareholders will have on the management of the Post-Closing Company.
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The Domestication being undertaken in connection with the business combination may result in adverse tax consequences for holders of CCIX public shares or CCIX Warrants.
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CCIX and PlusAI have incurred and expect to incur significant costs associated with the business combination. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by CCIX if the business combination is not completed.
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Upon the Closing, the rights of holders of Post-Closing Company Class A common stock arising under the DGCL will differ from and may be less favorable in certain aspects to the current rights of holders of CCIX Ordinary Shares arising under the Companies Act.
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A market for the Post-Closing Company’s securities may not continue, which would adversely affect the liquidity and price of the Post-Closing Company’s securities.
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Following the Closing, the Nasdaq may delist shares of Post-Closing Class A common stock from trading on its exchange, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.
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If the business combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of the Post-Closing Company’s securities may decline.

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We cannot assure you that we will be able to complete the Transactions or another initial business combination by the end of the completion window, in which case CCIX will cease all operations except for the purpose of winding up and CCIX would redeem the CCIX public shares and liquidate, in which case CCIX’s public shareholders would only receive approximately $10.59 per share (based on amounts in the trust account at September 30, 2025), or less than such amount in certain circumstances.
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Because CCIX is incorporated under the laws of the Cayman Islands, in the event the business combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
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Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.

Sources and Uses of Funds for the Transactions

The following tables summarize the sources and uses for funding the Transactions under the following scenarios:

No Redemption Scenario

These figures assume that (1) no CCIX public shareholders exercise their redemption rights in connection with the Transactions, (2) the Post-Closing Company issues 113,036,645 shares of Post-Closing Company common stock to PlusAI stockholders (which includes holders of PlusAI preferred stock, PlusAI common stock, and PlusAI SAFEs, that, pursuant to the Conversion, are converted to PlusAI common stock immediately prior to the Merger), and (3) there has been no additional incremental financing raised by PlusAI. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

	Sources		Uses
	($ in millions)		($ in millions)
Implied Seller Rollover Equity value	$1,200.0	Implied Seller Rollover Equity value	$1,200.0
Cash in trust account stockholders(1)	304.5	Cash to balance sheet	$307.2
Existing Cash Balances	39.1	Transaction expenses(2)(3)	36.4
Total sources	$1,543.6	Total uses	$1,543.6
(1)
Represents the trust account balance of $304.5 million as of September 30, 2025.
(2)
Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $25.0 million to be incurred by CCIX prior to, or concurrent with, the closing, including (a) the deferred underwriting fees, (b) capital markets advisory fee payable, (c) other fees, costs and expenses related to the extension of directors’ and officers’ liability insurance by obtaining a six-year “tail” policy for CCIX current directors and officers and (d) repayments of amounts, if any, pursuant to the Working Capital Loans.
(3)
Reflects preliminary estimated unpaid direct and incremental transaction costs of $11.4 million incurred by PlusAI prior to, or concurrent with, the closing.

25% Redemption Scenario

These figures assume that (1) CCIX public shareholders holding an aggregate of 7,187,500 CCIX public shares exercise their redemption rights in connection with the Transactions, (2) the Post-Closing Company issues 113,036,645 shares of Post-Closing Company common stock to PlusAI stockholders (which includes holders of PlusAI preferred stock, PlusAI common stock, and PlusAI SAFEs, that, pursuant to the Conversion, are converted to PlusAI common stock immediately prior to the Merger), and (3) there has been no additional incremental financing raised by PlusAI. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

	Sources		Uses
	($ in millions)		($ in millions)
Implied Seller Rollover Equity value	$1,200.0	Implied Seller Rollover Equity value	$1,200.0
Cash in trust account stockholders(1)	304.5	Cash to balance sheet	231.1
Existing Cash Balances	39.1	Transaction expenses(2)(3)	36.4
		Redemption of CCIX Class A shares held by CCIX public shareholders	76.1
Total sources	$1,543.6	Total uses	$1,543.6
(1)
Represents the trust account balance of $304.5 million as of September 30, 2025.
(2)
Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $25.0 million to be incurred by CCIX prior to, or concurrent with, the closing, including (a) the deferred underwriting fees, (b) capital markets advisory fee payable, (c) other fees, costs and expenses related to the extension of directors’ and officers’ liability insurance by obtaining a six-year “tail” policy for CCIX current directors and officers and (d) repayments of amounts, if any, pursuant to the Working Capital Loans.
(3)
Reflects preliminary estimated unpaid direct and incremental transaction costs of $11.4 million incurred by PlusAI prior to, or concurrent with, the closing.

50% Redemption Scenario

These figures assume that (1) CCIX public shareholders holding an aggregate of 14,375,000 CCIX public shares exercise their redemption rights in connection with the Transactions, (2) the Post-Closing Company issues 113,036,645 shares of Post-Closing Company common stock to PlusAI stockholders (which includes holders of PlusAI preferred stock, PlusAI common stock, and PlusAI SAFEs, that, pursuant to the Conversion, are converted to PlusAI common stock immediately prior to the Merger), and (3) there has been no additional incremental financing raised by PlusAI. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

	Sources		Uses
	($ in millions)		($ in millions)
Implied Seller Rollover Equity value	$1,200.0	Implied Seller Rollover Equity value	$1,200.0
Cash in trust account stockholders(1)	304.5	Cash to balance sheet	154.9
Existing Cash Balances	39.1	Transaction expenses(2)(3)	36.4
		Redemption of CCIX Class A shares held by CCIX public shareholders	152.3
Total sources	$1,543.6	Total uses	$1,543.6
(1)
Represents the trust account balance of $304.5 million as of September 30, 2025.
(2)
Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $25.0 million to be incurred by CCIX prior to, or concurrent with, the closing, including (a) the deferred underwriting fees, (b) capital markets advisory fee payable, (c) other fees, costs and expenses related to the extension of directors’ and officers’ liability insurance by obtaining a six-year “tail” policy for CCIX current directors and officers and (d) repayments of amounts, if any, pursuant to the Working Capital Loans.

(3)
Reflects preliminary estimated unpaid direct and incremental transaction costs of $11.4 million incurred by PlusAI prior to, or concurrent with, the closing.

Maximum Redemption Scenario

These figures assume that (1) CCIX public shareholders holding an aggregate of 25,954,624 CCIX public shares exercise their redemption rights in connection with the Transactions, (2) the Post-Closing Company issues 113,036,645 shares of Post-Closing Company common stock to PlusAI stockholders (which includes holders of PlusAI preferred stock, PlusAI common stock, and PlusAI SAFEs, that, pursuant to the Conversion, are converted to PlusAI common stock immediately prior to the Merger), and (3) there has been no additional incremental financing raised by PlusAI. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

	Sources		Uses
	($ in millions)		($ in millions)
Implied Seller Rollover Equity value	$1,200.0	Implied Seller Rollover Equity value	$1,200.0
Cash in trust account stockholders(1)	304.5	Cash to balance sheet	32.3
Existing Cash Balances	39.1	Transaction expenses(2)(3)	36.4
		Redemption of CCIX Class A shares held by CCIX public shareholders	274.9
Total sources	$1,543.6	Total uses	$1,543.6
(1)
Represents the trust account balance of $304.5 million as of September 30, 2025.
(2)
Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $25.0 million to be incurred by CCIX prior to, or concurrent with, the closing, including (a) the deferred underwriting fees, (b) capital markets advisory fee payable, (c) other fees, costs and expenses related to the extension of directors’ and officers’ liability insurance by obtaining a six-year “tail” policy for CCIX current directors and officers and (d) repayments of amounts, if any, pursuant to the Working Capital Loans.
(3)
Reflects preliminary estimated unpaid direct and incremental transaction costs of $11.4 million incurred by PlusAI prior to, or concurrent with, the closing.

SUMMARY FINANCIAL DATA

The following selected unaudited summary condensed combined financial data (the “summary financial data”) gives effect to the business combination and other events contemplated by the business combination and the Transaction Accounting Adjustments in Note 3, as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus. On June 5, 2025, CCIX and PlusAI entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, CCIX will acquire PlusAI through the statutory merger of Merger Sub with and into PlusAI, with PlusAI surviving the merger as a wholly owned subsidiary of CCIX. The Closing Merger Consideration will have an Equity Value of $1.2 billion. At the effective time of the Merger, each share of PlusAI common stock will be automatically surrendered and exchanged for the right to receive a number of shares of the Post-Closing Company Class A common stock and Post-Closing Company Class B common stock equal to the Exchange Ratio, calculated in accordance with the terms of the Merger Agreement. For purposes of the pro forma condensed combined financial information presented, CCIX currently estimates the Exchange Ratio to be approximately 0.0700.

The Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP because PlusAI has been determined to be the accounting acquirer under all redemption scenarios presented.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025 combines the historical unaudited condensed consolidated balance sheet of PlusAI with the historical unaudited condensed consolidated balance sheet of CCIX on a pro forma basis as if the business combination and the other events contemplated by the Merger Agreement, summarized below, had been consummated on September 30, 2025.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 combines the unaudited condensed consolidated statement of operations of PlusAI for the nine months ended September 30, 2025 and the unaudited condensed consolidated statement of operations of CCIX for the nine months ended September 30, 2025, giving effect to the transactions as if the business combination, other events contemplated by the Merger Agreement, and Transactions had been consummated on January 1, 2024.

The unaudited pro forma combined statement of operations for the year ended December 31, 2024 combines the audited consolidated statement of operations of PlusAI for the 12 months ended December 31, 2024 and the audited statement of operations of CCIX for the 12 months ended December 31, 2024, giving effect to the transactions as if the business combination and the other events contemplated by the Merger Agreement had been consummated on January 1, 2024.

The summary financial data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Post-Closing Company, appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements of CCIX and PlusAI and related notes included elsewhere in this proxy statement/prospectus. The selected unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what the Post-Closing Company’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the selected unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the Post-Closing Company. CCIX and PlusAI have not had any historical relationship prior to the business combination. Accordingly, no Transaction Accounting Adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments reflected in the selected unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Post-Closing Company upon consummation of the business combination and other transactions.

Under the scenarios outlined below, the pro forma condensed combined financial information assume a $10.59 per share redemption amount based on pro rata amount per share of CCIX Class A common stock of the September 30, 2025 trust account balance. The following table presents the selected unaudited pro forma combined financial information after giving effect to the business combination and other events contemplated by the Merger Agreement, presented under the following scenarios:

•
No Redemptions. This scenario assumes no redemption of the 28,750,000 CCIX public shares.
•
25% Redemptions. This scenario assumes that holders of 7,187,500 CCIX shares, or 25% of the shares outstanding held by CCIX public shareholders, will exercise their redemption rights for aggregate redemption proceeds of $76.1 million.
•
50% Redemptions. This scenario assumes that holders of 14,375,000 CCIX public shares, or 50% of the shares outstanding held by CCIX public shareholders, will exercise their redemption rights for aggregate redemption proceeds of $152.3 million.
•
Maximum Redemptions. This scenario assumes that holders of 25,954,624 CCIX public shares, or 90% of the shares held by CCIX public shareholders subject to possible redemption will exercise their redemption rights for aggregate redemption proceeds of $274.9 million. The Maximum Redemption Scenario is based on the maximum number of redemptions that may occur to meet the CCIX Net Tangible Asset closing condition.

The following summarizes the pro forma shares of the Post-Closing Company common stock issued and outstanding immediately after the business combination on September 30, 2025 under the scenarios, excluding the dilutive effect of the potential issuance of any Earnout Shares, the potential issuance of any shares of Post-Closing Company common stock upon exercise of outstanding PlusAI options assumed by the Post-Closing Company, the potential issuance of any shares of Post-Closing Company common stock upon the release of unvested PlusAI RSUs, and the potential issuance of shares of Post-Closing Company common stock initially reserved for issuance under the Incentive Plan and the ESPP:

	No Redemption Scenario			25% Redemption Scenario			50% Redemption Scenario			Maximum Redemption Scenario
	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power
CCIX public shareholders (1)	28,750,000	19.2%	21.8%	21,562,500	15.1%	17.3%	14,375,000	10.6%	12.2%	2,795,376	2.3%	2.6%
Sponsor (2)	7,912,500	5.3%	6.0%	7,912,500	5.6%	6.3%	7,912,500	5.8%	6.7%	7,912,500	6.4%	7.5%
PlusAI stockholders (3)	113,036,645	75.5%	72.2%	113,036,645	79.3%	76.4%	113,036,645	83.6%	81.1%	113,036,645	91.3%	89.9%
Total Common Stock Outstanding	149,699,145	100.0%	100.0%	142,511,645	100.0%	100.0%	135,324,145	100.0%	100.0%	123,744,521	100.0%	100.0%
(1)
Shares of CCIX Class A Common Stock outstanding after redemptions held by former CCIX public shareholders, which will become Post-Closing Company Class A common stock.
(2)
Represents (a) 725,000 Private Placement Shares held by the Sponsor and (b) 7,187,500 CCIX Founder Shares held by the Sponsor, which will become Post-Closing Company Class A common stock.
(3)
Consists of 89,559,312 shares of Post-Closing Company Class A common stock and 23,477,333 shares of Post-Closing Company Class B common stock issuable pursuant to the business combination, after giving effect to each of the following: (a) 8,554,008 shares resulting from the outstanding PlusAI Class A common stock, (b) 23,007,047 shares resulting from the outstanding PlusAI Class B common stock, (c) 66,678,405 shares from conversion of PlusAI preferred stock, (d) 6,422,993 shares from conversion of PlusAI SAFE instruments, (e) 6,137,683 shares from PlusAI common stock issuable upon vesting of PlusAI RSUs before any reduction of shares withheld to settle tax obligations, (f) 1,330,000 shares issuable upon exercise of PlusAI common stock options with nominal exercise price, and (g) 906,509 shares issuable in connection with the collaboration arrangement with IVECO. Assumes that the Equity Value is $1,200,000,000. Excludes up to 15,000,000 Earnout Shares that PlusAI stockholders will be eligible to receive upon satisfaction of certain milestones during the Earnout Period.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

The following summarizes summary financial data under the following scenarios presented:

	No Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data - Year Ended December 31, 2024
Total operating expenses	$90,148	$90,148	$90,148	$90,148
Loss from operations	(90,016)	(90,016)	(90,016)	(90,016)
Net loss	(90,205)	(90,205)	(90,205)	(90,205)
Net loss per share - basic and diluted	$(0.61)	$(0.64)	$(0.67)	$(0.73)
Weighted-average shares - basic and diluted	148,811,806	141,624,306	134,436,806	122,857,182
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data - Nine Months Ended September 30, 2025
Total operating expenses	64,844	64,844	64,844	64,844
Loss from operations	(64,797)	(64,797)	(64,797)	(64,797)
Net loss	(74,166)	(74,166)	(74,166)	(74,166)
Net loss per share - basic and diluted	$(0.50)	$(0.52)	$(0.55)	$(0.60)
Weighted-average shares - basic and diluted	148,811,806	141,624,306	134,436,806	122,857,182
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2025
Total current assets	313,954	237,819	161,684	39,024
Total assets	317,450	241,315	165,180	42,520
Total current liabilities	10,414	10,414	10,414	10,414
Total liabilities	10,778	10,778	10,778	10,778
Total stockholders' equity	$306,672	$230,537	$154,402	$31,742

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “expect,” “potential,” “plan,” “seek,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this proxy statement/prospectus include statements about:

•
our ability to consummate the business combination;
•
satisfaction or waiver of the closing conditions set forth in the Merger Agreement;
•
the completion of any potential incremental financing, including a SAFE financing;
•
the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•
PlusAI’s estimated Unit Economics, including assumptions around operational availability, forecast adoption curve, utilization, autonomous net value and target gross margin;
•
expectations with respect to the future performance and the success of PlusAI following the consummation of the business combination;
•
the expected benefits of the business combination;
•
PlusAI’s operational and product roadmap, including its timeline for commercial launch of SuperDrive-enabled trucks and additional customer fleet trials in the United States and in Europe;
•
PlusAI’s ability to successfully collaborate with OEM partners and to successfully scale its DaaS model and related revenue stream, including assumptions around costs per mile of a human driver, average cost of a human driver and expected customer cost savings;
•
PlusAI’s ability to negotiate and execute definitive long-term contracts and commercial arrangements with OEM partners, which expand upon or maintain the current agreements, on terms that are favorable to us, or at all;
•
PlusAI’s estimated total addressable markets for its commercial trucking and public sector applications, including with respect to customer preferences for OEM channels;
•
the relative competitive advantage of PlusAI’s AV 2.0 paradigm and AI-native systems approach;
•
the benefits of the use of AI in PlusAI’s services or products;
•
PlusAI’s ability to continue to demonstrate the safety and reliability of SuperDrive and to maintain safety standards at scale and reach safety performance milestones;
•
developments relating to PlusAI’s competitors and industry;
•
the regulatory landscape for SuperDrive in the United States and globally and complexities with compliance related to such landscape;

•
PlusAI’s expectations regarding its ability to obtain, maintain, protect and enforce its intellectual property rights;
•
PlusAI’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;
•
PlusAI’s expectations regarding expansion plans and opportunities, including into additional international markets;
•
PlusAI’s future capital requirements and sources and uses of cash, as well as PlusAI’s roadmap to profitability;
•
the consummation of any potential PIPE Investment and the terms thereof;
•
the potential liquidity and trading of PlusAI’s public securities;
•
PlusAI’s capitalization following the business combination;
•
any changes in PlusAI’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;
•
PlusAI’s ability to remediate the material weaknesses identified in its internal control over financial reporting; and
•
expectations regarding PlusAI’s status as an emerging growth company under the JOBS Act.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this proxy statement/prospectus. We advise you that the safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by CCIX or PlusAI in connection with this proxy statement/prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this proxy statement/prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this proxy statement/prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this proxy statement/prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this proxy statement/prospectus to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make following the Closing.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates and information concerning our industry, including market size of the markets in which we participate, that are based on various third-party sources, industry publications and reports, as well as our own internal information. This information involves assumptions and limitations, and you are cautioned not to give undue weight to such estimates and information. The markets in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these sources, publications and reports.

The sources of certain statistical data, estimates and forecasts contained in this prospectus include the following independent industry publications or reports:

•
American Transportation Research Institute, An Analysis of the Operational Costs of Trucking: 2024 Update, June 2024.
•
American Trucking Associations, ATA U.S. Freight Transportation Forecast to 2035, January 16, 2025.
•
Autonomous Vehicle Industry Association, State of AV 2024.
•
DAT Freight & Analytics, Truckload Volumes, Rates Slipped in April Amid Freight-Market Uncertainty, May 9, 2025.
•
Eurostat, Road Freight Transport Vehicle Movements by Loading Status, Type of Transport, and Territorial Coverage - Annual Data, July 29, 2025.
•
IVECO Group, 2024 Annual Report.
•
Market Data Forecast, Europe Road Freight Transportation Market, February, 2025.
•
McKinsey & Company, Will Autonomy Usher in the Future of Truck Freight Transportation?, September 25, 2024.
•
Richard Bishop, Plus Autonomous Truck Aces Driverless Safety Maneuver Testing, Forbes, April 29, 2025. Mr. Bishop is an equityholder of and advisor to PlusAI.
•
S&P Global Mobility, Medium- and Heavy-Commercial Vehicle Industry Forecast.
•
TRATON GROUP, 2024 Annual Report.
•
U.S. Department of Transportation, Office of Highway Policy Information, Highway Statistics 2022.
•
U.S. Department of Transportation, Office of Highway Policy Information, Our Nation’s Highways - 2000.
•
U.S. Energy Information Administration, U.S. No. 2 Diesel Retail Prices, September 9, 2025.
•
World Road Transport Organisation, Global Driver Shortages: 2023 Year in Review, December 21, 2023.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. Investing in the Post-Closing Company common stock involves a high degree of risk. The following risk factors apply to the business and operations of PlusAI and will also apply to the business and operations of the Post-Closing Company following the completion of the business combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may adversely affect the business, prospects, financial condition, results of operations of the Post-Closing Company. In that case, the trading price of Post-Closing Company Class A common stock may decline, and you may lose all or part of your investment. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” CCIX or PlusAI may face additional risks and uncertainties that are not presently known to CCIX or PlusAI, or that CCIX and PlusAI currently deem immaterial, which may also impair CCIX’s or PlusAI’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to PlusAI

For purposes of this subsection only, unless the context otherwise requires, all references in this section to “PlusAI,” the “Company,” “we,” “us” or “our” refer to the business of PlusAI prior to the consummation of the business combination, which will be the business of the Post-Closing Company and its subsidiaries following the consummation of the business combination.

Risks Related to Our Technology, Business Model and Industry

Autonomous driving technology is an emerging technology, and we face significant technical challenges to commercialize our technology. If we cannot successfully overcome those challenges or do so on a timely basis, our ability to grow our business will be negatively impacted.

Autonomous driving technology is an emerging technology and presents major engineering challenges. The industry faces significant technical and commercial challenges, including demand for driving performance superior to human drivers, significant capital requirements, long development lead times, particularized skills and expertise required by personnel, inconsistent and evolving regulatory frameworks, a need to build public trust and brand reputation, and transitioning novel technology into real-world operation. If we are not able to overcome these challenges, in a timely manner or at all, our business, prospects, financial condition, and results of operations will be negatively impacted.

Although we believe that our virtual driver software and supporting technology are promising, we have not commercially launched our software and supporting technology and cannot assure you that our technology will succeed commercially. The successful development of our virtual driver software and related technology involves many challenges and uncertainties, including:

•
achieving sufficiently safe virtual driver software performance as determined by us, government and regulatory agencies, our partners, customers, and the general public;
•
finalizing virtual driver software design, specification, and vehicle integration;
•
successfully completing software testing, validation, and safety approvals;
•
obtaining additional approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;

•
successful collaboration with OEMs and other third parties with whom we intend to partner to develop and deploy our virtual driver software;
•
preserving core intellectual property rights, while obtaining intellectual property rights, technology or materials from third parties that may be critical to our R&D activities; and
•
continuing to fund and maintain our current technology development activities.

We have incurred net losses since our inception, and we expect to incur significant expenses and continuing losses for the foreseeable future.

We have incurred net losses on an annual basis since our inception. During the five months ended December 31, 2023, 12 months ended December 31, 2024 and nine months ended September 30, 2025, we incurred net losses of $15.3 million, $61.1 million and $77.7 million, respectively. We believe that we will continue to incur operating and net losses each quarter until at least the time we have begun to scale commercial operation of our virtual driver software, which may take longer than we currently expect or may never occur. Even if we successfully develop and commercialize our virtual driver technology, there can be no assurance that we will be commercially successful. We expect the rate at which we will incur losses may be substantially higher in future periods as we continue to scale our development and begin commercialization of our technology. Because we expect to incur the costs and expenses from these efforts before we receive significant revenues from commercial launch, we expect that our losses in future periods will be significant. In addition, our development and commercialization efforts may be more expensive than we currently anticipate or these efforts may not result in revenue in the timeframes expected, or at all, which would further increase our losses.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

PlusAI was formed in July 2023 as a result of the restructuring (the “Restructuring”) of the operations of PlusAI Corp (“Original Plus”), which was itself originally formed in 2016. Prior to the Restructuring, Original Plus was a hardware/software combination-based model focused on retrofitting existing trucks in China. Original Plus was party to a joint venture with a Chinese heavy-duty truck manufacturer targeting the PRC market, had received a pre-order from a Chinese customer, and engaged in various development activities with other manufacturers and trucking companies primarily in China and the United States. Following the Restructuring, PlusAI shifted its geographic focus to the United States and Europe and changed its business to a software-based model focused on partnering with original equipment manufacturers (“OEMs”) to deploy its software solutions to new vehicles. Following the Restructuring, PlusAI also shifted its focus to development of L4 virtual driver software, which is characterized by full system redundancy, fault tolerance and deployment on higher-cost, higher-performance platforms that require more advanced compute and sensor configurations. Our relatively limited operating history, particularly with our new, post-Restructuring business model, makes it difficult to evaluate our future prospects and the risks and challenges we may encounter. Risks and challenges we have faced or expect to face include our ability to:

•
design, develop, test, and validate our virtual driver software for commercial applications;
•
produce and deliver our technology at an acceptable level of safety and performance;
•
attract, retain, and successfully collaborate with our OEM partners to develop and deploy our virtual driver software;
•
properly price our products and services;
•
plan for and manage capital expenditures for our current and future products;
•
hire, integrate and retain talented people at all levels of our organization;

•
forecast our revenue, budget for, and manage our expenses;
•
navigate an evolving and complex regulatory environment;
•
manage our supply chain and supplier relationships related to our current and future products;
•
anticipate and respond to macroeconomic changes and changes in the markets in which we operate;
•
maintain and enhance the value of our reputation and brand;
•
effectively manage our growth and business operations, including the impacts of unforeseen market changes on our business;
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develop and protect intellectual property rights; and
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successfully develop new solutions, features, and applications to enhance the experience of partners and end-customers.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above, as well as those described elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history, both prior to and since the Restructuring, or operated in a more developed market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition, and results of operations could be adversely affected.

Our technology may be lesser performing or developing and commercializing and scaling our technology may take us longer to complete than we currently anticipate, which would adversely impact our business, financial condition, and results of operations.

Our virtual driver software is highly technical and complex, and successful commercial deployment of our technology will require that we meet very high standards for technology performance and system safety. If we are unable to develop and commercialize our technology in a sufficiently performant or timely manner, our ability to monetize our technology will be impaired. These risks are particularly relevant for factors such as our virtual driver software’s operational domain (i.e., the conditions under which our software is designed to operate), which includes variables such as traversable road networks, speeds, and weather patterns. It is possible that there may be additional limitations in our operating capabilities that are dependent upon a number of factors, including, for example, vehicle type (e.g., car, truck) and actor density (e.g., pedestrians, cyclists). If that is the case, we may be more restricted in our addressable market opportunities.

To date, the autonomous driving industry has generally taken longer to develop than many anticipated, and it may take us longer to complete our own technology development and commercialization than is currently projected. Successful deployment of autonomous driving technology for broad use cases will require further technology improvements including, for example, handling non-compliant or unexpected actor behavior and inclement weather conditions. Developing a system that adequately manages these challenges may take us longer than expected (or may not be achieved at all), which would increase our capital requirements for technology development, delay our timeline to commercialization, and otherwise harm our business, financial condition, and results of operations.

We track certain business and operational metrics that we use to make various financial and operational decisions, which are based on certain assumptions and estimates and are subject to inherent challenges in measurement and comparison with similar metrics of other businesses, and actual or perceived inaccuracies in such metrics may harm our reputation and materially adversely affect our stock price, business, results of operations, and financial condition.

We track certain business and operational metrics which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools are subject to a number of limitations, and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including any metrics we publicly disclose. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. We use such business and operational metrics to make various financial operations decisions and, if such metrics are inaccurate or misleading, our business, results of operations, and financial condition could be harmed. Further, investors should not place undue reliance on these metrics as an indicator of our future or expected results. If investors or analysts do not perceive any metrics that we publicly disclose to be accurate representations of our business, or if we discover material inaccuracies in such metrics, our reputation, business, results of operations, and financial condition would be harmed.

For example, we have publicly disclosed a measurement of our progress toward completing the safety case and achieving full readiness for the commercial launch of SuperDrive, referred to as Safety Case Readiness. There are inherent challenges in calculating Safety Case Readiness, including the fact that management judgment is used when assessing the completeness of the supporting evidence for the safety case. If our Safety Case Readiness is not an accurate representation of our progress toward completing the safety case and achieving full readiness for the commercial launch of SuperDrive, or if investors perceive this measure not to be accurate, or if we discover material inaccuracies in Safety Case Readiness, our reputation may be significantly harmed, the timing of our commercial launch could be delayed, and our stock price could decline, any of which could materially and adversely affect our business, prospects, financial condition, and results of operations.

We operate in an intensely competitive market and some market participants have substantially greater resources. If one or more of our competitors broadly commercialize their self-driving technology before we do, develop superior technology, or are perceived to have better or safer technology, our business prospects and financial performance would be adversely affected.

The market for self-driving technology is intensely competitive and subject to rapid technological change. Our future success will depend on our ability to develop and commercialize our virtual driver software in a sufficiently timely manner in order to maintain competitiveness. Several companies, including, but not limited to, Torc Robotics, Aurora, and Kodiak Robotics are investing heavily in building self-driving technology for similar use cases to ours. If our competitors, including those previously mentioned, broadly commercialize their technology before we do, develop superior technology, or are perceived to have better or safer technology, they may capture market opportunities and establish relationships with customers and partners that might otherwise have been available to us.

Commercialization of autonomous trucking technology is currently generally limited to pilot deployments, which we and other competitors are currently performing. Competitors may initiate similar deployments in various different use cases and/or geographies earlier than we will or may perform better than we do in such deployments. Several of these competitors have substantially greater financial, marketing, research and development, and other resources than we do. In the event that one or more of these competitors broadly commercializes their technology before we do, our business prospects and financial performance would be adversely impacted.

We expect to rely on a limited number of customers for a significant portion of our future revenue. The loss of, or a reduction in our commercial relationship with, any of those customers may adversely affect our business, financial condition, and results of operations.

We expect to rely on a limited number of customers for substantially all of our future revenue. To date, we have limited revenue from the deployment of our technology and the substantial majority of our revenue has been derived from a limited number of pilot projects and other nonrecurring engineering fees. For example, during each of the periods presented in this proxy statement/prospectus, we had one contract with a revenue-generating customer. Particularly as we approach commercial launch of SuperDrive, the composition of our significant customers may vary. We believe our business, financial condition, and results of operations for the foreseeable future will continue to depend on the deployment of our software through a relatively limited number of OEMs. OEMs may decide not to distribute, or their customers may decide not to purchase, autonomous vehicles utilizing our technology or may take other actions that affect us for reasons that we cannot anticipate or control. Those reasons could relate to the OEM’s or their customer’s financial condition, changes in the OEM’s or their customer’s business strategy or operations, changes in technology, the introduction of alternative competing products, or the perceived quality or cost-effectiveness of our technology. Our agreements with certain of our OEM partners are non-exclusive and may be terminated by the OEM partner without cause with between 60 and 90 days’ written notice, subject in certain cases to the payment of a termination fee. Further, our OEM partners or their customers may not perform as well as their respective competitors, which may cause them to delay or reduce the level of their investment in autonomous vehicles utilizing our technology or decide not to renew their agreements with us, which may in turn impact our business, financial condition and results of operations. OEMs’ or their customers’ individual or aggregate needs may decline due to a number of factors, including supply chain challenges and macroeconomic conditions. Our agreements with OEMs may be cancelled on relatively short notice, including for reasons outside of our control. In addition, our OEM partners may seek to renegotiate the terms of agreements or renewals or choose not to renew or expand their licenses of our technology. If any of our OEM partners becomes a significant stockholder of the Post-Closing Company, such partners may seek to leverage their shareholdings to receive better terms in our partnership agreements or to influence our relationships with other OEM partners. The loss of or a reduction in sales or anticipated sales to any of our OEM partners or our inability to attract new significant OEMs and other partners may adversely affect our business, financial condition, and results of operations. These risks are heightened due to the limited number of our existing and anticipated OEM partners.

Our technology may not achieve market acceptance at the pace we expect or at all.

Autonomous driving technology is an emerging technology that has not achieved general market acceptance. Any public incident involving autonomous vehicles (whether involving us or a competitor) could result in adverse publicity and decreased demand for autonomous driving technology. We will not be able to successfully commercialize our virtual driver software if we cannot gain sufficient trust in our safety and reliability. Concerns regarding the loss of human jobs to automation and artificial intelligence, and the related disruptions that may occur in the economy, may also result in adverse publicity and hinder market acceptance of autonomous driving technology. Labor unions may also raise concerns about autonomous truck safety, displacing drivers or otherwise negatively affecting employment opportunities for their members. This has in the past resulted in, and could in the future result in, negative publicity, lobbying efforts to U.S. local, state and federal authorities, or equivalent authorities in the foreign jurisdictions in which we seek to do business, to implement legislation or regulations that make it more difficult to operate our business.

As the market for autonomous vehicles matures, differences between our approach and those of our competitors will become more widely known to suppliers, insurers, regulators, and others. Until then, adverse perceptions of a single market participant may be applied to the autonomous driving industry as a whole. In that event, actions or inactions by a third-party may cause suppliers, insurers, regulators and others to refuse or cease to interact with or conduct business with the autonomous driving industry as a whole, including us. If the market does not accept and adopt our services and technology at the pace we expect or at all, it could materially and adversely affect our business, prospects, financial condition, and results of operations.

It is possible that our model does not materialize as expected, in particular as a result of our software-focused business model. This could significantly hinder our ability to generate a commercially viable product and adversely affect our business prospects.

Our business model is a software-focused approach to virtual-driving technology that is intended to flexibly integrate with a variety of OEMs. This approach is less vertically integrated than those of certain of our competitors and gives rise to a number of uncertainties regarding our business model, including:

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dependency on OEMs to integrate, deploy, and effectively commercialize our technology;
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revenue concentration associated with our limited set of OEM partners;
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our ability to realize anticipated benefits of our software-focused business model, including reduced capital requirements and operating expenses associated with ownership, deployment and commercialization of our technology;
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reduced control over the cost of autonomous driving hardware and other fixed and variable costs associated with autonomous vehicle operation;
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the relative margins associated with software-focused approaches compared to vertically-integrated approaches;
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complexity associated with interoperability between our software and diverse hardware architectures; and
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product pricing.

As a result of our software-focused business model, we expect to realize certain benefits including reduced capital requirements associated with fleet ownership and operation, as well as reduced operating expenses required to market and commercialize our technology. However, such benefits may not materialize. For example, as a result of this approach our success will depend in large part on our OEM partners’ ability to integrate, deploy, and effectively commercialize our technology. We may experience significant revenue concentration with our limited set of OEM partners who may as a result have increased negotiating leverage in their dealings with us. The expected cost savings associated with our software-focused business model may not be sufficient to offset the value-sharing associated with our OEM partnerships or may cause our approach to be less profitable than vertically-integrated business models.

Moreover, autonomous driving technology is a new offering, and the appropriate price points and pricing models are as yet undetermined. While we believe that our Driver-as-a-Service (“DaaS”) model will be attractive to fleet operators, the DaaS model is unproven and may fail to gain commercial acceptance. Going forward, we expect the volume of committed DaaS contracts to be an important indicator of our future performance, and we currently have no binding commitments from fleet operators to enter into DaaS agreements. As more market participants achieve sufficient safety and autonomy to begin commercialization, increased competition may result in pricing pressure and reduced margins and may impede our ability to increase revenue or cause us to lose market share, any of which could materially and adversely affect our business, financial condition, and results of operations. Unfavorable changes in any of these or other factors, many of which are beyond our control, could materially and adversely affect our business, prospects, financial condition and results of operations.

Deployment and commercialization may be delayed due to delays in our anticipated timeline for completion and validation of acceptable safety testing and measures for our technology and the development of plans for ensuring acceptable driver-out safety, delays in the production, reliability or revision of truck and computer hardware required for our technology from our partners or suppliers.

We do not currently have active deployments for SuperDrive and there can be no guarantee that deployments will be achieved. Deployment and commercialization of our technology requires that we meet exacting standards for safety and reliability, which may be delayed. Until we have completed and validated acceptable safety testing and measures for our technology, the commercial applications of our technology will be limited, and our OEM partners’ deployment of our technology may be delayed. If our technology fails to perform as intended or its development takes longer than currently projected, our commercial competitiveness, prospects, business, financial condition and results of operations may be adversely affected.

Once validated, deployment and commercialization of our technology will also depend on our OEM partners’ manufacture and distribution of autonomous vehicles that utilize our technology. This could be subject to delays or challenges experienced by our OEM partners in integrating our technology, changes in their designs, or challenges in production of autonomous vehicles that utilize our technology, including due to potential disruption to our OEM partners’ supply chains. If our OEM partners’ deployment of our technology is subject to unforeseen delays, our commercial competitiveness, prospects, business, financial condition and results of operations may be adversely affected.

Our OEM partners and their customers, or the industry more generally, may delay, scale back or deprioritize the necessary investment required for the adoption of our technology or autonomous technology generally.

Adoption of our technology, and autonomous technology generally, involves significant changes to the manufacture and operation of trucks. Our business model is dependent on our OEM partners’ ability to sell vehicles fitted with our technology to their end fleet customers. Accordingly, our future growth is dependent on the demand for, and end fleets’ willingness to adopt, autonomous driving solutions for their trucking needs as well as regulation of autonomous driving solutions. If demand for our technology by our OEM partners and their customers is not as we anticipate, our business, results of operations and financial condition will be harmed. Our OEM partners and their customers, or the industry more generally, may delay, scale back or deprioritize the necessary investment required for the adoption of our technology or autonomous technology generally. The amount of time and capital required for our OEM partners to retool their manufacturing facilities to produce autonomous vehicles that utilize autonomous technology is significant. Our OEM partners and their customers, and the industry generally, may delay, scale back or deprioritize this investment due to financial constraints, a desire to evaluate or pursue alternative technologies, adverse safety incidents (whether involving our technology or that of a competitor), adverse publicity, political, employee or organized labor pressures, and ethical concerns regarding the use of artificial intelligence, among others. And delay in the adoption of our technology, or autonomous technology generally, could harm our business, results of operations and financial condition.

We are highly dependent on the services of our senior management team and, specifically, our Co-Founders. If we are not successful in retaining our senior management team or in attracting and retaining other highly qualified personnel, our business, financial condition, and results of operations may be harmed.

We are highly dependent on the continued services of our senior management team, which has extensive experience in the autonomous driving industry. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and could materially and adversely affect our business, financial condition, and results of operations. In particular, we are highly dependent on our co-founders, who remain deeply involved in all aspects of our business, including product development. If our co-founders ceased to be involved with us, it could make it more difficult for us to, among other things, compete with other market participants, manage our R&D activities and retain existing partners or cultivate new ones.

Our success similarly hinges on the ability to attract, motivate, develop and retain a sufficient number of other highly skilled personnel, including software, systems engineering, automotive, safety, operations, design, finance, marketing, and support personnel. Competition for qualified highly skilled personnel can be strong, especially in the autonomous driving industry, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. Employees may be more likely to leave us if the shares of our capital stock they own or the shares of our capital stock underlying their equity incentive awards have significantly reduced in value or the vested shares of our capital stock they own or vested shares of our capital stock underlying their equity incentive awards have significantly appreciated. The significant reduction in the value of the Post-Closing Company common stock may require us to grant additional or larger individual equity incentive awards in order to prevent employee departures and to attract new personnel. The issuance of additional shares upon settlement or exercise of those awards would result in dilution to the holders of the Post-Closing Company common stock and increase the number of shares eligible for resale in the public market and may have a negative impact on our stock price.

Many of our employees may receive significant proceeds from sales of our equity in the public markets once their applicable vesting restrictions are satisfied and applicable lock-up restrictions expire, which may reduce their motivation to continue to work for us. Further, any inability to recruit, develop and retain qualified employees, particularly in the highly competitive market for AI developers and engineers, may limit our ability to grow our teams as we commercialize or result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability.

Laws and regulations may also restrict our ability to attract, motivate and retain the required level of qualified personnel. For example, many of our personnel in the United States are qualified foreign nationals whose ability to live and work in the United States is contingent upon the continued availability of appropriate visas. We expect to continue to rely on foreign nationals to fill part of our recruiting needs. As a result, changes in United States immigration policies, work permit regulations, or visa requirements, including changes that limit the availability of certain work visas or increase visa fees, may adversely affect our ability to retain and hire qualified personnel. If work permits are denied, revoked, or not renewed, we may face disruptions in our operations, increased costs for hiring and training replacements, and potential delays in project execution. While it is difficult to predict the political and economic events that could affect immigration laws, or the restrictive impact they could have on obtaining or renewing work visas for our technology professionals, the current United States administration has made restricting immigration and reforming the work visa process a priority. If we are not able to continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or growth.

In addition, California, where we are based, recently enacted two new state laws that expand the geographic reach of California’s existing limitations on the enforceability of certain non-compete and other restrictive covenants and provide for affirmative notice of, and private enforcement rights relating to, the enforceability of certain non-compete and other restrictive covenants with respect to California-based employees. To the extent these types of non-solicitation and non-competition covenants are not enforceable against employees following any departure from employment with us, our ability to retain key personnel may be diminished and competition for human resources, customers and business may increase, which could adversely affect our financial condition, results of operations and cash flow.

Additionally, we do not carry key person insurance for any of our management executives, and the loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could materially and adversely affect our business, financial condition and results of operations.

Our brand and reputation may be harmed by negative publicity or safety and other concerns, including due to any flaws or misuse of autonomous driving technologies, whether actual or perceived, intended or inadvertent, committed by us or by other third parties.

Our technology and our industry generally are frequently the subject of publicity, including negative publicity. In addition, independent industry sources may provide reports evaluating our technology, as well as those of our competitors, and the perception of our technology in the marketplace may be significantly influenced by these reports. If publicity regarding us is negative, or less positive as compared to those of our competitors, our reputation may be adversely affected.

Autonomous driving technology presents a risk of significant injury, including fatalities, and any road incidents involving vehicles associated with us may result in negative publicity, reputational damage or slower market adoption of our technology. Because autonomous vehicles represent an emerging technology with a limited history of commercial operation, they are not well understood among the public. Concerns regarding the safety of our technology, and of autonomous driving technologies generally, may result from misperceptions of us, our partners or other third parties. Moreover, because we operate in a highly competitive market with a limited history of commercialization, differences in reputation or perceived differences in safety may be particularly influential and it may be particularly challenging to address negative publicity or safety concerns should they occur. Any damage to our brand and reputation could significantly harm our business, results of operations and financial condition.

Risks Related to Our Business Operations

Our business plan requires additional capital investment. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders. The terms of any financing that we pursue may be less favorable than previously anticipated and could become less favorable depending on the amount of capital we may require.

As a result of our limited operating history and limited historical data on the demand for our technology, our future capital requirements are uncertain and actual capital requirements may be different from those we currently anticipate. We expect to continue investing in research and development to develop and deploy our virtual driver software. While we expect the proceeds of the business combination to fund our operations until commercialization of our SuperDrive technology, the net cash proceeds from the business combination may be less than expected due to high levels of redemptions or otherwise and unexpected increases in costs or delays in the timing of the deployment of our technology, including SuperDrive, may cause us to require additional equity or debt financing to fund a portion of our future expenditures. Such financing might not be available to us in a timely manner, on favorable terms, or at all.

Our ability to obtain any necessary additional financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. We may raise these additional funds through the issuance of equity, equity-linked, or debt securities. To the extent that we raise additional financing by issuing equity securities or equity-linked securities, our stockholders may experience substantial dilution. To the extent we engage in debt financing, we may become subject to restrictive covenants that may limit our flexibility in conducting future business activities. Financial institutions may request credit enhancements such as third-party guarantees and pledges of equity interest in order to extend loans to us. Additional funding may be more difficult to obtain, or may be more expensive, as a result of increases in inflation and interest rates in the U.S. economy generally. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we could have to significantly reduce our spending, delay or cancel our planned development activities, or substantially modify our business plan, which could have an adverse impact on our business and financial prospects.

Our budget for capital expenditures and expenses may exceed our expectations or there may be significant redemptions in connection with the business combination, in which cases we may need to raise capital sooner or change our operating plans and timelines.

We are spending significant amounts to develop our virtual driver software. Our actual cash expenses may differ materially from estimates. We expect to continue to incur operating and net losses each quarter until at least the time we begin commercial deployment of our virtual driver software at scale, which could take longer than we expect, or may not occur at all. Our operations may also prove more expensive than we anticipate or may generate lower revenue than we expect, either of which would increase our cash needs and losses. For example, our estimates and assumptions regarding our future expenses and working capital, including future sales, marketing, general and administrative expenses, research and development expenses and expected capital expenditures both before first commercial deployment of our technology and long-term, may be incorrect and actual expenses and working capital may exceed such estimates. If our cash expenditures are higher than expected, we may need to raise capital sooner than expected or change our business plans and timelines. In particular, the terms of capital available to us as a development-stage company may be less favorable than if we were to raise additional capital following successful deployment of our virtual driver software. There can be no assurance that we will be able to raise additional capital on acceptable terms or at all.

In addition, if there are significant redemptions in connection with the proposed business combination, we may need to make significant adjustments to our business plan and timelines and will need to seek additional capital. Depending on our available capital resources, we may need to delay or discontinue expected near-term expenditures, which could materially impact our business prospects, financial condition, results of operations and cash flows by limiting our ability to pursue some of our other strategic objectives and/or reducing the resources and third-party contracts available to further develop our design, sales, and manufacturing efforts.

We may experience difficulties in managing our growth and expanding our operations.

As we approach commercial deployment of our virtual driver software, we expect to experience significant growth in the scope and nature of our operations and, accordingly, we expect our expenses to increase as we grow. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and systems automation. We are also currently in the process of strengthening our compliance programs, including in relation to export controls, privacy, data protection, cybersecurity and anti-corruption. We will also need to expand our financial and accounting resources and make certain other improvements to support our complex arrangements and the rules governing revenue and expense recognition for our future operations. We may not be able to implement these improvements in an efficient or timely manner, or we may discover deficiencies in existing controls, programs, systems and procedures. Any of these challenges could have an adverse effect on the accuracy of our reporting or on our business relationships, reputation and financial results.

Forward-looking estimates and predictions as to the future deployment of our technology, and the associated adoption curve are subject to significant uncertainty and are based on assumptions and estimates that may prove inaccurate.

We use various estimates in formulating our business plans. We base our estimates upon a number of assumptions that are inherently subject to significant business and economic uncertainties and contingencies, many of which are beyond our control. Our estimates therefore may prove inaccurate, causing the actual amount to differ from our estimates. These factors include, without limitation:

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the timing and breadth of our technology’s operating domain and product models;
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the anticipated number of autonomous miles per truck;
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the expected timing and rate of deployment and adoption of our technology, including our target deployment estimates and estimated total number of L4 autonomous trucks operating in the United States and Europe in the future;
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our estimates and assumptions regarding our future expenses and working capital, including future sales, marketing, general and administrative expenses, research and development expenses and expected capital expenditures both before first commercial deployment of our technology and long-term;
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the expected future cost of truck driver labor and workforce shortages;
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the time it takes us to develop and commercialize our autonomous driving technology to scale;
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the degree of utilization achieved by our virtual driver technology;
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the savings achievable through autonomy;
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the share of the value derived from our technology relative to our OEM partners;
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our ability to maintain our relationships with our OEM partners;
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growth in research and development and operating expenses;

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the extent to which our technology is successfully and efficiently deployed by our OEM partners, and our market penetration more broadly;
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the timing of when our partners and end customers adopt our technology on a commercial basis which could be delayed for regulatory, safety or reliability issues including for reasons unrelated to our technology;
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the timing of future autonomous vehicle hardware generations and vehicle platforms;
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competitive pricing pressures, including from established and future competitors;
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the amount of capital required to get to commercialization and to commercialize at scale;
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whether we can obtain sufficient capital to continue investing in core technology development and sustain and grow our business in accordance with our plans;
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the overall strength and stability of domestic and international markets, including, but not limited to trucking, passenger mobility, and local goods delivery; and
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other risk factors set forth in this proxy statement/prospectus.

In particular, our total addressable market and opportunity estimates, estimates of unit economics, pricing, cost, and customer demand that have been or may in the future be publicly disclosed are subject to significant uncertainty and are based on assumptions and estimates that may prove inaccurate. Any estimates relating to the expected size and growth of the markets for virtual driver technology in both the United States and Europe for virtual driver technology in the trucking industry are based on assumptions and estimates that may prove similarly imprecise. We are pursuing prospects in multiple markets that are undergoing rapid changes, including in technological and regulatory areas, and it is difficult to predict the timing and size of the opportunities.

Further, our targets, estimates and forecasts with respect to future deployment of our technology and expenses and working capital associated with the commercialization and deployment of our technology are based on numerous estimates and assumptions with respect to matters specific to our business and general matters, including estimates and assumptions with respect to our business and the revenue models we expect to use in connection with the deployment our technology, industry-wide business, economic, regulatory, market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond our and CCIX’s control. The time at which the assumptions underlying such targets, estimates and forecasts will be realized, if they are realized at all, is highly uncertain. As a result, there can be no assurance that such targets, estimates and forecasts will be realized or that actual performance will yield similar results. In addition, because the many of these targets, estimates and forecasts relate to estimates at scale, the timing of which is uncertain, such information by its nature becomes less predictive with the passage of time.

Unfavorable changes in any of the above or other factors, including around the total addressable market and market opportunity, deployment schedule and capital expenditures, most of which are beyond our control, could materially and adversely affect our business, prospects, financial condition and results of operations. There is no guarantee that we will be able to successfully commercialize our technology at scale within the addressable market opportunities presented.

Any interruption or failure of information technology and communications systems that we rely upon to operate our business could materially and adversely affect our business, financial condition and results of operations.

We currently rely on Amazon Web Services (“AWS”) to host our technology and support our technology development. The availability and quality of our services, and our ability to operate our business depends on the continued operation of AWS and other information technology, communications systems and other related products and services from third parties. Although we utilize reputable third-party service providers or vendors for telecommunications, computing, storage and hosting of a substantial portion of our data and source code, our systems and those of our providers are vulnerable to damage, interruption or any other compromise as the result of, among others, software bugs and other technical errors, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, ransomware, and other malicious code, denial or degradation of service attacks, social engineering schemes, insider theft or misuse or similar risks. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand the usage of our platform. Some of our systems may not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems with our third-party cloud hosting providers could result in lengthy interruptions in our business, adversely affecting our business, financial condition and results of operations.

We are subject to cybersecurity risks to our operational systems, security systems, infrastructure, integrated software and partners’ and end-customers’ data processed by us or third-party vendors or suppliers, and any material failure, weakness, interruption, cyber event, incident or breach of security could materially and adversely affect our business, financial condition and results of operations.

We are at risk for breaches of, and cyber events and other incidents impacting: operational systems, including business, financial, accounting, product development, data processing; facility security systems; our software; or confidential, proprietary, personally identifiable and other data, including the data of partners, customers and drivers, that we process or our third-party vendors or suppliers process on our behalf. Any such cyber incident could materially disrupt operational systems; result in the loss or disclosure of intellectual property, trade secrets or other proprietary or competitively sensitive information, technology or materials; compromise certain information of partners, customers, employees, suppliers, drivers or others, and lead to the loss or unavailability of, unauthorized access or damage to, or inappropriate access to, or use, disclosure or other processing of, confidential information and other data we maintain or otherwise process or that is maintained or otherwise processed on our behalf; jeopardize the security of our facilities; or affect the performance of our technology. Incidents such as these could result from software bugs and other technical errors, disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, distributed denial of service attacks, fraud, social engineering, or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. We may face difficulties and delays in identifying, responding to, and otherwise addressing security breaches and incidents. These challenges are compounded by recent trends toward hybrid and remote work, which may increase the risk of cyber-attacks, security breaches and incidents. Although we maintain and continue to develop information technology measures designed to protect us from cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate all potential cyber incidents. The implementation, maintenance, and improvement of these systems requires significant management time, support and cost. There are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data systems and challenges with implementing such changes. Further, we utilize reputable third-party service providers or vendors for storage and hosting of a substantial portion of our data and source code. Our business depends on OEMs and other third-party partners to integrate, deploy, and commercialize our technology, and such parties may also experience cyber incidents through no fault of our own, which could disrupt their commercialization of our technology. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned, and our third-party partners, vendors or suppliers may also experience cyber incidents caused by software bugs and other technical errors, disasters, insiders, or malicious third parties. If we, or third parties on which we rely or partner with, do not successfully implement, maintain or expand systems as planned, our operations may be disrupted, we may be unable to effectively manage our data; we may be required to expend significant resources to make corrections or find alternative sources for performing these functions; we may be unable to adequately protect our intellectual property rights and proprietary or competitively sensitive information or technology; we may be unable to achieve and maintain compliance with applicable laws, regulations and contracts; our ability to accurately and timely report our financial results could be impaired and deficiencies may arise in our internal control over financial reporting.

A significant cyber incident could also harm our brand and reputation, result in indemnification obligations under our contracts with other parties or subject us to regulatory inquiries, investigations, and other proceedings, or claims, demands, or other litigation, and otherwise create material costs and liabilities, any of which could materially and adversely affect our business, financial condition and results of operations. Our insurance coverage for cyber-attacks may not be sufficient to cover all the losses we may experience as a result of a cyber incident, and any cyber incident may result in an increase in our costs for insurance or insurance not being available to us on economically feasible terms, or at all. Insurers may also deny us coverage as to any future claim. Any of these results could materially and adversely affect our business, financial condition and results of operations.

Unauthorized control, misuse or manipulation of systems in autonomous vehicles may compromise their operation, safety or data security, any of which could reduce confidence in us and our products and harm our business.

Autonomous vehicles on which our software is deployed contain complex IT systems and are designed with built-in data connectivity, including redundancy measures allowing for remote operation. Our software includes security measures intended to prevent unauthorized access to the information technology networks and systems installed in such vehicles. Hackers or third parties may attempt to bypass those protections to modify, alter, and use such networks and systems to gain control of, or to change, vehicles’ functionality, user interface and performance characteristics, or to access data stored in or generated by the vehicles. Hackers or other third parties may also attempt to gain physical access to individual vehicles to modify software, gain control of or change the vehicles’ functionality, or access data stored on the vehicles. Because the tactics used by such actors change frequently and may not be known until launched against us or our third-party service providers, there can be no assurance that we will be able to anticipate or protect against all potential attacks. Any such security incidents could result in unexpected control of or changes to the vehicles’ functionality and could compromise the safe operation of the vehicles. If hacking of autonomous vehicles occurs, is reported to have occurred or is perceived to have occurred, we may face legal claims or proceedings, regulatory inquiries, investigations, and other proceedings, and negative publicity and harm to our reputation. Similar issues, even if suffered by our competitors or other companies in the autonomous vehicle ecosystem, may also result in negative publicity and concerns about the security of autonomous vehicles in general, which could negatively affect our business, prospects, financial condition, and operating results.

Our technology may not function as intended due to flaws or errors in our software, hardware, systems or processes, product defects, or human error in administering these systems or processes, which may adversely affect our business, financial condition and results of operations.

Our software is highly technical and complex and may contain undetected flaws, errors or vulnerabilities that may cause our software not to perform as intended. Any such flaws, errors or vulnerabilities may adversely affect our business, particularly to the extent such flaws, errors or vulnerabilities are not detected and remedied quickly. Certain errors or defects in our solutions may only be discovered after they have been tested, commercialized, and deployed. Our software relies on neural networks and artificial intelligence, which are relatively newer concepts in computer science. Because software utilizing this approach is less well understood than traditional computational approaches, the prospect of undetected errors or defects may be increased. We have from time to time found defects and errors in our software, internal systems, manual processes, and technical integrations with third-party systems, including as a result of updates to our software and systems. Additionally, new errors or vulnerabilities may be introduced in the future. We may also face government inquiries or investigations, recalls and litigation, including with respect to personal injury or property damage, if our software does not operate as intended. As a result of such defects or errors, we may incur additional costs or expenses to remediate the issues. We rely on our OEM partners to deploy our software on vehicles. As a result, our control over these partners’ production and distribution is limited, which could reduce our ability to ensure proper implementation and configuration of our software or could result in changes to the hardware environment in which our software operates without our knowledge. If there are defects in the manufacture of such hardware or in the implementation and configuration of our software, we may face similar negative publicity, investigations, and litigation, and we may not be fully compensated by our OEM partners for any financial or other liability that we suffer as a result. As our business grows in size and complexity, these risks may increase.

We may also periodically release updates and functional enhancements for our software, which increase the possibility of errors. Our software is designed to rapidly process large volumes of sensor data to manipulate complex control components and navigate highly dynamic environments. As a result, the consequences of flaws or errors in our software may cause physical harm or other product safety issues. Similarly, security breaches or incidents, which may be caused by or result from cyber-attacks by hackers or others, computer viruses, worms, ransomware, other malicious software programs, security vulnerabilities, employee or service provider theft, misuse or negligence, phishing, identity theft or compromised credentials, denial-of-service attacks, or other causes, may disrupt the proper functioning of our solutions, cause errors, allow loss or unavailability of, unauthorized access to, or disclosure of, proprietary, confidential or otherwise sensitive data of ours or our customers, and other destructive outcomes. Any of the foregoing issues may lead to product recalls, result in costly and time-consuming efforts to patch or remediate our software, give rise to regulatory inquiries and investigations, and result in indemnification obligations, lawsuits and other liabilities and losses, and negative publicity and harm to our reputation, any of which may adversely affect our business, financial condition and results of operations.

We are subject to evolving and uncertain requirements regarding privacy, data protection, and cybersecurity in numerous jurisdictions and any actual or perceived failure to comply with such requirements may adversely impact our business or require changes to our policies and operations.

Our current and potential future operations and sales subject us to laws and regulations addressing privacy, data protection, cybersecurity, and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the General Data Protection Regulation and California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, provide for significant compliance obligations and potentially material penalties for non-compliance. Numerous other jurisdictions have proposed or enacted legislation addressing these matters, including state laws similar to the California Consumer Privacy Act that have taken effect, or will go into effect in the near term. These regimes may, among other things, impose privacy, data protection, and cybersecurity requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. These laws and regulations are evolving rapidly, with new laws and regulations proposed and enacted frequently in various jurisdictions. The nature of our software requires the collection and processing of data from a variety of sensors and although we endeavor to comply with laws and regulations governing the collection and processing of such data, we may not be successful in these efforts or may need to modify our software in response to changes in applicable laws and regulations. New features and functionality that we introduce, or new markets that we enter, may change our obligations under existing or future laws, regulations, contractual obligations, or other actual or asserted obligations to which we are or may become subject, including industry standards.

These laws, regulations and other obligations are rapidly evolving across jurisdictions and the full impact of these obligations on our business remains uncertain at this time. We are assessing evolving privacy, data protection, and cybersecurity regimes and measures we believe are appropriate in response. Since these regimes are evolving, uncertain, and complex, we may need to enhance or otherwise modify our compliance measures and practices as our products, markets, and customer demands further develop. We may incur significant costs, including implementation costs and costs to modify our compliance measures and practices with respect to data storage, data use, and other aspects of data processing, in response to evolving laws, regulations and obligations, and these costs may not be offset by our revenues from operating in applicable markets. In addition, we may not be able to monitor and react to all developments in a timely manner and the compliance measures we adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current or future actual or asserted obligations relating to privacy, data protection, or cybersecurity under laws, regulations, or partner or customer requirements, or other obligations that apply, or are asserted to apply, to us relating to these matters, including any such actual or asserted obligations to prevent or mitigate security breaches or incidents, cyber-attacks, or improper access to, use of, or disclosure or other processing of data, or any cybersecurity issues or cyber-attacks affecting us, our data, or our business, could result in governmental enforcement actions, prosecutions, and other proceedings, private litigation, fines, penalties, and other liabilities, as well as adverse publicity, and may cause partners and customers to lose trust in us. Such events may result in significant costs (including the costs of mitigation and recovery) and liability, a material loss of revenue resulting from the adverse impact on our reputation and brand, disruption to our business and relationships and diminished ability to retain or attract partners and end-customers, any of which may have an adverse effect on our reputation and business, financial condition, and results of operations.

Issues associated with our use of artificial intelligence and machine learning, combined with an evolving and uncertain legal and regulatory environment, could materially and adversely affect our business, financial condition and results of operations.

Our software relies on artificial intelligence and machine learning technologies. There are significant risks involved in utilizing artificial intelligence. Issues relating to the use of new and evolving technologies such as artificial intelligence and machine learning may cause us to experience brand or reputational harm, competitive harm, legal liability, and new or enhanced governmental or regulatory scrutiny, and we may incur additional costs to resolve such issues. Known risks of artificial intelligence currently include inaccuracy, intellectual property infringement or misappropriation, privacy, data protection and cybersecurity issues, and data provenance disputes. Perceived or actual technical, legal, compliance, privacy, data protection, cybersecurity, ethical or other issues relating to the use of artificial intelligence may cause public confidence in artificial intelligence and machine learning technologies to be undermined, which could slow the adoption of our software. In addition, litigation or government regulation related to the use of artificial intelligence and machine learning may also adversely impact our and others’ abilities to develop and offer products that use artificial intelligence, as well as increase the cost and complexity of doing so. The use of artificial intelligence and machine learning technologies also presents emerging ethical and social issues and may draw public scrutiny or controversy and may also create or assist in producing unexpected results, flaws or errors in our software, any of which may not be easily detectable. Further, such technologies may not always operate as intended, which could lead to operational inefficiencies and risks. The rapid development of AI tools could also render obsolete certain technologies or tools we currently use, or otherwise provide competitors with a technological edge. Issues relating to our use of artificial intelligence and machine learning technologies and the evolving legal and regulatory landscape applicable to such technologies may adversely affect our reputation, business, prospects, financial condition, and results of operations.

Our customer contracts may not effectively limit our liability in the event of road or other safety incidents involving vehicles using our technology.

In the event that an autonomous vehicle on which our software was deployed experienced a crash or similar incident, our contracts with OEM partners generally apportion liability on the basis of relative fault. As such, the apportionment of liability in connection with any such safety or other incidents would need to be assessed on a case-by-case basis. Although our general approach to contract negotiations is to limit our liability to the extent such safety incidents are caused by or directly result from alleged flaws or errors in our technology, these provisions may not fully or effectively protect us from any or all claims under or as a result of federal, state, or local laws or ordinances, unfavorable judicial decisions in the United States or other countries, or otherwise. In addition, we may incur substantial costs to enforce such limitations of liability, and even claims that ultimately are unsuccessful could result in our expenditure of significant funds, diversion of management's time and other resources, harm to our relationships with our partners, or damage to our brand and reputation.

Our current or future insurance coverage may not be adequate to protect us from all business risks and sufficient insurance may not be available on commercially reasonable terms or at all.

We may be subject, in the ordinary course of business, to losses resulting from automobile liability, product liability, accidents, acts of God, and other claims against us, for which we may have no or limited insurance coverage. Further, because we operate in an emerging industry, insurance policies may not be available to us on terms and rates that are acceptable to us or at all. In addition, as a general matter, the policies that we do have may include significant deductibles or self-insured retentions, and we cannot be certain that our future insurance coverage will be available on the same terms or sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could materially and adversely affect our business, financial condition and results of operations. Further, actions or inactions of others in our industry, through no fault of our own, may materially increase the cost of insurance and/or materially decrease the coverages available to us on commercially reasonable terms. Insurance policies may not exist, or may be insufficient, for possible novel claims or causes of action which may be pled or come into existence in the future based upon our continued development of new technologies.

Our management team has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to being a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that they will likely need to devote a significant portion of their time to these activities, which will result in less time being devoted to the management and growth of our business. In addition, we may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. Increased use of professional services and advisors to develop and implement the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may increase our costs. It is also possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

We identified material weaknesses in our internal control over financial reporting in connection with the preparation and audit of our consolidated financial statements for the five months ended December 31, 2023, year ended December 31, 2024 and the six months ended June 30, 2025, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our consolidated financial statements. If we fail to remediate existing material weaknesses, identify additional material weaknesses or fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

In connection with the preparation of our consolidated financial statements, the Company identified material weaknesses in our internal control over financial reporting.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis. To date, we have had limited financial and accounting personnel to fully execute our accounting processes and address our internal control over financial reporting. In connection with the preparation and audit of our consolidated financial statements for the five months ended December 31, 2023, we and our former independent registered public accounting firm identified a material weakness. Specifically, it was determined that we failed to maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training to maintain an effective control environment commensurate with our financial reporting requirements. We and our current independent registered public accounting firm for such period also identified the material weakness. Specifically, that significant adjustments were identified to the previously reported financial statements due to improper application of accounting guidance of a magnitude that indicated a deficiency in technical accounting. Furthermore, in connection with the preparation of our consolidated financial statements for the year ended December 31, 2024 and the six months ended June 30, 2025, the Company identified material weaknesses in our internal control over financial reporting due to a lack of a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training to maintain an effective control environment commensurate with its financial reporting requirements. This material weakness in the control environment contributed to additional material weaknesses in the risk assessment, control activities, and monitoring components of the COSO framework.

Specifically, the Company determined that an insufficient risk assessment was performed to identify risks related to complex and/or non-routine transactions and financial reporting personnel failed to perform control activities and to provide necessary oversight and monitoring of the accounting and reporting of complex and/or non-routine transactions. This control deficiency creates a reasonable possibility that a material misstatement of the Company’s consolidated financial statements would not be prevented or detected on a timely basis and constitutes a material weakness in the Company’s internal control over financial reporting. These material weaknesses resulted in corrected misstatements in the reporting of warrant liabilities and redeemable convertible preferred stock for the fiscal year ended December 31, 2024 and the six months ended June 30, 2025, and convertible Simple Agreement for Future Equity notes for the six-months ended June 30, 2025.

In December 2025, the Company restated its previously issued audited consolidated financial statements for the periods ended and as of December 31, 2024, June 30, 2025, and unaudited condensed consolidated financial statements for the period ended and as of September 30, 2025. The restatement changes the classification of outstanding liabilities related to certain Simple Agreements for Future Equity (“SAFEs”) that became optionally redeemable by the holders for cash beginning on January 1, 2025. The Company has restated the classification of the optionally redeemable SAFEs from noncurrent liabilities to current liabilities in the consolidated balance sheets as of December 31, 2024, June 30, 2025, and September 30, 2025 to reflect such potential optional redemption right.

To remediate these material weaknesses, we believe that we must continue to add qualified accounting, finance and tax personnel, formalize and implement written policies, internal control activities and procedures for the review of account analyses for complex and non-routine transactions, and implement and improve systems to automate certain financial reporting processes and to improve efficiency and accuracy.

We have begun taking steps and plan to take additional steps to remediate the underlying causes of the material weaknesses. The actions that we are taking are subject to ongoing senior management review as well as board, and post-closing, audit committee oversight. We cannot estimate how long it will take to remediate the material weaknesses, and our initiatives may not prove to be successful in remediating this material weakness.

These material weaknesses will not be considered remediated until management completes the design and implementation of the measures described above, the controls operate for a sufficient period of time and management has concluded, through testing, that the controls are effective. The measures we have taken to date, and the controls we continue to design and implement, may not be sufficient to remediate the material weaknesses we have identified or avoid potential additional material weaknesses in our internal control over financial reporting in the future. If not remediated or management identifies other material weaknesses in internal control over financial reporting, the Company will be unable to assert that the internal control over financial reporting is effective, which could result in the loss of investor confidence and a decline in the market price of our Post-Closing Company Class A common stock. In addition, to date, the audit of the consolidated financial statements by our independent registered public accounting firm has included a consideration of internal control over financial reporting as a basis of designing their audit procedures, but not for the purpose of expressing an opinion on the effectiveness of our internal controls over financial reporting. When the company ceases to be an emerging growth company we will be required to have our independent registered public accounting firm perform such an evaluation, and additional material weaknesses or other control deficiencies may be identified.

We expect to incur significant additional costs to remediate these material weaknesses, though there can be no assurance that our efforts will be successful or avoid potential future material weaknesses. If not remediated, the company may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our stock price may decline as a result. We also could become subject to investigations by Nasdaq, the SEC or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and financial condition or divert financial and management resources from its regular business activities.

If we are unable to successfully remediate our current material weaknesses or avoid or remediate any future material weakness, our stock price may be adversely affected and we may be unable to maintain compliance with applicable stock exchange listing requirements. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

There is substantial doubt about our ability to continue as a “going concern,” and we may require additional future funding whether or not the business combination is consummated.

Although our audited consolidated financial statements for the five months ended December 31, 2023, year ended December 31, 2024 and six months ended June 30, 2025 and unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 were prepared under the assumption that we will continue our operations as a going concern, we have incurred and expect to continue to incur significant expenses and operating losses. These circumstances raise substantial doubt about our ability to continue as a going concern, and the reports of our independent registered public accounting firms that accompany our audited consolidated financial statements for the five months ended December 31, 2023, year ended December 31, 2024 and six months ended June 30, 2025 include an explanatory paragraph that states certain conditions exist that raise substantial doubt about our ability to continue as a going concern in relation to the foregoing. The notes to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 also contain an explanatory paragraph that states certain conditions exist that raise substantial doubt about our ability to continue as a going concern in relation to the foregoing. If we are unable to continue as a going concern, we may be forced to liquidate our assets, and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our unaudited condensed consolidated financial statements.

Our future capital requirements will depend on many factors, including our level of investment in research and development to develop and deploy our virtual driver software, the timing of commercial deployment of our virtual driver software and the rate of its adoption, and the net cash proceeds of the Business Combination. We expect our expenses and capital expenditures to increase in connection with our ongoing activities, including research and development to develop and deploy our virtual driver software and commercial deployment of our virtual driver software. In addition, upon the completion of the business combination, we expect to incur additional costs associated with operating as a public company. Certain costs are not reasonably estimable at this time, and we may require additional funding and our forecasts anticipate certain customer-sourced income that is not guaranteed.

If we are unable to raise sufficient capital when needed, including as a result of redemptions by Public Shareholders, our business, financial condition and results of operations may be adversely affected, and we may need to significantly modify our operational plans to continue as a going concern. While we may enter into one or more additional PIPE Investments prior to closing, as of the date of this proxy statement/prospectus, no binding agreement has been executed with respect to any PIPE Investment and we cannot guarantee that any such additional financing will be obtained. The amount of cash on hand following the Business Combination is uncertain because we cannot predict the amount of redemptions by Public Shareholders in connection with the closing of the Business Combination or the final amount of any pre-Closing financing agreements. If the net cash proceeds from the Business Combination are less than expected, due to high levels of redemptions or otherwise, we may not have sufficient liquidity to meet our capital requirements and fund our operating plan. If we do not have sufficient cash to fund our operating plan, we may be required to seek additional funding from debt or equity offerings, reduce research and development initiatives, reduce our growth plans or liquidate our assets. In conjunction with such a liquidation, the values we receive for our assets in liquidation or dissolution may be significantly lower than the values reflected in our financial statements. Further, if we raise additional funds by issuing equity securities or securities convertible or exercisable into equity securities, our stockholders may experience dilution. Adequate additional funding may not be available to us on acceptable terms or at all. If we raise additional capital through debt financing, we may be subject to covenants that restrict our operations including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our securities, make certain investments, and engage in certain merger, consolidation, or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders and members. If the required financing is not available, or if the terms of financing are less desirable than we expect, we may be required to delay, scale back or terminate some or all of our research and development programs. Our lack of cash resources and our potential inability to continue as a going concern may adversely affect our stock price and our ability to raise new capital or to enter into critical contractual relations with third parties due to concerns about our ability to meet our contractual obligations.

The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern. Please see the section of this proxy statement/prospectus entitled “PlusAI's Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information.

A Tranche 1 SAFE investor has delivered a redemption notice with respect to its SAFE which could adversely impact our financial condition, operations and business.

In December 2025, we received a notice from a Tranche 1 SAFE holder to exercise its redemption right. If the Tranche 1 SAFE does not convert into shares of Class A common stock of the Company in connection with the closing of the de-SPAC Transaction by February 6, 2026, the Company will be obligated to pay the holder $10.0 million to settle the outstanding Tranche 1 SAFE, which would represent a significant portion of our pre-closing available cash and cash equivalents. If the business combination does not close in a timely manner, or at all, any such payment could materially impact our financial position and operations and require us to seek additional financing.

This redemption notice was sent following the filing for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code by the SAFE holder, for the apparent purpose of funding the bankruptcy case and/or satisfying its obligations to creditors. As a result, the SAFE holder may prefer that we satisfy our obligations in cash rather than with Class A common stock. If the SAFE holder asserts a right to receive cash rather than equity consideration at settlement, we could be subject to litigation, which could potentially include the SAFE holder seeking relief from the Bankruptcy Court. The results of litigation cannot be predicted with certainty, and even if a dispute, if any, was resolved in our favor or without cash settlement of the SAFE, such a dispute, and the time and resources necessary to litigate or resolve it, could harm our financial condition, operations and business.

We are subject to the tax laws of various jurisdictions, and we could be obligated to pay additional taxes.

We operate in multiple jurisdictions and will be subject to income taxes in federal, state, and local income taxes in the United States and numerous foreign jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including changes in the valuation of our deferred tax assets and liabilities; expected timing and amount of the release of any tax valuation allowances; tax effects of stock-based compensation; changes in tax laws, regulations or interpretations thereof; or lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates. We may also be subject to audits of our income, sales, VAT and other transaction taxes by taxing authorities. Outcomes from these audits could materially and adversely affect our business, prospects, financial condition and results of operations. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to income tax audits by various tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of our operations.

Many countries are beginning to implement legislation and other guidance to align their international tax rules with the Organization for Economic Cooperation and Development's (“OECD”) Base Erosion and Profit Shifting recommendations and action plan that aim to standardize and modernize global corporate tax policy, including changes to cross-border tax, transfer pricing documentation rules, and nexus-based tax incentive practices. The OECD is also continuing discussions surrounding fundamental changes in allocation of profits among tax jurisdictions in which companies do business, as well as the implementation of a global minimum tax (namely the “Pillar One” and “Pillar Two” proposals). Many countries have enacted or begun the process of enacting laws based on Pillar Two proposals, which may adversely impact our provision for income taxes, net income and cash flows.

Our ability to utilize our net operating loss carryforwards may be limited.

As of December 31, 2024 and September 30, 2025, we had estimated U.S. federal net operating loss carryforwards of $88.9 million and $127.2 million, respectively, which carry forward indefinitely. As of December 31, 2024 and September 30, 2025, we had estimated cumulative state net operating loss carryforwards of $69.8 million and $70.2 million, respectively, which will begin to expire in 2038. In general, we may potentially use these net operating losses to offset future taxable income for U.S. federal and state income tax purposes. Furthermore, U.S. federal net operating losses arising in tax years beginning after December 31, 2017 may only be used to offset 80% of our taxable income. This may require us to pay U.S. federal income taxes in future years despite generating a loss for U.S. federal income tax purposes in prior years. Limitations under state law may differ. We have established a 100% valuation allowance against the carrying value of these deferred tax assets.

In addition to the potential net operating loss carryforward limitations previously noted above, under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by one or more stockholders or groups of stockholders who own at least 5% of a company’s stock over a three-year period. If we have experienced an ownership change at any time since our incorporation, we may already be subject to limitations on our ability to utilize our existing net operating loss carryforwards and other tax attributes to offset taxable income or tax liability. In addition, future changes in our stock ownership, which may be outside of our control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. As a result, even if we earn net taxable income in the future, our ability to use these or our pre-change net operating loss carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to us. In addition, for state income tax purposes, there may be periods during which the use of net operating loss carryforwards is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. For example, California recently enacted legislation that limits the use of state net operating losses for taxable years beginning on or after January 1, 2024 and before January 1, 2027.

Risks Related to Our Dependence on Third Parties

Our success is dependent on our ability to successfully maintain, manage, execute and expand on our existing partnerships and obtain new partnerships.

Our software is integrated into the vehicles of our OEM partners, who are primarily responsible for the design, manufacture and sale of the vehicles on which our software is deployed. Our current contractual arrangements with our OEM partners are collaboration and proof of concept arrangements only, and not definitive long-term contracts of the kind that we will need to have in place in order to commercialize our product. In order for this business model to be successful, we will need to enter into definitive long-term contracts and commercial arrangements with all of our partners, which expand upon or maintain the current agreements and historic working relationships we have in place. If such contracts do not materialize or our existing contracts terminate, we may not be able to implement our business strategy in the timeframe anticipated, or at all. If we are unable to enter into definitive agreements or are only able to do so on terms that are unfavorable to us, we may not be able to timely identify adequate strategic relationship opportunities, or form strategic relationships, and consequently, we may not be able to fully carry out our business plans. To the extent that we do enter into additional definitive agreements with our partners, these agreements may be subject to termination upon limited notice or may be subject to periodic renegotiation. There can be no assurance that we will be able to maintain or improve upon the terms of any such agreements or that we will be able to maintain our expected share of the value realized from autonomous vehicles. Investors should not place undue reliance on our statements about our development plans and partnerships or their feasibility in the timeframe anticipated, or at all. Furthermore, if our existing or potential OEM partners are acquired, reorganized or otherwise consolidate their business with other OEMs, or if OEMs change their business strategy, existing contracts may be terminated or future prospects lost. For example, in June 2025, IVECO, one of our OEM partners, announced an agreement to be acquired by Tata Motors, which may impact our ongoing OEM partnership with IVECO.

Partners and end-customers may be less likely to purchase our products if they are not convinced that our business will succeed or that our service, technology, and other operations will continue in the long-term. In particular, our OEM-focused approach to distribution may result in significant revenue concentration among our OEM partners and accordingly, in order to build and maintain our business, we must maintain confidence among partners, end-customers, suppliers, analysts, ratings agencies and other parties in our products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, end-customer unfamiliarity with our technology, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of self-driving vehicles or our other services compared with market expectations.

Our software must interoperate with a variety of sensors, systems and other technologies, and any failure to ensure broad interoperability could harm our business or prospects.

Our software is integrated into the vehicles of our OEM partners, who are primarily responsible for the design, manufacture and sale of the vehicles on which our software is deployed. These complex systems are developed, delivered and maintained by our OEM partners in conjunction with a myriad of vendors and suppliers. As a result, the components of our OEM’s designs may have different specifications, rapidly evolve, utilize differing standards, include multiple versions and generations of products or may be highly customized. Our software must be able to interoperate with these highly complex and customized systems, which requires careful planning and execution between us, our OEM partners, and their other vendors and suppliers. Further, when new or updated elements of our OEM partners’ designs or new industry standards, regulations, or specifications are introduced, we may have to update or enhance our software to allow us to continue to effectively interoperate with our OEM’s designs. We have in the past, and could in the future, experience delays in development and production when and if our OEM partners, or their vendors and suppliers, experience delays, disruptions or other constraints. In the event that we, our OEM partners, and their suppliers are unable to effectively collaborate, it could stop or delay our OEM partners’ vehicle design or production, which could delay our ability to recognize revenue, result in adverse publicity, or disrupt our business relationships. The expense and time required to adequately expand compatibility of our software with new designs and hardware may be significant, and the revenue we ultimately realize from such collaborations may not be sufficient to offset our investment. If we fail to ensure sufficient interoperability of our software with a variety of hardware, we may also be unable to expand our network of OEM partners or grow our business in a timely manner or at all. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

Our OEM partners may be dependent on limited suppliers for microchips and other component parts that are integral to our software’s deployment in their vehicles.

The rapid evolution in the market for artificial intelligence products, including our autonomous driving technology and its integration into vehicles, is dependent on GPU microchips and hosting services, which are essential for AI training and inference tasks, lidars, vehicle electronic control units, and automotive radar sensors. These components are susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and could delay commercialization of our products to users. Supply of these components world-wide may be adversely affected by the business disruptions as well as industry consolidation and geopolitical conditions such as international trade wars like the U.S. trade war with China, tariff policy, Russia’s actions in Ukraine, the conflicts in the Middle East and other hostilities in the Middle East and increased political tensions in Russia, Europe or Asia. Such shortages, increased component lead times, reduced allocations of components and decommitments of orders have resulted in and may continue to result in increased component prices, fewer sourcing options, unpredictability of supply, prolonged manufacturing disruptions and increased product lead times.

In an effort to manage and reduce the costs of purchased goods and services, our OEM partners, like many automotive suppliers and automakers, may have consolidated their supply chains in recent years, resulting in such OEM partners being reliant on a limited number of third-party suppliers to design, develop, industrialize and manufacture components, including GPU microchips, that are integral to the deployment of our software. In order for these suppliers to undertake the investment needed to produce these components, they may require us to commit to terms, pricing or purchase volumes that are not acceptable to us or our OEM partners. If shortages of, or tariff policies on, GPU microchips or other critical components from other suppliers develop, continue longer than anticipated, or worsen, it could impact our or our OEM partners’ ability to meet production schedules and deployment of our software. Furthermore, unfavorable economic or industry conditions could result in financial distress within our or our OEM partners’ supply base, thereby increasing the risk of supply disruption.

Risks Related to Our Legal and Regulatory Environment

We are subject to evolving and uncertain regulations, including those governing motor carriers and autonomous vehicles, and unfavorable changes to these regulations or any failure by us to comply with these regulations may adversely affect our business, financial condition and results of operations. We may also need to expend significant time and resources, or make changes to our business plan and operations, to respond to regulatory developments and divergent requirements across the regions in which we operate, such as conformity with required safety standards, which may adversely affect our business, financial condition, and results of operations.

Currently, there are no domestic laws that explicitly allow the full implementation or deployment of a commercial autonomous truck with fully driverless operations. Our organizational, operational, and safety processes designed to ensure that the performance of our technology meets rigorous standards may not be sufficient to meet future regulatory requirements enacted by government bodies. Future regulatory requirements in the United States and abroad may also limit the operation and commercialization of autonomous vehicles. Certain jurisdictions may require us to present our own safety justification and evidence base, and in other areas, it is possible that we may be required to pass specific autonomous driving safety tests. We have not yet tested our technology to the full extent possible, in all conditions under which we anticipate operations to occur. The failure to pass required safety tests or receive appropriate regulatory approvals for commercialization would adversely impact our ability to generate revenue at the rate we anticipate, and we may be liable if we fail to comply with such laws and regulations. This might require us to stop or curtail operations or conduct or fund remedial or corrective measures, make additional investments into safety-related improvements or perform other actions.

It is also possible that future regulations of autonomous vehicles, including environmental and health and safety laws and regulations, are not standardized, subjecting our technology to differing regulations across jurisdictions (whether at the federal, state, local, or international level). For example, in Europe, certain vehicle safety regulations apply to automated braking and steering systems, and certain treaties also restrict the operations of certain higher levels of automation. As of September 30, 2025, 25 U.S. states have passed legislation allowing for the deployment of driverless trucks, and most other states allow testing with a safety driver in the vehicle. Many other states are considering legislation and regulations that may adversely affect autonomous and driverless technologies. Despite such advances in U.S. state legislation, there is currently no comprehensive U.S. federal framework for autonomous vehicle deployment. This regulatory patchwork, and the ongoing legislative and regulatory efforts at various jurisdictional levels, may hinder the commercial deployment of our technology and adversely affect our business prospects and financial condition.

By their nature, high volume trade routes often traverse a variety of jurisdictions, meaning that our long-term access to promising opportunities may be dependent on addressing these potentially divergent regulations in a generalizable way. We are also subject to laws and regulations that commonly apply to software businesses, such as those related to privacy, data protection, cybersecurity, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. The enactment of more stringent laws, regulations or permit requirements or other such events may arise in the future and adversely impact the market for our products, which could materially and adversely affect our business, financial condition, and results of operations. Additionally, even if we are able to meet all the regulatory requirements in a single state jurisdiction or fulfill any applicable federal requirements in the United States, there can be no assurance that such measures will be sufficient to meet all regulatory requirements in other state or foreign jurisdictions or fulfill the requirements of any other applicable US or foreign regulatory authority. If any foreign regulatory authority does not accept our technology, it would result in the need for additional changes, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our technology not receiving the requisite approval or clearance for commercialization in the applicable jurisdiction.

Regulatory and legislative developments related to the use of artificial intelligence and machine learning could adversely affect our use of such technologies in our software.

We use artificial intelligence throughout our business, including as an integral foundation to our autonomous driving software. As the regulatory framework for artificial intelligence and machine learning (including generative AI) evolves, our business, financial condition and results of operations may be adversely affected. The regulatory framework for artificial intelligence and similar technologies is changing rapidly. It is possible that new laws and regulations will be adopted in the United States and in non-U.S. jurisdictions, or that existing laws and regulations may be interpreted in ways that would affect the operation of our software and the way in which we use artificial intelligence, machine learning and similar technologies. We may not be able to adequately anticipate or respond to these evolving laws and regulations, and we may need to expend additional resources to adjust our offerings in certain jurisdictions if applicable legal frameworks are inconsistent across jurisdictions. In addition, because these technologies are themselves highly complex and rapidly developing, it is not possible to predict all of the legal or regulatory risks that may arise relating to our use of such technologies. Further, the cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could adversely affect our business, financial condition and results of operations.

For example, in Europe, the European Union’s Artificial Intelligence Act (AI Act) entered into force on August 1, 2024. The AI Act establishes a risk-based governance framework for regulating high-risk AI systems operating in or being used by the EU market. The AI Act could impact our products, business, and use of artificial intelligence, even with respect to our business outside of the EU. This framework categorizes artificial intelligence systems based on the risks associated with such AI systems’ intended purposes as creating “unacceptable”, “high” or “limited” risks. While the AI Act has not yet been enforced, there is a risk that our current or future AI-powered software or applications may be categorized as “high” risk or “limited” risk, obligating us to comply with the applicable requirements of the AI Act, which may impose additional costs on us, increase our risk of liability, or adversely affect our business. For example, “high” risk AI systems are required, amongst other things, to implement and maintain certain risk and quality management systems, conduct certain conformity and risk assessments, use appropriate data governance and management practices, including in development and training, and meet certain standards related to testing, technical robustness, transparency, human oversight, and cybersecurity. Even if our AI systems are not categorized as “high” risk we may be subject to additional transparency and other obligations for “low” risk AI system providers. The AI Act sets forth certain penalties, including fines of the greater of EUR 35 million or 7% of worldwide annual turnover (as defined in the AI Act) for the prior year for violations related to offering prohibited AI-systems or data governance, fines of the greater of EUR 15 million or 3% of worldwide annual turnover for the prior year for violations related to the requirements for “high” risk AI systems, and fines of the greater of EUR 7.5 million or 1.5% of worldwide annual turnover for the prior year for violations related to supplying incorrect, incomplete or misleading information to the EU and member state authorities. The AI Act’s regulatory framework is expected to have a material impact on the way AI is regulated in the EU and across the world. Other jurisdictions also have proposed, and in certain cases enacted, laws and regulations addressing the use and development of AI. For example, in the United States, numerous states have proposed or have enacted laws addressing these matters, and in the United Kingdom, the government has published a white paper calling for existing regulators to implement certain specific principles to guide and inform the responsible development and use of AI. The AI Act and other evolving laws and regulations addressing AI, together with developing guidance and/or decisions in this area, may affect our use of AI and our ability to provide and to improve our services, require additional compliance measures and changes to our operations and processes, result in increased compliance costs and potential increases in civil claims against us, and could adversely affect our business, financial condition and results of operations.

We are subject to international labor laws and employee representative bodies and stakeholders.

While a majority of our operations are not subject to organized labor agreements, certain of our operations in Germany include a formal representation of employees by a works council and the application of a collective bargaining agreement. We regularly conduct, or are involved in, negotiations with the relevant employee representative bodies.

While we believe that we have good relations with the works council and employees generally today, there can be no assurance that such relations will not deteriorate and that we will not experience labor disputes in the future. Any deterioration of these relationships could adversely impact our business, financial condition and results of operations. We may face strikes or similar types of conflicts with works councils and our employees in the future. Any such strikes, conflicts, work stoppages or other industrial actions may disrupt our development timeline, damage our reputation and adversely affect our partnership relations, which could in turn have a material adverse effect on our business, financial condition and results of operations.

Works council and collective agreements may additionally increase our labor costs, divert management's attention from operating our business, or impose obligations and restrictions on us that may adversely affect our flexibility to undertake adjustments to our workforce, restructurings, reorganizations and similar corporate actions. In addition, certain measures we undertake are generally subject to works councils’ co-determination rights, in particular in relation to occupational pension schemes, the implementation and use of IT systems, variable remuneration schemes and working time systems. Potentially extensive exercise of codetermination rights by the works councils may result in operational difficulties and in us being prevented from implementing planned policy or IT system changes, among other things.

Regulatory changes adverse to us or our customers or partners may be prompted by negative publicity of our industry, including due to any high-profile safety incidents associated with driverless technology or due to pressure from unions or labor groups on behalf of truck drivers.

Rulemaking and other regulatory activity in our industry often attracts significant public interest and public hearings. Instances of negative publicity following high profile safety incidents involving autonomous vehicles have attracted, and may in the future attract, significant public attention. Moreover, lawmakers in various jurisdictions have been the subjects of significant lobbying efforts and political action by unions or labor groups. For example, organized labor, in particular the International Brotherhood of Teamsters, has opposed autonomous driving technology and is increasingly using its political influence to attempt to slow or stop driverless deployment. In 2025, approximately 20 states introduced legislation promoted by supporters of organized labor that would require human drivers to be physically present in all commercial motor vehicles equipped with autonomous driving technology. These states included California, Colorado, Delaware, Nevada, New Mexico and Texas. As of September 30, 2025, no such introduced legislation has become law; however, organized labor and other opponents to driverless development may ultimately be successful and, even if unsuccessful, we may spend significant time and resources in opposition to such efforts, any of which may adversely affect our business, prospects, and results of operations. Such publicity and lobbying may result in additional restrictions, regulations, safety requirements or other constraints on the development or operation of autonomous vehicles, any of which may harm our business, results of operations and financial condition.

We are subject to governmental export and import control laws and regulations and trade and economic sanctions. Our failure to comply with these laws and regulations could materially and adversely affect our business, prospects, financial condition and results of operations.

Our products and solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls as well as similar controls established in the countries in which we do business. Export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to embargoed or sanctioned countries and their governments and restricted or sanctioned persons. In addition, complying with export control and sanctions regulations for a particular geography may be time-consuming and result in the delay or loss of revenue opportunities. Exports of our products and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers. Additionally, any allegations of non-compliance with sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, prosecution, enforcement actions, fines, damages, severe administrative, civil and criminal sanctions, loss of export privileges, collateral consequences, remedial measures, suspension or debarment from government contracts and legal expenses, all of which could materially and adversely affect our business, prospects, financial condition and results of operations and also our reputation.

For example, the U.S. government has continued to increase controls restricting the ability to send, without an export license, certain products and technology related to semiconductors, semiconductor manufacturing, and supercomputing to China as well as other identified countries and companies headquartered in China and these other countries. These controls apply broadly to a continuously expanding list of items including certain integrated circuits, hardware containing these specified integrated circuits, semiconductor manufacturing equipment, and could be expanded to other products applicable to our business. Although we do not operate or plan to operate in China for the foreseeable future, it is possible that restrictions of this nature may be extended to other jurisdictions. Moreover, the Chinese government is expanding its control on exports, and these controls or other measures could impact our business or those of our OEM partners.

Federal and state governments may also seek to prohibit, restrict, or otherwise condition the procurement or use of products or components used in autonomous vehicles that are manufactured outside or by companies domiciled outside the United States. For example, on January 31, 2024, and again on October 21, 2024, the U.S. Department of Defense identified Hesai Technology Co., Ltd. (“Hesai”), a lidar manufacturer based in China, as a Chinese Military Company in accordance with Section 1260H of the National Defense Authorization Act for Fiscal Year 2021, which will prohibit the Defense Department from contracting with Hesai in the future. Additionally, the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”) recently issued a final rule imposing controls on transactions involving certain information and communications technology and services that are designed, developed, manufactured, or supplied by persons owned by, controlled by, or subject to the jurisdiction or direction of certain enumerated foreign adversaries (including China and Russia) and that are integral to passenger connected vehicles under 10,001 pounds. BIS noted in its announcement of the final rule that it intends to pursue a similar rulemaking to address trucks and buses in the near future but provided no additional information on this effort or its anticipated timeline. Legislation has also been introduced in some U.S. states that proposed to prohibit and/or condition the use of Chinese-origin lidar in autonomous vehicles. Enactment of any prohibitions, restrictions, or conditions on our or our OEM partners’ ability to procure or use such products or components could materially and adversely affect the development and deployment of our technology, our operating plans, and our anticipated commercialization timelines.

In addition, various countries regulate the import of certain encryption technology, including through import permit and license requirements, and have enacted laws that could limit our ability to distribute our products or could limit our OEM partners’ ability to deploy our software in those countries. Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations or change in the countries, governments, persons or technologies targeted by such regulations could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential partners with international operations or create delays in the introduction of our technology into certain international markets. Any decreased use of our technology or limitation on our ability to export or sell it could adversely affect our business, financial condition, results of operations and prospects.

We may become involved in legal and regulatory proceedings, investigations or actions, and commercial or contractual disputes, which could harm our business, financial condition and results of operations.

We may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with our suppliers and partners, intellectual property rights infringement or misappropriation claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues. In addition, we have in the past and could face in the future a variety of labor and employment claims against us, which could include but is not limited to general discrimination, wage and hour, privacy and data protection, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from us very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit our operations in some way. These types of disputes could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these proceedings raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material and adverse impact on our business, financial condition or results of operations or that our established reserves or our available insurance will mitigate this impact.

We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of our products. Some of our commercial partners also require that we comply with their own unique requirements relating to these matters.

We develop and plan to sell software that must be integrated with electronic components, including sensors, vehicle controls and computing resources. Such components may be subject to or may contain materials that are subject to government regulation in both the locations where manufacture and assembly of our products takes place, as well as the locations where our software is deployed. This is a complex process which requires continual monitoring of regulations to ensure that we and our partners are in compliance with existing regulations in each market where we operate and where we intend to operate. If there is an unanticipated new regulation that significantly impacts the use and sourcing of various components or requires more expensive components, that regulation could materially and adversely affect our business, prospects, financial condition and results of operations. If we fail to adhere to new regulations or fail to continually monitor the updates, we may be subject to litigation, loss of partners or negative publicity and could materially and adversely affect our business, financial condition and results of operations.

We are subject to, and must remain in compliance with, environmental laws and regulations that may adversely affect our financial condition and results of operations.

Although we are primarily a software business, we are subject to federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials. Federal, state and local laws and regulations relating to the protection of the environment may require the current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property. Under federal law, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs to comply with such current or future laws and regulations, the violation of which could lead to substantial fines and penalties.

We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our current and former properties without regard to whether we knew of or caused the presence of the contaminants. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws may be held responsible for all of the clean-up costs incurred. Environmental liabilities could arise and have a material adverse effect on our financial condition and performance. We do not believe, however, that pending environmental regulatory developments in this area will have a material effect on our capital expenditures or otherwise materially adversely affect its operations, operating costs, or competitive position.

We are subject to anti-corruption, anti-bribery, anti-money laundering, and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, prospects, financial condition and results of operations and also our reputation.

We are subject to anti-corruption and anti-bribery laws and anti-money laundering and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires publicly listed companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act 2010 and other anti-corruption laws also prohibit non-governmental “commercial” bribery and soliciting or accepting bribes. We sometimes leverage third parties to conduct our business abroad. We, our employees, agents, representatives, business partners and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities, and we may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities. Our policies and procedures that are designed to ensure compliance with these laws and regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible. As we increase our international conduct of business, our risks under these laws may increase.

Any allegations or non-compliance with anti-corruption and anti-bribery laws or anti-money laundering laws could subject us to whistleblower complaints, adverse media coverage, investigations, prosecution, enforcement actions, fines, damages, severe administrative, civil and criminal sanctions, loss of export privileges, collateral consequences, remedial measures, and legal expenses, all of which could materially and adversely affect our business, prospects, financial condition and results of operations and also our reputation. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

We may be subject to product liability that could result in significant direct or indirect costs, which could materially and adversely affect our business, financial condition and results of operations.

Our autonomous vehicle technology presents the risk of significant injury, including fatalities. We may be subject to claims if our technology is involved in an accident and persons are injured or purport to be injured. The occurrence of any errors or defects in our software could make us liable for damages and legal claims. In addition, we could incur significant costs to correct such issues, potentially including product recalls. Any negative publicity related to the perceived quality of our technology could affect our brand image, partner and end-customer demand, and could materially and adversely affect our business, financial condition and results of operations. Liability claims may also result in litigation, including class actions, the occurrence of which could be costly, lengthy and distracting and could materially and adversely affect our business, financial condition and results of operations.

Any product recall of ours or our partners in the future may result in adverse publicity, damage our brand and could materially and adversely affect our business, financial condition and results of operations. In the future, we may voluntarily or involuntarily initiate a recall if any vehicles on which our software is deployed prove to be defective or non-compliant with applicable Federal Motor Vehicle Safety Standards. A recall would prevent the sale of vehicles equipped with our software until the issues are remedied and would involve significant expense and diversion of management’s attention and other resources, which could materially and adversely affect our brand reputation, as well as our business, prospects, financial condition and results of operations.

Risks Related to Our Intellectual Property Rights

We may not be able to adequately obtain, maintain, protect, defend or adequately enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our solutions. We may not be able to protect our intellectual property rights globally, and changes in patent law may diminish the value of patents in general, thereby impairing our ability to protect our products.

The success of our products and our business depends in part on our ability to obtain patents and other intellectual property rights and maintain adequate legal protection for our products in the United States and other international jurisdictions. Even if we are able to protect our intellectual property rights, our competitors may be able to offer similar products and services without infringing or misappropriating our rights. We rely on a combination of copyright, patent, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our intellectual property and proprietary rights. Intellectual property laws and our procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. If we fail to protect our intellectual property rights adequately, we may lose an important advantage in the markets in which we compete. While we take measures to protect our intellectual property, such efforts may be insufficient or ineffective, and any of our intellectual property rights may be challenged, which may result in them being narrowed in scope or declared invalid or unenforceable. Other parties may also independently develop technologies that are substantially similar or superior to ours. We may also be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. The measures we take to protect our intellectual property from unauthorized use by others may not be effective and there can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services or technologies that are substantially similar or superior to ours and that compete with our business.

We cannot assure you that any patents will be issued with respect to our currently pending patent applications or that any trademarks will be registered with respect to our currently pending applications in a manner that gives us adequate defensive protection or competitive advantages, if at all, or that any patents issued to us or any trademarks registered by us will not be challenged, invalidated or circumvented. We have filed for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which we operate or in which we seek to enforce our intellectual property rights or may be difficult to enforce in practice. Our currently-issued and applied-for patent and trademark registrations and applications, and any future patents and trademarks that may be issued, registered or applied for, as applicable, may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. We also cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology.

We rely on trademark protection in various jurisdictions to protect our rights to the mark “PlusAI,” as well as our distinctive logos and other marks associated with our business. We cannot assure you that these measures will be adequate, that we have secured, or will be able to secure, appropriate protection for all of our branding rights in selected jurisdictions or that third parties will not infringe upon or misappropriate our trademarks and brand names. When we update a brand name or logo or when we enter a new territory, we may decide to submit new trademark applications, but there is no guarantee that a new name or logo, or the PlusAI marks in a new territory can be successfully registered where we do not have existing registration for those or similar trademarks. In addition, effective trademark protection may be unavailable or limited for some of our trademarks in some foreign countries in which we operate. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our services, which could result in loss of brand recognition, and could require us to devote resources advertising and marketing new brands.

We cannot assure you that third parties will not infringe our intellectual property rights or that we will have sufficient resources to enforce our rights. The protection against unauthorized use of our intellectual property rights, products and other proprietary rights is expensive and difficult, particularly internationally. Unauthorized parties may attempt to copy or reverse engineer our technology or certain aspects of our solutions that we consider proprietary. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to prevent unauthorized parties from copying or reverse engineering our solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.

Any such litigation, whether initiated by us or a third party, could result in substantial costs and diversion of resources and management’s attention, either of which could materially and adversely affect our business, financial condition and results of operations. Any litigation to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits, including attacks on the validity and enforceability of our intellectual property, which could lead to the invalidation of, or render unenforceable, our intellectual property rights, or may otherwise have negative consequences for us. Even if we obtain favorable outcomes in litigation, we may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering our solutions. In addition, many of our current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property rights infringement claims and to enforcing their intellectual property rights than we have.

We may not be able to protect our intellectual property rights if we are unable to enforce them or if we do not detect infringement or misappropriation. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, may delay the introduction and implementation of new technologies, resulting in our substituting inferior or more costly technologies or injure our reputation. Moreover, policing unauthorized use of our technologies, trade secrets and intellectual property may be difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. If we fail to meaningfully establish, maintain, protect and enforce our intellectual property and proprietary rights, our business, financial condition and results of operations may be adversely affected.

Our proprietary works, technologies and information are developed by our employees and contractors. Although it is our policy to require our employees and consultants who may be involved in the conception or development of intellectual property to execute agreements assigning the intellectual property and related rights to us, we may be unsuccessful in executing such an agreement with each party who conceives or develops intellectual property and related rights that we regard as our own or such party may breach the assignment agreement. We may be subject to lawsuits filed by employees or contractors claiming ownership of such intellectual property and related rights. Litigation may be necessary to obtain ownership or to defend against claims challenging inventorship. If we fail in any such litigation, in addition to paying monetary damages, we may lose valuable intellectual property rights. Such an outcome could substantially harm our business, results of operations, and financial condition. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management and other employees, and such claims could substantially harm our business, results of operations and financial condition.

Although not strictly an intellectual property right, we consider our registered domain names to be part of our intellectual property portfolio. We are the registrants for domain names for websites that we use in our business. We may not be able to, or it may not be cost effective to, acquire or maintain all domain names that utilize the name “PlusAI” or other business brands in all of the countries in which we currently conduct or intend to conduct business. Further, we may be unable to prevent competitors or other third parties from acquiring or using domain names that are similar to or diminishes the value of our domain names. If such third party domain name incorporates any of the trademarks that we have registered in the relevant jurisdiction, then we may be able to bring a claim of trademark infringement (see risks related to enforcement of trademark above). If we lose the ability to use a domain name or have to contend with the existence of confusingly similar domain names held by third parties, we could incur additional expenses to market our brand within that country. This could substantially harm our business, results of operations, and financial condition.

We may not be able to protect our intellectual property rights globally, and changes in U.S. intellectual property law may diminish the value of our intellectual property in general, thereby impairing our ability to protect our products.

There are a number of recent changes to the patent laws that may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. Other intellectual property rights, for example rights around the scope of protection that can be claimed for AI/ ML models, datasets, weights, and biases are not fully understood, and may continue to change. Any change to the treatment of intellectual property rights, or to the scope of intellectual property rights may adversely affect our business, financial condition, and results of operations.

Further, the standards applied by the USPTO and foreign patent offices in granting patents are not always applied uniformly or predictably within an organization, or between organizations As such, we do not know the degree of future protection that we will have on our technologies, products, and services. While we will endeavor to try to protect our technologies, products, and services with intellectual property rights such as patents, as appropriate, the process of obtaining patents is time-consuming, expensive, and sometimes unpredictable.

In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents may change in unpredictable ways that may weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. Actions in foreign jurisdictions may create similar problems or may create divergent issues based on uncertain or different results.

Third-party claims that we are infringing intellectual property rights, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses, and our business could be adversely affected.

Although we hold key patents related to our technology, a number of companies, organizations, or individuals, both within and outside of the autonomous vehicle industry, hold other patents covering aspects of autonomous vehicle technology. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. In recent years, there has been significant litigation globally involving patents and other intellectual property rights. We may in the future receive inquiries from other intellectual property rights holders and may become subject to claims that we infringe their intellectual property rights, particularly as we expand our presence in the market, expand to new use cases and face increasing competition. We are also party to certain agreements that may limit our trademark rights in certain jurisdictions; while we believe these agreements are unlikely to have a significant impact on our business as currently conducted, our ability to use our existing trademarks in new business lines in the future may be limited. In addition, parties may claim that the names and branding of our products infringe their trademark rights in certain countries or territories. Although we intend to vigorously defend our intellectual property rights, if such a claim were to prevail, we may have to change the names and branding of our products in the affected territories and we could incur other costs.

We may not be able to obtain a license on commercially reasonable terms, or on terms that resolve, in whole or in part, the potential risks of intellectual property rights infringement. As we face increasing competition and as a public company, the possibility of intellectual property rights claims against us grows. Such claims and litigation may involve one or more of our competitors focused on using their patents and other intellectual property rights to obtain a competitive advantage, or patent holding companies or other adverse intellectual property rights holders who have no relevant product and service revenue. Our own pending patents and other intellectual property rights may provide little or no deterrence to these rights holders in bringing intellectual property rights claims against us. Patent holding companies may also be advantaged in a lawsuit by limited costs, at least partially because of the lack of products and services. There may be intellectual property rights held by others, including issued or pending patents and trademarks, that cover significant aspects of our technologies or business methods. We cannot assure you that we are not infringing or violating or have not infringed or violated, any third-party intellectual property rights or that we will not be held to have done so or be accused of doing so in the future. In addition, because patent applications can take many years until the patents issue, and may file continuing applications that extend when new claims can be filed at patent and trademark offices, there may be applications now pending of which we are unaware, which may later result in issued patents that our products and services may infringe. We expect that in the future we may receive notices that claim we or our collaborators have misappropriated or misused other parties’ intellectual property rights, particularly as the number of competitors in our market grows.

We currently have a number of agreements in effect pursuant to which we have agreed to defend, indemnify and hold harmless our partners, suppliers, and channel partners and other partners from damages and costs which may arise from the infringement or misappropriation by our products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. We do not carry insurance to cover intellectual property rights infringement or misappropriation claims. A claim that our products infringe or misappropriate a third party’s intellectual property rights, even if untrue, could adversely affect our relationships with our partners, may deter future partners from purchasing our products and could expose us to costly litigation and settlement expenses. Even if we are not a party to any litigation between a partner and a third party relating to infringement or misappropriation by our products, an adverse outcome in any such litigation could make it more difficult for us to defend our products against intellectual property rights infringement or misappropriation claims in any subsequent litigation in which we are a named party. Any of these results could materially and adversely affect our business, financial condition and results of operations.

Our defense of intellectual property rights claims brought against us or our partners, regardless of merit, could be time-consuming and expensive to litigate or settle, could divert resources and management’s attention. If our technology is determined to infringe a valid and enforceable patent, or if we wish to avoid intellectual property litigation on any alleged infringement, misappropriation or other violation of third party intellectual property rights, we may be required to do one or more of the following: (1) cease development, sales, provision or use of our solutions that incorporate, use, implement, or rely on the asserted intellectual property right; (2) obtain a license from the owner of the asserted intellectual property right, which may be unavailable on commercially reasonable terms, or at all, or which may be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us; (3) pay substantial royalties or other damages; or (4) redesign our technology or one or more aspects or systems of our autonomous driving vehicles to avoid any infringement or allegations thereof. The aforementioned options sometimes may not be commercially feasible. Any of these events could materially and adversely affect our business, financial condition and results of operations. Further, a party may secure a judgment against our intellectual property rights and licenses that requires us to pay substantial damages or obtain an injunction.

Our intellectual property rights applications may not issue or be registered, which may adversely affect our ability to prevent others from commercially exploiting products and technologies similar to ours.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have or has already published the claimed inventions, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, financial condition and results of operations. Changes to patent law may limit the scope of our patents, limit the enforceability or validity of our patents, or be limited by subject matter eligibility, in part or fully.

As our patents may expire, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated, or limited in scope. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which may adversely affect our business, prospects, financial condition and results of operations.

We cannot be assured that we will be granted patents pursuant to our pending applications. Even if our patent applications succeed and we are issued patents in accordance with them, these patents may still be contested, circumvented or invalidated in the future. Future innovations by others may provide opportunities to design around our granted patents and pending applications. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others may also bar us and third-party customers and licensees from exploiting any patents that issue from our pending applications or may otherwise limit the breadth of any issued patent claims. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications may subject our patent applications to invalidation. Finally, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

We rely on licenses from third parties for intellectual property rights that are critical to our business, and we would lose the rights to such intellectual property rights if those agreements were terminated or not renewed.

We expect that the long-term contracts and commercial arrangements that we have and intend to enter into with partners may include licenses. We rely on these licenses from our partners for certain intellectual property rights that are or may become critical to our business. Termination of our current or future agreements could cause us to have to negotiate new or amended agreements with less favorable terms or cause us to lose our rights under the original agreements.

In the event that we lose intellectual property rights relating to technology used in or in conjunction with our software, we may not be able to continue to ensure the interoperability of our software with certain hardware or may experience disruption to our development and commercialization efforts as we test and re-qualify any potential replacement technology. Even if we retain licenses, the licenses may not be exclusive with respect to such component design or technologies, which could aid our competitors and have a negative impact on our business. If such licenses were to terminate prematurely (including due to a breach) or we otherwise fail to maintain such licenses, we may lose the ability to continue our operations that rely on such licenses, which could have a negative impact on our business, financial condition and results of operations.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how.

We rely on technical measures and contractual measures to protect proprietary or competitively sensitive information, technology or materials (such as trade secrets, know-how and confidential information) that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. We typically seek to protect this proprietary information by limiting its disclosure and by entering into confidentiality agreements, consulting services or employment agreements that contain non-disclosure and non-use provisions. We may fail to enter into the necessary agreements, or such agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term or may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Trade secrets or confidential information may also be willfully or unintentionally disclosed, including by employees, who may leave our company to join our competitors. We have limited control over the protection of trade secrets used by our current or future OEM partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property rights or other technology or materials owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Unauthorized or accidental disclosure of proprietary information or trade secrets may be disclosed to large language models or other artificial intelligence which may in turn disclose that information to third parties. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position, and any recovery from a litigation may be insufficient to address any harm we have suffered. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but there can be no assurance that they will provide adequate protection or that they will not be breached. Third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage, and we may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights. We have limited control over the protection of our trade secrets used by our third-party partners, suppliers, and customers and may lose future trade secret protection if any unauthorized disclosure of such information occurs. Any confidentiality or non-disclosure agreements may be breached or may otherwise fail to prevent disclosure. If any of our trade secrets were to be lawfully obtained by a competitor or other third party from our partners, suppliers, and customers, we may have no right to prevent them from using that trade secret to compete with us. If any of our trade secrets were to be disclosed (whether lawfully or otherwise) to a competitor or other third party, our business, financial condition and results of operations may be adversely affected.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and demands on resources and management’s attention.

Our software contains third-party “open source” software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to sell our products or our use of those components give rise to disclosure obligations of proprietary software, which could negatively affect our ability to sell our platform and subject us to possible litigation.

Some aspects of our technology incorporate open source software licensed under so-called “open source,” “free” or other similar licenses, and we intend to continue to use open source software in the future. Open source software is generally freely accessible, usable, and modifiable. However, certain open source licenses may, in certain circumstances, require us to offer our software that incorporates the open source software for no cost, make available source code for modifications or derivative works we create based upon the open source software, incorporate or use the open source software, and/or license such modifications or derivative works under the terms of the particular open source license or otherwise unfavorable terms. The terms of certain open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to monetize our software or enforce our intellectual property rights. While we try to insulate our proprietary code from the effects of such open source license provisions, we cannot guarantee that we will be successful, that all open source software is reviewed prior to use in our software, that our developers have not incorporated open source software into our software in potentially problematic ways, or that they will not do so in the future. Additionally, we may from time to time face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source software license. These claims could result in costly litigation and could require us to make our software source code freely available, purchase a costly license, or cease offering the implicated software unless and until we can re-engineer them to avoid infringement or violation. This re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully. We could also be subject to suits by parties claiming ownership of what we believe to be open source software. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software and, thus, may contain security vulnerabilities or broken code. Moreover, some open-source projects have known security and other vulnerabilities and architectural instabilities, or are otherwise subject to security attacks due to their wide availability, and are provided on an "as-is" basis. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Any of these risks could be difficult to eliminate or manage, and if not addressed, could have a negative effect on our business, operating results, and financial condition.

General Risk Factors

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of our business or information systems resulting from these events could materially and adversely affect our business, financial condition and results of operations.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events (such as the outbreak of the COVID-19 pandemic), could materially and adversely affect our business, financial condition and results of operations. We have several offices located in the San Francisco Bay Area, a region known for seismic activity. In addition, natural disasters, acts of terrorism or war, including the ongoing geopolitical tensions related to Russia’s actions in Ukraine and the conflicts in the Middle East, could cause disruptions in our remaining operations, our or our partners’ businesses, our suppliers’ or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man-made problems, such as power disruptions, could adversely affect our business. To the extent that any such disruptions result in development or commercialization delays or impede our partners’ and suppliers’ ability to timely deliver product components, or the deployment of our products, this could materially and adversely affect our business, financial condition and results of operations.

As part of growing our business, we may in the future make acquisitions. If we do not successfully select, execute or integrate our acquisitions, it could materially and adversely affect our business, financial condition and results of operations, and our stock price could decline.

From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, form new strategic partnerships, or enter into new markets or geographies. These transactions may be subject to approval by our stockholders or by relevant government authorities, which could result in increased delay and costs, and may disrupt our business strategy if such approvals are ultimately denied. Acquisitions and the subsequent integration of new assets, businesses, key personnel, partners, customers, vendors and suppliers would likely require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may also fail to generate the business or financial results we expect. Key personnel or large numbers of employees who join us through acquisitions may decide to leave to work for other businesses, including our competitors, thereby diminishing the value of our acquisitions. Acquisitions may also entail significant cash expenditures, dilutive issuances of equity securities, the incurrence of significant indebtedness, potential impairments of goodwill, amortization expenses for other intangible assets and exposure to unknown liabilities of acquired businesses. The professional services and other transactional costs associated with selecting, executing and integrating acquisitions may also be significant. Any failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, prospects, financial condition and results of operations, and could cause our stock price to decline.

Adverse economic conditions or reduced global trade, including as a result of recent and further changes in the tariff and trade policies, may adversely impact our business.

Our operations, performance and growth depend in part on worldwide economic conditions and the impact these conditions have on levels of activity in global trade and ground transportation. The United States and the global economy have in the past few years experienced high levels of inflation. While inflation rates have recently moderated, the existence of inflation in the U.S. and global economy and the pricing pressure created by rising inflation in prior periods has resulted, and may continue to result, in high interest rates and capital costs, shipping costs, supply shortages, increased costs of labor, weakening exchange rates and other similar effects. Elevated inflation rates can affect our expenses, especially employee compensation. In addition, rising interest rates could adversely affect the value of our investments and cash on hand and increase our borrowing costs. Governments have implemented and are implementing fiscal policy interventions in response to high levels of inflation, including raising interest rates or keeping them at elevated levels. These interventions may also reduce economic growth rates, create recessions and increase unemployment rates.

In addition, we may be affected by changes in trade policies, treaties, government regulations, and tariffs, as well as geopolitical volatility. For example, uncertainty as to the level and impact of the imposition of existing, new or threatened tariffs on certain countries by the current U.S. presidential administration, as well as any existing or potential further retaliatory measures by impacted trade partners, could adversely impact trade relations, reduce global trade and create general market instability. Trade protection measures, retaliatory actions, tariffs and increased barriers, policies favoring domestic industries, or increased import or export licensing requirements or restrictions could have a negative effect on the overall macro economy and the ground transportation industry in particular.

The impact of economic conditions, including the ongoing effects of inflation, high interest rates, trade policy, and regional or global recessions could materially and adversely affect our business, results of operations and financial condition in a number of ways, including by reducing the demand for ground transportation or delaying or reducing customers’ level of investment in the adoption of autonomous trucks.

Risks Related to Our Organizational Structure Following the Business Combination

We have incurred and will continue to incur significant expenses and administrative burdens as a public company, which may adversely affect our business, prospects, financial condition, and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Exchange Act, Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, as well as the Public Company Accounting Oversight Board and the stock exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified, we may incur additional costs rectifying those issues, and the existence of those issues may adversely affect our reputation or investor perceptions of it. For example, in connection with the audit of our consolidated financial statements, our management and independent registered accounting firms identified material weaknesses related to our internal control over financial reporting. In addition, we will obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. To the extent necessary to supplement our internal personnel with professional advisors, such costs may be significantly increased. These increased costs will require us to divert a significant amount of money that may otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, resulting in further increased costs.

If we are unable to develop and maintain an effective systems of internal control over financial reporting and disclosure controls, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business, financial condition and results of operations.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the listing standards. Among other things, the Sarbanes-Oxley Act and related Exchange Act rules require that we maintain effective disclosure controls and procedures and internal control over financial reporting. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls. In addition, we will be required to have our independent public accounting firm attest to and report on our internal control over financial reporting when we cease qualifying as an “emerging growth company” pursuant to the JOBS Act.

In connection with the preparation and audits of our consolidated financial statements, we and our independent registered public accounting firms identified material weaknesses in internal control over financial reporting. We have begun taking steps and plan to take additional steps to remediate the underlying causes of the material weaknesses. The measures we have taken to date, and the controls we continue to design and implement, may not be sufficient to remediate the material weaknesses we have identified or avoid potential additional material weaknesses in our internal control over financial reporting in the future. If in future periods we determine that these material weaknesses have not been remediated or we identify other material weaknesses in internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective, which could result in the loss of investor confidence and a decline in the market price of our Post-Closing Company Class A common stock.

We are also continuing to develop and refine our disclosure controls and other procedures that are designed to assure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to management, including our principal executive and financial officers, to allow timely decisions regarding disclosure. We have expended, and anticipate that we will continue to expend, significant resources to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting.

Our current controls and any new controls that we develop may become inadequate because of changes in the conditions in our business. Further, weaknesses in our disclosure controls or our internal control over financial reporting may not be remediated in a timely manner or additional weaknesses may be discovered in the future. Any failure to remediate such weaknesses or to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, may harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting may also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting may also cause investors to lose confidence in our reported financial and other information, which would likely adversely affect the market price of our securities. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on a stock exchange.

Any failure to maintain effective disclosure controls and internal control over financial reporting may adversely affect our business, financial condition, and results of operations and may cause a decline in the market price of our securities.

The Proposed Bylaws will designate a state or federal court located within the State of Delaware as the exclusive forum for certain types of actions and proceedings, and the federal district courts as the exclusive forum for Securities Act claims, which could limit stockholders’ ability to choose the judicial forum for disputes with the Post-Closing Company or its directors, officers, stockholders or employees.

The Proposed Bylaws will provide that, unless the Post-Closing Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the U.S. District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

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any derivative action, suit or proceeding brought on behalf of the Post-Closing Company;
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any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Post-Closing Company to the Post-Closing Company or its stockholders;

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any action, suit or proceeding arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws (as either may be amended from time to time); or
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any action, suit or proceeding asserting a claim governed by the internal affairs doctrine.

Nothing in the Proposed Bylaws will preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court, subject to applicable law. The Proposed Bylaws will also provide that, to the fullest extent permitted by law, the federal district courts of the United States will be the sole and exclusive forum for the resolutions of any complaint asserting a cause or causes of action arising under the Securities Act.

Any person or entity purchasing, holding or otherwise acquiring any interest in any of the securities of the Post-Closing Company will be deemed to have notice of and consented to the provisions of the Proposed Bylaws described in the preceding paragraphs. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Post-Closing Company or its directors, officers, stockholder or other employees, which may discourage lawsuits against the Post-Closing Company and its directors, officers, stockholders and other employees. The enforceability of similar exclusive-forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Proposed Bylaws is inapplicable or unenforceable. We also note that stockholders cannot waive compliance (or consent to noncompliance) with the federal securities laws and the rules and regulations thereunder. If a court were to find these exclusive-forum provisions to be inapplicable or unenforceable in an action, the Post-Closing Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Our business and operations could be negatively affected if we become subject to any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Post-Closing Company Class A common stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Board’s attention and resources from our business, which may adversely affect our business, financial condition and results of operations. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. We may also be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters.

Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Securities of companies formed through mergers such as the business combination may experience a material decline in price relative to the share price of the CCIX public shares prior to the business combination.

As with most initial public offerings of special purpose acquisition companies (each, a “SPAC”) in recent years, CCIX issued shares as part of the CCIX Units for $10.00 per unit upon the closing of its IPO. As with other SPACs, the $10.00 per unit price of CCIX reflected each share having a right to redeem such share for a pro rata portion of the proceeds held in the trust account prior to the Closing and certain other events. Following the IPO the proceeds held in the trust account were initially equal to $10.00 per share. As of September 30, 2025, amounts held in the trust account related to redeemable shares was equal to approximately $10.59 per share. Following the Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than both the redemption price and the amount per share initially held in the trust account upon consummation of the IPO.

Provisions contained in the Proposed Certificate of Incorporation, the Proposed Bylaws and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

The Proposed Certificate of Incorporation, the Proposed Bylaws and Delaware law contain provisions that could delay or prevent a change in control of the Post-Closing Company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These include:

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providing that our board of directors will be classified into three classes of directors with staggered three-year terms;
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allowing stockholders to remove directors only for cause;
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providing that authorized number of directors may be fixed only by resolution of our board of directors acting pursuant to a resolution adopted by a majority of the total number of authorized directorships (regardless of vacancies or unfilled seats, the “Whole Board”);
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providing that vacancies on our Board of Directors may be filled only by a majority of directors then in office, even though less than a quorum;
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authorizing the Board of Directors to adopt or amend bylaws;
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prohibiting cumulative voting in the election of directors;
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eliminating stockholders’ ability to act via written consent;
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providing that a special meeting of stockholders may only be called by the Chairperson, Chief Executive Officer, President or the Board of Directors acting pursuant to a resolution of the Whole Board;
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requiring advance notification of stockholder nominations and proposals;
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limiting the liability of, and providing for the indemnification of, our directors;
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requiring the consent of the Board of Directors acting pursuant to a resolution of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities to amend or repeal certain of the foregoing provisions; and
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authorizing our Board of Directors to issue preferred stock with voting or other rights or preferences that could discourage a takeover attempt or delay changes in control.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors, which is responsible for appointing the members of our management. In addition, the provisions of Section 203 of the DGCL govern the Post-Closing Company. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with the Post-Closing Company for a certain period of time without the consent of its Board of Directors unless certain provisions are met.

These and other provisions in the Proposed Certificate of Incorporation and Proposed Bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of the Post-Closing Company common stock and result in the market price of our common stock being lower than it would be without these provisions.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

The Proposed Certificate of Incorporation and Proposed Bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, the Proposed Bylaws and our indemnification agreements that we entered into with our directors and officers provide that:

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we will indemnify our directors and officers for serving in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;
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we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;
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we will be required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;
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we will not be obligated pursuant to the Proposed Bylaws to indemnify a person with respect to proceedings initiated by that person against the Post-Closing Company or our other indemnitees, except with respect to proceedings authorized by our Board of Directors or brought to enforce a right to indemnification;
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the rights conferred in the Proposed Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and
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we may not retroactively amend the Proposed Bylaws provisions to reduce our indemnification obligations to directors, officers, employees and agents.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our Board of Directors. Accordingly, investors must rely on sales of the Post-Closing Company common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

The market price and trading volume of the Post-Closing Company common stock may be volatile and materially and adversely affected by several factors.

Even if an active, liquid and orderly trading market develops and is sustained for the Post-Closing Company common stock, the market price of our common stock may be volatile and may decline significantly. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at an attractive price, or at all. The market price and trading volume of our common stock could fluctuate significantly in response to various factors and events, including the realization of any of the risk factors presented in this proxy statement/prospectus.

Such market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. Securities markets, including Nasdaq, on which we plan to list our common stock, have from time to time experienced significant price and volume fluctuations that are unrelated to the performance of particular companies.

We may be subject to securities litigation, which is expensive and could divert management’s attention.

The market price of the Post-Closing Company common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Post-Closing Company Class A common stock in the public market could occur. Following the Closing, we will have 89,559,312 shares of Class A common stock and 23,477,333 shares of Class B common stock outstanding that were issued in the Business Combination to the PlusAI stockholders. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of Post-Closing Company Class A common stock in the public market, the market price of our stock could decline significantly.

Following the Merger, the Sponsor, the Insiders and former securityholders of PlusAI will be subject to certain transfer restrictions with respect to their shares of the Post-Closing Company as follows: (1) with respect to 50% of such holder’s shares, until the earlier of 180 days after the Closing and the date on which the VWAP of the Post-Closing Company Class A common stock equals or exceeds $12.00 per share during any 15 trading days within any 180 consecutive trading day period following the Closing, and (2) with respect to 50% of such holder’s shares, until the earlier of 360 days after the Closing and the date on which the VWAP of the Post-Closing Company Class A common stock equals or exceeds $14.00 per share during any 15 trading days within any 360 consecutive trading day period following the Closing, subject to certain exceptions to the termination of transfer restrictions with respect to Earnout Shares or held directly or indirectly by certain founder executives of PlusAI. See the Proposed Bylaws.

Once such securities are released from lock-up restrictions, the applicable stockholders will not be restricted from selling shares of the Post-Closing Company common stock held by them, other than by applicable securities laws. Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

As restrictions on resale end, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Moreover, following the Closing, the Registration Rights Agreement will obligate us to file one or more registration statements with the SEC for the registration for resale of certain securities held by the Sponsor and certain of our significant stockholders. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of our Class A common stock could decline.

Future issuances of debt securities and equity or equity-linked securities may adversely affect the market price of our Class A common stock and may be dilutive to existing stockholders.

In the future, we may incur debt or issue equity ranking senior to our Class A common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Class A common stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our Class A common stock and be dilutive to existing stockholders.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.

If we fail to satisfy the continued listing requirements of Nasdaq, such as Nasdaq’s requirements with respect to corporate governance or the minimum closing bid price, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Macroeconomic Risks Relating to Our Business

Uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, financial condition, results of operations and cash flows.

Our results of operations could be materially affected by economic and political conditions in the United States and internationally, including inflation, deflation, interest rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions. Potential customers may delay or decrease spending as their business and budgets are impacted by economic conditions. The inability of potential customers to pay us for our services may adversely affect our earnings and cash flows.

Further, the ongoing military conflict in Ukraine and the resulting sanctions and related countermeasures by North Atlantic Treaty Organization (“NATO”) states, the United States and other countries have led to, and are likely to lead to additional, market disruptions, including significant volatility in commodity prices, credit, and capital markets, as well as supply chain interruptions for equipment, which could have an adverse impact on our operations and financial performance. Global supply chain disruptions have increasingly affected both the availability and cost of materials, component manufacturing and deliveries. Disruptions such as military conflicts, sanctions, and other countermeasures between nations, as well as any escalation in tension between nations, may result in delays in equipment deliveries and cost escalations that could adversely affect our business prospects, financial condition, results of operations and cash flows.

Our deployment cost estimates are highly sensitive to a range of economic factors, and our ability to control or manage our costs may be limited.

Capital and operating costs for the deployment of autonomous vehicles, are difficult to project, inherently variable and are subject to significant change based on a variety of factors including regulatory oversight, operating agreements, supply chain availability, inflation and other factors. Opportunities for cost reductions in deployment and fleet operation are similarly uncertain. While we believe our cost estimates are reasonable, they may increase significantly through design maturity, when accounting for supply chain availability, fabrication costs of autonomous trucking fleets, as we progress through the regulatory process with our OEM partners, or as a result of other factors. To the extent cost reductions in the operation of autonomous trucking fleets utilizing our software are not achieved within the expected timeframe or magnitude, our products, may not be cost competitive with alternative technologies, which may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows and could harm our reputation.

The occurrence of adverse events, cancellations of significant projects, delays in project timelines, adjustments in cost structures, and other negative developments announced by competitors could have an impact on our operations, financial performance, and future prospects.

The occurrence of newsworthy events in the autonomous vehicle industry as a whole, including, but not limited to, the delay of key business milestones, inflated cost adjustments, fluctuations in product pricing strategies, cancellations of public offerings, customer withdrawals, or disruptions in supply chain may adversely affect our business in several ways, including:

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Negative news or events associated with industry peers may lead to decreased investor confidence in the sector, which could impact the broader stock market performance of companies operating within the industry, including PlusAI. This could result in fluctuations or declines in our stock price irrespective of our internal performance.
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Adverse events involving our competitors may alter the competitive landscape, affecting market share dynamics, pricing strategies, and overall positioning within in the industry. This could impact our ability to retain or expand our market presence.
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Changes in market dynamics influenced by competitors’ actions, such as inflated cost adjustments or potential cancellations, could have ripple effects on our financial stability and profitability, influencing our financial metrics and potentially impacting investor perceptions.

While we implement risk mitigation strategies and highlight our unique business approach and how it differentiates us from our competitors, there is no guarantee that we will be insulated from the adverse effects of such events and the occurrence of any of these events could negatively impact our business operations and financial condition.

Risks Relating to Compliance with Law, Government Regulation and Litigation

Our operations and business plans could be significantly impacted by changes in federal, state, and local government policies and priorities.

The current environment of bipartisan political support of autonomous vehicles at the U.S. federal level could change. Changes in support, in policies, or in priorities by the legislative or executive branch could have impacts on the leadership at the U.S. Department of Transportation or any other federal agency which affects policy related to autonomous driving. Each of these agencies themselves may experience changes in policies and priorities which impact our operations and business plans. Federal, state, and local policies and priorities could affect regulatory oversight, supply chain availability, tax and other financial incentives or costs, availability of financing, labor force initiatives or restrictions, and many other possible areas.

Additionally, changes in federal, state, or local government policies and priorities can impact our operations. These could include changes in interpretations of regulatory requirements, increased inspection or enforcement activities, changes in budgetary priorities, changes in tax laws and regulations and other government actions or inaction. Any of these local, state, and federal agencies may have the authority to impose civil penalties and additional requirements, which could adversely affect our results of operations.

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business and cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses, and uncertainties of litigation, from time to time, we may settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes- Oxley Act that will be applicable to us after the business combination is consummated could negatively impact our business.

We are not currently subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the business combination, we will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of us as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the business combination. If our management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, and our independent registered public accounting firm cannot render an unqualified opinion on management’s assessment and the effectiveness of our internal control over financial reporting at such time as it is required to do so, and material weaknesses in our internal control over financial reporting are identified, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and stockholders, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes, and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause a decline in the Post-Closing Company common stock price and adversely affect our business, financial condition, and results of operations. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, the exchange upon which our securities are listed or other regulatory authorities, which would require additional financial and management resources.

Changes in tax laws could adversely affect our business prospects and financial results.

We are subject to income and other taxes in the United States and other jurisdictions, each of which has its own rules. Our current and future effective tax rates may be subject to volatility or adversely affected by a number of factors, including changes in the valuation of our deferred tax assets and liabilities; expected timing and amount of the release of any tax valuation allowances; tax effects of stock-based compensation; changes in tax laws, regulations or interpretations thereof; or lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits may adversely affect our business, financial condition, and results of operations.

Our current and future effective tax rates may be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to tax audits by various tax jurisdictions. Although we believe our tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities may have a material impact on the results of our operations.

Risks Relating to Being a Public Reporting Company

Our financial results may vary significantly from quarter to quarter.

Following the business combination, we will be required to comply with the periodic reporting obligations of the Exchange Act, Sarbanes-Oxley and other applicable securities rules and regulations, including the preparation of annual reports, quarterly reports, and current reports. We expect our revenue and operating results to vary materially from quarter to quarter. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses when customers are newly acquired. Additionally, payments due to us from our customers may be delayed for a variety of reasons, and these delays could cause significant fluctuations from quarter to quarter.

Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:

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the terms of customer contracts that affect the timing of revenue recognition;
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variability in demand for our services and solutions;
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commencement, completion, or termination of contracts during any particular quarter;
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timing of shipments and product deliveries;
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timing of award or performance incentive fee notices;
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timing of significant bid and proposal costs;
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the costs of remediating unknown defects, errors, or performance problems of our product offerings;
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variable purchasing patterns under blanket purchase agreements and other indefinite delivery/ indefinite quantity contracts;
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costs related to government inquiries;
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strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures;
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strategic investments or changes in business strategy;
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changes in the extent to which we use subcontractors;
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seasonal fluctuations in our staff utilization rates;
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changes in our effective tax rate, including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets; and
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the length of sales cycles.

Significant fluctuations in our operating results for a particular quarter could cause us to fall out of compliance with the financial covenants related to our debt, which if not waived, could restrict our access to capital and cause us to take extreme measures to pay down the debt, if any.

Following the business combination, we expect to be an emerging growth company within the meaning of the Securities Act and a smaller reporting company within the meaning of the Exchange Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Following the business combination, we expect to be an emerging growth company within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from say-on-pay, say- on-frequency and say-on-golden parachute voting requirements. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (1) the last day of the fiscal year: (a) following May 6, 2029, the fifth anniversary of the CCIX IPO; (b) in which we have total annual gross revenue of at least $1,235,000,000; or (c)

in which we are deemed to be a large accelerated filer, which means the market value of the shares of Post-Closing Company Class A common stock that are held by non-affiliates exceeds $700,000,000 as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1,000,000,000 in non- convertible debt securities during the prior three-year period.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We intend to take advantage of the benefits of this extended transition period. This may make comparison of our financial statements with those of public companies that comply with public company effective dates difficult or impossible because of the potential differences in accounting standards used.

Even after the Post-Closing Company no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to continue to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. Moreover, smaller reporting companies may choose to present only the two most recent fiscal years of audited financial statements in their Annual Reports on Form 10-K. For so long as we are a smaller reporting company and not classified as an “accelerated filer” or “large accelerated filer” pursuant to SEC rules, we will be exempt from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of the Post-Closing Company common stock.

Securities research analysts may establish and publish their own periodic projections for us or our industry. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. Moreover, if no analysts commence coverage of us, or if analysts provide more favorable relative recommendations or reports about our competitors, the market price and volume for our common shares could be adversely affected.

Market values of growth-oriented companies like ours, particularly companies that entered into business combination agreements with SPACs, have been affected by adverse economic and market forces which may induce downward pressure on the price and trading volume of the Post-Closing Company common stock.

In recent years, there have been fluctuations in the valuation of growth-oriented companies, particularly those that entered into business combination agreements with SPACs. Inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, our securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the trust account. If there are substantial redemptions, there will be a lower float of our common stock outstanding, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the Closing.

Securities of companies formed through SPAC mergers such as ours may experience a material decline in price relative to the share price of the SPAC prior to the merger.

As with most SPAC initial public offerings in recent years, CCIX issued shares for $10.00 per share upon the closing of its initial public offering. As with other SPACs, the $10.00 per share price of CCIX Class A Ordinary Share reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the trust account equal to approximately $10.00 per share prior to the consummation of the business combination. Following the Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the operating business, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share.

We will incur significant transaction costs, which could be higher than currently anticipated, and these transaction costs add risk to our ability to be a going concern and/or act on our business plan.

We have incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Transactions. All expenses incurred in connection with the Transactions, including all legal, and other fees, expenses, and costs, will be for the account of the party incurring such fees, expenses, and costs. Aggregate transaction expenses for PlusAI and CCIX as a result of the Transactions are currently estimated to be approximately $37.0 million.

Risks Related to CCIX, the Domestication and the Business Combination

Unless the context otherwise requires, references in this section to “we,” “us” or the “Company” refer to CCIX prior to the business combination.

The consummation of the proposed business combination is subject to a number of conditions and, if those conditions are not satisfied or waived, the definitive agreements relating to the proposed business combination, including the Merger Agreement, may be terminated in accordance with such definitive agreement’s terms and the proposed business combination may not be completed.

The proposed Merger is subject to certain conditions as outlined in the Merger Agreement. If the conditions are not met, there is a risk that the Merger may not occur as planned. Even if the Merger Agreement is approved by the shareholders of CCIX, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the proposed business combination. CCIX does not control the satisfaction of all such conditions. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Merger Agreement — Conditions to Closing General Conditions.” If the closing conditions are not satisfied or waived, the proposed business combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause CCIX and Plus to each lose some or all of the intended benefits of the proposed business combination and this could have significant material impact for our business.

There may be significant redemptions by CCIX public shareholders in connection with the business combination, which may leave the combined company under-capitalized.

As of September 30, 2025, there was $304.5 million in the trust account. The Merger Agreement provides that the consummation of the business combination is conditioned upon CCIX having at least $5,000,001 of net tangible assets as of the Closing. There are no other closing conditions based on the amount of the Available Closing SPAC Cash or otherwise based on the amount remaining in the CCIX trust account following the exercise by CCIX public shareholders of their redemption rights.

There can be no assurances that we will be able to retain all of the cash in the trust account. In particular, if a significant number of CCIX public shareholders exercise their redemption right in connection with the business combination, the amount of cash left remaining in the trust account upon consummation of the business combination will be lower than contemplated. Raising additional financing, or increasing the equity portion of the aggregate consideration to be paid to PlusAI equityholders, in either case, if so authorized by PlusAI, may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. These considerations may limit our ability to complete the business combination or optimize the Post-Closing Company’s capital structure. Any such shortfall will reduce the amount of available working capital for PlusAI, which may materially and adversely affect PlusAI’s business, financial condition and results of operations.

Our Sponsor and the Insiders have agreed to vote in favor of the business combination, regardless of how CCIX’s public shareholders vote.

Our Sponsor and Insiders have agreed (and their permitted transferees will agree) to vote any CCIX Founder Shares and any public shares held by them in favor of our initial business combination. As a result, in addition to the CCIX Founder Shares and CCIX private placement shares held by such holders, we would need 10,418,750, or 36.24%, of the 28,750,000 CCIX public shares sold in the CCIX IPO that remain outstanding to be voted in favor of a transaction (assuming all issued and outstanding shares are voted) in order to have such initial business combination approved. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if our initial shareholders and their permitted transferees agreed to vote their CCIX Founder Shares and CCIX private placement shares in accordance with the majority of the votes cast by our public shareholders.

The Sponsor, certain members of the CCIX Board and certain CCIX officers have interests in the business combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus.

In considering the recommendation of the CCIX Board to vote in favor of approval of the business combination proposal and the other proposals, CCIX shareholders should keep in mind that the Sponsor and the Insiders have interests in such proposals that are different from, or in addition to, the interests of CCIX shareholders generally. In particular:

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If the Transactions or another business combination are not consummated by the end of the completion window, CCIX will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding CCIX public shares for cash and, subject to the approval of its remaining shareholders and the CCIX Board, dissolving and liquidating, and subject in each case to CCIX’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 7,187,500 CCIX Founder Shares held by the Sponsor will become worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $76,439,062.50 based upon the closing price of $10.635 per share on Nasdaq on January 7, 2026, the record date of the extraordinary general meeting.
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The Sponsor purchased an aggregate of 725,000 CCIX private placement units, generating gross proceeds of $7,250,000 ($10.00 per CCIX private placement unit), simultaneously with the consummation of the CCIX IPO. Of the proceeds from the sale of the CCIX private placement units, $3,941,250 was added to the proceeds from the CCIX IPO held in the trust account. The CCIX private placement shares had an aggregate market value of approximately $7,710,375 based upon the closing price of $10.635 per share on Nasdaq on January 7, 2026, the record date for the extraordinary general meeting. The CCIX private placement shares will become worthless if CCIX does not consummate a business combination by the end of the completion window.
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Michael Klein, a director of CCIX, and the controlling shareholder of M. Klein Associates, Inc., which is the managing member of the Sponsor, may be deemed to beneficially own the securities of CCIX owned by Sponsor. For more information about our officers’ and directors’ economic interests in the Transactions, see the section entitled “Beneficial Ownership of Securities.”
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If CCIX is unable to complete a business combination within the completion window, its executive officers will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CCIX for services rendered or contracted for or products sold to CCIX. If CCIX consummates a business combination, on the other hand, CCIX will be liable for all such claims.

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The Sponsor and the Insiders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Transactions rather than liquidate (in which case the Sponsor would lose its entire investment), even if PlusAI is a less favorable target company or the terms of the Transactions are less favorable to CCIX shareholders than an alternative transaction.
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The Sponsor has invested an aggregate of $7,275,000 (consisting of $7,250,000 for CCIX private placement units and $25,000 for the CCIX Founder Shares), which means the Sponsor, following the Transactions, may experience a positive rate of return on their investment, even if other CCIX shareholders experience a negative rate of return on their investment.
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The Sponsor (including its representatives and affiliates) and CCIX’s directors and officers presently have, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of such officers or directors become aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. CCIX’s current articles of association provides that, to the fullest extent permitted by law: (1) no individual serving as a director or an officer, among other persons, shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CCIX, and (2) CCIX renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and CCIX, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. CCIX does not believe that the fiduciary duties or contractual obligations of its officers or directors will materially affect CCIX’s ability to complete the initial business combination.
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CCIX’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CCIX’s behalf, such as identifying and investigating possible business targets and business combinations. As of the date of this proxy statement/prospectus, such reimbursement is estimated to be approximately $3,000 in the aggregate. However, if CCIX fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, CCIX may not be able to reimburse these expenses if the Transactions or another business combination are not completed within the completion window.
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The continued indemnification of current directors and officers and the continuation of the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”).
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The personal and financial interests of our officers and directors may have influenced their motivation in identifying and selecting PlusAI, completing a business combination with PlusAI and may influence their operation of the Post-Closing Company following the business combination.

The CCIX Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions, in reaching the determination that the Transactions were advisable and fair to, and in the best interests of, CCIX and its shareholders, and in recommending to the CCIX shareholders that they vote “FOR” the proposals presented at the extraordinary general meeting.

Prior to the Closing, the Nasdaq or, after the Closing, the Nasdaq may delist CCIX Class A Ordinary Shares or Post-Closing Company Class A common stock, as applicable, from trading on its exchange, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.

CCIX Class A Ordinary Shares are currently listed on the Nasdaq. We cannot assure you that CCIX Class A Ordinary Shares will continue to be listed on the Nasdaq in the future and prior to the business combination. In order to continue listing CCIX Class A Ordinary Shares on the Nasdaq prior to the business combination, we must maintain certain financial, distribution and stock price levels. Our continued eligibility for listing may depend on, among other things, the number of public shares that are redeemed in connection with the Transactions. There can be no assurance that the Post-Closing Company will be able to comply with the continued listing standards of the Nasdaq following the business combination. It is possible that the Post-Closing Company’s securities will cease to meet the Nasdaq’s listing requirements following the business combination. If, after the business combination, the Nasdaq delists Post-Closing Company Class A common stock from trading on its exchange for and the Post-Closing Company is unable to list such securities on another national securities exchange, we expect such securities could be quoted on an over-the-counter market. If this were to occur, the Post-Closing Company and its stockholders could face significant material adverse consequences including:

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a limited availability of market quotations for the Post-Closing Company’s securities;
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reduced liquidity for the Post-Closing Company’s securities;
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a determination that Post-Closing Company Class A common stock is a “penny stock” which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Post-Closing Company’s securities;
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a limited amount of news and analyst coverage; and
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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because CCIX Class A Ordinary Shares are listed on the Nasdaq, CCIX Class A Ordinary Shares qualify as covered securities under such statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the Nasdaq, our securities would not qualify as covered securities under such statute and we would be subject to regulation in each state in which we offer our securities.

The exercise of CCIX’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in CCIX’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require CCIX to agree to amend the Merger Agreement, to consent to certain actions taken by PlusAI or to waive rights that CCIX is entitled to under the Merger Agreement. Such events could arise because of changes in the course of PlusAI’s business, a request by PlusAI to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on PlusAI’s business and would entitle CCIX to terminate the Merger Agreement. In any of such circumstances, it would be at CCIX’s discretion, acting through the CCIX Board, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for CCIX and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CCIX does not believe there will be any material changes or waivers that CCIX’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. CCIX will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the Transactions that would have a material impact on its shareholders are required prior to the vote on the business combination proposal.

We may not be able to complete the Transactions or another initial business combination within the completion window, in which case CCIX will cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate, in which case CCIX’s public shareholders would only receive approximately $10.59 per share, based on amounts in the trust account at September 30, 2025 or less than such amount in certain circumstances.

Pursuant to the CCIX current articles of association, we must complete the Transactions or another initial business combination within the completion window. There can be no assurances that we will be able to complete the business combination or to find a suitable alternative target business within such time period. Our ability to complete an initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the U.S. debt ceiling and budget deficit concerns have increased the possibility of credit-rating downgrades and economic slowdowns, or a recession in the United States. Financial markets also may be adversely affected by current or anticipated military conflict, including the ongoing war between Russia and Ukraine, the ongoing conflict between Israel and Hamas, terrorism, sanctions or other geopolitical events globally, which could cause or continue to cause, as applicable, market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions, and adversely affect the global economy and financial markets leading to instability and lack of liquidity in capital markets. Any negative impact on the global economy, capital markets or other geopolitical conditions resulting from downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness, the war in Ukraine and subsequent actions could adversely affect our search for a business combination and any target business with which we may ultimately consummate a business combination.

If we have not completed our initial business combination within the completion window, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the CCIX public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may receive only $10.59 per share (based on amounts in the trust account at September 30, 2025), or less than $10.59 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify (as described herein), on the redemption of their shares.

If permitted withdrawals and other sources of working capital are insufficient, it could limit the amount available to complete our initial business combination. If we are unable to obtain such loans, we may be unable to complete our initial business combination.

If we are required to seek additional capital, we would need to borrow funds from our Sponsor, management team or other third parties to operate or may be forced to liquidate. Neither our Sponsor, members of our management team nor any of their respective affiliates is under any obligation or other duty to loan funds to us in such circumstances. Any such loans would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to complete our initial business combination because of insufficient funds, we will be forced to cease operations and liquidate the trust account. In such case, our public shareholders may receive only $10.59 per share (based on amounts in the trust account at September 30, 2025), or less in certain circumstances.

We may seek to further extend the date by which CCIX must consummate an initial business combination, which could have a material adverse effect on the amount held in the trust account and other adverse effects on CCIX.

CCIX may seek to further extend the date by which CCIX must consummate an initial business combination, which pursuant to the CCIX current articles of association, is currently August 6, 2026 (27 months from the closing of the CCIX IPO because CCIX has entered into a definitive agreement for its initial business combination). Such an extension would require the approval of the holders of CCIX Ordinary Shares, and CCIX public shareholders would be provided the opportunity to redeem all or a portion of their CCIX public shares. Any such redemptions may have a material adverse effect on the amount held in the trust account, our capitalization, principal shareholders and other impacts on CCIX or CCIX’s officers and members of the CCIX Board, such as CCIX’s ability to maintain its listing on the Nasdaq.

Uncertainty in connection with certain international economic and political relationships, including the imposition of tariffs on international trade, political disputes, regulatory changes and other international matters could have a material adverse effect on our ability to consummate the business combination, identify any other potential target business, and could adversely affect the financial performance of any target, either foreign or domestic.

The international economic and political environment is dynamic and subject to change. There is currently significant uncertainty about the future economic and political relationships between the United States and a number of other countries. These uncertainties include, among other things, the potential imposition of protective tariffs on goods imported from other countries and reciprocal tariffs other countries may impose on United States products, political disputes that may affect relationships between the United States and other countries and the imposition of regulatory or other restrictions on trade and commerce. Any such matters could potentially limit the number of potential targets we may consider, and could also have a material adverse effect on the financial performance of such potential targets. Among other things, historical financial performance of companies affected by these international matters may not provide as accurate a barometer of future performance as would pertain in a more stable economic environment.

Because CCIX is incorporated under the laws of the Cayman Islands, in the event the business combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Because CCIX is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the Domestication. CCIX is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon members of the CCIX Board or CCIX’s executive officers, or enforce judgments obtained in the U.S. courts against members of the CCIX Board or CCIX’s officers.

Until the Domestication is effected, CCIX’s corporate affairs are governed by the CCIX current articles of association, the Companies Act and the common law of the Cayman Islands. We are also subject to the federal securities laws of the United States. The rights of shareholders to take action against members of the CCIX Board, actions by minority shareholders and the fiduciary responsibilities of members of the CCIX Board to CCIX under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Appeals from the Cayman Islands Courts to the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on courts in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of CCIX’s shareholders and the fiduciary responsibilities of members of the CCIX Board under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

CCIX has been advised by Ogier (Cayman) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (1) to recognize or enforce against CCIX judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (2) in original actions brought in the Cayman Islands, to impose liabilities against CCIX predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of the above, the public shareholders may have more difficulty in protecting their interests in the face of actions taken by CCIX’s executive officers, members of the CCIX Board or controlling shareholders than they would as public shareholders of a U.S. company.

The Domestication may result in adverse tax consequences for holders of CCIX Class A Ordinary Shares or CCIX Warrants.

CCIX intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, i.e., an F Reorganization (and is not otherwise treated as a reorganization within the meaning of Section 368(a)(1) of the Code). If the Domestication fails to qualify as an F Reorganization, a U.S. Holder generally would recognize gain or loss with respect to its CCIX Class A Ordinary Shares or CCIX Warrants in an amount equal to the difference, if any, between the sum of the fair market value of the corresponding CCIX Class A Common Stock or CCIX Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its CCIX Class A Ordinary Shares or CCIX Warrants surrendered. U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders generally will become subject to withholding tax on any amounts treated as dividends paid on PlusAI common stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code in connection with the Domestication, and, as a result:

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a U.S. Holder who is a 10% U.S. Shareholder on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by CCIX the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the CCIX Class A Ordinary Shares held directly by such U.S. Holder;
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a U.S. Holder whose CCIX Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its CCIX Class A Ordinary Shares as if such U.S. Holder exchanged its CCIX Class A Ordinary Shares for CCIX Class A Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by CCIX the “all earnings and profits” amount (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to such U.S. Holder’s CCIX Class A Ordinary Shares; and
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a U.S. Holder whose CCIX Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, generally will not recognize any gain or loss or include any part of CCIX’s earnings and profits in income under Section 367 of the Code in connection with the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive proposed effective dates) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging CCIX Warrants for newly issued CCIX Delaware Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. CCIX believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of CCIX Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of CCIX Class A Ordinary Shares for CCIX Class A Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s CCIX Class A Ordinary Shares. The proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges CCIX Warrants for newly issued CCIX Delaware Warrants; under current law, however, the elections mentioned above do not apply to CCIX Warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of CCIX. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Proposal No. 1 — The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Business Combination to CCIX Shareholders — Tax Effects of the Domestication to U.S. Holders —5. PFIC Considerations.”

All investors in CCIX are urged to consult their tax advisors for the tax consequences of the Domestication to their particular situation. The opinion of Willkie Farr & Gallagher LLP, a copy of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part, expresses no opinion on the potential U.S. federal income tax consequences of the Domestication pursuant to Section 367 of the Code or the PFIC rules. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “Material U.S. Federal Income Tax Considerations of the Merger.”

Upon the Closing, the rights of holders of Post-Closing Company Class A common stock arising under the DGCL will differ from and may be less favorable to the rights of holders of CCIX Ordinary Shares arising under the Companies Act.

Upon the Closing, the rights of holders of Post-Closing Company Class A common stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Companies Act. Therefore, some rights of holders of Post-Closing Company Class A common stock could differ from the rights that holders of CCIX Ordinary Shares currently possess.

For a more detailed description of the rights of holders of Post-Closing Company Class A common stock under the DGCL and how they may differ from the rights of holders of CCIX Ordinary Shares under the Companies Act, please see the section of this proxy statement/prospectus entitled “Proposal No. 2 — The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication.”

CCIX’s shareholders may be held liable for claims by third parties against CCIX to the extent of distributions received by them upon redemption of their shares.

If CCIX is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, CCIX was unable to pay their debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by their shareholders. Furthermore, CCIX Board may be viewed as having breached their fiduciary duties to their creditors or as having acted in bad faith, exposing themselves and CCIX to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. The claims may be brought against CCIX for these reasons. The CCIX Board and the CCIX officers who knowingly and willfully authorized or permitted any distribution to be paid out of the share premium account while CCIX was unable to pay their debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable for a fine of $18,293 and imprisonment for five years in the Cayman Islands.

Activities taken by CCIX, the Sponsor and/or existing CCIX shareholders to increase the likelihood of approval of the business combination proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on the CCIX Ordinary Shares.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding CCIX or its securities, the Sponsor, directors, officers, advisors or any of their respective affiliates and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of CCIX Ordinary Shares or vote their shares in favor of the business combination proposal. While the exact nature of any such transactions, if any, has not been determined, the purpose of such share purchases and other transactions would be to decrease the number of redemptions to increase the likelihood of satisfaction of the requirements to consummate the Transactions. Entering into any such arrangements may have a depressive effect on CCIX Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares they own, either prior to or immediately after the extraordinary general meeting. Further, the public “float” of the public shares and the number of beneficial holders of our securities may be reduced as a result of such purchases, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on Nasdaq or any other stock exchange. As of the date of this proxy statement/prospectus, no such transactions have occurred nor are they planned to occur. CCIX will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

There are risks to unaffiliated investors by taking PlusAI public through a merger rather than through an underwritten offering.

Unaffiliated investors are subject to certain risks as a result of PlusAI going public through a merger rather than through a traditional underwritten initial public offering. Unlike a traditional underwritten initial public offering of PlusAI securities, the initial listing of the Post-Closing Company Class A common stock as a result of the business combination will not benefit from the following:

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the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities; and
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underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing.

The lack of such a process in connection with the listing of the Post-Closing Company’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Post-Closing Company’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

In addition, the Sponsor and the Insiders have interests in the business combination that may conflict with the interests of our stockholders and that would not be present in a traditional underwritten public offering of the Post-Closing Company Class A common stock. For further information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination.”

The estimated net cash per share of CCIX Ordinary Shares that will be contributed to the Post-Closing Company in the business combination is less than the redemption price.

Each CCIX public unit sold in the CCIX IPO at an offering price of $10.00 per CCIX public unit consisted of one CCIX public share and one-quarter of one CCIX public warrant. Of the proceeds we received from the CCIX IPO and the CCIX private placement, $287,500,000 was placed in our trust account. We will provide our shareholders the opportunity to redeem all or a portion of the CCIX public shares in connection with the completion of the business combination, and potentially upon the occurrence of certain other events prior to the business combination. Any holder of CCIX public shares will be entitled to demand that such holder’s shares be redeemed for cash in an amount equal to their pro rata portion of the funds held in the trust account (which, for illustrative purposes, was approximately $307,840,998.80 or $10.70 per share, as of the CCIX record date). Such amount, less any permitted withdrawals, will be paid promptly upon consummation of the business combination. As a result, CCIX public shareholders who own our CCIX public shares on a redemption date can anticipate receiving the redemption price in connection with a redemption for each CCIX public share that they choose to redeem.

There can be no assurance that, after the business combination, the CCIX public shareholders would be able to sell their shares in the post-business combination company for the redemption price, or any higher price. It is therefore possible that the share price of the post-business combination company may decline below the redemption price. In recent years, the share prices of many post-business combination companies have fallen following a business combination. As a result, if the CCIX public shareholders continue to hold shares in the post-business combination company following the business combination, we cannot assure our shareholders that the trading price of such shares will be greater than the redemption price.

CCIX’s shareholders will experience dilution as a consequence of, among other transactions, the issuance of shares and securities exercisable into shares of the Post-Closing Company as consideration in the business combination. Having a minority share position may reduce the influence that CCIX’s current stockholders have on the management of CCIX.

As illustrated by the post-closing ownership levels outlined under the sections titled “Questions and Answers About the Business Combination – What equity stake will current CCIX shareholders and PlusAI stockholders hold in the Post-Closing Company immediately after the consummation of the business combination?” and “Dilution”, the Current CCIX public shareholders will experience dilution as a consequence of the Transactions. Further, any PIPE Investment that may be entered into prior to the Closing may result in additional dilution to current CCIX public shareholders.

Having a minority ownership interest in the Post-Closing Company may reduce the influence that CCIX’s public stockholders have on the management of the Post-Closing Company. See the subsection entitled “Proposal No. 1 — The Business Combination Proposal — General — Impact of the Business Combination on Our Public Float” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The Post-Closing Company’s actual financial information and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.

CCIX and Plus currently operate as separate companies and have had no prior history as a combined entity. CCIX’s and Plus’s operations have not previously been managed on a combined basis. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the Post-Closing Company. The unaudited pro forma condensed combined statement of loss of the Post-Closing Company combines the historical audited results of operations of CCIX and Plus.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the Post-Closing Company. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.

Additionally, we may enter into one or more PIPE Investments prior to Closing providing for the sale of Post-Closing Company Class A common stock and/or securities convertible into Post-Closing Company Class A common stock, including but not limited to preferred stock, notes and warrants, on terms that are not yet known and may be less favorable than the terms of prior financing arrangements. Accordingly, the Post-Closing Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate and other factors may affect the Post-Closing Company’s financial condition or results of operations following the Closing. Any potential decline in the Post-Closing Company’s financial condition or results of operations may cause significant variations in the price of the Post-Closing Company’s securities.

The CCIX public warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of CCIX warrants, which could limit the ability of CCIX warrant holders to obtain a favorable judicial forum for disputes with CCIX.

The CCIX warrant agreement provides that, subject to applicable law, (1) any action, proceeding or claim against CCIX arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (2) that CCIX irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. CCIX will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. CCIX notes, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the CCIX public warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the CCIX public warrants shall be deemed to have notice of and to have consented to the forum provisions in the CCIX public warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the CCIX public warrant agreement is filed in a court other than a court of the State of New York located in the County of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the CCIX public warrants, such holder shall be deemed to have consented to: (1) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions, and (2) having service of process made upon such warrant holder in any such action brought in such court to enforce the forum provisions by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Warrant holders who are unable to bring their claims in the judicial forum of their choosing may be required to incur additional costs in pursuit of actions which are subject to our choice-of-forum provisions. Alternatively, if a court were to find this provision of our public warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, including our ability to negotiate and complete the business combination, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and the Nasdaq. In particular, we are required to comply with certain SEC, the Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business, including its ability to consummate the business combination, investments and results of operations.

See also the risk factor entitled “We may be subject to a 1% U.S. federal excise tax in connection with redemptions of the Post-Closing Company common stock”.

CCIX and PlusAI have incurred and expect to incur significant costs associated with the business combination, which could be higher than currently anticipated. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by CCIX if the business combination is not completed.

CCIX and PlusAI have both incurred and expect to continue to incur significant costs associated with consummating the business combination. Certain transaction expenses incurred in connection with the business combination, including legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by the Post-Closing Company following the Closing. Even if the business combination is not completed, CCIX expects to incur approximately $25.0 million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by CCIX if the business combination is not completed.

CCIX and PlusAI will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the consummation of the business combination on employees and third parties may have an adverse effect on PlusAI and consequently on CCIX. These uncertainties may impair our or PlusAI’s ability to attract, retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or PlusAI’s business following the business combination could be negatively affected. Further, covenants in the Merger Agreement impede the ability of CCIX to make or consider other acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the business combination. As a result, CCIX may be at a disadvantage to its competitors during that period. While the Merger Agreement is in effect, neither CCIX nor Plus may solicit, assist, initiate, engage or facilitate the making, submission or announcement of or encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to CCIX’s shareholders than the Transactions. If the business combination with Plus is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

Following the consummation of the business combination, the Post-Closing Company’s only significant asset will be its ownership interest in the PlusAI business, and such ownership may not be sufficiently profitable or valuable to enable the Post-Closing Company to satisfy the Post-Closing Company’s other financial obligations. The Post- Closing Company does not anticipate paying any cash dividends for the foreseeable future.

Following the consummation of the business combination, the Post-Closing Company will have no direct operations and no significant assets other than its ownership interest in the PlusAI business. The Post-Closing Company will depend on the PlusAI business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company. The earnings from, or other available assets of, the PlusAI business may not be sufficient to pay dividends or make distributions or loans to enable the Post-Closing Company to pay any dividends on the common stock or satisfy its other financial obligations.

In addition, PlusAI has never declared or paid cash dividends on its capital stock, and it does not anticipate paying any cash dividends in the foreseeable future. PlusAI currently intends to retain its future earnings, if any, for the foreseeable future, to fund the development and growth of its business. Any future determination to pay dividends will be at the discretion of the Post-Closing Company Board and will be dependent upon its financial condition, results of operations, capital requirements, applicable contractual restrictions and such other factors as the board of directors may deem relevant. As a result, capital appreciation in the price of Post-Closing Company Class A common stock, if any, will be your only source of gain on an investment in Post-Closing Company Class A common stock.

Please see the sections entitled “CCIX’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity, Capital Resources and Going Concern” and “PlusAI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity, Going Concern and Capital Resources” for more information.

Subsequent to the completion of the business combination, the Post-Closing Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on the Post-Closing Company’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although CCIX has conducted due diligence on the PlusAI business, CCIX cannot assure you that this diligence will surface all material issues that may be present in such business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the PlusAI business and outside of CCIX’s and PlusAI’s control will not later arise. As a result of these factors, the Post-Closing Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if CCIX’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with CCIX’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on CCIX’s liquidity, charges of this nature could contribute to negative market perceptions about the Post-Closing Company or its securities. Accordingly, any of CCIX’s shareholders who choose to remain stockholders of the Post-Closing Company following the business combination could suffer a reduction in the value of their shares.

A market for the Post-Closing Company’s securities may not develop, which would adversely affect the liquidity and price of the Post-Closing Company’s securities and may limit your ability to sell such securities.

Following the business combination, the price of the Post-Closing Company’s securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for the Post-Closing Company’s securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of the Post-Closing Company’s securities after the business combination can vary due to general economic conditions, the Post-Closing Company’s general business condition and the release of the Post-Closing Company’s financial reports. Additionally, if the Post-Closing Company’s securities become delisted from the Nasdaq for any reason, and are quoted on an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the Post-Closing Company’s securities may be more limited than if the Post-Closing Company was quoted or listed on the Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the Post-Closing Company’s securities may decline.

The benefits of the proposed business combination may not be realized to the extent currently anticipated by CCIX and PlusAI, or at all. The ability to recognize any such benefits may be affected by, among other things, competition, the ability of the Post-Closing Company to grow and manage growth profitability, maintain relationships with customers and suppliers and retain its management and key employees. If the benefits of the business combination do not meet the expectations of investors, stockholders or securities analysts, the market price of the Post-Closing Company’s securities following the consummation of the business combination may decline. The market values of the Post-Closing Company’s securities at the time of the business combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which CCIX’s shareholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of the Post-Closing Company’s securities could contribute to the loss of all or part of your investment. Immediately prior to the business combination, there has not been a public market for stock relating to PlusAI’s business and trading in CCIX Class A Ordinary Shares has not been active. Accordingly, the valuation ascribed to the PlusAI business and CCIX Class A Ordinary Shares in the business combination may not be indicative of the price that will prevail in the trading market following the business combination.

The trading price of Post-Closing Company Class A common stock following the business combination may fluctuate substantially and may be lower than its current price. This may be especially true for companies like ours with a small public float. If an active market for the Post-Closing Company’s securities develops and continues, the trading price of the Post-Closing Company’s securities following the business combination could be volatile and subject to wide fluctuations. The trading price of Post-Closing Company Class A common stock following the business combination will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond CCIX’s, PlusAI’s and the Post-Closing Company’s control and may not be related to CCIX’s, PlusAI’s and the Post-Closing Company’s operating performance. These fluctuations could cause you to lose all or part of your investment in CCIX Class A Ordinary Shares since you might be unable to sell your shares at or above the price attributed to them in the business combination. Any of the factors listed below could have a material adverse effect on your investment in CCIX’s securities and PlusAI’s and the Post-Closing Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of CCIX’s or the Post-Closing Company’s securities, as applicable, may not recover and may experience a further decline.

Factors affecting the trading price of the Post-Closing Company’s securities following the business combination may include:

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market conditions in the broader stock market in general, or in the Post-Closing Company’s industry in particular;
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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to the Post-Closing Company;
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changes in the market’s expectations about the Post-Closing Company’s operating results;
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the public’s reaction to the Post-Closing Company’s press releases, other public announcements and filings with the SEC;
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speculation in the press or investment community;
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actual or anticipated developments in the Post-Closing Company’s business, competitors’ businesses or the competitive landscape generally;
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the Post-Closing Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;
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the timing of the achievement of objectives under the Post-Closing Company’s business plan and the timing and amount of costs it incurs in connection therewith;
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the failure to achieve regulatory approvals to support the Post-Closing Company’s business on the timeline it expects, or at all;
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the failure of non-binding letters of intent to be converted into definitive purchase agreements at the rate that the Post-Closing Company expects or at all;
•
the failure to retain the Post-Closing Company’s future customers;

•
changes in financial estimates and recommendations by securities analysts concerning us or the market in general;
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operating and stock price performance of other companies that investors deem comparable to the Post-Closing Company;
•
changes in laws and regulations affecting the Post-Closing Company’s business;
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commencement of, or involvement in, litigation or investigations involving the Post-Closing Company;
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changes in the Post-Closing Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;
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the volume of Post-Closing Company Class A common stock available for public sale;
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any major change in the Post-Closing Company Board or management;
•
sales of substantial amounts of Post-Closing Company Class A common stock by its directors, officers or significant stockholders or the perception that such sales could occur;
•
general economic and political conditions such as recessions, interest rates, “trade wars” and acts of war or terrorism; and
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other risk factors listed under “Risk Factors.”

Broad market and industry factors may materially harm the market price of CCIX’s securities irrespective of CCIX’s operating performance. The stock market in general and the Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of CCIX’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to CCIX’s could depress CCIX’s share price regardless of CCIX’s business, prospects, financial conditions or results of operations. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of CCIX Class A Ordinary Shares, regardless of CCIX’s actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the business combination. A decline in the market price of CCIX’s securities also could adversely affect CCIX’s ability to issue additional securities and CCIX’s ability to obtain additional financing in the future.

Furthermore, the stock markets in general have experienced extreme volatility, which has sometimes been unrelated to the operating performance of the issuer. The trading price of the Post-Closing Company common stock may be adversely affected by third parties trying to drive down or drive up the market price. Short sellers and others, some of whom post anonymously on social media, may be positioned to profit if our stock declines or otherwise exhibits volatility, and their activities can negatively affect our stock price and increase the volatility of our stock price. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

Regulatory delays could cause us to be unable to consummate the business combination.

We are not aware of any material regulatory approvals or actions that are required for completion of the business combination besides the SEC’s review of this proxy statement/prospectus and the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained. This includes any potential review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”), on account of certain regulatory requirements related to foreign investment. We do not believe that either we or our Sponsor constitute or are controlled by a “foreign person” under applicable rules and regulations and intend to structure the post-closing board and management of the Post-Closing Company in such a way as to limit influence over that entity exercisable by foreign persons. More specifically, the Merger Agreement contains a representation made by both us and our Sponsor as to “foreign person” status under Section 721 of the Defense Production Act of 1950, as amended, including the implementing regulations thereof (the “DPA”), as well as a covenant restricting the composition of the board of directors of the Post-Closing Company contained in the Merger Agreement based in part on the experiences of the Company’s Sponsor and its affiliates with prior SPAC transactions. U.S. regulatory considerations related to foreign investment controls were also among the considerations that led PlusAI to separate from Plus PRC in connection with the Restructuring and to create certain low-vote preferred stock for selected holders of PlusAI. However, the primary reasons to undertake the Restructuring was related to the diverging businesses of each of Plus PRC and PlusAI and a conscious effort to increase overall stockholder value, which resulted in a fundamental shift in the business model, products offered, target customers and target geographies of PlusAI following the Restructuring.

Based on our self-assessment and future intentions, as expressed in the aforementioned representations and covenants, we do not believe that we are a “foreign person” for CFIUS purposes. However, if CFIUS considers us to be a “foreign person,” we could be subject to such foreign ownership regulatory requirements and/or CFIUS review. Please see risk factor entitled “CFIUS or other regulatory agencies may modify, delay or prevent the business combination.”

Because we have only a limited time to complete our initial business combination our failure to obtain any required regulatory approvals in connection with the business combination or to resolve the above-mentioned investigations within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive an amount per share based on the funds available in our trust account. This would also cause our shareholders to lose any potential investment opportunity in a target company and the chance of realizing future gains on our shareholders’ investment through any price appreciation in the Post-Closing Company.

CFIUS or other regulatory agencies may modify, delay or prevent the business combination.

CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. If CFIUS determines an investment to be a threat to national security, CFIUS has the power to unwind or place restrictions on the investment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations that became effective on February 13, 2020 expanded CFIUS jurisdiction to also cover, and require mandatory filings with respect to, certain investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has the requisite nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.” The Merger Agreement contains a representation made by PlusAI that it does not have such a nexus.

The business combination may be subject to CFIUS and/or other foreign investment review, which depends in large part on the ultimate share ownership of the Company and Post-Closing Company following the business combination, among other factors. If the business combination were to be subject to U.S. foreign investment review, CCIX risks national security-related regulatory intervention, before or after closing the transaction. For example, CFIUS may decide to modify or delay the business combination, impose conditions with respect to such business combination, request the President of the United States to order us to divest all or a portion of PlusAI if CCIX were to acquire it without first obtaining CFIUS approval or prohibit the business combination entirely. The time necessary for CFIUS or other agency review of the business combination or a decision to delay or prohibit the business combination may also prevent the business combination from occurring within the applicable time period required under CCIX’s certificate of incorporation. These risks may limit the attractiveness of, delay or prevent us from pursuing the business combination.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy, and CCIX has limited time to complete the business combination. If CCIX is unable to consummate the business combination within the applicable time-period required under the CCIX’s certificate of incorporation, CCIX will be required to wind up, redeem and liquidate. If CCIX is required to wind up, redeem and liquidate, CCIX shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a business combination.

Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.

Lawsuits may be filed against CCIX or its directors and officers in connection with the Transactions. Defending such additional lawsuits could require CCIX to incur significant costs and draw the attention of CCIX’s management team away from the Transactions. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Transactions are consummated may adversely affect the Post-Closing Company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the business combination from becoming effective within the agreed upon timeframe.

Currently, there is no material litigation, arbitration or governmental proceeding currently pending against CCIX or any members of CCIX’s management team in their capacity as such, and CCIX and the members of CCIX’s management team have not been subject to any such proceeding in the 12 months preceding the date hereof.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Making such a request of potential target businesses may make our acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that we might pursue.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our CCIX public shares, if we are unable to complete the business combination, or another initial business combination within the completion window, or upon the exercise of a redemption right in connection with the business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by CCIX public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors. Pursuant to the Sponsor Agreement, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (1) $10.00 per CCIX public share and (2) the actual amount per CCIX public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per CCIX public share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, provided that such liability will not apply to any claims by a third party that executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the business combination, or another initial business combination, and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete the business combination, or another initial business combination, and you would receive such lesser amount per share in connection with any redemption of your CCIX public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

The fairness opinion received by the CCIX Board from Ocean Tomo prior to execution of the Merger Agreement does not reflect changes in circumstances subsequent to the date of the opinion, and was based on estimates and assumptions at the date of such opinion.

Ocean Tomo delivered to the CCIX Board its written opinion, dated as of June 5, 2025, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations set forth in the opinion, the Purchase Price payable by CCIX pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of CCIX (other than the Sponsor). The opinion speaks only as of the date of such opinion. The opinion does not speak to the time the Transactions will be completed or to any other dates other than the date of the opinion. The opinion relies on estimates and assumptions that PlusAI relies on in formulating its business plans which may prove inaccurate, causing the actual amount to differ from such estimates. In particular, PlusAI estimates of unit economics, pricing, cost, customer demand and projected revenue that form the basis of the Ocean Tomo opinion are subject to significant uncertainty and are based on assumptions and estimates that may prove inaccurate. Any estimates relating to the expected size and growth of the markets for virtual driver technology in the trucking industry are based on assumptions and estimates that may prove similarly imprecise. As a result, there can be no assurance that such targets, estimates and forecasts will be realized or that actual performance will yield similar results. The estimates and forecasts underlying the Ocean Tomo opinion relate to estimates at scale, including estimates extending up to 10 years into the future. The degree of uncertainty regarding such estimates increases with respect to later periods, Moreover, such estimates by their nature become less predictive with the passage of time. See the risk factor in the section entitled “— Risks Related to PlusAI — Risks Related to Our Business Operations — Forward-looking estimates and predictions as to the future deployment of our technology, and the associated adoption curve are subject to significant uncertainty and are based on assumptions and estimates that may prove inaccurate” for additional information about PlusAI’s estimates and forecasts. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of PlusAI, changes in general market and economic conditions, cost and other estimates with respect to revenues and margins or regulatory or other factors. Any such changes may materially alter or affect the relative values of PlusAI. CCIX has not obtained, and will not obtain, an updated opinion as of the date of this proxy statement/prospectus from Ocean Tomo.

Past performance by MKA and members of our management team or our strategic and operating partners may not be indicative of future performance of an investment in us.

Information regarding performance by, or businesses associated with, MKA and other members of our management team or our strategic and operating partners is presented for informational purposes only. Any past experience or performance, including related to acquisitions, of MKA and members of our management team or our strategic and operating partners is not a guarantee either: (1) that we have successfully identified a suitable candidate for our initial business combination; or (2) of any results with respect to the business combination. You should not rely on the historical record and performance of MKA and members of our management team or our strategic and operating partners as indicative of the future performance of an investment in us or the returns we will, or are likely to, generate going forward.

The Sponsor Agreement may be amended without shareholder approval.

The Sponsor Agreement contains provisions related to the waiver of redemption rights, the Sponsor and Insiders’ agreement to vote their shares in favor of the Transactions and other SPAC Stockholder Matters, to vote in favor of the appointment or election of individuals nominated for election of the Post-Closing Company Board and to pay certain transaction expenses or to forfeit certain of the CCIX Founder Shares held by such Sponsor or Insider. The CCIX Board, in exercising its business judgment and subject to its fiduciary duties, may choose to approve one or more amendments to the Sponsor Agreement. Any such amendments to the agreement would not require approval from CCIX shareholders and may have an adverse effect on the value of an investment in our securities.

Even if we consummate the business combination, there is no guarantee that the CCIX Warrants will ever be in the money, and they may expire worthless.

Upon the Closing, the CCIX Warrants will become Post-Closing Company public warrants. The exercise price for the Post-Closing Company warrants will be $11.50 per share of Post-Closing Company common stock, subject to adjustment. There is no guarantee that the CCIX Warrants, following the consummation of the business combination, will ever be in the money prior to their expiration, and as such, the CCIX Warrants may expire worthless.

We may amend the terms of the CCIX public warrants in a manner that may be adverse to holders of CCIX public warrants with the approval by the holders of at least 50% of the then-outstanding CCIX public warrants. As a result, the exercise price of your CCIX public warrants could be increased, the CCIX public warrant could be converted into cash or shares (at a ratio different than initially provided), the exercise period could be shortened and the number of CCIX Class A Ordinary Shares purchasable upon exercise of a CCIX public warrant could be decreased, all without your approval.

CCIX public warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CCIX. The warrant agreement provides that the terms of the CCIX public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding CCIX public warrants to make any change that adversely affects the interests of the registered holders of CCIX public warrants.

Accordingly, we may amend the terms of the CCIX public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding CCIX public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares (at a ratio different than initially provided), shorten the exercise period or decrease the number of CCIX Class A Ordinary Shares purchasable upon exercise of a warrant.

We may redeem your unexpired CCIX public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants without value to the holder.

We have the ability to redeem the outstanding CCIX public warrants beginning 30 days after completion of our initial business combination and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sale price of CCIX Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the CCIX public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the issuance of any underlying securities for sale under all applicable state securities laws. As a result, we may redeem the CCIX public warrants as set forth above even if the holders are otherwise unable to exercise the CCIX public warrants. Redemption of the outstanding CCIX public warrants could force you (1) to exercise your CCIX public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (2) to sell your CCIX public warrants at the then-current market price when you might otherwise wish to hold your CCIX public warrants or (3) to accept the nominal redemption price which, at the time the outstanding CCIX public warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

None of the CCIX private placement warrants are redeemable by CCIX.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including, without limitation, restrictions on the nature of our investments, restrictions on the issuance of securities, and restrictions on the enforceability of agreements entered into by us, each of which may make it difficult for us to complete the business combination. In addition, we may have imposed upon us burdensome requirements, including, without limitation, registration as an investment company with the SEC (which may be impractical and would require significant changes in, among other things, our capital structure); adoption of a specific form of corporate structure; and reporting, record keeping, voting, proxy and disclosure requirements and compliance with other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading in securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete a business combination and thereafter to operate the post-transaction business or assets for the long-term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

It is possible that a claim could be made that we have been operating as an unregistered investment company. If we were deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate CCIX. If we are required to liquidate CCIX, our investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of CCIX’s shares following such a transaction.

We do not believe that our principal activities currently subject us to the Investment Company Act. To this end, from the time beginning with the consummation of the CCIX IPO, the proceeds held in the trust account have been invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less, in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations or cash. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments and by subsequently holding all funds in the trust account in cash, which may include demand deposit accounts (as described in the following paragraph), and by having a business plan targeted at acquiring and growing businesses for the long-term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we do not believe we are an “investment company” within the meaning of the Investment Company Act.

The CCIX IPO was not intended for persons seeking a return on investments in government securities or investment securities. The trust account is intended as a holding place for funds pending the earliest to occur of: (1) the completion of our primary business objective, which is a business combination; (2) the redemption of any public shares properly submitted in connection with a shareholder vote (a) to modify the substance or timing of the CCIX's obligation to redeem 100% of the public shares if CCIX has not consummated an initial business combination within the completion window, or (b) with respect to any other provision of the articles relating to the rights of holders of CCIX Class A Ordinary Shares or pre-initial business combination activity; and (3) the redemption of our public shares if we have not completed an initial business combination within the completion window. Because we have invested only in permitted instruments, we believe we are not an investment company. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to consummate our initial business combination. If we are unable to complete our initial business combination within the completion window our public shareholders may receive only approximately $10.00 per share on the liquidation of our trust account. In certain circumstances, our public shareholders may receive less than $10.00 per share on the redemption of their shares if we are unable to complete our initial business combination within the completion window.

To mitigate the risk of being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act of 1940, as amended), all funds in the trust account are held and will be held in cash (which may include demand deposit accounts) until the earlier of consummation of our initial business combination or liquidation.

Furthermore, such cash (which may include demand deposit accounts) is held in bank accounts, which exceed federally insured limits as guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”). While we have only placed our trust account deposits with Continental Stock Transfer & Trust Company, only a small portion of the funds in our trust account will be guaranteed by the FDIC.

We may be subject to a 1% U.S. federal excise tax in connection with redemptions of the Post-Closing Company common stock.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by “covered corporations” beginning in 2023, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from whom or which the stock is repurchased. Because we are domesticating and continuing as a Delaware corporation and our securities will continue to trade on Nasdaq, we believe that we are a “covered corporation” for this purpose. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase.

However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances (such as the shares of Post-Closing Company common stock being issued in the Merger) against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax.

Any redemption or other repurchase that we make after the Domestication may be subject to the Excise Tax. Whether and to what extent we would be subject to the Excise Tax would depend on a number of factors, including (1) the fair market value of the redemptions and repurchases in connection with the business combination, (2) the nature and amount of any equity issuances in connection with the business combination, including the Merger, and (3) the content of regulations and other guidance from the U.S. Department of Treasury. Prior to the consummation of the business combination, funds in the trust account, including any interest thereon, will not be used to pay for any Excise Tax. If we consummate the business combination, any Excise Taxes from redemptions of shares of CCIX public shares in connection with the business combination would reduce the funds available to PlusAI for working capital following the business combination.

If the Merger does not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. Holders of PlusAI capital stock will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their PlusAI capital stock for Post-Closing Company common stock in the Merger.

The U.S. federal income tax consequences of the Merger to PlusAI U.S. holders generally will depend on whether the Merger qualifies as a “reorganization” for U.S. federal income tax purposes. If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, a PlusAI U.S. holder generally would recognize gain or loss for U.S. federal income tax purposes on each share of PlusAI capital stock surrendered in the Merger for Post-Closing Company common stock and the right to the Earnout Shares. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, please carefully review the information set forth in the section titled “Material U.S. Federal Income Tax Considerations of the Merger” in this proxy statement/prospectus. Each PlusAI U.S. holder should consult its own tax advisor to determine the particular tax consequences to it in light of its own particular circumstances if the Merger fails to qualify as a reorganization for U.S. federal income tax purposes.

Risks Related to the Redemption

Unless the context otherwise requires, references to “we,” “our” and “us” generally refer to CCIX prior to the business combination.

You must tender your CCIX public shares in order to validly exercise your redemption rights.

In connection with tendering your shares for redemption, you must request in writing that CCIX redeem your CCIX public shares for cash and elect either to physically tender your share certificates to CCIX’s transfer agent or to deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC System, which election would likely be determined based on the manner in which you hold your shares, in each case, by two business days prior to the initially scheduled vote on the business combination proposal or such later date as our directors may determine. The requirement for physical or electronic delivery by two business days prior to the initially scheduled vote on the business combination proposal or such later date as our directors may determine ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the business combination.

The Merger Agreement provides that CCIX’s and PlusAI’s respective obligations to consummate the business combination are conditioned on CCIX having at least $5,000,001 of net tangible assets as of the Closing. There are no other thresholds, requirements or closing conditions based on the amount of the Available Closing SPAC Cash or otherwise based on the amount remaining in the CCIX trust account following the exercise by CCIX public shareholders of their redemption rights.

As a result, CCIX may be able to complete the business combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by CCIX or the persons described above have been entered into with any such investor or holder. CCIX will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or other proposals (as described in this proxy statement/prospectus) at the extraordinary general meeting.

In the event that the aggregate cash consideration that CCIX would be required to pay for all shares of CCIX public shares that are validly submitted for redemption, plus any amount required to satisfy the foregoing cash condition pursuant to the terms of the Merger Agreement, exceeds the aggregate amount of cash available to CCIX, CCIX may not complete the business combination or redeem any shares, and all shares of CCIX public shares submitted for redemption will be returned to the holders thereof and CCIX may instead search for an alternate business combination.

Public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

The CCIX current articles of association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the CCIX public shares unless such shareholder first obtains CCIX’s prior consent (the “Excess Shares”). Your inability to redeem Excess Shares will reduce your influence over CCIX’s ability to consummate the business combination and you could suffer a material loss on your investment in CCIX if you sell such excess shares in open market transactions.

Additionally, you will not receive redemption distributions with respect to such excess shares if CCIX consummates the business combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the CCIX IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. CCIX cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of CCIX public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge CCIX’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, CCIX’s shareholders’ ability to vote all of their shares (including Excess Shares) for or against the business combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of CCIX might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Shareholders of CCIX who wish to redeem their CCIX public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their CCIX public shares for a pro rata portion of the funds held in the trust account.

Shareholders electing to redeem their CCIX public shares will receive their pro rata portion of the trust account less permitted withdrawals, calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled “Extraordinary general meeting of CCIX — Redemption Rights” of this proxy statement/prospectus for additional information on how to exercise your redemption rights.

If, despite CCIX’s compliance with the proxy rules, a shareholder fails to receive CCIX proxy materials, such shareholder may not become aware of the opportunity to redeem its CCIX public shares. In addition, the proxy materials that CCIX is furnishing to holders of CCIX public shares in connection with the business combination describes the various procedures that must be complied with in order to validly redeem CCIX public shares. In the event that a shareholder fails to comply with these procedures, its CCIX public shares may not be redeemed.

Risks if the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the business combination, the CCIX Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the business combination will not be approved.

If, at the extraordinary general meeting, the CCIX Board determines that it would be in the best interests of CCIX to adjourn the extraordinary general meeting to give CCIX more time to consummate the business combination for whatever reason (such as if the business combination proposal is not approved, or if additional time is needed to fulfill other closing conditions), the CCIX Board will seek approval to adjourn the extraordinary general meeting to a later date or dates. If the adjournment proposal is not approved, the CCIX Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, the business combination would not be completed.

EXTRAORDINARY GENERAL MEETING OF CCIX

General

CCIX is furnishing this proxy statement/prospectus to CCIX shareholders (“you”) as part of the solicitation of proxies by the CCIX Board for use at the extraordinary general meeting of CCIX shareholders (the “extraordinary general meeting”) to be held on February 3, 2026, and at any adjournment or postponement thereof. This proxy statement/prospectus provides CCIX shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held via live webcast at 9:00 a.m. Eastern Time, on February 3, 2026. The extraordinary general meeting can be accessed by visiting https://www.cstproxy.com/churchillcapitalix/2026, where you will be able to listen to the meeting live, ask questions and vote during the meeting. For the purposes of Cayman Islands law and the CCIX current articles of association, the physical location of the extraordinary general meeting will be Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York 10019. Please have your control number, which can be found on your proxy card, to join the extraordinary general meeting. If you do not have a control number, please contact Continental Stock Transfer & Trust Company, the transfer agent (the “Transfer Agent”).

Shareholders who hold their investments through a bank or broker will need to contact the Transfer Agent to receive a control number. If you plan to vote at the extraordinary general meeting you will need to have a legal proxy from your bank or broker. If you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. In either case you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at 917-262-2373 or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to the internet, you can listen to the meeting by dialing 1-800-450-7155 (toll-free) (or +1 857-999-9155 if you are located outside the United States and Canada (standard rates apply)) and when prompted enter 9439752#. Please note that you will not be able to vote or ask questions at the extraordinary meeting if you choose to participate telephonically.

You may attend, vote and examine the list of shareholders entitled to vote at the extraordinary general meeting by visiting https://www.cstproxy.com/churchillcapitalix/2026 and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

The Proposals to be Submitted at the Extraordinary General Meeting

CCIX shareholders will be asked to consider and vote on the following proposals at the extraordinary general meeting:

•
a proposal to approve by ordinary resolution the Merger Agreement and business combination — we refer to this proposal as the “business combination proposal.” Please see the section entitled “Proposal No. 1 — The Business Combination Proposal”;
•
a proposal to approve, on a non-binding advisory basis, by special resolution the transfer of the registration of CCIX by way of continuation from the Cayman Islands to the State of Delaware— we refer to this proposal as the “domestication proposal.” Please see the section entitled “Proposal No. 2 — The Domestication Proposal”;

•
a proposal to approve, on a non-binding advisory basis, by special resolution, and adopt with effect from the Domestication the Proposed Certificate of Incorporation and Proposed Bylaws of CCIX — we refer to this proposal as the “organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 3 — The Organizational Documents Proposal”;
•
proposals to approve, on a non-binding advisory basis and as required by the applicable SEC guidance, by ordinary resolution, certain of the material differences between CCIX’s current articles of association and the Proposed Certificate of Incorporation and the Proposed Bylaws – we refer to these proposals as the “advisory organizational documents proposal.” A copy of each of the Proposed Certificate of Incorporation and Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. Please see the section entitled “Proposal No. 4 — The Advisory Organizational Documents Proposal”;
•
a proposal to approve, by ordinary resolution, including for purposes of complying with applicable Nasdaq Listing Rules, the issuance of shares of common stock of the Post-Closing Company following the Domestication in connection with the Merger — we refer to this proposal as the “stock issuance proposal.” Please see the section entitled “Proposal No. 5 — The Stock Issuance Proposal”;
•
a proposal to approve by ordinary resolution the Incentive Plan and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “incentive plan proposal.” A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal”;
•
a proposal to approve by ordinary resolution the ESPP and the material terms thereof, including the authorization of the initial share reserve thereunder — we refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached to this proxy statement/prospectus as Annex E. Please see the section entitled “Proposal No. 7 — The ESPP Proposal”;
•
a proposal to approve, by ordinary resolution, on a non-binding advisory basis, the election of directors to serve staggered terms on the Post-Closing Company Board following the consummation of the business combination until immediately following the date of the 2027, 2028 and 2029 annual shareholder meetings, as applicable, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death — we refer to this proposal as the “director election proposal” and, collectively with the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal and the ESPP proposal, the “condition precedent proposals.” Please see the section entitled “Proposal No. 8 — The Director Election Proposal”; and
•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals at the extraordinary general meeting— we refer to this proposal as the “adjournment proposal.” Please see the section entitled “Proposal No. 9 — The Adjournment Proposal.”

Each of the condition precedent proposals (as defined above) is cross-conditioned on the approval of each other. Therefore, if any of the condition precedent proposals are not approved, none of the other condition precedent proposals will have any effect, even if approved by the requisite holders of CCIX Ordinary Shares. It is important for you to note that in the event that any of those proposals are not approved, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

Recommendation of the CCIX Board

The CCIX Board believes that the business combination proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of CCIX and its shareholders. Accordingly, the CCIX Board unanimously recommends that shareholders vote “FOR” the business combination proposal, “FOR” the domestication proposal, “FOR” the organizational documents proposal, “FOR” the advisory organizational documents proposal, “FOR” the stock issuance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the director election proposal and, if presented, “FOR” the adjournment proposal.

When you consider the CCIX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCIX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” for additional information. The CCIX Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to CCIX shareholders that they vote “FOR” the proposals presented at the extraordinary general meeting.

Voting Power; CCIX Record Date

CCIX shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned CCIX Ordinary Shares at the close of business on January 7, 2026 (the “CCIX record date”), which is the record date for the extraordinary general meeting. CCIX shareholders will have one vote for each share of CCIX Ordinary Shares owned at the close of business on the CCIX record date. If your CCIX Ordinary Shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. On the CCIX record date, there were 36,662,000 CCIX Ordinary Shares outstanding, of which 29,475,000 were CCIX Class A Ordinary Shares and 7,187,000 were CCIX Class B Ordinary Shares.

Quorum

A quorum of CCIX shareholders is necessary to hold a valid meeting. A quorum for such meeting will consist of the holders present by attendance via the virtual meeting website, in person or by proxy of CCIX Ordinary Shares representing at least one-third (1/3) of the paid up voting share capital of CCIX entitled to vote at such meeting. The Sponsor owns 21.58% of the issued and outstanding CCIX Ordinary Shares as of the CCIX record date, which will count towards this quorum. As a result, as of the CCIX record date, in addition to shares of the Sponsor, 4,308,167 CCIX Ordinary Shares held by CCIX public shareholders would be required to be present at the extraordinary general meeting to achieve a quorum. Proxies that are marked “abstain” will be treated as shares of CCIX public shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will be counted for the purposes of determining the existence of a quorum, but will not be considered votes cast at the extraordinary general meeting.

Effect of Abstentions and Broker Non-Votes

As a matter of Cayman Islands law, abstentions will not constitute votes cast at the CCIX extraordinary general meeting and therefore will have no effect on the approval of the Proposals.

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your CCIX Ordinary Shares with respect to nonroutine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the shareholders at the extraordinary general meeting will be considered nonroutine and, therefore, your broker, bank or nominee cannot vote your CCIX Ordinary Shares without your instruction on any of the proposals presented at the extraordinary general meeting. If you do not provide voting instructions to your broker, bank or other nominee with respect to any of the proposals presented at the extraordinary general meeting, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your CCIX Ordinary Shares with respect to those proposals; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.”

Broker non-votes will be counted for the purposes of determining the existence of a quorum, but will not be considered votes cast at the extraordinary general meeting. Your bank, broker or other nominee can vote your CCIX Ordinary Shares only if you provide instructions on how to vote. You should instruct your broker to vote your CCIX Ordinary Shares in accordance with directions you provide.

Broker non-votes will not have any effect on the outcome of the proposals.

Vote Required for Approval

The Sponsor owns of record and is entitled to vote 21.58% of the outstanding CCIX Ordinary Shares (2.46% of the outstanding CCIX Class A Ordinary Shares and 100.0% of the outstanding CCIX Class B Ordinary Shares) as of the CCIX record date. Such shares, as well as any CCIX Ordinary Shares acquired in the aftermarket by the Sponsor, will be voted in favor of the proposals presented at the extraordinary general meeting. Accordingly, the business combination proposal does not require the approval of a majority of the unaffiliated holders of CCIX.

The approval of each of the business combination proposal, stock issuance proposal, incentive plan proposal, ESPP proposal, director election proposal, advisory organizational documents proposal and, if necessary, the adjournment proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCIX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting with regard to the business combination proposal, stock issuance proposal, incentive plan proposal, ESPP proposal, director election proposal and, if necessary, the adjournment proposal, will have no effect on such proposals. Prior to the closing of an initial business combination, CCIX’s current articles of association prescribe that only holders of CCIX Class B Ordinary Shares are entitled to appoint and remove directors. This provision of the CCIX current articles of association may only be amended if approved by a special resolution passed by at least 90% (or, where such amendment is proposed in respect of the consummation of CCIX’s initial business combination, two-thirds) of the CCIX Ordinary Shares voting at the applicable general meeting, voting together as a single class. Accordingly, the director election proposal is being voted on by CCIX shareholders on a non-binding advisory basis only.

The approval of the domestication proposal and the organizational documents proposal requires a special resolution, being the affirmative vote of holders of at least two-thirds of the CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCIX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting with regard to the domestication proposal and the organizational documents proposal will have the no effect on such proposals. Under CCIX’s current articles of association, CCIX's directors have the authority to resolve that CCIX be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing (including, but not limited to, the approval of the organizational documents to be adopted by the Company in such other jurisdiction to the extent applicable). Accordingly, it is not necessary for CCIX to receive shareholder consent to the domestication, and the domestication proposal and the organizational documents proposal are therefore being presented to CCIX shareholders on a non-binding advisory basis only.

Consummation of the business combination is conditioned on the approval of each of the condition precedent proposals. If any of those proposals are not approved, at the extraordinary general meeting (or any adjournment or postponement thereof) then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

Voting Your Shares

Each share of CCIX Ordinary Shares that you own in your name entitles you to one vote. If your shares of CCIX ordinary share are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your CCIX Ordinary Shares at the extraordinary general meeting:

•
You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your CCIX Ordinary Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your CCIX Ordinary Shares, your shares will be voted at your proxy’s discretion. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
•
You can attend the extraordinary general meeting via the virtual meeting website and vote during the meeting by following the instructions on your proxy card. If you attend and vote at the extraordinary general meeting, you will automatically revoke any previously submitted proxy. You can access the extraordinary general meeting by visiting the website https://www.cstproxy.com/churchillcapitalix/2026. You will need your control number for access. If you do not have a control number, please contact Continental Stock Transfer & Trust Company. Instructions on how to attend and participate at the extraordinary general meeting are available at www.cstproxyvote.com.

However, if your CCIX Ordinary Shares are held in the name of your broker, bank or another nominee, you must get a proxy card from the broker, bank or other nominee. That is the only way CCIX can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a CCIX shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•
you may send another proxy card with a later date;
•
you may notify CCIX’s secretary in writing before the extraordinary general meeting that you have revoked your proxy; or
•
you may attend the extraordinary general meeting and vote at the extraordinary general meeting, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a CCIX shareholder and have any questions about how to vote or direct a vote in respect of your CCIX Ordinary Shares, you may contact Proxy Solicitor, CCIX’s proxy solicitor, by phone at (800) 662-5200 (Toll Free) or by email at CCIX.info@investor.soldali.com, or CCIX by phone at (212) 380-7500 or by email at info@churchillcapitalcorp.com.

Redemption Rights

Pursuant to the CCIX current articles of association, any holder of CCIX public shares who is not a the Sponsor or a CCIX officer or director may, contemporaneously with the vote on the business combination proposal, request to redeem all or a portion of its CCIX public shares for cash, regardless of whether it votes “for” or “against” the business combination proposal. Any such CCIX shareholder holding CCIX public shares as of the CCIX record date may demand that CCIX redeem such shares for cash in an amount equal to their pro rata portion of the funds held in the trust account net of permitted withdrawals (which, for illustrative purposes, was approximately $10.70 per share as of the CCIX record date), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder of CCIX public shares properly exercises its redemption rights as described in this section and the business combination is consummated, CCIX will redeem such holder’s shares for a pro rata portion of funds held in the trust account and the holder will no longer own CCIX public shares following the business combination.

Notwithstanding the foregoing, (1) a holder of CCIX public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the CCIX public shares. Accordingly, all CCIX public shares in excess of 15% held by a CCIX public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash and (2) a holder of CCIX public shares that holds CCIX public shares beneficially through a nominee must identify itself to CCIX in connection with any redemption election in order to validly redeem such CCIX public shares. Moreover, pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive any redemption rights with respect to any CCIX Class A Ordinary Shares they own in connection with the consummation of the business combination.

Holders of CCIX public shares may demand redemption by delivering their shares, either physically or electronically using Depository Trust Company’s DWAC System, and requesting in writing that CCIX redeem such CCIX public shares for cash to Continental Stock Transfer & Trust Company, CCIX’s transfer agent, at least two business days prior to the initially scheduled vote at the extraordinary general meeting (the “Redemption Deadline”). If you hold the shares of CCIX in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares of CCIX public shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the business combination is not consummated, this may result in an additional cost to CCIX shareholders for the return of their shares.

The Redemption Deadline may occur prior to the Domestication, but the redemption will be with respect to Post-Closing Company Class A common stock that an electing holder of CCIX public shares holds after the Domestication. For the purposes of the CCIX current articles of association, the exercise of redemption rights will be treated as an election to have such CCIX public shares redeemed for cash, and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly. Immediately following the Domestication and the Closing, the Post-Closing Company will satisfy the exercise of redemption rights by redeeming the corresponding shares of Post-Closing Company Class A common stock issued to the CCIX public shareholders that validly exercised their redemption rights.

Any request to redeem CCIX public shares may not be withdrawn once submitted to CCIX unless the directors of the CCIX Board determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

If the business combination is not approved or completed for any reason, then holders of CCIX public shares that elected to exercise their redemption rights will not be entitled to redeem their CCIX public shares for cash in an amount equal to their pro rata portion of the funds held in the trust account, as applicable. In such case, CCIX will promptly return any CCIX public shares delivered by shareholders. Additionally, if CCIX would be left with less than $5,000,001 of net tangible assets as a result of the holders of CCIX public shares properly demanding redemption of their shares for cash, CCIX will not be able to consummate the business combination.

The closing price of CCIX Class A Ordinary Shares on the CCIX record date was $10.635 per share. The cash held in the trust account on such date was approximately $307,840,998.80 ($10.70 per CCIX public share outstanding as of the record date). Prior to exercising redemption rights, CCIX shareholders should verify the market price of CCIX public shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CCIX cannot assure its shareholders that they will be able to sell their CCIX public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when CCIX shareholders wish to sell their shares.

If a holder of CCIX public shares properly exercises their redemption rights and the business combination is consummated, then they will be exchanging their CCIX public shares for cash and will no longer own those shares. They will be entitled to receive cash for their CCIX public shares only if they properly exercise their redemption rights no later than the Redemption Deadline by delivering their share certificate (either physically or electronically) to CCIX’s transfer agent prior to the Redemption Deadline.

Pursuant to the Sponsor Agreement, the Sponsor and the Insiders have agreed to waive their redemption rights with respect to all of their CCIX Ordinary Shares in connection with the consummation of the business combination and, because of this, such CCIX Ordinary Shares are excluded from the pro rata calculation used to determine the per share redemption price. As is customary in transactions of this type, the Sponsor and the Insiders did not receive any consideration for waiving their redemption rights.

Appraisal Rights

CCIX shareholders do not have appraisal rights in connection with the business combination under the DGCL.

Proxy Solicitation Costs

CCIX is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail. CCIX and its directors, officers and employees may also solicit proxies in person, or by other electronic means. CCIX will bear the cost of the solicitation.

CCIX has hired Proxy Solicitor to assist in the proxy solicitation process. CCIX will pay that firm a fee of $30,000 for the extraordinary general meeting plus disbursements. Such payment will be made from non-trust account funds.

CCIX will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CCIX will reimburse them for their reasonable expenses.

Purchases of Shares

The Sponsor and/or its affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event shares are purchased in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases would be to reduce the number of shares of CCIX public shares that may be redeemed in connection with the business combination, and may include a business decision to increase such purchaser’s ownership at an attractive price. In addition, the Sponsor and/or its affiliates may purchase CCIX public shares on the open market prior to the extraordinary general meeting and separate from the redemption process conducted in connection with the business combination (“Open Market Purchases”). The Sponsor and/or its respective affiliates shall only make Open Market Purchases to the extent the price per share of CCIX public shares so acquired is no higher than the redemption price that would be available in connection with the redemption procedures described in this proxy statement/prospectus. In addition, the Sponsor and/or its affiliates will waive any redemption rights with respect to any CCIX public shares purchased in Open Market Purchases and will not vote any CCIX public shares purchased in Open Market Purchases in favor of the proposals. While the exact nature of any such arrangements has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with PlusAI’s consent, the transfer to such investors or holders of shares owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares such person owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the PlusAI business combination proposal and other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor or any of its affiliates. CCIX will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

CCIX shareholders are being asked to approve the Merger Agreement and business combination (the “business combination proposal”). The discussion in this proxy statement/prospectus of the business combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see the section entitled “— Certain Agreements Related to the Business Combination — Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement.

General

Structure of the Transactions

On June 5, 2025, CCIX entered into the Merger Agreement with Merger Subs and PlusAI. Pursuant to the Merger Agreement, the parties thereto will enter into the business combination by which (a) the transfer of the registration of CCIX by way of continuation from the Cayman Islands to the State of Delaware (the “Domestication”), and (b) following the Domestication, Merger Sub I will merge with and into PlusAI, with PlusAI continuing as the surviving corporation and a wholly owned subsidiary of CCIX, and immediately thereafter, PlusAI will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity.

The following diagram depicts the current ownership structure of PlusAI and CCIX:

The following diagram depicts the Merger:

CCIX
Shareholders
CCIX
PlusAI
Merger Sub II
merger

The following diagram illustrates the ownership structure of the Post-Closing Company immediately following the Transactions. These levels of ownership interest (1) reflect the fact that $1,000,000 of Permitted Equity Financing has occurred to date, and assumes no additional Permitted Equity Financing will occur prior to completion of the business combination, (2) assume that (a) no CCIX public shareholder exercises their redemption rights in connection with the Transactions, (b) no CCIX Class A Common Stock is issued to the Sponsor in connection with the conversion of unpaid amounts under the Working Capital Loans, and (c) there are no other issuances of equity interests of CCIX or PlusAI and (3) do not take into account (a) any assumed PlusAI options that may be exercised after the consummation of the business combination, for which an estimated 4,705,269 shares of Post-Closing Company common stock are expected to be reserved, (b) any assumed unvested PlusAI RSUs that may vest after the consummation of the business combination, for which an estimated 3,219,215 shares of Post-Closing Company stock are expected to be reserved, (c) any assumed PlusAI warrants that may be exercised after the consummation of the business combination, for which an estimated 29,449,168 shares of Post-Closing Company stock are expected to be reserved, (d) any Earnout Shares (up to an aggregate of 15,000,000 shares) that may be issued upon the occurrence of an Earnout Triggering Event during the Earnout Period, or (e) the potential issuance of any shares of Post-Closing Company common stock reserved for issuance under the Incentive Plan and the ESPP. The estimated Exchange Ratio of 0.0700 reflects PlusAI capital stock outstanding as of September 30, 2025 and PlusAI SAFEs, in each case, outstanding as of January 12, 2026. If the actual facts are different from these assumptions, CCIX public shareholders’ percentage ownership in the Post-Closing Company will be different.

The ownership structure of the Post-Closing Company may differ from what is illustrated in the foregoing diagram. For more information on the ownership structure of the Post-Closing Company immediately following the business combination in the No Redemptions Scenario, 25% Redemptions Scenario, 50% Redemptions Scenario and Maximum Redemptions Scenario, please see the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Merger Consideration

PlusAI will take all actions necessary or appropriate so that, immediately prior to the Closing, (1) all shares of PlusAI preferred stock will be converted into shares of PlusAI common stock (the “Preferred Conversion”) and (2) all PlusAI SAFEs will be converted into shares of PlusAI common stock in accordance with the terms of such PlusAI SAFEs, in each case pursuant to the terms of the Merger Agreement (the “SAFE Conversion” and, together with the Preferred Conversion, the “Conversion”). Full Truck Alliance Co. Ltd. (“FTA”) and certain current or former option holders of PlusAI who are known to be or known to potentially be foreign persons within the meaning of the Defense Protection Act of 1950, as amended, including all the implementing regulations thereof, and who could present regulatory concerns if such holders were to hold shares of Post-Closing Company Class A common stock will receive Post-Closing Company Class B common stock in connection with the Merger. See the section entitled “Description of Securities” for more information regarding the low-voting rights of the Post-Closing Class B common stock. All of the PlusAI preferred stock and PlusAI SAFEs which convert into PlusAI common stock will no longer be outstanding, and each holder of PlusAI preferred stock and PlusAI SAFEs will thereafter cease to have any rights with respect to such PlusAI preferred stock and PlusAI SAFEs, respectively.

Subject to the terms of the Merger Agreement, the value of the aggregate consideration to be paid to PlusAI stockholders and holders of PlusAI SAFEs, vested PlusAI RSUs, vested PlusAI options and vested PlusAI warrants, will be (1) (a) $1,200,000,000 plus (b) the amount of any net proceeds raised by PlusAI prior to the Closing through certain sales of its equity securities in a Permitted Equity Financing minus (c) the amount if any by which the PlusAI transaction expenses exceed $12,000,000 (the sum of (a), (b) and (c), the “Equity Value”), which consideration will be paid entirely in shares of Post-Closing Company common stock in an amount equal to $10.00 per share, in addition to (2) the contingent right to receive up to an aggregate of 15,000,000 shares of Post-Closing Company common stock, which will be issued to Eligible PlusAI Equityholders during the five-year period Earnout Period, in three equal separate tranches, in each case that will be issued upon the occurrence of an Earnout Triggering Event during the Earnout Period.

Each share of PlusAI common stock issued and outstanding immediately prior to the Closing (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and exchanged for the right to receive a number of shares of Post-Closing Company common stock equal to the Exchange Ratio, which is based on the Per Share Equity Value. Subject to the assumptions described herein, as of the date of this proxy statement/prospectus, we estimate that the Exchange Ratio will be approximately 0.0700 shares of Post-Closing Company common stock for each issued and outstanding share of PlusAI common stock; see the section entitled “Proposal No. 1 — The Business Combination Proposal — General — Structure of the Transactions.”

At the Effective Time, by virtue of the Merger and without any further action on the part of CCIX, Merger Subs, PlusAI or any holder of any securities of CCIX or PlusAI, the following will occur:

•
Each share of PlusAI common stock (including shares of PlusAI common stock issued upon the Conversion) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be automatically surrendered and exchanged for (1) the right to receive a number of shares of Post-Closing Company common stock equal to the Exchange Ratio and (2) the contingent right to receive Earnout Shares that may be issued during the Earnout Period, in each case in accordance with the terms of the Merger Agreement and as described above.
•
Each issued and outstanding share of common stock of Merger Sub I will be converted into and become one validly issued, fully paid and nonassessable share of common stock of PlusAI, which will constitute the only outstanding shares of common stock of PlusAI as the surviving corporation of the first merger, and, immediately thereafter in the second merger, each issued and outstanding share of common stock of PlusAI will be cancelled and retired and each issued and outstanding membership interest of Merger Sub II will remain outstanding and constitute all of the membership interests of the surviving entity as a wholly owned subsidiary of CCIX.
•
Each share of PlusAI capital stock held in PlusAI’s treasury or owned by CCIX, Merger Sub I or PlusAI immediately prior to the Effective Time (each, an “Excluded Share”) will automatically be cancelled or surrendered (as applicable) and no consideration will be paid or payable with respect thereto.

For more information regarding the sources and uses of the funds utilized to consummate the business combination, please see the section below entitled “— Sources and Uses of Funds for the Transactions.”

Exchange and Fractional Shares

Immediately prior to or at the Effective Time, CCIX will deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) evidence in book-entry form of shares of Post-Closing Company common stock representing the number of shares of Post-Closing Company common stock sufficient to deliver the Merger Consideration (as defined in the Merger Agreement).

At or prior to the Effective Time, CCIX will instruct the Exchange Agent to issue to each PlusAI shareholder the portion of the Merger Consideration to which that PlusAI shareholder is entitled to at the Closing pursuant to the Merger Agreement at or promptly after the Closing.

Notwithstanding anything to the contrary as described in the Merger Agreement, no fraction of a share of CCIX Class A Common Stock will be issued by virtue of the Merger Agreement or the Transactions, and each PlusAI shareholder that would otherwise be entitled to a fraction of a share of CCIX Class A Common Stock (after aggregating all CCIX Class A Ordinary Shares to which such PlusAI shareholder otherwise would be entitled) will instead have the number of CCIX Class A Ordinary Shares issued to such PlusAI shareholder rounded up or down to the nearest whole share of CCIX Class A Common Stock (with 0.5 of a share or greater rounded up), as applicable.

Treatment of PlusAI Options, PlusAI RSUs and PlusAI Warrants

Except as the parties may otherwise mutually agree, at the Effective Time, each outstanding and unexercised PlusAI option (whether or not vested) will be assumed by the Post-Closing Company and become an option to purchase shares of Post-Closing Company Class A common stock with respect to assumed options granted under the 2017 Plan and Class B common stock with respect to assumed options granted under the 2021 Plan, on the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such option immediately prior to the Effective Time, except that (1) the number of shares of Post-Closing Company common stock subject to such option will equal the product of (a) the number of shares of PlusAI common stock that were subject to such option immediately prior to the Effective Time multiplied by (b) the Exchange Ratio, rounded down to the nearest whole share, and (2) the per share exercise price will equal the quotient of (a) the exercise price per share of PlusAI common stock at which such option was exercisable immediately prior to the Effective Time, divided by (b) the Exchange Ratio, rounded up to the nearest whole cent. All incentive stock options will be adjusted in accordance with the requirements of Section 424 of the Code and all PlusAI options will be adjusted in a manner that complies with or is exempt from Section 409A of the Code.

At the Effective Time, each outstanding PlusAI RSU that is unvested as of immediately prior to the Effective Time will be assumed by the Post-Closing Company and converted into the right to receive RSUs subject to shares of Post-Closing Company common stock, on the same terms and conditions (including applicable vesting, settlement and termination provisions) as applied to each such PlusAI RSU immediately prior to the Effective Time, except that the number of shares of Post-Closing Company common stock subject to such PlusAI RSU will equal the product of (1) the number of shares of PlusAI common stock that were subject to such PlusAI RSU immediately prior to the Effective Time multiplied by (2) the Exchange Ratio, rounded down to the nearest whole share. All PlusAI RSUs will be adjusted in a manner that complies with or is exempt from Section 409A of the Code.

At the Effective Time, each PlusAI warrant will be treated in accordance with the terms of such PlusAI warrant and the Merger Agreement and become a Post-Closing Company assumed warrant.

Earnout

Up to an aggregate of 15,000,000 shares of Post-Closing Company Class A common stock will be issued to Eligible PlusAI Equityholders upon the occurrence of an Earnout Triggering Event during the Earnout Period (such shares, the “Earnout Shares”), in three separate tranches equal to (1) 5,000,000 shares of Post-Closing Company Class A common stock, (2) 5,000,000 shares of Post-Closing Company Class A common stock, and (3) 5,000,000 shares of Post-Closing Company Class A common stock, in each case that will be issued upon the occurrence of an Earnout Triggering Event during the Earnout Period.

Impact of the Business Combination on Our Public Float

As of the date of this proxy statement/prospectus, there are 36,662,000 CCIX Ordinary Shares issued and outstanding, which includes 28,750,000 CCIX public shares, 7,187,000 CCIX Founder Shares held by the Sponsor and 725,000 CCIX private placement shares held by the Sponsor. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Transactions) CCIX’s fully diluted share capital would be 36,662,000 CCIX Class A Ordinary Share equivalents.

The following table illustrates varying ownership levels and voting power in the Post-Closing Company immediately following the consummation of the business combination, based on the following scenarios:

	No Redemption Scenario			25% Redemption Scenario			50% Redemption Scenario			Maximum Redemption Scenario
	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power
CCIX public shareholders (1)	28,750,000	19.2%	21.8%	21,562,500	15.1%	17.3%	14,375,000	10.6%	12.2%	2,795,376	2.3%	2.6%
Sponsor (2)	7,912,500	5.3%	6.0%	7,912,500	5.6%	6.3%	7,912,500	5.8%	6.7%	7,912,500	6.4%	7.5%
PlusAI stockholders (3)	113,036,645	75.5%	72.2%	113,036,645	79.3%	76.4%	113,036,645	83.6%	81.1%	113,036,645	91.3%	89.9%
Total Common Stock Outstanding	149,699,145	100.0%	100.0%	142,511,645	100.0%	100.0%	135,324,145	100.0%	100.0%	123,744,521	100.0%	100.0%
(1)
Shares of CCIX Class A Common Stock outstanding after redemptions held by former CCIX public shareholders, which will become Post-Closing Company Class A common stock.
(2)
Represents (a) 725,000 Private Placement Shares held by the Sponsor and (b) 7,187,500 CCIX Founder Shares held by the Sponsor, which will become Post-Closing Company Class A common stock.
(3)
Consists of 89,559,312 shares of Post-Closing Company Class A common stock and 23,477,333 shares of Post-Closing Company Class B common stock issuable pursuant to the business combination, after giving effect to each of the following: (a) 8,554,008 shares resulting from the outstanding PlusAI Class A common stock, (b) 23,007,047 shares resulting from the outstanding PlusAI Class B common stock, (c) 66,678,405 shares from conversion of PlusAI preferred stock, (d) 6,422,993 shares from conversion of PlusAI SAFE instruments, (e) 6,137,683 shares from PlusAI common stock issuable upon vesting of PlusAI RSUs before any reduction of shares withheld to settle tax obligations, (f) 1,330,000 shares issuable upon exercise of PlusAI common stock options with nominal exercise price, and (g) 906,509 shares issuable in connection with the collaboration arrangement with IVECO. Assumes that the Equity Value is $1,200,000,000. Excludes up to 15,000,000 Earnout Shares that PlusAI stockholders will be eligible to receive upon satisfaction of certain milestones during the Earnout Period.

Deferred Underwriting Fees

Approximately $10.1 million of the CCIX IPO underwriting fee was deferred and conditioned upon completion of an initial business combination, which fees are not impacted by the size of any such transaction or the level of redemptions associated therewith. As of the date of this proxy statement/prospectus, Citi, the representative of the several underwriters in the CCIX IPO, has waived any claim to the deferred underwriting fees payable to it pursuant to the Underwriting Agreement, representing approximately $8.1 million, in connection with its underwriting services performed in connection with the CCIX IPO, subject to its receipt of the $7.0 million Capital Markets Advisory Fee payable upon the closing of the Transactions. CCIX and Citi have entered into an engagement letter under which Citi will provide capital markets advisory services to CCIX in connection with the Transactions, and the Capital Markets Advisory Fee will be payable upon the closing of the Transactions and Citi shall be eligible for an additional incentive fee of up to $3.0 million payable solely at the discretion of CCIX and PlusAI. The balance of the remaining deferred underwriting fees in the amount of approximately $2.0 million will be payable to the other underwriters in the CCIX IPO upon the closing of the Transactions.

PlusAI Advisory Agreements

PlusAI has entered into engagement letters with Canaccord Genuity LLC (“Canaccord”) and Northland Securities, Inc. (“Northland”) in connection with the business combination. Under the agreement with Canaccord, Canaccord will act as a financial and capital markets advisor to PlusAI in connection with the Transactions. Pursuant to this agreement, certain service fees of up to $750,000 will be payable upon the closing of the Transactions. Under the agreement with Northland, Northland will act as a financial advisor to PlusAI in connection with the Transactions. Pursuant to this agreement, certain transaction fees and service fees will become payable only if PlusAI consummates the business combination. If the business combination does not occur, PlusAI will not be required to pay these contingent fees. As of September 30, 2025, the amount of these contingent fees with Northland was $2,000,000.

Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. All CCIX shareholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the business combination.

The Domestication

At least one day prior to the Closing, CCIX shall the transfer its registration by way of continuation from the Cayman Islands to the State of Delaware. Please see the section entitled “Proposal No. 2 — The Domestication Proposal”.

Closing and Effective Time of the Mergers

The Closing will take place promptly following the satisfaction or waiver of the conditions described below under the section entitled “— Conditions to Closing General Conditions,” unless CCIX and PlusAI agree in writing to another time or unless the Merger Agreement is terminated. The Transactions are expected to be consummated promptly after the approval by CCIX shareholders of the proposals voted on at the extraordinary general meeting, as described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of PlusAI that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•
corporate organization;
•
subsidiaries;
•
the authorization, performance and enforceability of the Merger Agreement and the Transaction Agreements;
•
no conflict;
•
consents, filings, approval or authorization of governmental authorities;
•
current capitalization;
•
capitalization of subsidiaries;
•
financial statements;
•
absence of undisclosed liabilities;
•
litigation and proceedings;
•
compliance with laws;
•
contracts and absence of defaults;
•
benefit plans;

•
labor matters;
•
taxes;
•
insurance;
•
permits;
•
real property;
•
intellectual property and data security;
•
anti-bribery and anti-corruption;
•
sanctions, import and export controls;
•
CFIUS TID business status;
•
outbound investment security program status;
•
environmental matters;
•
absence of any material adverse effect and certain changes;
•
brokers’ fees;
•
related party transactions; and
•
certain information in this proxy statement/prospectus.

The Merger Agreement contains customary representations and warranties of CCIX and Merger Subs that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•
corporate organization;
•
the authorization, performance and enforceability of the Merger Agreement and Transaction Agreements;
•
no conflict;
•
compliance with laws;
•
litigation and proceedings;
•
consent, approval or authorization of governmental authorities;
•
financial ability to enter into the Merger, funds available in CCIX’s trust account and absence of indebtedness;
•
brokers’ fees;
•
SEC reports, financial statements and compliance with the Sarbanes-Oxley Act;

•
absence of undisclosed liabilities;
•
business activities;
•
tax matters;
•
employees;
•
capitalization;
•
Nasdaq listing;
•
absence of action or notice from the Nasdaq or the SEC;
•
the Sponsor Agreement;
•
related party transactions;
•
the Investment Company Act;
•
absence of foreign controlling person(s) or foreign stockholders;
•
sanctions;
•
CFIUS foreign person status;
•
data security program status;
•
outbound investment security program status;
•
this proxy statement/prospectus; and
•
the fairness opinion of Ocean Tomo.

Covenants

The parties have each agreed to use commercially reasonable efforts to prepare and file any information as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions and to use commercially reasonable efforts to obtain certain required consents and approvals that are required to be obtained under certain contracts of PlusAI. The parties have also agreed to take such other actions as may be reasonably necessary to satisfy the conditions of the other parties as set forth in the Merger Agreement or to otherwise comply with the Merger Agreement and to consummate the Transactions as soon as practicable.

During the pre-closing period, unless expressly contemplated by the Merger Agreement, required by law or any governmental authority, consented to by CCIX (which consent will not be unreasonably conditioned, withheld, delayed or denied), or set forth in PlusAI’s disclosure letter to the Merger Agreement, PlusAI has agreed to, and to cause its subsidiaries to, use commercially reasonable efforts to operate its business in all material respects in the ordinary course of business.

Subject to specified exceptions and qualifications contained in the Merger Agreement, PlusAI has agreed that neither PlusAI nor any of its subsidiaries will take the following actions during the interim period between signing of the Merger Agreement and Closing without the prior written consent of CCIX (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•
change or amend PlusAI’s current certificate of incorporation or other organizational documents of PlusAI, except (1) as otherwise required by law, (2) as required in order to effectuate (a) the conversion of PlusAI preferred stock or PlusAI SAFEs into PlusAI common stock or (b) the exercise of PlusAI warrants into PlusAI preferred stock or (3) in connection with a Permitted Equity Financing;
•
make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of PlusAI to PlusAI or any other wholly owned subsidiaries of PlusAI;
•
enter into, assume, assign, amend or modify any material term of or terminate any employee collective bargaining contract of PlusAI or any of its subsidiaries, other than entry into such agreements in the ordinary course of business;
•
(1) issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on any shares or any other equity or voting securities of PlusAI or any of its subsidiaries or (2) issue or grant any options, warrants, restricted stock units, SAFEs or other rights to purchase, convert into, exchange for or otherwise obtain any shares or any other equity or voting securities of PlusAI, or amend, modify or waive the terms of any of the foregoing, in each case other than (a) those issuances of PlusAI options or PlusAI RSUs disclosed in PlusAI’s disclosure letter to the Merger Agreement, in each case pursuant to 2017 Plan or 2021 Plan, as applicable, (b) issuances of shares of PlusAI common stock upon the exercise of PlusAI options, settlement of PlusAI RSUs, or the conversion of PlusAI SAFEs or PlusAI preferred stock, in each case, that are outstanding as of June 5, 2025 or issued or granted thereafter in compliance with the terms of the Merger Agreement, and in the case of PlusAI equity awards, in accordance with the terms of the 2017 Plan or 2021 Plan, as applicable, and applicable award agreement, (c) issuances of PlusAI preferred stock upon the exercise of PlusAI warrants outstanding on June 5, 2025, or (d) issuances of PlusAI capital stock in connection with a Permitted Equity Financing (including permitted PlusAI SAFEs);
•
sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any lien (other than a permitted lien) on, or otherwise dispose of, any material intellectual property or any material assets, rights, technology or properties other than the sale or non-exclusive license of software, goods, products and services to customers in the ordinary course of business, licenses to service providers in connection with provision of services to PlusAI and its subsidiaries in the ordinary course of business, or the sale, non-exclusive license or other disposition of technology or equipment deemed by PlusAI in its reasonable business judgment to be obsolete or not material to the business of PlusAI and its subsidiaries;
•
(1) cancel or compromise any claim or indebtedness owed to PlusAI or any of its subsidiaries, (2) settle any pending or threatened action, (a) if such settlement would require payment by PlusAI in an amount greater than $500,000, (b) to the extent such settlement includes an agreement to accept or concede injunctive relief or (c) to the extent such settlement involves a governmental authority (unless such settlement would not reasonably be expected to be materially adverse to PlusAI) or alleged criminal wrongdoing, or (3) agree to modify in any respect materially adverse to PlusAI and its subsidiaries any confidentiality or similar contract to which PlusAI or any of its subsidiaries are a party;
•
directly or indirectly acquire (by merger, consolidation, purchase of a substantial portion of stock or assets or otherwise), directly or indirectly, any business or corporation, partnership, limited liability company, joint venture, association or other entity or division thereof in a transaction that would be material to PlusAI and its subsidiaries, taken as a whole;

•
make any loans or advance any money or other property to any person, except for (1) advances in the ordinary course of business to employees or officers of PlusAI or any of its subsidiaries for expenses not to exceed $500,000 in the aggregate and (2) prepayments made to suppliers of PlusAI or any of its subsidiaries;
•
enter into, assume, assign, or amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any material contract (or any contract that would constitute a Material Contract if in effect on June 5, 2025), other than entry into such agreements in the ordinary course of business; provided, that neither PlusAI nor any subsidiary thereof shall modify, amend, renew, extend, terminate or enter into any material contract (or any contract that would constitute a material contract if in effect on June 5, 2025) if the effect thereof would be to (1) impose any material restrictions on the right or ability of the PlusAI or subsidiary thereof to engage in any line of business or compete with, or provide services to, any other person or in any geographic area, (2) grant any exclusive rights to license, market, sell or deliver any material product, service or owned intellectual property of PlusAI or any subsidiary thereof, (3) require PlusAI or any subsidiary thereof to exclusively purchase any material inventory, products, or services from such person, or (4) grant any “most favored nation” or similar provision in favor of the other party or a right of first refusal, first offer or first negotiation binding upon the PlusAI or any subsidiary thereof that, in each case, is material to PlusAI;
•
redeem, purchase or otherwise acquire, any equity interests (convertible or otherwise) of PlusAI or any of its subsidiaries, except (1) pursuant to exercises (excluding the exercise of redemption rights), conversion, settlement or cancellations of equity securities of PlusAI outstanding as of June 5, 2025 or issued or granted thereafter in compliance with the terms of the Merger Agreement, in each case in accordance with the terms of such securities, the applicable PlusAI stock plan, or award agreement, or (2) to satisfy tax obligations with respect to the settlement of PlusAI restricted stock units in the ordinary course of business consistent with past practice;
•
split, combine, subdivide, recapitalize or reclassify any change in respect of any shares or other equity interests or securities of PlusAI;
•
make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of PlusAI and its subsidiaries, other than as may be required by applicable law, GAAP or regulatory guidelines;
•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of PlusAI or its subsidiaries (other than the Merger and the transactions contemplated by the Merger Agreement);
•
make, change or revoke any material income tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment (other than ordinary course of business extensions of time to file Tax Returns), or enter into any tax sharing or tax indemnification agreement or similar agreements;
•
take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying for the intended tax treatment;
•
(1) modify in any material respect the terms of any indebtedness, (2) issue any debt securities, or (3) incur or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness for borrowed money in excess of $1,000,000 in the aggregate (other than indebtedness under capital leases entered into in the ordinary course of business);

•
voluntarily fail to maintain in full force and effect material insurance policies covering PlusAI and its subsidiaries in a form and amount consistent with past practice (except that PlusAI shall be authorized to replace existing insurance policies with substantially comparable amounts of insurance coverage);
•
enter into any transaction or amend in any material respect any existing agreement with any person that, to the knowledge of PlusAI, is an affiliate of PlusAI or its subsidiaries subject to certain exclusions (excluding ordinary course of business company benefit plans, standard employment agreements and payments of annual compensation, provision of benefits or reimbursement of expenses in respect of stockholders who are officers or directors of PlusAI or its subsidiaries);
•
enter into any agreement that materially restricts the ability of PlusAI or its subsidiaries to engage or compete in any line of business or enter into a new line of business;
•
other than in the ordinary course of business or as required by an existing PlusAI benefit plan, standard employment agreement, employee collective bargaining contract, or applicable law, (1) increase the compensation or benefits of any PlusAI employee or accelerate the vesting or lapsing of restrictions or payment, or in any other way secure the payment, of compensation or benefits under any PlusAI benefit plan other than payments of compensation or benefits that are immaterial, (2) establish, adopt, enter into, materially amend in any respect or terminate any material employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any plan, agreement, program, policy or other arrangement that would be a material employee benefit plan of PlusAI if it were in existence as of June 5, 2025, (3) forgive any loans or issue any loans to any PlusAI employee, (4) hire or terminate without “cause” (as determined consistent with past practice) the employment of any PlusAI employee with the title of Chief Executive Officer, Chief Operating Officer, Chief Architect, Chief Financial Officer, or Chief Revenue Officer, (5) implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions, in each case that would require notice or pay in lieu of notice under the WARN Act, or (6) recognize or certify any labor union as the bargaining representative for any PlusAI employee, or become a party to, establish, adopt, amend, commence participation in or terminate any employee collective bargaining contract with a labor union;
•
make any capital expenditures that exceed $500,000 in the aggregate other than as consistent with PlusAI’s annual capital expenditures budget; or
•
enter into any contract to do any action prohibited pursuant to the foregoing.

Subject to specified exceptions and qualifications, CCIX has agreed that neither CCIX nor its subsidiaries will take the following actions during the interim period between signing of the Merger Agreement and Closing, without the prior written consent of PlusAI (which consent will not be unreasonably conditioned, withheld, delayed or denied, except in certain cases as described in the Merger Agreement as to which PlusAI consent may be granted or withheld at its sole discretion):

•
change, modify or amend CCIX’s trust agreement or organizational documents or the organizational documents of Merger Subs;
•
declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, CCIX;
•
split, combine, subdivide, recapitalize or reclassify any capital stock of, or other equity interests in, CCIX (excluding any separation of issued and outstanding units of CCIX in accordance with their terms);
•
other than in connection with the SPAC Stockholder Redemption (as defined in the Merger Agreement) or as otherwise required by CCIX’s organizational documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, CCIX;

•
make any withdrawals from the trust account, other than certain permitted withdrawals and interest income earned on the principal held in the trust account as permitted by the trust agreement to pay CCIX’s taxes and, in an aggregate amount up to $1,000,000 per annual period, to fund CCIX’s working capital requirements, in each case in the ordinary course of business;
•
make, change or revoke any material income tax election, adopt or change any material accounting method with respect to taxes, file any amended material tax return, settle or compromise any material tax liability, enter into any material closing agreement with respect to any tax, surrender any right to claim a material refund of taxes or consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment or enter into any tax sharing or tax indemnification agreement;
•
take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the intended tax treatment;
•
other than certain permitted Working Capital Loans, enter into, renew or amend any Working Capital Loans or other transaction or contract with an affiliate of CCIX (including (1) the Sponsor, the Insiders or anyone related by blood, marriage or adoption to any Insider and (2) any person in which any sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
•
directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof;
•
enter into, assume, assign, or amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any contract of CCIX or Merger Subs that is (or would be if entered into or assumed after June 5, 2025) a “material contract” pursuant to Regulation S-K 601;
•
waive, release, compromise, settle or satisfy any pending or threatened material claim, action or proceeding or compromise or settle any liability;
•
establish a new subsidiary or enter into a new line of business;
•
voluntarily fail to maintain in full force and effect its director and officer liability insurance policy in a form and amount consistent with past practices (except that the CCIX shall be authorized to replace existing insurance policies with substantially comparable amounts of insurance coverage);
•
incur, guarantee or otherwise become liable for any indebtedness or make a loan or advance to or investment in any third party (other than certain permitted Working Capital Loans);
•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CCIX or its subsidiaries (other than the Merger and the transactions contemplated by the Merger Agreement); and
•
offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, stock units, phantom stock ownership interests or similar rights in, CCIX or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests except for certain permitted Working Capital Loans or as expressly contemplated by the Merger Agreement.

The Merger Agreement also contains additional covenants of the parties, including, among other things, covenants providing for:

•
the parties to prepare and file this proxy statement/prospectus and to solicit proxies from CCIX shareholders to vote on the proposals that will be presented for consideration at the extraordinary general meeting;
•
compliance with the notification and reporting requirements under the HSR Act;
•
mutual exclusivity during the interim period between signing of the Merger Agreement and Closing;
•
each party to take certain actions to effect the intended tax treatment of the Transactions;
•
the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;
•
the parties to take all necessary action to cause the Post-Closing Company Board to consist of seven or nine directors, who shall include (1) two directors designated by the Sponsor (one of which to be designated as a Class II director and one of which to be designated as a Class III director) and (2) such other individuals determined by PlusAI, in its sole and exclusive discretion, subject to applicable law and stock exchange rules, provided that the citizenship of the members of the Post-Closing Company Board shall be such that CCIX will be free of foreign ownership, control or domination;
•
CCIX and PlusAI to use reasonable best efforts to provide that the management of the Post-Closing Company is as specified by the Merger Agreement;
•
CCIX and PlusAI to notify each other promptly in the event of any threat to file, or filing of, an action related to the Merger Agreement or the Transactions by any of their stockholders against either CCIX or Merger Subs or PlusAI or against any of their respective directors or officers (any such action, a “Stockholder Action”) and to give due consideration to PlusAI’s or CCIX’s advice, as applicable, with respect to such Stockholder Action and to not settle any such Stockholder Action without the prior written consent of PlusAI or CCIX, as applicable, except as required by a court order;
•
customary indemnification of, and provision of insurance with respect to, former and current officers and directors of CCIX and PlusAI and each of their respective subsidiaries;
•
CCIX to take all actions and do all things necessary, proper or advisable to satisfy on a timely basis all conditions and covenants applicable to CCIX in the Sponsor Agreement, and to enforce its rights under such agreement;
•
CCIX to use its reasonable best efforts to ensure CCIX remains listed as a public company on, and for shares of Post-Closing Company Class A common stock to be listed on, Nasdaq or any other stock exchange mutually agreed upon by CCIX and PlusAI;
•
CCIX to take all steps reasonably necessary or advisable to cause the shares of Post-Closing Company Class A common stock to trade under such symbol mutually agreed upon by PlusAI and CCIX prior to the Closing;
•
CCIX to take all commercially reasonable steps as may be required to cause any acquisition or disposition of CCIX Class A Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CCIX to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
CCIX to approve and, subject to approval of the shareholders of CCIX, adopt, the Incentive Plan and the ESPP;
•
CCIX to take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and not take any action that would result in CCIX ceasing to be an “emerging growth company” within the meaning of the JOBS Act prior to Closing;
•
CCIX to cause the Domestication to become effective at least one day prior to closing of the Transactions; and
•
PlusAI to use reasonable best efforts to obtain, by written consent, the approval of the Transactions by PlusAI’s existing stockholders.

Conditions to Closing General Conditions

Consummation of the Transactions is conditioned on the approval of the condition precedent proposals by CCIX shareholders described in this proxy statement/prospectus, and the adoption and approval of the Merger Agreement and the approval of the Merger and the other Transactions by the requisite consent of PlusAI’s stockholders.

In addition, the consummation of the Transactions contemplated by the Merger Agreement is conditioned upon, among other things:

•
the early termination or expiration of the waiting period under the HSR Act;
•
no governmental authority having jurisdiction over any party or the Transactions shall have issued any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority preventing, materially restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, and no law shall have been enforced that prevents or materially restrains the consummation of the Transactions;
•
CCIX having at least $5,000,001 of net tangible assets remaining after redemptions by CCIX shareholders. There are no other closing conditions based on the amount of the Available Closing SPAC Cash or otherwise based on the amount remaining in the CCIX trust account following the exercise by CCIX public shareholders of their redemption rights;
•
the adoption or execution and delivery of any organization documents or agreements necessary to give effect to the governance arrangements contemplated by the Merger Agreement and Transaction Agreements;
•
the taking of all action such that the Post-Closing Company Board as of immediately following the Closing shall be constituted of the directors contemplated by the Merger Agreement;
•
the shares of Post-Closing Company Class A common stock (including the Earnout Shares) have been listed on Nasdaq or any other stock exchange mutually agreed upon between CCIX and PlusAI and shall be eligible for continued listing on such stock exchange immediately following the Closing; and
•
this registration statement having become effective in accordance with the Securities Act, no stop order has been issued by the SEC with respect to the registration statement and no action seeking such order has been threatened or initiated.

CCIX’s Conditions to Closing

The obligations of CCIX and Merger Sub to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

•
the accuracy of the representations and warranties of PlusAI as of the Closing, subject to applicable materiality standards set forth in the Merger Agreement;
•
the covenants of PlusAI in the Merger Agreement required to be performed as of or prior to the Closing having been performed in all material respects;
•
since the date of the Merger Agreement, there must not have occurred a Material Adverse Effect (as defined in the Merger Agreement) with respect to PlusAI which is continuing;
•
the last day of the 20-day period during which appraisal must be demanded as contemplated by Section 262(d)(2) of the DGCL (the “Appraisal Rights Deadline”) shall have occurred and no holders of PlusAI capital stock, individually or in the aggregate, beneficially owning more than five percent of the issued and outstanding shares of PlusAI capital stock (with such number of shares being calculated, with respect to the PlusAI preferred stock, on an as-converted to PlusAI common stock basis) shall beneficially own any Dissenting Shares as of the Closing.

PlusAI’s Conditions to Closing

The obligations of PlusAI to consummate the Transactions also are conditioned upon, among other things:

•
the accuracy of the representations and warranties of CCIX and Merger Sub as of the Closing, subject to applicable materiality standards set forth in the Merger Agreement;
•
the covenants of CCIX and Merger Subs in the Merger Agreement required to be performed as of or prior to the Closing having been performed in all material respects;
•
the Domestication shall have been completed as provided in the Merger Agreement and a time-stamped copy of the Proposed Certificate of Incorporation issued by the Secretary of State of Delaware in relation thereto shall have been delivered to PlusAI;
•
the covenants of the Sponsor and the Insiders under the Sponsor Agreement having been performed in all material respects, and no such Sponsor or Insider having threatened (orally or in writing) (1) that the Sponsor Agreement is not valid, binding and in full force and effect, (2) that CCIX or PlusAI is in breach of or default under the Sponsor Agreement or (3) to terminate the Sponsor Agreement; and
•
since the date of the Merger Agreement, there must not have occurred a SPAC Material Adverse Effect with respect to CCIX which is continuing.

Waiver

Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Merger Agreement. Notwithstanding the foregoing, pursuant to CCIX’s current articles of association, CCIX cannot consummate the business combination if it has less than $5,000,001 of net tangible assets remaining after the Closing.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what such director may believe is best for CCIX and what such director may believe is best for such director in determining whether or not to grant a waiver in a specific situation.

Termination

The Merger Agreement may be terminated and the Transactions abandoned, but not later than the Closing, as follows:

•
by mutual written consent of CCIX and PlusAI;
•
by CCIX if the Transactions are not consummated on or before February 5, 2026 (the “Termination Date”), which may be automatically extended in the event that any action or legal proceeding for specific performance or other equitable relief by PlusAI with respect to the Merger Agreement or any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before February 5, 2026 until 30 days following the date on which a final, non-appealable order or judgment has been entered with respect to such action or legal proceeding, provided that CCIX’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before the Termination Date (as it may be extended);
•
by PlusAI if the Transactions are not consummated on or before the Termination Date (as it may be extended), provided that PlusAI’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before the Termination Date (as it may be extended); and provided, further, that, PlusAI shall use reasonable best efforts to provide written notice to CCIX, in good faith, prior to the Domestication, if PlusAI believes it has the right to, and intends to, terminate the Merger Agreement prior to the closing of the Transactions;
•
by either CCIX or PlusAI if the other party has breached any of its covenants, agreements, representations or warranties which would cause the conditions to the Closing not to be satisfied and has not cured its breach, if curable, within 30 days of receiving written notice of an intent to terminate, provided that the terminating party’s failure to fulfill any obligation under the Merger Agreement is not the primary cause of, or did not primarily result in, the failure of the Closing to occur on or before such date;
•
by either CCIX or PlusAI if a final, non-appealable governmental order or a statute, rule or regulation permanently enjoins or prohibits consummation of the Merger; or
•
by either CCIX or PlusAI if the approval by CCIX shareholders of the proposals voted on at the extraordinary general meeting and required to consummate the Transactions is not obtained at the extraordinary general meeting (subject to any adjournment or postponement thereof), provided that CCIX is not entitled to terminate on these grounds if, at the time of such termination, CCIX is in breach of its obligations under the Merger Agreement with respect to this proxy statement/prospectus and the shareholders’ meeting.

Effect of Termination

In the event of proper termination by either CCIX or PlusAI, the Merger Agreement will become void and have no effect (other than with respect to certain surviving provisions specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees, representatives or stockholders, other than liability of (1) any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination or (2) any party to any other Transaction Agreement, solely to the extent set forth under the express terms of such other Transaction Agreement.

Fees and Expenses

All fees and expenses incurred in connection with the Merger Agreement and Transactions, except for those fees associated with the filing to obtain clearance pursuant to the HSR Act, will be paid by the party incurring such expenses whether or not the Transactions shall be consummated; provided that if the Closing occurs, CCIX will bear and pay at or promptly after the Closing:

•
(1) all CCIX transaction expenses that are not Specified SPAC Transaction Expenses (as defined below) in an amount not to exceed $25,000,000 (the “SPAC Transaction Expenses Amount”) and (2) all CCIX transaction expenses that consist of (a) fees, costs and expenses related to the “tail” directors’ and officers’ liability insurance policy and (b) any incentive fees payable to CCIX’s capital market advisor (and any fees payable to any co-advisor) as mutually agreed by PlusAI and CCIX (collectively, the “Specified SPAC Transaction Expenses”); and
•
all PlusAI transaction expenses in an amount not to exceed $12,000,000 (the “Company Transaction Expenses Amount”);

provided that all costs of investigation and all defense and attorneys’ and other professional fees and settlement payments related to stockholder actions initiated by or on behalf of any stockholders of PlusAI, whether borne by CCIX or PlusAI, shall be fully payable by the Post-Closing Company if the closing of the Transactions occurs and not subject to any limitation or cap. All fees and expenses in connection with filing to obtain clearance pursuant to the HSR Act shall be paid by CCIX.

Amendments

The Merger Agreement may be amended by the parties thereto at any time by execution of a duly authorized agreement in writing executed on behalf of each of the parties in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. Any such amendment shall be binding upon the parties once duly executed. CCIX would file a Current Report on Form 8-K and issue a press release to disclose any amendment to the Merger Agreement entered into by the parties. If such amendment is material to investors, a proxy statement supplement would also be sent to CCIX shareholders as promptly as practicable.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by the laws of the State of Delaware. The parties to the Merger Agreement have irrevocably submitted to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines to accept jurisdiction, any state or federal court located in the State of Delaware) (except that the Cayman Company Act shall apply to the Domestication and any claims related to internal affairs of CCIX prior to the Domestication).

CCIX Sponsor

CCIX’s Sponsor, Churchill Sponsor IX LLC, is a Delaware limited liability company. MKA is the managing member of Sponsor. Michael Klein is the controlling shareholder of MKA and controls the management of Sponsor, including the exercise of voting and investment discretion over the securities of CCIX held by Sponsor. Sponsor is an affiliate of M. Klein and Company, LLC (“M. Klein and Company”), a global strategic advisory firm. M. Klein and Company provides CCIX with office space, administrative and support services pursuant to an administrative services agreement between the parties. Mr. Klein is the founder and managing partner of M. Klein and Company and acts as a strategic advisor to its clients. See section entitled “Other Information Related to CCIX-Management, Directors and Executive Officers” for biographical information on Mr. Klein.

The general character of the Sponsor's business is to provide capital to and to be the sponsor of CCIX. Sponsor’s roles and responsibilities included organizing, directing and managing the business and affairs of CCIX until the CCIX IPO. Currently, Sponsor assists CCIX in connection with identifying, investigating and completing an initial business combination. Sponsor is not actively involved in any other special purpose acquisition company. Affiliates of Sponsor have previously sponsored other special purpose acquisition companies, including Churchill Capital Corp, Churchill Capital Corp II, Churchill Capital Corp III, Churchill Capital Corp IV, Churchill Capital Corp V, Churchill Capital Corp VI, Churchill Capital Corp VII, AltC Acquisition Corp, Churchill Capital Corp X and Churchill Capital Corp XI. See the section entitled “Other Information Related to CCIX-Sponsor Information-Experience with Other SPACs.”

For more information about the Sponsor and the agreements the Sponsor has entered into with CCIX, please see the section entitled “Certain Relationships and Related Person Transactions-CCIX Related Person Transactions.”

Certain Agreements Related to the Business Combination

This section describes the related agreements entered into or to be entered into pursuant to the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the related agreements. The full text of the related agreements, or forms thereof, are filed as Annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders of CCIX and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Sponsor Agreement

Concurrently with the execution of the Merger Agreement, CCIX entered into the Sponsor Agreement with the Sponsor and the Insiders, which amended and restated that certain letter agreement, dated May 1, 2024, from each of the persons undersigned thereto (the “Insiders”). The following summary of material provisions of the Sponsor Agreement is qualified by reference to the complete text of the Sponsor Agreement, a copy of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. All shareholders are encouraged to read the Sponsor Agreement in its entirety for a more complete description of the terms and conditions of the Sponsor Agreement.

Pursuant to the terms of the Sponsor Agreement, the Sponsor and each of the Insiders (each, a “Sponsor Signatory”) agreed (1) to vote any of such Sponsor Signatory’s shares of CCIX shares in favor of the Transactions and other SPAC Stockholder Matters, (2) not to redeem any of such Sponsor Signatory’s shares of CCIX shares, in connection with the CCIX shareholder redemption, (3) to vote in favor of the appointment or election of the individuals nominated for election to the Post-Closing Company Board in this proxy statement/prospectus, (4) to either (a) pay any amounts in excess of the SPAC Transaction Expenses Amount (such amount, the “Excess Amount”) to CCIX or an account designed by CCIX in cash, by wire transfer of immediately available funds to the account designated by SPAC or (b) forfeit such number of CCIX Founder Shares equal to (i)(x) the Excess Amount minus (y) any cash amounts paid pursuant to the foregoing clause (a) divided by (ii) $10.00, and (5) to be bound to certain other obligations as described therein.

The Sponsor Agreement does not provide for vesting and forfeiture of any CCIX Founder Shares based on the amount of the Available Closing SPAC Cash or the achievement of certain stock price performance after the Closing.

Registration Rights Agreement

Effective upon the Closing, that certain Registration Rights Agreement of CCIX, dated May 1, 2024 (the “existing registration rights agreement”), will be amended and restated, and CCIX, the Sponsor and certain persons and entities receiving CCIX Class A Ordinary Shares in connection with the business combination (the “New Holders” and, together with the Sponsor, the “Reg Rights Holders”) will enter into the Registration Rights Agreement. The following summary of material provisions of the Registration Rights Agreement is qualified by reference to the complete text of the form of Registration Rights Agreement, a copy of which is filed as Exhibit E to the Merger Agreement attached as Annex A to this proxy statement/prospectus. All shareholders are encouraged to read the Registration Rights Agreement in its entirety for a more complete description of the terms and conditions of the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Post-Closing Company will agree to use its commercially reasonable efforts to (1) file with the SEC (at the Post-Closing Company’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders within 30 business days after the Closing (the “Resale Registration Statement”) and (2) cause the Resale Registration Statement to become effective as soon as reasonably practicable after the filing thereof, but in no event later than the 105th calendar day (or 165th calendar day if the SEC notifies Churchill that it will “review” the Resale Registration Statement) after the Closing Date. In certain circumstances, the Reg Rights Holders may demand in the aggregate up to three underwritten offerings and will be entitled to customary piggyback registration rights.

Pursuant to the Registration Rights Agreement, the New Holders have agreed not to transfer their respective shares for a period of 360 days following the Closing Date; however, such transfer restrictions terminate as to (1) 50% of such holder’s shares upon the earlier of 180 days after the Closing and the date on which the VWAP of the Post-Closing Class A Common Stock equals or exceeds $12.00 per share during any 15 trading days within any 180 consecutive trading day period following the Closing, and (2) 50% of such holder’s shares upon the earlier of 360 days after the Closing and the date on which the VWAP of the Post-Closing Class A Common Stock equals or exceeds $14.00 per share during any 15 trading days within any 360 consecutive trading day period following the Closing, subject to certain exceptions to the termination of transfer restrictions with respect to Earnout Shares and at least 90% of the shares held directly or indirectly by Messrs. Liu and Zheng.

Similar transfer restrictions will apply to the shares of Post-Closing Company common stock issued to former securityholders of PlusAI in connection with the Merger pursuant to the Proposed Bylaws in effect following the Domestication and the Closing.

PlusAI Voting and Support Agreements

In connection with the Merger Agreement, CCIX, PlusAI and certain PlusAI stockholders entered into the PlusAI Voting and Support Agreements. The following is a summary of the material provisions of the PlusAI Voting and Support Agreements and is qualified by reference to the complete text of the PlusAI Voting and Support Agreements, a form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Pursuant to the PlusAI Voting and Support Agreements, the PlusAI stockholders party thereto, whose ownership interests as of the date hereof collectively represent 94% of the voting power of the outstanding capital stock of PlusAI (voting together as a single class, and, with respect to the PlusAI preferred stock, on an as-converted to PlusAI Class A common stock basis) and 69% of the voting power of the outstanding PlusAI preferred stock (voting together as a single class on an as-converted to PlusAI Class A common stock basis), which is sufficient to approve the PlusAI business combination proposal on behalf of PlusAI, have agreed to vote or deliver written consents with respect to such shares: (1) in favor of the adoption and approval of the Merger Agreement and the approval of the Transactions, (2) in favor of the other matters set forth in the Merger Agreement, including the Conversion and (3) in opposition to: (a) any Acquisition Transaction (as defined in the Merger Agreement) and any and all other proposals (i) that could reasonably be expected to delay or impair the ability of PlusAI to consummate the Transactions, (ii) which are in competition with or materially inconsistent with the Merger Agreement or any other Transaction Agreement or (iii) that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement contained in the Merger Agreement or any other Transaction Agreement or (b) any other action or proposal involving PlusAI or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the consummation of the Transactions or would reasonably be expected to result in any of the conditions to PlusAI’s obligations under the Merger Agreement not being fulfilled. In addition, each PlusAI stockholder party to a PlusAI Voting and Support Agreement has agreed to refrain from exercising any dissenters’ rights under applicable law.

The PlusAI Voting and Support Agreements generally prohibit the PlusAI stockholders party thereto from transferring, or permitting any liens to exist on, the PlusAI equity held by them prior to the termination of the PlusAI Voting and Support Agreements, subject to certain exceptions.

The PlusAI Voting and Support Agreements will automatically terminate upon the earliest of (1) the Closing, (2) the date of termination of the Merger Agreement in accordance with its terms prior to the Closing Date, (3) the mutual written consent of CCIX, PlusAI and the PlusAI stockholders party thereto and (4) the time of any modification, amendment or waiver of the Merger Agreement or any other Transaction Agreement without the prior written consent of the PlusAI stockholders party thereto.

Name, Headquarters; Stock Symbols

The name of CCIX after the consummation of the business combination will be “PlusAI Holdings, Inc.” and our headquarters will be located at 3315 Scott Boulevard, Suite 300, Santa Clara, CA 95054. We intend for the shares of Post-Closing Company Class A common stock to be listed on Nasdaq under the symbol “PLS.”

Background of the Transactions

CCIX is a blank check company formed in order to effect a merger, amalgamation, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. CCIX was incorporated under the laws of the Cayman Islands on December 18, 2023. The business combination is the result of an extensive search for a potential transaction, whereby CCIX evaluated potential targets utilizing CCIX’s global network and the investing, operating and transaction experience of the Sponsor, CCIX’s management team, and members of the CCIX Board.

The terms of the business combination are the result of arm’s-length negotiations between representatives of CCIX and representatives of PlusAI over the course of approximately six months. The following is a brief discussion of the background of these negotiations, the Merger Agreement, and the business combination.

On May 6, 2024, CCIX completed its initial public offering. Prior to the consummation of the CCIX IPO, neither CCIX, nor anyone on its behalf, contacted any prospective target business or held any substantive discussions, formal or otherwise, with respect to a business combination or other transaction involving CCIX. After the CCIX IPO, CCIX commenced an active search for prospective businesses and assets to acquire.

In evaluating potential businesses and assets to acquire, CCIX, together with the Sponsor and their advisors, surveyed the landscape of potential acquisition opportunities based on their knowledge of, and familiarity with, the M&A and capital markets marketplace. In general, CCIX looked for acquisition targets that were of a relevant size and positioned, operationally and financially, to be successful as a public company. CCIX further looked for those transactions that it believed, if entered into, would be well-received by the public markets. In particular, CCIX generally sought to identify companies that (1) were sourced through CCIX’s proprietary channels, (2) would benefit uniquely from CCIX’s capabilities, (3) have a committed and capable management team, (4) generate or have the future potential to generate stable free cash-flow and (5) have the potential to grow through both organic growth and acquisition opportunities. CCIX also sought to identify companies that it believed would benefit from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions, with a particular emphasis on companies with unique growth characteristics enabled by artificial intelligence. CCIX generally applied these criteria when evaluating potential targets.

CCIX’s selection process leveraged its Sponsor’s network of industry, venture capital sponsor and private equity sponsor relationships as well as relationships with management teams of public and private companies, investment bankers, attorneys, and accountants. CCIX deployed a proactive, thematic sourcing strategy with a focus on companies where it believed the combination of its operating experience, relationships, capital, and capital markets expertise could be catalysts to transform a target company and help accelerate the target’s growth and performance.

During the course of 2024 and 2025, following the closing of the CCIX IPO, representatives of Archimedes Advisor Group LLC, CCIX’s strategic advisor and affiliate of Michael Klein, Chairman of the Board of CCIX (“Archimedes”), at the direction of CCIX, and the Sponsor commenced a focused search for prospective business combination candidates (“targets”) for CCIX to partner with in its initial business combination. CCIX, with the assistance of Archimedes, developed a list of over a dozen targets leveraging the proprietary sourcing channels described above. Representatives of CCIX were also contacted by potential targets that it had not previously identified through its search process. The CCIX Board was updated on a regular basis regarding the search process.

Targets were initially evaluated by CCIX and Archimedes through the review of publicly available company-specific and industry information, as well as insights from discussion with CCIX’s network of advisors. If a potential target screened favorably against the evaluation criteria described above, then CCIX would initiate outreach to the target. CCIX contacted targets with the goal of receiving additional information to refine its initial evaluation and to determine if a potential business combination was in-line with the target’s strategic objectives. Following any initial discussions with a target, CCIX would update its evaluation criteria to determine if further review was warranted. If further review was not warranted, such target was removed from consideration. If further review was warranted, CCIX would seek additional information from the target, including business and financial information. In certain instances, it was requested by a target that CCIX enter into a non-disclosure agreement. CCIX did so on a selective basis, entering into less than 10 such agreements in 2024 and 2025 following the CCIX IPO. Prior to CCIX entering into a non-binding letter of intent with PlusAI, which contained an exclusivity provision (as described below), no target evaluated was deemed to fit CCIX’s criteria. CCIX’s exclusivity agreement with PlusAI precluded CCIX from participating in any discussions or negotiations with any potential target regarding a prospective business combination. As such, CCIX did not enter into exclusivity, nor did CCIX negotiate or agree to terms, with any of the potential targets (other than PlusAI, as described below).

During 2024 and 2025, representatives of CCIX conducted a comprehensive review of the autonomous driving technology landscape, with a particular focus on companies leveraging advancements in artificial intelligence to accelerate the commercial deployment of autonomous vehicles. Autonomous trucking emerged as a key area of interest. As part of this review, CCIX engaged with numerous companies and industry experts to evaluate the sector’s growth prospects, competitive dynamics, business models across hardware and software, and the broader OEM and fleet customer ecosystem. Prior to engaging with PlusAI, Archimedes had already developed a favorable thematic thesis around the autonomous trucking industry.

The PlusAI Board regularly evaluates and engages in discussions with third parties regarding various strategic alternatives for PlusAI, including financing and other capital raising transactions to fund operations and growth initiatives, an initial public offering of PlusAI, a potential business combination with a special purpose acquisition company, or SPAC, and other strategic transactions. Beginning in the winter of 2024, the PlusAI Board and management reviewed potential strategic alternatives in light of PlusAI’s financing plans and anticipated capital needs given PlusAI’s product development and deployment roadmap. The PlusAI Board determined to (1) explore a potential business combination with a SPAC, as it could provide PlusAI with financing to fund operations and growth initiatives in the medium and long-term, as well as enhanced ongoing access to capital and liquidity for PlusAI’s stockholders as a publicly listed company and (2) pursue other private financing alternatives to fund operations in the near term. The PlusAI Board determined that obtaining financing through a potential business combination with a SPAC could offer greater execution certainty and efficiencies relative to an initial public offering or direct listing. Over the following months, the PlusAI Board oversaw a process by PlusAI’s management and Northland Securities, Inc. (“Northland”), PlusAI’s financial advisor, to solicit interest and negotiate proposals with respect to a strategic transaction from a number of potential SPAC counterparties, including CCIX (as described below). As part of this process, the PlusAI Board evaluated a number of proposals from CCIX and other SPAC counterparties and determined to proceed with negotiations with respect to a business combination with CCIX based on a variety of factors, including its perspective that a CCIX presented the greatest opportunity to successfully execute a transaction based on CCIX’s investment philosophy, track record and capital markets relationships and reputation.

On January 27, 2025, representatives of Archimedes and Citigroup Global Markets Inc., CCIX’s capital markets advisor (“Citi”), held a telephone call during which PlusAI was raised as a potential target in the AI industry with which CCIX should consider pursuing a business combination.

On January 30, 2025, representatives of CCIX held a videoconference call with PlusAI management, in which PlusAI management provided a brief overview of PlusAI. Following the meeting, PlusAI and CCIX entered into a mutual confidentiality agreement, dated February 3, 2025, to facilitate further discussions and the exchange of information. Shortly thereafter, CCIX provided PlusAI with an initial list of key business due diligence questions and requests.

On February 5, 2025, representatives of CCIX and PlusAI management held a videoconference call at which PlusAI provided answers to CCIX’s initial due diligence questions, including questions regarding PlusAI’s technology, intellectual property, operations, OEM relationships, and the competitive landscape. Promptly after the meeting, PlusAI provided CCIX and its representatives (including Archimedes) with access to initial due diligence materials regarding PlusAI, including information related to PlusAI’s business, technology, and financial information.

During the remainder of February until the execution of the Merger Agreement on June 5, 2025, the representatives of CCIX and PlusAI, with the assistance of their respective financial, tax, and legal advisors, performed due diligence on each other through a series of meetings, telephonic discussions, product demonstrations, and a review of both public and non-public information, including as described below. During this time, certain representatives of CCIX provided periodic updates to members of the board of directors of CCIX regarding the status of ongoing due diligence and discussions with PlusAI.

On February 11, 2025, representatives of CCIX held a videoconference call with PlusAI management in which PlusAI reviewed certain PlusAI financial and accounting information with CCIX.

On February 18, 2025, after consideration and review of the business and financial due diligence materials provided to date, CCIX and its representatives internally discussed the opportunity and concluded it was in the best interests of CCIX to continue with further due diligence of PlusAI.

On March 6, 2025, representatives of CCIX, including Mr. Klein, and representatives of PlusAI management held a videoconference call in which Mr. Klein provided an update regarding CCIX’s continued interest in PlusAI and discussed CCIX’s process in conducting a potential transaction and certain differentiators of CCIX from other blank check companies.

On March 18, 2025, CCIX selected Willkie Farr & Gallagher LLP (“Willkie”) as its legal advisor in connection with a potential transaction with PlusAI.

On March 19, 2025, CCIX and its representatives met internally to discuss their level of continued interest in pursuing a potential transaction with PlusAI, including relative to other potential targets, and determined to continue to move forward with PlusAI.

On March 21, 2025, members of the CCIX and PlusAI teams, including Mr. Klein and PlusAI management, held a videoconference call to discuss and confirm each party’s continued mutual interest in exploring a potential transaction between CCIX and PlusAI.

On March 26, 2025, the CCIX Board held a meeting to discuss CCIX’s progress in identifying a target company, at which representatives of CCIX provided an update to the CCIX Board on their due diligence to date on PlusAI and also discussed their preliminary findings and preliminary views on potential transaction terms. The CCIX Board was supportive of CCIX continuing discussions with PlusAI based on the information and the preliminary terms presented, and instructed CCIX and its representatives to prepare a draft proposal letter consistent with the terms discussed with the CCIX Board.

On March 31, 2025, CCIX and PlusAI held a meeting at CCIX’s offices, at which PlusAI management confirmed to representatives of CCIX, including Mr. Klein, and Mr. Klein confirmed to PlusAI management, each party’s respective mutual interest in continuing to explore a potential business combination. At the end of the meeting, CCIX indicated that it had been working on a draft proposal letter for PlusAI’s consideration and would deliver the proposal letter promptly following the meeting.

On April 1, 2025, CCIX, at the direction of the CCIX Board, sent an initial non-binding letter of intent, which contemplated a business combination between CCIX and PlusAI whereby PlusAI would combine with CCIX in a transaction ascribing a pre-money equity value for PlusAI of $1.2 billion, with no earnout, together with detailed further transaction terms. CCIX indicated to PlusAI that the preliminary pre-money equity value was subject to additional due diligence and that CCIX would require a fairness opinion from an independent third-party valuation firm before entering into a transaction with PlusAI.

The initial letter of intent from CCIX provided that the consideration to be paid in the business combination would consist entirely of shares of Post-Closing Company Class A common stock (valued at $10.00 per share) and that no cash consideration would be paid to the existing shareholders of PlusAI such that 100% of funds in the trust account, net of transaction expenses, would be available to invest in PlusAI’s future growth initiatives after the closing. The letter of intent also provided, as a condition to Closing, that CCIX have at least $50 million of cash available at Closing prior to payment of transaction expenses. In addition, the proposal contemplated a post-Closing lock-up for the Sponsor and PlusAI’s shareholders, restricting the transfer of shares of Post-Closing Company Class A common stock by all such parties, with 50% being locked up for 180 days post-Closing and 50% being locked up for 360 days post-Closing, subject to early release based on stock price performance. The letter of intent did not contemplate vesting or forfeiture of any shares of Post-Closing Company Class A common stock by the Sponsor. Included in the proposal letter was a mutual 60-day exclusivity period to allow CCIX to complete its due diligence and to allow the parties to negotiate and finalize definitive documentation.

On April 2, 2025, PlusAI sent CCIX a revised letter of intent with respect to a business combination, accepting the pre-money equity valuation initially proposed by CCIX subject to increase for a Permitted Equity Financing and up to 30 million shares of additional Post-Closing Company Class A common stock consideration in the form of an earnout for the benefit of PlusAI stockholders payable upon the achievement of certain stock price performance after the Closing. PlusAI also proposed revisions to other transaction terms, including the vesting and forfeiture terms applicable Post-Closing Company Class A common stock by the Sponsor, the conditions to each party’s obligation to complete the business combination, the exclusivity period duration and terms.

On April 10, 2025, CCIX sent PlusAI a revised letter of intent, providing for an earnout of only up to 15 million shares of additional Post-Closing Company Class A common stock consideration, and also proposing further revisions to other transaction terms, including the vesting and forfeiture terms applicable Post-Closing Company Class A common stock by the Sponsor, the capital structure of the Post-Closing Company, the conditions to each party’s obligation to complete the business combination and the exclusivity period duration and terms. Between April 11, 2025 and April 17, 2025, CCIX and PlusAI and their representatives exchanged further drafts of letter of intent, continuing to negotiate these terms.

On April 17, 2025, CCIX and PlusAI executed the non-binding letter of intent encompassing the terms on which the parties settled, which included a mutual 45-day exclusivity period. The exclusivity period would automatically be extended for two successive 15-day periods to the extent CCIX and PlusAI continued to negotiate a business combination in good faith and neither party delivered written notice to other terminating the exclusivity period.

After entering into the non-binding letter of intent described above, CCIX and its advisors commenced an in-depth business, financial, and legal due diligence review of PlusAI, and representatives of each party and their respective advisors (acting at the direction of their respective clients) held several initial calls in furtherance of that review, including a project kick-off call with PlusAI management on April 23, 2025.

On April 24, 2025, CCIX engaged a “Big Four” accounting firm (the “accounting firm”) to aid CCIX in its evaluation of the proposed business combination with PlusAI, including with respect to financial, IT, cybersecurity and data privacy diligence. In furtherance of that evaluation, on April 28, 2025, representatives of CCIX, PlusAI management, and the accounting firm held a videoconference call to initiate the financial, IT, cybersecurity and data privacy due diligence process.

As part of its evaluation of the proposed business combination with PlusAI, CCIX engaged Ocean Tomo as its financial and technical advisor. CCIX and Ocean Tomo entered into an engagement letter, dated as of April 25, 2025, which also contemplated that Ocean Tomo would render a fairness opinion to CCIX with respect to the business combination.

On April 26, 2025, Wilson Sonsini Goodrich & Rosati (“Wilson Sonsini”), legal counsel to PlusAI, delivered a draft Merger Agreement to Willkie. From April 26, 2025 through June 5, 2025, the parties and their representatives negotiated the Merger Agreement and related transaction documents. Significant areas of discussion and negotiation included: (1) the conditions to each party’s obligation to complete the business combination, (2) the calculation of the Exchange Ratio, (3) the treatment of PlusAI equity awards in the transaction, (4) the terms of the Earnout, (5) the provisions with respect to the filing the Form S-4 and each party’s obligation to obtain required shareholder approvals, (6) the calculation of each party’s transaction expenses and related caps and (7) each party’s representations, warranties and covenants in the Merger Agreement, including restrictions on the operation of PlusAI’s business between signing the Merger Agreement and the Closing and related exceptions. The parties also negotiated the Voting and Support Agreements to be executed by PlusAI stockholders and the amendments to the Sponsor Agreement to be effected in connection with the execution of the Merger Agreement.

On April 28, 2025, representatives of CCIX and PlusAI held a videoconference call to discuss the parties’ review of the preliminary unit economics model. See “Proposal No. 1 — The Business Combination Proposal — Unaudited Prospective Unit Economics Information” for additional information about the Unit Economics.

On May 1, 2025, Willkie delivered an initial legal due diligence request list to PlusAI. Beginning on May 2, 2025, PlusAI and its representatives delivered to Willkie responses from PlusAI to the initial diligence request list sent by Willkie.

On May 1, 2025, representatives of PlusAI and CCIX, including each of their legal advisors, held a videoconference call to discuss the latest updates on the transaction workstreams. On the same day, CCIX held an introductory call with Ocean Tomo regarding the draft unit economics model and representatives of CCIX and PlusAI.

On May 2, 2025, CCIX engaged a leading Global Consulting Firm (the “Global Consulting Firm”) to provide business, commercial, and technical due diligence services. On the same day, representatives of CCIX, PlusAI management and the Global Consulting Firm held a videoconference call to initiate the Global Consulting Firm’s work plan.

At the principal offices of PlusAI, (1) beginning on May 5, 2025, representatives of CCIX, PlusAI management and the Global Consulting Firm held on-site diligence meetings throughout such week, with representatives of Ocean Tomo in attendance virtually, covering topics such as PlusAI’s technology and product roadmap, key OEM relationships, business model, its approach to deploying its technology, the readiness of its supply chain and ability to operate as a public company and (2) on May 6, 2025, representatives PlusAI, CCIX and Citi discussed investor engagement and marketing workstreams.

On May 12, 2025, representatives of Ocean Tomo, CCIX and PlusAI management held a videoconference call to conduct financial due diligence in connection with Ocean Tomo’s valuation analysis and fairness opinion.

On May 15, 2025, May 20, 2025, May 27, 2025 and May 29, 2025, representatives of CCIX and PlusAI, including each such parties’ legal advisors, held regular videoconference meetings to discuss ongoing legal and business workstreams, including regarding the negotiation of the Merger Agreement, the preliminary drafting of a Form S-4 and other ancillary legal documentation.

On May 15, 2025, representatives of Citi and PlusAI management held a due diligence videoconference call to assist Citi with its business due diligence. Further legal, business, financial, and legal due diligence was performed through a number of videoconference calls and review of data room and other available materials with representatives of Citi, PlusAI and their respective legal counsel in May and June 2025.

On May 27, 2025, the CCIX Board met via video conference to discuss the proposed business combination with PlusAI. Representatives of Archimedes, Willkie, the accounting firm, the leading Global Consulting Firm and Ocean Tomo attended the meeting. During the meeting, representatives of Archimedes provided the CCIX Board with an update on CCIX’s discussions and negotiations with PlusAI. Representatives of Archimedes provided the CCIX Board with the preliminary results of CCIX’s due diligence review of PlusAI, including technical capabilities, market opportunity and capabilities of its management team. Representatives of the Global Consulting Firm then presented their analysis of the PlusAI business, commenting on the status of the autonomous vehicle market, the PlusAI business model, and the primary risks to the PlusAI business. Representatives of the accounting firm presented to the CCIX Board regarding the results of their financial, IT, cybersecurity and data privacy diligence that they had conducted on PlusAI. Representatives of Ocean Tomo then reviewed with the CCIX Board the scope of their valuation analyses of the Merger Consideration, additional information regarding Ocean Tomo’s expertise and information regarding the methods that Ocean Tomo would use to evaluate the fairness of the transaction to CCIX’s shareholders. A discussion then ensued during which the directors asked questions of the representatives of Ocean Tomo. Following such discussion, the representatives of Ocean Tomo noted for the CCIX Board that Ocean Tomo expected to be in a position to render its opinion that the aggregate consideration payable in the proposed business combination is fair, from a financial point of view, to CCIX’s shareholders (other than Sponsor), assuming there are no material changes to the terms of the business combination. After discussion, the CCIX Board authorized CCIX management to continue to pursue the proposed business combination with PlusAI. Following the meeting, CCIX and PlusAI and their representatives continued to negotiate the terms of the business combination and the Merger Agreement.

On June 2, 2025, the CCIX Board met via video teleconference to discuss and evaluate the proposed business combination. Representatives of Ocean Tomo, Archimedes and Willkie attended the meeting. Representatives of Ocean Tomo reviewed its financial analyses of the Merger Consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated June 5, 2025, to the CCIX Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Merger Consideration in connection with the Merger was fair, from a financial point of view, to CCIX’s shareholders (other than the Sponsor). See “Proposal No. 1 — The Business Combination Proposal — Opinion of CCIX’s Financial Advisor” for additional information about Ocean Tomo’s opinion. Representatives of Willkie then provided the CCIX Board with an update on the status of negotiations with respect to the Merger Agreement and related transaction documents.

Also on June 2, 2025, the PlusAI Board met via teleconference to discuss and evaluate the proposed business combination. Representatives of Northland and Wilson Sonsini attended the meeting. Representatives of Wilson Sonsini provided the PlusAI Board with an update on the status of negotiations with respect to the Merger Agreement and related transaction documents. Representatives of Wilson Sonsini also reviewed with the PlusAI Board its fiduciary duties with respect to the proposed business combination with CCIX.

On June 4, 2025, the CCIX Board met via video teleconference to discuss and evaluate the proposed business combination with PlusAI. Representatives of Archimedes, Willkie and Ogier, Cayman Islands counsel to CCIX, attended the meeting. Representatives of Willkie then provided the CCIX Board with a review of their key legal due diligence findings with respect to PlusAI. Willkie then provided an update on the status of negotiations with respect to the Merger Agreement and related transaction documents. Representatives of Ogier reviewed with the CCIX Board its fiduciary duties with respect to the proposed business combination with PlusAI. After discussion, the CCIX Board determined it would meet the following morning to continue its consideration of the business combination.

Also on June 4, 2025, the PlusAI Board met via teleconference to consider the proposed business combination. Representatives of Wilson Sonsini attended the meeting. Representatives of Wilson Sonsini reviewed with the PlusAI Board the updates to the terms of the business combination since the prior meeting of the PlusAI Board. Following discussion, upon a motion duly made and seconded, the PlusAI Board unanimously (1) determined Merger Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of PlusAI and its shareholders, (2) approved and authorized the Transactions and the Merger Agreement, and authorized the execution of the Merger Agreement by PlusAI and (3) recommended that each of the PlusAI stockholders adopt and approve the Merger Agreement and approve the Transaction when solicited by PlusAI.

Early in the morning on June 5, 2025, the CCIX Board met via video teleconference to consider the business combination. Representatives of Willkie confirmed that there were no material changes to the terms of the business combination reviewed with the CCIX Board at the previous meeting and that Ocean Tomo had informed representatives of Willkie that nothing had occurred since the June 2, 2025 meeting that would impact the conclusion of Ocean Tomo’s oral fairness opinion, which Ocean Tomo had delivered in writing that morning to the CCIX Board. CCIX’s management team confirmed its support of the business combination and recommended that the CCIX Board approve the Merger Agreement and other transaction documents. Upon a motion duly made and seconded, the CCIX Board unanimously (1) determined that it is in the best interests of CCIX and its shareholders, and declared it advisable, to enter into the Merger Agreement, (2) approved the Merger Agreement and the business combination, including the Merger, on the terms and subject to the conditions of the Merger Agreement and (iii) adopted a resolution recommending the Merger be adopted by CCIX’s shareholders.

Shortly thereafter, and before the markets opened, the parties executed the Merger Agreement and the other related agreements. Promptly following the execution of such documentation, CCIX and PlusAI publicly announced the execution of the Merger Agreement and the business combination.

On September 8, 2025, CCIX, Merger Sub I, Merger Sub II and PlusAI entered into Amendment No. 1 to the Merger Agreement (“Amendment No. 1”) to clarify that shares of PlusAI common stock issued as a result of the exercise of PlusAI options issued pursuant to PlusAI’s 2021 Plan will be exchanged, at the Effective Time, for the right to receive a number of shares of Post-Closing Company Class B common stock equal to the Exchange Ratio.

On September 18, 2025, CCIX, Merger Sub I, Merger Sub II and PlusAI entered into Amendment No. 2 to the Merger Agreement (“Amendment No. 2”) to remove the closing condition that CCIX must have $100 million in Available Closing SPAC Closing Cash.

On September 18, 2025, CCIX, the Sponsor and the Insiders entered into the Sponsor Agreement Amendment to remove certain provisions of the Sponsor Agreement which would have required 1,078,125 CCIX Founder Shares held by the Sponsor to become unvested as of the Closing and vested upon the occurrence of certain conditions or were forfeited.

In connection with PlusAI’s receipt of notice that certain holders of PlusAI options intended to exercise their PlusAI options prior to the consummation of the Transactions, on September 8, 2025, CCIX, Merger Subs and PlusAI entered into Amendment No. 1 to the Merger Agreement, which clarifies that shares of PlusAI common stock issued as a result of the exercise of PlusAI options issued pursuant to PlusAI’s 2021 Plan will be exchanged, at the Effective Time, for the right to receive a number of shares of Post-Closing Company Class B common stock equal to the Exchange Ratio. A copy of Amendment No. 1 to the Merger Agreement is attached to this proxy statement/prospectus as part of Annex A.

In connection with PlusAI’s efforts to obtain Permitted Equity Financing between the execution of the Merger Agreement and the anticipated consummation of the Transactions, and to reflect the parties desire to enhance closing certainty with respect the Transactions, on September 18, 2025 (1) CCIX, Merger Subs and PlusAI entered into Amendment No. 2 to the Merger Agreement, which removed the condition to PlusAI’s obligation to consummate the Transaction based on the Available Closing SPAC Cash being at least $100,000,000 and (2) CCIX, the Sponsor and the Insiders entered into Amendment No. 1 to the Sponsor Agreement, with the consent and agreement of PlusAI, which eliminated the vesting and forfeiture of Post-Closing Company Class A common stock held by the Sponsor based on the amount of the Available Closing SPAC Cash and the achievement of certain stock price performance of the Post-Closing Company common stock after the Closing. A copy of Amendment No. 2 to the Merger Agreement is attached to this proxy statement/prospectus as part of Annex A. A copy of Amendment No. 1 to the Sponsor Agreement is filed herewith as Exhibit 10.14.

The CCIX Board’s Reasons for Approval of the Transactions

The CCIX Board, in evaluating the Transactions, consulted with CCIX’s management and financial, strategic and legal advisors. In (1) resolving that it is fair to and in the best interests of CCIX and its shareholders, and declaring it advisable, to enter into the Merger Agreement, the related agreements to which CCIX is a party and the Transactions, (2) approving the Merger Agreement, the related agreements to which CCIX is a party and the Transactions, including the Merger, on the terms and subject to the conditions of the Merger Agreement, and (3) adopting a resolution recommending the business combination proposal be approved by CCIX shareholders, the CCIX Board considered and evaluated a number of factors, including the factors discussed below. The CCIX Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. In addition, individual directors may have given different weight to different factors. The CCIX Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. This explanation of CCIX’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The CCIX Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Merger Agreement, the related agreements to which CCIX is a party, and the Transactions, including but not limited to, the following material factors:

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Reasonableness of Aggregate Consideration. Following a review of the financial data provided to CCIX, including PlusAI’s historical financial statements and certain unaudited prospective financial information, CCIX’s due diligence review of PlusAI’s business and the views of CCIX’s financial advisor (which supported CCIX management’s view regarding valuation), the CCIX Board considered the aggregate consideration to be paid and determined that the aggregate consideration was reasonable in light of such data and financial information.
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Business and Financial Condition and Prospects. After conducting extensive due diligence, the CCIX Board and CCIX’s management team obtained a better understanding of PlusAI’s business, financial condition, management team and future growth prospects. The CCIX Board considered the results of the due diligence review of PlusAI’s business, as further described in “—Background of the Transaction”, as well as PlusAI’s management team’s experience. The CCIX Board considered how these factors will enhance PlusAI’s ability to scale effectively and to execute upon and achieve its business plan.
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Experienced and Committed Management Team. The CCIX Board considered the fact that the Post-Closing Company is expected to be led by members of PlusAI’s senior management team, who have deep technology expertise and extensive experience in the artificial intelligence, autonomy and automotive spaces. The senior management team is expected to remain with the Post-Closing Company in the capacity of officers and/or directors, which will provide helpful continuity in advancing the Post-Closing Company’s strategic goals.
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Opinion of CCIX’s Financial Advisor. The CCIX Board took into account the financial presentation, orally presented to the CCIX Board on June 2, 2025, and the written opinion, dated as of June 5, 2025, of Ocean Tomo to the CCIX Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Purchase Price to CCIX’s shareholders (other than the Sponsor), which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “Proposal No. 1 — The Business Combination Proposal — Opinion of CCIX’s Financial Advisor” below.
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Commitment of PlusAI’s Owners. The CCIX Board considered the fact that PlusAI’s Chief Executive Officer and other key executives, together with all of the other shareholders of PlusAI, are not selling any of their current shareholdings of PlusAI in the Transaction, which the CCIX Board believed reflects such shareholders’ belief in and commitment to the continued growth prospects of PlusAI going forward.
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Other Alternatives. CCIX raised $287,500,000 in May 2024 with the objective of consummating an attractive business combination. Since that time, as more fully described in “Proposal No. 1 — The Business Combination Proposal — Background of the Transactions,” CCIX has evaluated a number of businesses but has been most impressed by the PlusAI business. The CCIX Board believed that based upon the terms of the Transactions, the Transactions provide the best available opportunity to maximize value for CCIX shareholders.

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Terms of the Merger Agreement and the Related Agreements. The CCIX Board considered the terms and conditions of the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Merger, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the transactions contemplated thereby and the termination provisions, as well as the strong commitment by both PlusAI and CCIX to complete the Transactions.
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Board of Directors of the Post-Closing Company. The CCIX Board considered that the initial Post-Closing Company Board would be comprised of seven or nine directors, who shall include (1) two directors designated by Sponsor (one of which to be designated as a Class II director and one of which to be designated as a Class III director) and (2) such other individuals determined by PlusAI, in its sole and exclusive discretion, provided that the citizenship of the members of the Post-Closing Company Board shall be such that CCIX will be free of foreign ownership, control or domination.

The CCIX Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including, but not limited to, the following:

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Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues.
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Benefits May Not Be Achieved. The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe.
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Timeline Risks. Deployment and commercialization of PlusAI’s technology may be delayed due to delays in PlusAI’s anticipated timeline for completion and validation of acceptable safety testing and measures for PlusAI technology and the development of plans for ensuring acceptable driver-out safety, delays in the production, reliability or revision of truck and computer hardware required for PlusAI’s technology from its partners or suppliers.
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Technology Risks. Self-driving technology is an emerging technology, and there are technical challenges to commercialize the technology which may negatively impact PlusAI’s ability to grow its business.
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Intellectual Property Risks. The value of the intellectual property associated with PlusAI’s technology is based in part on PlusAI’s ability to protect and enforce its patents and other proprietary rights, which is not guaranteed, and the inability to do so may expose PlusAI to the possible loss of a competitive advantage.
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Liquidation. The risks and costs to CCIX if the business combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in CCIX being unable to effect a business combination within the completion window and force CCIX to liquidate.
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Shareholder Vote. The risk that CCIX’s shareholders may object to and challenge the Transactions and take action that may prevent or delay the consummation of the Transactions, including to vote down the proposals at the extraordinary general meeting or redeem their shares.
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Closing Conditions. The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within CCIX’s control.
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CCIX public shareholders Holding a Minority Position in the Post-Combination Company. The risk that CCIX public shareholders will hold a minority position in the post-combination company (approximately 19.2%, assuming that no CCIX Class A Ordinary Shares are elected to be redeemed by CCIX shareholders), which may reduce the influence that CCIX’s current shareholders have on the management of CCIX.
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Litigation. The possibility of litigation challenging the Transactions or that an adverse judgment granting injunctive relief could enjoin or otherwise interfere with the consummation of the Transactions.

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Fees and Expenses. The fees and expenses associated with completing the Transactions.
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Other Risks. Various other risks associated with the business of PlusAI, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

In addition to considering the factors described above, the CCIX Board also considered that:

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Interests of Certain Persons. Some officers and directors of CCIX have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of CCIX shareholders (see section entitled “— Interests of Certain CCIX Persons in the Business Combination”). CCIX’s independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously approving, as members of the CCIX Board, the Merger Agreement, the related agreements to which CCIX is a party and the Transactions.

The CCIX Board concluded that the potential benefits that it expected CCIX and its shareholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The CCIX Board also noted that CCIX shareholders would have a substantial economic interest in the combined company (depending on the level of CCIX shareholders that sought redemption of their CCIX public shares into cash). Accordingly, the CCIX Board unanimously determined that the Merger Agreement, the related agreements to which CCIX is a party and the Transactions are fair to, and in the best interests of, CCIX and its shareholders.

The PlusAI Board’s Reasons for the Approval of the Business Combination

In reaching its decision to approve the business combination, the PlusAI Board consulted with PlusAI’s management, as well as its financial and legal advisors, and considered a number of factors, including its knowledge of PlusAI’s business, operations, financial condition, competitive position and prospects. Among the various factors that the PlusAI Board considered in favor of its decision are:

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Other Alternatives. It is the belief of the PlusAI Board, after review of alternative strategic opportunities from time to time, including strategic transactions with other partners and the possibility of, and benefits and risks associated with, continuing to operate PlusAI as an independent, stand-alone entity (including following a traditional initial public offering) and other merger prospects, that the proposed business combination represented a better opportunity for PlusAI to create value for PlusAI stockholders.
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Terms of the Merger Agreement. The PlusAI Board considered the terms and conditions of the Merger Agreement, including but not limited to the nature and scope of the closing conditions and the likelihood of obtaining any necessary approvals.
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Consideration Received by PlusAI Stockholders. The PlusAI Board considered the form and amount of consideration to be received by PlusAI stockholders in the proposed business combination under the terms and conditions of the Merger Agreement, including the right that the Eligible PlusAI Equityholders will have to receive the Earnout Shares.
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Size of Post-Combination Company. The PlusAI Board considered the implied enterprise value of approximately $1,200,000,000 for PlusAI at the Closing, subject to increase to reflect net proceeds raised by the Company prior to Closing via a Permitted Equity Financing.
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Access to Capital. The PlusAI Board considered the current economic, industry and market conditions affecting PlusAI, PlusAI’s projected financial results and cash flows, PlusAI’s prospects as a private entity and the needs of PlusAI to obtain substantial additional financing in the future and the cost of alternative means of raising capital, and it expected that the proposed business combination would be a more time- and cost-effective means to access capital than other options considered. The PlusAI Board also considered the fact that it believed that the business combination could (assuming minimal redemptions) result in PlusAI’s business model being fully funded up until such time as PlusAI was projected to be cash flow positive.

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Voting and Support Agreements. The PlusAI Board considered that certain PlusAI stockholders, whose ownership interests collectively represent the outstanding shares of PlusAI common stock and PlusAI preferred stock (voting on an as-converted basis) sufficient to approve the business combination proposal on behalf of PlusAI, were expected to enter into the PlusAI Voting and Support Agreements with CCIX pursuant to which such PlusAI stockholders would agree to support the approval of the PlusAI business combination proposal.
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Registration Rights Agreements. The PlusAI Board also considered that, in connection with the execution of the Merger Agreement, certain PlusAI stockholders, whose ownership interests collectively represent 94% of the outstanding PlusAI common stock and 69% of the voting power of the outstanding PlusAI preferred stock (voting together as a single class and on an as-converted to PlusAI Class A common stock basis), were expected to enter into the Registration Rights Agreement with CCIX and the Sponsor pursuant to which, among other things, they would agree not to transfer their interests in the Post-Closing Company for 12 months after the Closing, subject to certain customary exceptions. Under certain conditions, shares of PlusAI common stock and PlusAI preferred stock shall be subject to early release from transfer restrictions.

The PlusAI Board also considered the following uncertainties, risks and other potentially negative factors:

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Risk that the Business Combination may not be Completed. The PlusAI Board considered the risk that the business combination might not be consummated in a timely manner, or at all, due to a lack of stockholder approval or failure to satisfy various conditions to closing.
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Impact on Reputation and Business if the Business Combination is not Completed. The PlusAI Board considered the possibility that there may be an adverse effect on PlusAI’s reputation and business in the event the business combination is not completed.
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Expenses and Challenges. The PlusAI Board considered the expenses to be incurred in connection with the business combination.
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Restrictions on the Operation of PlusAI’s Business. The PlusAI Board considered the fact that, although PlusAI will continue to exercise, consistent with the terms and conditions of the Merger Agreement, control and supervision over its operations prior to the completion of the business combination, the Merger Agreement generally obligates PlusAI, subject to CCIX’s prior consent (which consent may not be unreasonably conditioned, withheld, delayed or denied), to conduct its business in the ordinary course of business consistent with past practice and in accordance with specified restrictions, which might delay or prevent PlusAI from undertaking certain business opportunities that might arise pending completion of the business combination.
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Interests of PlusAI Executive Officers and Directors. The PlusAI Board considered the fact that certain executive officers and directors of PlusAI have interests in the business combination that may be different from, or in addition to, the interests of PlusAI stockholders generally, including the manner in which they would be affected by the business combination and the other matters disclosed in the sections entitled “— Interests of Certain CCIX Persons in the Business Combination” and “ — Interests of Certain PlusAI Persons in the Business Combination.”
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Other Risks. The PlusAI Board considered various other risks associated with the combined organization and the business combination, including the risks described in the section entitled “Risk Factors.”

The foregoing discussion is not meant to be exhaustive, but addresses the material information and factors considered by the PlusAI Board in consideration of its approval of the business combination. In view of the wide variety of factors considered by the PlusAI Board in connection with the evaluation of the business combination and the complexity of these matters, the PlusAI Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, the PlusAI Board did not reach any specific conclusion with respect to any of the particular factors considered. Instead, the PlusAI Board conducted an overall analysis of the factors described above and made its determinations and recommendations based on the totality of the information reviewed. The judgments of individual members of the PlusAI Board may have been influenced to a greater or lesser degree by different factors. The PlusAI Board ultimately concluded that, in the aggregate, the potential benefits of the business combination outweighed the potential risks or negative consequences of the business combination.

Unaudited Prospective Unit Economics Information

In connection with its consideration of the business combination, including the Transactions, PlusAI provided its internally-derived unit economic calculations (the “Unit Economics”) related to autonomous trucking deployments to (1) CCIX for use as a component of its overall evaluation of PlusAI (2) Ocean Tomo for use as a component of its fairness opinion as described further in the section entitled “Opinion of CCIX’s Financial Advisor,” and (3) to the PlusAI Board and its advisors in connection with its evaluation of the Transactions. The Unit Economics are being included in this proxy statement/prospectus because the Unit Economics were provided to the CCIX Board, Ocean Tomo and the PlusAI Board for their respective evaluations of the Transactions.

The Unit Economics are included in this proxy statement/prospectus solely to provide CCIX’s shareholders and PlusAI’s stockholders access to information made available in connection with the consideration by the CCIX Board and the PlusAI Board of the Transactions and Ocean Tomo’s fairness opinion. The Unit Economics should not be viewed as a projection or forecast of PlusAI’s overall financial performance. Furthermore, the Unit Economics do not take into account any circumstances or events occurring after the date on which such Unit Economics were prepared, which was May 27, 2025, and may differ, perhaps significantly, from similarly titled measures that may be presented in the future.

The Unit Economics were prepared in good faith by PlusAI’s management team and are based on its management’s reasonable estimates and assumptions with respect to the expected performance of its autonomous driving solutions, as applicable, at the time the Unit Economics were prepared and speak only as of that time. As such, the Unit Economics do not reflect any updates since the time such Unit Economics were delivered to the CCIX Board and Ocean Tomo in May 2025.

The Unit Economics reflect numerous estimates and assumptions with respect to matters specific to PlusAI’s business and general matters, including estimates and assumptions with respect to PlusAI’s business and the revenue models PlusAI expects to use in connection with the deployment its autonomous driving solutions, industry-wide business, economic, regulatory, market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond PlusAI’s and CCIX’s control. Moreover, the Unit Economics are not subject to any escalation or discounting. The time at which the assumptions underlying the Unit Economics will be realized, if at all, is highly uncertain. As a result, there can be no assurance that the Unit Economics will be realized or that actual performance will yield similar results (i.e., not significantly higher or lower than those set forth in the Unit Economics).

Because the Unit Economics relate to estimates at scale, the timing of which is uncertain, such information by its nature becomes less predictive with the passage of time. These Unit Economics are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Unit Economics have been prepared solely by PlusAI, have not been reviewed or verified by independent third parties. Some of PlusAI’s assumptions are estimates. These estimates are based on PlusAI’s management’s beliefs, estimates and assumptions and on information available to PlusAI’s management when the estimates were made. Although CCIX’s and PlusAI’s management teams believed that there was a reasonable basis for each of these estimates, CCIX and PlusAI caution you that these estimates are based on a combination of assumptions that may result in such estimates proving to be inaccurate. Information provided in the Unit Economics constitutes forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond PlusAI’s and CCIX’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors,” “PlusAI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.”

The Unit Economics were prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP or any guidelines established by the American Institute of Certified Public Accountants. The Unit Economics included in this proxy statement/prospectus have been prepared by, and are the responsibility of, PlusAI’s management. Neither Ocean Tomo, nor the independent registered public accounting firms of PlusAI or CCIX, nor any other registered public accounting firms, have compiled, examined or performed any procedures with respect to the Unit Economics contained in the proxy statement/prospectus, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and the independent registered public accounting firms of PlusAI and CCIX assume no responsibility for, and disclaim any involvement with, the Unit Economics. Further, to that end, the reports of Deloitte & Touche LLP and BPM LLP included in the consolidated financial statements in this proxy statement/prospectus relate to the historical consolidated financial statements of PlusAI. They do not extend to the Unit Economics and should not be read to do so.

Nonetheless, a summary of the Unit Economics is provided in this proxy statement/prospectus because the Unit Economics were made available to the CCIX Board and Ocean Tomo for use as a component of its fairness opinion as described further in the section entitled “Opinion of Churchill Capital’s Financial Advisor.” The inclusion of the Unit Economics in this proxy statement/prospectus should not be regarded as an indication that CCIX, the CCIX Board, PlusAI, the PlusAI Board, Ocean Tomo or their respective affiliates, advisors or other representatives considered, or now considers, such Unit Economics necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the business combination proposal. For more information, see the risk factor in the section entitled “Risk Factors — Risks Related to PlusAI — Risks Related to Our Business Operations — Forward-looking estimates and predictions as to the future deployment of our technology, and the associated adoption curve are subject to significant uncertainty and are based on assumptions and estimates that may prove inaccurate.” No person has made or makes any representation or warranty to any Churchill CCIX shareholder regarding the information included in the Unit Economics. The Unit Economics are not fact and are not necessarily indicative of future results. Readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information.

The Unit Economics are not included in this proxy statement/prospectus to induce any CCIX shareholders to vote in favor of any of the proposals at the special meeting.

CCIX urges you to review the financial statements of PlusAI included in this proxy statement/prospectus, as well as the financial information in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.

PlusAI uses certain financial measures in its Unit Economics that are not prepared in accordance with GAAP as supplemental measures to evaluate operational performance. There are limitations associated with the use of non-GAAP financial measures, and the metrics set forth in the Unit Economics should not be considered as a substitute for or in isolation from our financial statements prepared in accordance with GAAP. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of PlusAI’s competitors and may not be directly comparable to similarly titled measures of PlusAI’s competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in the Unit Economics provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Unit Economics are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, no reconciliation of the financial measures included in the Unit Economics was prepared, and therefore none have been provided in this proxy statement/prospectus. The definitions of the non-GAAP measures included in the Unit Economics may not align with those underlying the non-GAAP measures presented in the section entitled “PlusAI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Further, other companies, including companies in our industry, may calculate these metrics differently or not at all, which reduces their usefulness as comparative measures.

Unit Economics

The Unit Economics, including the net value, PlusAI share of the net value and target gross margin are based on numerous estimates and assumptions, including those set forth below. The actual terms of the definitive long-term contracts and commercial arrangements with our OEM partners are subject to negotiation and there is no assurance PlusAI will achieve the implied revenue terms or share of the net value set forth in the Unit Economics from any given customer or at all. See the section entitled “Risk Factors-Risks Related to PlusAI.” In addition, no assurances can be given that PlusAI or its OEM partners will achieve the savings or implied results described in the Unit Economics on the terms set forth in the Unit Economics or at all. See the section entitled “Risk Factors — Risks Related to PlusAI.”

The key assumptions for SuperDrive Unit Economics include:

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Annual Autonomous Miles. Autonomous Trucks are expected to drive approximately 240,000 miles per year.
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Operational Availability. Trucks will be available to drive up to 24 hours per day and operate up to 315 days per year accounting for regular truck maintenance and repair.
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Utilization (autonomous drive mode). Autonomous driving utilization will be 75% to account for non-autonomous operations such as loading and unloading of freight.
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Average Driving Speed. Trucks will average 42 miles per hour which is adjusted for traffic and safety stops.
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Autonomous Net Value. A SuperDrive-enabled truck will charge $0.85 per mile to be paid by truck operators to the OEM for autonomous operations.
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Revenue per mile. PlusAI will receive between 20% to 25% of the expected autonomous net value of $0.85 per mile.
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Gross Margin %. A SuperDrive-enabled truck will have a gross margin of 85%.

In addition to the Unit Economics depicted above, PlusAI also provided to CCIX certain estimates and other assumptions that PlusAI’s management relied upon in preparing PlusAI's business model. These estimates and assumptions included estimates with respect to certain expenses and working capital and an illustrative schedule depicting a range of deployment targets of L4 autonomous trucks through 2035.

With respect to expected sales, marketing, general and administrative expenses (excluding stock-based compensation), PlusAI expected (1) these expenses before first deployment to be approximately $15 million in 2025 scaling to approximately $22 million by 2027 and (2) the long-term assumption to be approximately 5% of company revenue. With respect to expected research and development expenses (excluding stock-based compensation), PlusAI expected (1) these expenses before first deployment to be approximately $60 million in 2025 scaling to approximately $84 million by 2027 and (2) the long-term assumption to be approximately 25% of company revenue. With respect to expected capital expenditures, PlusAI expected (1) these expenses before first deployment to be approximately $6 million and (2) the long-term assumption to be approximately 0.3% of company revenue. With respect to expected working capital, PlusAI expected working capital balance to be approximately 5.0% of company revenue.

The illustrative schedule of L4 autonomous trucks operating on roads across the United States and Europe reflected an adoption curve of less than 100 in 2027, up to 25,000 in 2031 and more than 130,000 in 2035.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS (INCLUDING A REGISTRANT’S RESPONSIBILITY TO MAKE FULL AND PROMPT DISCLOSURE AS REQUIRED BY SUCH FEDERAL SECURITIES LAWS), BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE UNIT ECONOMICS, NONE OF CCIX, PLUSAI OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES UNDERTAKES ANY OBLIGATION TO, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE UNIT ECONOMICS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE UNIT ECONOMICS AND THEIR PRESENTATION TO THE CCIX BOARD AND INCLUSION AS A COMPONENT OF THE FAIRNESS OPINION (AS DEFINED BELOW), EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNIT ECONOMICS ARE SHOWN TO BE IN ERROR OR CHANGE.

Opinion of CCIX’s Financial Advisor

Pursuant to an engagement letter, dated April 25, 2025 (the “OT Engagement Letter”), CCIX retained Ocean Tomo, a part of J.S. Held (“Ocean Tomo”), to advise the CCIX Board regarding the fairness of the Aggregate Consideration (as defined in the Opinion) (the “Purchase Price”) payable by CCIX pursuant to the Merger Agreement and deliver a letter to CCIX outlining its opinion as to whether the Purchase Price is fair, from a financial point of view, to the shareholders of CCIX (other than the Sponsor), (such opinion and advice, the “Opinion”). Ocean Tomo delivered its written Opinion to CCIX on June 5, 2025 (the “Opinion Date”).

In selecting Ocean Tomo, CCIX considered, among other things, the fact that Ocean Tomo is (1) regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions and (2) has undertaken numerous engagements in the artificial intelligence, autonomy, and automotive spaces.

The Opinion was provided for the information of, and directed to, the CCIX Board for its information and assistance in connection with the business combination.

The full text of the Opinion is attached to this proxy statement/prospectus as Annex F and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. CCIX’s shareholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Ocean Tomo in connection with the Opinion, as well as other qualifications contained in the Opinion. The full text of the Opinion and a summary of Ocean Tomo’s financial analysis is being included in this proxy statement/prospectus because it was provided to CCIX for their evaluation of the business combination.

Scope of Analysis

In connection with the Opinion, Ocean Tomo made such reviews, analyses, and inquiries as it deemed necessary and appropriate to enable Ocean Tomo to render the Opinion. Ocean Tomo also accounted for its assessment of general economic, market, technical, and financial conditions, as well as its experience in complex securities, technology, and business valuation, in general and with respect to similar transactions. Ocean Tomo’s procedures, investigations, and financial analyses with respect to the preparation of the Opinion included, but were not limited to, the items summarized below. Unless otherwise indicated below, the latest date on which PlusAI provided information to CCIX and Ocean Tomo for purposes of the Opinion was May 27, 2025.

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Reviewed documents and information from PlusAI, CCIX, and public sources, including, but not limited to:
o
unaudited historical financial statements;
o
unit economics and deployment schedule information for fiscal years 2026 through 2035;
o
selling, marketing general and administrative expense and research and development expense, respectively, as a percentage of revenue for fiscal year 2030 and beyond;
o
company overview documents;
o
industry, government, and equity analyst reports and analyses;
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government regulations for self-driving vehicles;
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regulatory and licensing documents;
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supply chain information;
o
material agreements with third-parties and strategic relationships;
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customer pipeline development;
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corporate records;
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employee records and agreements;
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tax information;
o
press releases and news;
o
commissioned reports and analyses;
o
intellectual property lists and descriptions, including Company patents;

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interviews with senior PlusAI management and technical personnel;
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technical records; and
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autonomy architecture, safety approach, and deployment approach documentation.
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Conducted an analysis and considered factors as Ocean Tomo deemed necessary, including:
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Independent market research to develop estimates of undocumented data, including market size, industry trends, comparable company benchmarks, and relevant market transactions and licensing activities.
o
Creation of detailed financial valuation models and scenario analyses based on data provided by CCIX, other related parties, and Ocean Tomo research. These include, but are not limited to, operating unit economics, timing and other risk factors, technical merits of PlusAI’s technology, the competitive environment, regulatory issues, and additional considerations Ocean Tomo deemed necessary and relevant to the conclusions in the Opinion.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering the Opinion with respect to the Purchase Price, Ocean Tomo, with CCIX’s consent:

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assumed that all equity securities of PlusAI outstanding immediately prior to the Merger will be converted into shares of Post-Closing Company common stock in accordance with the terms of the Merger Agreement;
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considered Earnout Shares, CCIX Warrants, and disregarded third-party warrants;
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relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions, and representations obtained from public sources or provided to it from private sources, including CCIX, PlusAI management, and counsel, and did not independently verify such information;
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relied upon the fact that the CCIX Board, CCIX, and parties to the Agreement have been advised by counsel as to all legal matters with respect to the Agreement and the Purchase Price, including whether procedures required by law to be taken in connection with the Agreement and the Purchase Price, if any, have been duly, validly, and timely taken. Ocean Tomo is not a legal, regulatory or tax expert and has relied, without independent verification, on the assessment of CCIX and its advisors with respect to such matters;
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assumed that estimates, evaluations, and unit economics & deployment schedule information furnished to Ocean Tomo, if any, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Ocean Tomo expresses no opinion with respect to such information or the underlying assumptions;
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assumed that information supplied and representations made by CCIX, PlusAI management, and counsel are substantially accurate regarding PlusAI and the Transactions;
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assumed that the final versions of all documents reviewed by Ocean Tomo in draft form will conform in all material respects to the drafts reviewed;
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assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of PlusAI since the date of the most recent financial statements and other information made available to Ocean Tomo, and that there is no information or facts that would make the information reviewed by Ocean Tomo incomplete or misleading; and
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did not make any independent valuation or appraisal of the assets or liabilities of PlusAI.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Ocean Tomo’s analysis and in connection with the preparation of this Opinion, Ocean Tomo has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the business combination.

Ocean Tomo prepared the Opinion effective as of the Opinion Date. The Opinion is based upon market, economic, financial and other conditions as they existed and could be evaluated as of the Opinion Date. Ocean Tomo disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Ocean Tomo after the Opinion Date.

Ocean Tomo has not been requested to, and did not, (1) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the business combination, or (2) advise CCIX or any other party with respect to alternatives to the business combination.

The Opinion was furnished solely for the use and benefit of CCIX in connection with assessing the fairness of the Purchase Price. The Opinion is not intended to be used by CCIX or others for any other purpose, including, without limitation, compliance under any state statutes governing transfers or distributions. The Opinion is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Ocean Tomo’s express consent which has not been provided except as stated in Annex F to this proxy statement/prospectus. The Opinion is not and should not be construed as a credit rating or a solvency opinion, an analysis of PlusAI’s credit worthiness, as tax advice, or as accounting advice. Ocean Tomo has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

The Opinion (1) does not address the merits of the underlying business decision to enter into the business combination versus any alternative strategy or transaction; (2) does not address any other transaction; and (3) was not a recommendation as to how the CCIX Board should vote or act with respect to any matters relating to the business combination, or whether to proceed with the business combination or any related transaction. The decision as to whether to proceed with the business combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion was based. The Opinion should not be construed as creating any fiduciary duty on the part of Ocean Tomo to any party.

Summary of Financial Analyses

In preparing the Opinion, Ocean Tomo utilized two valuation approaches to determine the implied value of PlusAI, specifically the Discounted Cash Flow (“DCF”) method of the income approach and the market approach (as described in further detail below). For purposes of its financial analyses, Ocean Tomo assumed that the Purchase Price set forth in the Merger Agreement had a value equal to $1.2 billion. The following is a summary of the financial analyses performed by Ocean Tomo in connection with the preparation of the Opinion presented to CCIX. For each valuation approach, Ocean Tomo considered four possible scenarios. The four scenarios were based on the unit economics provided by CCIX and PlusAI with sensitivities around (1) the timing of truck deployments in the U.S. and Europe and (2) truck utilization/truck miles driven annually.

The following is a summary of the scenarios considered by Ocean Tomo in connection with the preparation of its Opinion and orally presented to the CCIX Board on June 2, 2025, after which Ocean Tomo delivered its written Opinion on June 5, 2025:

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Base Case. Uses the unit economics on an unadjusted basis and assumes PlusAI begins initial commercialization in 2027 and its long-term operating targets in 2030 (“Base Case”).
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Scenario 2. Assumes that the truck deployment roll-out from 100 trucks to 1,000 trucks in the Base Case is delayed by one year, in both the U.S. and Europe (“Scenario 2”).

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Scenario 3. Assumes the same deployment delay from Scenario 2 with the additional assumptions of (1) first-year truck utilization being reduced by 10% from the Base Case assumptions and (2) all of Europe deployment being pushed back a year (“Scenario 3”).
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Scenario 4. Assumes the same sensitivities from Scenario 3 with the additional assumptions of (1) a 10% haircut to all deployments, and (2) a lag in Europe utilization by three years relative to U.S. utilization (starting at 50% utilization in 2030) (“Scenario 4”).

Discounted Cash Flow Analysis

The DCF method of the income approach estimates the value of a company as the present value of expected future cash flows that a business can be expected to generate. The DCF method begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period (e.g., a 16-year period). The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a discount rate appropriate for the risk of achieving the projected cash flows. The present value of the estimated discrete period cash flows is then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of total value. The terminal value is the value of a business beyond the explicit forecast period and represents the future cash flows expected to be generated by the business into perpetuity.

The DCF analyses performed by Ocean Tomo considered both the Gordon Growth Model and Exit Multiples Approach when calculating the terminal value of the business in each scenario. The Gordon Growth Model is a formula used to calculate the terminal value that assumes that the cash flows generated by the subject company will increase at a constant growth rate into perpetuity. The Exit Multiples approach assumes that the value of a business can be determined at the end of a projected period based on the existing public market valuations of comparable companies. Exit multiples are derived from comparable companies by dividing enterprise value (“EV”) by current or expected financial performance indicators such as revenue or earnings before interest, taxes, depreciation, and amortization (“EBITDA”). The selected multiples are then applied to the revenue or EBITDA at the end of the discrete forecast period to arrive at an undiscounted indication of the terminal value.

Ocean Tomo’s DCF analyses of PlusAI considered the forecasted discrete period of estimation from fiscal year ending December 31 (“FYE”), 2025 through FYE 2040 – 2042, depending on the scenario. Ocean Tomo arrived at each indication of value by adding both the present value of the discrete period cash flows and a terminal value. This forecasted unlevered cash flow information was developed by Ocean Tomo based on the unit economics information, interviews with PlusAI management, and tax documentation provided by CCIX, and by Ocean Tomo applying the related assumptions around such unit economic information as described further in the section entitled “Unit Economics” and its industry expertise.

Risk in each scenario was determined through Ocean Tomo’s selected discount rate, which was calculated using the Capital Asset Pricing Model (“CAPM”) approach, in addition to identifying qualitative measures of risk and benchmarking against venture capital and private equity rates of return for companies at similar stages of development and commercialization. The selected range of discount rates was calculated using the weighted average cost of capital formula and considered factors such as the results of published studies on discount rates and industry capital costs.

In determining an EV/revenue and EV/EBITDA exit multiple for purposes of calculating a terminal value, Ocean Tomo reviewed certain financial data for 20 selected companies with publicly traded equity securities that were deemed relevant. The selected benchmarks were software-as-a-service (“SaaS”) companies given PlusAI’s SaaS business model. The selected companies and resulting median, mean, and quartile data included the following:

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AppLovin Corporation;
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Autodesk, Inc.;
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Bentley Systems, Incorporated;

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Box, Inc.;
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CSG Systems International, Inc.;
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Datadog, Inc.;
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DocuSign, Inc.;
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Dropbox, Inc.;
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Dun & Bradstreet Holdings, Inc.;
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Nutanix, Inc.;
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Paycom Software, Inc.;
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Paylocity Holding Corporation;
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Pegasystems Inc.;
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Sabre Corporation;
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Teradata Corporation;
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Tyler Technologies, Inc.;
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Unisys Corporation;
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Veeva Systems Inc.;
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Workday, Inc.; and

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ZoomInfo Technologies Inc.

Software as a Service (SaaS) Companies	LTM EV/Revenue	LTM EV/EBITDA
AppLovin Corporation	25.7x	47.1x
Autodesk, Inc.	10.2x	43.1x
Bentley Systems, Incorporated	11.9x	41.9x
Box, Inc.	4.5x	66.3x
CSG Systems International, Inc.	1.9x	12.2x
Datadog, Inc.	13.4x	490.7x
DocuSign, Inc.	5.6x	58.0x
Dropbox, Inc.	3.9x	13.6x
Dun & Bradstreet Holdings, Inc.	3.1x	11.4x
Nutanix, Inc.	9.0x	132.1x
Paycom Software, Inc.	7.4x	29.2x
Paylocity Holding Corporation	6.9x	32.0x
Pegasystems Inc.	4.8x	27.1x
Sabre Corporation	1.8x	14.4x
Teradata Corporation	1.4x	7.4x
Tyler Technologies, Inc.	11.3x	57.4x
Unisys Corporation	0.3x	3.1x
Veeva Systems Inc.	12.3x	45.8x
Workday, Inc.	6.8x	61.3x
ZoomInfo Technologies Inc.	3.7x	17.2x

SaaS GPC Statistical Summary	LTM EV/Revenue	LTM EV/EBITDA
1st Quartile	3.2x	13.8x
Average	7.3x	60.6x
Median	6.2x	37.0x
3rd Quartile	11.0x	57.9x

EBITDA: Earnings before interest, taxes, depreciation and amortization.

EV: Enterprise Value = market capitalization plus preferred stock plus outstanding debt minus cash and equivalents.

For the Gordon Growth model, Ocean Tomo calculated the terminal value for each scenario using a 3% terminal growth rate. For the Exit Multiple Approach, Ocean Tomo utilized an EV/revenue exit multiple of 3.2x. The multiple utilized reflects the 1st Quartile EV/revenue multiple of the selected public companies identified above. We selected the first quartile to account for the fact that PlusAI will be at a mature level of growth at the end of the discrete forecast period. For the Gordon Growth Model and Exit Multiple Approach calculations, Ocean Tomo utilized a discount rate of 30%, consistent with the risk identified in the CAPM approach and venture capital and private equity rates of return that were considered. Ocean Tomo’s use of such terminal value calculations assumes normalized growth and risk at the point of exit for each scenario.

Based on these assumptions and methodologies, the DCF analysis indicated an implied range of enterprise values from approximately $1.3 billion to $2.5 billion.

Market Approach

The market approach provides an estimation of EV by applying a valuation multiple derived from public company data to a specific financial metric for the subject company. Valuation multiples are derived from the market prices of actively traded public companies, publicly available historical financial information, and consensus equity analyst research estimates of future financial performance or prices paid in actual mergers, acquisitions, or other transactions.

Ocean Tomo conducted two separate Market Approaches. The first applies stabilized guideline public company valuation multiples to PlusAI’s future revenues and EBITDA (“Mature Market Approach”). Ocean Tomo identified 20 publicly traded companies as benchmarks for the Mature Market Approach (the “Selected Mature Publicly Traded Companies”). Ocean Tomo chose the Selected Mature Publicly Traded Companies based on the comparability of their SaaS business models and stage of maturity. Ocean Tomo also identified Mobileye Global Inc., a mature player in the autonomous vehicle space, that was corroborative of the median of the Selected Mature Publicly Traded Companies. Ocean Tomo does not have access to non-public information on the Selected Mature Publicly Traded Companies. Ocean Tomo developed estimates of value for PlusAI by multiplying LTM valuation multiples of the Selected Mature Publicly Traded Companies by PlusAI’s discounted (to today) future revenues and EBITDA. The selected years of future revenues and EBITDAs were determined based on PlusAI’s deployment schedule maturity and comparable profit magnitudes, respectively. Ocean Tomo noted that none of the Selected Mature Publicly Traded Companies are perfectly comparable to PlusAI. Thus, Ocean Tomo considered the best comparable company (Aurora Innovation) in its second Market Approach discussed below.

Aurora Innovation, Inc. (“Aurora”) is the most comparable company to PlusAI from industry, risk, technology, and stage of development perspectives. Given this comparability and Aurora’s recent closed upsized public offering, Ocean Tomo believes that applying Aurora’s valuation multiple to PlusAI captures current market sentiment and pricing for a comparable company and provides a relevant and realistic benchmark for estimating the value of PlusAI (“Implied Aurora Valuation”). Given the difference in maturity between both companies, Ocean Tomo utilized Aurora’s FY+3 (2027) Enterprise Value/Revenue multiple and discounted PlusAI’s future performance to when it achieves a similar level of revenue and growth.

Both the Mature Market Approach and the Implied Aurora Valuation were quantitatively included in our determination of value for PlusAI.

The tables below summarize certain observed historical and forecasted financial performance and trading multiples of the Selected Mature Publicly Traded Companies and Aurora.

Selected Publicly Traded Companies

Ocean Tomo reviewed certain financial data for 22 selected companies with publicly traded equity securities that were deemed relevant (the 20 Selected Mature Publicly Traded Companies in addition to Mobileye and Aurora). The selected companies and resulting median, mean, and quartile data included the following:

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AppLovin Corporation;
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Autodesk, Inc.;
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Bentley Systems, Incorporated;
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Box, Inc.;
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CSG Systems International, Inc.;
•
Datadog, Inc.;
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DocuSign, Inc.;
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Dropbox, Inc.;
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Dun & Bradstreet Holdings, Inc.;
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Nutanix, Inc.;

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Paycom Software, Inc.;
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Paylocity Holding Corporation;
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Pegasystems Inc.;
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Sabre Corporation;
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Teradata Corporation;
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Tyler Technologies, Inc.;
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Unisys Corporation;
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Veeva Systems Inc.;
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Workday, Inc.;
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ZoomInfo Technologies Inc.;
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Mobileye Global Inc.; and
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Aurora Innovation, Inc.

AV and ADAS Technology Company	LTM EV/Revenue	LTM EV/EBITDA
Mobileye Global Inc.	6.3x	NM

Software as a Service (SaaS) Companies	LTM EV/Revenue	LTM EV/EBITDA
AppLovin Corporation	25.7x	47.1x
Autodesk, Inc.	10.2x	43.1x
Bentley Systems, Incorporated	11.9x	41.9x
Boc, Inc.	4.5x	66.3x
CSG Systems International, Inc,	1.9x	12.2x
Datadog, Inc.	13.4x	490.7x
DocuSign, Inc.	5.6x	58.0x
Dropbox, Inc.	3.9x	13.6x
Dun & Bradstreet Holdings, Inc.	3.1x	11.4x
Nutanix, Inc.	9.0x	132.1x
Paycom Software, Inc.	7.4x	29.2x
Paylocity Holding Corporation	6.9x	32.0x
Pegasystems Inc.	4.8x	27.1x
Sabre Corporation	1.8x	14.4x
Teradata Corporation	1.4x	7.4x
Tyler Technologies, Inc.	11.3x	57.4x
Unisys Corporation	0.3x	3.1x
Veeva Systems Inc.	12.3x	45.8x
Workday, Inc.	6.8x	61.3x
ZoomInfo Technologies Inc.	3.7x	17.2x

SaaS GPC Statistical Summary	LTM EV/Revenue	LTM EV/EBITDA
1st Quartile	3.2x	13.8x
Average	7.3x	60.6x
Median	6.2x	37.0x
3rd Quartile	11.0x	57.9x

Aurora Implied Valuation	FYE 2027 EV/Revenue	FYE 2027 EV/EBITDA
Aurora Innovation, Inc.	29.7x	NM

EBITDA: Earnings before interest, taxes, depreciation and amortization.

EV: Enterprise Value = market capitalization plus preferred stock plus outstanding debt minus cash and equivalents.

Based on the results of the Selected Publicly Traded Company analysis, and its experience and professional judgment, Ocean Tomo applied an EV/revenue multiple of 6.20x and an EV/EBITDA multiple of 36.99x for each scenario. The multiples utilized reflected the median EV/revenue and EV/EBITDA multiples of the selected public companies noted above. The Mature Market Approach indicated a range of enterprise values for PlusAI of approximately $1.7 billion to $2.7 billion based on EV/revenue multiples and approximately $2.3 billion to $3.5 billion based on EV/EBITDA multiples, in each case as compared to the $1.2 billion Purchase Price. The Implied Aurora Valuation indicated a range of enterprise values for PlusAI of approximately $2.8 billion to $3.3 billion based on Aurora’s FY+3 EV/revenue multiple.

Implied Value Per Share Calculation

In conjunction with the valuation of PlusAI, Ocean Tomo performed a post-Closing pro forma implied value per share calculation to determine the implied pro forma value per share for the shareholders of CCIX at Closing under various redemption scenarios. For the purposes of its calculation, Ocean Tomo utilized the average of all its DCF and market approach enterprise valuations for each of the four different valuation scenarios described above. The average EV from each scenario was then adjusted for the expected cash in the trust account at Closing (assuming both no redemptions by holders of CCIX public shares, referred to as the No Redemption Scenario and the scenario in which redemptions by holders of CCIX public shares result in $100.0 million in Available Closing SPAC Cash at Closing, referred to as the $100 Million Available Closing SPAC Cash Scenario) and estimated transaction expenses of $35 million as provided by CCIX. The adjusted average EV from each scenario was then divided by two different post-Closing outstanding share counts which were based on the following two redemption scenarios provided by CCIX: (1) redemptions of CCIX public shares resulting in $100.0 million in the trust account at Closing and (2) no redemptions of CCIX public shares. This analysis indicated the ranges of implied pro forma values per share of CCIX Class A Ordinary Shares shown in the table below. Ocean Tomo compared these ranges to the illustrative redemption value for a CCIX public share of $10.41.

	Average PlusAI Enterprise Value	No Redemption Scenario	$100 Million Available Closing SPAC Cash Scenario
Baseline	$2,781,290,131	$17.35	$18.16
Scenario 2	$2,286,657,569	$14.64	$15.17
Scenario 3	$2,080,723,270	$13.49	$13.88
Scenario 4	$1,917,166,846	$12.56	$12.84

Conclusion

Ocean Tomo estimated the range of equity values for PlusAI to be $2.0 billion - $3.0 billion based on four different scenarios and approaches as noted above. Additionally, based on Ocean Tomo’s post-Closing pro forma implied value per share analysis, Ocean Tomo estimated the range of pro forma implied value per share for CCIX public shares to be $12.56 to $18.16 based on the different scenarios noted above. Based upon and subject to the foregoing, Ocean Tomo is of the opinion that, as of the Opinion Date, the Purchase Price pursuant to the Merger Agreement is fair, from a financial perspective, to the shareholders of CCIX (other than the Sponsor).

Fees and Expenses

In connection with providing the Opinion to the CCIX Board, CCIX agreed to pay Ocean Tomo a fee of $435,000 pursuant to the OT Engagement Letter. In addition, CCIX has agreed to indemnify Ocean Tomo for certain liabilities arising from its engagement. No portion of the fee was contingent upon the conclusion within the Opinion.

Disclosure of Prior Relationships

During the two years preceding the date of the Opinion, Ocean Tomo has not had any material relationship with any party to the business combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Recommendation of the CCIX Board

After careful consideration, the CCIX Board has unanimously determined that the business combination proposal is fair to, and in the best interests of, CCIX and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal.

Satisfaction of the 80% Test

It is a requirement under CCIX’s current articles of association that any business acquired by CCIX have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding net of amounts disbursed to management for working capital purposes, if applicable, taxes payable on interest income earned from the trust account and the deferred underwriting fees at the time of the execution of a definitive agreement for an initial business combination). As of June 5, 2025, the date of the execution of the Merger Agreement, the balance of the funds in the trust account was approximately $298.50 million (excluding up to $3.0 million of deferred underwriting fees) and 80% thereof represents approximately $238.8 million. In reaching its conclusion on the 80% asset test, the CCIX Board used as a fair market value the $1.2 billion equity value for PlusAI, which was implied based on the terms of the Transactions agreed to by the parties in negotiating the Merger Agreement.

The CCIX Board also considered qualitative factors such as PlusAI’s business and financial condition and prospects, the experience and commitment of PlusAI’s management team, as well as valuations and trading of publicly traded companies in similar and adjacent sectors. The CCIX Board determined that the consideration being paid in the Merger, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, CCIX and its shareholders and appropriately reflected PlusAI’s value.

The CCIX Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of PlusAI met the 80% requirement. Based on the fact that the $1.2 billion fair market value of PlusAI as described above is in excess of the threshold of approximately $238.8 million, representing 80% of the balance of the funds in the trust account (excluding net of amounts disbursed to management for working capital purposes, if applicable, taxes payable on interest income earned from the trust account and the deferred underwriting fees), the CCIX Board determined that the fair market value of PlusAI was substantially in excess of 80% of the funds in the trust account and that the 80% test was met.

Interests of Certain CCIX Persons in the Business Combination

In considering the recommendation of the CCIX Board to vote in favor of approval of the business combination proposal and the other proposals, CCIX shareholders should keep in mind that the Sponsor and the Insiders have interests in such proposals that are different from, or in addition to, the interests of CCIX shareholders generally. In particular:

•
If the Transactions or another business combination are not consummated by the end of the completion window, CCIX will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding CCIX public shares for cash and, subject to the approval of its remaining shareholders and the CCIX Board, dissolving and liquidating, and subject in each case to CCIX’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 7,187,500 CCIX Founder Shares held by the Sponsor will become worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $76,439,062.50 based upon the closing price of $10.635 per share on Nasdaq on January 7, 2026, the record date of the extraordinary general meeting.
•
The Sponsor purchased an aggregate of 725,000 CCIX private placement units, generating gross proceeds of $7,250,000 ($10.00 per CCIX private placement unit), simultaneously with the consummation of the CCIX IPO. Of the proceeds from the sale of the CCIX private placement units, $3,941,250 was added to the proceeds from the CCIX IPO held in the trust account. The CCIX private placement shares had an aggregate market value of approximately $7,710,375 based upon the closing price of $10.635 per share on Nasdaq on January 7, 2026, the record date for the extraordinary general meeting. The CCIX private placement shares will become worthless if CCIX does not consummate a business combination by August 6, 2026 (or such earlier date as determined by the CCIX Board).
•
Michael Klein, a director of CCIX, and the controlling shareholder of M. Klein Associates, Inc., which is the managing member of the Sponsor, may be deemed to beneficially own the securities of CCIX owned by Sponsor. For more information about our officers’ and directors’ economic interests in the Transactions, see the section entitled “Beneficial Ownership of Securities.”
•
If CCIX is unable to complete a business combination within the completion window, its executive officers will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by CCIX for services rendered or contracted for or products sold to CCIX. If CCIX consummates a business combination, on the other hand, CCIX will be liable for all such claims.
•
The Sponsor and the Insiders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Transactions rather than liquidate (in which case the Sponsor would lose its entire investment), even if PlusAI is a less favorable target company or the terms of the Transactions are less favorable to CCIX shareholders than an alternative transaction.
•
The Sponsor has invested an aggregate of $7,275,000 (consisting of $7,250,000 for CCIX private placement units and $25,000 for the CCIX Founder Shares), which means the Sponsor, following the Transactions, may experience a positive rate of return on their investment, even if other CCIX shareholders experience a negative rate of return on their investment.
•
The Sponsor (including its representatives and affiliates) and CCIX’s directors and officers presently have, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of such officers or directors become aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. CCIX’s current articles of association provides that, to the fullest extent permitted by law: (1) no individual serving as a director or an officer, among other persons, shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as CCIX, and (2) CCIX renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and CCIX, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. CCIX does not believe that the fiduciary duties or contractual obligations of its officers or directors will materially affect CCIX’s ability to complete the initial business combination.
•
CCIX’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CCIX’s behalf, such as identifying and investigating possible business targets and business combinations. As of the date of this proxy statement/prospectus, such reimbursement is estimated to be approximately $3,000 in the aggregate. However, if CCIX fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, CCIX may not be able to reimburse these expenses if the Transactions or another business combination, are not completed within the completion window.
•
The continued indemnification of current directors and officers and the continuation of the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”).

Sponsor and Affiliates Compensation

The following table sets forth the payments received by Sponsor and its affiliates from CCIX prior to or in connection with the completion of the initial business combination and the securities issued by CCIX to Sponsor or its affiliates:

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid
Sponsor

7,187,500 CCIX Founder Shares

725,000 CCIX Private Placement Units

Up to $600,000

Up to $1,500,000 in working capital loans, which loans may be convertible into units of CCIX at a price of $10.00 per unit.

Reimbursement for any out-of-pocket expenses related to identifying, investigation and completing an initial business combination

$25,000 (approximately $0.003 per share)

$7,250,000

Repayment of loans made to us to cover offering related and organizational expenses

Working capital loans to finance transaction costs in connection with an initial business combination

Services in connection with identifying, investigating and completing an initial business combination

M. Klein & Associates	$30,000 per month	Office space, administrative and shared personnel support services
Sponsor, our officers, directors, or our or their affiliates	Finder’s fee, advisory fee, consulting fee or success fee

Any services they render in order to effectuate the completion of our initial business combination.

We may engage one or more affiliates of our sponsor, officers or directors or their respective affiliates to provide additional services to us after this offering, including, for example, identifying potential targets or providing financial advisory services, and may pay such affiliates fair and reasonable fees or other compensation that would be determined at that time in an arm’s length negotiation.

Board of Directors Following the Business Combination

Upon consummation of the business combination, it is expected that each Class I director of the Post-Closing Company will have a term that expires at the annual meeting of shareholders of the Post-Closing Company in 2027, each Class II director of the Post-Closing Company will have a term that expires at the annual meeting of shareholders of the Post-Closing Company in 2028 and each Class III director of the Post-Closing Company will have a term that expires at the annual meeting of shareholders of the Post-Closing Company in 2029, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

We are proposing Richard Lim and Hao Zheng to serve as the Class I directors, David C. Peterschmidt to serve as the Class II director and David Liu and Harry J. Harczak, Jr. to serve as the Class III directors.

Please see the sections entitled “Proposal No. 8 — The Director Election Proposal” and “Management After the Business Combination” for additional information.

Redemption Rights

Pursuant to CCIX’s current articles of association, eligible CCIX public shareholders may seek to redeem their CCIX public shares for cash, regardless of whether they vote “for” or “against” the business combination proposal. Eligible shareholder holding CCIX public shares as of the record date may demand that CCIX redeem such shares for cash in an amount equal to their pro rata portion of the funds held in the trust account net of permitted withdrawals (which, for illustrative purposes, was approximately $10.70 per share as of the close of business on January 7, 2026, the record date for the extraordinary general meeting), calculated as of two business days prior to the anticipated Closing Date. If a holder of CCIX public shares properly exercises its redemption rights as described in this section and the business combination is consummated, CCIX will redeem such holder’s shares for a pro rata portion of funds held in the trust account net of permitted withdrawals and the holder will no longer own CCIX public shares following the business combination. Such redemption rights are not available to our Sponsor, officers or directors.

Notwithstanding the foregoing, a holder of CCIX public shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the CCIX public shares. Accordingly, all CCIX public shares in excess of 15% held by a CCIX public shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash. Moreover, pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive any redemption rights with respect to any CCIX Ordinary Shares they own in connection with the consummation of the business combination.

Holders may demand redemption by delivering their shares, either physically or electronically using Depository Trust Company’s DWAC System and requesting in writing that CCIX redeem such shares for cash to Continental Stock Transfer & Trust Company, CCIX’s transfer agent, at least two business days prior to the initially scheduled vote at the extraordinary general meeting. If you hold the CCIX Ordinary Shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the CCIX Ordinary Shares or delivering them through the DWAC System. CCIX’s transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the business combination is not consummated, this may result in an additional cost to CCIX shareholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the business combination proposal. Furthermore, if a holder of CCIX public shares delivered their certificate in connection with an election of their redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, they may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason, then CCIX public shareholders that elected to exercise their redemption rights will not be entitled to redeem their shares for cash in an amount equal to their pro rata portion of the funds held in the trust account net of permitted withdrawals, as applicable. In such case, CCIX will promptly return any CCIX public shares delivered by shareholders. Additionally, if CCIX would be left with less than $5,000,001 of net tangible assets as a result of the holders of CCIX public shares properly demanding redemption of their shares for cash, CCIX will not be able to consummate the business combination.

The closing price of CCIX public shares on January 7, 2026, the record date for the extraordinary general meeting, was $10.635 per share. The cash held in the trust account on such date was approximately $307,840,998.8 (approximately $10.70 per CCIX public share outstanding as of the record date). Prior to exercising redemption rights, shareholders should verify the market price of CCIX public shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price.

CCIX cannot assure its shareholders that they will be able to sell CCIX public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of CCIX public shares properly exercises its redemption rights and the business combination is consummated, then they will be exchanging their CCIX public shares for cash and will no longer own those shares. They will be entitled to receive cash for their CCIX public shares only if they properly exercise their redemption rights no later than the Redemption Deadline by delivering their certificate (either physically or electronically) to CCIX’s transfer agent prior to the Redemption Deadline.

Sources and Uses of Funds for the Transactions

The following tables summarize the sources and uses for funding the Transactions under the following scenarios:

No Redemptions Scenario

These figures assume that (1) no public shareholders exercise their redemption rights in connection with the Transactions, (2) the Post-Closing Company issues 113,036,645 shares of Post-Closing Company common stock to PlusAI stockholders (which includes holders of PlusAI preferred stock, PlusAI common stock, and PlusAI SAFEs, that, pursuant to the Conversion, are converted to PlusAI common stock immediately prior to the Merger) and (3) there has been no additional incremental financing raised by PlusAI. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

	Sources		Uses
	($ in millions)		($ in millions)
Implied Seller Rollover Equity value	$1,200.0	Implied Seller Rollover Equity value	$1,200.0
Cash in trust account stockholders(1)	304.5	Cash to balance sheet	$307.2
Existing Cash Balances	39.1	Transaction expenses(2)(3)	36.4
Total sources	$1,543.6	Total uses	$1,543.6
(1)
Represents the trust account balance of $304.5 million as of September 30, 2025.
(2)
Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $25.0 million to be incurred by CCIX prior to, or concurrent with, the closing, including (a) the deferred underwriting fees, (b) capital markets advisory fee payable, (c) other fees, costs and expenses related to the extension of directors’ and officers’ liability insurance by obtaining a six-year “tail” policy for CCIX current directors and officers and (d) repayments of amounts, if any, pursuant to the Working Capital Loans.
(3)
Reflects preliminary estimated unpaid direct and incremental transaction costs of $11.4 million incurred by PlusAI prior to, or concurrent with, the closing.

25% Redemption Scenario

These figures assume that (1) CCIX public shareholders holding an aggregate of 7,187,500 CCIX public shares exercise their redemption rights in connection with the Transactions (2) the Post-Closing Company issues 113,036,645 shares of Post-Closing Company common stock to PlusAI stockholders (which includes holders of PlusAI preferred stock, PlusAI common stock, and PlusAI SAFEs, that, pursuant to the Conversion, are converted to PlusAI common stock immediately prior to the Merger) and (3) there has been no additional incremental financing raised by PlusAI. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

	Sources		Uses
	($ in millions)		($ in millions)
Implied Seller Rollover Equity value	$1,200.0	Implied Seller Rollover Equity value	$1,200.0
Cash in trust account stockholders(1)	304.5	Cash to balance sheet	231.1
Existing Cash Balances	39.1	Transaction expenses(2)(3)	36.4
		Redemption of CCIX Class A shares held by CCIX public shareholders	76.1
Total sources	$1,543.6	Total uses	$1,543.6
(1)
Represents the trust account balance of $304.5 million as of September 30, 2025.

(2)
Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $25.0 million to be incurred by CCIX prior to, or concurrent with, the closing, including (a) the deferred underwriting fees, (b) capital markets advisory fee payable, (c) other fees, costs and expenses related to the extension of directors’ and officers’ liability insurance by obtaining a six-year “tail” policy for CCIX current directors and officers and (d) repayments of amounts, if any, pursuant to the Working Capital Loans.
(3)
Reflects preliminary estimated unpaid direct and incremental transaction costs of $11.4 million incurred by PlusAI prior to, or concurrent with, the closing.

50% Redemption Scenario

These figures assume that (1) CCIX public shareholders holding an aggregate of 14,375,000 CCIX public shares exercise their redemption rights in connection with the Transactions (2) the Post-Closing Company issues 113,036,645 shares of Post-Closing Company common stock to PlusAI stockholders (which includes holders of PlusAI preferred stock, PlusAI common stock, and PlusAI SAFEs, that, pursuant to the Conversion, are converted to PlusAI common stock immediately prior to the Merger) and (3) there has been no additional incremental financing raised by PlusAI. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

	Sources		Uses
	($ in millions)		($ in millions)
Implied Seller Rollover Equity value	$1,200.0	Implied Seller Rollover Equity value	$1,200.0
Cash in trust account stockholders(1)	304.5	Cash to balance sheet	154.9
Existing Cash Balances	39.1	Transaction expenses(2)(3)	36.4
		Redemption of CCIX Class A shares held by CCIX public shareholders	152.3
Total sources	$1,543.6	Total uses	$1,543.6
(1)
Represent the trust account balance of $304.5 million as of September 30, 2025.
(2)
Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $25.0 million to be incurred by CCIX prior to, or concurrent with, the closing, including (1) the deferred underwriting fees, (2) capital markets advisory fee payable, (3) other fees, costs and expenses related to the extension of directors’ and officers’ liability insurance by obtaining a six-year “tail” policy for CCIX current directors and officers and (4) repayments of amounts, if any, pursuant to the Working Capital Loans.
(3)
Reflects the preliminary estimated unpaid direct and incremental transaction costs of $11.4 million incurred by PlusAI prior to, or concurrent with, the closing.

Maximum Redemption Scenario

These figures assume that (1) CCIX public shareholders holding an aggregate of 25,954,624 CCIX public shares exercise their redemption rights in connection with the Transactions, (2) the Post-Closing Company issues 113,036,645 shares of Post-Closing Company common stock to PlusAI stockholders (which includes holders of PlusAI preferred stock, PlusAI common stock, and PlusAI SAFEs, that, pursuant to the Conversion, are converted to PlusAI common stock immediately prior to the Merger) and (3) there has been no additional incremental financing raised by PlusAI. If the actual facts are different from these assumptions, then the amounts and shares outstanding after the Closing will be different and those changes could be material.

	Sources		Uses
	($ in millions)		($ in millions)
Implied Seller Rollover Equity value	$1,200.0	Implied Seller Rollover Equity value	$1,200.0
Cash in trust account stockholders(1)	304.5	Cash to balance sheet	32.3
Existing Cash Balances	39.1	Transaction expenses(2)(3)	36.4
		Redemption of CCIX Class A shares held by CCIX public shareholders	274.9
Total sources	$1,543.6	Total uses	$1,543.6
(1)
Represents the trust account balance of $304.5 million as of September 30, 2025.
(2)
Reflects the cash disbursement for the preliminary estimated direct and incremental transaction costs of $25.0 million to be incurred by CCIX prior to, or concurrent with, the closing, including (1) the deferred underwriting fees, (2) capital markets advisory fee payable, (3) other fees, costs and expenses related to the extension of directors’ and officers’ liability insurance by obtaining a six-year “tail” policy for CCIX current directors and officers and (4) repayments of amounts, if any, pursuant to the Working Capital Loans.
(3)
Reflects the preliminary estimated unpaid direct and incremental transaction costs of $11.4 million incurred by PlusAI prior to, or concurrent with, the closing.

Interests of Certain PlusAI Persons in the Business Combination

In considering the recommendation of the PlusAI Board with respect to approving the Transactions, PlusAI stockholders should be aware that certain members of the PlusAI Board and certain executive officers of PlusAI have interests in the Transactions that are different from, or in addition to, the interests of PlusAI stockholders generally. These interests include, among other things:

•
Certain of PlusAI’s directors and executive officers are expected to become directors and/or executive officers of the Post-Closing Company upon the Closing. Each of David Liu, Hao Zheng and Richard Lim are expected to become directors of the Post-Closing Company, effective as of the Effective Time, and all of PlusAI’s executive officers are expected to become the executive officers of the Post-Closing Company, effective as of the Effective Time.

•
Certain of PlusAI’s directors and executive officers hold restricted stock units (“RSUs”) covering shares of PlusAI Class A common stock, which RSUs at the Effective Time will be assumed by CCIX and converted into RSUs covering shares of Post-Closing Company Class A common stock. The treatment of such equity awards in connection with the Transactions is described in the section entitled “Proposal No. 1—The Business Combination Proposal—General—Treatment of PlusAI Options, PlusAI RSUs and PlusAI Warrants.” The aggregate number of shares of PlusAI Class A common stock subject to such PlusAI RSUs held by PlusAI executive officers and directors as of December 31, 2025, is set forth in the table below.

Number of Shares of PlusAI Class A Common Stock Subject to PlusAI RSUs
Named Executive Officers	5,000,000
All Executive Officers as a Group	17,000,000
Non-Employee Directors	250,000

The vesting of the PlusAI RSUs set forth in the table above is subject to both continued service over a specified schedule and the occurrence of a liquidity event of PlusAI during a specified period. For purposes of such vesting, the consummation of the Merger will constitute the occurrence of the PlusAI liquidity event, which will enable such RSUs to vest, to the extent the service-based vesting requirement is or has been satisfied in accordance with its applicable vesting schedule.

•
In connection with the Closing, PlusAI and the Post-Closing Company may enter into new employment agreements with certain employees of PlusAI, including PlusAI executive officers, which would be expected to provide for continued employment with the Post-Closing Company on an at-will basis and include terms for base salary, target cash bonus opportunity and employee benefits, and PlusAI or the Post-Closing Company may adopt an executive change in control and severance plan or agreements and designate certain eligible employees to participate in such arrangements, including PlusAI executive officers, to become effective as of or following the Closing, as described in the sections titled “Executive Compensation — Employment Arrangements with PlusAI’s Executive Officers” and “— Potential Payments Upon Termination or Change of Control.”
•
In connection with the Closing, the Post-Closing Company is expected to adopt a new non-employee director compensation policy providing compensation to the Post-Closing Company’s non-employee directors following the Closing, subject to the approval of the Post-Closing Company Board, and which will be effective as of the date of the Effective Time, as described in the section entitled “Board of Directors and Management after the Business Combination — Non-Employee Director Compensation”.
•
The Merger Agreement provides that, following the effectiveness of the 2026 Equity Incentive Plan, a number of shares of Post-Closing Company Class A common stock will be used to grant RSUs to certain individuals selected by PlusAI who had been service providers of PlusAI as of immediately prior to the Effective Time, and who continue to be service providers through the date of grant of such RSUs. Each of the PlusAI executive officers and directors may be eligible to receive such Post-Closing Company RSUs, to the extent they are selected by PlusAI to receive such awards and subject to their continued service through the date of grant of such RSUs.
•
As of December 31, 2025, PlusAI’s non-employee directors and executive officers, together with their affiliated entities, beneficially owned, in the aggregate, approximately 36.0% of the outstanding shares of PlusAI capital stock, excluding any shares issuable upon settlement of PlusAI RSUs held by such individuals and entities. Such shares of PlusAI capital stock will be converted into the number of shares of Post-Closing Company common stock to which such holder has become entitled under the Merger Agreement at the Effective Time.

The PlusAI Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and to recommend that the PlusAI stockholders approve the Merger as described in this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Business Combination to CCIX Shareholders

The following discussion is a summary of material U.S. federal income tax considerations (1) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of CCIX Class A Ordinary Shares, CCIX Warrants and CCIX Units (each, an “CCIX Security”) of the Domestication, whereby CCIX will re-domicile in the State of Delaware (such re-domiciled company, “CCIX Delaware”), (2) for Holders of CCIX public shares that exercise their redemption rights in connection with the business combination, (3) for Holders of the ownership and disposition of Post-Closing Company Class A Common Stock and Post-Closing Company public warrants (each, a “Post-Closing Company Security”).

With respect to the ownership and disposition of securities, this discussion is limited to (1) CCIX Class A Ordinary Shares and CCIX Delaware Warrants (collectively, “CCIX Delaware Securities”) received in connection with the Domestication, (2) CCIX public shares sold pursuant to the exercise of redemption rights in connection with the business combination, and (3) Post-Closing Company Class A common stock received upon the exercise of the Post-Closing Company public warrants received by a Holder in connection with the Domestication and the Merger. This section applies only to Holders that hold their CCIX Securities, CCIX Delaware Securities and Post-Closing Company Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not address the U.S. federal income tax consequences (1) to the Sponsor or its affiliates or any other sponsor, officers or directors of CCIX, or (2) to any person holding CCIX Founder Shares, CCIX private placement units, or PlusAI capital stock. This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state, or local or non-U.S. or other jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•
banks, financial institutions or financial services entities;
•
broker-dealers;
•
taxpayers that are subject to, or who elect to apply, the mark-to-market accounting rules under Section 475 of the Code with respect to the CCIX Securities, CCIX Delaware Securities or Post-Closing Company Securities;
•
tax-exempt entities;
•
governments or agencies or instrumentalities of such governments or agencies;
•
insurance companies;
•
regulated investment companies or real estate investment trusts;
•
partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities (including S Corporations), or persons that will hold the CCIX Securities, CCIX Delaware Securities or Post-Closing Company Securities through such partnerships or pass-through entities;
•
U.S. expatriates or former long-term residents of the United States;
•
except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of CCIX’s shares or PlusAI’s shares;

•
persons that acquired their CCIX Securities, CCIX Delaware Securities or Post-Closing Company Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•
persons that hold or sell their CCIX Securities, CCIX Delaware Securities or Post-Closing Company Securities as part of a straddle, constructive sale, hedge, synthetic security, wash sale, conversion or other integrated or similar transaction or risk reduction strategy;
•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to CCIX Securities, CCIX Delaware Securities or Post-Closing Company Securities being taken into account in an “applicable financial statement” (as defined in the Code); or
•
“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership or other pass-through entity (or any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds CCIX Securities, CCIX Delaware Securities or Post-Closing Company Securities, the tax treatment of such partnership or other pass-through entity and a person treated as a partner of such partnership or owner of such other pass-through entity will generally depend on the status of the partner or owner, the activities of the partnership or other pass-through entity, and certain determinations made at the partner or owner level. Partnerships and other pass-through entities holding any CCIX Securities, CCIX Delaware Securities or Post-Closing Company Securities and persons that are treated as partners of such partnerships or owners of such other pass-through entities should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication, the exercise of redemption rights with respect to CCIX public shares and the ownership and disposition of Post-Closing Company Securities.

This discussion is based on the Code, Treasury Regulations promulgated under the Code, and judicial and administrative interpretations of the Code and Treasury Regulations promulgated under the Code, all as of the date of this proxy statement/prospectus. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described in this proxy statement/prospectus. CCIX has not sought, and does not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described in this proxy statement/prospectus. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion is only a summary of material U.S. federal income tax considerations associated with the Domestication, the exercise of redemption rights with respect to CCIX public shares and the ownership and disposition of CCIX Delaware Securities received in the Domestication or Post-Closing Company Class A common stock acquired by the exercise of Post-Closing Company public warrants received in the Domestication. Each holder should consult its own tax advisor with respect to the particular tax consequences to such holder of the Domestication, the exercise of redemption rights with respect to CCIX public shares, the ownership and disposition of CCIX Delaware Securities and the exercise of CCIX Delaware Warrants received by a holder in the Domestication, including the applicability and effects of a U.S. federal, state and local and non-U.S. tax laws. The opinion of Willkie Farr & Gallagher LLP, a copy of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part, expresses no opinion on the potential U.S. federal income tax consequences of the Domestication pursuant to Section 367 of the Code or the PFIC rules.

Because the components of a CCIX Unit are generally separable at the option of the holder, the holder of a CCIX Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying CCIX Class A Ordinary Share and CCIX Warrant components of the CCIX Unit, and the discussion below with respect to actual Holders of CCIX Class A Ordinary Shares and CCIX Warrants also should apply to holders of CCIX Units (as the deemed owners of the underlying CCIX Class A Ordinary Shares and CCIX Warrants that constitute the CCIX Units). Accordingly, the separation of a CCIX Unit into one CCIX Class A Ordinary Share and the one-quarter of one CCIX

Warrant underlying the CCIX Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of CCIX Units are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the business combination (including the exercise of any redemption rights) with respect to any CCIX Class A Ordinary Shares and CCIX Warrants held through CCIX Units (including alternative characterizations of CCIX Units).

Tax Treatment of the Domestication

Subject to the limitations set forth herein, the Domestication should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. A transaction qualifies as a reorganization within the meaning of Section 368(a) (1)(F) of the Code if it is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”).

Pursuant to the Domestication, CCIX will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing of the Merger, will be renamed “PlusAI Holdings, Inc.”

The U.S. federal income tax consequences of the Domestication to the Holders will depend primarily upon whether the Domestication qualifies as an F Reorganization. However, due to the absence of direct guidance, these results are not entirely clear. The discussion below neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any position set forth herein. CCIX has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Accordingly, each Holder of CCIX Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such Holder.

Assuming the Domestication qualifies as an F Reorganization, the Domestication should be treated for U.S. federal income tax purposes as if CCIX (1) transferred all of its assets and liabilities to CCIX Delaware in exchange for all of the outstanding stock and warrants of CCIX Delaware; and (2) then distributed such shares of stock and warrants of CCIX Delaware to the holders of securities of CCIX in liquidation of CCIX. The taxable year of CCIX will be deemed to end on the date of the Domestication.

If the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code), a Holder of CCIX Securities generally would be treated for U.S. federal income tax purposes as having exchanged its CCIX Class A Ordinary Shares for CCIX Class A Common Stock, or CCIX Warrants for CCIX Delaware Warrants, in a taxable transaction.

U.S. Holders

As used in this proxy statement/prospectus, a “U.S. Holder” is a beneficial owner of a CCIX Security, CCIX Delaware Security or a Post-Closing Company Security, as applicable, that for U.S. federal income tax purposes is, or is treated as:

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an individual who is a citizen or resident of the United States;
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a corporation that is created or organized in or under the laws of the United States or any state in the United States or the District of Columbia;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in place to be treated as a United States person.

Tax Effects of the Domestication to U.S. Holders

Generally

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of CCIX Securities generally should not recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication, except as provided below under the sections entitled “— Effects of Section 367 to U.S. Holders of CCIX Class A Ordinary Shares” and “— 5. PFIC Considerations.”

Subject to the discussion below under the section entitled “— PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code), a U.S. Holder of CCIX Securities generally would recognize gain or loss with respect to its CCIX Securities in an amount equal to the difference, if any, between the fair market value of the corresponding CCIX Delaware Securities received in the Domestication and the U.S. Holder’s adjusted tax basis in its CCIX Securities surrendered.

U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to CCIX public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “—PFIC Considerations”: (1) the tax basis of a share of CCIX Class A Common Stock or CCIX Delaware Warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the CCIX Class A Ordinary Share or CCIX Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (2) the holding period for a share of CCIX Class A Common Stock or CCIX Delaware Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the CCIX Class A Ordinary Share or CCIX Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code), the U.S. Holder’s basis in the CCIX Class A Common Stock and CCIX Delaware Warrant would be equal to the sum of the fair market value of such CCIX Class A Common Stock and CCIX Delaware Warrant on the date of the Domestication, and such U.S. Holder’s holding period for such CCIX Class A Common Stock and CCIX Delaware Warrant would begin on the day following the date of the Domestication. Holders who hold different blocks of CCIX Securities (generally, CCIX Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above is general in nature and does not specifically address all of the consequences to U.S. Holders who hold different blocks of CCIX Securities.

Effects of Section 367 to U.S. Holders of CCIX Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “— PFIC Considerations,” Section 367(b) of the Code and the Treasury Regulations promulgated thereunder impose U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication, including any such U.S. Holders exercising redemption rights.

U.S. Holders Who Own Ten Percent or More (By Vote or Value) of CCIX Shares. Subject to the discussion below under the section entitled “— PFIC Considerations,” a 10% U.S. Shareholder on the date of the Domestication must include in income as a deemed dividend deemed paid by CCIX the “all earnings and profits amount” attributable to the CCIX Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of CCIX Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its CCIX Class A Ordinary Shares is the net positive earnings and profits of CCIX attributable to such CCIX Class A Ordinary Shares (each as determined under Treasury Regulations under Section 367(b) of the Code) but without regard to any gain that would be realized on a sale or exchange of such CCIX Class A Ordinary Shares. Treasury Regulations under Section 367(b) of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations under the Code provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

CCIX does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If CCIX’s cumulative net earnings and profits through the date of the Domestication are less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its CCIX Class A Ordinary Shares. However, the determination of earnings and profits is complex and may be impacted by numerous factors (including matters discussed in this proxy statement/prospectus). It is possible that the amount of CCIX’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by CCIX under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such deemed dividend is expected to be treated as foreign-source income for U.S. federal income tax purposes, and is not expected to be eligible for preferential tax rates because CCIX is expected to be treated as a PFIC.

U.S. Holders Who Own Less Than 10% (By Vote or Value) of CCIX Shares. Subject to the discussion below under the section entitled “— PFIC Considerations,” a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose CCIX Class A Common Stock has a fair market value of $50,000 or more on the date of the Domestication will recognize gain (but not loss) with respect to the CCIX Class A Common Stock received in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder’s CCIX Class A Ordinary Shares as described below.

Subject to the discussion below under the section entitled “— PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to CCIX Class A Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such CCIX Class A Common Stock over the U.S. Holder’s adjusted tax basis in the CCIX Class A Ordinary Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of CCIX Class A Ordinary Shares (generally, CCIX Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend deemed paid by CCIX the “all earnings and profits amount” attributable to its CCIX Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

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a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

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a complete description of the Domestication;
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a description of any stock, securities or other consideration transferred or received in the Domestication;
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a statement describing the amounts required to be taken into account for U.S. federal income tax purposes; and
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a statement that the U.S. Holder is making the election described in Treasury Regulations Section 1.367(b)-3(c)(3), which must include (1) a copy of the information that the U.S. Holder received from CCIX (or the Post-Closing Company) establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s CCIX Class A Ordinary Shares and (2) a representation that the U.S. Holder has notified CCIX (or CCIX Delaware or the Post-Closing Company) that the U.S. Holder is making the election described in Treasury Regulations Section 1.367(b)-3(c)(3); and
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certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return (including extensions, if any) for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to CCIX or CCIX Delaware no later than the date such tax return is filed. In connection with this election, CCIX Delaware will reasonably cooperate with U.S. Holders of CCIX Class A Ordinary Shares, upon written request, to make available to such requesting U.S. Holders information regarding CCIX’s earnings and profits.

CCIX does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that CCIX had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described in this proxy statement/prospectus could have an “all earnings and profits amount” with respect to its CCIX Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by CCIX under applicable Treasury Regulations as a result of the Domestication. Any such deemed dividend is expected to be treated as foreign-source income for U.S. federal income tax purposes, and is not expected to be eligible for preferential tax rates because CCIX is expected to be treated as a PFIC.

Each U.S. Holder is urged to consult its tax advisor regarding the consequences to it of making an election to include in income the “all earnings and profits amount” attributable to its CCIX Class A Ordinary Shares under Section 367(b) of the Code and the appropriate filing requirements with respect to such election.

A U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose CCIX Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required by Section 367(b) of the Code and the Treasury Regulations promulgated thereunder to recognize any gain or loss or include any part of the “all earnings and profits amount” in income in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “— PFIC Considerations.”

Tax Consequences for U.S. Holders of CCIX Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described above under the section entitled “— Effects of Section 367 to U.S. Holders of CCIX Class A Ordinary Shares — U.S. Holders Who Own 10 Percent or More (By Vote or Value) of CCIX Shares” relating to a U.S. Holder’s ownership of CCIX Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the considerations described below under the section entitled “— PFIC Considerations” relating to the PFIC rules, a U.S. Holder of CCIX Warrants should not be subject to U.S. federal income tax with respect to the exchange of CCIX Warrants for CCIX Delaware Warrants in the Domestication.

All U.S. Holders are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion above under the section entitled “— Effects of Section 367 to U.S. Holders of CCIX Class A Ordinary Shares”), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if CCIX is considered a PFIC.

Definition of a PFIC. A foreign (i.e., non-United States) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (1) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (2) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies to the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

PFIC Status of CCIX. Based upon the composition of its income and assets, and upon a review of its financial statements, CCIX believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for each taxable year thereafter, including the taxable year which ends as a result of the Domestication.

Effects of PFIC Rules on the Domestication. Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” (which would generally include a CCIX Warrant) to acquire the stock of a PFIC as stock of the PFIC, exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive proposed effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of CCIX Class A Ordinary Shares and CCIX Warrants as a result of the Domestication if:

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CCIX were classified as a PFIC at any time during such U.S. Holder’s holding period in such CCIX Class A Ordinary Shares or CCIX Warrants; and

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the U.S. Holder had not timely made (1) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such CCIX Class A Ordinary Shares or in which CCIX was a PFIC, whichever is later (or a QEF Election along with a purging election), or (2) an MTM Election (as defined below) with respect to such CCIX Class A Ordinary Shares. Under current law, neither a QEF Election nor an MTM Election can be made with respect to warrants (including CCIX Warrants).

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of CCIX. Under these rules (the “excess distributions regime”):

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the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s CCIX Class A Ordinary Shares or CCIX Warrants;
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the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which CCIX was a PFIC, will be taxed as ordinary income;
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the amount of gain allocated to other taxable years (or portions of such taxable years) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
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an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

The proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by CCIX, the gain realized on the transfer is taxable as an excess distribution under the excess distribution regime, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under the excess distribution regime is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “— Effects of Section 367 to U.S. Holders of CCIX Class A Ordinary Shares.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of CCIX Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their CCIX Class A Ordinary Shares and CCIX Warrants under the excess distribution regime in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its CCIX Class A Ordinary Shares is referred to in this proxy statement/prospectus as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to in this proxy statement/prospectus as a “Non-Electing Shareholder.”

As discussed above, proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include a CCIX Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that neither a QEF Election nor an MTM Election (as defined below) may be made with respect to options. Therefore, it is possible that the proposed Treasury Regulations, if finalized in their current form, would apply to cause gain recognition on the exchange of CCIX Warrants for CCIX Delaware Warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of CCIX Class A Ordinary Shares or a U.S. Holder of CCIX Warrants as a result of the Domestication pursuant to the PFIC rules would be taxable income to such U.S. Holder and taxed under the excess distribution regime in the manner set forth above, with no corresponding receipt of cash.

As noted above, if CCIX is considered a PFIC, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization, and, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the excess distribution regime in the manner set forth above.

All U.S. Holders are urged to consult their tax advisors regarding the effects of the PFIC Rules on the Domestication, including the impact of any proposed or final Treasury Regulations.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of CCIX Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat CCIX as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of CCIX Class A Ordinary Shares during which CCIX qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s CCIX Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its CCIX Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its CCIX Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to its CCIX Class A Ordinary Shares is contingent upon, among other things, the provision by CCIX of a “PFIC Annual Information Statement” to such U.S. Holder.

CCIX or the Post-Closing Company (as applicable) will endeavor to provide a requesting U.S. Holder such information the IRS may require, including a PFIC Annual Information Statement, for making or maintaining a QEF Election (or making a QEF Election along with a purging election) for CCIX’s taxable year that ends on the date of the Domestication (and prior taxable years), but there is no assurance that CCIX or the Post-Closing Company will timely provide such required information. As discussed above, a U.S. Holder is not able to make a QEF Election with respect to CCIX Warrants under current law. An Electing Shareholder generally would not be subject to the excess distribution regime discussed above with respect to their CCIX Class A Ordinary Shares. As a result, an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “— 3. Effects of Section 367 to U.S. Holders of CCIX Class A Ordinary Shares,” and subject to the discussion above under “— Tax Effects of the Domestication to U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of CCIX, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of CCIX Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may elect to mark such stock to its market value each taxable year if such stock is “marketable stock,” generally, stock that is regularly traded on a stock exchange that is registered with the SEC, including the Nasdaq. No assurance can be given that CCIX Class A Ordinary Shares are considered to be marketable stock for purposes of the MTM Election for any taxable year or whether the other requirements of this election are satisfied. If such an election is available and has been made, such Electing Shareholder generally would not be subject to the excess distributions regime discussed above with respect to their CCIX Class A Ordinary Shares in connection with the Domestication. Instead, in general, such Electing Shareholder will include as ordinary income each year the excess, if any, of the fair market value of its CCIX Class A Ordinary Shares at the end of its taxable year over its adjusted tax basis in its CCIX Class A Ordinary Shares. The Electing Shareholder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its CCIX Class A Ordinary Shares over the fair market value of its CCIX Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM

Election). The Electing Shareholder’s tax basis in its CCIX Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its CCIX Class A Ordinary Shares will be treated as ordinary income (and any further loss recognized on such sale or disposition in excess of the net amount previously included in income as a result of the MTM Election would be capital loss). However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the CCIX Class A Ordinary Shares in which CCIX is a PFIC, then the excess distribution regime discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, CCIX Class A Ordinary Shares, including in connection with the Domestication. Under current law, an MTM Election is not available with respect to warrants, including the CCIX Warrants.

The rules dealing with PFICs are very complex and are impacted by various factors in addition to those described above, including the application of the rules addressing overlaps in the PFIC rules and the Section 367(b) rules and the rules relating to Controlled Foreign Corporations. All U.S. Holders of CCIX Securities are urged to consult their tax advisors regarding the consequences to them of the PFIC rules, including whether a QEF Election (or a QEF Election along with a purging election), an MTM election or any other election is available and whether and how any overlap rules apply, and the consequences to them of any such election or overlap rule and the impact of any proposed or final PFIC Treasury Regulations.

Tax Effects to U.S. Holders of Exercising Redemption Rights

Generally

The U.S. federal income tax consequences to a U.S. Holder of CCIX public shares that exercises its redemption rights with respect to its CCIX public shares will depend on whether the redemption qualifies as a sale of under Section 302 of the Code. If the redemption qualifies as a sale of shares by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “— Taxation of Redemption Treated as a Sale.” If the redemption does not qualify as a sale of shares, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “— Taxation of Redemption Treated as a Distribution.”

Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of the Post-Closing Company Class A common stock treated as held by the redeemed U.S. Holder before and after the redemption (including any shares treated as constructively owned by the U.S. Holder as a result of owning CCIX Warrants and any shares that a U.S. Holder would directly or indirectly acquire pursuant to the business combination) relative to all of the stock of the Post-Closing Company outstanding both before and after the redemption. The redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in the Post-Closing Company or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares actually owned by the U.S. Holder, but also shares that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares that the holder has a right to acquire by exercise of an option, which would generally include shares which could be acquired pursuant to the exercise of Post-Closing Company public warrants. Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the business combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of the Post-Closing Company’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares must, among other requirements, be less than 80% of the percentage of CCIX’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (determined based on reduction in voting power, and taking into account redemptions by other holders and possibly the Post-Closing Company stock to be issued pursuant to the business combination). There will be a complete termination of a U.S. Holder’s interest in the Post-Closing Company if either (1) all of the shares actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares (including any stock constructively owned by the U.S. Holder as a result of owning CCIX Warrants). The redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Post-Closing Company. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in the Post-Closing Company will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares generally will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “—Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Post-Closing Company Class A common stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its Post-Closing Company public warrants or possibly in other Post-Closing Company Class A common stock constructively owned by it.

U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication (discussed further above).

U.S. Holders who actually or constructively own at least five percent by vote or value (or, if Post-Closing Company Class A common stock is not then publicly traded, at least one percent by vote or value) or more of the total outstanding Post-Closing Company Class A common stock may be subject to special reporting requirements with respect to a redemption of shares, and such holders should consult with their tax advisors with respect to their reporting requirements.

Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares is treated as a corporate distribution, as discussed above under the section entitled “— Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from the Post-Closing Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of the Post-Closing Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares. Any remaining excess will be treated as gain realized on the sale of shares and will be treated as described below under the section entitled “— Taxation of Redemption Treated as a Sale.”

Taxation of Redemption Treated as a Sale

If the redemption of a U.S. Holder’s shares is treated as a sale, as discussed above under the section entitled “— Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. Holders who hold different blocks of shares (including as a result of holding different blocks of CCIX Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS.

Tax Consequences of Ownership and Disposition of Post-Closing Company Securities

Taxation of Distributions

In general, distributions of cash or other property to U.S. Holders of Post-Closing Company Class A common stock (other than certain distributions of the Post-Closing Company Class A common stock or rights to acquire the Post-Closing Company Class A common stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from the Post-Closing Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Post-Closing Company Class A common stock. Any remaining excess generally will be treated as gain realized on the sale or other disposition of the Post-Closing Company Class A common stock, as described below under the section entitled “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities.”

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividend income” subject to tax at reduced rates applicable to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities

Upon a sale or other taxable disposition of Post-Closing Company Securities (which, in general, would include a redemption of Post-Closing Company public warrants that is treated as a sale of such warrants as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Post-Closing Company Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Post-Closing Company Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Post-Closing Company Securities so disposed of. See the section entitled “— Tax Effects of the Domestication to U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its securities following the Domestication. See the section entitled “— Exercise, Lapse or Redemption of Post-Closing Company Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Post-Closing Company Class A common stock acquired pursuant to the exercise of a Post-Closing Company public warrant.

Exercise, Lapse or Redemption of Post-Closing Company Public Warrants

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Post-Closing Company Class A common stock upon exercise of Post-Closing Company public warrants for cash. The U.S. Holder’s tax basis in the shares of Post-Closing Company Class A common stock received upon exercise of the Post-Closing Company public warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Post-Closing Company public warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the Post-Closing Company Class A common stock received upon exercise of the Post-Closing Company public warrants will begin on the date following the date of exercise or on the date of exercise of the Post-Closing Company public warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Post-Closing Company public warrants. If any Post-Closing Company public warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed Post-Closing Company public warrants.

The tax consequences of a cashless exercise of Post-Closing Company public warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. If the cashless exercise is not taxable, a U.S. Holder’s basis in the Post-Closing Company Class A common stock received would equal the U.S. Holder’s basis in the Post-Closing Company public warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Post-Closing Company Class A common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Post-Closing Company public warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Post-Closing Company public warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Post-Closing Company Class A common stock would include the holding period of the Post-Closing Company public warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Post-Closing Company public warrants equal to the number of shares of Post-Closing Company Class A common stock having a value equal to the exercise price for the total number of Post-Closing Company public warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss with respect to the Post-Closing Company public warrants deemed surrendered in an amount equal to the difference between the fair market value of the Post-Closing Company Class A common stock that would have been received in a regular exercise of the Post-Closing Company public warrants deemed surrendered and the U.S. Holder’s tax basis in the Post-Closing Company public warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Post-Closing Company Class A common stock received would equal the sum of the U.S. Holder’s tax basis in the Post-Closing Company public warrants deemed exercised and the aggregate exercise price of such Post-Closing Company public warrants. It is unclear whether a U.S. Holder’s holding period for the Post-Closing Company Class A common stock would commence on the date following the date of exercise or on the date of exercise of the Post-Closing Company public warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Post-Closing Company public warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Post-Closing Company Class A common stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If the Post-Closing Company redeems Post-Closing Company public warrants for cash or if it purchases Post-Closing Company public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities.”

Possible Constructive Distributions

Consistent with the CCIX Warrants, the terms of each Post-Closing Company public warrant will provide for an adjustment to the number of shares of Post-Closing Company Class A common stock for which the Post-Closing Company public warrant may be exercised or to the exercise price of the Post-Closing Company public warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of the Post-Closing Company public warrants would, however, be treated as receiving a constructive distribution from the Post-Closing Company if, for example, the adjustment increases the U.S. Holder’s proportionate interest in the Post-Closing Company’s assets or earnings and profits (for example, through an increase in the number of shares of Post-Closing Company Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the Post-Closing Company public warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of the Post-Closing Company stock, or as a result of the issuance of a stock dividend to holders of shares of the Post-Closing Company stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution generally would be subject to tax as described above under the section entitled “— Taxation of Distributions” in the same manner as if the U.S. Holders of the Post-Closing Company public warrants received a cash distribution from the Post-Closing Company equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

Payments of dividends on and the proceeds from a sale or other disposition of Post-Closing Company Securities will be subject to information reporting to the IRS and U.S. backup withholding on such payments may be possible. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

As used in this proxy statement/prospectus, a “Non-U.S. Holder” is a beneficial owner of a CCIX Security or Post-Closing Company Security, as applicable, who or that for U.S. federal income tax purposes is, or is treated as:

•
a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;
•
a foreign corporation; or
•
an estate or trust that is not a U.S. Holder.

Tax Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of CCIX Securities unless the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code) and such Non-U.S. Holder holds its CCIX Securities in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States) or is a nonresident alien individual who is physically present in the United States for at least 183 days during that individual’s taxable year in which the Domestication occurs and meets certain other requirements. Non-U.S. Holders will own stock and warrants of a U.S. corporation, i.e., the Post-Closing Company, rather than a non-U.S. corporation, i.e., CCIX, after the Domestication.

Non-U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. All Non-U.S. Holders considering exercising redemption rights with respect to CCIX Class A Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of CCIX Class A Ordinary Shares that exercises its redemption rights will depend on whether the redemption qualifies as a sale of shares redeemed, as described above under “U.S. Holders — Tax Effects to U.S. Holders of Exercising Redemption Rights — Generally.” The U.S. federal income tax consequences to the Non-U.S. Holder will be as described below under “— Tax Consequences of Ownership and Disposition of Post-Closing Company Securities — Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities.” If the redemption does not qualify as a sale of Post-Closing Company Class A common stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described below under “— Tax Consequences of Ownership and Disposition of Post-Closing Company Securities — Taxation of Distributions.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s Post-Closing Company Class A common stock, unless (1) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (2) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “U.S. Holders — Tax Effects to U.S. Holders of Exercising Redemption Rights — Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Tax Consequences of Ownership and Disposition of Post-Closing Company Securities

Taxation of Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of the Post-Closing Company stock or rights to acquire the Post-Closing Company stock) made to a Non-U.S. Holder of shares of Post-Closing Company Class A common stock, to the extent paid out of the Post-Closing Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the Post-Closing Company (or another applicable withholding agent) will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Post-Closing Company Class A common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Post-Closing Company Class A common stock, which will be treated as described below under the section entitled “— Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities.” If the Post-Closing Company determines that it is likely to be classified as a “United States real property holding corporation” (see the section entitled “— Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities” below), the applicable withholding agent may be required to withhold 15% of any distribution that exceeds the Post-Closing Company’s current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower rate provided in an applicable tax treaty).

Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Post-Closing Company Securities, including an expiration or redemption of the Post-Closing Company public warrants as described below under the section entitled “— Exercise, Lapse or Redemption of Post-Closing Company Public Warrants,” or a redemption of Post-Closing Company Class A common stock that is treated as a sale of shares as described above under the section entitled “— Tax Effects to Non-U.S. Holders of Exercising Redemption Rights,” unless:

•
the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States);
•
such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or
•
the Post-Closing Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable Post-Closing Company Security being disposed of.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30% (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established market, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates, and a buyer of such Post-Closing Company Security or the Post-Closing Company may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition or redemption.

Based on the nature of the business and activities of PlusAI, it generally is not expected that the Post-Closing Company would be a United States real property holding corporation after the Domestication or immediately after the business combination is completed. However, neither CCIX nor the Post-Closing Company has undertaken a formal analysis of the Post-Closing Company’s possible status as a United States real property holding corporation. Such determination is factual in nature and subject to change. Accordingly, no assurance can be provided as to whether the Post-Closing Company would be treated as a United States real property holding corporation in any taxable year.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any loss recognized on a sale, taxable exchange or other taxable disposition of its Post-Closing Company Securities.

Exercise, Lapse or Redemption of Post-Closing Company Public Warrants

A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Post-Closing Company Class A common stock upon exercise of Post-Closing Company public warrants for cash. The Non-U.S. Holder’s tax basis in the share of Post-Closing Company Class A common stock received upon exercise of Post-Closing Company public warrants generally will be an amount equal to the sum of the Non-U.S. Holder’s tax basis in such Post-Closing Company public warrants and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the Post-Closing Company Class A common stock received upon exercise of the Post-Closing Company public warrants will begin on the date following the date of exercise or on the date of exercise of the Post-Closing Company public warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the Post-Closing Company public warrants. If any Post-Closing Company public warrants are allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in such lapsed Post-Closing Company public warrants and generally will be taxed as described above under “— Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities.”

Consistent with the CCIX Warrants, the Post-Closing Company public warrants may be exercised on a cashless basis in certain circumstances. The U.S. federal income tax characterization of a cashless exercise of Post-Closing Company public warrants are not clear under current tax law. A cashless exercise may not be a taxable exchange, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. If the cashless exercise is not taxable, a Non-U.S. Holder’s tax basis in the Post-Closing Company Class A common stock received would equal the Non-U.S. Holder’s tax basis in the Post-Closing Company public warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the Post-Closing Company Class A common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Post-Closing Company public warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Post-Closing Company public warrants exercised therefor.

If the cashless exercise were treated as a recapitalization, the holding period of the Post-Closing Company Class A common stock would include the holding period of the Post-Closing Company public warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of Post-Closing Company public warrants equal to the number of shares of Post-Closing Company Class A common stock having a value equal to the exercise price for the total number of Post-Closing Company public warrants to be exercised. In such case, the Non-U.S. Holder would recognize capital gain or loss with respect to the Post-Closing Company public warrants deemed surrendered in an amount equal to the difference between the fair market value of the Post-Closing Company Class A common stock that would have been received in a regular exercise of the Post-Closing Company public warrants deemed surrendered and the Non-U.S. Holder’s tax basis in the Post-Closing Company public warrants deemed surrendered. Any gain or loss recognized by a Non-U.S. Holder generally will be taxed as described above in “— Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities.” It is unclear whether a Non-U.S. Holder’s holding period for the Post-Closing Company Class A common stock would commence on the date following the date of exercise or on the date of exercise of the Post-Closing Company public warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the Post-Closing Company public warrants exercised therefor.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the Post-Closing Company Class A common stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If the Post-Closing Company redeems Post-Closing Company public warrants for cash or if Post-Closing Company purchases Post-Closing Company public warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “— Sale, Taxable Exchange or Other Taxable Disposition of Post-Closing Company Securities.”

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of Post-Closing Company public warrants.

Possible Constructive Distributions

Similar with the CCIX Warrants, the terms of each Post-Closing Company public warrant will provide for an adjustment to the number of shares of Post-Closing Company Class A common stock for which the Post-Closing Company public warrant may be exercised or to the exercise price of the Post-Closing Company public warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. A Non-U.S. Holder of the Post-Closing Company public warrants would, however, be treated as receiving a constructive distribution from the Post-Closing Company if, for example, the adjustment increases the Non-U.S. Holder’s proportionate interest in the Post-Closing Company’s assets or earnings and profits (for example, through an increase in the number of shares of Post-Closing Company Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the Post-Closing Company public warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Post-Closing Company stock, or as a result of the issuance of a stock dividend to holders of shares of Post-Closing Company stock, in each case, which is taxable to the holders of such stock as a distribution. Any constructive distribution treated as received by a Non-U.S. Holder generally would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a corporate distribution from Post-Closing Company equal to the fair market value of such increased interest without any corresponding receipt of cash, the U.S. federal income tax consequences of which are described above under “— Taxation of Distributions.”

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of Post-Closing Company Securities. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the Merger to U.S. and Non-U.S. Holders (each as defined below, and together, “Holders”) of PlusAI Class A common stock who exchange in the Merger such shares of PlusAI Class A common stock for (1) Post-Closing Company Class A common stock in the Merger and (2) a contingent right to receive Earnout Shares that are shares of Post-Closing Company Class A common stock (an “Earnout Right”). This summary is based upon current provisions of the Code, existing Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to PlusAI stockholders from the following summary. This discussion assumes that the Merger will be consummated in accordance with the Merger Agreement and as described in this proxy statement/prospectus.

This discussion applies only to stockholders who hold their PlusAI Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not purport to address all U.S. federal income tax consequences relevant to Holders of PlusAI Class A common stock. In addition, it does not address consequences relevant to PlusAI stockholders that are subject to particular U.S. or non-U.S. tax rules, including, without limitation, to PlusAI stockholders that are:

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brokers, dealers or traders in securities; banks; insurance companies; other financial institutions; mutual funds;
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real estate investment trusts; regulated investment companies;
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tax-exempt organizations or governmental organizations;
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pass-through entities such as partnerships, S corporations, disregarded entities for U.S. federal income tax purposes (and investors therein);
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persons who are subject to the alternative minimum tax provisions of the Code;
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persons who hold or sell their PlusAI Class A common stock as part of a hedge, wash sale, constructive sale, synthetic security, conversion transaction, or other integrated transaction or risk reduction strategy;
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PlusAI U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar;
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traders in securities who elect to apply a mark-to-market method of accounting;
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persons who elect to apply the provisions of Section 1400Z-2 of the Code to any gains realized in the Merger;
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persons who directly or constructively own five percent or more of PlusAI Class A common stock (except as described below);
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controlled foreign corporations, passive foreign investment companies (and investors therein);
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persons holding PlusAI Class A common stock in connection with a trade or business conducted outside the U.S.;
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persons subject to special tax accounting rules as a result of any item of gross income with respect to PlusAI Class A common stock being taken into account in an “applicable financial statement” (as defined in the Code);

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persons who acquired their shares of PlusAI Class A common stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments;
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persons who acquired their shares of PlusAI Class A common stock upon conversion of SAFEs, indebtedness or warrants; and
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certain expatriates or former citizens or long-term residents of the United States.

PlusAI stockholders, including in particular those subject to special U.S. or non-U.S. tax rules that are described in the list above, are urged to consult their own tax advisors regarding the consequences to them of the Merger.

If a partnership or other pass-through entity (or any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds PlusAI Class A common stock, the tax treatment of such partnership or other pass-through entity and a person treated as a partner of such partnership or owner of such other pass-through entity will generally depend on the status of the partner or owner, the activities of the partnership or other pass-through entity and certain determinations made at the partner or owner level. Partnerships and other pass-through entities holding any PlusAI Class A common stock and persons that are treated as partners of such partnerships or owners of such other pass-through entities should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Merger.

In addition, the following discussion does not address: (1) the tax consequences of transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, any transactions in which shares of Post-Closing Company Class A common stock are acquired or disposed of other than in exchange for shares of PlusAI Class A common stock in the Merger; (2) the tax consequences to Holders of PlusAI Class B common stock, PlusAI SAFEs, convertible debt issued by PlusAI, PlusAI RSUs, PlusAI options or PlusAI warrants; (3) the tax consequences of the ownership of shares of Post-Closing Company Class A common stock following the Merger; (4) any U.S. federal non-income tax consequences of the Merger, including estate or gift tax consequences; (5) any state, local, non-U.S. or other tax consequences of the Merger; (6) the Medicare contribution tax on net investment income; or (7) any payment to any holders of Dissenting Shares.

Definitions of “PlusAI U.S. Holder” and “PlusAI Non-U.S. Holder”

For purposes of this discussion, a “PlusAI U.S. Holder” is a beneficial owner of PlusAI Class A common stock that for U.S. federal income tax purposes is, or is treated as:

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an individual who is a citizen or resident of the United States;
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a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
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a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person; or
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an estate, the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “PlusAI Non-U.S. Holder” is a beneficial owner (not including a partnership) of PlusAI Class A common stock that for U.S. federal income tax purposes is, or is treated as:

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a non-resident alien individual, other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates;

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a foreign corporation; or
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an estate or trust that is not a U.S. Holder.

but does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of a Merger and whether you are treated as a resident for U.S. federal income tax purposes.

ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

General

Each of PlusAI and CCIX intends for the Merger, taken together as an integrated transaction, to qualify as a single “reorganization” pursuant to Section 368(a) of the Code. PlusAI and CCIX cannot guarantee that the IRS will not challenge the intended tax treatment of the Merger, and that such a challenge will not be successful. None of PlusAI, CCIX, Merger Sub I, or Merger Sub II intend to obtain a ruling from the IRS with respect to the tax consequences of the Merger. Further, the closing of the Merger is not conditioned upon obtaining an opinion from counsel that the Merger will qualify as a reorganization. Accordingly, no assurance can be given that the IRS will not challenge the Merger’s qualification as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge.

The following discussion assumes that the Earnout Right will be treated as consideration that can be received on a tax-deferred basis under the reorganization provisions of the Code, as opposed to taxable “boot.” If the Earnout Right is treated as taxable “boot,” the tax consequences described below could be materially different, including that both PlusAI U.S. Holders and PlusAI Non-U.S. Holders would be required to recognize gain or loss with respect to the Earnout Right, and PlusAI Non-U.S. Holders would be subject to withholding. Holders of PlusAI Class A common stock should consult their own tax advisors as to the consequences of the possible receipt of any Earnout Right, including the application of the installment sale rules.

Consequences to Holders of PlusAI Class A Common Stock if the Merger Qualifies as a Reorganization

Assuming the Merger qualifies as a “reorganization” under Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger to Holders of PlusAI Class A common stock are as follows:

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other than as described below relating to imputed interest, Holders of PlusAI Class A common stock will not recognize gain or loss upon the exchange of their PlusAI Class A common stock for Post-Closing Company Class A common stock and the Earnout Right in the Merger. Holders of PlusAI Class A common stock will obtain a basis in the Post-Closing Company Class A common stock they receive in the Merger (other than Earnout Shares that are treated as imputed interest, as described below) equal to their basis in the PlusAI common stock exchanged therefor. For this purpose, IRS guidance indicates that at the time of the Merger, the Holders of PlusAI Class A common stock should be treated as receiving the maximum number of Earnout Shares they could receive under the terms of the Merger Agreement, and that adjustments to each Holder’s tax basis in shares of Post-Closing Company Class A common stock actually received should be made if the maximum number of Earnout Shares ultimately is not issued. Except to the extent of Earnout Shares treated as imputed interest (as described below), the holding period of the shares of Post-Closing Company Class A common stock received by a Holder of PlusAI Class A common stock in the Merger will include the holding period of the shares of PlusAI Class A common stock surrendered in exchange therefor;
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if a Holder of PlusAI Class A common stock acquired different blocks of shares of PlusAI Class A common stock at different times or at different prices, such Holder should consult its own tax advisor regarding the manner in which its basis and holding period should be allocated among its Post-Closing Company Class A common stock in light of its specific circumstances; and

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a portion of the Earnout Shares (if any) actually received by a Holder of PlusAI Class A common stock six months or more after the Closing should be characterized as ordinary interest income for U.S. federal income tax purposes, even though there will not be any corresponding receipt of cash. A Holder’s tax basis in that portion of the Earnout Shares should be equal to the fair market value thereof on the date of receipt, and the Holder’s holding period for those Earnout Shares (or portions thereof) should begin on the day following receipt.

Consequences to PlusAI U.S. Holders if the Merger Does Not Qualify as a Reorganization

If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, then each PlusAI U.S. Holder will be treated as exchanging his, her or its PlusAI Class A common stock in a fully taxable transaction in exchange for Post-Closing Company Class A common stock and the Earnout Right. PlusAI U.S. Holders generally will recognize capital gain or loss in such exchange equal to the difference between (1) the fair market value of the Post-Closing Company Class A common stock and Earnout Right received in the Merger (subject to the potential application of the “installment method” to the Earnout Right) and (2) such U.S. Holder’s tax basis in the PlusAI Class A common stock surrendered in the Merger. Gain or loss must be calculated separately for shares of PlusAI Class A common stock acquired by PlusAI U.S. Holders at different times for different prices and exchanged by such PlusAI U.S. Holder in connection with the Merger. Any gain or loss recognized generally would be long-term capital gain or loss if the PlusAI U.S. Holder’s holding period in a particular block of PlusAI Class A common stock exceeds one year at the time of the Merger. Long-term capital gain of non-corporate PlusAI U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. The aggregate tax basis of a PlusAI U.S. Holder in the Post-Closing Company Class A common stock and Earnout Right received in the Merger will equal its fair market value at the Effective Time, and the holding period of Post-Closing Company Class A common stock received in the Merger will begin on the day after the consummation of the Merger.

Consequences to PlusAI Non-U.S. Holders if the Merger Does Not Qualify as a Reorganization

If the Merger does not qualify as a reorganization under Section 368(a) of the Code, PlusAI Non-U.S. Holders will generally not be subject to U.S. federal income tax in connection with the Merger, except to the extent described below.

If gain recognized upon the exchange of the PlusAI Non-U.S. Holder’s shares of PlusAI Class A common stock for shares of Post-Closing Company Class A common stock is effectively connected with the PlusAI Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the PlusAI Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable), such gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. Holders. A PlusAI Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. In addition, if PlusAI is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the PlusAI Non-U.S. Holder held PlusAI Class A common stock, any gain recognized by such Non-U.S. Holder with respect to such Non-U.S. Holder’s PlusAI Class A common stock as a result of the Merger would generally be subject to tax at applicable U.S. federal income tax rates and a U.S. federal withholding tax could apply. However, PlusAI believes that it is not, and has not been at any time since its formation, a United States real property holding corporation and neither PlusAI nor the Post-Closing Company expects to be a United States real property holding corporation immediately after the business combination is completed.

Notwithstanding the foregoing, a PlusAI Non-U.S. Holder may be subject to U.S. federal income tax (and withholding with respect thereto) for any Earnout Shares treated as imputed interest.

Information Reporting for PlusAI U.S. Holders

Each PlusAI U.S. Holder who receives shares of Post-Closing Company Class A common stock in the Merger is required to retain permanent records pertaining to the Merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all shares of PlusAI Class A common stock that are exchanged in the Merger, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. PlusAI U.S. Holders who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of PlusAI or securities of PlusAI with a basis of $1.0 million or more, are required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the PlusAI U.S. Holder’s tax basis in such Holder’s PlusAI Class A common stock or securities surrendered in the Merger, the fair market value of such stock or securities, the date of the Merger and the name and employer identification number of each of PlusAI and the Post-Closing Company. PlusAI U.S. Holders are urged to consult with their own tax advisors to comply with these rules.

THIS SUMMARY DOES NOT TAKE INTO ACCOUNT YOUR PARTICULAR CIRCUMSTANCES AND DOES NOT ADDRESS CONSEQUENCES THAT MAY BE PARTICULAR TO YOU, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS. THEREFORE, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR CONSEQUENCES OF THE MERGER TO YOU.

Expected Accounting Treatment of the Transactions

We expect the Transactions to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CCIX is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Post-Closing Company will represent a continuation of the financial statements of PlusAI with the Transactions treated as the equivalent of PlusAI issuing shares for the net assets of CCIX, accompanied by a recapitalization. The net assets of CCIX will be stated at historical cost as of the Merger date, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of PlusAI in future reports of the Post-Closing Company.

PlusAI is expected to be the accounting acquirer based on evaluation of the following facts and circumstances regardless of the level of redemptions from the Trust account of CCIX:

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PlusAI stockholders will have a relative majority of the voting power of the Post-Closing Company;
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the Post-Closing Company Board will have seven members, and PlusAI stockholders will have the ability to nominate five of the members of the board of directors;
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PlusAI’s senior management will comprise all of the senior management roles of the Post-Closing Company and be responsible for the day-to-day operations;
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the Post-Closing Company will assume the PlusAI name and be renamed as Plus Automation, Inc.; and
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the intended strategy and operations of the Post-Closing Company will continue PlusAI’s current strategy and operations to deploy autonomous driving intelligence at global scale to create lasting value for the commercial trucking ecosystem by enhancing safety and lowering the cost of freight transportation.

The Earnout Shares are expected to be classified as equity on the balance sheet. The impact of the Earnout Shares is not expected to be material on the future results of operations of the Post-Closing Company.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Second Request within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time.

Each of CCIX and PlusAI filed a Notification and Report Form with the FTC and the Antitrust Division in connection with the Transactions on July 7, 2025. The initial 30-day waiting period therefore expired at 11:59 p.m., Eastern time, on August 6, 2025.

At any time before or after consummation of the Transactions, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither CCIX nor PlusAI is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required

The approval of the business combination proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCIX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting and broker non-votes with regard to the business combination proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the business combination proposal. Additionally, the business combination will not be consummated if CCIX has less than $5,000,001 of net tangible assets after taking into account the holders of CCIX public shares that properly demanded that CCIX redeem their shares for their pro rata share of the trust account.

Consummation of the business combination proposal is conditioned on the approval of each of the other condition precedent proposals. If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the business combination proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026), be approved, ratified and confirmed in all respects.”

Recommendation of the CCIX Board

THE CCIX BOARD UNANIMOUSLY RECOMMENDS THAT CCIX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

Proposal No. 2 — The domestication proposal

Overview

Assuming each of the business combination proposal, organizational documents proposal, stock issuance proposal, incentive plan proposal, ESPP proposal and director election proposal, is approved, CCIX is seeking shareholder approval of the domestication proposal on a non-binding advisory basis. The approval of the domestication proposal is a condition to the Closing under the Merger Agreement. If the domestication proposal is approved, but the business combination proposal is not approved, then neither the Domestication nor the business combination will be consummated.

Under CCIX’s current articles of association, CCIX's directors have the authority to resolve that CCIX be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing (including, but not limited to, the approval of the organisational documents to be adopted by the Company in such other jurisdiction to the extent applicable). Accordingly, it is not necessary for CCIX to receive shareholder consent to the Domestication, and the domestication proposal and the organizational documents proposal are therefore being presented to CCIX shareholders on a non-binding advisory basis only.

As a condition to Closing, the CCIX Board has unanimously approved the Domestication subject to shareholders approving the domestication proposal. To effect the Domestication, CCIX will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which CCIX will be domesticated and continue as a Delaware corporation. In connection with the Domestication and prior to the business combination, CCIX will be renamed “PlusAI Holdings, Inc.”

The domestication proposal, if approved, will authorize the transfer of the registration of CCIX by way of continuation from the Cayman Islands to the State of Delaware. Accordingly, while CCIX is currently governed by the Companies Act, upon the Domestication, PlusAI will be governed by the DGCL. CCIX encourages shareholders to carefully consult the information set out under “Comparison of Shareholder Rights.”

Reasons for the Domestication

The CCIX Board believes that it would be in the best interests of CCIX, in connection with the completion of the business combination, to effect the Domestication. Further, the CCIX Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. Because PlusAI will operate within the United States following the business combination, it is the view of the CCIX Board that PlusAI should be structured as a corporation organized in the United States.

The CCIX Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of CCIX and its shareholders.

These additional reasons can be summarized as follows:

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Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to the Post-Closing Company and its board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors and officers provides appropriate protection for PlusAI’s stockholders from possible abuses by directors and officers.
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Increased Ability to Attract and Retain Qualified Directors. Reregistration from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. The incorporation of the Post-Closing Company in Delaware may make PlusAI more attractive to future candidates for the board of the Post-Closing Company, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws – especially those relating to director indemnification (as discussed below) – draw such qualified candidates to Delaware corporations. The CCIX Board therefore believes that providing the benefits afforded directors by Delaware law will enable PlusAI to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable PlusAI to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for the Name Change

The CCIX Board believes that it would be in the best interests of CCIX to, in connection with the Domestication and the business combination, change its corporate name to “PlusAI Holdings, Inc.” in order to more accurately reflect the business purpose and activities of PlusAI.

Regulatory Approvals; Third-Party Consents

CCIX is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication must occur in connection with the business combination, it will not occur unless the business combination can be completed, which will require the approvals as described under the section of this proxy statement/prospectus entitled “Proposal No. 1 – The Business Combination Proposal.” CCIX must comply with applicable U.S. federal and state securities laws in connection with the Domestication.

The Domestication will not breach any covenants or agreements binding upon CCIX and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Proposed Certificate of Incorporation and Proposed Bylaws

Commencing with the effective time of the Domestication, the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws will govern the rights of stockholders in PlusAI.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication

When the Domestication is completed, the rights of stockholders of CCIX will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders of CCIX and affect the powers of the CCIX Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of CCIX as “shareholders.”

Provision	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Act (As Revised) of the Cayman Islands

General Vote Required for Combinations with Interested Stockholders/Shareholders

Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision or the other statutory exceptions are met.

No similar provision

Appraisal Rights

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (1) shares or depository receipts of the corporation surviving or resulting from such merger; (2) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (3) cash in lieu of fractional shares or fractional depository receipts described in (1) and (2) above; or (4) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (1), (2) and (3) above.

Under the Companies Act, and subject to certain exceptions, shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.

Provision	Delaware	Cayman Islands

Requirements for Stockholder/ Shareholder Approval

Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents generally require approval by a majority of the voting power of the outstanding shares; unless otherwise specified in the corporation’s certificate of incorporation or bylaws, most other stockholder approvals require the affirmative vote of a majority of the shares present and entitled to vote on the subject matter, provided a quorum is present. The Proposed Bylaws will provide that except as otherwise provided by law, the Proposed Certificate of Incorporation, the Proposed Bylaws or the rules of any applicable stock exchange on which the Post-Closing Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares cast affirmatively or negatively will be the act of the stockholders.

Certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger (other than a merger between a parent and a subsidiary), authorization of a transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Companies Act requires that a special resolution be passed by a majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

The Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of "ordinary resolutions" as a whole, or with respect to specific provisions. Under our amended and restated articles of association an ordinary resolution must be passed at a general meeting by a simple majority of shareholders who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution.

Provision	Delaware	Cayman Islands
Requirement for Quorum

Quorum is a majority of the voting power of shares entitled to vote and present at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of the voting power of the shares entitled to vote at the meeting. The Proposed Bylaws will provide that the holders of a majority of the voting power of Post-Closing Company’s capital stock issued and outstanding and entitled to vote at a meeting of stockholders, present in person or represented by proxy, will constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the Proposed Certificate of Incorporation, the Proposed Bylaws or the rules of any applicable stock exchange on which Post-Closing Company’s securities are listed.

Quorum is set in the company’s memorandum and articles of association.

Stockholder/Shareholder Consent to Action Without Meeting

Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent. The Proposed Certificate of Incorporation will provide that subject to the rights of holders of Post-Closing Company preferred stock, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

A company's articles of association may allow shareholders to pass special and ordinary resolutions in writing. Special resolutions passed in writing must be approved by all the members entitled to vote at a general meeting of the company. Ordinary resolutions passed in writing may be approved by such number of shareholders as prescribed by the company's articles of association.

Inspection of Books and Records	Any stockholder may inspect certain of the corporation’s books and records for a proper purpose during the usual hours for business.

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than copies of their memorandum and articles of association, register of mortgages and charges, and any special resolutions). Under Cayman Islands law, the names of an exempted company's current directors can be obtained from a search conducted at the Registrar of Companies.

Provision	Delaware	Cayman Islands
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances (e.g., where a company acts or proposes to act illegally or ultra vires (beyond the scope of its authority); the act complained of, although not ultra vires, could be effected if duly authorized by a special resolution that has not been obtained; and those who control the company are perpetrating a “fraud on the minority”).

Removal of Directors

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. For so long as the Post-Closing Company Board will be classified after the Closing and subject to the rights of holders of Post-Closing Company preferred stock, pursuant to the Proposed Certificate of Incorporation, a director may be removed from office only for cause and only by the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote on the election of directors, voting together as a single class.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors

The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Provision	Delaware	Cayman Islands
Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty, including good faith to the corporation and its stockholders.

A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made for judgments, fines or amounts paid in settlement, and no indemnification shall be made in respect of expenses when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty

Limited Liability of Directors and Officers

Permits the limiting or eliminating of the monetary liability of a director or officer to a corporation or its stockholders, except with regard to breaches of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction involving an improper personal benefit, or for directors involving unlawful stock repurchases or dividends, or for officers involving any action by or in the right of the corporation.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may limit the liability of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as limiting liability for civil fraud or the consequences of committing a crime

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of CCIX. There will be no accounting effect or change in the carrying amount of the assets and liabilities of CCIX as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of CCIX immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval

The approval of the domestication proposal requires a special resolution, being the affirmative vote of holders of at least two-thirds of the CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and will therefore have no effect on the domestication proposal.

The domestication proposal is conditioned on the approval of the other condition precedent proposals. The approval of the domestication proposal is a condition to the Closing under the Merger Agreement. If the domestication proposal is approved, but the business combination proposal is not approved, then neither the Domestication nor the business combination will be consummated.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and CCIX’s officers and directors intend, to vote the CCIX Ordinary Shares owned by them in favor of the domestication proposal. As of the CCIX record date, the Sponsor owns 21.58% of the issued and outstanding CCIX Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the domestication proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026), be approved, ratified and confirmed in all respects.”

Recommendation of the CCIX Board

THE CCIX BOARD UNANIMOUSLY RECOMMENDS THAT CCIX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

When you consider the CCIX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCIX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” for additional information.

PROPOSAL NO. 3 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

Assuming each of the condition precedent proposals are approved, CCIX will become domesticated as a corporation under the laws of the State of Delaware and, as a result, replace CCIX’s current memorandum and articles of association with the Proposed Certificate of Incorporation and the Proposed Bylaws, in each case, in accordance with the DGCL. Under the Merger Agreement, approval of the organizational documents proposal is a condition to the Closing.

CCIX is seeking approval, by special resolution, of the organizational documents proposal in connection with the replacement of CCIX’s current memorandum and articles of association. The Proposed Certificate of Incorporation and the Proposed Bylaws differ materially from CCIX’s current articles of association. The following is a summary of the key changes effected by the Proposed Certificate of Incorporation and the Proposed Bylaws, which summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex B to this proxy statement/prospectus, and by reference to the full text of the Proposed Bylaws, a copy of which is included as Annex C to this proxy statement/prospectus. References to PlusAI below refer to the Post-Closing Company.

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to change the corporate name from “Churchill Capital Corp IX” to “PlusAI Holdings, Inc.”;
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to change the authorized capital stock of CCIX from 500,000,000 CCIX Class A Ordinary Shares, 50,000,000 CCIX Class B Ordinary Shares, and 5,000,000 CCIX preferred shares to (1) 1,000,000,000 shares of Post-Closing Company common stock (consisting of (a) 970,000,000 shares of Post-Closing Company Class A common stock and (b) 30,000,000 shares of Post-Closing Company Class B common stock) and (2) 100,000,000 shares of Post-Closing Company preferred stock, each with a par value of $0.0001 per share;
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to amend the terms for the authorization of shares of PlusAI;
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to adopt Delaware as the exclusive forum for certain litigation;
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to provide that the PlusAI Board will be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term;
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to permit the removal of a director only for cause and only by the affirmative vote of the holders of a majority of the total voting power of all then outstanding shares of PlusAI entitled to vote in the election of directors, voting as a single class;
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to require that any action required or permitted to be taken by stockholders of PlusAI be effected at a duly called annual or special meeting of stockholders of PlusAI and to prohibit stockholder action by any consent in writing by such stockholders;
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to require that certain amendments to the Proposed Certificate of Incorporation and the Proposed Bylaws only be made with the affirmative vote of the holders of at least 2/3 of the total voting power of outstanding voting securities of PlusAI, voting together as a single class; and
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to authorize all other changes in connection with the replacement of CCIX’s current articles of association with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the Closing (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).

All shareholders are encouraged to read each of the Proposed Certificate of Incorporation and the Proposed Bylaws in its entirety for a more complete description of its terms. Additionally, as CCIX’s current articles of association is governed by the Companies Act and the Proposed Certificate of Incorporation and the Proposed Bylaws will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the section entitled “Comparison of Shareholder Rights” of this proxy statement/prospectus.

Vote Required for Approval

The approval of the organizational documents proposal requires a special resolution, being the affirmative vote of holders of at least two-thirds of the CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and will therefore have no effect on the organizational documents proposal.

The organizational documents proposal is conditioned on the approval of each of the other condition precedent proposals. Therefore, if any of such other proposals are not approved, the organizational documents proposal will have no effect, even if approved by the requisite holders of CCIX Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and CCIX’s officers and directors intend, to vote the CCIX Ordinary Shares owned by them in favor of the organizational documents proposal. As of the CCIX record date, the Sponsor owns 21.58% of the issued and outstanding CCIX Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the organizational documents proposal (as such terms are defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved and adopted.”

Recommendation of the CCIX Board

THE CCIX BOARD UNANIMOUSLY RECOMMENDS THAT CCIX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

When you consider the CCIX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCIX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” for additional information.

PROPOSAL NO. 4 — THE Advisory organizational documents proposal

Overview

Assuming each of the condition precedent proposals are approved, CCIX will become domesticated as a corporation under the laws of the State of Delaware and, as a result, replace CCIX’s current memorandum and articles of association with the Proposed Certificate of Incorporation and the Proposed Bylaws, in each case, in accordance with the DGCL.

CCIX is seeking approval of the advisory organizational documents proposal in connection with the replacement of CCIX’s current memorandum and articles of association with the Proposed Certificate of Incorporation and the Proposed Bylaws. These five proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman Islands or Delaware law, but pursuant to SEC guidance, CCIX is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on CCIX, the CCIX Board, PlusAI or the PlusAI Board. Furthermore, the business combination is not conditioned on the separate approval of the advisory organizational documents proposal (separate and apart from the approval of the organizational documents proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, CCIX intends that the Proposed Certificate of Incorporation and the Proposed Bylaws will take effect from the Domestication, assuming approval of each of the condition precedent proposals.

All shareholders are encouraged to read each of the Proposed Certificate of Incorporation and the Proposed Bylaws in its entirety for a more complete description of its terms. Additionally, as CCIX’s current articles of association is governed by the Companies Act and the Proposed Certificate of Incorporation and the Proposed Bylaws will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the section entitled “Comparison of Shareholder Rights” of this proxy statement/prospectus. References to PlusAI below are to the Post-Closing Company.

Reasons for the Amendments

Advisory organizational documents proposal 4A - Authorized Shares

The principal purpose of this proposal is to provide for an authorized capital structure of PlusAI that will enable it to continue as an operating company governed by the DGCL. The CCIX Board believes that it is important for CCIX to have available for issuance a number of authorized shares of common stock and preferred stock of the Post-Closing Company sufficient to support growth and to provide flexibility for future corporate needs.

As of the CCIX record date, there are 36,662,000 CCIX Ordinary Shares issued and outstanding, which includes 29,475,000 CCIX Class A Ordinary Shares and 7,187,500 CCIX Class B Ordinary Shares. As of the CCIX record date, there are an aggregate of 7,368,750 CCIX Warrants outstanding, which includes 181,250 CCIX private placement warrants and 7,187,500 CCIX public warrants.

The CCIX Board will approve, subject to shareholder approval, that the Proposed Certificate of Incorporation and the Proposed Bylaws change the authorized capital stock of CCIX from 500,000,000 CCIX Class A Ordinary Shares, 50,000,000 CCIX Class B Ordinary Shares, and 5,000,000 CCIX preferred shares to (1) 1,000,000,000 shares of Post-Closing Company common stock (consisting of (a) 970,000,000 shares of Post-Closing Company Class A common stock and (b) 30,000,000 shares of Post-Closing Company Class B common stock) and (2) 100,000,000 shares of Post-Closing Company preferred stock.

Advisory organizational documents proposal 4B - Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain litigation is intended to assist PlusAI in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The CCIX Board believes that the Delaware courts are best suited to address disputes involving such matters given that, after the Domestication, PlusAI will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders of PlusAI and PlusAI with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts or the federal district court of the United States located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

The CCIX Board further believes that providing that the federal district courts of the United States will be the exclusive forum for resolving actions arising under the Securities Act, provides the flexibility to file such suits in any federal district court while providing the benefits of eliminating duplicative litigation and having such cases heard by courts that are well-versed in the applicable law. Nothing in the Proposed Bylaws will preclude stockholders that assert claims under the Exchange Act from bringing such claims in federal court, subject to applicable law.

The CCIX Board further believes that the Proposed Certificate of Incorporation and the Proposed Bylaws providing for such exclusive forum would promote judicial fairness and avoid conflicting results, as well as make PlusAI’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Advisory organizational documents proposal 4C - Removal of Directors

The CCIX current articles of association provide that prior to the closing of the initial business combination, the holders of CCIX Class B Ordinary Shares shall have the exclusive right to elect and remove any director, and the holders of CCIX Class A Ordinary Shares shall have no right to vote on the election or removal of any director. Subject to applicable law and the rights of holders of Post-Closing Company preferred stock, the Proposed Certificate of Incorporation and the Proposed Bylaws permit the removal of a director only for cause and only by the affirmative vote of the holders of a majority of the total voting power of all then issued and outstanding shares of PlusAI capital stock entitled to vote in the election of directors, voting as a single class. The CCIX Board believes that such a standard will (1) increase board continuity and the likelihood that experienced board members with familiarity of PlusAI’s business operations would serve on the board at any given time and (2) make it more difficult for a potential acquirer or other person, group or entity to gain control of the PlusAI Board.

Advisory organizational documents proposal 4D - Action by Written Consent of Stockholders

Under the Proposed Certificate of Incorporation and Proposed Bylaws, PlusAI’s stockholders will have the ability to propose items of business and nominations of persons for election to the PlusAI Board (subject to the restrictions set forth therein) at duly convened stockholder meetings. The Proposed Certificate of Incorporation and the Proposed Bylaws require that any action taken by the stockholders be effected at an annual or special meeting of the stockholders and prohibit stockholder action by written consent in lieu of a meeting.

The CCIX Board believes that eliminating the right of stockholders to act by written consent is appropriate to limit the circumstances under which stockholders can act on their own initiative to, among other things, alter or amend the Proposed Bylaws outside of a duly called special or annual meeting of the stockholders of PlusAI.

The elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the PlusAI Board only at duly called special or annual meetings. Inclusion of these provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the PlusAI Board and help protect stockholders from the use of abusive and coercive takeover tactics.

Advisory organizational documents proposal 4E - Adoption of Supermajority Vote Requirement to Amend the Proposed Certificate of Incorporation and the Proposed Bylaws

CCIX’s current articles of association provides that amendments may be made by a special resolution, being the affirmative vote of holders of at least two-thirds of the CCIX Ordinary Shares represented at the extraordinary general meeting in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. The Proposed Certificate of Incorporation requires the PlusAI Board, acting pursuant to a resolution adopted by a majority of the directors then serving on the PlusAI Board, and the affirmative vote of at least two-thirds of the voting power of the outstanding PlusAI voting securities entitled to vote thereon, voting together as a single class, to amend, repeal, or modify Section 3 of Article IV, Section 2 of Article V, Section 1 of Article VI, Section 2 of Article VI, Section 5 of Article VII, Section 1 of Article VIII, Section 2 of Article VIII, Section 3 of Article VIII or Article XI of the Proposed Certificate of Incorporation.

The Proposed Bylaws require the affirmative vote of at least two-thirds of the voting power of the outstanding PlusAI voting securities entitled to vote thereon, voting together as a single class, for stockholders to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of the Proposed Bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Section 6.8, Article VIII, Section 9.5 or Article X.

The amendments are intended to protect the Proposed Certificate of Incorporation and the Proposed Bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

The foregoing summaries are qualified by reference to the complete text of the Proposed Certificate of Incorporation and the Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Certificate of Incorporation and the Proposed Bylaws in their entirety for a more complete description of their terms.

Vote Required for Approval

The approval of the advisory organizational documents proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on this proposal.

The advisory organizational documents proposal is conditioned on the approval of each of the condition precedent proposals. Therefore, if any of the condition precedent proposals is not approved, the advisory organizational documents proposals will have no effect, even if approved by the requisite holders of CCIX Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and CCIX’s officers and directors intend, to vote the CCIX Ordinary Shares owned by them in favor of the advisory organizational documents proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that on an advisory non-binding basis, the advisory organizational documents proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026), be approved and adopted.”

Recommendation of the CCIX Board

THE CCIX BOARD UNANIMOUSLY RECOMMENDS THAT CCIX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL.

When you consider the CCIX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCIX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” for additional information.

proposal no. 5 – the stock issuance proposal

Overview

Assuming each of the other condition precedent proposals are approved, CCIX is seeking shareholder approval, by ordinary resolution, of the stock issuance proposal.

Why CCIX Needs Shareholder Approval

CCIX is seeking shareholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d), as applicable.

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (1) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (2) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(c), shareholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Upon the consummation of the business combination and the Domestication, the Post-Closing Company expects to issue up to an estimated 89,559,312 shares of Post-Closing Company Class A common stock, including (1) shares to be issued to the existing securityholders of PlusAI at the Closing and (2) following the Closing, shares to be issued upon (a) the exercise of PlusAI options or PlusAI RSUs assumed by the Post-Closing Company under the Merger Agreement, (b) the exercise of Post-Closing Company assumed warrants, (c) the conversion of shares of Post-Closing Company Class B common stock or (d) the issuance of any Earnout Shares upon an Earnout Triggering Event. Additionally, the Post-Closing Company may issue additional shares of Post-Closing Company Class A common stock and/or securities convertible into or exercisable for Post-Closing Company Class A common stock pursuant to one or more PIPE Investments it may enter into prior to Closing. Because the number of shares of Post-Closing Company Class A common stock and/or securities convertible into or exercisable for Post-Closing Company Class A common stock, as applicable, that CCIX anticipates issuing as consideration in the business combination and any additional PIPE Investments will constitute more than 20% of the outstanding CCIX Ordinary Shares and more than 20% of outstanding voting power prior to such issuance, CCIX would be required to obtain shareholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a), (b) and (d) if PlusAI is to be listed on Nasdaq and maintain such listing after the business combination. As of the date of this proxy statement/prospectus, no binding agreement has been executed with respect to any PIPE Investment and there can be no assurances that any PIPE Investment will be consummated.

If the Nasdaq Proposal is approved, CCIX will issue up to 89,559,312 shares of Post-Closing Company Class A common stock upon consummation of the business combination and the Domestication, as described above and may issue additional shares of Post-Closing Company Class A common stock and/or securities convertible into or exercisable for Post-Closing Company Class A common stock pursuant to any additional PIPE Investments.

The issuance of such shares would result in significant dilution to the pre-closing CCIX shareholders and result in CCIX’s shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Post-Closing Company.

Vote Required for Approval

The approval of the stock issuance proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on this proposal.

The stock issuance proposal is conditioned on the approval of each of the other condition precedent proposals. Therefore, if any of such other proposals are not approved, the stock issuance proposal will have no effect, even if approved by the requisite holders of CCIX Ordinary Shares. If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and CCIX’s officers and directors intend, to vote the CCIX Ordinary Shares owned by them in favor of the advisory organizational documents proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the stock issuance proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

Recommendation of the CCIX Board

THE CCIX BOARD UNANIMOUSLY RECOMMENDS THAT CCIX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

When you consider the CCIX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCIX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” for additional information.

PROPOSAL NO. 6 – THE INCENTIVE PLAN PROPOSAL

Overview

Assuming each of the condition precedent proposals is approved, CCIX is asking its shareholders to approve the PlusAI Holdings, Inc. 2026 Equity Incentive Plan, referred to as the Incentive Plan, and the material terms thereunder. The Incentive Plan will be adopted by the CCIX Board and also will be approved by the PlusAI Board, in each case, prior to the date of the special meeting and subject to shareholder approval at the special meeting. The Incentive Plan will become effective as of the latest to occur of (1) the date of its initial adoption by the CCIX Board, (2) the date of its initial approval by CCIX’s shareholders, or (3) the Effective Time, assuming approval of this proposal by CCIX’s shareholders. The Incentive Plan, if approved by the CCIX shareholders, will allow the Post-Closing Company to provide equity awards as part of the Post-Closing Company’s compensation program, an important tool for motivating, attracting and retaining talented employees and for providing incentives that promote the Post-Closing Company’s business and shareholder value appreciation.

Both the CCIX Board and PlusAI Board believe that long-term incentive compensation programs help align more closely the interests of management, employees and shareholders to create long-term shareholder value. Equity plans such as the Incentive Plan increase the Post-Closing Company’s ability to achieve this objective and, by allowing for several different forms of long-term incentive awards, helps the Post-Closing Company to recruit, reward, motivate, and retain talented personnel. Both the CCIX Board and PlusAI Board believe that the approval of the Incentive Plan is essential to the Post-Closing Company’s continued success, and in particular, the Post-Closing Company’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which the Post-Closing Company will compete. Such awards also are crucial to the Post-Closing Company’s ability to motivate employees to achieve its goals.

The CCIX Board will approve the Incentive Plan, subject to the approval of the CCIX shareholders. If the CCIX shareholders do not approve the Incentive Plan, the Incentive Plan will not become effective and no shares of Post-Closing Company Class A common stock will become available for issuance thereunder.

Certain Key Plan Provisions

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The Incentive Plan will continue for a term of 10 years from its effectiveness unless terminated earlier by the administrator of the Incentive Plan.
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The Incentive Plan provides for the grant of stock options (both incentive stock options and nonstatutory stock options), stock appreciation rights, restricted stock, restricted stock units and performance awards.
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A number of shares of Post-Closing Company Class A common stock will be authorized for issuance pursuant to awards under the Incentive Plan equal to (1) 16,192,000 shares of Post-Closing Company Class A common stock, plus (2) any shares of Post-Closing Company Class A common stock subject to Exchanged Options and Exchanged RSUs (as such terms are defined in the Merger Agreement) and that, on or after the Effective Time, are cancelled or forfeited, expire or otherwise terminate without being exercised in full, are tendered to or withheld by the Post-Closing Company to satisfy payment of exercise price or tax withholding obligations, or are forfeited to or repurchased by the Post-Closing Company due to failure to vest (provided that the maximum number of shares that may be added to the Incentive Plan pursuant to the foregoing clause (2) is 17,101,217 shares).
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In addition, the Incentive Plan provides for an automatic share reserve increase feature, whereby the share reserve will be increased automatically on the first day of each fiscal year of the Post-Closing Company beginning with the Post-Closing Company’s 2027 fiscal year, in an amount equal to the least of (1) 26,197,000 shares of Post-Closing Company Class A common stock, (2) a number of shares of Post-Closing Company Class A common stock equal to 5% of the total number of shares of all classes of Post-Closing Company common stock outstanding on the last day of the immediately preceding fiscal year of the Post-Closing Company, and (3) such number of shares as determined by the Incentive Plan’s administrator no later than the last day of the Post-Closing Company’s immediately preceding fiscal year.

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The shares reserved for issuance under the Incentive Plan (as described two bullet points above) may be used for the grant of incentive stock options plus, to the extent allowable under Section 422 of the Code and the regulations thereunder, any shares that become available for issuance under the Incentive Plan as described in the bullet point immediately above as well as pursuant to its expiration and lapse provisions, as described further below.
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In any given fiscal year of the Post-Closing Company, no non-employee member of the Post-Closing Company Board may be granted any equity awards (including equity awards under the Incentive Plan) and be provided any cash retainers or fees that, in the aggregate, exceed $750,000, increased to $1,000,000 in the Post-Closing Company fiscal year of the individual’s initial service as a non-employee director.
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The Incentive Plan will be administered by the Post-Closing Company Board or a committee of the Post-Closing Company Board members or other individuals satisfying applicable laws appointed by the Post-Closing Company Board, including, if designated by the Post-Closing Company Board, the compensation committee of the Post-Closing Company Board.

Summary of the Incentive Plan

The following paragraphs provide a summary of the principal features of the Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the Incentive Plan and is qualified in its entirety by the specific language of the Incentive Plan. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D.

Purposes of the Incentive Plan

The purposes of the Incentive Plan will be to attract and retain the best available personnel for positions of substantial responsibility with the Post-Closing Company or any parent or subsidiary of the Post-Closing Company; to provide additional incentive to eligible employees, directors, and consultants; and to promote the success of the Post-Closing Company’s business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the Incentive Plan may determine.

Eligibility

The Incentive Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to the Post-Closing Company’s employees and any of its parent corporations’ and subsidiary corporations’ employees, and the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to employees, directors and consultants of the Post-Closing Company and employees and consultants of any of its parents or subsidiaries. Following the Effective Time, the Post-Closing Company is expected to have five non-employee directors, all of whom will be eligible for grants under the Incentive Plan, provided they remain in service to the Post-Closing Company or one of its parents or subsidiaries. As of December 31, 2025, PlusAI had approximately 176 employees (including five officers), three non-employee members of the PlusAI Board and zero natural person consultants, all of whom will be eligible for grants under the Incentive Plan, provided they remain in service to the Post-Closing Company or any of its parents or subsidiaries. CCIX plans to terminate any arrangements with employees, officers and natural persons and therefore they are not expected to be eligible to participate in the Incentive Plan. The basis for participation in the Incentive Plan is being eligible and being selected by the plan administrator, in its discretion, to receive a grant thereunder.

Authorized Shares; Adjustments

Subject to the adjustment provisions contained in the Incentive Plan and the evergreen provision described below, the maximum number of shares of Post-Closing Company Class A common stock will be reserved for issuance pursuant to the Incentive Plan will consist of: (1) 16,192,000 shares of Post-Closing Company Class A common stock, plus (2) any shares of Post-Closing Company Class A common stock subject to Exchanged Options and Exchanged RSUs that, on or after the Effective Time, are cancelled or forfeited, expire or otherwise terminate without being exercised in full, are tendered to or withheld by the Post-Closing Company to satisfy payment of exercise price or tax withholding obligations, or are forfeited to or repurchased by the Post-Closing Company due to failure to vest, provided that the maximum number of shares that may be added to the Incentive Plan pursuant to this clause (2) is 17,101,217 shares. The number of shares available for issuance under the Incentive Plan also will include an annual increase, or the evergreen feature, on the first day of each fiscal year of the Post-Closing Company, beginning with the Post-Closing Company’s 2027 fiscal year, equal to the least of:

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26,197,000 shares of Post-Closing Company Class A common stock;
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a number of shares of Post-Closing Company Class A common stock equal to 5% of the total number of shares of all classes of Post-Closing Company common stock outstanding on the last day of the immediately preceding fiscal year; and
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such number of shares of Post-Closing Company Class A common stock as the administrator of the Incentive Plan may determine no later than the last day of the Post-Closing Company’s immediately preceding fiscal year.

Shares issuable under the Incentive Plan may be authorized but unissued, or reacquired, shares of Post-Closing Company Class A common stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, restricted stock units, or performance awards, is forfeited to or repurchased by the Post-Closing Company due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the Incentive Plan. Only the net shares actually issued under a stock appreciation right granted under the Incentive Plan will cease to be available under the Incentive Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the Incentive Plan. Shares that actually have been issued under the Incentive Plan under any award will not be returned to the Incentive Plan; except if shares issued pursuant to awards of restricted stock, restricted stock units, or performance awards are repurchased by or forfeited to the Post-Closing Company due to failure to vest, such shares will become available for future grant under the Incentive Plan. Shares otherwise issuable under an award that are used to pay the exercise price of an award or to satisfy the tax liabilities or withholdings related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the Incentive Plan) will become available for future grant or sale under the Incentive Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the Incentive Plan.

If any dividend or other distribution (whether in cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of Post-Closing Company Class A common stock or other securities of the Post-Closing Company, or other change in the corporate structure of the Post-Closing Company affecting the shares of Post-Closing Company Class A common stock, occurs (other than any ordinary dividends or other ordinary distributions), the administrator of the Incentive Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Incentive Plan, will adjust the number and class of shares that may be delivered under the Incentive Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the Incentive Plan.

Plan Administration

The Post-Closing Company Board or one or more committees of members of the Post-Closing Company Board or other individuals appointed by the Post-Closing Company Board (which may include a duly authorized committee of the Post-Closing Company Board) will have authority to administer the Incentive Plan. Initially, the compensation committee of the Post-Closing Company Board will administer the Incentive Plan. For purposes of the remainder of this proposal, references to the administrator will mean the administrator of the Incentive Plan.

In addition, to the extent it is desirable to qualify transactions under the Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3 (including, for example, any requirements relating to their administration under the Incentive Plan). Except to the extent prohibited by applicable laws, the administrator may delegate to one or more individuals the day-to-day administration of the Incentive Plan and any of the functions assigned to it in the Incentive Plan, which delegation may be revoked at any time. Subject to the provisions of the Incentive Plan, the administrator has the power to administer the Incentive Plan and make all determinations deemed necessary or advisable for administering the Incentive Plan. These administrative powers include, but are not limited to, the power to determine the fair market value of Post-Closing Company Class A common stock, determine the awards to be granted, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the Incentive Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the Incentive Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the Incentive Plan including creating sub-plans, modify or amend each award, allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award, and to determine whether awards will be settled in shares, cash or in a combination of both. The administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the Incentive Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the Incentive Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award granted under the Incentive Plan is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants and will be given the maximum deference permitted by applicable law.

Types of Awards

The Incentive Plan provides for the grant of stock options (including incentive stock options and nonstatutory stock options), stock appreciation rights, restricted stock, restricted stock units and performance awards. A brief description of each award type follows.

Stock Options

Stock options may be granted under the Incentive Plan. Subject to the provisions of the Incentive Plan, the administrator determines the terms of options. The per-share exercise price of options granted under the Incentive Plan must be equal to at least 100% of the fair market value of a share of Post-Closing Company Class A common stock on the date of grant (except in limited cases under certain transactions as described under Code Section 424(a)). The term of an option may not exceed 10 years. With respect to any participant who owns more than 10% of the voting power of all classes of Post-Closing Company common stock (or any of its parent corporation’s or subsidiary corporation’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per-share exercise price must equal at least 110% of the fair market value of a share of Post-Closing Company Class A common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, check, promissory note (to the extent permitted by applicable law), certain shares of Post-Closing Company Class A common stock, cashless exercise, or net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service, the participant may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Until shares are issued under an option, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the Incentive Plan, as summarized further above.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Incentive Plan, whether alone or in connection with an option granted under the Incentive Plan. Generally, stock appreciation rights allow the recipient to receive the appreciation, in the fair market value of Post-Closing Company Class A common stock over the exercise price of the underlying shares, between the exercise date and the date of grant. The term of a stock appreciation right granted under the Incentive Plan may not exceed 10 years. After the cessation of service, the participant may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the stock appreciation rights will remain exercisable for six months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the Incentive Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of Post-Closing Company Class A common stock, or a combination of both, except that the per-share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. However, stock appreciation rights may be granted with an exercise price per share of less than 100% of the fair market value per share on the date of grant in limited cases under certain transactions as described under Code Section 424(a). Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the Incentive Plan, as summarized further above.

Restricted Stock

Restricted stock may be granted under the Incentive Plan. Generally, restricted stock awards are grants of shares of Post-Closing Company Class A common stock that may have vesting requirements or other terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will not be subject to any period of restriction and consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends or distributions are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to forfeiture.

Restricted Stock Units

Restricted stock units (“RSUs”) may be granted under the Incentive Plan. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Post-Closing Company Class A common stock. Subject to the provisions of the Incentive Plan, the administrator determines the terms and conditions of RSUs, including any vesting criteria. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. Notwithstanding the foregoing, the administrator, in its sole discretion, may reduce or waive any vesting criteria to which RSUs are subject. The administrator, in its sole discretion, may determine that an award of RSUs will not be subject to any vesting criteria and consideration for such award is paid for by past services rendered as a service provider. In addition, the administrator, in its sole discretion, may settle earned RSUs in the form of cash, shares, or a combination of both. All RSUs that are unearned or unvested as of the date set forth in the applicable award agreement will be forfeited.

Performance Awards

Performance awards may be granted under the Incentive Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or stock. Each performance award will have an initial value that is determined by the administrator. Subject to the provisions of the Incentive Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. Notwithstanding the foregoing, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions to which the performance award is subject. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both. All performance awards that are unearned or unvested as of the date set forth in the applicable award agreement will be forfeited.

Non-Employee Directors Limitations

All outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the Incentive Plan. The Incentive Plan provides that in any given fiscal year of the Post-Closing Company, no outside director may be granted any equity awards (including equity awards under the Incentive Plan) (the value of which will be based on their grant date fair value) and be provided any cash retainers or fees that in the aggregate exceed $750,000, provided that in the Post-Closing Company’s fiscal year of the individual’s initial service as a non-employee director, such amount is increased to $1,000,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the Incentive Plan will be determined in accordance with GAAP. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or before the Closing, will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the Incentive Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, the Incentive Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Tax Withholding

The administrator will determine the methods of payment of any tax withholding obligations with respect to awards, which may include (1) cash, check, or other cash equivalents, (2) withholding of otherwise deliverable cash or shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the administrator may determine, (3) delivering already-owned shares of the Post-Closing Company Class A common stock having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the administrator may determine, (4) selling a sufficient number of otherwise deliverable shares equal to the amount required to be withheld or such greater amount as the administrator may determine, as well as (5) other types of consideration permitted by applicable law, or a combination thereof, and in each case of (2), (3) and (4) provided any such greater amount with respect to shares does not result in adverse accounting consequences as determined by the administrator.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of the Post-Closing Company, the administrator will notify participants as soon as practicable before the effective date of such proposed transaction. Unless provided otherwise by the administrator, all awards, to the extent that they have not been previously exercised, vested, or settled (as applicable), will terminate immediately before the consummation of such event.

Merger or Change in Control

The Incentive Plan provides that in the event of the Post-Closing Company’s merger with or into another corporation or other entity or a change in control of the Post-Closing Company, as defined in the Incentive Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may, without limitation, provide that outstanding awards granted under the Incentive Plan may be (1) assumed, or substantially equivalent awards substituted, by the acquiring or succeeding entity (or an affiliate thereof), (2) continued by the Post-Closing Company (subject to any adjustments in accordance with the Incentive Plan), (3) upon written notice to the participant, terminated upon or immediately prior to the merger or change in control, (4) made vested and exercisable or payable, or restrictions applicable to the award may be made to lapse, in whole or in part, and, to the extent the administrator determines, terminated upon or immediately prior to the merger or change in control, (5) terminated in exchange for cash, other property or other consideration, or any combination of the above (provided, for the avoidance of doubt, that if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated without payment of cash and/or property), or replaced with such other rights or property selected by the administrator in its sole discretion, or (6) treated in any combination of the foregoing. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.

Unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator, if an option or stock appreciation right (or a portion of such award) is not assumed, substituted or continued, the administrator will notify the participant that such option or stock appreciation right (or its applicable portion) will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right (or its applicable portion) will terminate upon the expiration of such period.

If awards granted to a non-employee director while such individual was a non-employee director are assumed or substituted for in the merger or change in control and the service of such non-employee director is terminated (other than upon his or her voluntary resignation that does not include a resignation at the request of the acquirer) on or following the date of the merger or change in control, all such awards will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at 100% of target levels and such awards will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the non-employee director authorized by the administrator.

Forfeiture and Clawback

Awards will be subject to any clawback policy which is in effect at grant and any other clawback policy that the Post-Closing Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Post-Closing Company’s securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit or return to the Post-Closing Company or reimburse the Post-Closing Company for all or a portion of the award and any amounts paid under the award in order to comply with any clawback policy of the Post-Closing Company as described in the first sentence of this paragraph or with applicable laws.

Amendment or Termination

The Incentive Plan will become effective upon the latest to occur of (1) the date of its initial adoption by the CCIX Board, (2) the date of its initial approval by CCIX shareholders, and (3) the Effective Time, and will continue in effect for a period of 10 years from its effectiveness, unless terminated earlier by the administrator. However, no incentive stock options may be granted after the 10-year anniversary of the earlier of the adoption of the Incentive Plan by the CCIX Board or the approval of the Incentive Plan by CCIX shareholders. We currently expect the actual effectiveness of the Incentive Plan will occur as of the Effective Time (subject to approval by the CCIX shareholders). In addition, the administrator will have the authority to amend, alter, suspend, or terminate the Incentive Plan or any part of the

Incentive Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant with respect to an outstanding award without his or her written consent, provided that the conversion of incentive stock options into nonstatutory stock options as a result of actions taken by the administrator will neither constitute nor contribute toward an impairment of a participant’s rights under an outstanding award. In addition, to the extent necessary and desirable to comply with applicable laws, the administrator will obtain shareholder approval of any amendment to the Incentive Plan.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant or exercise of an option that qualifies as an incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the date of exercise of the option, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise of the option (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income. Any gain in excess of that amount will be a capital gain. If a loss is recognized with respect to the share disposition, there will be no ordinary income, and such loss will be a capital loss.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the date of exercise of the option is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise (unless the shares are disposed of in the same year as the option exercise). In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits.

Nonstatutory Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant of such an option. However, upon exercising the option, the participant generally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale or other disposition of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Stock Appreciation Rights

In general, no taxable income for ordinary income tax purposes is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares or cash received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares (in excess of the purchase price paid for the shares, if any) on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant, pursuant to Section 83(b) of the Code, may elect to accelerate the ordinary income tax event to the date of acquisition of the shares by filing an election with the IRS generally no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any additional gain or loss will be taxed as capital gain or loss.

Restricted Stock Units and Performance Awards

There generally are no immediate tax consequences of receiving an award of RSUs or a performance award. A participant who is granted RSUs or performance awards generally will be required to recognize ordinary income in an amount equal to the fair market value of shares or cash issued to such participant at the time of settlement of the award upon vesting. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Section 409A

Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards with a deferral feature granted under the Incentive Plan to a participant subject to U.S. income tax will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Post-Closing Company

The Post-Closing Company generally will be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to the Post-Closing Company chief executive officer and certain “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND the Post-Closing Company WITH RESPECT TO AWARDS UNDER THE Incentive Plan. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR TRANSFERS BY GIFT, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. JURISDICTION IN WHICH THE PARTICIPANT MAY RESIDE.

Plan Benefits

The number of awards that an employee, director, or consultant may receive under the Incentive Plan is in the discretion of the administrator and therefore cannot be determined in advance. Individuals who will be executive officers and non-employee directors of the Post-Closing Company have an interest in this proposal because they are eligible to receive awards under the Incentive Plan. In addition, the Merger Agreement provides that following the effectiveness of the Incentive Plan, a number of the shares of Post-Closing Company Class A common stock will be used for the grant of RSUs to service providers selected by PlusAI from among the individuals who had been service providers of PlusAI as of immediately prior to the Effective Time, and who continue to be service providers through the date of grant of such RSUs (such share pool, the “Post-Closing RSU Pool”). The Merger Agreement provides that the Post-Closing Company RSUs granted using the Post-Closing RSU Pool will vest upon the occurrence of, and in proportion with, Earnout Triggering Event I, Earnout Triggering Event II, or Earnout Triggering Event III, if and as applicable, during the Earnout Period, subject to the recipient’s continued service through the date of the applicable Earnout Triggering Event. The RSUs granted from the Post-Closing RSU Pool will be subject to such other terms and conditions as approved following the Closing by the administrator and set forth in individual award agreements including, without limitation, applicable time-based vesting conditions that may continue after the occurrence of any applicable Earnout Triggering Event. Each of the PlusAI directors and executive officers may be eligible to receive such Post-Closing Company RSUs granted under the Incentive Plan using the Post-Closing RSU Pool, to the extent they are selected by PlusAI to receive such awards and subject to their continued service through the date of grant of such RSUs. No determinations have yet been made by the PlusAI Board regarding any such recipients of RSU grants using the Post-Closing RSU Pool and accordingly, the PlusAI directors and executive officers who may receive such RSU grants currently is not determinable.

We have not previously sponsored an equity incentive plan, and, therefore, the number of shares which would have been received by or allocated to named executive officers, all current executive officers as a group, and all other current employees who may participate in the Incentive Plan as a group are not determinable.

However, in connection with the Closing, PlusAI has adopted, subject to the approval of the Post-Closing Board, and the Post-Closing Company is expected to approve, a new non-employee director compensation policy, which will provide that on the date of annual meeting of the Post-Closing Company stockholders each non-employee director of the Post-Closing Company Board will automatically be granted an award of Post-Closing Company RSUs covering a number of shares of Post-Closing Company Class A Common Stock having a value of $180,000. The following table provides certain information regarding such annual equity awards, assuming the individuals continue as non-employee directors of the Post-Closing Company as of the date of grant of such awards.

Plan Benefits

2026 Equity Incentive Plan

Name of Individual and Positions, or Group	Grant Date Fair Value of Restricted Stock Units ($)	Number of Shares Subject to Restricted Stock Units (#)(1)
Non-Employee Directors
Harry J. Harczak, Jr.	$180,000	—
Richard Lim	$180,000	—
David C. Peterschmidt	$180,000	—
All post-closing directors who are not executive officers, as a group	$540,000	—

(1)
The number of shares of the Post-Closing Company Class A Common Stock to be subject to these awards is not yet determinable. The number of shares for each such award will be determined as such number that would result in the grant date fair value of the Post-Closing Company RSUs (generally determined in accordance with GAAP) being equal to $180,000, with any resulting fractional share rounded down to the nearest whole share. These Post-Closing Company RSUs are described further in the section further below titled “Board of Directors and Management After the Business Combination ― Non-Employee Director Compensation.”

Registration with the SEC

The Post-Closing Company intends to file a Registration Statement on Form S-8 relating to the issuance of Post-Closing Company Class A common stock under the Incentive Plan with the SEC pursuant to the Securities Act, as soon as practicable after the Post-Closing Company becomes eligible to use such form, subject to the prior approval of the Incentive Plan by the CCIX shareholders.

Vote Required for Approval

The approval of the incentive plan proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of outstanding CCIX Ordinary Shares at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the incentive plan proposal.

The incentive plan proposal is conditioned on the approval of each of the other condition precedent proposals. Therefore, if any of such other proposals are not approved, the stock issuance proposal will have no effect, even if approved by the requisite holders of CCIX Ordinary Shares. If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and CCIX’s officers and directors intend, to vote the CCIX Ordinary Shares owned by them in favor of the incentive plan proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the incentive plan proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

Recommendation of the CCIX Board

THE CCIX BOARD UNANIMOUSLY RECOMMENDS THAT CCIX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

When you consider the CCIX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCIX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” for additional information.

PROPOSAL NO. 7 – THE ESPP PROPOSAL

Overview

Assuming each of the condition precedent proposals is approved, CCIX is asking its shareholders to approve the Post-Closing Company’s employee stock purchase plan, referred to as the PlusAI Holdings, Inc. 2026 Employee Stock Purchase Plan, or the ESPP, and the material terms thereunder. The ESPP will be adopted by the CCIX Board and also will be approved by the PlusAI Board, in each case, prior to the date of the special meeting and subject to CCIX shareholder approval at the special meeting. The ESPP will become effective as of the latest to occur of (1) the date of its initial adoption by the CCIX Board, (2) the date of its initial approval by the CCIX shareholders, and (3) the Effective Time, assuming approval of this proposal by the CCIX shareholders, but the first offering period will commence at a later date determined by the administrator of the ESPP. The ESPP, if approved by the CCIX shareholders, will provide eligible employees an opportunity to purchase Post-Closing Company Class A common stock at a discount through accumulated contributions of their earned compensation. Both the CCIX Board and PlusAI Board have determined that offering an employee stock purchase plan may be important to the ability of the Post-Closing Company to compete for talent in the future. If CCIX shareholders do not approve the ESPP, the Post-Closing Company may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent the Post-Closing Company from successfully attracting and retaining highly skilled employees. If the CCIX shareholders do not approve the ESPP, the ESPP will not become effective and no CCIX Class A Ordinary Shares will become available for issuance thereunder.

The ESPP’s initial share reserve which CCIX shareholders are being asked to approve is 2,994,000 shares of Post-Closing Company Class A common stock, with an automatic annual increase as described further below. Following the ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the administrator of the ESPP.

Both the CCIX Board and PlusAI Board believe that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The ESPP provides a significant incentive by allowing employees to purchase shares of Post-Closing Company Class A common stock at a discount. The CCIX Board will approve the ESPP, subject to the approval of CCIX shareholders. If CCIX shareholders do not approve the ESPP, the ESPP will not become effective.

Summary of the ESPP

The following is a summary of the principal features of the ESPP and its operation. This summary does not contain all of the terms and conditions of the ESPP and is qualified in its entirety by reference to the ESPP as set forth in Annex E attached to this proxy statement/prospectus.

Purpose

The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of Post-Closing Company Class A common stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP will permit the administrator of the ESPP to grant purchase options that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP will authorize the grant of purchase options that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator of the ESPP that are designed to achieve desired tax or other objectives.

Shares Available for Issuance; Adjustments

Subject to adjustment upon certain changes in the Post-Closing Company’s capitalization as described in the ESPP, the maximum number of shares of Post-Closing Company Class A common stock that will be available for issuance under the ESPP will be 2,994,000 shares, plus any annual increase as described in the following sentence. The number of shares of Post-Closing Company Class A common stock available for issuance under the ESPP will be increased on the first day of each fiscal year of the Post-Closing Company, beginning with the Post-Closing Company’s 2027 fiscal year in an amount equal to the least of (1) 5,240,000 shares of Post-Closing Company Class

A common stock, (2) a number of shares of Post-Closing Company Class A common stock equal to 1% of the outstanding shares of all classes of Post-Closing Company common stock outstanding on the last day of the immediately preceding fiscal year of the Post-Closing Company, and (3) a number of shares of Post-Closing Company Class A common stock determined by the administrator of the ESPP no later than the last day of the Post-Closing Company’s immediately preceding fiscal year. Shares issuable under the ESPP may be authorized, but unissued, or reacquired shares of Post-Closing Company Class A common stock.

We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of Post-Closing Company Class A common stock.

If CCIX shareholders do not approve the ESPP, then the ESPP will not become effective and no shares of Post-Closing Company Class A common stock will be available for issuance thereunder.

The ESPP provides that in the event that any dividend or other distribution (whether in the form of cash, shares of Post-Closing Company Class A common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of Post-Closing Company Class A common stock or other securities of the Post-Closing Company or other change in the Post-Closing Company’s corporate structure affecting Post-Closing Company Class A common stock occurs (other than any ordinary dividends or other ordinary distributions), to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the ESPP, the administrator of the ESPP will make adjustments to the number and class of shares that may be delivered under the ESPP and/or the purchase price per share and number and class of shares covered by each option granted under the ESPP that has not yet been exercised, and the numerical share limits under the ESPP.

Administration

The Post-Closing Company Board or a committee appointed by the Post-Closing Company Board will have authority to administer the ESPP. Unless and until determined otherwise by the Post-Closing Company Board, the compensation committee of the Post-Closing Company Board will administer the ESPP. For purposes of the remainder of this proposal, references to the administrator will mean the administrator of the ESPP. The administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate any subsidiaries of the Post-Closing Company as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary or advisable for the administration of the ESPP, including, but not limited to, adopting such procedures, sub-plans and appendices to the subscription agreement as are necessary or appropriate to permit participation in the ESPP by employees who are non-U.S. nationals or employed outside the United States. The administrator’s findings, decisions and determinations will be final and binding on all participants to the maximum extent permitted by law.

Eligibility

Generally, any of our employees will be eligible to participate in our ESPP if they are customarily employed by the Post-Closing Company or any of its participating subsidiaries for at least 20 hours per week and more than five months in any calendar year (or any lesser number of hours per week and/or number of months in any calendar year established by the administrator or if otherwise required by applicable law). The administrator, in its discretion, before an enrollment date for all options granted on such enrollment date in an offering, may determine (for each offering under the 423 Component, as defined below, on a uniform and nondiscriminatory basis or as otherwise permitted by applicable Treasury Regulations) that the definition of eligible employee will or will not include an individual if he or she: (1) has not completed at least two years of service (or a lesser period of time determined by the administrator) since the employee’s last hire date, (2) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (3) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (4) is a highly compensated employee within the meaning of Code Section 414(q) or (5) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or who is an officer or subject to disclosure requirements under Section 16(a) of the Exchange

Act. In addition, an employee may not be granted an option to purchase stock under our ESPP if the employee (1) immediately after the grant, would own stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Post-Closing Company or of any parent corporation or subsidiary corporation of the Post-Closing Company (a “5% Holder”); or (2) holds rights to purchase stock under all of the Post-Closing Company’s employee stock purchase plans that accrue at a rate which exceeds $25,000 worth of stock for each calendar year during which his or her right to purchase shares is outstanding at any time. As of December 31, 2025, PlusAI had approximately 170 employees (including five officers, of which two are employee members of the PlusAI Board), 168 of whom (including the three officers who are not employee members of the Board) are currently anticipated to be eligible to participate in the ESPP once it becomes effective and provided they remain employees of the Post-Closing Company or its parents or subsidiaries. As of December 31, 2025, Messrs. Liu and Zheng are 5% Holders, and therefore will not be eligible to participate in the ESPP while they remain 5% Holders. Any CCIX employees or service providers are expected to terminate their services with CCIX no later than the consummation of the business combination, and therefore are not expected to be eligible to participate in the ESPP.

Participants may end their participation at any time during an offering period (subject to administrative deadlines set for the offering period) and will be paid their accrued contributions that have not yet been used to purchase shares of Post-Closing Company Class A common stock. Participation ends automatically upon termination of employment with the Post-Closing Company (or its participating subsidiaries).

Offering Periods and Purchase Periods

The ESPP will include a component (the “423 Component”) that is intended to qualify as an “employee stock purchase plan” under Code Section 423, and a component that does not comply with Code Section 423 (the “Non-423 Component”). The Non-423 Component will provide for substantially the same benefits as the 423 Component, except that the Non-423 Component may include features necessary to comply with applicable non-U.S. laws pursuant to rules, procedures or sub-plans adopted by the administrator. For purposes of this summary, a reference to the ESPP generally will mean the terms and operations of the 423 Component.

The ESPP will provide for offering periods with a duration and start and end dates as determined by the administrator, provided that no offering period will have a duration exceeding 27 months. Unless determined otherwise by the administrator, each offering period will have one purchase period with the same duration as the offering period. The administrator is authorized to change the duration of future offering periods and purchase periods under the ESPP, including the starting and ending dates of offering periods and purchase periods and the number of purchase periods in any offering period. Unless determined otherwise by the administrator and to the extent an offering period provides for more than one exercise date in such offering period, if the fair market value of a share of Post-Closing Company Class A common stock on an exercise date is less than the fair market value of a share of Post-Closing Company Class A common stock on the first trading day of the offering period, participants in that offering period will be withdrawn from that offering period following their purchase of shares on such exercise date and automatically will be enrolled in a new offering period.

Contributions

The ESPP will permit participants to purchase shares of Post-Closing Company Class A common stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for overtime, shift premium, commissions, incentive compensation, equity compensation, bonuses, and other similar compensation. The administrator may change the compensation eligible for contribution under the ESPP on a uniform and nondiscriminatory basis for future offering periods. The administrator, in its discretion, may increase or decrease the maximum percentage of compensation that participants may elect as contributions during each offering period if such change is announced before the scheduled beginning of the first offering period to be affected thereafter.

Exercise of Purchase Option

Amounts deducted and accumulated by a participant under the ESPP are used to purchase shares of Post-Closing Company Class A common stock at the end of each purchase period. The purchase price of the shares will be 85% of the lower of (1) the fair market value of a share of Post-Closing Company Class A common stock on the first trading day of the offering period and (2) the fair market value of a share of Post-Closing Company Class A common stock on the exercise date. A participant will be permitted to purchase a maximum of 2,500 shares during each offering period (subject to the adjustment provisions of the ESPP), provided that the administrator may increase or decrease such maximum number of shares for each purchase period or offering period. Until shares of Post-Closing Company Class A common stock are issued (as evidenced by the appropriate entry on our books or the books of a duly authorized transfer agent of ours) to a participant, the participant will have only rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder with respect to such shares.

Termination of Participation

Participation in the ESPP generally will terminate when a participating employee’s employment with the Post-Closing Company or a participating subsidiary ceases for any reason or the employee otherwise ceases to be eligible to participate pursuant to the terms of the ESPP, the employee withdraws from the ESPP or the Post-Closing Company terminates or amends the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, generally the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

A participant will not be permitted to transfer the contributions credited to his or her ESPP account or rights granted under the ESPP, other than by will or the laws of descent and distribution.

Dissolution or Liquidation

In the event of the Post-Closing Company’s proposed dissolution or liquidation, any offering period in progress will be shortened by setting a new exercise date and will terminate immediately before the completion of such proposed transaction, unless determined otherwise by the administrator.

Merger or Change in Control

In the event of a merger or change in control of the Post-Closing Company, as defined in the ESPP, a successor corporation (or the successor corporation’s parent corporation or subsidiary corporation) may assume or substitute for each outstanding option. If the successor corporation (or the successor corporation's parent corporation or subsidiary corporation) does not assume or substitute for the options, the offering period then in progress under the ESPP will be shortened, and a new exercise date will be set to occur before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Effective Date; Amendment; Termination

The ESPP will become effective upon the latest to occur of (1) the date of its initial adoption by the CCIX Board, (2) the date of its initial approval by CCIX shareholders, and (3) the Effective Time, and will continue in effect for 20 years unless the administrator terminates it earlier. We currently expect the effectiveness of the ESPP will occur as of the Effective Time (subject to approval by the CCIX shareholders). The administrator will have the authority to modify, amend, suspend or terminate the ESPP at any time. If the ESPP is terminated, the administrator may elect to terminate all outstanding offering periods either immediately or upon the next exercise date, or may elect to permit offering periods to expire in accordance with their terms. If the offering periods are terminated prior to expiration, all amounts then credited to participants’ accounts that have not been used to purchase shares will be returned to the participants.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the ESPP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or transfers by gift, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction to which the participant may be subject. As a result, tax consequences for any particular participant may vary based on individual circumstances. Further, tax consequences for employees participating in the Non-Section 423 Component of the ESPP are not discussed. This summary is not intended to be tax advice to participants, who should consult their own tax advisors.

The Section 423 Component of the ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Post-Closing Company, upon either the grant or the exercise of purchase options. Taxable income will not be recognized until there is a sale or other disposition of the shares of Post-Closing Company Class A common stock acquired under the ESPP or in the event of the participant’s death while still owning the purchased shares of Post-Closing Company Class A common stock.

If the participant sells or otherwise disposes of the purchased shares of Post-Closing Company Class A common stock within two years after the start date of the offering period in which the shares of Post-Closing Company Class A common stock were acquired or within one year after the date of purchase of those shares of Post-Closing Company Class A common stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares of Post-Closing Company Class A common stock on the exercise date exceeded the purchase price paid for those shares of Post-Closing Company Class A common stock, and the Post-Closing Company will be entitled to an income tax deduction equal in amount to such excess, for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares of Post-Closing Company Class A common stock, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares of Post-Closing Company Class A common stock have been held for more than one year since the date of purchase, the gain or loss will be long-term capital gain or loss.

If the participant sells or disposes of the purchased shares of Post-Closing Company Class A common stock more than two years after the start date of the offering period in which the shares of Post-Closing Company Class A common stock were acquired and more than one year after the date of purchase of those shares of Post-Closing Company Class A common stock, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (1) the amount by which the fair market value of the shares of Post-Closing Company Class A common stock on the sale or disposition date exceeded the purchase price paid for those shares of Post-Closing Company Class A common stock, or (2) 15% of the fair market value of the shares of Post-Closing Company Class A common stock on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares of Post-Closing Company Class A common stock on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Post-Closing Company will not be entitled to an income tax deduction with respect to such disposition.

Plan Benefits

Participation in the ESPP is voluntary and the number of shares of Post-Closing Company Class A common stock that would be purchased in any year or offering period under the ESPP is dependent on various factors such as each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the ESPP. Further, such number of shares of Post-Closing Company Class A common stock that may be purchased under the ESPP is determined, in part, by the price of the shares of Post-Closing Company Class A common stock on the first day of each offering period and applicable exercise date of each purchase period. Accordingly, the actual number of shares of Post-Closing Company Class A common stock that would be purchased by any individual under the ESPP in the future is not determinable. We have not previously sponsored an employee stock purchase plan, and, therefore, the number of shares which would have been received by or allocated to named executive officers, all current executive officers as a group, and all other current employees who may participate in the ESPP as a group are not determinable. Non-employee directors are not eligible to participate in the ESPP. Additionally, under the applicable tax rules, employees are not eligible to participate in the ESPP if they are 5% Holders. As of December 31, 2025, each of Messrs. Liu and Zheng is a 5%

Holder, and therefore will not be eligible to participate in the ESPP while he remains a 5% Holder. Individuals who will be executive officers of the Post-Closing Company have an interest in this proposal because they may be eligible to participate in the ESPP (provided that 5% Holders are not eligible to participate while they remain 5% Holders). As of January 7, 2026, the closing price of a CCIX Class A ordinary share was $10.64.

Registration with the SEC

The Post-Closing Company intends to file a Registration Statement on Form S-8 relating to the issuance of Post-Closing Company Class A common stock under the ESPP with the SEC pursuant to the Securities Act as soon as practicable after the Post-Closing Company becomes eligible to use such form, subject to the prior approval of the ESPP by the CCIX shareholders.

Vote Required

The approval of the ESPP proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by the holders of outstanding CCIX Ordinary Shares at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the ESPP proposal.

The ESPP proposal is conditioned on the approval of each of the other condition precedent proposals. Therefore, if any of such other proposals are not approved, the stock issuance proposal will have no effect, even if approved by the requisite holders of CCIX Ordinary Shares. If any of those proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement may be terminated and the business combination may not be consummated.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and CCIX’s officers and directors intend, to vote the CCIX Ordinary Shares owned by them in favor of the ESPP proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the ESPP proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

Recommendation of the CCIX Board

THE CCIX BOARD UNANIMOUSLY RECOMMENDS THAT CCIX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

When you consider the CCIX Board’s recommendation of these proposals, you should keep in mind that our directors and officers, as well as the Sponsor, have interests in the Transactions that are different from, or in addition to, the interests of CCIX shareholders generally. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” for additional information.

PROPOSAL NO. 8 — THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the business combination proposal, the domestication proposal, the organizational documents proposal, the stock issuance proposal, the incentive plan proposal and the ESPP proposal are approved, CCIX is seeking shareholder approval on a non-binding advisory basis by ordinary resolution of the election, effective immediately in connection with the Closing, of the individuals listed below to serve as directors of the Post-Closing Company in the respective classes noted below, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.

Prior to the closing of an initial business combination, CCIX’s current articles of association prescribe that only holders of CCIX Class B Ordinary Shares are entitled to appoint and remove directors. Accordingly, the Director Election Proposal is being voted on by CCIX shareholders on a non-binding advisory basis.

Election of Directors

Pursuant to the business combination, CCIX has agreed to take all necessary action, including causing the members of the CCIX Board to resign, so that effective at the Closing, the entire Post-Closing Company Board will consist of seven individuals. The directors will be classified into three classes, with each director holding office for a three-year term or until the next annual meeting of stockholders at which such director’s class is up for election and where such person’s successor is elected and qualified.

Prior to the closing of an initial business combination, CCIX's current articles of association prescribe that only holders of CCIX Class B Ordinary Shares are entitled to vote on ordinary resolutions to appoint and remove directors. Accordingly, the director election proposal is being voted on by CCIX shareholders on a non-binding advisory basis.

Under the Proposed Certificate of Incorporation, and subject to the rights of holders of Post-Closing Company preferred stock with respect to the election of directors, the directors of the Post-Closing Company will be divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. CCIX is proposing the approval by ordinary resolution of the election of the following seven individuals, who will take office immediately following the Closing and who will constitute all the members of the Post-Closing Company Board: (1) Richard Lim and Hao Zheng as Class I directors, (2) David C. Peterschmidt as the Class II director, and (3) David Liu and Harry J. Harczak, Jr. as Class III directors.

If elected, the initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders. At each annual meeting of stockholders beginning with the first annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election. Each director in each such class shall hold office until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal. It is anticipated that David Liu will be designated as chairman of the Post-Closing Company Board and David C. Peterschmidt will be designated as the lead independent director. Each of Harry J. Harczak, Jr., Richard Lim and David C. Peterschmidt is expected to qualify as an independent director under Nasdaq listing standards.

Subject to other provisions in the Proposed Certificate of Incorporation, the number of directors that constitutes the entire Post-Closing Company Board will be fixed solely by a resolution adopted by a majority of the number of authorized directorships, whether or not there exist any vacancies or other unfilled seats in previously authorized directorships on the Post-Closing Company Board. Each director of the Post-Closing Company Board will hold office until the expiration of the term for which such director is elected and until such person’s successor has been duly elected and qualified or until such person’s earlier resignation, death, or removal.

If the number of directors is hereafter changed, any increase or decrease in directorships will be so apportioned among the classes by the Post-Closing Company Board as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Post-Closing Company Board will shorten the term of any incumbent director.

Subject to the rights of holders of any series of Post-Closing Company preferred stock with respect to the election of directors, for so long as the Post-Closing Company Board is classified, any director may be removed from office by the stockholders only for cause. Vacancies occurring on the Post-Closing Company Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining directors of the Post-Closing Company Board then in office, even though less than a quorum, or by a sole remaining director, and not by stockholders of the Post-Closing Company. A person so elected by the Post-Closing Company Board to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until such person’s successor will be duly elected and qualified, or until such director’s earlier death, resignation or removal.

The CCIX Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the CCIX record date and is based in part on information furnished by the nominees and in part from CCIX’s and PlusAI’s records.

Nominees

At the Closing, in accordance with the terms of the Merger Agreement and assuming the election of the nominees set forth in this section, the members of the Post-Closing Company Board will be as follows:

Class I Directors: Richard Lim and Hao Zheng;

Class II Director: David C. Peterschmidt; and

Class III Directors: David Liu and Harry J. Harczak, Jr.

Information regarding each nominee is set forth in the section of this proxy statement/prospectus entitled “Board of Directors and Management After the Business Combination.”

Other than the requirement under the Merger Agreement that the parties thereto take all necessary action so that effective at the Closing the Post-Closing Company Board will consist of five directors chosen by PlusAI and two directors chosen by the Sponsor (who will serve as one Class II Director and one Class III Director), there is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to such person’s office or position.

For more information about the experience of each of these director nominees of the Post-Closing Company Board following the Closing, see the section of this proxy statement/prospectus entitled “Board of Directors and Management After the Business Combination”; and for more information about the compensation of the members of the CCIX Board and executive officers of CCIX prior to the Closing, see the section of this proxy statement/prospectus entitled “Other Information Related to CCIX — Management, Directors and Executive Officers.”

Vote Required for Approval

The approval of the director election proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Accordingly, if a valid quorum is established, a CCIX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting with regard to the director election proposal will have no effect on such proposals.

Prior to the closing of an initial business combination, CCIX’s current articles of association prescribe that only holders of CCIX Class B Ordinary Shares are entitled to appoint and remove directors. This provision of the CCIX current articles of association may only be amended if approved by a special resolution passed by at least 90% (or, where such amendment is proposed in respect of the consummation of CCIX’s initial business combination, two-thirds) of the CCIX Ordinary Shares voting at the applicable general meeting, voting together as a single class. Accordingly, the director election proposal is being voted on by CCIX shareholders on a non-binding advisory basis only.

The director election proposal is conditioned on the approval of each of the other condition precedent proposals. Therefore, if any of the other condition precedent proposals are not approved, the director election proposal will have no effect, even if approved by the requisite votes of holders of CCIX Class B Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor has agreed to vote the CCIX Class B Ordinary Shares owned by it in favor of the director election proposal. As of the CCIX record date, the Sponsor owns 100.0% of the issued and outstanding CCIX Class B Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, that the director election proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

Recommendation of the CCIX Board

The CCIX Board believes that the director election proposal to be presented at the extraordinary general meeting is in the best interests of CCIX.

THE CCIX BOARD UNANIMOUSLY RECOMMENDS THAT THE CCIX SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE POST-CLOSING COMPANY BOARD.

PROPOSAL NO. 9 — THE ADJOURNMENT PROPOSAL

Overview

CCIX shareholders are also being asked to approve a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the business combination proposal, the domestication proposal, the organizational documents proposal, the advisory organizational documents proposal, the stock issuance proposal, the incentive plan proposal, the ESPP proposal, or the director election proposal (the “adjournment proposal”).

In no event will CCIX solicit proxies to adjourn the extraordinary general meeting or consummate the business combination beyond the date by which it may properly do so under CCIX’s current articles of association, the Companies Act or the Merger Agreement. The purpose of the adjournment proposal is to provide more time for the Sponsor, CCIX and/or their respective affiliates to make purchases of CCIX Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the business combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If an adjournment proposal is presented at the extraordinary general meeting and is not approved by CCIX shareholders, the CCIX Board may not be able to adjourn the extraordinary general meeting to a later date in order to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the condition precedent proposals. In such event, the business combination would not be completed.

Vote Required

The approval of the adjournment proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

Accordingly, if a valid quorum is established, a CCIX shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting and broker non-votes with regard to the adjournment proposal will have no effect on such proposal. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the adjournment proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment proposal (as such term is defined in CCIX’s proxy statement/prospectus dated January 12, 2026) be approved in all respects.”

Recommendation of the CCIX Board

THE CCIX BOARD UNANIMOUSLY RECOMMENDS THAT CCIX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO CCIX

Introduction

CCIX is a blank check company formed in order to effect a merger, amalgamation, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. CCIX was incorporated under the laws of the Cayman Islands on December 18, 2023.

CCIX’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Merger Agreement, CCIX’s efforts were limited to organizational activities, completion of the CCIX IPO and the evaluation of initial business combination candidates.

Initial Public Offering and Simultaneous Private Placement

On May 6, 2024, CCIX consummated its initial public offering of 28,750,000 CCIX public units, including 3,750,000 units under the underwriters’ over-allotment option. The CCIX public units were sold at a price of $10.00 per unit, generating gross proceeds to CCIX of $287,500,000. Simultaneously with the consummation of the CCIX IPO, CCIX completed the private sale of an aggregate of 725,000 private placement units to our Sponsor in the CCIX Private Placement at a purchase price of $10.00 per CCIX private placement unit, generating gross proceeds of $7,250,000.

Transaction costs amounted to $14,560,986, consisting of $5,750,000 of upfront discount to the underwriters, $10,062,500 of deferred underwriting fees, and $557,236 of other offering costs, offset by reimbursement from the underwriters of $1,808,750.

Following the consummation of the CCIX IPO, $287,500,000 was deposited into a U.S.-based trust account (the “trust account”) with Continental Stock Transfer & Trust Company acting as trustee (the “trustee”). Except as described in the prospectus for the CCIX IPO, these proceeds will not be released until the earlier of the completion of an initial business combination and CCIX’s redemption of 100% of the outstanding CCIX public shares upon its failure to consummate an initial business combination within the completion window.

Working Capital Loans

In addition, in order to finance transaction costs in connection with its initial business combination, the Sponsor or an affiliate of the Sponsor, or the CCIX’s officers and directors may, but are not obligated to, loan CCIX funds as may be required (“Working Capital Loans”). If CCIX completes its initial business combination, CCIX would repay the Working Capital Loans. In the event that the initial business combination does not close, CCIX may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Sponsor or its assigns or successors makes any Working Capital Loans, up to $1,500,000 of such loans may be convertible into units of CCIX at a price of $10.00 per unit at the option of the lender. The units and their underlying securities would be identical to the CCIX private placement units. As of September 30, 2025 and December 31, 2024, CCIX had no borrowings under such loans. On December 2, 2025, CCIX issued an unsecured promissory note in the aggregate principal amount of up to $1,500,000 to the Sponsor (the “Note”), for working capital needs. As of the date of this proxy statement/prospectus, CCIX has not borrowed any amounts under the Note.

Sponsor Information

The Sponsor is a Delaware limited liability company and was formed to invest in CCIX. Although Sponsor is permitted to undertake any activities permitted under the Delaware Limited Liability Company Act and other applicable law, Sponsor’s business is focused on investing in CCIX.

Material Interests of Mr. Klein in Sponsor. Michael Klein is the controlling shareholder of MKA, which is the managing member of Sponsor, and controls the management of Sponsor, including the exercise of voting and investment discretion over the securities of CCIX held by Sponsor, representing 725,000 CCIX private placement units and 7,187,500 CCIX Founder Shares. Because of this control relationship, the securities beneficially owned by CCIX may also be deemed to be beneficially owned by Mr. Klein for purposes of Rule 13d-3 of the Exchange Act. For more information about Sponsor and its controlling persons, see the section entitled “Beneficial Ownership of Securities.” MKA, together with Garden State Capital Partners II, LLC, of which Mr. Klein is the managing member, are members of the Sponsor and hold in the aggregate 52% of the Sponsor membership interests reflecting indirect interests in the CCIX Founder Shares and 4% of the Sponsor membership interests reflecting indirect interests in the CCIX private placement units.

Material Interests of Third Party Investors in Sponsor. In connection with the CCIX IPO, certain funds advised by Magnetar Financial LLC invested $5,000,000 in, and were admitted as members of, the Sponsor in exchange for interests in the Sponsor corresponding to 500,000 CCIX private placement units and 2,500,000 CCIX Founder Shares, representing indirect interests of approximately 35% of the CCIX Founder Shares and 69% of the CCIX private placement units. In addition to the Magnetar funds, 4 other third party accredited investors with prior business relationships with MKA are members of the Sponsor and hold in the aggregate 13% of the Sponsor membership interests reflecting indirect interests in the CCIX Founder Shares and 27% of the Sponsor membership interests reflecting indirect interests in the CCIX private placement units. Such investors have no right to control the Sponsor or participate in any decision regarding the disposal of any security held by the Sponsor.

Other than Mr. Klein, none of the other members of Sponsor participate in CCIX’s activities. For more information about Sponsor and its controlling persons, see the section entitled “Beneficial Ownership of Securities.”

Experience with Other SPACs

Affiliates of Sponsor have previously sponsored the following other special purpose acquisition companies:

•
Churchill Capital Corp, completed a $690 million initial public offering in September 2018 and merged in May 2019 with Clarivate Analytics. At closing of the business combination in May 2019, Churchill Capital Corp delivered approximately $705 million of gross transaction proceeds to Clarivate. There were redemptions of less than 0.01% by the public shareholders in connection with the business combination. Churchill Capital Corp arranged PIPE financing for $15 million in connection with the business combination. Post-closing of the business combination, the Clarivate (NYSE: CLTV) common stock reached a high of $34.79 per share on June 7, 2021.
•
Churchill Capital Corp II completed a $690 million initial public offering in July 2019. In June 2021, Churchill Capital Corp II merged with both Software Luxembourg Holding S.A. (“Skillsoft”), and Global Knowledge Training LLC. There was no extension of the SPAC term. At closing of the business combination in June 2021, Churchill Capital Corp II delivered approximately $876.5 million of gross transaction proceeds to Skillsoft. There were redemptions of approximately 50.3% by the public shareholders in connection with the business combination. Churchill Capital Corp II arranged PIPE financing for $530 million in connection with the business combination. Post-closing of the business combination, the Skillsoft (NYSE: SKIL) common stock reached a high of $257.60 per share on November 15, 2021. Michael Klein, CCIX’s Chief Executive Officer, President and Chairman of the CCIX Board was the co-founder and Chairman of Churchill Capital Corp.

•
Churchill Capital Corp III completed a $1.1 billion initial public offering in February 2020. In October 2020, Churchill Capital Corp III merged with Claritev Corporation (formerly known as MultiPlan, Inc.). There was no extension of the SPAC term. At closing of the business combination in October 2020, Churchill Capital Corp III delivered approximately $3.6 billion of gross transaction proceeds to Claritev. There were redemptions of approximately 7.9% by the public shareholders in connection with the business combination. Churchill Capital Corp III arranged PIPE financing for $2.6 billion. Post-closing of the business combination, the Claritev (NYSE: CTEV) common stock reached a high of $418.80 per share on November 9, 2020.
•
Churchill Capital Corp IV completed a $2.07 billion initial public offering in August 2020. In July 2021, Churchill Capital Corp IV merged with Lucid Group, Inc. (“Lucid”), a manufacturer of luxury electric vehicles. There was no extension of the SPAC term. At closing of the business combination in July 2021, Churchill Capital Corp IV delivered approximately $4.6 billion of gross transaction proceeds to Lucid. There were redemptions of less than 0.01% by the public shareholders in connection with the business combination. Churchill Capital Corp IV arranged PIPE financing for $2.5 billion. Post-closing of the business combination, Lucid (NASDAQ: LCID) common stock reached a high of $57.75 per share on November 17, 2021.
•
Churchill Capital Corp V completed a $500 million initial public offering in December 2020. Churchill Capital Corp V elected to not complete an initial business combination and in October 2023 was liquidated with the cash held in trust returned to shareholders.
•
Churchill Capital Corp VI completed its $552 million initial public offering in February 2021. Churchill Capital Corp VI elected to not complete an initial business combination and in December 2023 was liquidated with the cash held in trust returned to shareholders.
•
Churchill Capital Corp VII completed its $1.38 billion initial public offering in February 2021. In August 2023, Churchill Capital Corp VII entered into a definitive agreement to merge with CorpAcq Holdings Limited (“CorpAcq”), a corporate compounder with a record of acquiring and supporting founder-led businesses. In August 2024, the definitive agreement with CorpAcq was terminated and Churchill Capital Corp VII was liquidated with the cash held in trust returned to shareholders.
•
AltC Acquisition Corp completed its $500 million initial public offering in July 2021. AltC Acquisition Corp was formally known as Churchill Capital Corp VIII. In July 2023, AltC Acquisition Corp entered into a definitive agreement to merge with Oklo Inc. In October 2023, the AltC Acquisition Corp shareholders approved a nine-month extension of the SPAC to provide sufficient time for the closing of the announced business combination with Oklo. There were redemptions of approximately 44.4% by the public shareholders in connection with the nine-month extension vote. AltC Acquisition Corp retained in excess of $300 million in its trust account following the extension. In May 2024, AltC Acquisition Corp shareholders approved the business combination with Oklo. At closing of the business combination, AltC Acquisition Corp delivered approximately $306 million of gross transaction proceeds to Oklo. There were redemptions of less than 0.01% by the public shareholders in connection with the business combination. Post-closing of the business combination, the Oklo (NYSE: OKLO) common stock reached a high of $193.84 on October 15, 2025.
•
Churchill Capital Corp X completed its $414 million initial public offer in May 2025. In September 2025, Churchill Capital Corp X entered into a definitive agreement to merge with ColdQuanta, Inc.
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Churchill Capital Corp XI completed its $414 million initial public offer in December 2025.

Michael Klein, CCIX’s Chief Executive Officer, President and Chairman of the CCIX Board, previously served as the co-founder and Chairman of Churchill Capital Corp. Mr. Klein previously served as the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp II, Churchill Capital Corp III, Churchill Capital Corp IV and AltC Acquisition Corp. Mr. Klein also previously served as the Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp V, Churchill Capital Corp VI and Churchill Capital Corp VII. Mr. Klein currently serves as Chief Executive Officer, President and Chairman of the Churchill Capital Corp X Board and the Churchill Capital Corp XI Board.

Jay Taragin, CCIX’s Chief Financial Officer, previously served as the Chief Financial Officer of Churchill Capital Corp III, Churchill Capital Corp IV, AltC Acquisition Corp, Churchill Capital Corp V, Churchill Capital Corp VI and Churchill Capital Corp VII. Jay Taragin currently serves as Chief Financial Officer of Churchill Capital Corp X and Churchill Capital Corp XI.

Stephen Murphy, a Director of CCIX, previously served as a Director of Churchill Capital Corp VI and Churchill Capital Corp VII. Stephen Murphy currently serves as Director of Churchill Capital Corp X.

William Sherman, a Director of CCIX currently serves as Director of Churchill Capital Corp X and Churchill Capital Corp XI.

Paul D. Lapping, a Director of CCIX, previously served as the Chief Financial Officer, Treasurer, Secretary, and a Director of 57th Street General Acquisition Corp, a special acquisition company. Mr. Lapping also previously served as Chief Financial Officer, Treasurer, and Secretary of Alternative Asset Management Acquisition Corp., also a special acquisition company. Paul Lapping currently serves as Director of Churchill Capital Corp X.

Sponsor and Affiliates Compensation

The following table sets forth the payments received by Sponsor and its affiliates from CCIX prior to or in connection with the completion of the initial business combination and the securities issued by CCIX to Sponsor or its affiliates:

Entity/Individual	Amount of Compensation Received or Securities Issued	Consideration Paid or to be Paid
Sponsor

7,187,500 CCIX Founder Shares

725,000 CCIX Private Placement Units

Up to $600,000

Up to $1,500,000 in working capital loans, which loans may be convertible into units of CCIX at a price of $10.00 per unit.

Reimbursement for any out-of-pocket expenses related to identifying, investigation and completing an initial business combination

$25,000 (approximately $0.003 per share)

$7,250,000

Repayment of loans made to us to cover offering related and organizational expenses

Working capital loans to finance transaction costs in connection with an initial business combination

Services in connection with identifying, investigating and completing an initial business combination

M. Klein & Associates	$30,000 per month	Office space, administrative and shared personnel support services
Sponsor, our officers, directors, or our or their affiliates	Finder’s fee, advisory fee, consulting fee or success fee

Any services they render in order to effectuate the completion of our initial business combination.

We may engage one or more affiliates of our sponsor, officers or directors or their respective affiliates to provide additional services to us after this offering, including, for example, identifying potential targets or providing financial advisory services, and may pay such affiliates fair and reasonable fees or other compensation that would be determined at that time in an arm’s length negotiation.

See the section of this proxy statement/prospectus entitled “Proposal No. 1 —The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” for a further discussion of the compensation received by the Sponsor.

Conflicts of Interest

As a matter of Cayman Islands law, a director owes three types of duties to the company: (1) statutory duties, (2) fiduciary duties, and (3) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (1) a duty to act in what the director bona fide considers to be in the best interests of the company, (2) a duty to exercise their powers for the purposes they were conferred, (3) a duty to avoid fettering his or her discretion in the future and (4) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time.

As set out above, directors have a duty not to put themselves in a position of conflict. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in CCIX’s current articles of association or alternatively by shareholder approval at shareholder meetings.

Our management team is responsible for the management of our affairs. As described above and below, each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by law: (1) no individual serving as a director or an officer, among other persons, shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and (2) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and us, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

In addition, our sponsor, officers, directors, the Sponsor and our strategic and operating partners may participate in the formation of, or become an officer or director of, any other blank check company prior to completion of our initial business combination. As a result, our sponsor, officers, directors, the Sponsor and our affiliates could have conflicts of interest in determining whether to present business combination opportunities to us or to any other blank check company with which they may become involved. The Sponsor, Mr. Klein and the our strategic and operating partners have complete discretion, subject to applicable fiduciary duties, as to which blank check company they choose to pursue a business combination and the order in which they pursue business combinations for any of their existing or future blank check companies. As a result, the Sponsor, Mr. Klein and our strategic and operating partners may pursue business combinations for blank check companies that it has sponsored in any order, which could result in its more recent blank check companies completing business combinations prior to its blank check companies that were launched earlier. There are no contractual obligations governing the allocation of opportunities among the various blank check companies. Any determination as to which blank check company will pursue a particular acquisition target will be made based on the circumstances of the particular situation, including but not limited to the relative sizes of the blank check companies compared to the sizes of the targets, the need or desire for additional financings and the relevant experience of the directors, officers and our partners involved with a particular blank check company. Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties, contractual obligations or other material management relationships. The fiduciary duties owed by such individuals are prescribed by applicable law based on the jurisdiction of such entity’s incorporation, formation or organization.

We do not believe, however, that the fiduciary, contractual or other obligations or duties of our officers or directors, or of the Sponsor and our affiliates, or policies applicable to the Sponsor or any of our partners, will materially affect our ability to complete our initial business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

•
None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.
•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented. Please see “—Management, Directors and Executive Officers” for a description of our management’s other affiliations,
•
Our sponsor, officers and directors have agreed to waive their redemption rights with respect to any founder shares, private placement shares and any public shares held by them in connection with the consummation of our initial business combination. Additionally, our initial shareholders, officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private placement shares held by them if we fail to consummate our initial business combination within the completion window. However, if our initial shareholders or any of our officers, directors or affiliates acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to consummate our initial business combination within the completion window. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private placement units held in the trust account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. With certain limited exceptions, the founder shares will not be transferable, assignable or salable by our initial shareholders until the earlier of: (1) six months following the consummation of our initial business combination; or (2) subsequent to the consummation of our initial business combination, the date on which we consummate a transaction which results in all of our shareholders having the right to exchange their shares for cash, securities, or other property subject to certain limited exceptions. With certain limited exceptions, the private placement warrants and the ordinary shares underlying such warrants, will not be transferable, assignable or salable by our sponsor until 30 days after the completion of our initial business combination. Since our sponsor, officers and directors will directly or indirectly own ordinary shares and warrants following this offering, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.
•
Our key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our initial business combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination.
•
Our key personnel may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such key personnel was included by a target business as a condition to any agreement with respect to our initial business combination.

Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations that may present a conflict of interest:

Individual	Entity	Entity’s Business	Affiliation
Michael Klein	M. Klein and Company, LLC	Strategic advice	Founder and Managing Partner
	Skillsoft Corp.	Educational technology	Board Member
	Claritev	Healthcare cost management solutions	Board Member
	Oklo, Inc.	Energy solutions	Board Member
	Churchill Capital Corp X	Blank check company	Chief Executive Officer, President and Chairman
	Churchill Capital Corp XI	Blank check company	Chief Executive Officer, President and Chairman
	Evolution Media Capital	Financial advisory company	Director
	TBG AG	Investment company	Director
	Magic Leap	Technology and manufacturing company	Director
	Garden State Capital Partners LLC	Strategic advice	Founder and Managing Member
	Garden State Capital Partners II LLC	Strategic advice	Founder and Managing Member

Jay Taragin	M. Klein and Company, LLC	Strategic advice	Chief Financial Officer
	Churchill Capital Corp X	Blank check company	Chief Financial Officer
	Churchill Capital Corp XI	Blank check company	Chief Financial Officer
Stephen Murphy	Merivel Capital Partners LLP	Private Placement Group	Co-Founder
	Authentic Bespoke Limited	Investment Group	Co-Founder and Executive Chairman
	Qalaa Holdings SAE(1)	Investment Group	Director
	Churchill Capital Corp X	Blank check company	Director
William Sherman	Churchill Capital Corp X	Blank check company	Director
	Churchill Capital Corp XI	Blank check company	Director
Paul Lapping	Jakal Investments, LLC	Investment Firm	Founder and Manager
	Churchill Capital Corp X	Blank check company	Director

(1)
Includes various companies related to Qalaa Holdings SAE.

Fair Market Value of Target Business

The target business or businesses that CCIX acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (net of amounts withdrawn to fund certain working capital requirements and/or to pay our taxes and excluding the deferred underwriting fees from the CCIX IPO held in the trust account) at the time of the execution of a definitive agreement for an initial business combination, although CCIX may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. The CCIX Board determined that this test was met in connection with the business combination, as described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Satisfaction of the 80% Test.”

Shareholder Approval of an Initial Business Combination

Under CCIX’s current articles of association, in connection with any proposed initial business combination, CCIX must seek shareholder approval of such initial business combination at a meeting called for such purpose in connection with which CCIX public shareholders may seek to redeem their CCIX public shares for cash, regardless of whether they vote “for” or “against” the proposed initial business combination, subject to the limitations described in the prospectus for the CCIX IPO. Accordingly, in connection with the business combination, CCIX public shareholders may seek to redeem their CCIX public shares for cash in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Shareholder Meeting

Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to vote their CCIX Ordinary Shares, including any CCIX Founder Shares and CCIX private placement shares held by them as of the CCIX record date, in favor of the business combination proposal and the other proposals described in this proxy statement/prospectus.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding CCIX or its securities, the Sponsor, PlusAI and/or their respective affiliates may purchase shares from institutional and other investors that vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire CCIX Ordinary Shares, not redeem their CCIX Ordinary Shares in connection with the business combination or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements for the business combination to be approved if it appears that such requirements would otherwise not be met.

Redemption of CCIX Public Shares and Liquidation if No Initial Business Combination

If CCIX is unable to complete the business combination within the completion window, CCIX will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter (and subject to lawfully available funds therefor), redeem the CCIX public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account (which interest shall be net of permitted withdrawals and less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding CCIX public shares, which redemption will completely extinguish CCIX public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of remaining shareholders and the CCIX Board, liquidate and dissolve, subject in each case to CCIX’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to CCIX Warrants, which will expire without value to the holder if CCIX fails to complete the initial business combination within the completion window.

Our Sponsor, officers and directors will not be entitled to rights to liquidating distributions from the trust account with respect to any CCIX Founder Shares or CCIX private placement shares held by them if CCIX fails to complete the initial business combination within the completion window. However, if the Sponsor, officers or directors acquire CCIX public shares in or after the CCIX IPO, they will be entitled to liquidating distributions from the trust account with respect to such CCIX public shares if CCIX fails to complete the initial business combination within the completion window.

Our Sponsor, officers and directors have agreed that they will not propose any amendment to CCIX’s current articles of association (1) in a manner that would affect the substance or timing of CCIX’s obligation to redeem 100% of the CCIX public shares if CCIX does not complete an initial business combination within the completion window or (2) with respect to any other provision relating to the right of holders of the CCIX Class A Ordinary Shares or pre-initial business combination activity, unless CCIX provides the CCIX public shareholders with the opportunity to redeem their CCIX Class A Ordinary Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of permitted withdrawals), divided by the number of then outstanding CCIX public shares. Pursuant to CCIX’s current articles of association, such an amendment would need to be approved by a special resolution.

We expect that all costs and expenses associated with implementing CCIX’s liquidation, as well as payments to any creditors, will be funded from amounts remaining out of the $2,412,564 (as of December 31, 2024) of proceeds held outside the trust account, although CCIX cannot assure CCIX’s shareholders that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing CCIX’s liquidation, to the extent that there is any interest accrued in the trust account following permitted withdrawals, CCIX may request the trustee to release to CCIX an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If CCIX were to expend all of the net proceeds of the CCIX IPO and the sale of the CCIX private placement units, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per share redemption amount received by shareholders upon CCIX’s dissolution would be approximately $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of CCIX’s creditors which would have higher priority than the claims of the CCIX public shareholders. CCIX cannot assure CCIX’s shareholders that the actual per share redemption amount received by shareholders will not be substantially less than $10.00. While CCIX intends to pay such amounts, if any, CCIX cannot assure CCIX’s shareholders that CCIX will have funds sufficient to pay or provide for all creditors’ claims.

Although CCIX will seek to have all vendors, service providers (other than CCIX’s independent registered public accounting firm), prospective target businesses and other entities with which CCIX does business execute agreements with CCIX waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of the CCIX public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against CCIX’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, CCIX’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to CCIX than any alternative. Examples of possible instances where CCIX may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CCIX is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CCIX and will not seek recourse against the trust account for any reason. Our Sponsor has agreed that it will be liable to CCIX if and to the extent any claims by a third party (other than CCIX’s independent public accounting firm) for services rendered or products sold to us, or a prospective target business with which CCIX has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below (1) $10.00 per CCIX public share or (2) such lesser amount per CCIX public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of permitted withdrawals, except as to any claims by a third party that executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) and except as to any claims under CCIX’s indemnity of the underwriters of the CCIX IPO against certain liabilities, including liabilities under the Securities Act. However, CCIX has not asked the Sponsor to reserve for such indemnification obligations, nor has CCIX independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and CCIX believes that the Sponsor’s only assets are securities of the Company. Therefore, CCIX cannot assure CCIX’s shareholders that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the initial business combination and redemptions could be reduced to less than $10.00 per CCIX public share. In such event, CCIX may not be able to complete the initial business combination, and CCIX’s shareholders would receive such lesser amount per share in connection with any redemption of their CCIX public shares. None of CCIX’s officers or directors will indemnify CCIX for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (1) $10.00 per CCIX public share or (2) such lesser amount per CCIX public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of permitted withdrawals, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, CCIX’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While CCIX currently expects that CCIX’s independent directors would take legal action on CCIX’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that CCIX’s independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. CCIX has not asked the Sponsor to reserve for such indemnification obligations and CCIX cannot assure CCIX’s shareholders that the Sponsor would be able to satisfy those obligations. Accordingly, CCIX cannot assure CCIX’s shareholders that due to claims of creditors the actual value of the per share redemption price will not be less than $10.00 per CCIX public share.

CCIX will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than CCIX’s independent registered public accounting firm), prospective target businesses or other entities with which CCIX does business execute agreements with CCIX waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under CCIX’s indemnity of the underwriters of the CCIX IPO against certain liabilities, including liabilities under the Securities Act. As of December 31, 2024, CCIX had access to up to $2,412,564 from the proceeds of the CCIX IPO and CCIX Private Placement, as well as permitted withdrawals, with which to pay any such potential claims (including costs and expenses incurred in connection with CCIX’s liquidation, currently estimated to be no more than approximately $100,000). In the event that CCIX liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the trust account could be liable for claims made by creditors.

If CCIX files a winding up petition or a winding up petition is filed against CCIX that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and a liquidator may determine that such funds should be included in CCIX’s bankruptcy or insolvency estate and subject to the claims of third-party creditors with priority over the claims of CCIX’s shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, CCIX cannot assure CCIX’s shareholders that CCIX will be able to return $10.00 per share to the CCIX public shareholders. Additionally, if CCIX files a winding up petition or a winding up petition is filed against CCIX that is not dismissed, any distributions received by shareholders could be subject to challenge under applicable debtor/creditor and/or insolvency laws as a “voidable preference” or a “fraudulent conveyance, preference or disposition.” As a result, a liquidator or a bankruptcy or other court could seek to recover some or all amounts received by CCIX’s shareholders. Furthermore, the CCIX Board may be viewed as having breached its fiduciary duty to CCIX or CCIX’s creditors and/or may have acted in bad faith, and thereby exposing itself and the Company to claims of punitive damages, by paying CCIX public shareholders from the trust account prior to addressing the claims of creditors. CCIX cannot assure CCIX’s shareholders that claims will not be brought against CCIX for these reasons.

Facilities

CCIX currently maintains its executive offices at 640 Fifth Avenue, 14th Floor, New York, NY 10019. The cost for this space is included in the $30,000 per-month aggregate fee an affiliate of the Sponsor charges CCIX for office space, administrative and support services pursuant to an administrative services agreement between CCIX and such affiliate of the Sponsor. CCIX believes, based on rents and fees for similar services in the relevant areas, that the fee charged by such affiliate of the Sponsor is at least as favorable as CCIX could have obtained from an unaffiliated person. CCIX considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations. Upon completion of an initial business combination, CCIX will cease paying these monthly fees.

Upon consummation of the business combination, the principal executive offices of CCIX will be those of PlusAI, at which time nothing more will be paid to such affiliate of the Sponsor.

Employees

CCIX has two executive officers. These individuals are not obligated to devote any specific number of hours to CCIX’s matters and intend to devote only as much time as they deem necessary to its affairs. CCIX does not intend to have any full-time employees prior to the consummation of an initial business combination.

Management, Directors and Executive Officers

CCIX’s current directors and executive officers are as follows:

Name	Age	Position
Michael Klein	62	Chief Executive Officer, President, and Chairman of the Board of Directors
Jay Taragin	59	Chief Financial Officer
Stephen Murphy	62	Director
William Sherman	62	Director
Paul D. Lapping	63	Director

Michael Klein has been the Chief Executive Officer, President and the Chairman of the CCIX Board since December 2023. Mr. Klein has also been the Chief Executive Officer, President and Chairman of Churchill Capital Corp X since January 2024 and the Chief Executive Officer, President and Chairman of Churchill Capital Corp XI since June 2025. Mr. Klein was the co-founder and Chairman of Churchill Capital Corp, a blank check company formed in 2018. Churchill Capital Corp merged with Clarivate Analytics in May 2019. Mr. Klein served as a member of the board of directors of Clarivate Plc from May 2019 until October 2020. Mr. Klein was the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp II, a blank check company formed in 2019. Churchill Capital Corp II merged with Skillsoft Corp. in June 2021, and Mr. Klein currently serves on the board of directors of Skillsoft Corp. Mr. Klein was also the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp III, a blank check company formed in 2019. Churchill Capital Corp III merged with Claritev Inc. (f/k/a MultiPlan, Inc.), in October 2020, and Mr. Klein currently serves on the board of directors of Claritev. Mr. Klein was also the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp IV, a blank check company formed in 2020. Churchill Capital Corp IV merged with Lucid Group, Inc. in July 2021. Mr. Klein was also previously the Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp V, a blank check company whose sponsor is an affiliate of MKA, from its initial public offering until November 2023, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp VI, a blank check company whose sponsor is an affiliate of MKA, from its initial public offering until December 2023 and Churchill Capital Corp VII, a blank check company whose sponsor is an affiliate of MKA, until August 2024.

Mr. Klein founded and became Chief Executive Officer and Chairman of the Board of Directors of AltC Acquisition Corp., a blank check company formed in 2021. AltC Acquisition Corp. merged with Oklo, Inc. in July 2023. Mr. Klein currently serves as a member of the board of directors of Oklo Inc. Mr. Klein is the founder and managing partner of M. Klein and Company, LLC, which he founded in 2012. M. Klein and Company, LLC is a global strategic advisory firm that provides its clients with a variety of advice tailored to their objectives. Mr. Klein is a strategic advisor to global companies, boards of directors, senior executives, governments and institutional investors. Mr. Klein’s background in strategic advisory work was built during his 30-year career, including more than two decades at Citi and its predecessors, during which he initiated and executed strategic advisory transactions. He began his career as an investment banker in the M&A Advisory Group at Salomon Smith Barney and subsequently became Chairman and Co-Chief Executive Officer of Citi Markets and Banking, with responsibilities for global corporate and investment banking and Global Transaction Services across Citi. Mr. Klein is a graduate of The Wharton School of the University of Pennsylvania, where he earned his Bachelor of Science in Economics with concentrations in finance and accounting. Mr. Klein was selected to serve on the CCIX Board due to his significant investment banking and advisory experience as well as his experience with SPACs.

Jay Taragin has served as CCIX’s Chief Financial Officer since December 2023. Mr. Taragin has also been the Chief Financial Officer of Churchill Capital Corp X since February 2024 and the Chief Financial Officer of Churchill Capital Corp XI since June 2025. Mr. Taragin is also the Chief Financial Officer of MKA which he joined in May 2019. He was previously the Chief Financial Officer of Churchill Capital Corp III and Churchill Capital Corp IV, until they completed their respective business combinations. He was also previously the Chief Financial Officer of Churchill Capital Corp V from its initial public offering until November 2023, the Chief Financial Officer of Churchill Capital Corp VI from its initial public offering until December 2023, the Chief Financial Officer of AltC Acquisition Corp from its initial public offering until May 2024 and the Chief Financial Officer of Churchill Capital Corp VII from its initial public offering until August 2024. Prior to joining MKA, Mr. Taragin served as the U.S. Scotiabank Chief Financial Officer from 2013 to 2017. Prior to Scotiabank, Mr. Taragin held a Chief Operating and Financial Officer role from 2009 to 2012 at Fundcore Finance Group LLC and held a variety of senior finance and audit roles at Merrill Lynch & Company from 1993 to 2009. In addition, Mr. Taragin worked at Credit Suisse and PricewaterhouseCoopers as a senior auditor and accountant. Mr. Taragin is a certified public accountant and holds a master’s degree in business administration from New York University Stern School of Business and a bachelor’s degree from Yeshiva University.

Stephen Murphy has served as a Director of CCIX as of the commencement of CCIX’s securities trading on Nasdaq. He previously served as a Director of Churchill Capital Corp VI and VII from 2021 until 2023. Mr. Murphy has also been a Director of Churchill Capital Corp X since August 2025. Since 2023, Mr. Murphy has served as the Co-Founding Partner of Merivel Capital Partners LLP, a boutique private placement group authorized by the UK FCA. Mr. Murphy has also served as the Co-Founder and Executive Chairman of Authentic Bespoke Limited, a boutique investment group, since 2017, and serves on the boards of all of its wholly owned subsidiaries. Mr. Murphy has significant past investment banking, principal investing, and direct entrepreneurial experience across a wide range of industries and is actively involved in a number of international businesses at board levels. Mr. Murphy is an angel investor in various technology companies which are pursuing “green” or sustainable solutions. Mr. Murphy serves as a director of various companies related to Qalaa Holdings SAE, which is involved in energy and infrastructure investments in Egypt. Mr. Murphy has also served principally as either a company director or chairman of various luxury goods companies in the UK and Ireland. Mr. Murphy was trained as a financial analyst in New York starting in 1986 and ultimately was made head of Salomon Brothers International’s M&A Group in London. He went on to become a Managing Director of Citigroup International. As a Managing Director of Citigroup International, Mr. Murphy was involved in the evaluation and execution of private and public financings and capital raising. Mr. Murphy received an M.A. from University of Dublin Trinity College. Mr. Murphy was selected to serve on our Board of Directors due to his significant financial and leadership experience.

William Sherman has served as a Director of CCIX since July 2024. Since May 2025, he has served as a Director of Churchill Capital Corp X. Since December 2025, he has served as a Director of Churchill Capital Corp XI. He has served as the Executive Vice President and Chief Operating Officer of Nat Sherman Inc., a third-generation, family-owned tobacco company from 1991 to January 2017. During his time at Nat Sherman Inc., Mr. Sherman played a pivotal role in the growth of the brand, establishing it as a leading luxury product in its category. His responsibilities spanned operations, manufacturing oversight, product development, and international sales management. As a leader in small manufacturing, Mr. Sherman was actively involved in numerous industry boards. He was a vocal advocate on regulatory and legislative issues, ensuring that the industry’s interests were well represented. In 2017, Mr. Sherman successfully spearheaded the sale of Nat Sherman Inc. to Altria Group Inc., marking a significant milestone in Nat Sherman Inc.’s history. Following the sale, Mr. Sherman retired but remains actively engaged in various roles. He serves on the Statesmen Athletic Association board of Hobart and William Smith Colleges, his alma mater, and has dedicated himself to an array of investment and philanthropic efforts. Mr. Sherman received a Bachelor of Arts degree from Hobart and William Smith Colleges. Mr. Sherman is well qualified to serve as a member of the CCIX Board due to his significant operational, financial and leadership experience.

Paul D. Lapping has served as a Director of CCIX since April 2025. Since April 2025, Mr. Lapping has also served as a Director of Churchill Capital Corp X. Mr. Lapping is the Manager of Jakal Investments, LLC, a private investment firm he founded in 2005. From January 2011 to October 2012, Mr. Lapping served as Chief Operating Officer of SuRo Capital Corp. Mr. Lapping previously served as a Director and Chief Financial Officer of New University Holdings Corp. from August 2010 to August 2011. From October 2009 to May 2011, Mr. Lapping was Chief Financial Officer, Treasurer, Secretary, and a Director of 57th Street General Acquisition Corp, a SPAC. Between 2007 and 2009, he served as Chief Financial Officer, Treasurer, and Secretary of Alternative Asset Management Acquisition Corp., also a SPAC. From 1995 to 2003, Mr. Lapping was a General Partner of Minotaur Partners II, L.P. and Merchant Partners, L.P., private equity partnerships focused on middle-market investments. From 1991 to 1995, Mr. Lapping led corporate development at Montgomery Ward Holding Corp., a diversified retail and direct marketing company. From 1988 to 1991, Mr. Lapping worked at Farley Industries, Inc., and its affiliated companies—including Fruit of the Loom, Inc., and West Point-Pepperell, Inc.—in corporate development and finance roles. Earlier in his career, Mr. Lapping worked with Golder, Thoma and Cressey, a private equity firm, and in the mergers and acquisitions group at Salomon Brothers Inc. Mr. Lapping is a Certified Public Accountant. He holds a Bachelor of Science degree from the University of Illinois and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

Director Independence

The rules of the Nasdaq require that a majority of the CCIX Board generally must be independent, subject to certain limited exceptions set forth thereunder. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The CCIX Board has determined that each of Mr. Murphy, Mr. Sherman and Mr. Lapping is an independent director under applicable SEC and Nasdaq rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Number and Terms of Office of Officers and Directors

The CCIX Board consists of four members. The CCIX Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. Sherman, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Mr. Lapping and Mr. Murphy, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Mr. Klein, will expire at the third annual general meeting. CCIX will not hold an annual meeting of shareholders until after it consummates its initial business combination.

Holders of the CCIX Class B Ordinary Shares have the right to appoint and remove all directors of the CCIX Board prior to consummation of the CCIX initial business combination and holders of the CCIX public shares will not have the right to vote on the appointment or removal of directors during such time. These provisions of the CCIX current articles of association may only be amended if approved by a special resolution passed by at least 90% (or, where such amendment is proposed in respect of the consummation of the CCIX initial business combination, two-thirds) of the CCIX Ordinary Shares voting at the applicable general meeting, voting together as a single class.

CCIX’s officers are appointed by the CCIX Board and serve at the discretion of the CCIX Board, rather than for specific terms of office. The CCIX Board is authorized to appoint persons to the offices set forth in the CCIX current articles of association as it deems appropriate. The current CCIX current articles of association provide that CCIX’s officers may consist of any Chairman or Co-Chairman of the CCIX Board, a Vice Chairman of the CCIX Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary, a Treasurer, Vice Presidents, one or more assistant Vice Presidents, one or more assistant Treasurers, one or more assistant Secretaries and such other officers as may be determined by CCIX Board.

Committees of the Board of Directors

The CCIX Board has two standing committees: an audit committee and a compensation committee. Both the audit committee and the compensation committee are composed solely of independent directors. Subject to phase-in rules and certain limited exceptions, the Nasdaq Rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. In addition, the Nasdaq Rules generally require that the compensation committee of a listed company be comprised solely of independent directors, subject to certain limited exceptions set forth thereunder. Each committee operates under a charter that was approved by the CCIX Board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

The members of the CCIX audit committee are Mr. Lapping, Mr. Murphy and Mr. Sherman. Under the Nasdaq Rules and applicable SEC rules, CCIX is required to have at least three members of the audit committee, all of whom must be independent, subject to the exception described below. We currently have three independent members of the audit committee, Mr. Lapping, Mr. Murphy and Mr. Sherman.

Mr. Murphy serves as interim chair of the audit committee. Each member of the audit committee is financially literate and the CCIX Board has determined that Mr. Murphy qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
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the appointment, compensation, retention, replacement and oversight of the work of the independent registered public accounting firm engaged by us;
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pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
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setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including, but not limited to, as required by applicable laws and regulations;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
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obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (3) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;
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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under the section entitled “CCIX’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;
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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and
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advising the board and any other board committees if the clawback provisions of Rule 10D-1 under the Exchange Act (the “SEC Clawback Rule”) are triggered based upon a financial statement restatement or other financial statement change, with the assistance of management and to the extent that our securities continue to be listed on an exchange and subject to the SEC Clawback Rule.

The audit committee charter complies with the rules of the Nasdaq.

Compensation Committee

The CCIX Board has established a compensation committee. Mr. Lapping, Mr. Murphy and Mr. Sherman currently serve as members of the compensation committee. Mr. Murphy also serves as the chair of the compensation committee. Under the Nasdaq Rules and applicable SEC rules, we are required to have at least two members of the Compensation Committee, all of whom must be independent, subject to certain limited exceptions set forth under the Nasdaq rules.

We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including, among other things:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
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reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;
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reviewing on an annual basis our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;
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assisting management in complying with our proxy statement and annual report disclosure requirements;
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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
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if required, producing a report on executive compensation to be included in our annual proxy statement;
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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and
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advising the board and any other board committees if the clawback provisions of the SEC Clawback Rule are triggered based upon a financial statement restatement or other financial statement change and perform any other tasks required of it by CCIX’s Executive Compensation Clawback Policy, with the assistance of Management and to the extent that our securities continue to be listed on an exchange and subject to the SEC Clawback Rule.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or the Nasdaq Rules. In accordance with Rule 5605 of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees will initially be Messrs. Lapping, Murphy and Sherman. In accordance with Rule 5605 of the Nasdaq Rules, each of Messrs. Lapping, Murphy and Sherman is independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our CCIX public shares will not have the right to recommend director candidates for nomination to our Board.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year none of our officers have served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on the CCIX Board.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We have previously filed a copy of our form of Code of Business Conduct and Ethics, audit committee charter and compensation committee charter as exhibits to the registration statement in connection with the CCIX IPO. You can review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees of the CCIX Board will be provided without charge upon request from us. If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC rules or the Nasdaq rules, we will disclose the nature of such amendment or waiver to our website at https://churchillcapital9.com/ rather than by filing a Current Report on Form 8-K. Please see the section entitled “Where You Can Find More Information.”

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company for so long as either (1) the market value of our CCIX public shares held by non-affiliates is less than $250,000,000 as of the end of our second fiscal quarter or (2) we have annual revenues of less than $100,000,000 and the market value of our Ordinary Shares held by non-affiliates is less than $700,000,000 as of the end of our second fiscal quarter.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against CCIX, and CCIX has not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

CCIX has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual, quarterly and current reports with the SEC. The SEC maintains an internet site at http://www.sec.gov that contains such reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In accordance with the requirements of the Exchange Act, CCIX’s annual reports contain financial statements audited and reported on by CCIX’s independent registered public accounting firm.

We are required to evaluate our internal control procedures beginning with the fiscal year ending December 31, 2025 as required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer an emerging growth company will we be required to have our internal control procedures audited. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We have filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act applicable to Exchange Act registered companies. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following May 6, 2029, (b) in which we have total annual gross revenue of at least $1,235,000,000 (as adjusted for inflation pursuant to the SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that is held by non-affiliates exceeds $700,000,000 as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1,000,000,000 in nonconvertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

CCIX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context indicates or otherwise requires, references in this proxy statement/prospectus to “we,” “us” or the “Company” refer to Churchill Capital Corp IX References to our “management” or our “management team” refer to our officers and directors, and references to the Sponsor refer to Churchill Sponsor IX, LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated in the Cayman Islands on December 18, 2023, formed for the purpose of effecting a business combination with one or more businesses that we have not yet identified. We intend to effectuate our business combination using cash derived from the proceeds of the CCIX IPO, the sale of the CCIX private placement units, our shares, debt or a combination of cash, shares and debt.

The registration statement in connection with the CCIX IPO became effective on May 1, 2025. On May 6, 2025, we consummated our initial public offering of 28,750,000 CCIX public units, including 3,750,000 CCIX public units issued pursuant to the full exercise of the over-allotment option. Each CCIX public unit consists of one CCIX Class A Ordinary Share and one-quarter of one CCIX public warrant. The CCIX public units were sold at a price of $10.00 per CCIX public unit, generating gross proceeds to us of $287,500,000.

Simultaneously with the closing of the CCIX IPO, we completed the sale of 725,000 CCIX private placement units to the Sponsor in the private placement at a purchase price of $10.00 per CCIX private placement units, generating gross proceeds to us of $7,250,000. The CCIX private placement units (and underlying securities) are identical to the CCIX public unit, except as otherwise disclosed in the section entitled “Description of Securities” of this proxy statement/prospectus.

Following the closing of the CCIX IPO and private placement, an amount of $287,500,000 from the net proceeds of the CCIX IPO and private placement was initially placed in the trust account. The trust account may be invested only (1) in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act with a maturity of 185 days or less, (2) any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, or (3) as cash or cash items (including in demand deposit accounts) at a bank as determined by us, until the earlier of: (a) the completion of a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses and (b) the distribution of the trust account, as described below.

We have until August 6, 2026 (27 months from the closing of the CCIX IPO), or until such earlier liquidation date as the CCIX Board may approve or such later date as our shareholders may approve pursuant to our amended and restated memorandum and articles of association, to consummate an initial business combination. If we are unable to complete an initial business combination within 27 months from the closing of the CCIX IPO (such 27 month period, as may be amended, the “completion window”), we will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the CCIX public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay taxes, if any, divided by the number of then outstanding CCIX public shares, which redemption will completely extinguish CCIX public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the CCIX Board, dissolve and liquidate, subject, in each case, to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure our shareholders that our plans to complete an initial business combination will be successful.

We may seek to extend the completion window consistent with applicable laws, regulations and stock exchange rules by amending our amended and restated memorandum and articles of association. Such an amendment would require the approval of CCIX public shareholders, who will be provided the opportunity to redeem all or a portion of their CCIX public shares in connection with the vote on such approval. Such redemptions will decrease the amount held in our trust account and our capitalization and may affect our ability to maintain our listing on Nasdaq. In addition, the Nasdaq rules currently require special purpose acquisition companies (including CCIX) to complete their initial business combinations within 36 months following the effective date of their IPO registration statements. If we do not meet such 36-month requirement, our securities will likely be subject to a suspension of trading and delisting from Nasdaq.

For more information regarding the Sponsor, see the section of this proxy statement/prospectus entitled “Proposal No. 1 —The Business Combination Proposal — Interests of Certain CCIX Persons in the Business Combination” and “Other Information Related to CCIX — Conflicts of Interest.”

Recent Developments

On December 2, 2025, CCIX issued the Note to the Sponsor in the aggregate principal amount of up to $1,500,000, for working capital needs. The Note does not bear interest and matures upon the earlier of the closing of an initial business combination by CCIX or its liquidation. As of the date of this filing, there are no amounts outstanding on this Note.

Any amounts outstanding under the Note will be convertible, at the option of the lender, into units of CCIX, at a conversion price of $10.00 per unit, with each unit consisting of one CCIX Class A Ordinary Share and one-quarter of one warrant. The units and the underlying securities would be identical to the CCIX private placement units.

PlusAI Business Combination

On June 5, 2025, CCIX entered into the Merger Agreement (as amended by Amendment No. 1 and Amendment No. 2 and as may be further amended, modified, supplemented or waived from time to time), the PlusAI Voting and Support Agreements and the Sponsor Agreement. See section entitled “Proposal No. 1 — The Business Combination Proposal” of this proxy statement/prospectus for more information. On September 8, 2025, CCIX entered into Amendment No. 1 to the Merger Agreement. On September 18, 2025, CCIX entered into Amendment No. 2 to the Merger Agreement and the Sponsor Agreement Amendment. See section entitled “Proposal No. 1 — The Business Combination Proposal — Background of the Transactions” of this proxy statement/prospectus for more information.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from December 18, 2023 (inception) through September 30, 2025 were organizational activities, those necessary to prepare for the CCIX IPO, described below, and subsequent to the CCIX IPO, identifying a target company for a business combination and activities in connection with attempting to complete the business combination with PlusAI. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income from the proceeds derived from the CCIX IPO held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2025, we had net income of $2,323,436, which includes $3,239,348 of interest income earned on trust account, offset by $915,912 of general and administrative costs.

For the three months ended September 30, 2024, we had net income of $3,562,356, which includes $3,820,235 of interest income earned on trust account, offset by $257,879 of general and administrative costs.

For the nine months ended September 30, 2025, we had net income of $5,879,945, which includes $9,417,973 of interest income earned on trust account, offset by $3,538,028 of general and administrative costs.

For the nine months ended September 30, 2024, we had net income of $5,500,991, which includes $6,081,124 of interest income earned on the trust account, offset by $580,133 of general and administrative costs.

For the year ended December 31, 2024, we had net income of $8,791,874, which includes $9,622,647 of interest income earned on trust account, offset by $830,773 of general and administrative costs.

For the period from December 18, 2023 (inception) through December 31, 2023, we had a net loss of $18,958, which consists of general and administrative costs.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our results of operations and our ability to complete an initial business combination could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Liquidity, Capital Resources and Going Concern

Until the consummation of the CCIX IPO, our only source of liquidity was an initial purchase of CCIX Class B Ordinary Shares by the Sponsor and loans from the Sponsor.

On May 6, 2024, we consummated the CCIX IPO of 28,750,000 CCIX public units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 shares, at $10.00 per unit, generating gross proceeds of $287,500,000. Simultaneously with the closing of the CCIX IPO and pursuant to the private placement units purchase agreement, we consummated the sale of 725,000 CCIX private placement units to the Sponsor at a price of $10.00 per CCIX unit, generating gross proceeds of $7,250,000.

Following the CCIX IPO and the private placement that occurred simultaneously with the closing of the CCIX IPO, a total of $287,500,000 ($10.00 per unit) was placed in the trust account. We incurred transaction costs of $14,560,986 consisting of $5,750,000 of upfront discount to the underwriters, $10,062,500 of deferred underwriting fees, and $557,236 of other offering costs, offset by reimbursement from the underwriters of $1,808,750.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less certain permitted withdrawals and deferred underwriting discounts and commissions), to complete our initial business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, and to pay for directors and officers liability insurance premiums.

In order to finance working capital deficit or to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of CCIX’s officers and directors may, but are not obligated to, loan CCIX funds as may be required. If CCIX completes its initial business combination, CCIX would repay certain Working Capital Loans. In the event that the initial business combination does not close, CCIX may use a portion of the working capital held outside the trust account to repay such Working Capital Loans but no proceeds from the trust account would be used to repay the Working Capital Loans. Amounts outstanding under the Working Capital Loans, up to $1,500,000, may be convertible into units of CCIX at a price of $10.00 per unit at the option of the lender. The units and the underlying securities would be identical to the CCIX private placement units. On December 2, 2025, CCIX issued the Note to the Sponsor in the aggregate principal amount of up to $1,500,000, for working capital needs. As of the date of this proxy statement/prospectus, CCIX has not borrowed any amounts under the Note. Additionally, to fund working capital, CCIX has permitted withdrawals available up to an annual limit of $1,000,000. These permitted withdrawals are limited to only the interest available that has been earned in excess of the initial deposit at the CCIX IPO. As of December 31, 2024, CCIX had withdrawn $1,000,000 for the annual period, and had no further amounts available for withdrawal until May 6, 2025, which was the 1-year anniversary of the CCIX IPO. For the three and nine months ended September 30, 2025, CCIX withdrew another $1,000,000 in interest from the trust account for working capital purposes, and has no further amounts available for permitted withdrawals until May 6, 2026, which is the 2-year anniversary of the CCIX IPO. As of September 30, 2025, no further amounts are available for withdrawal until May 6, 2026.

To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that we hold investments in the trust account, we may, at any time, (based on our management team’s ongoing assessment of all factors related to our potential status under the Investment Company Act) instruct the trustee to liquidate the investments held in the trust account and instead to hold the funds in the trust account in cash or in an interest-bearing demand deposit account at a bank.

In connection with CCIX’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” as of September 30, 2025, CCIX does not believe it will have sufficient funds for the working capital needs of CCIX until a minimum of one year from the date of issuance of the financial statements included elsewhere in this proxy statement/prospectus. CCIX cannot assure that its plans to consummate an initial business combination will be successful.

Moreover, CCIX will need to obtain additional financing either to complete its business combination or because CCIX will become obligated to redeem a significant number of public shares upon completion of the business combination, in which case CCIX may issue additional securities or incur debt in connection with such business combination. Accordingly, CCIX may not be able to obtain additional financing. If CCIX is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. CCIX cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

CCIX’s liquidity condition and mandatory liquidation in the event CCIX does not complete a business combination within the completion window raise substantial doubt about CCIX’s ability to continue as a going concern for a period of time within one year from the date of the accompanying unaudited condensed consolidated financial statements. Management plans to address this uncertainty by completing a business combination. If a business combination is not consummated by the end of the completion window, currently August 6, 2026, there will be a mandatory liquidation and subsequent dissolution of CCIX, which raises substantial doubt about CCIX’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should CCIX be required to liquidate after the completion window. CCIX intends to complete the initial business combination before the end of the completion window. However, there can be no assurance that CCIX will be able to consummate any business combination by the end of completion window.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an aggregate of $30,000 per month to the Sponsor or an affiliate thereof for office space, utilities, and secretarial and administrative support. We began incurring these fees on May 2, 2024 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

On July 30, 2025, CCIX entered into a director agreement with each of the three independent directors of CCIX, pursuant to which, in connection with each director’s continuing service as a director of CCIX, CCIX agreed to pay each director a cash compensation of $75,000 per annum, beginning on the later of their date of appointment and April 1, 2025. For the three and nine months ended September 30, 2025, CCIX incurred $56,250 and $108,750 in fees related to the director agreements, respectively, and $56,250 is included in accrued expenses within the condensed consolidated balance sheets.

Upon the completion of our initial business combination, the underwriters are entitled to a deferred underwriting commission of 3.5% on the units sold, or up to $10,062,500 in the aggregate of the gross proceeds of the CCIX IPO held in the trust account, subject to the terms of the Underwriting Agreement. As of the date of this proxy statement/prospectus, Citi, as representative of the several underwriters in the CCIX IPO, has waived any claim to the deferred underwriting fees payable to it pursuant to the Underwriting Agreement, representing approximately $8.1 million, in connection with its underwriting services performed in connection with the CCIX IPO, subject to its receipt of the $7.0 million Capital Markets Advisory Fee payable upon the closing of the Transactions. CCIX and Citi have entered into an engagement letter under which Citi will provide capital markets advisory services to CCIX in connection with the Transactions, and the Capital Markets Advisory Fee will be payable upon the closing of the Transactions and Citi shall be eligible for an additional incentive fee of up to $3.0 million payable solely at the discretion of CCIX and PlusAI. The balance of the remaining deferred underwriting fees in the amount of approximately $2.0 million will be payable to the other underwriters in the CCIX IPO upon the closing of the Transactions.

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could materially differ from those estimates. As of September 30, 2025, December 31, 2024 and 2023, we did not have any critical accounting estimates to be disclosed.

Recent Accounting Standards

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”). ASU 2025-03 changes how companies determine the accounting acquirer in certain business combinations involving variable interest entities. The new guidance requires considering the factors used for other acquisition transactions to assess which party is the accounting acquirer. ASU 2025-03 is effective for CCIX’s annual reporting periods beginning on January 1, 2027. Early adoption is permitted. CCIX early adopted ASU 2025-03 on July 1, 2025. ASU 2025-03 impacts the accounting for the Transactions.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

INFORMATION ABOUT PLUS AUTOMATION, INC.

References in this section to “we,” “our,” “us,” “our company” or “PlusAI” generally refer to Plus Automation, Inc. and its subsidiaries as conducted by PlusAI prior to the consummation of the Business Combination, and to the Post-Closing Company and its subsidiaries after the consummation of the Business Combination.

Our Mission

Our mission is to deploy autonomous driving intelligence at global scale to create lasting value for the commercial trucking ecosystem by enhancing safety and lowering the cost of freight transportation. We are executing this mission through partnerships with leading global truck manufacturers that integrate our AI‑powered virtual driver software directly into factory‑built trucks. This partner‑led model enables scalable deployment through trusted manufacturing and service channels, giving fleet operators a seamless path to autonomy and representing what we believe to be the most capital‑efficient route to bringing our technology to market.

PlusAI Introduction

PlusAI develops AI-powered virtual driver software that enables heavy-duty trucks to autonomously transport commercial freight on public roads without a driver in the vehicle. Our flagship product, SuperDrive, is designed to be integrated directly into factory-built trucks through partnerships with leading global original equipment manufacturers (“OEMs”).

Founded in Silicon Valley in 2016 by entrepreneurs with deep expertise in engineering, artificial intelligence, and machine learning, PlusAI adopted an AI‑native approach to autonomy early on, using advanced AI models in place of traditional rule-based code to enable scalable and adaptive self-driving technology. Our four founders have collectively founded and scaled six other technology companies, bringing a track record of successful execution in technology markets.

More than five million miles have been driven by vehicles equipped with PlusAI technology operating across the United States, Europe, and Asia, and generating a proprietary dataset that underpins our “driving intelligence” platform. This platform combines generative AI models, auto‑labeling, model distillation, and optimized in‑vehicle neural networks. SuperDrive is engineered to perform the complete driving task and continuously monitor its environment within the defined operational design domain (“ODD”) in which SuperDrive operates without requiring a human driver.

PlusAI is an autonomy partner to three major global OEMs—TRATON GROUP, IVECO, and Hyundai Motor Company—each of which is working with us to integrate SuperDrive into factory‑built autonomous trucks with a view towards deployment in the United States and/or Europe:

•
TRATON GROUP selected PlusAI as its global autonomy software partner in 2023 and is now progressing through joint testing, validation and fleet trials ahead of commercial deployment.
•
IVECO entered a joint development agreement with PlusAI in 2021 targeting the European market and began public road testing in 2023 with an IVECO S‑Way truck equipped with PlusAI’s autonomous driving technology.
•
Hyundai Motor Company began collaborating with PlusAI in 2024 to integrate SuperDrive into its Class 8 XCIENT fuel cell electric truck.

These partnerships demonstrate the adaptability of SuperDrive across multiple drivetrains, vehicle types, and geographic markets. For more information on the terms of the arrangements with our OEM partners and risks related thereto, see “Risk Factors — Risks Related to Our Dependence on Third Parties — Our success is dependent on our ability to successfully maintain, manage, execute and expand on our existing partnerships and obtain new partnerships. Our software is integrated into the vehicle” and “Risk Factors — Risks Related to Our Dependence on Third Parties — We expect to rely on a limited number of customers for a significant portion of our future revenue. The loss of, or a reduction in our commercial relationship with, any of those customers may adversely affect our business, financial condition, and results of operations.”

We also have worked closely with major fleet operators to validate our technology in commercial freight environments and we collaborate with key suppliers, such as NVIDIA and Bosch, to support performance, safety, and scalability across vehicle architectures. In 2021, we entered into an agreement with Amazon to supply autonomous driving technology. As part of that agreement, Amazon acquired a warrant to purchase shares of our common stock. For more information on the Amazon warrants, please see the section entitled “PlusAI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We also have done autonomous testing with DSV in Europe.

PlusAI, in partnership with its OEM partners, is targeting the commercial launch of SuperDrive‑enabled trucks in 2027, beginning in the United States and then expanding into Europe. We are actively engaged in joint development and validation programs with our OEM partners and achieved a key “driver‑out” safety validation milestone in April 2025. Public road testing is currently underway in Texas and Sweden and additional customer fleet trials have recently begun.

PlusAI maintains operations in California, Texas, and Germany to support commercialization, deployment, and ongoing customer support.

Our Software Business Model

The PlusAI business model is designed to be highly scalable and capital‑efficient. We provide our SuperDrive virtual driver software to OEM partners, who can integrate the technology directly into factory‑built trucks. The system’s architecture is sensor agnostic and compatible with multiple sensor modalities (camera, radar, LiDAR) as long as components meet defined performance criteria. For additional information, see the section of this proxy statement/prospectus titled “—SuperDrive Product Overview.” The OEMs are then able to sell these autonomous‑enabled trucks through their existing sales and service networks to fleet operators, maintaining the traditional commercial vehicle value chain.

Trucks enabled with SuperDrive have the potential to significantly reduce the operating costs of commercial trucking. We expect the economic benefits of these cost savings to be distributed across the freight ecosystem, including fleet operators, OEMs, and developers of virtual driver technology.

As the autonomous trucks are utilized, fleet operators will pay OEMs a fee‑per‑mile under a Driver‑as‑a‑Service (“DaaS”) model. This fee can reduce—and may ultimately replace—the cost fleet operators currently bear for human drivers. We expect that our OEM partners will be contractually obligated to share a fixed portion of the DaaS fee with PlusAI, aligning our revenue with customer adoption and truck utilization, creating a predictable and scalable software‑as‑a‑service (“SaaS”) revenue stream.

Autonomous adoption improves economics for every participant in the ecosystem:

•
Fleet operators can increase annual truck profitability by up to 4.5x through lower operating costs and higher truck utilization.
•
OEMs can shift from a one‑time asset sale to capturing recurring DaaS revenue.

•
PlusAI benefits from ongoing SaaS revenue as autonomous trucks are utilized.

Based on management estimates, PlusAI expects to generate more than $40,000 in annual SaaS revenue per deployed truck. 1

Because we do not manufacture trucks, operate fleets, or maintain large‑scale physical support infrastructure, our asset‑light model requires minimal capital expenditures and ongoing support costs. OEM and ecosystem partners manage vehicle manufacturing, financing and leasing, servicing and maintenance, parts replacement, and other operational functions. This allows PlusAI to leverage existing industry infrastructure while focusing exclusively on software development and autonomy system integration. We believe this approach supports rapid scalability and the potential for recurring software revenue at an estimated 85% target gross margin.

Refer to the section entitled “Proposal No. 1 — The Business Combination Proposal — Unaudited Prospective Unit Economics Information” for additional details.

Our Competitive Advantages

We believe that PlusAI is well positioned to capture the opportunity in autonomous trucking because of several competitive advantages spanning our team, technology, product, partnerships, and business model. These strengths differentiate our approach and provide the foundation for scaling SuperDrive globally.

•
Technical Founder Team. Our co‑founders—including David Liu (CEO), Shawn Kerrigan (COO) and Hao Zheng (CTO)—lead a team of domain experts in AI, engineering, and commercial vehicle systems. The majority of our team is focused on research and development, and collectively the founders have founded and scaled six prior technology companies. Together, our leadership and technical teams hold or have filed applications for over 250 patents globally and bring a strong track record of scaling technology‑driven businesses.
•
AI‑Native Technology. PlusAI’s Autonomous Vehicle 2.0 architecture leverages a proprietary dataset collected from real‑world operations. This enables SuperDrive to generalize across driving environments and continuously improve, making it well‑suited for industrial‑scale deployment.
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Differentiated Product. SuperDrive is designed specifically for heavy‑duty trucking and features a layered safety architecture that combines AI decision‑making, rule‑based guardrails, redundant fallback systems, and remote operator support for commercial‑grade reliability.
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Strong Ecosystem of Partners. PlusAI has built a broad network of partners supporting deployment, including OEMs, fleet operators, and leading technology suppliers. This ecosystem enables scalable adoption by providing proven manufacturing, service, validation, and technology capabilities across geographies.
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Endorsement by Global OEMs. We provide autonomous driving technologies for TRATON GROUP, IVECO, and Hyundai Motor Company, with joint programs spanning the United States and Europe. These relationships provide access to established manufacturing, sales, and service networks and position PlusAI as one of the only OEM-integrated autonomy software providers in the industry.
•
Factory‑Integrated Deployment. Factory integration can enhance safety validation, support large‑scale production and serviceability, and strengthen customer trust in autonomous trucks. We believe that commercial fleets will prefer to purchase self‑driving trucks through OEM channels because it aligns with existing relationships, procurement practices, liability models, and operations.

1 Assumes 240,000 annual autonomous miles per deployed truck.

•
Capital‑Light Business Model. As outlined in the Business Model section, PlusAI’s software‑focused structure leverages OEM and ecosystem partners for hardware development, manufacturing, sales, and service. This minimizes capital expenditures and support costs while enabling high‑margin recurring revenue as truck deployments scale.

Market Opportunity

Commercial Trucking is a Critical Industry Ripe for Innovation

Freight transportation is the backbone of the global economy, and long‑haul heavy‑duty trucking represents the majority of overland freight movement. In the United States and Europe, heavy‑duty trucking accounts for approximately 70% of total road freight volume and represents an estimated market of approximately $0.9 trillion in the United States and approximately $0.8 trillion in Europe for a combined $1.7 trillion. This scale underscores the sector’s essential role in enabling goods to move through complex supply chains and meet rising consumer expectations for timely delivery.

However, the industry faces numerous structural and operational challenges, including:

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Asset Underutilization. Regulatory limits on driver hours of service restrict the operating time of commercial trucks, reducing asset utilization and freight capacity. In the United States, FMCSA regulations cap daily driving at 11 hours, while the European Union imposes stricter limits of nine hours per day and 90 hours over any two‑week period. Although intended to promote safety, these limits create structural inefficiencies by forcing downtime and underutilization in human‑driven freight operations.
•
Driver Shortages. The industry faces a chronic shortfall of qualified drivers. In 2023, the United States faced a shortage of approximately 64,000 drivers, which is projected to reach approximately 125,000 by 2028. Europe’s shortage is even more severe, with an approximate 233,000‑driver gap in 2023 expected to grow to approximately 745,000 by 2028. These shortages put upward pressure on wages and limit freight capacity. Labor costs, which represent approximately 43% of per‑mile expenses, rose approximately 30% from 2019 to 2023. We believe that the driver shortage and associated cost pressures are likely to persist or worsen over time.
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Safety Challenges. Heavy trucks are involved in a large number of roadway incidents each year. In 2021, heavy‑duty trucks in the United States were involved in approximately 379,000 crashes resulting in property damage, 110,000 crashes causing injuries, and nearly 5,000 crashes resulting in fatalities. Studies attribute approximately 95% of serious accidents to human error, increasing financial and reputational risk for operators.
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Fuel Efficiency and Environmental Impact. Fuel accounts for approximately 24% of per‑mile operating costs and is a significant source of greenhouse gas emissions. Diesel prices in the United States rose approximately 40% from 2015 to 2024, further pressuring fleet economics. Heavy‑duty trucks are also responsible for nearly a quarter of U.S. transportation‑related greenhouse gas emissions.

These challenges are often experienced most acutely on long‑distance routes (200+ miles), where hours‑of‑service restrictions prevent drivers from returning home nightly, exacerbating asset utilization, driver availability, safety, and cost issues.

Headwinds for commercial trucking have intensified as e‑commerce growth and rising consumer expectations place pressure on logistics networks to expand freight capacity while improving cost efficiency, safety, and environmental performance.

Autonomous Technology is Positioned to Unlock Value for the Industry

Society of Automotive Engineers (“SAE”) International Standard J3016 (“SAE J3016”) is a technical taxonomy that is widely referenced by regulators and policymakers, including in U.S. Department of Transportation and National Highway Traffic Safety Administration (“NHTSA”) publications and by various state and national authorities, but does not have the force of law. However, both the federal government and numerous states use the SAE levels to define terms such as “automated driving system” or to distinguish between driver-support (Levels 1–2) and automated-driving (Levels 3–5) features in statutes or regulations that govern testing and deployment of autonomous vehicles. SAE J3016 defines six levels of driving automation, from Level 0 (no driving automation) to Level 5 (full driving automation). In summary: Level 0 involves no driving automation and the human driver performs the entire dynamic driving task; Level 1 (“driver assistance”) automates either lateral or longitudinal control, with the human driver responsible for the remainder of the driving task; Level 2 (“partial driving automation”) automates both lateral and longitudinal control, with the human driver still responsible for monitoring the environment and performing object and event detection and response; Level 3 (“conditional driving automation”) allows an automated driving system (“ADS”) to perform the entire dynamic driving task within a defined operational design domain (“ODD”), but with the expectation that a human driver will respond to a request to intervene; Level 4 (“high driving automation”) allows the ADS to perform the entire dynamic driving task within its ODD without any expectation that a user will respond to a request to intervene; and Level 5 (“full driving automation”) refers to automated performance of the entire dynamic driving task in all on-road conditions.

SAE Level 4 (“L4”) encompasses operations in which an ADS performs the entire dynamic driving task, on a sustained basis, within a defined ODD (for example, specific highway freight corridors, hub-to-hub routes, or geo-fenced urban or campus zones), without any expectation of human intervention if the system remains within its ODD. In practice, L4 deployments today are limited to tightly defined geographic areas, times of day, weather conditions, and/or use cases (such as robotaxi services or goods movement). L4 autonomous driving is a major technological advancement in commercial trucking, enabling fully driverless operation within a defined ODD. This capability addresses the industry’s most pressing pain points—driver shortages, underutilized assets, safety risks, and fuel inefficiencies.

Many freight routes in the United States and Europe are ideal use cases for autonomous solutions given their repetitive use of the same highway corridors. Currently, California is the only state that prohibits the testing or deployment of L4 autonomous vehicles over a gross weight of 10,001 pounds. Twenty-five states have enacted legislation explicitly permitting deployment of L4 driverless trucks. Five states (Hawaii, Connecticut, Massachusetts, New York and Vermont) permit L4 testing but require a safety driver to be present in the vehicle during operation. The remaining states implicitly permit L4 testing (meaning states where applicable state motor-vehicle codes and autonomous vehicle-related policies do not prohibit driver-out operation and are interpreted as allowing regulators to approve such deployments on a case-by-case basis, for example through pilot programs or special permits). We believe that a scalable autonomous system optimized for highway driving can address a significant portion of the total addressable market.

By removing human‑driver limitations and enabling trucks to operate safely, reliably, and around the clock, autonomous driving can transform fleet economics and freight capacity:

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Lower Operating Costs. L4 autonomy can reduce average operating costs by over 40% (approximately $0.97 per mile), largely by eliminating labor costs and improving efficiency.
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Improved Profitability. Fleet‑level profitability could increase 4.5x, from approximately $18,000 annually per human‑driven truck to over $84,000 for a driverless truck, driven by lower costs per mile and higher daily utilization.
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Increased Freight Capacity. Autonomous trucks are not subject to hours‑of‑service limitations, enabling extended operating hours and higher daily mileage per vehicle.

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Enhanced Safety. Autonomous driving can materially reduce the frequency and severity of roadway incidents by mitigating human‑related risk factors such as fatigue, distraction, and impaired driving.
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Environmental Benefits. Optimized driving behavior, consistent speeds, and better route planning to reduce idling and congestion-related inefficiencies to improve fuel efficiency, reducing costs and emissions.

The cost structure of the heavy-duty trucking industry continues to face upward pressure, driven primarily by increases in labor and fuel expenses. In 2024, the average cost per mile for U.S. heavy trucking operations reached approximately $2.27, with labor and fuel representing the largest components at approximately 43% and 24% of total operating costs, respectively. These figures reflect a significant increase over the past decade. According to the American Transportation Research Institute (“ATRI”)’s 2024 Operational Costs of Trucking report, labor costs rose by approximately 30% from 2019 to 2023. These labor market constraints are expected to contribute to continued cost escalation and operational challenges across the freight transportation sector. Industry analyses indicate that L4 autonomy could lower the average cost per mile by over 40%, or approximately $0.97 per mile, primarily through reductions in labor-related expenses.

Human-Driven	Autonomous

Autonomous trucking is expected to materially improve vehicle-level profitability for fleet operators. Based on industry and management projections and estimates, the annual profit per vehicle could increase nearly 4.5 times, from approximately $18,400 for a human-driven truck to more than $84,000 for a driverless vehicle equipped with L4 autonomy. This increase is primarily attributed to two factors: higher profit margins per mile and improved asset utilization.

Unit economics per mile $ per mile	Annual Miles Driven Miles per truck	Annual profit earned by customers(6) $ per truck

(1)
U.S. national average for dry van contract rate per DAT.
(2)
Composed of $0.97 of driver costs and $1.30 of other costs per ATRI Operational Cost of Trucking Report 2024.
(3)
Includes cost of autonomous truck, virtual driver, and services enabling autonomous freight service.
(4)
ATRI Operational Cost of Trucking Report 2024.
(5)
Assumes 7,560 total available operating hours per year per autonomous truck with 75% of miles driven in autonomous mode at an average speed of 42 miles per hour.
(6)
Illustrative internal management estimate.

McKinsey & Company projects the market for autonomous heavy‑duty trucking in the US and Europe could reach $290 billion in annual revenue by 2035, underscoring the size of the opportunity for companies able to commercialize solutions at industrial scale.

OEMs are Critical to Adoption of Autonomous Solutions

The manufacturing of heavy‑duty trucks in the United States and Europe is highly concentrated, with approximately 95% of new truck production in 2024 attributable to six OEMs: TRATON GROUP, Daimler Trucks, Volvo, Hyundai Motor Company, PACCAR, and IVECO. These OEMs are the industry’s primary distribution and support channels, selling vehicles directly to commercial fleets or through established dealer networks. They also provide essential after‑sales services, including warranty, maintenance, and parts replacement, making them indispensable partners for large‑scale commercialization of new technologies.

Wide‑scale adoption of autonomous trucking solutions will require factory‑built vehicles that meet rigorous safety, redundancy, and validation standards. We believe that OEM production processes are best positioned to deliver these requirements while providing the quality assurance needed to build customer confidence.

We believe that OEM integration also aligns with fleet operators’ procurement preferences. Commercial fleets typically acquire vehicles through OEM channels to preserve existing commercial and liability frameworks, ensure service access, and maintain residual values. Accordingly, we expect that purchasing autonomous trucks through traditional channels is likely to reduce operational and legal friction while improving unit economics through streamlined hardware installation, supply chain coordination, and after‑sales support.

OEM partnerships are therefore central to PlusAI’s go‑to‑market strategy. These relationships provide access to the manufacturing, distribution, and service networks needed for large‑scale deployment while supporting long‑term operational reliability for fleet customers.

Competitive Landscape for Autonomous Technology

The autonomous driving industry is still in the early stages of commercialization and is attracting significant investment from both technology companies and established automotive manufacturers.

Two main competitor groups have emerged:

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Autonomous Technology Companies. Independent developers of autonomous driving systems for commercial trucking, focused on core capabilities such as perception, planning, mapping, and control.
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Automotive OEMs. Established truck manufacturers pursuing vertically integrated autonomy programs to deliver end‑to‑end solutions without reliance on third‑party providers.

Independent technology companies must overcome the difficulty of integrating their solutions into OEM production environments and scaling without access to factory networks. OEMs, by contrast, have manufacturing and distribution expertise but often face long development timelines and heavy capital requirements to build autonomy in‑house.

We believe that the key success factors in this market include:

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technical maturity and demonstrated safety performance at scale;
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ability to operate reliably across diverse operational environments;
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strength and breadth of commercial partnerships;
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efficient go‑to‑market execution through trusted channels; and
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business model scalability and defensibility of intellectual property.

We believe PlusAI is well‑positioned across each of these dimensions. Our AI‑native architecture, global dataset, and disciplined safety program provide a robust technical foundation. We complement this with the ability to deeply integrate into OEM production programs, enabling factory‑built deployments through established sales and service channels. This combination is designed to position PlusAI to accelerate time‑to‑market, reduce hardware integration complexity, and scale efficiently without incurring the capital burden of operating fleets or building manufacturing infrastructure.

Our Unique Partner Ecosystem

Our OEM and technology partnerships form the foundation of our commercialization model and we believe position PlusAI to scale quickly in a capital efficient manner. These relationships provide access to manufacturing, distribution, and service infrastructure required for industrial‑scale deployment and create significant competitive differentiation.

OEM Partnerships

We have established strategic collaborations with three major global commercial vehicle OEMs—TRATON GROUP, IVECO, and Hyundai Motor Company—that collectively represent a significant share of global heavy‑duty truck sales. We believe we are both a leading provider in the autonomous trucking industry and that we are currently the only L4 autonomous trucking technology provider with active OEM‑integrated programs in both the United States and Europe.

Share Based on New Truck Sales(2)

Information on Aurora and Torc are based on public filings and other publicly available information only.

(1)
Wholly owned subsidiary of Daimler Trucks.
(2)
S&P Global data of new truck sales of OEMs covered by L4 partnerships in the United States and Europe for 2024.
•
TRATON GROUP. In 2023, we entered a collaboration with TRATON GROUP and its affiliates to jointly develop a commercial L4 autonomous transport solution designed for hub‑to‑hub freight operations. TRATON GROUP is a publicly listed subsidiary of Volkswagen Group and one of the world’s largest manufacturers of commercial vehicles, with brands including Scania, MAN, International, and Volkswagen Truck & Bus. In 2024, TRATON sold 278,000 trucks globally. Our collaboration agreement with TRATON governs the development, integration and validation of the SuperDrive autonomous driving software on TRATON vehicle platforms and eventual commercialization of such software to TRATON customers. Pursuant to the development provisions of such collaboration agreement, PlusAI is reimbursed for a portion of the research and development expenses attributable to specific development activities. In connection with its commercialization of SuperDrive enabled heavy trucks, TRATON has agreed to pay PlusAI a portion of the per-mile fee TRATON receives from fleet operators consistent with the DaaS model described in “—Our Software Business Model” and “—Market Opportunity—Autonomous Technology is Positioned to Unlock Value for the Industry.” Initially, the parties are targeting fleet operators in North America and Europe.
•
IVECO. Our collaboration with IVECO began in 2021 to jointly develop and commercialize L4 autonomous heavy‑duty trucks for the European market. IVECO is a leading global transport vehicle manufacturer that delivered 146,000 trucks in 2024. The partnership has included successful technical validations and public demonstrations, including an on‑road test in Germany with DSV. In June 2025, IVECO announced that it intends to be acquired by Tata Motors. Our collaboration agreement with IVECO governs the development, integration and validation of the SuperDrive autonomous driving software on IVECO vehicle platforms. Pursuant to the development provisions of such collaboration agreement, PlusAI is reimbursed for a portion of the research and development expenses attributable to specific development activities. The agreement contemplates the negotiation of commercial terms relating to production of IVECO vehicles integrated with SuperDrive autonomous driving software upon completion of pre-development activities. Initially, the parties are targeting fleet operators in Europe.
•
Hyundai Motor Company. In 2024, we launched a collaboration with Hyundai Motor Company to develop and test L4 autonomous trucks on Hyundai’s Class 8 hydrogen fuel cell platform. Hyundai Motor Company is one of the world’s largest vehicle manufacturers and produces a full range of commercial vehicles, including trucks, buses, and specialized vehicles. Our collaboration agreement with Hyundai governs the development, integration and validation of the SuperDrive autonomous driving software on Hyundai’s Class 8 hydrogen fuel cell platform. The agreement contemplates the negotiation of a further pilot program upon completion of the proof-of-concept project.

None of these agreements (1) grant exclusivity to either party with respect to autonomous driving software or (2) contain binding purchase commitments for future commercial volumes of our products.

Ecosystem and Technology Collaborations

In addition to OEM partnerships, we have built a strong ecosystem of technology and fleet demonstration partners that help drive product capability and adoption:

•
We work with NVIDIA to optimize neural network models for deployment on the NVIDIA DRIVE Thor platform, an automotive‑grade, safety‑compliant compute system. This collaboration also includes initiatives to advance physical AI capabilities for L4 autonomous trucking using large-scale neural network-based world foundation models. These models enable accurate simulation and modeling of dynamic driving environments through multimodal perception and predictive reasoning about vehicle, pedestrian, and traffic behaviors, and provide synthetic data generation for training and validation.
•
We have also established partnerships with other critical ecosystem participants, including Bosch in the United States and Europe and Tier IV in Japan, to support the development and integration of advanced sensing, compute, and control technologies.
•
In 2021, we entered into an agreement with Amazon to supply autonomous driving technology.
•
In 2025, we signed an agreement with a major Japanese trading house that invests in a number of businesses and projects worldwide, pursuant to which the Japanese trading house made an investment in PlusAI. The agreement further contemplates a collaboration between the parties and their affiliates in Japan and other regions of the world and a limited right of first negotiation in favor of the Japanese trading house with respect to PlusAI’s entry into the Japanese market.

These collaborations validate the technical strength and long‑term potential of our platform and reinforce our leadership position within the autonomous driving industry.

Our AI‑Based Virtual Driver Technology

The challenges facing the commercial trucking industry, combined with the scale of the opportunity for autonomy, underscore the importance of having a technology platform that can be deployed safely, reliably, and at industrial scale. Our AI‑based virtual driver software has been designed from the ground up to meet these requirements.

AI‑Native Technology Strategy

PlusAI is a pioneer of the Autonomous Vehicle 2.0 (“AV 2.0”) paradigm, which shifts away from traditional robotics‑based architectures toward AI‑native systems powered by large‑scale neural networks. This strategy underpins the design of SuperDrive, enabling more efficient, scalable, and adaptive autonomous driving capabilities.

We develop and train the AI used in the SuperDrive platform internally. These models, including those used for perception, prediction, and planning, are proprietary to us and are trained primarily on data collected by us from testing and developing the platform, supplemented by simulated data generated using tools developed in-house or licensed from third parties.

By leveraging deep learning models trained on vast quantities of real‑world and simulated data, SuperDrive is designed to perform complex driving tasks with humanlike reasoning and to generalize more effectively across unfamiliar scenarios. This data‑driven architecture reduces the software complexity associated with classical rule‑based systems by replacing extensive hand‑coded logic with generalized, model‑driven behavior.

This foundational design enables:

•
faster development cycles by reducing manual coding and enabling continuous model improvement;
•
improved adaptability across diverse environments and edge cases; and
•
long‑term scalability through architectures that learn rather than require hand‑crafted instructions;

Core AI Model Architecture

SuperDrive is powered by a layered AI architecture consisting of modular, specialized components that work together to perceive, reason, and act in real time:

•
Reasoning Model (Vision‑Language Model). Built on a vision‑language architecture, this model is responsible for high‑level decision‑making and contextual understanding. It interprets complex environmental cues (e.g., construction zones, temporary signage, unusual traffic patterns) and supports behavior that mimics human‑like judgment and intent recognition.
•
Reflex Model (End‑to‑End Transformer). An end‑to‑end transformer‑based architecture composed of two integrated sub‑models—perception and motion forecasting. The Reflex Model processes sensor data to directly generate driving actions in real time and outputs an interpretable intermediate perception layer used by the Guardrails system. This dual‑functionality supports fast, data‑driven reactions while maintaining system transparency.
•
Guardrails (Safety Assurance). A rule‑based module that continuously monitors and evaluates the Reflex Model’s proposed driving trajectories to ensure alignment with core safety principles, including collision avoidance, safe following distances, and compliance with traffic laws. Guardrails will automatically override unsafe actions and, if no safe maneuver is possible, bring the vehicle to a controlled stop.

This layered oversight ensures SuperDrive maintains a high level of operational safety and reliability under a wide range of driving conditions.

Our architecture is intentionally designed to promote transparency, auditability, and safety assurance. By exposing intermediate perception outputs and validating every driving action through the Guardrails system, PlusAI addresses the “black‑box” limitations common to fully end‑to‑end neural networks. This hybrid design combines the flexibility of large AI models with deterministic rule‑based safety mechanisms, enabling scalable deployment while meeting the rigorous standards required for autonomous operations.

Efficient Learning and World Models

PlusAI leverages generative AI, open foundation models, and a proprietary dataset accumulated over nine years of development to build highly generalizable driving intelligence. The dataset spans multiple geographies (United States, Europe, Asia), day and night driving, various weather conditions, and different traffic densities.

Key capabilities include:

•
Self‑Supervised Learning. Our company’s generative world model predicts future video frames to learn physical dynamics, traffic rules, and human behavior without heavy manual labeling.
•
Scenario Simulation. Text‑based and tokenized trajectory conditioning enables simulation of rare and safety‑critical events, enhancing robustness in edge cases.

This approach improves model generalization and allows for faster iteration without the limitations of manually curated datasets.

Optimized for Real‑Time Performance

Safe highway‑speed operation requires low‑latency inference. PlusAI’s system is engineered to meet these constraints:

•
Model Distillation. Large neural networks are trained and then compressed into smaller, more efficient models suitable for automotive‑grade hardware.
•
Automotive‑Ready. The resulting models maintain the performance, interpretability, and reliability required for commercial deployment on cost‑effective computing platforms.

This optimization ensures that PlusAI can deliver advanced AI capabilities while meeting the responsiveness and resource constraints typical of commercial trucks.

SuperDrive Product Overview

SuperDrive is PlusAI’s proprietary AI‑based software platform that enables L4 autonomous driving for heavy‑duty trucks. Designed for full vehicle integration, SuperDrive is capable of performing the complete dynamic driving task within a defined ODD, which specifies the conditions (road types, traffic environments, weather) under which the system operates safely. Although SuperDrive is designed to enable Level 4 automation within its defined ODD when and where regulations permit, the platform may also be deployed in configurations that correspond to SAE Levels 2 or 3; in such cases, a human driver remains responsible for supervising the system and complying with local law, even if the underlying technology is capable of higher levels of automation.

By removing the need for a human driver, SuperDrive is designed to improve operational efficiency, safety, and cost‑effectiveness for commercial fleets. SuperDrive does not require custom hardware designed by PlusAI, and PlusAI does not design or manufacture sensors or other hardware components. The autonomous driving functions enabled by PlusAI’s SuperDrive software rely on data from a combination of sensors, including radar, lidar, video cameras, global navigation satellite systems (such as GPS), and inertial measurement units. These sensors are sourced by the OEMs from third-party suppliers. While different OEMs may select different sensor models or vendors, the types of sensors used, and the categories of data they provide, are uniform. SuperDrive is designed to ingest standardized data inputs across these sensor categories, and PlusAI specifies the performance and interface requirements that each sensor must meet. This flexibility allows OEM partners to select commercially available hardware while ensuring forward compatibility with evolving sensor technologies.

Three‑Layer Redundancy for Safety

SuperDrive incorporates a three‑layer redundancy architecture that enhances operational reliability and provides fail‑safe mechanisms across critical driving functions:

•
Primary Driving System (Layer 1). The first layer of SuperDrive’s three-layer redundancy architecture is the Primary Driving System, which is responsible for executing the core functions of autonomous driving. It consists of three integrated submodules: the Reasoning model, which provides high-level decision-making; the Reflex model, which handles real-time perception and responsive driving actions; and the Guardrails module, which enforces rule-based safety constraints. Together, these components enable SuperDrive to interpret complex environments, act swiftly and appropriately, and are designed to ensure compliance with critical safety rules. This layered design balances adaptive intelligence with deterministic safeguards, forming what we believed to be the core foundation for safe and reliable driverless operations.
•
Redundant Fallback System (Layer 2). In the event of a failure in the Primary Driving System, a fully independent backup system is designed to assume control and safely bring the vehicle to a controlled stop. This redundant onboard capability serves as a fail-safe mechanism, designed to ensure that the vehicle can respond appropriately to unexpected system degradations and maintain safety in the event of a primary system malfunction.

•
Remote Operation (Layer 3). For situations outside the predefined ODD or requiring additional judgment (e.g., ambiguous road conditions), a trained remote operator can intervene, directing the vehicle to reroute, proceed, or remain stationary. This layer adds operational flexibility and enhances overall system resilience, allowing for continued mission execution in complex or unstructured environments while maintaining adherence to safety protocols. Remote operation activity will be handled by our OEM partners and not by PlusAI directly.

ON TRUCK
Primary Driving System
Commands
Vehicle
Navigation
Sensors
Reasoning
Vision Language Model
High-Level Guidance and Decision
Reflex
End-to-End Transformer Model
Perception
Motion Forecast
Scene Abstraction
Guardrails
Safety Assurance Model
Verified Planning and Control
Redundant Fallback System
Redundancy
Fail-Safe Fallback System
CLOUD
Remote Operation System
Remote Operation
Human-in-the-Loop Monitoring and Support

This multi‑layered design enhances safety, provides resilience in unexpected conditions, and is designed to ensure that the system meets the rigorous safety standards required for commercial deployment.

Key Product Differentiators

Our key product differentiators include:

•
AI‑native, data‑driven architecture that continuously improves with scale;
•
seamless OEM integration for factory production and serviceability;
•
sensor‑agnostic design enabling cost‑effective hardware and forward compatibility; and
•
built‑in transparency and auditability for regulatory compliance.

Together, PlusAI’s technology platform and SuperDrive product provide the foundation for scalable, capital‑efficient deployment of autonomous trucks at industrial scale.

To support the industrial‑scale deployment of autonomous trucks, PlusAI’s technology platform is complemented by a comprehensive Safety Case Framework. This framework establishes the validation processes, operational guardrails, and metrics necessary to demonstrate the safety and reliability of SuperDrive as it approaches commercial launch.

Our Framework for Commercial Launch

Our Safety Case Framework (“SCF”) establishes a disciplined, risk‑based approach to validating SuperDrive’s readiness for commercial launch. It draws from best practices in other safety‑critical industries, including aviation, nuclear, and automotive, and is designed to meet the rigorous safety expectations of regulators, customers, and the public.

Safety Case Framework (SCF)

The Safety Case Framework is structured around a hierarchy of safety claims, sub‑claims, and supporting evidence to demonstrate that SuperDrive can operate safely in defined conditions. The Safety Case Framework is organized around five core pillars:

•
Understand. Establishes safety foundations through structured analysis, system definition, and hazard identification.
•
Design. Integrates safety principles, redundancy, and fault tolerance into SuperDrive’s architecture and software.
•
Develop. Verifies and validates system performance using simulation, bench tests, closed‑course testing, and public road trials.
•
Prove. Measures safety performance through data analysis and continuous improvement of metrics and safety cases.
•
Deploy. Ensures safe deployment and maintenance through configuration control, release management, and in‑field monitoring.

This structured framework informs PlusAI’s engineering and operational practices and supports transparency with partners, regulators, and other stakeholders. Key elements of the framework are shared publicly to align with industry standards and to reinforce accountability in automated vehicle safety assurance.

Progress against this framework is measured by Safety Case Readiness (“SCR”), an internally designed percentage‑based metric that aggregates how complete and mature the safety case is relative to commercial launch requirements. SCR reflects the extent to which SuperDrive’s architecture, processes, validation plans, and supporting evidence meet the thresholds required for safe deployment and was designed in part based on other market and industry practices.

As of the second half of 2025, PlusAI reached 90.1% SCR, up from 86.1% in the first half of 2025, and is targeting 100% SCR before its planned 2027 commercial launch.

Safety Case Readiness ("SCR")

100%
75%
50%
25%
0%
70.0%
74.8%
86.1%
90.1%
100.0%
2024 H1
2024 H2
2025 H1
2025 H2
Commercial Launch Target

PlusAI

Autonomous Performance Metrics

In addition to SCR, PlusAI tracks two complementary performance indicators that measure SuperDrive’s operational maturity in real‑world driving conditions:

•
Remote Assistance Free Trips (“RAFT”). RAFT measures the percentage of autonomous trips completed without any intervention from a remote operator or an onboard safety driver on a specified commercial route. A trip is RAFT‑compliant if SuperDrive maintains full control from departure to arrival without human assistance. While remote assistance will be available, RAFT demonstrates SuperDrive’s operational independence, technical maturity, and readiness for scaled deployment.
•
Autonomous Miles Percentage (“AMP”). AMP is a continuous measure of the percentage of total miles driven by SuperDrive under full autonomous control on a specified route. It reflects the system’s ability to remain engaged across all distances traveled, regardless of whether a trip is completed in its entirety without intervention. AMP complements RAFT by quantifying the extent and reliability of autonomous engagement across route segments, providing insight into system maturity and operational stability.

Through the second half of 2025, PlusAI achieved 79.0% RAFT and 99.2% AMP, up from 76.2% and 98.6%, respectively, in the second half of 2024. For commercial launch, PlusAI is targeting more than 90% RAFT, which together with 100% SCR will demonstrate that SuperDrive can complete entire routes without human intervention.

Remote Assistance Free Trips ("RAFT")

100%
75%
50%
25%
0%
60.0%
69.0%
76.2%
79.0%
90.0%
2024 H1
2024 H2
2025 H1
2025 H2
Commercial Launch Target

PlusAI

Autonomous Mile Percent ("AMP")

100%
75%
50%
25%
0%
95.0%
97.0%
98.6%
99.2%
2024 H1
2024 H2
2025 H1
2025 H2

PlusAI

Commitment to Transparency

PlusAI intends to continue reporting these metrics on a regular basis as it advances toward commercial launch. This reporting provides visibility into the maturity of SuperDrive’s safety and performance capabilities and supports PlusAI’s commitment to transparency and accountability in the commercial deployment of autonomous trucks.

The following section outlines PlusAI’s commercialization and growth strategy, including how we intend to scale our OEM partnerships, expand deployment corridors, and accelerate adoption as SuperDrive achieves its safety and performance milestones.

Our Commercialization and Growth Strategy

Our go‑to‑market strategy is designed for rapid, capital‑efficient scale through deep integration with OEM partners and a phased geographic rollout. This strategy allows PlusAI to focus resources on advancing its SuperDrive software while leveraging the reach, infrastructure, and customer relationships of our OEM partners.

Integrated OEM Go‑To‑Market Approach

Under our model, we provide OEM partners with our SuperDrive virtual driver software and reference hardware specifications for factory‑built autonomous trucks. The OEMs manufacture these vehicles through their existing production lines and distribute them through established sales and service channels, augmented with the operational support infrastructure needed for fleet adoption.

This integrated approach:

•
provides access to end customers through trusted OEM sales and service channels;
•
leverages the engineering, manufacturing, and validation capabilities of our OEM partners, allowing us to focus resources on advancing SuperDrive; and
•
enables fleets to procure autonomous trucks consistent with existing practices, reducing adoption friction and enhancing trust in safety, quality, and serviceability.

Commercialization Roadmap

We are targeting the commercial launch of SuperDrive‑enabled trucks in 2027, beginning in Texas. Current development efforts include extensive testing and validation programs in the United States (Texas) and Europe (Germany and Sweden) to ensure system performance across varied driving conditions.

Key milestones include:

•
April 2025. Completed closed‑course validation of fully autonomous operations without a safety driver.
•
2025–2026. Public road testing and customer fleet trials in the United States and Europe, leading up to commercial readiness.
•
2027. Planned initial factory‑built deployments in Texas, followed by a phased rollout across additional U.S. and European markets.

Commercial Launch and Scaling

We plan to focus our initial U.S. deployment on Texas, which accounts for ~12% of total U.S. trucking freight miles, with operations centered on the Texas Triangle corridor (Dallas‑Houston‑San Antonio). Subsequent phases will expand across Sun Belt states, which represent ~51% of U.S. freight activity, and then to the broader continental United States.

In Europe, we plan to begin our commercial deployments in Germany and Sweden, markets with favorable regulatory environments and robust logistics infrastructure, followed by Western Europe and broader continental markets. Germany and Sweden together represent ~16% of European freight mileage.

Growth Strategy

Our long‑term growth strategy is anchored by three strategic pillars:

•
Executing on Existing OEM Partnerships. Supporting joint development and factory integration with TRATON GROUP, IVECO, and Hyundai Motor Company to prepare for industrial‑scale deployment.
•
Geographic Expansion. Phased rollout across the United States and Europe, followed by entry into other regions with favorable regulatory and market conditions.
•
Pursuing Additional Strategic Partnerships. Selectively adding partners that complement our core technology, expand our geographic footprint, and accelerate SuperDrive adoption across the global freight ecosystem.

We estimate the U.S. market opportunity alone could generate $0.85 in value per mile under a DaaS model, with PlusAI capturing approximately 20–25% of the economics.

Government Regulation

Our operations are subject to oversight and regulatory compliance requirements from a range of authorities, including the National Highway Traffic Safety Administration (“NHTSA”), the Federal Motor Carrier Safety Administration (“FMCSA”), and relevant state and local transportation agencies such as Departments of Transportation and Departments of Motor Vehicles. Although the regulatory landscape in the United States is generally supportive of safe testing, development, and deployment of autonomous vehicle technologies at both the federal and state levels, there are currently no domestic laws that explicitly allow the full implementation and deployment of a commercial autonomous truck with fully driverless operations. Despite this current lack of a comprehensive federal statutory or regulatory regime for driverless technology such as SuperDrive, existing regulatory frameworks allow for sufficient testing of our SuperDrive technology on public roads to enable us to continue making progress toward fully driverless operations. Additionally, there have been multiple levels of activity which point toward building of a framework to allow commercial deployment of autonomous vehicles. We maintain an internal Policy and Regulatory Affairs team and we are actively monitoring legislative and regulatory developments and engaging with policymakers, regulators, and industry stakeholders on matters affecting autonomous driving technology. Based on those efforts, we anticipate that federal and state regulators will implement more permissive regulations governing commercial, fully driverless operations in the long-term but the absence of regulations will not materially inhibit commercialization of SuperDrive.

For example, the autonomous trucking sector has received bipartisan support within both chambers of the U.S. Congress and from executive branch agencies, including the USDOT and its operating administrations. Secretary of Transportation Sean Duffy has pledged to create a federal framework that will, among other things “enable commercial deployment [of autonomous vehicles],” and since April 2025, the USDOT has issued guidance, waivers, and exemptions conducive to the deployment of driverless trucks. Congressionally, legislative efforts have included the August 2025 introduction of the America Drives Act as well as separate activities by the House Committee on Transportation and Infrastructure to introduce legislation. To date, U.S. federal regulations have generally been permissive with respect to the testing and deployment of advanced autonomous vehicle functionality, provided that such systems are demonstrated to operate in a safe and responsible manner. As federal, state, and international legal frameworks governing autonomous vehicles continue to evolve, we may become subject to additional regulatory requirements.

At the state level, California is the only state that prohibits the testing or deployment of L4 autonomous vehicles over a gross weight of 10,001 pounds. Twenty-five states have enacted legislation expressly permitting deployment of L4 driverless trucks (meaning states that have enacted laws or regulations that specifically address vehicles equipped with automated driving systems and contemplate, under specified conditions, operation without a human driver in the vehicle). Five states expressly permit L4 testing but require a safety driver to be present in the vehicle during operation. The remaining states implicitly permit L4 testing (meaning states where applicable state motor-vehicle codes and autonomous vehicle-related policies do not prohibit driver-out operation and are interpreted as allowing regulators to approve such deployments on a case-by-case basis, for example through pilot programs or special permits).

Certain states, such as Arizona, Florida, New Mexico, Pennsylvania, and Texas, have established regulatory environments that provide clarity and predictability for the deployment of self‑driving technology. Some states impose specific operational requirements or limitations on certain autonomous vehicle functions or use cases. We believe such constraints may be gradually eased over time as the safety, efficiency, and economic benefits of autonomous trucking become more widely recognized. For example, while California currently restricts the testing and deployment of autonomous technology to light‑duty vehicles, in August 2024, state regulators initiated an informal public consultation process regarding proposed regulatory language to permit testing and deployment of autonomous heavy‑duty trucks.

We actively engage with state and local elected officials, regulatory agencies, and transportation authorities to promote understanding of autonomous vehicle technology and its benefits. Through this engagement, we seek to ensure that regulatory frameworks continue to support the safe testing and deployment of autonomous vehicles on public roads. Our efforts include advocating for technology‑neutral policies that support a diverse range of autonomous vehicle use cases and foster a level playing field across the industry. We believe this proactive approach by PlusAI and other stakeholders in the autonomous trucking industry will help to facilitate broader acceptance and adoption of autonomous driving technologies, and we expect federal and state regulators to implement regulations that facilitate commercial, fully driverless operations, while balancing the need for safe driving conditions.

Similar regulatory structures and reporting obligations exist, or are being developed, in international markets. Several countries including Germany, the United Kingdom, and Japan have enacted legislation or established regulatory frameworks that permit the deployment of autonomous vehicles in certain circumstances without a human driver present. In addition, the European Union and Japan continue to develop standards that define safety and operational requirements for higher levels of vehicle autonomy. We believe these developments signal a growing international consensus and may enable commercial operations in multiple jurisdictions in the near term.

As a company with global partnerships and cross‑border technology deployments, we are also subject to trade regulations, customs and product classification rules, and sourcing‑related requirements, including applicable tariffs. Our operations are further subject to federal, state, and local labor and employment laws, including those governing occupational health and safety and wage regulations. For example, we are subject to the requirements of the U.S. Occupational Safety and Health Act of 1970, as amended and comparable state laws designed to protect employee health and workplace safety.

Like other companies in the automotive and technology sectors, we are subject to a range of environmental regulations. These include, but are not limited to, rules governing water use, air emissions, energy consumption, recycling practices, and the handling, storage, transportation, and disposal of hazardous materials. We may also be subject to remediation obligations in the event of environmental contamination. Compliance with applicable environmental regulations may require obtaining permits and licenses, as well as undergoing inspections of our facilities and products.

Generally, we are subject to evolving and uncertain regulations, including those governing motor carriers, autonomous vehicles, artificial intelligence, and machine learning, and unfavorable changes to these regulations or any failure by us to comply with these regulations may adversely affect our business. For more information, see the section entitled “Risk Factors – Risks Related to Our Legal and Regulatory Environment”.

Research and Development

Our research and development efforts are focused on the design, optimization and testing of our autonomous driving system. We have assembled a team of world-class scientists and engineers with significant experience in automotive safety, self-driving technology, artificial intelligence, robotics, cyber security, and product development to bring safe and innovative autonomous driving software to market. As of September 30, 2025, our research and development staff accounted for approximately 84% of our total employees. We expect to remain focused on research and development for the foreseeable future as we continue to invest in research and development activities to enhance and commercialize our technology.

Intellectual Property

Our success and competitive advantage depend in part upon our ability to develop and protect our core technology and intellectual property. We own a portfolio of intellectual property, including patents and registered trademarks, confidential technical information, and expertise in the development of software and hardware for autonomous vehicles and lidar technology.

We develop and train the AI used in the SuperDrive platform internally. These models, including those used for perception, prediction, and planning, are proprietary to us and are trained primarily on data collected by us from testing and developing the platform, supplemented by simulated data generated using tools developed in-house or licensed from third parties.

We do not rely on third-party AI models for the core autonomous driving functions of SuperDrive. Certain commonly available third-party components—such as open-source machine learning frameworks or commercially licensed software tools—may be used in the development environment to support training or deployment, but these tools do not provide autonomous-driving-specific functionality and are not determinative of system performance. Additionally, although certain immaterial legacy components of our software predate our 2023 Restructuring and are subject to a cross-licensing agreement with Plus PRC, such components do not include any intellectual property developed after our 2023 Restructuring or our core L4 software components, which are designed for higher-cost, higher-performance hardware platforms, require more advanced compute and sensor configurations and have been developed with a view towards meeting U.S. and European requirements. We do not believe reengineering of legacy cross-licensed intellectual property would be materially disruptive to our business, nor does the cross-licensing agreement give Plus PRC control over, or access to, our core L4 software functionality. Further, we do not believe the intellectual property subject to the cross-licensing agreement would be subject to material regulatory restrictions, such as CFIUS review.

Accordingly, the AI capabilities of the SuperDrive platform are based on our proprietary models, and we are not materially dependent on any third-party AI models for the system’s core functionality.

We have filed patent and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. We also rely on trade secrets, design and manufacturing know-how, continuing technological innovations, and licensing and exclusivity opportunities to maintain and improve our competitive position.

Additionally, we protect our proprietary rights through agreements with our commercial partners, supply-chain vendors, employees, and consultants, as well as close monitoring of the developments and products in the industry, and AI research advancements in our field. Our OEM partners generally retain ownership of the sensor data they provide to PlusAI or its SuperDrive software. OEMs do not obtain intellectual property rights in PlusAI’s software or in any derived data produced by SuperDrive solely by virtue of providing sensor data or selecting the associated hardware.

As of September 30, 2025, we had over 160 issued patents and over 90 patent applications worldwide. These patents and applications cover key aspects of our technology portfolio and support our competitive positioning in domestic and international markets.

As of September 30, 2025, we owned nearly 100 registered or pending trademarks worldwide, including 21 registrations or pending applications in the United States. We also own registrations or pending applications in 11 foreign countries: Australia, Brazil, Canada, the European Union, India, Japan, Mexico, Norway, the United Kingdom, South Korea and Switzerland. The marks covered by these registrations or pending applications include the marks PLUSAI, PLUS.AI, our company’s PLUS term alongside its logo, our company’s PLUS term below its logo, THE FUTURE OF TRUCKING, and SUPERDRIVE. The goods and services associated with these marks include hardware and software, autonomous vehicles, and autonomous vehicle research, design and development services.

Employees and Human Capital

We have a highly technical and innovation-driven founder-led team. Co-founders David Liu, our Chief Executive Officer, Hao Zheng, our Chief Technology Officer, and Shawn Kerrigan, our Chief Operating Officer, bring decades of experience in engineering, AI, and business strategy. Their backgrounds include Ph.D. degrees from Stanford University, and leadership roles across startups, public companies, and global tech firms.

As of September 30, 2025, PlusAI employed 176 employees, including 26 employees located outside of the United States. A portion of our global workforce is based in Germany, where employees are represented by a works council in accordance with local labor law. We are not party to any collective bargaining agreements, and no employees are represented by a labor union. The vast majority of our employees are focused on research and development, reflecting our identity as a technology-driven company.

Our employees are at the heart of our success and are the driving force behind our continued innovation. We actively recruit individuals with deep technical expertise and a passion for our mission. Our culture is fueled by a shared desire to solve complex challenges and create meaningful impact, leading to collaboration and dedication that we believe go beyond that of a typical workplace.

We are committed to supporting our team’s well-being and long-term success. We offer comprehensive health and wellness benefits, as well as professional growth opportunities, performance recognition programs, and competitive compensation packages. We foster a culture of openness and respect, and we value the unique perspectives and backgrounds that each team member brings.

Diversity of thought, experience, and background enhances our ability to innovate. We strive to build and maintain a dynamic, inclusive workplace that encourages new ideas, celebrates contributions, and supports each individual’s growth and development.

Facilities

Our corporate headquarters is located in Santa Clara, California, and consists of 40,496 square feet of office space. Our Santa Clara facilities contain research and development and general and administrative functions. We lease additional offices in the United States and around the world, including approximately 36,087 square feet of office space in Fremont, California and approximately 2,895 square feet of office space in Munich, Germany.

We lease all of our facilities and do not own any real estate. We believe that our existing facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available as and when needed.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims arising in the ordinary course of our business. We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material effect on our business, financial condition or results of operations.

PLUSAI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with PlusAI’s audited consolidated financial statements, unaudited condensed consolidated financial statements, and the related notes appearing elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Information about Plus Automation, Inc.” and PlusAI’s unaudited pro forma condensed combined financial information. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Prior to August 2023, PlusAI Corp (“Original Plus”) was the global parent company of the Original Plus’s global subsidiaries, including those focused on the Chinese market (the “Plus Group”). On July 31, 2023, Original Plus and its then shareholders consummated a series of transactions which ultimately resulted in the divestiture of its operating entity in the People’s Republic of China, Plus PRC Holdings Ltd (the “Restructuring”). Prior to the Restructuring, the Plus Group business model was centered around a hardware-integrated autonomous driving system, with a focus on retrofitting trucks with L2 assisted driving systems and the Chinese market. Following the Restructuring, PlusAI shifted its geographic focus to the United States and Europe and changed its business to a software-based model focused on partnering with original equipment manufacturers (“OEMs”) to deploy PlusAI software solutions to new vehicles. Following the Restructuring, PlusAI also shifted its focus to development of L4 virtual driver software, which is characterized by full system redundancy, fault tolerance and deployment on higher-cost, higher-performance platforms that require more advanced compute and sensor configurations. As part of the Restructuring, Plus Automation, Inc., a holding company formed in 2023, became the parent company of the Plus Group, including Original Plus and the operating entities in the United States and Germany. On September 8, 2025, PlusAI agreed to sell to Full Truck Alliance Co. Ltd. (“FTA”) all 476,635,210 redeemable series A-X preferred shares of Plus PRC Holdings Ltd owned by PlusAI for gross proceeds of $20.0 million, of which $2.0 million is subject to tax withholding pursuant to PRC law. Such transaction closed on September 17, 2025. Given the fundamental shift in the business of PlusAI as a result of the Restructuring, including the business model, products offered, customers targeted, and geographic regions in which business is conducted, this proxy statement/prospectus omits financial statements for the seven months ended July 31, 2023, the period that preceded the Restructuring, Pursuant to the SEC’s authority in Rule 3-13 of Regulation S-X, we have been permitted to substitute audited consolidated financial statements for the six months ended June 30, 2025 for the consolidated financial statements for the seven months ended July 31, 2023.

Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to PlusAI’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Throughout this section, unless otherwise noted or the context otherwise requires, “PlusAI,” “we,” “us,” “our”, and “its” refer to PlusAI prior to the business combination and PlusAI and its subsidiaries following the business combination.

Overview

PlusAI develops AI-powered virtual driver software that enables heavy-duty trucks to autonomously transport commercial freight on public roads without a driver in the vehicle. Our technology addresses the nearly $2 trillion truck freight market in the United States and Europe, helping to solve the persistent driver shortage that drives up costs and constrains truck utilization, as well as providing additional safety and fuel efficiency benefits.

Our flagship product, SuperDrive, is a virtual driver platform that enables Level 4 autonomous operation in heavy-duty trucks. PlusAI is an autonomy partner to three global OEMs of commercial trucks, TRATON GROUP (formerly the commercial vehicles division of Volkswagen AG), IVECO (which recently announced its intention to be acquired by Tata Motors), and Hyundai, each of which is working with us to integrate SuperDrive into factory-built autonomous trucks for deployment in the United States and/or Europe. We anticipate that SuperDrive-enabled trucks will be capable of operating autonomously between distribution centers via both local and highway routes, with the potential to enhance vehicle utilization, operational safety, and overall transportation efficiency.

We are targeting the commercial launch of a scalable, factory-installed driverless trucking solution in 2027. In support of this objective, we are actively engaged in joint development and validation programs with our global OEM partners. We provide our SuperDrive virtual driver software to OEM partners, who integrate the technology directly into factory-built trucks. As the autonomous trucks are utilized, fleet operators pay OEMs a fee-per-mile under a Driver-as-a-Service (“DaaS”) model. This fee replaces—and is expected to reduce—the cost fleet operators currently bear for human drivers. We expect that our OEM partners will be contractually obligated to share a fixed portion of the DaaS fee with PlusAI, aligning our revenue with customer adoption and truck utilization. Over the long-term, this creates a predictable and scalable revenue stream, similar to a software-as-a-service model. We believe this capital-light approach, through which we concentrate our efforts on software development and autonomy system integration while leveraging our partners’ capabilities in vehicle manufacturing, distribution, fleet sales and support, and related operational infrastructure, will enhance efficiency and reduce barriers to commercialization.

Significant Events and Transactions

Proposed Business Combination

On June 5, 2025, we entered into the Merger Agreement with CCIX. Pursuant to the Merger Agreement, and assuming a favorable vote of CCIX shareholders and PlusAI stockholders and that all other closing conditions are satisfied or waived, Merger Sub I, a newly formed subsidiary of CCIX, will merge with and into PlusAI, with PlusAI as the surviving corporation and a wholly owned subsidiary of CCIX, and immediately thereafter PlusAI will merge with and into Merger Sub II, with Merger Sub II as the surviving entity and as a wholly owned subsidiary of CCIX. Following the business combination, CCIX will be renamed “PlusAI Holdings, Inc”. PlusAI will be deemed the accounting predecessor and the Post-Closing Company will be the successor SEC registrant, which means that our financial statements for previous periods will be disclosed in the Post-Closing Company’s future periodic reports filed with the SEC.

The business combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, CCIX will be treated as the acquired company for financial statement reporting purposes. PlusAI has been ascribed an estimated equity value of $1.2 billion in connection with the business combination. Cash proceeds, after expenses, from the business combination will fund up to approximately $307.2 million of cash to the Post-Closing Company’s balance sheet. The cash components of the business combination will be funded by CCIX’s cash in trust of $304.5 million, assuming no redemptions, as well as up to $22.0 million in a SAFE financing by PlusAI received subsequent to September 30, 2025. The balance of the consideration to PlusAI’s equityholders will consist of equity in the Post-Closing Company. The business combination is expected to be completed in early 2026, subject to customary closing conditions.

As a consequence of the business combination, PlusAI will become the successor to a SEC-registered and Nasdaq-listed company, which will require the Post-Closing Company to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Factors Affecting Our Performance

Our financial position and results of operations depend to a significant extent on the following factors further discussed below.

Commercialization

Our success depends on our ability to commercialize autonomous driving technology at scale and meet customers’ business needs. We partner with truck OEMs, including TRATON GROUP, IVECO and Hyundai, that are seeking to manufacture autonomous trucks capable of incorporating our L4 autonomous driving technology.

We believe that our early adoption of a data-driven AI paradigm and a proprietary dataset collected from real-world operations has provided us with a technological advantage in deploying innovative use of AI models. SuperDrive features a layered safety architecture that combines AI-decision making, rule-based guardrails, redundant fallback systems and remote operator support for commercial grade reliability. By leveraging deep learning models, trained on vast quantities of real-world and simulated data, SuperDrive is designed to perform complex driving tasks with human-like reasoning and to generalize more effectively across unfamiliar scenarios. This data-driven architecture reduces the software complexity associated with classical rules-based systems by replacing extensive hand-coded logic with generalized, model-driven behavior. The maturation of our software has enabled us to achieve greater than 98% autonomy on pilot routes. We expect the commercial launch of SuperDrive, as a software-only, capital-light autonomous trucking platform, in 2027. However, we have limited experience to date in applying our autonomous driving technology at scale, and our ability to develop, deliver, and commercialize our autonomous driving system at scale is still unproven. There is no guarantee that the hardware, software, and components required for mass production can be successfully developed to our specifications, timely delivered or properly integrated. The extent to which our OEM partners can continue to secure efficient, automated, low-cost production capabilities and processes and reliable sources of component supply directly affects their ability to meet the quality, price, engineering, design, and production standards required to successfully deploy our autonomous driving system and grow our revenue in a cost-efficient manner.

Time to Market

Our ability to achieve profitability depends on technological and commercial milestone achievement. Delays in development timelines or technological integration with third parties that we are working or will work with could result in us being unable to scale in the time frame we anticipate. We anticipate that we will be commercially ready to launch SuperDrive-enabled trucks in 2027 beginning in the United States and expanding into Europe thereafter.

If our assumptions about the commercialization and/or adoption of our technology prove overly optimistic we may fail to generate operating cash flow and may incur delays to our ability to achieve profitability. This may also lead us to make changes in our go-to-market plans, which could result in unanticipated delays or cost overruns, which could in turn adversely impact margins and cash flows.

Demand for Autonomous Trucking Solutions

Our future growth is dependent on the demand for and end fleets’ willingness to adopt autonomous driving solutions for their trucking needs as well as regulation of autonomous driving solutions. The market for autonomous driving trucking solutions is still evolving and is characterized by rapid technology advancement, intense competition, fleet demand, and evolving government regulations. Perceptions about the features, quality, safety, performance, and cost of autonomous driving trucks, technology breakthroughs, or developments in alternative or analogous technologies, as well as the regulatory and macroeconomic environment, could directly affect the adoption of autonomous driving solutions.

In addition, we operate within an industry that is subject to substantial and rapidly evolving laws, regulations, and standards related to environmental, manufacturing, safety, testing, data protection, and cybersecurity, and any failure to comply with these laws, regulations or standards, including as they evolve, could harm our reputation, subject us to significant fines and liability and materially and adversely affect our business, results of operations and financial condition. In addition, government regulations and economic incentives could also drive or hamper the demand for our products and services.

Funding for Operations

Since our inception, we have dedicated substantially all of our resources to the development of commercial-ready autonomous trucking technology. For the five months ended December 31, 2023 and the year ended December 31, 2024, we had total net cash outflows of $36.1 million and $28.8 million, respectively. For the nine months ended September 30, 2025, we had total net cash outflows of $32.1 million. We will continue to incur losses and have negative net operating cash flows until we achieve commercial scale, as we continue to incur operational expenses related to our efforts to launch and scale our autonomous driving solution. In particular, a core part of our strategy is to continue making sustained investments in research and development, and we have dedicated significant resources to these activities since our inception. Our research and development expenses were $12.9 million, $39.7 million, and $41.5 million representing 61.1%, 68.7%, and 73.2% of our total operating expenses for the five months ended

December 31, 2023, the year ended December 31, 2024, and the nine months ended September 30, 2025, respectively. As we continue to train and optimize our AI models towards the goal of developing commercial-ready autonomous driving technology, we expect our research and development expenses to increase and to continue to represent a significant percentage of our total operating expenses. Therefore, we will require additional capital to fund our research and development activities for the foreseeable future. Until we can generate sufficient operating cash flow from the deployment and utilization of our virtual driver software, we expect to finance our operations through a combination of existing cash on hand, equity, and debt financing. For additional discussion of our liquidity and capital resources, please see the “Liquidity and Capital Resources” section below.

Scalable Financial Model

We believe that our strong unit economics and software model will give us the opportunity to establish high operating margins when operating at scale. We believe our business model is positioned for scalability by leveraging third party partnerships so that we can focus our efforts on core technology development and commercialization. We expect to generate revenue based on miles/kilometers driven autonomously for each truck equipped with our software.

We operate in a capital light model and, accordingly, do not expect that we will require significant incremental capital expenditures as revenue grows. Improvements from scale are expected to increase gross margins.

We believe our differentiated technology provides a compelling value proposition for favorable margins and unit economics in an industry with increasing driver shortages. We expect our gross margin to increase from scaling following a targeted commercial launch in 2027 as miles/kilometers driven using our virtual driving software increase. However, it is possible that competition may lead to pricing pressure and lower margins that negatively impact operating results. If we do not generate the margins expected upon commercialization of the DaaS model, we may be required to raise additional debt or equity capital, which may not be available or may only be available on terms that are onerous to our stockholders.

Material Stock-Based Compensation Related to Business Combination

As of September 30, 2025, PlusAI had approximately $27.9 million of unrecognized stock-based compensation expense related to unvested equity-classified performance-based restricted stock units, or PRSUs. The closing of the business combination with CCIX represents a qualified liquidity event for the vesting of the outstanding PRSUs to the extent that the underlying service requirement is met as of the closing date.

Assuming the consummation of the business combination as of September 30, 2025, PlusAI would recognize approximately $21.2 million in stock-based compensation expense for the PRSUs to the extent the service condition was met, including $14.3 million as research and development expenses and $6.9 million as selling, marketing, general and administrative expenses, thereby materially increasing our net loss for that period.

Assuming the consummation of the business combination as of September 30, 2025, the remaining unrecognized stock-based compensation of $6.7 million would be recognized over the remaining weighted-average service period of approximately 3.1 years, including $5.2 million as research and development expenses and $1.5 million as selling, marketing, general and administrative expenses. This future expense will continue to impact our results of operations by increasing our operating expenses and net loss in the periods when it is recognized. The exact timing and amount of this expense may vary based on the closing date of the business combination and on potential forfeitures, which are accounted for as they occur.

Key Operating Metrics

In parallel with technical testing, we are tracking key readiness metrics to assess system maturity and alignment with commercialization objectives. These include:

•
Safety Case Readiness (“SCR”). A percentage-based metric that aggregates how complete and mature the safety case is relative to commercial launch requirements. SCR is calculated by measuring the progress of SuperDrive toward reaching various safety and performance milestones that must be completed before commercial launch.

•
Remote Assistance Free Trips (“RAFT”). A metric that is calculated by measuring the percentage of autonomous trips completed without any intervention from a remote operator or an onboard safety driver on a specified commercial route. RAFT serves as an indicator of independence, technical maturity, and readiness for scaled deployment.
•
Autonomous Miles Percentage (“AMP”). A metric that is calculated by measuring the percentage of total miles driven by SuperDrive under full autonomous control on a specified route. AMP reflects the system's ability to remain engaged across all distances traveled, regardless of whether a trip is completed in its entirety without intervention. AMP complements the RAFT metric by quantifying the extent and reliability of autonomous engagement across route segments, providing insight into system maturity and operational stability.

We believe that continued progress on these metrics is critical to demonstrating system safety, validating commercial readiness, and building stakeholder confidence.

Components of Results of Operations

Revenue

We have limited revenue from the deployment of our technology. In the future, we plan to generate revenue from the provision of self-driving technology and solutions to third-party corporate customers.

Operating Expenses

Research and Development

Research and development expenses consist primarily of personnel-related costs and stock-based compensation for engineering and technical employees; depreciation expenses; equipment-related expenses; and professional services fees, primarily for consulting and outsourcing services related to developing self-driving technology and other research and development activities. We enter into non-recurring engineering (“NRE”) arrangements under which we receive cost reimbursements. These reimbursements are recognized over time using a cost-to-cost input method (i.e., costs incurred to date relative to total estimated costs), which reflects our progress toward satisfying its obligation under the development activities, as a reduction to research and development expenses in our consolidated statements of operations and comprehensive loss.

Sales, Marketing, General and Administrative

Sales, marketing, general, and administrative expenses consist primarily of personnel-related costs and stock-based compensation for sales, general, and administrative personnel, professional service fees, office rental, depreciation expenses, and other daily expenses that are related to the sales, management, and administrative departments.

Interest Income

Interest income consists of interest income earned on cash and cash equivalents, as well as treasury bills classified as short-term marketable securities.

Change in Fair Value of Simple Agreements for Future Equity

We account for all outstanding simple agreements for future equity (“SAFEs”) as liabilities, which are remeasured at fair value at each reporting period end, with changes in fair value recorded in our consolidated statements of operations and comprehensive loss.

Change in Fair Value of Warrant Liability

We issued warrants on our redeemable convertible preferred stock, which are classified as liabilities since the underlying shares may become redeemable based on events that are outside of our control. Our warrants are remeasured at fair value at each reporting period end with changes in fair value recorded in our consolidated statements of operations and comprehensive loss.

Income Tax Expense

Income tax expense primarily consists of income taxes in certain jurisdictions in which we conduct business. We have a full valuation allowance for deferred tax assets, including net operating loss carryforwards and tax credits, primarily related to research and development.

Results of Operations for the Nine Months Ended September 30, 2024 and 2025

The following table sets forth the results of operations for the periods presented:

	For the Nine Months Ended September 30,		Dollar	%
(unaudited, in thousands)	2024	2025	Change	Change
Revenue	$—	$47	$47	*
Operating expenses:
Research and development(1)	26,694	41,451	14,757	55%
Sales, marketing, general and administrative(1)	13,117	15,236	2,119	16%
Total operating expenses	39,811	56,687	16,876	42%
Loss from operations	(39,811)	(56,640)	(16,829)	42%
Other income (expense):
Interest income	2,600	629	(1,971)	(76%)
Interest expense	(23)	(25)	(2)	9%
Other expense, net	(287)	(488)	(201)	70%
Loss from investments, net	(1,304)	(122)	1,182	(91%)
Impairment of long-term investment	(1,326)	(9,295)	(7,969)	601%
Change in fair value of simple agreements for future equity	(831)	(5,897)	(5,066)	610%
Change in fair value of warrant liabilities	(899)	(5,801)	(4,902)	545%
Total other income (expense), net	(2,070)	(20,999)	(18,929)	914%
Loss before income taxes	(41,881)	(77,639)	(35,758)	85%
Income tax expense	(1)	(68)	(67)	*
Net loss	$(41,882)	$(77,707)	$(35,825)	86%

* Percentage is not meaningful

(1)
Stock-based compensation expense was allocated to operating expenses as follows:

	For the Nine Months Ended September 30,
(unaudited, in thousands)	2024	2025
Research and development	$1,487	$245
Sales, marketing, general and administrative	1,254	652
Total stock-based compensation	$2,741	$897

Revenue

During all of the periods presented, we had one contract with a revenue-generating customer. We were engaged to retrofit a fleet of trucks with the PlusDrive system, which was fully completed prior to July 31, 2023. We are paid an agreed-upon fee for each retrofitted truck, and an annual software maintenance fee per truck. We do not expect future sales of goods or services outside of receiving annual software maintenance fees under this contract.

Research and Development

Research and development (“R&D”) expenses increased by $14.8 million, or 55%, for the nine months ended September 30, 2025 compared to the same period in 2024. The change was primarily related to $3.8 million increase in personnel-related costs due to higher headcount, $2.9 million increase spending for general supplies and equipment-related costs, including cloud-based services, and the reduction of NRE reimbursements from collaboration with partners of $9.2 million, which are recorded as a reduction to our R&D expenses. These changes were partially offset by the reduction of $1.2 million in stock-based compensation due to one-time charges related to the modification of certain restricted stock awards recognized during the nine months ended September 30, 2024.

Sales, Marketing, General, and Administrative

Sales, Marketing, General, and Administrative (“SG&A”) expenses increased by $2.1 million, or 16%, for the nine months ended September 30, 2025 compared to the same period in 2024. The change was primarily related to $2.4 million increase in professional services for external legal and various other consultants to support readiness for public company operations, partially offset by $0.6 million in stock-based compensation primarily in connection with certain liability-classified awards that vested and became equity classified during the nine-months ended September 30, 2024.

Interest Income

We generate interest income primarily from our investments in highly liquid, low-risk cash equivalents. The interest income recognized during the periods presented is derived from the applicable interest rate, and the size of our cash equivalent balances. Interest income decreased by $2.0 million, or 76%, for the nine months ended September 30, 2025 compared to the same period in 2024. The decrease was primarily due to lower average cash and investment balances as we utilized available liquidity to finance our operations.

Loss from investments, net

Loss from investments, net, increased by $1.2 million, or 91%, for the nine months ended September 30, 2025 compared to the same period in 2024. The change was primarily due to an unrealized loss on short-term marketable securities related to Luminar Technologies, Inc. (“Luminar”).

Impairment of Long-Term Investment

Impairment of long-term investment increased by $8.0 million, or 601%, for the nine months ended September 30, 2025 compared to the same period in 2024. The change was primarily due to an impairment of $9.3 million recorded during the nine months ended September 30, 2025 in connection with the disposal of our investment in Plus PRC, such that the carrying value of this investment was adjusted to the proceeds receivable. During the nine months ended September 30, 2024, we recorded an impairment of $1.3 million in connection with an observable transaction with Plus PRC equity.

Change in Fair Value of Simple Agreements for Future Equity

Change in fair value of SAFEs increased by $5.1 million, or 610%, for the nine months ended September 30, 2025 compared to the same period in 2024. The increase was due to changes in the underlying fair value measurement assumptions and driven by the increased probability of a liquidity event due to the execution of the Merger Agreement and related progress in public company readiness.

Change in Fair Value of Warrant Liabilities

Change in fair value of warrant liabilities increased by $4.9 million, or 545%, for the nine months ended September 30, 2025 compared to the same period in 2024. The increase was a result of changes to the underlying fair value measurement assumptions used in the valuation model, including the increased probability of a liquidity event due to the execution of the Merger Agreement and related progress in public company readiness.

Results of Operations for Audited Consolidated Financial Statements

The following table sets forth the results of operations for the periods presented:

(in thousands)	Five Months Ended December 31, 2023	Year Ended December 31, 2024	Six Months Ended June 30, 2025
Revenue	$10	$132	$41
Operating expenses:
Research and development(1)	12,871	39,745	28,227
Sales, marketing, general and administrative(1)	8,194	18,043	9,799
Total operating expenses	21,065	57,788	38,026
Loss from operations	(21,055)	(57,656)	(37,985)
Other income (expense):
Interest income	1,688	3,122	581
Interest expense	(19)	(32)	(6)
Other expense, net	(107)	(363)	(792)
Loss from investments, net	(813)	(1,590)	(88)
Impairment of long-term investment	—	(1,326)	(9,295)
Change in fair value of simple agreements for future equity	—	(849)	(4,746)
Change in fair value of warrant liabilities	4,967	(2,430)	(4,528)
Total other income (expense), net	5,716	(3,468)	(18,874)
Loss before income taxes	(15,339)	(61,124)	(56,859)
Income tax expense	—	—	(71)
Net loss	$(15,339)	$(61,124)	$(56,930)

(1)
Stock-based compensation expense was allocated to operating expenses as follows:

(in thousands)	Five Months Ended December 31, 2023	Year Ended December 31, 2024	Six Months Ended June 30, 2025
Research and development	$387	$2,506	$223
Sales, marketing, general and administrative	548	1,574	493
Total stock-based compensation	$935	$4,080	$716

Revenue

During all of the periods presented, we had one contract with a revenue-generating customer. We were engaged to retrofit a fleet of trucks with the PlusDrive system, which was fully completed prior to July 31, 2023. We are paid an agreed-upon fee for each retrofitted truck, and an annual software maintenance fee per truck. We do not expect future sales of goods or services outside of receiving annual software maintenance fees under this contract.

Research and Development

During the five months ended December 31, 2023, R&D is comprised of $12.2 million for personnel-related costs, $0.4 million for stock-based compensation, $1.9 million for facility-related and other costs, $0.3 million for professional services, and $3.7 million for supplies and equipment-related costs. We also recorded $5.6 million related to reimbursements of NRE costs received from our collaboration partners as a reduction to R&D expenses.

During the year ended December 31, 2024, R&D is comprised of $33.5 million for personnel-related costs, $2.5 million for stock-based compensation, $4.7 million for facility-related and other costs, $0.4 million for professional services, and $11.1 million for supplies and equipment-related costs. We also recorded $12.5 million related to reimbursements of NRE costs received from our collaboration partners as a reduction to R&D expenses.

During the six months ended June 30, 2025, R&D is comprised of $19.3 million for personnel-related costs, $0.2 million for stock-based compensation, $2.5 million for facility-related and other costs, $0.1 million for professional services, and $6.8 million for supplies and equipment-related costs. We also recorded $0.7 million related to reimbursements of NRE costs received from our collaboration partners as a reduction to R&D expenses.

Sales, Marketing, General, and Administrative

During the five months ended December 31, 2023, SG&A is comprised of $3.9 million for personnel-related costs, $0.5 million for stock-based compensation, $0.8 million for facility-related and other costs, $2.3 million for professional services, $0.1 million for supplies and equipment-related costs, and $0.4 million for marketing costs.

During the year ended December 31, 2024, SG&A is comprised of $9.1 million for personnel-related costs, $1.6 million for stock-based compensation, $1.9 million for facility-related and other costs, $3.9 million for professional services, $0.4 million for supplies and equipment-related costs, and $1.1 million for marketing costs.

During the six months ended June 30, 2025, SG&A is comprised of $4.9 million for personnel-related costs, $0.5 million for stock-based compensation, $0.9 million for facility-related and other costs, $2.4 million for professional services, $0.2 million for supplies and equipment-related costs, and $0.9 million for marketing costs.

Interest Income

We generate interest income primarily from our investments in highly liquid, low-risk cash equivalents. The interest income recognized during each of the periods presented is derived from the duration of the investment period, the applicable interest rate, and the size of our cash equivalent balances.

Impairment of Long-Term Investment

After the Restructuring, we no longer control or exercise significant influence over Plus PRC Holdings Ltd and related companies (“Plus PRC”). As of July 31, 2023, we initially recognized our investment in Plus PRC at the fair value of $30.6 million. In subsequent periods, we adjusted the carrying value of our investment in Plus PRC for observable changes in fair value and impairment charges.

We did not record any impairment charges or fair value adjustments during the five months ended December 31, 2023. For the year ended December 31, 2024, we have adjusted the carrying amount of the long-term investment for the observable price change, resulting in an impairment of $1.3 million based on a similar transaction involving the preferred stock of Plus PRC.

In September 2025, we sold our remaining interest in Plus PRC for $20.0 million, which represented an observable transaction executed before our consolidated financial statements were issued. Accordingly, for the six months ended June 30, 2025, we recorded an impairment of $9.3 million to reflect additional information regarding the recoverability of this asset.

Change in Fair Value of Simple Agreements for Future Equity

Our outstanding SAFEs will require us to issue a variable number of shares upon the occurrence of certain events and at a discount to the fair value of our shares as of the settlement date. The fair value of our SAFE liabilities fluctuates in the same direction as the estimated fair value of the underlying shares, as the holders will potentially receive additional shares upon settlement of the SAFEs. There were no material changes in the fair value of our SAFE liabilities during the five months ended December 31, 2023. We recognized losses from the fair value measurement of our SAFE liabilities of $0.8 million and $4.7 million during the year ended December 31, 2024, and the six months ended June 30, 2025, respectively.

Change in Fair Value of Warrant Liabilities

Our outstanding warrants provide the holder with the right to potentially purchase additional shares of our redeemable convertible preferred stock at a fixed price. The fair value of the warrant liabilities fluctuates in the same direction as the estimated fair value of the underlying shares, consistent with the intrinsic value of the warrants and adjusted to reflect the remaining exercise period. During the five months ended December 31, 2023, we recognized a gain of $5.0 million from the fair value measurement of the warrant liabilities. We recognized losses from the fair value measurement of our warrant liabilities of $2.4 million and $4.5 million during the year ended December 31, 2024, and the six months ended June 30, 2025, respectively.

Liquidity and Capital Resources

Sources and Uses of Funds

As of September 30, 2025, we had $17.9 million of cash and cash equivalents and short-term marketable securities. We have determined that, without additional financing, our existing cash and cash equivalents and short-term marketable securities, along with the SAFE financing received through the date of this proxy statement/prospectus, are not sufficient to fund our operations for at least 12 months from the issuance date for the unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 and potential redemption of certain SAFEs that became optionally redeemable for cash by the holders beginning January 1, 2025. On December 19, 2025, we received a notice from a Tranche 1 SAFE holder pursuant to which it exercised its optional redemption right. This redemption notice was received following the filing for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code by the SAFE holder. Under the terms of the Tranche 1 SAFE, a SAFE holder must provide notice to us at least 40 days prior to the exercise of the redemption right (the “Redemption Date”), and we are obligated to pay in cash the requested redemption amount no later than 10 days after the Redemption Date. The Redemption Date for this notice is January 28, 2026 and the required payment date is February 7, 2026. If the optionally redeemable Tranche 1 SAFE does not convert into shares of Class A common stock of PlusAI in connection with the closing of the business combination by February 6, 2026, we will be obligated to pay the holder $10.0 million to settle the outstanding SAFE, which would represent a significant portion of our pre-closing available cash and cash equivalents. If the business combination does not close in a timely manner, or at all, any such payment could materially impact our financial position and operations and require us to seek additional financing.

Since the Restructuring, we have financed operations primarily through the sale of approximately $51.1 million of SAFEs to investors and strategic partners, which included $41.1 million in cash proceeds and $10.0 million in exchange for certain marketable securities. We subsequently sold the majority of these marketable securities, which resulted in significant cash inflows from investing activities during the 12 months ended December 31, 2024. During 2025, through the time of this filing, we have received $23.0 million in additional SAFE financing to continue funding our operations through the anticipated de-SPAC Transaction. In connection with the closing of the transactions contemplated by the Merger Agreement, the SAFEs will be converted into shares of Post-Closing Company Class A common stock, and the number of shares will be adjusted to reflect the Exchange Ratio. Our principal uses of cash include financing of our ongoing research and development and administrative activities.

If sufficient funds on acceptable terms are not available when needed, we could be required to significantly reduce our operating expenses and delay, reduce the scope of, or eliminate one or more of our development activities. Failure to manage discretionary spending or raise additional financing, as needed, may adversely impact our ability to achieve our intended business objectives.

In part to augment our cash resources, we entered into the Merger Agreement, which is expected to close in early 2026. The audited consolidated financial statements and the unaudited condensed consolidated financial statements of PlusAI do not reflect the transactions contemplated by the Merger Agreement. However, we believe that the net proceeds from the business combination, together with our existing cash, cash equivalents, and short-term marketable securities as of the date of this proxy statement/prospectus, will provide us with sufficient financing to fund our research and development, and administrative activities into 2027 under the 25% Redemption and the No Redemption Scenarios. Since the closing of the business combination is not solely within our control, the amounts held by CCIX are not considered available to finance our operations for the unaudited condensed consolidated financial statements of PlusAI for the nine months ended September 30, 2025.

In the future, we plan to access capital through potential public or private equity offerings, debt financings, and other sources. We are also seeking to access the capital markets by becoming a public company as a result of the business combination, if consummated. We have historically been able to raise capital through the issuance and sale of equity and equity-linked instruments, such as redeemable convertible preferred stock and simple agreements for future equity, although no assurance can be provided that we would continue to be successful doing so in the future. Our ability to continue as a going concern depends on additional financing to fund our operations. There is no assurance that additional financing will be available to us on acceptable terms or at all. Accordingly, our unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 disclose a substantial doubt about our ability to continue as a going concern.

Our unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary if we are unable to continue as a going concern due to the inability to obtain adequate financing in the future.

Cash Flows For the Nine Months Ended September 30, 2024 and 2025

The following table summarizes our consolidated cash flows for the periods presented:

	For the Nine Months Ended September 30,
(unaudited, in thousands)	2024	2025
Net cash used in operating activities	$(34,855)	$(51,438)
Net cash provided by (used in) investing activities	(859)	17,091
Net cash provided by financing activities	13,967	2,277
Net decrease in cash and cash equivalents	$(21,747)	$(32,070)

Overview of PlusAI Cash Flows For the Nine Months Ended September 30, 2024 and 2025

To fund our continuing operations, we relied on $78.4 million and $49.8 million in cash and cash equivalents as of January 1, 2024 and 2025, respectively, as well as significant cash inflows from financing activities, primarily from the issuance of SAFEs during the nine months ended September 30, 2024 and 2025. Additionally, we had significant cash inflows from investing activities during the nine months ended September 30, 2025 related to the sale of the long-term investment in Plus PRC.

Material Adjustments for Non-Cash Investing and Financing Activities

During the nine months ended September 30, 2024, and 2025, we recorded accretion of redeemable convertible preferred stock to the redemption value of $18.8 million and $48.9 million, respectively. These non-cash adjustments are excluded from the cash inflows from financing activities since they represent a deemed distribution to preferred stockholders with a corresponding increase to temporary equity based on the applicable liquidation preferences of our redeemable convertible preferred stock.

During the nine months ended September 30, 2024, no deferred offering costs were capitalized. During the nine months ended September 30, 2025, we recognized $6.4 million in deferred transaction costs, of which $5.9 million remained unpaid and were included in accounts payable and accrued and other liabilities. Since we are expected to be the acquirer of CCIX for accounting purposes, the direct and incremental costs associated with this transaction are deferred and will be recorded against the proceeds from the reverse recapitalization upon consummation of the Merger. Payments of these deferred transaction costs are reflected as cash outflows from financing activities in the respective periods.

Net Cash Flows from Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2024 was $34.9 million. This amount consisted of our net loss of $41.9 million, adjusted for a change in net operating assets and liabilities of $3.4 million, partially offset by non-cash charges of $10.4 million. Our non-cash charges primarily consisted of a $2.8 million for stock-based compensation, $1.7 million for depreciation and amortization, $1.6 million for non-cash lease expense, $1.3 million for impairment of long-term investment, $1.3 million unrealized loss on short-term marketable securities, $0.9 million loss from a change in fair value of warrant liabilities, and $0.8 million loss from a change in fair value of simple agreements for future equity. The net change in operating assets and liabilities was primarily due to a $1.7 million decrease in operating lease liabilities, $1.0 million increase in prepaid expenses and other current assets, $1.0 million decrease in advance payments, $1.0 million decrease in accrued and other liabilities, $0.4 million decrease in accrued compensation and benefits, partially offset by a $0.7 million increase in accounts payable, $0.6 million decrease in accounts and other receivables, and a $0.4 million increase in discounted options liability.

Net cash used in operating activities for the nine months ended September 30, 2025 was $51.4 million. This amount consisted of our net loss of $77.7 million, partially offset by non-cash charges of $25.0 million and a change in net operating assets and liabilities of $1.3 million. Our non-cash charges primarily consisted of $9.3 million for impairment of long-term investment, $5.9 million loss from a change in fair value of simple agreements for future equity, $5.8 million loss from a change in fair value of warrant liabilities, $1.6 million for non-cash lease expense, $1.5 million for depreciation and amortization of our property and equipment, and a $0.9 million for stock-based compensation. The net change in operating assets and liabilities was primarily due to a $1.8 million decrease in operating lease liabilities, a $0.5 million decrease in accrued and other liabilities, and a $0.4 million decrease in accrued compensation and benefits, partially offset by a $1.9 million increase in accounts payable, a $1.1 million increase in discounted options liability, and a $0.7 million decrease in accounts and other receivables.

Net Cash Flows from Investing Activities

Net cash used by investing activities for the nine months ended September 30, 2024 was $0.9 million, which primarily consisted of $0.5 million in cash outflows from purchases of short-term marketable securities, and $0.5 million from the purchase of property and equipment, partially offset by maturities of short-term marketable securities of $0.1 million.

Net cash provided by investing activities for the nine months ended September 30, 2025 was $17.1 million, which primarily consisted of $18.0 million from the sale of long-term investment in Plus PRC, $0.5 million in the proceeds from maturity of short-term marketable securities, partially offset by $1.0 million from the purchases of property and equipment, and $0.6 million in cash outflows from purchases of short-term marketable securities.

Net Cash Flows from Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2024 was $14.0 million, which consisted of $14.0 million from the cash received from the issuance of SAFEs.

Net cash provided by financing activities for the nine months ended September 30, 2025 was $2.3 million, which primarily consisted of $2.4 million from the cash received from the issuance of SAFEs and $1.9 million from the exercise of stock options. This amount was offset by $1.4 million repurchase of restricted common stock awards and $0.5 million for the payment of deferred issuance costs.

Cash Flows for the Periods Presented in Audited Consolidated Financial Statements

The following table summarizes our consolidated cash flows for the periods presented:

(in thousands)	Five Months Ended December 31, 2023	Year Ended December 31, 2024	Six Months Ended June 30, 2025
Net cash used in operating activities	$(16,594)	$(44,246)	$(36,460)
Net cash provided by (used in) investing activities	10,503	(1,189)	(689)
Net cash provided by (used in) financing activities	(30,033)	16,670	2,761
Net decrease in cash and cash equivalents	$(36,124)	$(28,765)	$(34,388)

Overview of PlusAI Cash Flows for the Periods Presented in Audited Consolidated Financial Statements

To fund our operations and repay liabilities related to the Restructuring through June 30, 2025, we relied on $114.5 million in cash and cash equivalents as of August 1, 2023, as well as significant cash inflows from financing activities between January 1, 2024 and June 30, 2025, primarily from the issuance of SAFEs, and significant cash inflows from investing activities during the five months ended December 31, 2023 related to sales of marketable securities.

Material Adjustments for Non-Cash Investing and Financing Activities

During the five months ended December 31, 2023, the year ended December 31, 2024, and the six months ended June 30, 2025, we recorded accretion of redeemable convertible preferred stock to redemption value of $15.2 million, $29.8 million, and $32.6 million, respectively. These amounts are excluded from the cash inflows from financing activities.

During the five months ended December 31, 2023, we executed a SAFE arrangement with an investor, pursuant to which we received certain marketable securities with the fair value of $10.0 million in the form of certain marketable securities. Additionally, under a collaboration agreement, we received marketable securities with a fair value of $2.0 million.

During the six months ended June 30, 2025, we recognized $4.1 million in deferred transaction costs, of which $4.0 million remained unpaid and were included in accounts payable and accrued and other liabilities. Since we are anticipated to be the acquirer of CCIX for accounting purposes, the direct and incremental costs associated with this transaction are deferred and will be recorded against the proceeds from reverse recapitalization once the Merger is consummated. Payments of these deferred transaction costs are reflected as cash outflows from financing activities in the respective periods.

Net Cash Flows from Operating Activities

Net cash used in operating activities for the five months ended December 31, 2023 was $16.6 million. This amount consisted of our net loss of $15.3 million, adjusted for net non-cash income of $1.4 million, partially offset by a change in net operating assets and liabilities of $0.2 million. Our net non-cash income primarily consisted of a $5.0 million gain from a change in fair value of warrant liabilities, partially offset by $1.0 million for depreciation and amortization, $0.9 million for stock-based compensation, $0.8 million for non-cash lease expense, and a $0.7 million unrealized loss on short-term marketable equity securities. The net change in operating assets and liabilities was primarily due to increases in our liabilities, including $1.3 million primarily from advance payments we receive under our collaboration agreements, $1.1 million from accrued and other liabilities, $1.0 million from accrued compensation and benefits, and $0.9 million from accounts payable, which reflects developments in our operations and key business initiatives. These changes were partially offset by an increase of $3.3 million in accounts and other receivables and a decrease of $0.8 million in operating lease liabilities.

Net cash used in operating activities for the year ended December 31, 2024 was $44.2 million. This amount consisted of our net loss of $61.1 million, partially offset by non-cash charges of $14.8 million and a change in net operating assets and liabilities of $2.1 million. Our non-cash charges primarily consisted of $4.1 million for stock-based compensation, $2.5 million for depreciation and amortization, a $2.4 million loss for a change in fair value of warrant liabilities, $2.1 million for non-cash lease expense, an $1.6 million unrealized loss on short-term marketable securities, $1.3 million for impairment of long-term investment, and a $0.8 million loss from a change in fair value of simple agreements for future equity. The net change in operating assets and liabilities was primarily due to a $4.3 million decrease in accounts and other receivables and a $1.2 million decrease in other noncurrent assets, a $0.8 million increase in accounts payable, partially offset by a $2.3 million decrease in operating lease liabilities, a $1.2 million decrease in advance payments, and $0.5 million from accrued and other liabilities.

Net cash used in operating activities for the six months ended June 30, 2025 was $36.5 million. This amount consisted of our net loss of $56.9 million, adjusted for a change in net operating assets and liabilities of $0.9 million, partially offset by non-cash charges of $21.3 million. Our non-cash charges primarily consisted of a $9.3 million for impairment of long-term investment, a $4.5 million loss from a change in fair value of warrant liabilities, a $4.7 million loss from a change in fair value of simple agreements for future equity, $1.1 million for non-cash lease expense, $1.0 million for depreciation and amortization, and $0.7 million for stock-based compensation. The net change in operating assets and liabilities was primarily due to a $1.3 million decrease in operating lease liabilities, a $0.9 million decrease in accrued compensation and benefits, a $0.8 million decrease in accrued and other liabilities, and a $0.5 million decrease in accounts payable, partially offset by a $1.6 million increase in discounted options liability, and a $0.9 million decrease in accounts and other receivables.

Net Cash Flows from Investing Activities

Net cash provided by investing activities for the five months ended December 31, 2023 was $10.5 million, which consisted of $9.4 million in cash inflows from sales of short-term marketable securities and $1.1 million in cash inflows from maturities of short-term marketable securities.

Net cash used in investing activities for the year ended December 31, 2024 was $1.2 million, which consisted of $1.0 million from the purchase of property and equipment, and $0.5 million in cash outflows from purchases of short-term marketable securities, partially offset by $0.3 million from the proceeds from the maturity of short-term marketable securities.

Net cash used in investing activities for the six months ended June 30, 2025 was $0.7 million, which consisted of $0.8 million from the purchase of property and equipment, and $0.4 million in cash outflows from purchases of short-term marketable securities, partially offset by $0.3 million in the proceeds from the maturity of short-term marketable securities.

Net Cash Flows from Financing Activities

Net cash used in financing activities for the five months ended December 31, 2023 was $30.0 million, which primarily consisted of a $30.0 million payment of the liability associated with the Restructuring.

Net cash provided by financing activities for the year ended December 31, 2024 was $16.7 million, which consisted of $16.7 million from the cash received from the issuance of SAFEs.

Net cash provided by financing activities for the six months ended June 30, 2025 was $2.7 million, which consisted of $2.4 million from the cash received from the issuance of SAFEs and $0.4 million from the exercise of stock options. This amount was offset by $0.1 million for the payment of deferred issuance costs.

Off-Balance Sheet Arrangements

As of September 30, 2025, December 31, 2024 and December 31, 2023, we do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

As of September 30, 2025, we had cash and cash equivalents of $17.5 million and investments in marketable debt securities of $0.4 million with maturities of less than one year. The goals of our investment policy are liquidity and capital preservation. We do not enter into investments for trading or speculative purposes. We believe that we do not have any material exposure to changes in the fair value of our cash equivalents or marketable securities as a result of changes in interest rates due to the short‑term nature of these assets.

Emerging Growth Company Status

As an “emerging growth company,” the Jumpstart Our Business Startups Act of 2012, as amended, (the “JOBS Act”) allows the Post-Closing Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. CCIX has elected to use this extended transition period under the JOBS Act. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make Post-Closing Company Class A common stock less attractive to investors. Following the Closing, we will need to re-evaluate our status as an emerging growth company.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities, at the date of the financial statements. Generally, we base our estimates on historical experience and on various other assumptions in accordance with GAAP that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.

Our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus. Critical accounting estimates are those estimates that involve a significant level of judgment and/or estimation uncertainty and could have or are reasonably likely to have a material impact on our financial condition or results of operations. We believe that the following accounting policies are most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Collaboration and NRE Arrangements

We enter into best-efforts, generally non-refundable NRE arrangements with strategic partners to develop SuperDrive software products. Under these arrangements, we are reimbursed for a portion of the research and development expenses attributable to specific development activities. We receive no additional consideration or royalties upon completion of NRE projects and the counterparty does not commit to purchasing any specific product in the future. The participation reimbursement received by us does not depend on whether the project will yield future benefits. These arrangements involve joint research and development programs to integrate our autonomous driving software and systems with the counterparty’s vehicle platforms or other hardware, with the goal of developing, testing, and validating various autonomous driving solutions and functionality.

We analyze the NRE arrangements to determine whether they involve joint operating activities performed by parties that are both active participants and exposed to significant risks and rewards based on the commercial success of the activities. We have concluded that the NRE arrangements fall within the scope of ASC Topic 808: Collaborative Arrangements. For NRE arrangements within the scope of ASC Topic 808, we first determine whether the collaborative arrangement is entirely or partially a contract with a customer or falls entirely within the scope of other GAAP. For NRE agreements with multiple deliverables, we would assess the units of account by applying the separation and initial measurement requirements of the applicable authoritative accounting literature. If there are no separation or initial measurement requirements in those other standards, the requirements in ASC Topic 606: Revenue from Contracts with Customers, are applied. For each unit of account identified, we determine the accounting treatment based on the relevant authoritative guidance that can be directly applied or reasonably analogized to, or make an accounting policy election based on the nature if no reasonable analogy found.

We have determined that for each NRE arrangement, there is one unit of account for participation in research and development programs. Participation reimbursements are recognized over time using a cost-to-cost input method (i.e., costs incurred to date relative to total estimated costs), which reflects our progress toward satisfying the performance obligation under the development activities. Participation reimbursements recognized are recorded as a reduction to research and development expenses in the consolidated statements of operations and comprehensive loss.

Stock-Based Compensation

Types of Equity-Based Awards

Our outstanding equity-based awards include the following categories: (1) restricted stock units with service conditions only (“RSUs”), (2) restricted stock units with service conditions and performance conditions based on the occurrence of a liquidity event, which are required to be met for any awards to vest (“PRSUs”), (3) restricted share awards financed through non-recourse notes (“RSAs”), which are treated as common stock options for accounting purposes, (4) common stock options granted to third parties with the exercise price equal to the par value of the underlying share and fully vested at issuance (“Penny Options”), and (5) common stock options with service conditions (“Options”). We recognize stock-based compensation expense based on the estimated fair values for all share-based payment awards.

Equity-Classified Share-Based Awards

The fair value of equity-classified RSUs, PRSUs, and Penny Options is determined using the estimated fair value of our common stock on the grant date. The grant date fair value of the RSUs is recognized ratably over the requisite service periods, which typically range from two to four years. The grant date fair value for the equity-classified PRSUs is recognized once it becomes probable that the performance condition will be satisfied, which is generally upon the consummation of a liquidity event. The grant date fair value for the equity-classified Penny Options was recognized at the time of issuance in July 2023, as these awards were fully vested upon issuance.

The fair value of our common stock was determined by the board of directors with input from management and consideration of third-party valuation reports. In the absence of a public trading market, and as a development-stage company with no significant revenues, we believe that it is appropriate to consider a range of factors to determine the fair market value of the common stock at each grant date. We have considered various objective and subjective factors, along with input from the independent third-party valuation firm. The factors included (1) the progress of our development activities; (2) the significant risks associated with our stage of development; (3) capital market conditions for comparable, privately held, technology companies; (4) our available liquidity, financial condition, and results of operations; (5) the historical issuances of our shares to third parties; and (6) the preferential rights of the redeemable convertible preferred stockholders.

The fair value of the Options and RSAs is determined using the Black-Scholes option-pricing model (“BSM”). The grant date fair value of the equity-classified Options and RSAs is recognized as an expense over the requisite service periods, generally ranging from two to four years. Forfeitures are recognized as they occur.

The BSM requires the use of certain assumptions as of each grant date, including the fair value of our common stock, expected term, expected volatility, risk-free interest rate, and expected dividends:

•
Expected Term — We do not have sufficient historical exercise data to provide a reasonable basis for estimating the expected term. For the awards that qualify as plain-vanilla options, we use the expected term calculated based on the simplified method, which uses the midpoint between the vesting date and the contractual term. For the awards that do not qualify as plain-vanilla options, such as those with intrinsic value on their grant date, we have assessed the expected term using the contractual term and the anticipated requisite service period, which reflected its expectations for the liquidity event.
•
Expected Equity Volatility — We have computed expected volatility based on the historical volatility of a representative group of public companies with similar characteristics to us (e.g., public entities of similar size, complexity, stage of development, and industry focus). The historical volatility is commensurate with the expected term assumption.
•
Risk-Free Interest Rate — The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of award grant for the expected term of the award.
•
Expected Dividend Yield — We have historically paid no dividends and do not anticipate paying dividends in the future.

These assumptions involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different.

Liability-Classified Share-Based Awards

In July 2023, in connection with the Restructuring, we divested operations in Plus PRC. As a result of the Restructuring, the unvested RSUs, PRSUs, and Options (“PRC Awards”) held by the grantees employed with Plus PRC (“PRC Holders”) were expected to be forfeited pursuant to their original terms. In July 2023, we modified the PRC Awards to allow their continuous vesting based on their initial terms, contingent on the service to Plus PRC (“Plus PRC Service Requirement”). We determined that the Plus PRC Service Requirement is a condition that is not a service, performance, or market condition related to our operations. As such, the unvested PRC Awards became liability-classified upon completion of the Restructuring. Since we anticipate that the liability-classified PRC Awards will be settled in equity, the associated liability is presented as noncurrent in the consolidated balance sheets.

As of the Restructuring date, the service-based awards held by the PRC Holders, including RSUs and Options, became vested from our standpoint, and the variability in the number of shares issuable is based solely on the Plus PRC Service Requirement. As such, we reclassify the liability to equity as the Plus PRC Service Requirement is met. Since the service-based awards held by the PRC Holders were expected to vest before the Restructuring, total stock-based compensation for these awards is at least equal to the grant-date fair value per share.

The PRSUs held by the PRC Holders are also subject to the performance condition, and no liability is recognized until the underlying liquidity event becomes probable. We reclassify the liability-classified RSUs held by the PRC holders to equity as the Plus PRC Service Requirement is met and remeasure the per-share basis of these awards at fair value.

Impairment of Long-Term Investment

Subsequent to the Restructuring, the assets and liabilities of Plus PRC are not consolidated under the variable interest entity model as we have not been determined to be the primary beneficiary, and we do not have control over Plus PRC. We do not account for our Plus PRC investment under the equity method as we do not have the ability to exercise significant influence after the Restructuring. Since we have no significant influence and our investment in Plus PRC does not have a readily determinable fair value, we have elected to account for the investment at cost less impairments, adjusted by observable price changes in orderly transactions for similar investments. The retained interest in Plus PRC was initially measured at a fair value of $30.6 million upon the closing of the Restructuring. The assessment of the recoverability of the long-term investment includes inputs that are supported by little or no market activity and have a significant impact on determining the carrying value of the long-term investment. During the nine months ended September 30, 2025, we recorded an impairment of $9.3 million in connection with the disposal of Plus PRC, reflected in the unaudited condensed consolidated statement of operations and comprehensive loss. As of September 30, 2025, we completed the sale of the investment in Plus PRC for $20.0 million. During the three months ended September 30, 2025, we received $18.0 million in cash from FTA. The remaining $2.0 million initially withheld for taxes was recorded in prepaid expenses and other current assets in the unaudited condensed consolidated balance sheet as of September 30, 2025, as we anticipate receiving this amount.

Valuation of Financial Instruments

We have issued certain financial instruments, such as redeemable convertible preferred stock warrant liabilities, SAFEs, and the estimated fair value of the redeemable convertible preferred stock accretion to the redemption value that require (1) a higher degree of judgment in estimating their fair values as of each reporting period and (2) the use of valuation models that are dependent on management estimates and assumptions, primarily related to expected volatility, expected term, probabilities of triggering events, discount rates and risk-free interest rates. Generally, expected volatility is determined based on the historical equity volatility of comparable companies over a period that matches the expected term of the instrument. The expected term is based on the contractual term or management’s best estimate based on the timing of certain events. The probability of a triggering event is based on management’s best estimate of the likelihood that the underlying events will occur. The discount interest rate is generally based on the rate implied by the transaction and comparable companies, and the risk-free interest rate is based on relevant U.S. Treasury rates for a period matching the expected term of the instrument. If actual results differ from our estimates or assumptions, the valuations underlying the issued financial instruments could be materially different.

Recent Accounting Pronouncements

See Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/prospectus.

One Big Beautiful Bill Act

In July 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law. We are in the process of evaluating the potential impact of the OBBBA legislation on our financial position, results of operations, and cash flows. However, due to our taxable loss position and valuation allowance on its deferred tax assets, the OBBBA is not expected to have a material impact on our consolidated financial statements and related disclosures.

Corporate Tax Restructuring

The Company is undergoing an internal corporate restructuring to provide greater operational and tax efficiency through restructuring of the holdings of certain subsidiaries of the Company Group (as defined in the Company’s amended and restated certificate of incorporation, as currently in effect) pursuant to which, among other steps, (1) Plus Germany will be contributed to Plus Ireland and Plus Germany Holdings LLC, a Delaware limited liability company (“Plus Germany DE”), will be dissolved, (2) ownership of up to 2% of Plus Ireland will be transferred to PlusAI, Inc., a Delaware company (“DE Sub”), in exchange for certain intellectual property, (3) Plus Holdings Ltd., a Cayman Islands exempted company, will be dissolved, and (4) the shares of DE Sub will be distributed to the Company. These reorganizations qualify as tax-free IRC 368 reorganizations, and we do not expect any material financial impact to these unaudited condensed consolidated financial statements. Based on local and statutory filing requirements, we expect these reorganizations to be completed over the next several months.

EXECUTIVE COMPENSATION

CCIX Executive Officer and Director Compensation

CCIX is an “emerging growth company,” as defined in the JOBS Act, and the following is intended to comply with the reduced disclosure requirements applicable to emerging growth companies. No executive officer of CCIX has received any cash compensation for services rendered to CCIX although CCIX may pay consulting, finder or success fees to its officers, directors or shareholders (or their affiliates) for assisting it in consummating its initial business combination. These officers, directors and shareholders have received and will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on CCIX’s behalf, such as identifying potential target businesses and performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations.

After the business combination, any members of CCIX’s management team who remain with the Post-Closing Company may be paid consulting, management, or other fees from the Post-Closing Company. Such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, to the extent required by the SEC.

Since its formation, CCIX has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

PlusAI Executive Officer and Director Compensation

This discussion may contain forward-looking statements that are based on the Post-Closing Company’s current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that the Post-Closing Company may adopt following the Closing may differ materially from historical and any currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-Merger basis.

Following completion of the Merger, certain executive officers of PlusAI are expected to become executive officers of the Post-Closing Company. This section sets forth historical compensation for PlusAI’s named executive officers, consisting of its principal executive officer and the two most highly compensated executive officers (other than PlusAI’s principal executive officer), for PlusAI’s fiscal year 2025, each of whom is expected to become an executive officer of the Post-Closing Company, who were:

•
David Liu, PlusAI’s co-founder and chief executive officer;
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Hao Zheng, PlusAI’s chief technology officer; and
•
Shawn Kerrigan, PlusAI’s chief operating officer.

Summary Compensation Table for Fiscal 2024 and Fiscal 2025

The following table sets forth information regarding the compensation awarded to, earned by or paid to PlusAI’s named executive officers for the fiscal years ended December 31, 2024 and December 31, 2025:

Name and Principal Position		Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
David Liu	2025	445,200	—	495	445,695
Co-Founder and Chief Executive Officer	2024	420,000	210,000	495	630,495
Hao Zheng	2025	389,550	—	1,419	390,969
Chief Technology Officer	2024	367,500	187,100	759	555,359
Shawn Kerrigan	2025	415,917	—	495	416,412
Chief Operating Officer	2024	350,000	176,000	495	526,495

(1)
The amounts reported represent discretionary bonuses paid for the year ended December 31, 2024. For Mr. Zheng and Mr. Kerrigan, such amounts reported also include a patent incentive bonus of $1,000 and $3,350, respectively, pursuant to PlusAI’s Patent Incentive Program, which is made available to all employees. As of January 12, 2026, the discretionary bonus for the year ended December 31, 2025 is not calculable and are expected to be determined after the Closing.
(2)
The amounts reported consist of employer premium payments for basic life insurance. Such amounts are commensurate with the benefits that were generally provided to PlusAI’s employees during the applicable period.

Narrative Disclosure to Summary Compensation Table for Fiscal 2024 and Fiscal 2025

Base Salaries

PlusAI’s named executive officers receive a base salary to compensate them for the services they provide to PlusAI. For 2024, Mr. Liu’s base salary was $420,000, Mr. Zheng’s base salary was $367,500 and Mr. Kerrigan’s base salary was $350,000. For 2025, Mr. Liu’s base salary was $445,200, Mr. Zheng’s base salary was $389,550, Mr. Kerrigan’s base salary was $371,000 effective January 1, 2025, and $420,000 effective February 1, 2025, through the end of 2025. The actual base salaries paid to each named executive officer are set forth in the “Salary” column of PlusAI’s Summary Compensation Table for Fiscal 2024 and Fiscal 2025 above.

Annual Cash Bonuses

Each of PlusAI’s named executive officers was eligible to receive, at the discretion of the PlusAI Board, an annual cash bonus for each of 2024 and 2025, subject to his continued employment through the date of payment (if any). For 2024 and 2025, the target bonus opportunity for each of the PlusAI named executive officers was 50% of his base salary.

The actual annual cash bonuses awarded to the named executive officers for 2024 performance are set forth in the “Bonus” column of PlusAI’s Summary Compensation Table for Fiscal 2024 above. As of January 12, 2026, the discretionary bonuses for 2025 are not yet determinable.

Outstanding Equity Awards at Fiscal 2025 Year-End

The following table sets forth information regarding outstanding equity awards held by PlusAI’s named executive officers as of December 31, 2025.

RSU Awards
Name	Grant Date	Number of RSUs that have not Vested (#)		Market Value of RSUs that have not Vested ($)
David Liu	—	—		—
Hao Zheng	—	—		—
Shawn Kerrigan	8/9/2023	5,000,000	(1)	1,000,000

(1)
The RSUs were granted under PlusAI’s 2021 Plan and are subject to both service-based and liquidity-based vesting conditions. The service-based condition for the RSUs is satisfied in 60 monthly installments beginning on August 1, 2023. The liquidity-based condition for the RSUs will be satisfied upon the occurrence of certain liquidity events of PlusAI during a specified period, which the consummation of the Merger will constitute. At the Effective Time, the RSUs will become Exchanged RSUs. In connection with the Closing, 3,125,000 of the shares subject to the award will have satisfied the service-based vesting conditions and will vest in connection with, and will be settled following, the Merger, and vesting of the remaining 1,875,000 of the shares subject to the award that have not satisfied the service-based vesting condition will remain subject to the satisfaction of the original service-based vesting conditions following the Closing.

Employment Arrangements with PlusAI’s Executive Officers

PlusAI has entered into confirmatory employment agreements with the executive officers of PlusAI, which provide for continued employment with PlusAI on an at-will basis and include terms for each such executive officer’s base salary, eligibility for a target cash bonus opportunity in the discretion of the PlusAI Board and employee benefits. The current annual base salaries for the executive officers of PlusAI are $445,200 for Mr. Liu, $371,000 for Mr. Spinner, $389,550 for Mr. Zheng and $420,000 for Mr. Kerrigan. In addition, in connection with the Closing, PlusAI and the Post-Closing Company may enter into new employment agreements with certain employees of PlusAI, including PlusAI executive officers, which would be expected to provide for continued employment following the Closing on an at-will basis and include terms for base salary, target cash bonus opportunity and employee benefits, to become effective as of or following the Closing.

Potential Payments Upon Termination or Change of Control

In connection with the Closing, PlusAI or the Post-Closing Company may adopt an executive change in control and severance plan or agreements for certain eligible employees of the Post-Closing Company, including the executive officers of PlusAI, to become effective as of or following the Closing. The confirmatory employment agreement that PlusAI and Mr. Spinner entered into provides that with respect to any executive change in control and severance plan or similar arrangement that PlusAI or its parent (which, following the Closing, will include the Post-Closing Company) adopts, Mr. Spinner will be eligible to participate in such plan on the same terms as similarly situated executives.

On August 9, 2023, Mr. Kerrigan was granted an award of restricted stock units under the 2021 Plan and an award agreement issued thereunder. Mr. Kerrigan’s award covers 5,000,000 shares of PlusAI Class A common stock. Vesting of the restricted stock unit award is subject to both continued service over a specified schedule and the occurrence of a liquidity event during a specified period (which the consummation of the Merger will constitute).

Employee Benefits and Stock Plans

PlusAI believes that performance and equity-based compensation can be an important component of the total executive compensation package for supporting stockholder value creation while, at the same time, attracting, motivating, retaining, and rewarding high-quality executives. It is expected that the Incentive Plan described in the incentive plan proposal, if approved, will be an important element of the Post-Closing Company’s compensation arrangements for both executive officers and directors, and that the executive officers (excluding any 5% Holders for so long as they remain such) will also be eligible to participate in the ESPP described in the ESPP proposal, if approved.

2017 Plan

PlusAI’s 2017 Plan was originally adopted by the Board of Directors of PlusAI, Inc. on February 15, 2017, was approved by PlusAI, Inc.’s stockholders on February 15, 2017, has been amended from time to time, and was assumed by PlusAI in the Restructuring. The 2017 Plan provides for the grant of stock options and the direct award or sale of shares of PlusAI Class A common stock (“Shares”) to employees, officers or directors of PlusAI or any affiliate of PlusAI and any consultant or advisor (who is a natural person) providing services to PlusAI or any affiliate of PlusAI.

At the Effective Time, pursuant to the terms of the Merger Agreement, CCIX will assume all outstanding and unexercised stock options granted under the 2017 Plan, as further described in the section of this proxy statement/prospectus entitled “Proposal No. 1 — General — Treatment of PlusAI Options, PlusAI RSUs and PlusAI Warrants.”

In connection with the Closing, the 2017 Plan will be assumed, and PlusAI will not grant any new or additional awards under the 2017 Plan following the Closing. The 2017 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2017 Plan until termination of such awards. The material terms of the 2017 Plan are summarized below.

As of December 31, 2025, stock options covering 58,013,135 Shares were outstanding under the 2017 Plan and there were no outstanding unvested awards of restricted stock under the 2017 Plan.

Authorized Shares. Subject to the adjustment provisions in the 2017 Plan, the maximum aggregate number of shares that may be issued under the 2017 Plan is 156,593,189 Shares. Prior to the termination of the 2017 Plan, (1) in the event that Shares previously transferred or issued under the 2017 Plan are transferred to or acquired or reacquired by the trustee holding the Shares or repurchased by PlusAI, such Shares are added to the number of Shares then available for transfer or available for issuance under the 2017 Plan, (2) Shares that are withheld by the trustee or PlusAI in payment of the exercise price, purchase price or tax withholdings remain available for transfer or issuance under the 2017 Plan, and (3) if an option or other right expires, is or becomes unexercisable, the related Shares are added to the number of Shares then available for transfer or issuance under the 2017 Plan.

Plan Administration. The 2017 Plan is administered by the PlusAI Board. The PlusAI Board has full authority and discretion to take any actions it deems necessary or advisable for the administration of the 2017 Plan. This includes, subject to the terms of the 2017 Plan, without limitation, that the PlusAI Board may modify, extend or assume outstanding options or may accept the cancellation of outstanding options in return for the grant of new options or a different type of award for the same or a different number of Shares and at the same or a different exercise price (if applicable). PlusAI may also offer to buy out an option granted under the 2017 Plan for a payment in cash or Shares or buy out any Share purchase right awarded under the 2017 Plan for a payment in cash, in each case on such terms and conditions as determined by PlusAI. All decisions, interpretations, and other actions of the administrator will be final and binding on all award holders and all persons deriving their rights from an award holder.

The PlusAI Board may delegate its authority to a committee of one or more members of the PlusAI Board who have been appointed by the PlusAI Board and may appoint one or more independent third-party contractors or other parties to assist with the administration of the 2017 Plan. All decisions, interpretations, and other actions of the PlusAI Board or any such designated committee will be final and binding on all beneficiaries of the 2017 Plan. The PlusAI Board and any such designated committee are referred to as the “administrator” for purposes of this plan description.

Eligibility. Employees, non-employee directors and consultants of PlusAI and employees and consultants of its subsidiaries are eligible to receive awards under the 2017 Plan.

Options. The 2017 Plan permits the grant of options.

The term of each option is the term stated in the applicable option agreement, provided that no term may be more than 10 years from the date of grant.

The per share exercise price of each option granted under the 2017 Plan is set at a price determined by the administrator that is set forth in the applicable option agreement. The 2017 Plan provides that the exercise price of an option may not be less than the fair market value of an underlying share on the date of grant, and in no circumstances less than the par value of a share.

The material terms of an option granted under the 2017 Plan are stated in the applicable award agreement, including the terms of vesting and exercisability, method of exercise, acceptable forms of consideration for payment of applicable exercise prices and tax withholding and treatment of options following a grantee’s termination of service. The 2017 Plan generally provides that options will remain outstanding for 12 months following termination of a grantee’s service by reason of death, six months following termination of a grantee’s service by reason of disability, or otherwise three months following termination of a grantee’s service, provided that in any event options will expire no later than the end of their term and will immediately terminate on a grantee’s termination of service for cause (as defined in the 2017 Plan). Options granted under the 2017 Plan are exercisable upon a triggering event (as defined in the 2017 Plan), which generally includes PlusAI’s initial public offering or listing on any stock exchange or other securities market, or such other event determined by the administrator from time to time as constituting a triggering event. The Closing will constitute a triggering event for purposes of options granted under the 2017 Plan. Prior to the occurrence of a triggering event, Shares issued under the 2017 Plan generally are held under the name of a trustee. Following the occurrence of a triggering event, Shares then held in the trust are transferred by the trustee to the applicable participant.

Optionholders do not have stockholder rights until the underlying shares are fully paid (including the satisfaction of any applicable tax withholding obligations) and the optionee is entered in the books and records as a stockholder. The option agreements under the 2017 Plan generally provide that, if so required by PlusAI at the time of the option exercise, as a condition to exercising, the optionholder must enter into a voting agreement, power of attorney or other agreement prescribed by the Company that will transfer the optionholder’s voting rights on all matters to a person designated by the Company.

Awards of Shares. Each award of Shares under the 2017 Plan was evidenced by a share grant agreement between the grantee and PlusAI. Each such award is subject to all applicable terms and conditions of the 2017 Plan and the applicable share grant agreement. Any right to purchase Shares under the 2017 Plan (other than an option) will automatically expire if not exercised by the grantee within the time period specified in the relevant award agreement. Each share grant agreement specifies the purchase price of a Share, which is determined by the administrator but is not less than 100% of the fair market value on the date of award and in no circumstances less than the par value of a share.

Non-Transferability of Awards. Unless determined otherwise by the administrator, an option under the 2017 Plan may not be transferred in any manner other than by beneficiary designation, will, or the laws of descent and distribution.

Certain Adjustments. In the event of a subdivision of the Shares into a larger number of Shares, a bonus issue of Shares, a combination or consolidation of the Shares into a lesser number of Shares, a reclassification, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by PlusAI, proportionate adjustments will automatically be made to (1) the number and kind of Shares available for future grants under the 2017 Plan, (2) the number and kind of Shares covered by each outstanding option, (3) the exercise price under each outstanding option, and (4) any repurchase price that applies to Shares granted under the 2017 Plan pursuant to the terms of a PlusAI repurchase right under the applicable award agreement.

In the event of a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the fair market value of the Shares of PlusAI, a recapitalization, a spin-off, or a similar occurrence, the administrator may make appropriate adjustments to one or more of the items listed in the paragraph above.

Corporate Transaction. In the event that PlusAI is a party to a merger or consolidation, or in the event of a sale of all or substantially all of PlusAI’s Shares or assets, all Shares acquired under the 2017 Plan and all options outstanding on the effective date of the transaction will be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which PlusAI is party, in the manner determined by the administrator), which agreement or determination need not treat all options (or all portions of an option) in an identical manner. The treatment specified in the transaction agreement or as determined by the administrator may include (without limitation) one or more of the following with respect to each outstanding option: (1) the continuation of the option by PlusAI (if PlusAI is the surviving corporation); (2) assumption of the option by the surviving corporation or its parent; (3) substitution by the surviving corporation or its parent of a new option for the option; (4) cancellation of the option in exchange for a payment (which may be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent) equal to the excess of (a) the value, as determined by the administrator, of the property (including cash) received by the holder of a Share as a result of the transaction over (b) the exercise price of the option; (5) cancellation of the option without the payment of any consideration, provided that the optionholder will be notified of such treatment and given an opportunity to exercise the option (to the extent the option is vested or becomes vested as of the effective date of the transaction) generally during a period of not less than 5 business days preceding the effective date of the transaction; (6) suspension of the optionholder’s right to exercise the option during a limited period of time preceding the closing of the transaction if such suspension is administratively necessary to permit the closing of the transaction; and (7) termination of any right the optionholder has to exercise the option prior to vesting in the Shares subject to the option (i.e., “early exercise”), such that following the closing of the transaction the option may only be exercised to the extent it is vested. The administrator has discretion to accelerate, in whole or part, the vesting and exercisability of an option in connection with a corporate transaction described above.

Amendment and Termination. The PlusAI Board may amend the 2017 Plan at any time and for any reason. To the extent required by applicable laws, rules or regulations, an amendment to the 2017 Plan will be contingent on approval of PlusAI stockholders within 12 months following the amendment date if the amendment (1) increases the number of Shares available for issuance, (2) materially changes the class of persons who are eligible for the award of Shares or grant of options, or (3) is one effecting any other material change to the 2017 Plan if stockholder approval is required under applicable laws, rules or regulations. The PlusAI Board also may terminate the 2017 Plan at any time and, if not sooner terminated, will terminate automatically 10 years after the later of (1) the date when the PlusAI Board adopted the 2017 Plan and (2) the date when the PlusAI Board approved the most recent increase in the number of Shares reserved under the 2017 Plan that was also approved by PlusAI’s stockholders. As noted above, in connection with the consummation of the Merger, the 2017 Plan will be assumed and PlusAI will not grant any new or additional awards under the 2017 Plan following the Closing. However, the 2017 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2017 Plan until termination of such awards.

2021 Plan

PlusAI’s 2021 Plan was adopted by the PlusAI Board on May 10, 2021, was approved by PlusAI’s stockholders on May 10, 2021, has been amended from time to time, and was assumed by PlusAI in the Restructuring. The 2021 Plan provides for the grant of stock options, share awards of restricted and unrestricted Shares, and restricted stock units to employees, officers or directors of PlusAI or any affiliate of PlusAI, provided that (1) doing so would not adversely affect PlusAI’s ability to rely on certain securities law exemptions with respect to the 2017 Plan or compliance with applicable laws, any consultant or advisor who renders or has rendered bona fide services to PlusAI or any affiliate of PlusAI, and (2) any incentive stock options within the meaning of Section 422 of the Code are granted only to employees of PlusAI or any affiliate of PlusAI.

At the Effective Time, pursuant to the terms of the Merger Agreement, CCIX will assume all outstanding and unvested restricted stock unit awards and outstanding and unexercised stock options granted under the 2021 Plan, as further described in the section of this proxy statement/prospectus entitled “Proposal No. 1 — General — Treatment of PlusAI Options, PlusAI RSUs and PlusAI Warrants.”

In connection with the Closing, the 2021 Plan will be assumed, and PlusAI will not grant any new or additional awards under the 2021 Plan following the Closing. The 2021 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2021 Plan until termination of such awards. The material terms of the 2021 Plan are summarized below.

As of December 31, 2025, restricted stock unit awards covering 144,364,351 Shares and 19,000,000 Shares subject to stock options were outstanding under the 2021 Plan and there were no outstanding awards of restricted stock under the 2021 Plan.

Authorized Shares. Subject to the adjustment provisions in the 2021 Plan, the maximum aggregate number of shares that may be issued under the 2021 Plan is 223,879,487 Shares. Absent a determination otherwise by the administrator, after an initial public offering or similar transaction, the same number of Class A shares of the public company common stock may be issued and delivered pursuant to the awards under the 2021 Plan, instead of Shares (including voting shares of common stock or non-voting shares of common stock).

To the extent that an award is settled in cash or in a form other than Shares, the Shares that would have been delivered had there been no such cash or other settlement will not be counted against the Shares available for issuance or delivery under the 2021 Plan. Shares that are subject to or underlie stock options or restricted stock units granted under the 2021 Plan that expire or for any reason are canceled or terminated without having been exercised or settled will again, except to the extent prohibited by law or applicable listing or regulatory requirements, be available for subsequent award grants under the 2021 Plan. Shares that are exchanged by an award holder or withheld by PlusAI as full or partial payment in connection with any award under the 2021 Plan, as well as any shares exchanged by an award holder or withheld by PlusAI or one of its affiliates to satisfy the tax withholding obligations related to any award, will be available for subsequent awards under the 2021 Plan. In the case of a settlement of a restricted stock unit award, only the number of Shares actually issued or delivered in respect of such settlement will count against the 2021 Plan’s share reserve.

Plan Administration. The 2021 Plan is administered by the PlusAI Board or any plan or compensation committee appointed by the PlusAI Board. The PlusAI Board or any such committee may designate one or more other persons to administer all or certain aspects of the 2021 Plan. The PlusAI Board and any such committee or designated person is referred to as the “administrator” for purposes of this plan description.

Subject to the provisions of the 2021 Plan, the administrator has authority to do all things necessary or desirable in connection with the authorization of awards and the administration of the 2021 Plan. This includes, subject to the terms of the 2021 Plan, without limitation, the power to determine who will be granted awards and the type, price and amount of any such awards, to establish the terms and conditions of each award, to approve forms of award agreements, and to modify, discontinue, suspend, or terminate any or all outstanding awards, subject to the written consent of the award holder if any such action has a materially adverse effect on the award holder and any rights or benefits of the award holder under any award granted under the 2021 Plan. Any action taken by PlusAI, any of its affiliates, or the administrator pursuant to the 2021 Plan and within its authority under the 2021 Plan will be conclusive and binding on all persons.

Stock Options. The 2021 Plan permits the grant of stock options. Incentive stock options may be granted only to U.S. residents who are employees of PlusAI or an affiliate of PlusAI and who satisfy the other eligibility requirements of the Code. Any award agreement relating to an incentive stock option will contain and will be deemed to contain such other terms and conditions as from time to time are required in order for the option to be an incentive stock option as defined in Section 422 of the Code. Each stock option that is granted to a U.S. resident is designated in an option agreement as either an incentive stock option or a nonstatutory stock option.

Subject to the applicable provisions and limitations of the 2021 Plan, the administrator determines the terms of each option and will designate each option granted under the 2021 Plan as exercisable for either “voting Shares” or “non-voting Shares.” The administrator will determine the vesting and/or exercisability provisions of each option, which provisions will be set forth in an option agreement. The term of an option will be stated in the applicable option agreement, but the term of an option may not exceed 10 years from the grant date. The administrator also determines the exercise price per share of an option, which may not be less than the par value of a Share. Incentive stock options will have such terms and conditions as necessary to qualify as “incentive stock options” under the U.S. Internal Revenue Code rules.

An option granted under the 2021 Plan will be exercisable according to the terms of the 2021 Plan at such times and under such conditions as determined by the administrator and set forth in an award holder’s option agreement.

Subject to the provisions of the 2021 Plan, the administrator may authorize, for the benefit of an eligible person, any adjustment in the exercise or base price, the vesting schedule, or the term of, or the number of shares subject to, an option by cancellation of an outstanding option and a subsequent regranting of the option, by amendment, by substitution of an outstanding option, by waiver or by other legally valid means. Such amendment or other action may result in, among other changes, an exercise or base price that is higher or lower than the exercise or base price of the original or prior option, provide for a greater or lesser number of Shares subject to the option, or provide for a longer or shorter vesting or exercise period.

The 2021 Plan generally provides that options will remain outstanding for 12 months following termination of a grantee’s service by reason of death or total disability, or otherwise three months following termination of a grantee’s service, provided that options will immediately terminate on a grantee’s termination of service for cause (as defined in the 2021 Plan).

Share Awards. The 2021 Plan permits the grant of share awards of restricted stock and unrestricted stock. The material terms of a share award will be set forth in the applicable award agreement, including terms relating to the vesting of share awards and whether the shares are voting or non-voting, as set forth in the applicable award agreement.

Share awards of restricted stock may be awarded for a purchase price, which may be paid with past services rendered as part or all of the consideration, as determined by the administrator, but in no event will such price be less than par value. Unless otherwise provided in an award agreement, holders of restricted stock have the right to vote and receive dividends and distributions in respect of restricted shares, subject to any additional terms determined by the administrator. A share award will either vest or be repurchased by PlusAI as provided in the 2021 Plan not more than 10 years after the date of grant. Each share award will be subject to earlier termination as provided in 2021 Plan. Upon a grantee’s termination of service, restricted stock that has not vested will be reacquired by PlusAI in accordance with the terms set by the administrator pursuant to the 2021 Plan.

Restricted Stock Units. The 2021 Plan permits the grant of restricted stock units. The material terms of an award of restricted stock units will be set forth in the applicable award agreement, including terms relating to the vesting and settlement of restricted stock unit awards.

The administrator will determine the vesting and settlement provisions of each restricted stock unit, which may be based on performance criteria, passage of time or other factors or combination of factors, which provisions will be set forth in the applicable award agreement. Each restricted stock unit that vests in accordance with its terms will be settled for the designated number of Shares as provided in the award agreement, subject to earlier termination as provided in the 2021 Plan, and in any case will be settled not more than 10 years after its date of grant.

Unless the administrator otherwise expressly provides otherwise, restricted stock units that remain subject to vesting conditions that have not been satisfied by the time specified in the applicable award agreement will not vest or be settled. The award agreement will specify any other terms or conditions of the forfeiture or repurchase if the award fails to vest.

Non-Transferability of Awards. Generally only the grantee may exercise an award and awards generally are non-transferable and will not be subject to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. Such exercise and transfer restrictions will not apply to transfers to PlusAI, certain transfers by gift or domestic relations order to family members as described in the 2021 Plan, transfers by a grantee’s legal representative if grantee has suffered a disability, or transfers done by beneficiary designation in connection with the participant’s death, will, or the laws of descent and distribution, or as otherwise provided by the administrator.

Certain Adjustments. Upon (or, as may be necessary to effect the adjustment, immediately prior to) any reclassification, recapitalization, share split (including in the form of a share dividend), reverse share split, merger, combination, consolidation, reorganization, split-up, spin-off, extraordinary dividend distribution in respect of the Shares, any exchange of Shares or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Shares, then the administrator will equitably and proportionately adjust (1) the number and type of Shares (or other securities) that may be granted pursuant to awards (including the specific 2021 Plan share reserve amounts, maximums and number of shares set forth in the 2021 Plan), (2) the number, amount and type of Shares (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, exercise or base price of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or vesting of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the 2021 Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of PlusAI as an entity, the administrator will equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives by the 2021 Plan and the then-outstanding performance-based awards.

Corporate Transaction. Upon a “change in control event” (as such term is defined in the 2021 Plan), the administrator may make provision for a cash payment in settlement of outstanding awards or for the assumption, substitution or exchange of the outstanding awards (or the cash, securities or other property deliverable to the holder(s) of any or all outstanding Awards), based on, to the extent relevant in the circumstances, the distribution or consideration payable to holders of the Shares upon or in respect of such change in control event.

The administrator may, in its sole discretion and subject to certain U.S. tax rules, accelerate vesting of one or more awards to the extent such awards are outstanding upon a change in control event or such other events or circumstances as the administrator may provide. The administrator may take action with respect to a change in control event prior to such event (as opposed to on the occurrence of such event) to the extent that the administrator deems the action necessary to permit the award holder to realize the benefits intended to be conveyed with respect to the underlying shares. The administrator may also deem an acceleration to occur immediately prior to the change in control event and/or reinstate the original terms of the award if an event giving rise to an acceleration does not occur.

Notwithstanding the foregoing, any escrow, holdback, earnout or similar provisions in the definitive documents relating to such a change in control event may apply to any payment to the holders of options, stock awards or restricted stock units to the same extent and in the same manner as such provisions apply to the holders of Shares. In addition, award holders will be required to execute any definitive transaction documents in connection with any change in control event at the request of PlusAI or our subsidiaries or affiliates, or any of their collective successors.

Upon the occurrence of a change in control event, unless the administrator provides for the survival, substitution, assumption, exchange or other continuation or settlement of awards, then each then-outstanding award (whether or not vested and/or exercisable) will terminate. In the case of options that will not survive or be substituted for, assumed, exchanged, or otherwise continued or settled in the change in control event, the option holder will be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise the outstanding and vested portion of the option according to its terms before the termination of the award (except that in no case will more than 10 days’ notice of the impending termination be required).

Amendment and Termination. The PlusAI Board may, at any time, terminate or, from time to time, amend, modify or suspend the 2021 Plan, in whole or in part. No amendment, suspension or termination of the 2021 Plan or amendment of any outstanding award will, without written consent of the affected award holder, affect in any manner materially adverse to the award holder any rights or benefits of the award holder or obligations of PlusAI under any award granted under the 2021 Plan prior to the effective date of such change. To the extent then required by applicable law or any applicable listing agency or required under applicable tax law, rules or regulations to preserve the intended tax consequences of the 2021 Plan, or to the extent deemed necessary or advisable by the administrator, any amendment to the 2021 Plan will be subject to stockholder approval.

If it is not terminated earlier by the administrator, the 2021 Plan will terminate automatically at the close of business on the day before the 10th anniversary of the date PlusAI’s stockholders approved the 2021 Plan on May 10, 2021. As noted above, in connection with the Closing, the 2021 Plan will be assumed, and PlusAI will not grant any new or additional awards under the 2021 Plan following the Closing. However, the 2021 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2021 Plan until termination of such awards.

401(k) Plan

PlusAI maintains a 401(k) retirement savings plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code, for the benefit of our employees, including the PlusAI executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax (traditional) or post-tax (Roth) basis, through contributions to the 401(k) plan. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

Director Compensation

PlusAI currently has no formal arrangements under which non-employee directors receive compensation for their service on the PlusAI Board or its committees. PlusAI reimburses non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors. For the fiscal year ended December 31, 2025, PlusAI did not pay any compensation, make any equity awards or non-equity awards, or pay any other compensation to any of the members of its board of directors in connection with their service on the PlusAI Board.

Executive Officer and Director Compensation Following the Business Combination

Executive Compensation

The policies of the Post-Closing Company with respect to the compensation of its executive officers following the business combination are expected to be administered by the board of directors of the Post-Closing Company in consultation with its compensation committee. The Post-Closing Company may also rely on data and analyses from third parties, such as compensation consultants, in connection with its compensation programs. The Post-Closing Company intends to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives of the Post-Closing Company and other potential individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Equity Compensation

As discussed above under the incentive plan proposal and the ESPP proposal, the CCIX Board is expected to approve and adopt the Incentive Plan and the ESPP, which, subject to the approval of CCIX’s shareholders, would authorize the grant of equity awards and stock purchases, respectively, to eligible individuals, including the named executive officers, following the consummation of the business combination.

Director Compensation

Following the completion of the Merger, the Post-Closing Company is expected to adopt an outside director compensation policy as further described in the section “Board of Directors and Management After the Business Combination—Non-Employee Director Compensation” below.

BOARD OF DIRECTORS AND MANAGEMENT AFTER THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this subsection to “we,” “us” or “our” refer to the business of PlusAI prior to the consummation of the business combination, which will be the business of the Post-Closing Company and its subsidiaries following the business combination.

The following sets forth certain information, as of September 30, 2025, concerning the persons who are expected to serve as directors and executive officers of the Post-Closing Company following the consummation of the business combination and assuming the election of the director nominees at the extraordinary general meeting as set forth in “Proposal No. 6 — The Director Election Proposal.”

Upon the Closing, the business and affairs of the Post-Closing Company will be managed by or under the direction of the Post-Closing Company Board. The directors and executive officers of the Post-Closing Company upon the Closing are expected to include the following:

Name	Age	Position
David Liu	49	Chief Executive Officer and President; Director
Hao Zheng	55	Chief Technology Officer; Director
Shawn Kerrigan	49	Chief Operating Officer
Steven J. Spinner	56	Chief Financial Officer
Richard Lim	68	Director
David C. Peterschmidt	78	Director
Harry J. Harczak, Jr.	69	Director

David Liu will serve as the chief executive officer and a director of the Post-Closing Company upon the Closing. Mr. Liu has served as PlusAI’s chief executive officer and co-founder since PlusAI was established in 2016. Mr. Liu has over 20 years of experience building and growing technology companies. Prior to founding PlusAI, Mr. Liu was the founder and chief executive officer of RedAtoms Inc., a mobile gaming platform, from 2011 to 2015. From 2006 to 2011, Mr. Liu served as the founder and chief technology officer of RMG Networks Holding Corporation, a leading developer and aggregator of place-based video networks in the United States. Prior to founding RMG Networks, Mr. Liu was a consultant at McKinsey & Company from 2003 to 2005. Mr. Liu earned his Ph.D. in electrical engineering from Stanford University and a B.S. in computer science from Beijing University of Aeronautics and Astronautics. We believe Mr. Liu's perspective, experience and institutional knowledge as our co-founder and chief executive officer qualify him to serve as director.

Hao Zheng will serve as the chief technology officer and a director of the Post-Closing Company upon the Closing. Mr. Zheng has served as the chief technology officer and co-founder of PlusAI since PlusAI was established in 2016. Prior to founding PlusAI, Mr. Zheng was Distinguished Architect, Head of the Beijing Research Lab and Senior Director of Engineering at Yahoo! Inc. from 2013 to 2016. From 2012 to 2013, Mr. Zheng was the founder and chief executive officer of Ztelic Inc., a startup focused on social-network data analytics, which was acquired by Yahoo! Inc. Prior to founding Ztelic Inc., Mr. Zheng was the chief technology officer, Asia at Zynga Inc, a social game development company, from 2011 to 2012. Mr. Zheng attended the Electrical Engineering undergraduate program at Shanghai Jiao Tong University, earned his Bachelor of Science in Electrical Engineering from Brigham Young University, earned his M.S. in Electrical Engineering and Computer Sciences from University of Wisconsin-Madison and attended the Electrical Engineering graduate program at Stanford University. We believe Mr. Zheng's perspective, technical expertise and institutional knowledge as our co-founder and chief technology officer qualify him to serve as director.

Shawn Kerrigan will serve as the chief operating officer of the Post-Closing Company. Mr. Kerrigan has served as PlusAI’s chief operating officer since 2019 and previously served as PlusAI’s vice president of engineering beginning in 2018. Prior to joining PlusAI, Mr. Kerrigan was chief technology officer and co-founder of Locus Energy, Inc., a hardware and software company in the solar industry, from 2010 to 2018. From 2008 to 2010, Mr. Kerrigan worked at Bridgewater Associates as a senior investment associate. Prior to Bridgewater Associates, Mr. Kerrigan was a consultant at McKinsey & Company from 2004 to 2008. Mr. Kerrigan earned his Bachelor of Science degree from the University of Illinois, Urbana-Champaign and his Master’s and Ph.D. in Engineering with a Ph.D. minor in Computer Sciences from Stanford University.

Steven J. Spinner will serve as the chief financial officer of the Post-Closing Company upon the Closing. Mr. Spinner has served as the chief financial officer of PlusAI since August 2023 and previously served as the advisor to the chief executive officer for finance & strategic initiatives from December 2021 to July 2023. Prior to joining PlusAI, Mr. Spinner was a start-up investor and advisor from January 2020 to November 2021. Mr. Spinner was the founder and chief executive officer of RevUp Software from July 2013 to December 2019. Mr. Spinner also served in the Obama Administration from April 2009 to September 2010 as a senior member of the Department of Energy’s Recovery Act team. Mr. Spinner spent his early career as a management consultant at McKinsey & Company in Europe and Asia. He also worked in marketing and business development for the 1996 Atlanta Olympic Games and then with the National Broadcasting Company in New York and in San Francisco at increasing levels of management roles, lastly as a Senior Vice President. Mr. Spinner received his Bachelor of Arts in Economics and Classics from Wesleyan University and his MBA from the Harvard Business School.

Richard Lim will serve as a director of the Post-Closing Company upon the Closing. Mr. Lim has served as a director of PlusAI since July 2023. Mr. Lim has served as the Founding Managing Director of Informed Ventures since March 2025 and as the Founder and Managing Director of GSR Ventures since March 2004. Mr. Lim earned his MBBS from the National University of Singapore and his MBA from Stanford University. We believe Mr. Lim's experience as a venture capital investor, including his service on the board of directors of multiple private and public companies, qualifies him to serve as a director.

David C. Peterschmidt will serve as the lead independent director of the Post-Closing Company upon the Closing. Mr. Peterschmidt has served as managing partner of Peterschmidt Ventures since December 2023. Mr. Peterschmidt previously served on the board of directors of Edgio, Inc. from 2007 until December 2023. Mr. Peterschmidt also served as the chief executive officer and a member of the board of directors of CIBER, Inc. from 2010 until 2014. Prior to his position at CIBER, Mr. Peterschmidt served as the president and chief executive officer of Openwave Systems, Inc. from 2004 until 2007. From 2003 to 2004, Mr. Peterschmidt served as the chief executive officer and chairman of Securify, Inc., and as the chief executive officer and chairman of Inktomi, Inc. from 1996 to 2003. Mr. Peterschmidt has also been the owner of Peterschmidt Ventures since 2005. Mr. Peterschmidt earned his Bachelor of Arts in Political Science from the University of Missouri in 1969 and an MBA from Chapman College in 1975.

Harry J. Harczak, Jr. will serve as a director of the Post-Closing Company upon the Closing. Mr. Harczak has served as a managing director at Sawdust Investment Management, a private investment firm since 2008. He previously held several executive leadership positions at CDW Corporation, including executive vice president of sales, marketing, product partner management, business development and chief financial officer. He is also a former partner at PricewaterhouseCooper LLP. Mr. Harczak has served on the board of directors of Array Digital Infrastructure, Inc. (NYSE: AD) since 2003 and as the chair of their audit committee since 2023. Mr. Harczak previously served on the board of directors and audit committee chair of Tech Data Corporation. Mr. Harczak is a Certified Public Accountant (inactive). Mr. Harczak has a Bachelor of Science degree in Accounting from DePaul University and an MBA from the University of Chicago.

Corporate Governance

Board Composition

The Post-Closing Company’s business and affairs will be organized under the direction of the Post-Closing Company Board. We anticipate that the Post-Closing Company Board will consist of five members upon the Closing, with David Liu serving as chairman and David C. Peterschmidt serving as lead independent director. The primary responsibilities of the Post-Closing Company Board will be to provide oversight, strategic guidance, counseling and direction to the Post-Closing Company’s management. The Post-Closing Company Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Proposed Bylaws, which will be effective upon the Domestication, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Although the Merger Agreement contemplates that the citizenship of the members of the Post-Closing Company Board shall be such that CCIX will be free of certain types of foreign influence, neither the Proposed Certificate of Incorporation nor Proposed Bylaws contain corresponding restrictions on the directors that stockholders may elect in future elections held after the Closing.

For so long as the PlusAI Board is classified and subject to the rights of holders of the Post-Closing Company preferred stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the total voting power of all then-outstanding shares of the Post-Closing Company entitled to vote in the election of directors, voting as a single class.

In accordance with the Merger Agreement, the Sponsor has the right to designate two directors to serve on the Post-Closing Company Board, but the Sponsor has not exercised this right as of the date of this proxy statement/prospectus.

Director Independence

Upon the Closing, the Post-Closing Company Board is expected to determine that each of the directors on the Post-Closing Company Board other than Mr. Liu and Mr. Zheng will qualify as an independent director, as defined under the rules of Nasdaq, and the Post-Closing Company Board will consist of a majority of “independent directors” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, the Post-Closing Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the Post-Closing Company Compensation Committee and the Post-Closing Company’s audit committee, as discussed below.

Role of the PlusAI Board in Risk Oversight/Risk Committee

Upon the Closing, one of the key functions of the Post-Closing Company Board will be informed oversight of the Post-Closing Company’s risk management process. The Post-Closing Company Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Post-Closing Company Board as a whole, as well as through various standing committees of the Post-Closing Company Board that address risks inherent in their respective areas of oversight. In particular, the Post-Closing Company Board will be responsible for monitoring and assessing strategic risk exposure and the Post-Closing Company’s audit committee will have the responsibility to consider and discuss PlusAI’s major financial risk exposures and exposures associated with cybersecurity, information security and privacy matters and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

The Post-Closing Company’s audit committee will also monitor compliance with legal and regulatory requirements. The Post-Closing Company’s compensation committee will also assess and monitor whether the Post-Closing Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Audit Committee

Upon the Closing, the members of the Post-Closing Company’s audit committee will be Harry J. Harczak, Jr., Richard Lim and David C. Peterschmidt, with Harry J. Harczak, Jr. serving as chairperson, each of whom meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to audit committee members. Each member of the Post-Closing Company’s audit committee also meets the financial literacy requirements of the listing standards of Nasdaq. In addition, the Post-Closing Company Board is expected to determine that Harry J. Harczak, Jr. is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Following completion of this offering, the Post-Closing Company’s audit committee will, among other things:

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select, retain, compensate, evaluate, oversee and, where appropriate, terminate our independent registered public accounting firm;
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review and approve the scope and plans for the audits and the audit fees and approve all non-audit and tax services to be performed by the independent auditor;
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evaluate the independence and qualifications of our independent registered public accounting firm;
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review our financial statements, and discuss with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;
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review and discuss with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;
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discuss with management our procedures regarding the presentation of our financial information, and review earnings press releases and guidance;
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oversee the design, implementation and performance of our internal audit function, if any;
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set hiring policies with regard to the hiring of employees and former employees of our independent auditor and oversee compliance with such policies;
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review, approve and monitor related party transactions;
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adopt and oversee procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;
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review and discuss with management the adequacy and effectiveness of the Company’s cybersecurity, information and technology security, and data protection programs, procedures, and policies;
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review and discuss with management and our independent auditor the adequacy and effectiveness of our legal, regulatory and ethical compliance programs; and
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review and discuss with management and our independent auditor our guidelines and policies to identify, monitor and address enterprise risks.

The Post-Closing Company’s audit committee will operate under a written charter, to be effective upon the Closing, that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Compensation Committee

Upon the Closing, the members of the Post-Closing Company’s compensation committee will be Harry J. Harczak, Jr., Richard Lim and David C. Peterschmidt, with Richard Lim serving as chairperson, each of whom meets the requirements for independence under the rules and regulations of the SEC and the listing standards of Nasdaq applicable to compensation committee members. Each member of the Post-Closing Company’s compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Following the Closing, the Post-Closing Company’s compensation committee will, among other things:

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review, approve or make recommendations to our board of directors regarding the compensation for our executive officers, including our chief executive officer;
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review, approve and administer our employee benefit and equity incentive plans;
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establish and review the compensation plans and programs of our employees, and ensure that they are consistent with our general compensation strategy;
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determine non-employee director compensation;
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review and approve the corporate goals and objectives applicable to the compensation of the Chief Executive Officer and evaluating the Chief Executive Officer’s performance in light of those goals and objectives; and
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approve or make recommendations to our board of directors regarding the creation or revision of any clawback policy.

The Post-Closing Company’s compensation committee will operate under a written charter, to be effective upon the Closing, that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Nominating and Corporate Governance Committee

Upon the Closing, the members of the Post-Closing Company’s nominating and corporate governance committee will be Harry J. Harczak, Jr., Richard Lim and David C. Peterschmidt, with David C. Peterschmidt serving as chairperson, each of whom meets the requirements for independence under the listing standards of Nasdaq. Following completion of this offering, the Post-Closing Company’s nominating and corporate governance committee will, among other things:

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review and assess and make recommendations to the Post-Closing Company Board regarding desired qualifications, expertise and characteristics sought of board members;
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identify, evaluate, select or make recommendations to our board of directors regarding nominees for election to our board of directors;
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develop policies and procedures for considering stockholder nominees for election to our board of directors;
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review our succession planning process for our chief executive officer and any other members of our executive management team;
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review and make recommendations to our board of directors regarding the composition, organization and governance our board of directors and its committees;
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review and make recommendations to our board directors regarding our corporate governance guidelines and corporate governance framework;
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oversee director orientation for new directors and continuing education for our directors;

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oversee the evaluation of the performance of our board of directors and its committees;
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review and monitor compliance with our code of business conduct and ethics, and review conflicts of interest of our board members and officers other than related party transactions reviewed by our audit committee; and
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administer policies and procedures for communications with the non-management members of our board of directors.

The Post-Closing Company’s nominating and corporate governance committee will operate under a written charter, to be effective upon the Closing, that satisfies the applicable listing standards of Nasdaq.

Compensation Committee Interlocks and Insider Participation

Upon the Closing, the members of the Post-Closing Company’s compensation committee will be Harry J. Harczak, Jr., Richard Lim and David C. Peterschmidt,, with Richard Lim serving as chairperson. None of the members of the Post-Closing Company’s compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on Post-Closing Company Board or the Post-Closing Company’s compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. The Proposed Certificate of Incorporation includes a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The DGCL prohibits the Proposed Certificate of Incorporation from limiting the liability of directors or officers for the following:

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any breach of the director’s or officer’s duty of loyalty to the Post-Closing Company or the Post-Closing Company’s stockholders;
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acts or omissions of a director or officer not in good faith or that involve intentional misconduct or a knowing violation of law;
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with respect to a director, unlawful payment of dividends or unlawful stock repurchases or redemptions;
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any transaction from which the director or officer derived an improper personal benefit; and
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with respect to an officer, any action by or in the right of the Post-Closing Company.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of a director or officer, then the liability of a director or officer of the Post-Closing Company will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Proposed Certificate of Incorporation does not eliminate a director’s or officer’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s or officer’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

The Proposed Bylaws provide that the Post-Closing Company shall indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. Further, in connection with the Closing, the Post-Closing Company intends to enter into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements will require the Post-Closing Company, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service to the fullest extent permitted by law. These indemnification agreements will also require the Post-Closing Company to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding to the fullest extent permitted by law. The Proposed Bylaws will also empower the Post-Closing Company to purchase insurance on behalf of any person whom the Post-Closing Company is required or permitted to indemnify.

The limitation of liability, indemnification and advancement provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Post-Closing Company and its stockholders. Your investment may be adversely affected to the extent the Post-Closing Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and any indemnification agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Post-Closing Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Post-Closing Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of CCIX’s or PlusAI’s respective directors, officers or employees for which indemnification is sought.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The Post-Closing Company Board will adopt a code of business conduct and ethics (the “Code of Conduct”), applicable to all of the Post-Closing Company’s employees, executive officers and directors. The Code of Conduct will be available on PlusAI’s website, www.plus.ai/investors. Information contained on or accessible through PlusAI’s website is not a part of this proxy statement/prospectus, and the inclusion of PlusAI’s website address in this proxy statement/prospectus is an inactive textual reference only. The Post-Closing Company Board, or a duly appointed committee thereof, will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on PlusAI’s website.

Non-Employee Director Compensation

In connection with the Closing, PlusAI engaged during 2025 a third-party compensation consultant to assist it in reviewing and determining the compensation for directors following the Closing, including without limitation the various peer companies with which PlusAI is expected to compete for talent following the Closing. Following such analysis, the PlusAI Board approved, subject to the approval of the Post-Closing Company Board and any modifications thereto made by the Post-Closing Company Board, and the Post-Closing Company is expected to adopt, an outside director compensation policy designed to provide non-employee director compensation that enables the Post-Closing Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Post-Closing Company or its subsidiaries. Subject to approval of the Post-Closing Company Board, the outside director compensation policy will become effective as of the date of the Effective Time. The compensation provided under such policy is summarized below.

Cash Compensation.

Under the outside director compensation policy, the following cash compensation program will be adopted for the Post-Closing Company’s non-employee directors:

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$50,000 per year for service as a Post-Closing Company non-employee director;
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$20,000 per year for service as lead independent director of the Post-Closing Company Board;
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$20,000 per year for service as chair of the Post-Closing Company’s audit committee;
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$10,000 per year for service as a member of the Post-Closing Company’s audit committee;
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$15,000 per year for service as chair of the Post-Closing Company’s compensation committee;
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$7,500 per year for service as a member of the Post-Closing Company’s compensation committee;
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$10,000 per year for service as chair of the Post-Closing Company’s nominating and corporate governance committee; and
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$5,000 per year for service as a member of the Post-Closing Company’s nominating and corporate governance committee.

Each non-employee director who serves as a committee chair of the Post-Closing Company Board will receive the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee, provided that the non-employee director who serves as the lead independent director of the Post-Closing Company Board will receive the annual retainer fees for such role as well as the annual retainer fee for service as a non-employee director. These cash fees to the Post-Closing Company’s non-employee directors will be paid quarterly in arrears, prorated based on such service provided during the applicable quarter. The above-listed fees for service as lead independent director of the Post-Closing Company Board or a chair or member of any committee are payable in addition to the non-employee director retainer. Under the outside director compensation policy, the Post-Closing Company also will reimburse its non-employee directors for reasonable travel expenses to attend meetings of the Combined Company Board and its committees.

Equity Compensation

Initial Award. Pursuant to the outside director compensation policy, each person who first becomes a non‑employee director after the first Form S-8 registration statement filed with the U.S. Securities and Exchange Commission covering the shares issuable under the Incentive Plan will receive, on the first trading day on or after the date such individual first becomes a non-employee director, an initial award of restricted stock units covering shares of the Post-Closing Company’s common stock (the “Initial Award”). The Initial Award will have a grant date fair value (generally determined in accordance with U.S. GAAP) of $360,000, with the number of shares subject to the Initial Award rounded down to the nearest whole share. The Initial Award will be scheduled to vest in equal installments as to one-third (1/3) of the shares subject to the Initial Award on each anniversary of the date that the person first becomes a non-employee director, in each case subject to continued services through the applicable vesting date. If the individual was an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award.

Annual Award. Pursuant to the outside director compensation policy, each non-employee director will receive, on the date of each annual meeting of the Post-Closing Company’s stockholders (an “Annual Meeting”) that occurs on or after the effective date of the outside director compensation policy, an annual award of restricted stock units covering shares of the Post-Closing Company’s common stock (the “Annual Award”). The Annual Award will have an aggregate grant date fair value (generally determined in accordance with U.S. GAAP) of $180,000, with the number of shares subject to the Initial Award rounded down to the nearest whole share. However, if an individual began service as a non-employee director less than six months prior to the date of the Annual Meeting, then the non-employee director will not receive the Annual Award for that Annual Meeting. Each Annual Award will be scheduled to vest as to all of the shares subject to such award on the earlier of the 1-year anniversary of the grant date or the date immediately before the date of the next Annual Meeting after the grant date, subject to continued services through such vesting date.

Other Award Terms. Each Initial Award and Annual Award will be granted under the Incentive Plan (or its successor plan, as applicable) and form of award agreement under such plan.

Change in Control. In the event of the Post-Closing Company’s change in control, as defined in the Incentive Plan, each non-employee director’s outstanding equity awards covering shares of the Post-Closing Company’s common stock received while a non-employee director will accelerate vesting in full as of immediately prior to such change in control, provided that he or she remains a non-employee director as of the date of such change in control.

Director Compensation Limits. The outside director compensation policy will provide that in any fiscal year of the Post-Closing Company, no non-employee director may be granted equity awards (the value of which will be based on their grant date fair value) and be provided any cash retainers or fees in amounts that in the aggregate exceed $750,000 (provided that in the Post-Closing Company’s fiscal year of the individual’s initial service as a non-employee director, such amount is increased to $1,000,000). Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), or before the Closing, will not count toward this limit.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to the Post-Closing Company refer to Plus Automation, Inc. (“PlusAI” or the “Company”) after giving effect to the business combination.

Churchill Capital Corp IX (“CCIX”) is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the business combination, other events contemplated by the Merger Agreement, and other transactions (the “Transactions” or “business combination”) described below. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of CCIX and PlusAI, adjusted to give effect to the business combination and other events contemplated by the Merger Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”).

The unaudited pro forma condensed combined financial information presents the pro forma effects of the business combination and Transactions, which include:

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the Domestication of CCIX as a Delaware corporation; and
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the Merger, including the acquisition of PlusAI by CCIX.

CCIX is a blank check company formed in order to effect a merger, amalgamation, share exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more businesses. CCIX was incorporated under the laws of the Cayman Islands on December 18, 2023. CCIX has two classes of ordinary shares authorized: Class A ordinary shares (“CCIX Class A Ordinary Shares”), and Class B ordinary shares (“CCIX Class B Ordinary Shares”).

On May 6, 2024, CCIX consummated its initial public offering (the “CCIX IPO”) of 28,750,000 units (“CCIX public units”). Each CCIX public unit consists of one CCIX Class A Ordinary Share (or “CCIX public share”) and one-quarter of one warrant to purchase CCIX Class A Ordinary Share (each, a “CCIX public warrant”). Each whole CCIX public warrant entitles the holder to purchase one CCIX Class A Ordinary Share for $11.50 per share. The CCIX public units were sold at a price of $10.00 per unit, generating gross proceeds to CCIX of $287.5 million.

Simultaneously with the consummation of the CCIX IPO, CCIX consummated the sale of 725,000 private placement units (the “CCIX private placement units”) at a price of $10.00 per unit in a private placement to Churchill Sponsor IX, LLC (the “Sponsor”), generating total proceeds of $7.25 million. Each CCIX private placement unit consists of one CCIX Class A Ordinary Share (or “CCIX private placement share”) and one-quarter of one warrant to purchase a CCIX Class A Ordinary Share (each, a “CCIX private placement warrant”). Each whole CCIX private placement warrant entitles the holder to purchase one CCIX Class A Ordinary Share for $11.50 per share.

As of September 30, 2025, the 28,750,000 CCIX public shares, 7,187,500 CCIX public warrants, 725,000 CCIX private placement shares, and 181,250 CCIX private placement warrants remain outstanding.

PlusAI, incorporated in the state of Delaware on March 2, 2023, is an AI-first autonomous driving software company that aims to deliver physical artificial intelligence to the heavy trucking industry at scale. In July 2023, the Company consummated a series of transactions (the “Restructuring”), which ultimately resulted in the divestiture of its operations in China. Following the Restructuring, the Company was a reporting entity with its principal operations located primarily in the United States.

The unaudited pro forma condensed combined financial statements give effect to the business combination, other events contemplated by the Merger Agreement, and Transactions as described in this proxy statement/prospectus. The following represents the basis of presentation for various statements included in the unaudited pro forma condensed combined financial statements:

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The unaudited pro forma condensed combined balance sheet as of September 30, 2025 combines the consolidated balance sheet of PlusAI with the condensed consolidated balance sheet of CCIX on a pro forma basis as if the business combination, the other events contemplated by the Merger Agreement, and Transactions, summarized below, had been consummated on September 30, 2025.
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The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 combines the condensed consolidated statement of operations of PlusAI for the nine months ended September 30, 2025 and the condensed consolidated statement of operations of CCIX for the nine months ended September 30, 2025, giving effect to the transactions as if the business combination, other events contemplated by the Merger Agreement, and Transactions had been consummated on January 1, 2024.
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The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the consolidated statement of operations of PlusAI for the 12 months ended December 31, 2024 and the statement of operations of CCIX for the 12 months ended December 31, 2024, giving effect to the transactions as if the business combination and the other events contemplated by the Merger Agreement had been consummated on January 1, 2024.

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the Post-Closing Company’s condensed financial position or results of operations actually would have been had the business combination and Transactions been consummated on or prior to September 30, 2025, nor are they necessarily indicative of future results of operations. The unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the Post-Closing Company. The unaudited pro forma financial information is based on the information available to management at the time of preparation and assumptions that management believes are reasonable and supportable. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. The actual adjustments upon the completion of the business combination and Transactions will likely differ from the pro forma adjustments, and the differences may be material.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

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audited financial statements of CCIX for the year ended December 31, 2024;
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unaudited condensed consolidated financial statements of CCIX as of and for the nine months ended September 30, 2025;
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audited consolidated financial statements of PlusAI for the year ended December 31, 2024;
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unaudited condensed consolidated financial statements of PlusAI as of and for the nine months ended September 30, 2025; and
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other information relating to CCIX and PlusAI included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof and the financial and operational condition of CCIX and PlusAI (see “Proposal No. 1 — The Business Combination Proposal,” “CCIX’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “PlusAI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

Description of Business Combination and Transactions

On June 5, 2025, CCIX, AL Merger Sub I, Inc. (“Merger Sub I”), AL Merger Sub II, LLC (“Merger Sub II”), and PlusAI entered into the Merger Agreement, pursuant to which the following will occur:

•
Domestication of CCIX as a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”), in which CCIX will de-register as a Cayman Islands exempted company and transfer by way of continuation to and domesticate as a corporation incorporated under the laws of the State of Delaware under the applicable provisions of the CCIX current articles of association, the Companies Act (As Revised) of the Cayman Islands, and the DGCL (the “Domestication”);
•
Merger of Merger Sub I with and into PlusAI, with PlusAI surviving the merger as a wholly-owned subsidiary of CCIX, and immediately thereafter, PlusAI will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity as a wholly owned subsidiary of CCIX (collectively, the “Merger”); and
•
Other transactions contemplated by the Merger Agreement and documents related thereto as described in more detail below.

The Domestication

The Domestication will occur at least one business day prior to the Closing Date. Upon the Domestication, it is anticipated that CCIX will change its name to “PlusAI Holdings, Inc.” and is referred to as the “Post-Closing Company” as of the time following the Domestication. In connection with the Domestication, the following will take place:

•
Each issued and outstanding CCIX Class B Ordinary Share will convert, on a one-for-one basis, into one share of CCIX Class A Ordinary Share (the “Sponsor Share Conversion”);
•
Each CCIX Class A Ordinary Share issued and outstanding immediately prior to the Domestication, including the shares from the Sponsor Share Conversion, will remain outstanding and will automatically convert, on a one-for-one basis, into one Class A share of the Post-Closing Company (“CCIX Class A Common Stock”); and
•
Each of the issued and outstanding CCIX public warrants and CCIX private placement warrants will automatically convert into warrants to acquire a corresponding number of shares of the CCIX Class A Common Stock, on a one-for-one basis.

The Merger

On the day of the Closing (“Effective Time”), the Merger will occur, and the following will take place:

•
Immediately prior to the Closing, (1) all shares of PlusAI preferred stock will be converted into shares of PlusAI common stock (the “Preferred Conversion”) and (2) all outstanding PlusAI SAFEs will be converted into shares of PlusAI common stock in accordance with the terms of such PlusAI SAFEs, in each case pursuant to the terms of the Merger Agreement (the “SAFE Conversion” and, together with the Preferred Conversion, the “Conversion”).
•
Each share of PlusAI common stock, including shares of PlusAI common stock issued upon the Conversion and the vesting of certain restricted stock units of PlusAI (“PlusAI RSUs”), issued and outstanding immediately prior to the Effective Time (other than certain excluded shares) will be automatically surrendered and exchanged for (1) the right to receive a number of shares of the Post-Closing Company common stock equal to the Exchange Ratio and (2) the contingent right to receive Earnout Shares that may be issued during the Earnout Period, in each case in accordance with the terms of the Merger Agreement.

•
Each outstanding and unexercised option to purchase shares of PlusAI common stock (“PlusAI Option”) will be assumed by the Post-Closing Company and become an option to purchase shares of the Post-Closing Company common stock containing the same terms, conditions, vesting and other provisions as applied to each such option immediately prior to the Effective Time based on the Exchange Ratio.
•
Each issued and outstanding PlusAI RSU that is unvested as of immediately prior to the Effective Time will be assumed by the Post-Closing Company and converted into the right to receive restricted stock units subject to shares of the Post-Closing Company common stock, on the same terms, conditions, vesting and other provisions as applied to each such PlusAI RSU immediately prior to the Effective Time based on the Exchange Ratio.
•
Each issued and outstanding warrant exercisable for PlusAI preferred stock (“PlusAI Warrant”) will be exchanged for the right to receive a number of shares of the Post-Closing Company common stock equal to the Exchange Ratio. Each vested and unvested PlusAI warrant will become a warrant to purchase shares of the Post-Closing Company common stock containing the same terms, conditions, vesting, and other provisions as applied to each such warrant immediately prior to the Effective Time based on the Exchange Ratio.

The aggregate consideration to be paid to PlusAI equity holders (“Equity Value”), including PlusAI stockholders and holders of PlusAI SAFEs, vested PlusAI RSUs, vested PlusAI Options, and vested PlusAI warrants, will be calculated as follows:

•
$1,200,000,000;
•
adding the amount, if any, of net proceeds raised by PlusAI following the execution of the Merger Agreement but prior to the Closing through the sale (or a series of related sales) of its equity securities in a Permitted Equity Financing; and
•
subtracting the amount, if any, by which the PlusAI transaction expenses exceed $12.0 million.

Consideration will be paid entirely in shares of the Post-Closing Company common stock in an amount equal to $10.00 per share.

Following the Closing, and as additional consideration for the Merger, PlusAI equity holders will be issued a contingent right to receive up to an aggregate of 15,000,000 shares of the Post-Closing Company common stock (the “Earnout Shares”) in three separate tranches that have the following triggering events within the five year from the Closing (“Earnout Period”):

•
5,000,000 Earnout Shares will vest or be issued to legacy PlusAI equity holders, if within the Earnout Period, the volume weighted average closing price of the Post-Closing Company common stock equals or exceeds $12.00 per share or upon a Change in Control over the Post-Closing Company with an implied price that equals or exceeds $12.00 per share;
•
5,000,000 additional Earnout Shares will vest or be issued to legacy PlusAI equity holders, if within the Earnout Period, the volume weighted average closing price of the Post-Closing Company common stock equals or exceeds $14.00 per share or upon a Change in Control over the Post-Closing Company with an implied price that equals or exceeds $14.00 per share; and
•
5,000,000 remaining Earnout Shares will vest or be issued to legacy PlusAI equity holders, if within the Earnout Period, the volume weighted average closing price of the Post-Closing Company common stock equals or exceeds $16.00 per share or upon a Change in Control over the Post-Closing Company with an implied price that equals or exceeds $16.00 per share.

The Earnout Consideration will be allocated among and issued to all Eligible Holders of the PlusAI Company Stock outstanding as of immediately prior to the Effective Time, after giving effect to the conversions described above as part of the Merger Agreement and as a result of the PlusAI Options granted under the 2021 Plan. The Merger Agreement provides that up to 1,222,000 shares from the Earnout Consideration may be reallocated by the Post-Closing Company to the Post-RSU Vesting Pool, subject to the same vesting conditions.

For purposes of the pro forma condensed combined financial information presented, the following key assumptions have been utilized:

•
The Equity Value is $1,200,000,000, which assumes no SAFE issuances qualify as the Permitted Equity Financing Amount, and assuming the PlusAI transactions expenses do not exceed $12.0 million. The estimated Exchange Ratio utilized is 0.0700. No adjustment for Permitted Equity Financing is currently expected to be included in the calculation of the Equity Value at the Closing.
•
The Redemption Price is $10.59 per share as of September 30, 2025, as disclosed in the unaudited financial statements of CCIX for the six months ended September 30, 2025.
•
The aggregate consideration that is estimated to be issued to PlusAI securityholders upon closing is 150,410,297 shares of the Post-Closing Company common stock that is comprised of the following: (1) 113,036,645 shares of the Post-Closing Company common stock that would be outstanding at the closing or issuable upon exercise of Penny Options, of which 89,559,312 shares would consist of Post-Closing Company Class A common stock with one vote per share and 23,477,333 shares would consist of Post-Closing Company Class B common stock with one fourth vote per share, (2) 3,219,215 shares of the Post-Closing Company Class A common stock issuable upon the vesting of the assumed PlusAI RSUs, (3) 4,705,269 shares of the Post-Closing Company Class A common stock issuable upon the exercise of assumed PlusAI stock options, and (4) 29,449,168 shares of the Post-Closing Company Class A common stock issuable upon the exercise of the assumed PlusAI warrants.

The Transactions

Other related events that are contemplated to take place in connection with the business combination are summarized:

•
Sponsor Agreement. Concurrently with the execution of the Merger Agreement, CCIX entered into the Sponsor Agreement with the Sponsor and certain Insiders of CCIX. Pursuant to the terms of the Sponsor Agreement, the Sponsor and each of the Insiders (each, a “Sponsor Signatory”) agreed (1) to vote any of such Sponsor Signatory’s shares of CCIX shares in favor of the Transactions and other SPAC Stockholder Matters, (2) not to redeem any of such Sponsor Signatory’s shares of CCIX shares, in connection with the CCIX shareholder redemption, (3) to vote in favor of the appointment or election of the individuals nominated for election of the individuals nominated for election in this proxy statement/prospectus, (4) to either (a) pay any amounts in excess of the SPAC Transaction Expenses Amount (such amount, the “Excess Amount”) to CCIX or an account designed by CCIX in cash, by wire transfer of immediately available funds to the account designated by SPAC or (b) forfeit such number of CCIX Founder Shares equal to (i)(x) the Excess Amount minus (y) any cash amounts paid pursuant to the foregoing clause (a) divided by (ii) $10.00, and (5) to be bound to certain other obligations as described therein. For purposes of the pro forma condensed combined financial information presented, CCIX is assumed to incur $25.0 million in transaction costs and there is no forfeiture of any CCIX Founder Shares held by the Sponsor.
•
Subsequent SAFE Transactions. Subsequent to September 30, 2025, PlusAI entered into SAFEs with multiple investors for gross proceeds of $22.0 million. Separately, on December 19, 2025, the Company received a notice from a Tranche 1 SAFE holder pursuant to which the SAFE holder exercised its optional redemption right. This redemption notice was received following the filing for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code by the SAFE holder. For pro forma purposes, PlusAI assumes that such SAFE will be converted into shares of Class A common stock of the Company upon the closing of the Transaction. Under the terms of the Tranche 1 SAFEs, a Tranche 1 SAFE holder must provide notice to the Company at least 40 days prior to the exercise of the redemption right (the “Redemption Date”), and the Company is obligated to pay in cash the requested redemption amount no later than 10 days after the Redemption Date. The Redemption Date for this notice is January 28, 2026 and the required payment date is February 7, 2026. If the optionally redeemable Tranche 1 SAFE does not convert in connection with the closing of the Transaction, the Company will be obligated to pay the holder $10.0 million to settle such SAFE and this redemption would reduce 1,271,109 shares of outstanding Post-Closing Company Class A common stock at closing based on the current Exchange Ratio assumptions.
•
CCIX Note. On December 2, 2025, CCIX issued an unsecured promissory note (the “Note”) in the aggregate principal amount of up to $1.5 million to the Sponsor for CCIX’s working capital needs. The Note does not bear interest and matures upon the earlier of the closing of the Transaction by CCIX and CCIX’s liquidation. There have been no borrowings under this Note and there are no adjustments made for pro forma purposes.

Following the Domestication, business combination, and Transactions, the estimated outstanding shares are summarized in the following table based on the redemption scenarios and the associated voting rights (further described below):

	No Redemption Scenario			25% Redemption Scenario			50% Redemption Scenario			Maximum Redemption Scenario
	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power	Shares Outstanding	% Outstanding	% Voting power
CCIX public shareholders (1)	28,750,000	19.2%	21.8%	21,562,500	15.1%	17.3%	14,375,000	10.6%	12.2%	2,795,376	2.3%	2.6%
Sponsor (2)	7,912,500	5.3%	6.0%	7,912,500	5.6%	6.3%	7,912,500	5.8%	6.7%	7,912,500	6.4%	7.5%
PlusAI stockholders (3)	113,036,645	75.5%	72.2%	113,036,645	79.3%	76.4%	113,036,645	83.6%	81.1%	113,036,645	91.3%	89.9%
Total Common Stock Outstanding	149,699,145	100.0%	100.0%	142,511,645	100.0%	100.0%	135,324,145	100.0%	100.0%	123,744,521	100.0%	100.0%
(1)
Shares of CCIX Class A Common Stock outstanding after redemptions held by former CCIX public shareholders, which will become Post-Closing Company Class A common stock.
(2)
Represents (a) 725,000 Private Placement Shares held by the Sponsor and (b) 7,187,500 CCIX Founder Shares held by the Sponsor, which will become Post-Closing Company Class A common stock.
(3)
Consists of 89,559,312 shares of Post-Closing Company Class A common stock and 23,477,333 shares of Post-Closing Company Class B common stock issuable pursuant to the business combination, after giving effect to each of the following: (a) 8,554,008 shares resulting from the outstanding PlusAI Class A common stock, (b) 23,007,047 shares resulting from the outstanding PlusAI Class B common stock, (c) 66,678,405 shares from conversion of PlusAI preferred stock, (d) 6,422,993 shares from conversion of PlusAI SAFE instruments, (e) 6,137,683 shares from PlusAI common stock issuable upon vesting of PlusAI RSUs before any reduction of shares withheld to settle tax obligations, (f) 1,330,000 shares issuable upon exercise of PlusAI common stock options with nominal exercise price, and (g) 906,509 shares issuable in connection with the collaboration arrangement with IVECO. Assumes that the Equity Value is $1,200,000,000. Excludes up to 15,000,000 Earnout Shares that PlusAI stockholders will be eligible to receive upon satisfaction of certain milestones during the Earnout Period.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Post-Closing Company upon consummation of the business combination and Transactions in accordance with generally accepted accounting principles in the United States (“GAAP”). Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the business combination and Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Post-Closing Company following the completion of the business combination and Transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and is subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma adjustments represent management’s assumptions and estimates based on information available as of the date of this proxy statement/prospectus. These assumptions and estimates are subject to change as additional information becomes available and analyses are performed. CCIX and PlusAI did not have any historical relationship prior to the discussion of the business combination and Transactions, and continue to have no relationship that would require any pro forma adjustments to eliminate activities between these two entities.

The unaudited pro forma condensed combined financial information assumes that the CCIX shareholders approve the business combination. Pursuant to its current certificate of incorporation, CCIX will provide the CCIX public shareholders with the opportunity to redeem their outstanding CCIX Class A Ordinary Shares at the Redemption Price per share and payable in cash. CCIX cannot predict how many of its public shareholders will exercise the right to have their CCIX Class A Ordinary Shares redeemed for cash.

In each of the following four scenarios presented, the Sponsor is not forfeiting any of its Founder Shares and the CCIX Net Tangible Asset closing condition is met. Under the 25% Redemption, 50% Redemption and Maximum Redemption scenarios, the pro forma condensed combined financial information assumes a $10.59 per share redemption price and CCIX would have net tangible assets greater than $5,000,001 as a condition to closing the business combination. The net tangible assets is calculated by giving effect to the redemptions from the trust account and payment of the estimated unpaid CCIX transaction costs of $25.0 million. The net tangible assets calculation is performed on a pre-combination basis, includes the assets and liabilities of CCIX, and excludes the assets and liabilities of PlusAI. The selected pro forma information is presented after giving effect to the Domestication, business combination, and Transactions presented under the following scenarios:

•
No Redemption Scenario. This scenario assumes no redemption of the 28,750,000 CCIX public shares.
•
25% Redemption Scenario. This scenario assumes that holders of 7,187,500, CCIX public shares, or 25% of the shares outstanding held by CCIX public shareholders, will exercise their redemption rights for aggregate redemption proceeds of $76.1 million.
•
50% Redemption Scenario. This scenario assumes that holders of 14,375,000 CCIX public shares, or 50% of the remaining shares outstanding held by CCIX public shareholders, will exercise their redemption rights for aggregate redemption proceeds of $152.3 million.
•
Maximum Redemption Scenario. This scenario assumes that holders of 25,954,624 CCIX public shares, or 90% of the remaining shares held by CCIX public shareholders subject to possible redemption will exercise their redemption rights for aggregate redemption proceeds of $274.9 million. The Maximum Redemption Scenario is based on the maximum number of redemptions that may occur to meet the CCIX Net Tangible Asset closing condition.

The following summarizes the pro forma shares of the Post-Closing Company common stock issued and outstanding immediately after the business combination and Transactions on an issued and outstanding basis, presented under the four redemption scenarios:

	No Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
CCIX public shareholders (1)	28,750,000	21,562,500	14,375,000	2,795,376
Sponsor (2)	7,912,500	7,912,500	7,912,500	7,912,500
PlusAI stockholders (3)	113,036,645	113,036,645	113,036,645	113,036,645
Total Post-Closing Company Common Stock	149,699,145	142,511,645	135,324,145	123,744,521

(1)
This amount comprises the CCIX public shareholders and includes the assumed redemptions under the 25% Redemption, 50% Redemption and Maximum Redemption Scenarios, and represents shares which will become Post-Closing Company Class A common stock. The amounts in the table do not include the potentially dilutive shares that could be issued upon the exercise of the 7,187,500 CCIX public warrants held by the CCIX public shareholders.
(2)
This amount includes 725,000 shares of CCIX private placement shares and 7,187,500 vested shares of CCIX Founder Shares held by the Sponsor, which will become Post-Closing Company Class A common stock. The amounts in the table also do not include the potentially dilutive shares that could be issued upon exercise of the CCIX private placement warrants held by the Sponsor.
(3)
Consists of 89,559,312 shares of Post-Closing Company Class A common stock and 23,477,333 shares of Post-Closing Company Class B common stock issuable pursuant to the business combination, after giving effect to each of the following: (a) 8,554,008 shares resulting from the outstanding PlusAI Class A common stock, (b) 23,007,047 shares resulting from the outstanding PlusAI Class B common stock, (c) 66,678,405 shares from conversion of PlusAI preferred stock, (d) 6,422,993 shares from conversion of PlusAI SAFE instruments, (e) 6,137,683 shares from PlusAI common stock issuable upon vesting of PlusAI RSUs before any reduction of shares withheld to settle tax obligations, (f) 1,330,000 shares issuable upon exercise of PlusAI common stock options with nominal exercise price, and (g) 906,509 shares issuable in connection with the collaboration arrangement with IVECO. Assumes that the Equity Value is $1,200,000,000. Excludes up to 15,000,000 Earnout Shares that PlusAI stockholders will be eligible to receive upon satisfaction of certain milestones during the Earnout Period.

The above share information assumes that the Equity Value is $1,200,000,000 and excludes the following potentially diluted securities of the Post-Closing Company:

	No Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
Earnout shares	15,000,000	15,000,000	15,000,000	15,000,000
CCIX public warrants	7,187,500	7,187,500	7,187,500	7,187,500
CCIX private placement warrants	181,250	181,250	181,250	181,250
PlusAI warrants	29,449,168	29,449,168	29,449,168	29,449,168
Post-Closing Company options	4,705,269	4,705,269	4,705,269	4,705,269
Post-Closing Company RSUs	3,219,215	3,219,215	3,219,215	3,219,215
The Incentive Plan	—	—	—	—
The ESPP	—	—	—	—
Total	59,742,402	59,742,402	59,742,402	59,742,402

Expected Accounting Treatment for the Business Combination

In May 2025, the FASB issued Accounting Standards Update No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”). ASU 2025-03 changes how companies determine the accounting acquirer in certain business combinations involving variable interest entities. The new guidance requires considering the factors used for other acquisition transactions to assess which party is the accounting acquirer. CCIX and PlusAI have elected to early adopt ASU 2025-03 as of July 1, 2025. For purposes of these pro forma financial statements, management has assessed the business combination as if ASU 2025-03 had already been adopted as the closing of the business combination will occur after the adoption date. The adoption of the ASU 2025-03 will not have any retrospective impact to CCIX’s or PlusAI’s historical financial statements.

As of the anticipated Closing Date, PlusAI is determined to be a business, and CCIX is not a business. The business combination will be affected by the exchange of equity interests. Subsequent to the adoption of ASU 2025-03, the business combination is assessed by utilizing factors in ASC 805, Business Combinations (“ASC 805”), to identify the accounting acquirer under each redemption scenario. These factors apply regardless of whether the Post-Closing Company is viewed as a variable interest entity.

Based on the assessment of ASC 805 factors further discussed below, the business combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP, as PlusAI has been determined to be the accounting acquirer under all redemption scenarios presented. Under this method of accounting, CCIX, the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes. PlusAI, the legal acquiree, will be treated as the accounting acquirer. Accordingly, the consolidated assets, liabilities, and results of operations of PlusAI will become the historical financial statements of the Post-Closing Company, and CCIX’s assets, liabilities, and results of operations will be consolidated by the Post-Closing Company starting from the Closing Date. For accounting purposes, the financial statements of the Post-Closing Company will represent a continuation of the financial statements of PlusAI, with the business combination being treated as the equivalent of PlusAI issuing stock for the net assets of CCIX, accompanied by recapitalization. The net assets of CCIX will be stated at historical carrying values, and no goodwill or other intangible assets will be recorded as of the Closing Date. The number of shares and per share amounts in the financial statements of the Post-Closing Company will be adjusted to reflect the Exchange Ratio as if the Closing took place at the beginning of the earliest period presented. The statement of operations prior to the business combination will be include only operations of PlusAI.

PlusAI was determined to be the accounting acquirer under all of the redemption scenarios presented based on the evaluation of the following facts and circumstances:

•
PlusAI is the larger entity based on the presence of substantive operations and employee base and will assume the ongoing operations of the Post-Closing Company;
•
PlusAI’s existing stockholders will have the greatest majority voting interest that ranges from 72.2% to 89.9% in the Post-Closing Company under various redemption scenarios;
•
PlusAI’s existing shareholders will have the greatest ability to influence decisions regarding the election and removal of the Post-Closing Company’s board of directors;
•
PlusAI will hold a majority of the Post-Closing Company’s board of directors, comprising five out of the seven seats;
•
PlusAI’s senior management will comprise the senior management of the Post-Closing Company;
•
the Post-Closing Company will assume the name that resembles the current legal name of PlusAI;
•
PlusAI’s headquarters will become the Post-Closing Company headquarters; and
•
CCIX does not meet the definition of a business.

The final allocation of consideration payable to PlusAI equity holders will be determined upon the completion of the business combination and Transactions and could differ materially from the four scenarios presented.

Additional Accounting Considerations

PlusAI is assessing the accounting related to the business combination and the treatment related to the following matters:

Earnout Shares: Management has preliminarily concluded the Earnout Shares are equity-classified instruments as the only variability in the number of shares issuable or to be issued is related to the price of the Post-Closing Company common stock which is an input into the valuation model and does not preclude the Earnout Shares from being considered indexed to the Post-Closing Company common stock. Management has determined the fair value of the Earnout Shares to be approximately $121.0 million as of September 30, 2025 for all of the redemption scenarios. The Earnout Shares fair value is determined based on a valuation using a Monte Carlo simulation with key inputs and assumption. The preliminary estimated fair value of the Earnout Shares was determined using the most reliable information currently available. Assumptions used in the preliminary valuation, which are subject to change at the closing, were as follows:

•
Current stock price: The stock price is set based on PlusAI’s total equity value from the 409A analysis as of September 30, 2025 as $9.03 per share.
•
Expected volatility: The volatility rate of 70% is determined using an average of historical volatilities of selected industry peers deemed to be comparable to PlusAI’s business, corresponding to the expected term of the awards.
•
Risk-free interest rate: The risk-free interest rate of 3.71% is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five-year term of the Earnout Period.
•
Expected term: The expected term is the five-year term of the Earnout Period.
•
Expected dividend yield: The expected dividend yield is zero as PlusAI has never declared or paid cash dividends and has no current plans to do so during the expected term.

The fair value of the Earnout Shares is subject to change as additional information becomes available and additional analyses are performed over the fair value upon the closing, and such changes in fair value could be material. The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Earnout Shares because there is no net impact on stockholders’ deficit on a pro forma combined basis as the amount is recorded as a debit and credit of $121.0 million to additional paid-in-capital.

CCIX public warrants and CCIX private placement warrants: These warrants were accounted for as equity instruments in the historical financial statements of CCIX. Management has preliminarily concluded that equity classification for the CCIX public warrants and CCIX private placement warrants continues to be appropriate.

The final accounting treatment related to the business combination, including the Earnout Shares, CCIX public warrants, and CCIX private placement warrants, will be finalized and reported in the first reporting period following the consummation of the business combination.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2025

(in thousands)

			No Redemption Scenario			25% Redemption Scenario			50% Redemption Scenario			Maximum Redemption Scenario
	CCIX Historical (Note 2)	PlusAI Historical Adjusted (Note 3)	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$179	$38,906	$304,541	A	$307,161	$304,541	A	$231,026	$304,541	A	$154,891	$304,541	A	$32,231
	—	—	(11,465)	B		(11,465)	B		(11,465)	B		(11,465)	B
	—	—	(25,000)	C		(25,000)	C		(25,000)	C		(25,000)	C
	—	—	—			(76,135)	G		(152,270)	GG		(274,930)	GGG
Short-term marketable securities	—	433	—		433	—		433	—		433	—		433
Accounts and other receivables	—	750	-		750	-		750	-		750	-		750
Deferred offering costs	—	6,444	(6,444)	B	—	(6,444)	B	—	(6,444)	B	—	(6,444)	B	—
Prepaid expenses and other current assets	291	5,319	—		5,610	—		5,610	—		5,610	—		5,610
Total current assets	470	51,852	261,632		313,954	185,497		237,819	109,362		161,684	(13,298)		39,024
Property and equipment, net	—	2,211	—		2,211	—		2,211	—		2,211	—		2,211
Operating lease right-of-use assets	—	973	—		973	—		973	—		973	—		973
Marketable securities and cash held in Trust Account	304,541	—	(304,541)	A	—	(304,541)	A	—	(304,541)	A	—	(304,541)	A	—
Other noncurrent assets	—	312	—		312	—		312	—		312	—		312
Total assets	$305,011	$55,348	$(42,909)		$317,450	$(119,044)		$241,315	$(195,179)		$165,180	$(317,839)		$42,520
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	—	8,298	(4,359)	B	3,939	(4,359)	B	3,939	(4,359)	B	3,939	(4,359)	B	3,939
Advance payments	—	75	—		75	—		75	—		75	—		75
Operating lease liabilities, current	—	1,181	—		1,181	—		1,181	—		1,181	—		1,181
Accrued compensation and benefits	—	1,756	—		1,756	—		1,756	—		1,756	—		1,756
Discounted options liability	—	1,956	—		1,956	—		1,956	—		1,956	—		1,956
Simple agreements for future equity, current	—	29,530	(29,530)	D	—	(29,530)	D	—	(29,530)	D	—	(29,530)	D	—
Accrued and other current liabilities	81	2,976	(1,550)	B	1,507	(1,550)	B	1,507	(1,550)	B	1,507	(1,550)	B	1,507
Total current liabilities	81	45,772	(35,439)		10,414	(35,439)		10,414	(35,439)		10,414	(35,439)		10,414
Warrant liabilities	—	19,043	(19,043)	DD	—	(19,043)	DD	—	(19,043)	DD	—	(19,043)	DD	—
Simple agreements for future equity, noncurrent	—	28,338	(28,338)	D	—	(28,338)	D	—	(28,338)	D	—	(28,338)	D	—
Other noncurrent liabilities	—	142	—		142	—		142	—		142	—		142
Share-based awards liabilities	—	222	—		222	—		222	—		222	—		222
Deferred underwriting fee	10,063	—	(10,063)	C	—	(10,063)	C	—	(10,063)	C	—	(10,063)	C	—
Total liabilities	10,144	93,517	(92,883)		10,778	(92,883)		10,778	(92,883)		10,778	(92,883)		10,778

Unaudited Pro Forma Condensed Combined Balance Sheet — (Continued)

As of September 30, 2025

(in thousands)

			No Redemption Scenario			25% Redemption Scenario			50% Redemption Scenario			Maximum Redemption Scenario
	CCIX Historical (Note 2)	PlusAI Historical Adjusted (Note 3)	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
Common stock subject to possible redemption (CCIX)	304,541	—	(304,541)	F	—	(304,541)	F	—	(304,541)	F	—	(304,541)	F	—
Redeemable convertible preferred stock (PlusAI)	—	566,692	(566,692)	E	—	(566,692)	E	—	(566,692)	E	—	(566,692)	E	—

Stockholders' Equity (Deficit):
Post-Closing Company Class A common stock	—	—	—	B	13	—	B	12	—	B	12	—	B	10
	—	—	—	D		—	D		—	D		—	D
	—	—	5	E		5	E		5	E		5	E
	—	—	3	F		3	F		3	F		3	F
	—	—	—			(1)	G		(1)	GG		(3)	GGG
	—	—	5	H		5	H		5	H		5	H
Post-closing Company Class B common stock	—	—	2	E	2	2	E	2	2	E	2	2	E	2
PlusAI common stock	—	1	(1)	H	—	(1)	H	—	(1)	H	—	(1)	H	—
CCIX Class A Shares	—	—	—	H	—	—	H	—	—	H	—	—	H	—
CCIX Class B Shares	1	—	(1)	H	—	(1)	H	—	(1)	H	—	(1)	H	—
Additional paid-in capital	—	—	(12,000)	B	932,730	(12,000)	B	856,596	(12,000)	B	780,461	(12,000)	B	657,803
	—	—	57,868	D		57,868	D		57,868	D		57,868	D
	—	—	19,043	DD		19,043	DD		19,043	DD		19,043	DD
	—	—	566,685	E		566,685	E		566,685	E		566,685	E
	—	—	304,538	F		304,538	F		304,538	F		304,538	F
	—	—	—			(76,134)	G		(152,269)	GG		(274,927)	GGG
		—	(3)	H		(3)	H		(3)	H		(3)	H
	—	—	21,211	I		21,211	I		21,211	I		21,211	I
	—	—	(24,612)	J		(24,612)	J		(24,612)	J		(24,612)	J
Accumulated other comprehensive loss	—	(232)	—		(232)	—		(232)	—		(232)	—		(232)
Accumulated deficit	(9,675)	(604,630)	(14,937)	C	(625,841)	(14,937)	C	(625,841)	(14,937)	C	(625,841)	(14,937)	C	(625,841)
	—	—	(21,211)	I		(21,211)	I		(21,211)	I		(21,211)	I
	—	—	24,612	J		24,612	J		24,612	J		24,612	J
Total stockholder's equity (deficit)	(9,674)	(604,861)	921,207		306,672	845,072		230,537	768,937		154,402	646,277		31,742
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$305,011	$55,348	$(42,909)		$317,450	$(119,044)		$241,315	$(195,179)		$165,180	$(317,839)		$42,520

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2025

(in thousands, except share and per share amounts)

			No Redemption Scenario			25% Redemption Scenario			50% Redemption Scenario			Maximum Redemption Scenario
	CCIX Historical (Note 2)	PlusAI Historical	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
Revenue	$—	$47	$—		$47	$—		$47	$—		$47	$—		$47
Operating expenses:
Research and development	—	41,451	3,132	M	44,583	3,132	M	44,583	3,132	M	44,583	3,132	M	44,583
Sales, marketing, general, and administrative	3,538	15,236	1,487	M	20,261	1,487	M	20,261	1,487	M	20,261	1,487	M	20,261
Total operating expenses	3,538	56,687	4,619		64,844	4,619		64,844	4,619		64,844	4,619		64,844
Loss from operations	(3,538)	(56,640)	(4,619)		(64,797)	(4,619)		(64,797)	(4,619)		(64,797)	(4,619)		(64,797)

Other income (expense), net:
Interest income	—	629	—		629	—		629	—		629	—		629
Interest expense	—	(25)	—		(25)	—		(25)	—		(25)	—		(25)
Other expense, net	—	(488)	—		(488)	—		(488)	—		(488)	—		(488)
Loss from investments, net	—	(122)	—		(122)	—		(122)	—		(122)	—		(122)
Impairment of long-term investment	—	(9,295)	—		(9,295)	—		(9,295)	—		(9,295)	—		(9,295)
Change in fair value of simple agreements for future equity	—	(5,897)	5,897	L	—	5,897	L	—	5,897	L	—	5,897	L	—
Change in fair value of warrant liabilities	—	(5,801)	5,801	N	—	5,801	N	—	5,801	N	—	5,801	N	—
Interest earned on marketable securities held in Trust Account	9,418	—	(9,418)	K	—	(9,418)	K	—	(9,418)	K	—	(9,418)	K	—
Total other income (expense), net	9,418	(20,999)	2,280		(9,301)	2,280		(9,301)	2,280		(9,301)	2,280		(9,301)
Loss before income taxes	5,880	(77,639)	(2,339)		(74,098)	(2,339)		(74,098)	(2,339)		(74,098)	(2,339)		(74,098)
Income tax expense	—	(68)	—		(68)	—		(68)	—		(68)	—		(68)
Net income (loss)	5,880	(77,707)	(2,339)		(74,166)	(2,339)		(74,166)	(2,339)		(74,166)	(2,339)		(74,166)
Accretion of redeemable convertible preferred stock to redemption value	—	(48,902)	48,902	O	—	48,902	O	—	48,902	O	—	48,902	O	—
Net income (loss) attributable to common shares	$5,880	$(126,609)	$46,563		$(74,166)	$46,563		$(74,166)	$46,563		$(74,166)	$46,563		$(74,166)

Weighted average shares outstanding of PubCo Common Stock - basic and diluted (Note 5)	—	—	148,811,806	P	148,811,806	141,624,306	P	141,624,306	134,436,806	P	134,436,806	122,857,182	P	122,857,182
Basic and diluted net loss per share - PubCo Common Stock (Note 5)	—	—	$(0.50)	P	$(0.50)	$(0.52)	P	$(0.52)	$(0.55)	P	$(0.55)	$(0.60)	P	$(0.60)

Basic weighted average number of shares outstanding (PlusAI)	—	461,964,111	—		—	—		—	—		—	—		—
Basic net loss per share (PlusAI)	—	$(0.27)	—		—	—		—	—		—	—		—
Diluted weighted average number of shares outstanding (PlusAI)	—	461,964,111	—		—	—		—	—		—	—		—
Diluted net loss per share (PlusAI)	—	$(0.27)	—		—	—		—	—		—	—		—
		—			—
Basic weighted average Class A redeemable ordinary shares outstanding	28,750,000	—	—		—	—		—	—		—	—		—
Basic net income per Class A redeemable ordinary share	$0.16	—	—		—	—		—	—		—	—		—
Basic weighted average non-redeemable Class A and B ordinary shares outstanding	7,912,500	—	—		—	—		—	—		—	—		—
Basic net income per non-redeemable Class A and B ordinary share	$0.16	—	—		—	—		—	—		—	—		—
Diluted weighted average Class A redeemable ordinary shares outstanding	28,750,000	—	—		—	—		—	—		—	—		—
Diluted net income per Class A redeemable ordinary share	$0.16	—	—		—	—		—	—		—	—		—
Diluted weighted average non-redeemable Class A and B ordinary shares outstanding	7,912,500	—	—		—	—		—	—		—	—		—
Diluted net income per non-redeemable Class A and B ordinary share	$0.16	—	—		—	—		—	—		—	—		—

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2024

(in thousands, except share and per share amounts)

			No Redemption Scenario			25% Redemption Scenario			50% Redemption Scenario			Maximum Redemption Scenario
	CCIX Historical (Note 2)	PlusAI Historical	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined	Transaction Accounting Adjustments (Note 4)		Pro Forma Combined
Revenue	$—	$132	$—		$132	$—		$132	$—		$132	$—		$132
Operating expenses:
Research and development	—	39,745	11,168	S	50,913	11,168	S	50,913	11,168	S	50,913	11,168	S	50,913
Sales, marketing, general, and administrative	831	18,043	14,937	R	33,811	14,937	R	33,811	14,937	R	33,811	14,937	R	33,811
	—	—	5,424	S	5,424	5,424	S	5,424	5,424	S	5,424	5,424	S	5,424
Total operating expenses	831	57,788	31,529		90,148	31,529		90,148	31,529		90,148	31,529		90,148
Loss from operations	(831)	(57,656)	(31,529)		(90,016)	(31,529)		(90,016)	(31,529)		(90,016)	(31,529)		(90,016)

Other income (expense), net:
Interest income	—	3,122	—		3,122	—		3,122	—		3,122	—		3,122
Interest expense	—	(32)	—		(32)	—		(32)	—		(32)	—		(32)
Other expense, net	—	(363)	—		(363)	—		(363)	—		(363)	—		(363)
Loss from investments, net	—	(1,590)	—		(1,590)	—		(1,590)	—		(1,590)	—		(1,590)
Impairment of long-term investment	—	(1,326)	—		(1,326)	—		(1,326)	—		(1,326)	—		(1,326)
Change in fair value of simple agreements for future equity	—	(849)	849	T	—	849	T	—	849	T	—	849	T	—
Change in fair value of warrant liabilities	—	(2,430)	2,430	U	—	2,430	U	—	2,430	U	—	2,430	U	—
Interest earned on marketable securities held in Trust Account	9,623	—	(9,623)	Q	—	(9,623)	Q	—	(9,623)	Q	—	(9,623)	Q	—
Total other income (expense), net	9,623	(3,468)	(6,344)		(189)	(6,344)		(189)	(6,344)		(189)	(6,344)		(189)
Loss before income taxes	8,792	(61,124)	(37,873)		(90,205)	(37,873)		(90,205)	(37,873)		(90,205)	(37,873)		(90,205)
Income tax expense	—	—	—		—	—		—	—		—	—		—
Net income (loss)	8,792	(61,124)	(37,873)		(90,205)	(37,873)		(90,205)	(37,873)		(90,205)	(37,873)		(90,205)
Accretion of redeemable convertible preferred stock to redemption value	—	(29,826)	29,826	V	—	29,826	V	—	29,826	V	—	29,826	V	—
Net income (loss) attributable to common shares	$8,792	$(90,950)	$(8,047)		$(90,205)	$(8,047)		$(90,205)	$(8,047)		$(90,205)	$(8,047)		$(90,205)

Weighted average shares outstanding of PubCo Common Stock - basic and diluted (Note 5)	—	—	148,811,806	W	148,811,806	141,624,306	W	141,624,306	134,436,806	W	134,436,806	122,857,182	W	122,857,182
Basic and diluted net loss per share - PubCo Common Stock (Note 5)	—	—	$(0.61)	W	$(0.61)	$(0.64)	W	$(0.64)	$(0.67)	W	$(0.67)	$(0.73)	W	$(0.73)

Basic weighted average number of shares outstanding (PlusAI)	—	456,995,820	—		—	—		—	—		—	—		—
Basic net loss per share (PlusAI)	—	$(0.20)	—		—	—		—	—		—	—		—
Diluted weighted average number of shares outstanding (PlusAI)	—	456,995,820	—		—	—		—	—		—	—		—
Diluted net loss per share (PlusAI)	—	$(0.20)	—		—	—		—	—		—	—		—

Basic weighted average Class A redeemable ordinary shares outstanding	18,825,342	—	—		—	—		—	—		—	—		—
Basic net income per Class A redeemable ordinary share	$0.34	—	—		—	—		—	—		—	—		—
Basic weighted average non-redeemable Class A and B ordinary shares outstanding	7,338,596	—	—		—	—		—	—		—	—		—
Basic net income per non-redeemable Class A and B ordinary share	$0.34	—	—		—	—		—	—		—	—		—
Diluted weighted average Class A redeemable ordinary shares outstanding	18,825,342	—	—		—	—		—	—		—	—		—
Diluted net income per Class A redeemable ordinary share	$0.33	—	—		—	—		—	—		—	—		—
Diluted weighted average non-redeemable Class A and B ordinary shares outstanding	7,428,493	—	—		—	—		—	—		—	—		—
Diluted net income per non-redeemable Class A and B ordinary share	$0.33	—	—		—	—		—	—		—	—		—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.
Basis of Presentation

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CCIX, the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes, and PlusAI, the legal acquiree, will be treated as the accounting acquirer.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of CCIX and PlusAI is presented in accordance with GAAP.

The unaudited pro forma condensed combined balance sheet gives effect to the business combination and other transactions as if it had occurred on September 30, 2025. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 gives effect to the transactions as if the business combination and other transactions had been consummated on January 1, 2024. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 gives effect to the transactions as if the business combination and other transactions had been consummated on January 1, 2024. The pro forma condensed combined financial information includes four scenarios: No Redemption, 25% Redemption, 50% Redemption and Maximum Redemption.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies or dis-synergies, operating efficiencies or inefficiencies, tax savings, or cost savings that may be associated with the business combination and Transactions. The pro forma adjustments reflecting the completion of the business combination and other transactions are based on currently available information, assumptions, and methodologies that CCIX believes are reasonable under the circumstances. The Transaction Accounting Adjustments, which are described in the accompanying notes, may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and the difference may be material. CCIX believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination and Transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and consolidated financial position would have been had the business combination and Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Closing Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the audited financial statements of CCIX and the audited consolidated financial statements of PlusAI.

The unaudited pro forma condensed combined financial information does not include income tax effects as the parties to the business combination are evaluating the post-closing tax implications. Accordingly, the unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the parties to the business combination filed consolidated income tax returns during the periods presented, nor does it reflect the amounts of pro forma deferred tax assets or liabilities as of the periods presented. Additionally, the share amounts presented do not reflect a reduction for shares that the Post-Closing Company may withhold to cover statutory tax obligations from restricted stock units and performance-based restricted stock units of PlusAI upon their settlement.

2.
Domestication

The Domestication will occur at least one business day prior to the Merger Closing Date. At the effective time of the Domestication, each CCIX Class A Ordinary Share, including shares issuable upon the Sponsor Share Conversion, will be automatically surrendered and will be converted into one share of CCIX Class A Common Stock. Each issued and outstanding CCIX public warrant and CCIX private placement warrant will automatically convert into warrants to acquire a corresponding number of shares of the CCIX Class A Common Stock. No accounting adjustments are expected to be recorded from the Domestication.

3.
PlusAI Historical Adjusted Financial Information

Subsequent to September 30, 2025, PlusAI entered into SAFEs with multiple investors for gross proceeds of $22.0 million. The Company is in the process of evaluating the accounting treatment of these transactions and the fair value of the underlying liabilities.

In December 2025, PlusAI repurchased 984,783 vested restricted share awards from an executive at a price of $0.57 per share. The unaudited pro forma condensed combined financial information considers the cash outflow of $0.6 million for this repurchase but disregards changes to the number of shares held by PlusAI stockholders as the impact on the post-business combination ownership is not significant.

For pro forma purposes, the following table includes the PlusAI Historical Balance Sheet as of September 30, 2025, the estimated SAFE adjustment based on the cash proceeds received related to the issuance of SAFEs by PlusAI in the fourth fiscal quarter of 2025, cash outflows related to the repurchase of vested restricted share awards in December 2025, and the estimated PlusAI Historical Adjusted financial information to reflect these changes:

	PlusAI Historical	Repurchase of vested restricted share awards	Subsequent SAFE Issuances	PlusAI Historical Adjusted
Assets
Current assets:
Cash and cash equivalents	$17,467	$(561)	$22,000	$38,906
Short-term marketable securities	433	—	—	433
Accounts and other receivables	750	—	—	750
Deferred offering costs	6,444	—	—	6,444
Prepaid expenses and other current assets	5,319	—	—	5,319
Total current assets	30,413	(561)	22,000	51,852
Long-term investment	—	—	—	—
Property and equipment, net	2,211	—	—	2,211
Operating lease right-of-use assets	973	—	—	973
Other noncurrent assets	312	—	—	312
Total assets	$33,909	$(561)	$22,000	$55,348
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	8,298	—	—	8,298
Advance payments	75	—	—	75
Operating lease liabilities, current	1,181	—	—	1,181
Accrued compensation and benefits	1,756	—	—	1,756
Discounted options liability	1,956	—	—	1,956
Simple agreements for future equity, current	29,530	—	—	29,530
Accrued and other current liabilities	2,976	—	—	2,976
Total current liabilities	45,772	—	—	45,772
Warrant liabilities	19,043	—	—	19,043
Simple agreements for future equity, noncurrent	6,338	—	22,000	28,338
Share-based awards liabilities	222	—	—	222
Other noncurrent liabilities	142	—	—	142
Total liabilities	71,517	—	22,000	93,517

Redeemable convertible preferred stock (PlusAI)	566,692	—	—	566,692

Stockholders’ Deficit:
PlusAI common stock	1	—	—	1
Additional paid-in capital	—	—	—	—
Accumulated deficit	(604,069)	(561)	—	(604,630)
Accumulated other comprehensive loss	(232)	—	—	(232)
Total stockholders’ equity (deficit)	(604,300)	(561)	—	(604,861)
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$33,909	$(561)	$22,000	$55,348

4.
Transaction Accounting Adjustments

The unaudited pro forma condensed combined balance sheet as of September 30, 2025 includes the following Transaction Accounting Adjustments related to the business combination and Transactions:

(A)
Reflects the liquidation and reclassification of $304.5 million of marketable securities and cash held in the Trust Account to cash and cash equivalents that become available for general use by the Post-Closing Company following the Closing under each of the redemption scenarios.
(B)
Reflects the preliminary estimated direct and incremental transaction costs to be incurred by PlusAI related to the business combination of approximately $12.0 million for underwriting, financial advisory, legal, accounting, and other fees reflected in the unaudited pro forma condensed combined balance sheet under each of the redemption scenarios. PlusAI has reflected the direct and incremental transaction costs related to the business combination as a reduction to the Post-Closing Company deferred offering costs of $6.4 million, accounts payable of $4.4 million, accrued and other current liabilities of $1.6 million, with a corresponding adjustment to reduce the deemed proceeds from the Closing to the Post-Closing Company of $12.0 million debited to additional paid-in capital.
(C)
Reflects the preliminary estimated direct and incremental transaction costs to be incurred by CCIX related to the business combination of approximately $25.0 million for underwriting, capital market advisor, and other fees reflected in the unaudited pro forma condensed combined balance sheet under each of the redemption scenarios. CCIX has reflected the direct and incremental transaction costs related to the business combination as a reduction to the Post-Closing Company accumulated deficit of $14.9 million and to derecognize the deferred underwriting fee liability of $10.1 million recorded by CCIX and payable immediately before the Closing.
(D)
Reflects the conversion of PlusAI SAFEs into 6,422,993 shares of Post-Closing Company common stock and the reclassification of the associated liability of $57.9 million into the equity of the Post-Closing Company upon the Closing under each of the redemption scenarios.
(DD)
Reflects the reclassification upon the Closing of the warrant liabilities of $19.0 million related to the PlusAI redeemable convertible preferred stock warrants, which become equity-classified and exercisable into the Post-Closing Company Class A common stock under each of the redemption scenarios.
(E)
Reflects the conversion of PlusAI preferred stock into 66,678,405 shares of Post-Closing Company common stock and reclassification of its carrying value of $566.7 million into the equity of the Post-Closing Company upon the Closing under each of the redemption scenarios. This adjustment impacts the Post-Closing Company Class A common stock (par value of $0.0001 per share) of $5 thousand, the Post-Closing Company Class B common stock (par value of $0.0001 per share) of $2 thousand and the remainder of $566.7 million recorded in additional paid-in-capital.
(F)
Reflects the reclassification of the CCIX Class A Common Stock subject to possible redemption balance of $304.5 million to stockholders’ equity of the Post-Closing Company assuming no redemptions and immediate conversion of the remaining shares of CCIX public shares into shares of the Post-Closing Company common stock on a one-to-one basis. Additional adjustments (G) – (GGG) apply to the specific redemption scenarios mentioned below. This adjustment impacts the Post-Closing Company common stock (based on the par value of $0.0001 per share) of $3 thousand and the remainder of $304.5 million recorded in additional paid-in-capital.
(G)
Reflects the redemption of 7,187,500 CCIX public shares for $76.1 million using par value of $0.0001 per share at a Redemption Price of $10.59 per share under the 25% Redemption Scenario. This adjustment impacts the Post-Closing Company common stock (based on the par value of $0.0001 per share) of $1 thousand and the remainder of $76.1 million recorded to the reduction of additional paid-in-capital to reflect the estimated redemptions under this scenario.
(GG)
Reflects the redemption of 14,375,000 CCIX public shares for $152.3 million using par value of $0.0001 per share at a Redemption Price of $10.59 per share under the 50% Redemption Scenario. This adjustment impacts the Post-Closing Company common stock (par value of $0.0001 per share) of $1 thousand and the remainder of $152.3 million recorded to the reduction of additional paid-in-capital to reflect the estimated redemptions under this scenario.
(GGG)
Reflects the redemption of 25,954,624 CCIX public shares for $274.9 million using par value of $0.0001 per share at a Redemption Price of $10.59 per share under the Maximum Redemption Scenario, such that the Net Tangible Assets of the Post-Closing Company are at least $5.0 million. This adjustment impacts the Post-Closing Company common stock (par value of $0.0001 per share) of $3 thousand and the remainder of $274.9 million recorded to the reduction of additional paid-in-capital to reflect the estimated redemptions under this scenario.

(H)
Reflects the reclassification of par value from CCIX shares and PlusAI common stock classified under stockholders’ equity into the Post-Closing Company common stock under all redemption scenarios. The par value of the Post-Closing Company common stock will be $0.0001 per share, which is consistent with historical CCIX shares and PlusAI common stock par value.
(I)
Reflects the recognition of unrecognized stock-based compensation of $21.2 million related to PlusAI RSUs with service and performance conditions that vest upon closing of the business combination under each of the redemption scenarios.
(J)
Reflects the elimination of CCIX’s historical accumulated deficit of $24.6 million under each of the redemption scenarios.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 includes the following Transaction Accounting Adjustments related to the business combination and Transactions:

(K)
Reflects the elimination of investment income related to the investments held in the Trust Account under the redemption scenarios.
(L)
Reflects the elimination of remeasurement losses on PlusAI SAFEs under each of the redemption scenarios.
(M)
Reflects the recognition of stock-based compensation during the nine months ended September 30, 2025 related to PlusAI RSUs with service and performance conditions that vest upon closing of the business combination under each of the redemption scenarios.
(N)
Reflects the elimination of remeasurement losses on PlusAI warrants under each of the redemption scenarios.
(O)
Reflects the elimination of accretion on PlusAI preferred stock under each of the redemption scenarios.
(P)
Reflects the calculation of weighted average shares outstanding for basic and diluted net loss per share and assumes that the business combination had occurred on January 1, 2024, and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented (refer to Note 5).

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 includes the following Transaction Accounting Adjustments related to the business combination and Transactions:

(Q)
Reflects the elimination of investment income related to the investments held in the Trust Account under each of the redemption scenarios.
(R)
Reflects $14.9 million of estimated CCIX direct and incremental transaction costs for underwriting, capital market advisor, and other fees reflected in the unaudited pro forma condensed combined statement of operations adjusted through the Closing of business combination under each of the redemption scenarios.
(S)
Reflects the recognition of unrecognized stock-based compensation during the year ended December 31, 2024 related to PlusAI RSUs with service and performance conditions that vest upon closing of the business combination under each of the redemption scenarios.
(T)
Reflects the elimination of remeasurement losses on PlusAI SAFEs under each of the redemption scenarios.

(U)
Reflects the elimination of remeasurement losses on PlusAI warrants under each of the redemption scenarios.
(V)
Reflects the elimination of accretion on PlusAI preferred stock under each of the redemption scenarios.
(W)
Reflects the calculation of weighted average shares outstanding for basic and diluted net loss per share and assumes that the business combination had occurred on January 1, 2024, and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented (refer to Note 5).
5.
Net Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the business combination and other transactions, assuming the shares were outstanding since January 1, 2024. As the business combination and Transactions are being reflected as if they had occurred as of January 1, 2024, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the business combination and Transactions have been outstanding for the entire periods presented. Under the 25% Redemption, 50% Redemption and Maximum Redemption scenarios, the shares of the Post-Closing Company common stock assumed to be redeemed by CCIX public shareholders are eliminated as of January 1, 2024.

The unaudited pro forma condensed combined financial information has been prepared assuming the four redemption scenarios for the nine months ended September 30, 2025 (in thousands, except share and per share amounts):

	For the nine months ended September 30, 2025
	No Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
Weighted average shares calculation, basic and diluted
Net loss attributable to common shares	$(74,166)	$(74,166)	$(74,166)	$(74,166)
Basic weighted average shares outstanding	148,811,806	141,624,306	134,436,806	122,857,182
Pro forma net loss per share, basic and diluted	$(0.50)	$(0.52)	$(0.55)	$(0.60)

Weighted average shares outstanding, basic and diluted
CCIX public shareholders	28,750,000	21,562,500	14,375,000	2,795,376
Sponsor	7,912,500	7,912,500	7,912,500	7,912,500
PlusAI stockholders	112,149,306	112,149,306	112,149,306	112,149,306
Total weighted average shares outstanding, basic and diluted	148,811,806	141,624,306	134,436,806	122,857,182

The unaudited pro forma condensed combined financial information has been prepared assuming the four redemption scenarios for the year ended December 31, 2024 (in thousands, except share and per share amounts):

	For the year ended December 31, 2024
	No Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
Weighted average shares calculation, basic and diluted

Net loss attributable to common shares	$(90,205)	$(90,205)	$(90,205)	$(90,205)
Basic weighted average shares outstanding	148,811,806	141,624,306	134,436,806	122,857,182
Pro forma net loss per share, basic and diluted	$(0.61)	$(0.64)	$(0.67)	$(0.73)

The following outstanding shares of the Post-Closing Company common stock equivalents were excluded from the computation of pro forma diluted net loss per share for the scenarios presented because including them would have had an anti-dilutive effect for the nine months ended September 30, 2025 and for the year ended December 31, 2024:

Antidilutive securities:	No Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
CCIX public warrants (1)	7,187,500	7,187,500	7,187,500	7,187,500
CCIX private placement warrants (1)	181,250	181,250	181,250	181,250
PlusAI Warrants (2)	29,449,168	29,449,168	29,449,168	29,449,168
Earnout Shares (3)	15,000,000	15,000,000	15,000,000	15,000,000
Post-Closing Company options(4)	4,705,269	4,705,269	4,705,269	4,705,269
Post-Closing Company RSUs (5)	3,219,215	3,219,215	3,219,215	3,219,215
Unvested IVECO Shares (6)	887,339	887,339	887,339	887,339
Total	60,629,741	60,629,741	60,629,741	60,629,741

(1)
Following the Domestication, one whole warrant will entitle the holder to purchase one share of Post-Closing Common Stock at a price of $11.50 per share. The CCIX private placement warrants and the CCIX public warrants are anti-dilutive on a pro forma basis and have been excluded from the diluted number of Post-Closing common stock outstanding at the Closing.
(2)
All outstanding vested and unvested PlusAI warrants will convert into a warrant to purchase shares of Post-Closing Company common stock based on the Exchange Ratio.
(3)
The Earnout Shares are contingently issuable upon the achievement of the applicable triggering events.
(4)
All outstanding unexercised PlusAI options at Closing, whether vested or unvested, will convert into an option to purchase shares of Post-Closing Company common stock based on the Exchange Ratio.
(5)
All outstanding unvested PlusAI RSUs at the Closing will convert into the right to receive restricted stock units subject to shares of Post-Closing Company common stock based on the Exchange Ratio.
(6)
The unvested IVECO Shares will convert into the right to receive shares of Post-Closing Company common stock based on the Exchange Ratio.

DILUTION

CCIX shareholders who acquired CCIX public shares in the CCIX IPO will have their ownership interests diluted to the extent of the difference between the IPO price of $10.00 per CCIX public share upon the IPO and the net tangible book value per share at the time of the Transactions assuming various sources of material probable dilution described below. As of September 30, 2025, CCIX’s net tangible book value was $(9.7) million, calculated as total assets of $305.0 million less total liabilities of $10.1 million, and less CCIX public shares subject to redemption classified in temporary equity of $304.6 million. The number of CCIX Ordinary Shares outstanding as of September 30, 2025, was 36,662,500, which includes 28,750,000 CCIX shares subject to redemption at the estimated value of $10.59 per share, 725,000 CCIX Class A Ordinary Shares held by the Sponsor, and 7,187,500 CCIX Class B Ordinary Shares.

The presentation below excludes the effect of consummating the Merger and the shares of the Post-Closing Company common stock issuable to PlusAI stockholders. The presentation below takes into account the reclassification of unredeemed CCIX public shares held by CCIX public shareholders to permanent equity, the payment of the estimated CCIX transaction costs in connection with the potential Transactions, and the extinguishment of the associated deferred underwriting fee liability. In addition to excluding the Merger itself, this presentation excludes shares of the Post-Closing Company common stock issuable upon the exercise of the outstanding unexercised instruments, including CCIX warrants, PlusAI warrants, PlusAI options, and PlusAI RSUs. This presentation also excludes shares of the Post-Closing Company common stock that will initially be available for issuance under the Incentive Plan and the ESPP of the Post-Closing Company.

The following table presents the net tangible book value per share at various redemption levels that may occur in connection with the consummation of the Transactions, assuming various sources of material probable dilution, but excluding the effects of the Merger:

	No Redemption Scenario(1)		25% Redemption Scenario(2)		50% Redemption Scenario(3)		Maximum Redemption Scenario(4)
	Shares	Net Tangible Book Value Per Share	Shares	Net Tangible Book Value Per Share	Shares	Net Tangible Book Value Per Share	Shares	Net Tangible Book Value Per Share
CCIX net tangible book value per share as of September 30, 2025	36,662,500	$(0.26)	36,662,500	$(0.26)	36,662,500	$(0.26)	36,662,500	$(0.26)
CCIX shareholders, after the redemption of public shares and payment of estimated CCIX transaction costs	36,662,500	$7.64	29,475,000	$6.91	22,287,500	$5.73	10,707,876	$0.47
Initial offering price of CCIX public shares		$10.00		$10.00		$10.00		$10.00
Pro forma net tangible book value per share, after the redemption of CCIX public shares and payment of estimated CCIX transaction costs		$7.64		$6.91		$5.73		$0.47
Dilution per share to non-redeeming CCIX public shareholders		$2.36		$3.09		$4.27		$9.53

The calculation of net tangible book value is as follows (in thousands):

	No Redemption Scenario (1)	25% Redemption Scenario (2)	50% Redemption Scenario (3)	Maximum Redemption Scenario (4)
CCIX net tangible book value as of September 30, 2025	$(9,674)	$(9,674)	$(9,674)	$(9,674)
Adjustment to reflect reclassification of unredeemed CCIX public shares to permanent equity	304,541	228,406	152,271	29,611
Adjustment to reflect payment of estimated CCIX transaction costs, net of deferred underwriting fee liability	(14,937)	(14,937)	(14,937)	(14,937)
CCIX historical net tangible book value, adjusted for redemptions, reclassification of unredeemed CCIX public shares to permanent equity, and payment of estimated CCIX transaction costs	$279,930	$203,795	$127,660	$5,000

The calculation of the number of shares for various redemption scenarios is as follows:

	No Redemption Scenario (1)	25% Redemption Scenario (2)	50% Redemption Scenario (3)	Maximum Redemption Scenario (4)
CCIX ordinary shares outstanding as of September 30, 2025	36,662,500	36,662,500	36,662,500	36,662,500
Adjustment to reflect assumed redemption of CCIX public shares	—	(7,187,500)	(14,375,000)	(25,954,624)
CCIX ordinary shares, after assumed redemption of CCIX public shares	36,662,500	29,475,000	22,287,500	10,707,876
(1)
No Redemption Scenario. This scenario assumes that no CCIX public shares are redeemed. This scenario further assumes the reclassification of unredeemed Public Shares of CCIX to permanent equity for $304.5 million, and the payment of the estimated CCIX transaction costs of $14.9 million.
(2)
25% Redemption Scenario. This scenario assumes that 7,187,500 CCIX public shares, or approximately 25% of the CCIX public shares subject to redemption, are redeemed for an aggregate payment of approximately $76.1 million based on the estimated per-share redemption price of approximately $10.59 per share from the Trust Account based on funds in the Trust Account as of September 30, 2025. This scenario further assumes the reclassification of unredeemed CCIX public shares to permanent equity of $228.4 million, and the payment of the estimated CCIX transaction costs of $14.9 million.
(3)
50% Redemption Scenario. This scenario assumes that 14,375,000 CCIX public shares, or 50% of the CCIX public shares subject to redemption, are redeemed for an aggregate payment of approximately $152.3 million based on the estimated per-share redemption price of approximately $10.59 per share from the Trust Account based on funds in the Trust Account as of September 30, 2025. This scenario further assumes the reclassification of unredeemed CCIX public shares to permanent equity of $152.3 million, and the payment of the estimated CCIX transaction costs of $14.9 million.
(4)
Maximum Redemption Scenario. This scenario assumes that 25,954,624 CCIX public shares, or 90% of the CCIX public shares subject to redemption, are redeemed for an aggregate payment of approximately $274.9 million based on the estimated per-share redemption price of approximately $10.59 per share from the Trust Account based on funds in the Trust Account as of September 30, 2025. This scenario further assumes the reclassification of unredeemed CCIX public shares to permanent equity of $29.6 million and the payment of the estimated CCIX transaction costs of $14.9 million. This scenario is based on the maximum number of redemptions that may occur to meet the CCIX Net Tangible Asset closing condition.

After taking into account the effects of the consummation of the Merger and shares issuable to PlusAI stockholders, the valuation of the Post-Closing Company would need to equal the following amounts in order for the non-redeeming shareholders’ interest per share to be at least equal to the IPO price per CCIX public share of $10.00 per share (in thousands, except share and per share information):

	No Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
CCIX public shareholders (1)	28,750,000	21,562,500	14,375,000	2,795,376
Sponsor (2)	7,912,500	7,912,500	7,912,500	7,912,500
PlusAI stockholders (3)	113,036,645	113,036,645	113,036,645	113,036,645
Total Post-Closing Company Common Stock	149,699,145	142,511,645	135,324,145	123,744,521
CCIX IPO Price Per Share	$10.00	$10.00	$10.00	$10.00
Valuation of the Post-Closing Company to achieve CCIX IPO Price Per Share	$1,496,991	$1,425,116	$1,353,241	$1,237,445

(1)
Shares of CCIX Class A Common Stock outstanding after redemptions held by former CCIX public shareholders, which will become Post-Closing Company Class A common stock.
(2)
Represents (a) 725,000 Private Placement Shares held by the Sponsor and (b) 7,187,500 CCIX Founder Shares held by the Sponsor, which will become Post-Closing Company Class A common stock.

(3)
Consists of 89,559,312 shares of Post-Closing Company class A common stock and 23,477,333 shares of Post-Closing Company Class B common stock issuable pursuant to the business combination, after giving effect to each of the following: (a) 8,554,008 shares resulting from the outstanding PlusAI Class A common stock, (b) 23,007,047 shares resulting from the outstanding PlusAI Class B common stock, (c) 66,678,405 shares from conversion of PlusAI preferred stock, (d) 6,422,993 shares from conversion of PlusAI SAFE instruments, (e) 6,137,683 shares from PlusAI common stock issuable upon vesting of PlusAI RSUs before any reduction of shares withheld to settle tax obligations, (f) 1,330,000 shares issuable upon exercise of PlusAI common stock options with nominal exercise price, and (g) 906,509 shares of PlusAI common stock issuable in connection with the collaboration arrangement with IVECO. Assumes that the Equity Value is $1,200,000,000.

This required disclosure is not a guarantee that the trading price of the common stock of the Post-Closing Company will not be below the IPO offering price of CCIX, nor is the disclosure a guarantee that the Post-Closing Company valuation will attain one of the stated levels of valuation. This required disclosure excludes the following potential sources of dilution that are not automatically convertible and are expected to remain outstanding upon the consummation of the Transactions:

	No Redemption Scenario	25% Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
Earnout shares	15,000,000	15,000,000	15,000,000	15,000,000
CCIX public warrants	7,187,500	7,187,500	7,187,500	7,187,500
CCIX private placement warrants	181,250	181,250	181,250	181,250
PlusAI warrants	29,449,168	29,449,168	29,449,168	29,449,168
Post-Closing Company options	4,705,269	4,705,269	4,705,269	4,705,269
Post-Closing Company RSUs	3,219,215	3,219,215	3,219,215	3,219,215
The Incentive Plan	—	—	—	—
The ESPP	—	—	—	—
Total	59,742,402	59,742,402	59,742,402	59,742,402

DESCRIPTION OF SECURITIES

The following summary of the material terms of CCIX’s securities prior to and following the business combination is not intended to be a complete summary of the rights and preferences of such securities.

The terms of CCIX’s securities are currently governed by the laws of the Cayman Islands, including the Companies Act and CCIX’s current articles of association. We expect to adopt the Proposed Certificate of Incorporation and Proposed Bylaws of the Post-Closing Company in connection with the consummation of the business combination, which will rename CCIX as “PlusAI Holdings, Inc.” As a result of the business combination, CCIX shareholders that hold CCIX Ordinary Shares and PlusAI stockholders that receive shares of Post-Closing Company common stock in the business combination will each become stockholders of the Post-Closing Company.

Because it is only a summary, this section does not contain all of the information that may be important to you. You should refer to the section entitled “Comparison of Shareholder Rights” as well as the Post-Closing Company’s Proposed Certificate of Incorporation and the Post-Closing Company’s Proposed Bylaws, which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively, and to the applicable provisions of Delaware law.

Authorized and Outstanding Stock

As of the close of business on the record date for the extraordinary general meeting, there were (1) 29,475,000 CCIX Class A Ordinary Shares outstanding, (2) 7,187,500 CCIX Class B Ordinary Shares outstanding and (3) no CCIX preference shares outstanding.

All of the issued and outstanding CCIX Class B Ordinary Shares will convert into CCIX Class A Ordinary Shares on a one-for-one basis (the “initial conversion ratio”) immediately prior to the Domestication. As described under “— CCIX Capital Stock Prior to the Business Combination — CCIX Founder Shares,” pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have agreed to waive any adjustment to the initial conversion ratio under the CCIX current articles of association in connection with the business combination.

The Proposed Certificate of Incorporation authorizes the issuance of shares of capital stock, each with a par value of $0.0001, of (1) 1,000,000,000 shares of Post-Closing Company common stock (consisting of (a) 970,000,000 shares of Post-Closing Company Class A common stock and (b) 30,000,000 shares of Post-Closing Company Class B common stock) and (2) 100,000,000 shares of Post-Closing Company preferred stock.

The outstanding CCIX Ordinary Shares are, and the shares of Post-Closing Company Class A common stock issuable in connection with the business combination will be, duly authorized, validly issued, fully paid and non-assessable.

Post-Closing Company Capital Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Voting Rights

Holders of Post-Closing Company Class A common stock will be entitled to one vote per share held as of the applicable record date on all matters submitted to a vote of our stockholders, and holders of Post-Closing Company Class B common stock will be entitled to one fourth of one vote (1/4) per share held as of the applicable record date on all matters submitted to a vote of our stockholders. The holders of Post-Closing Company Class A common stock and Post-Closing Company Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our Proposed Certificate of Incorporation. Delaware law could require either holders of Post-Closing Company Class A common stock or Post-Closing Company Class B common stock to vote separately as a single class if we were to seek to amend our Proposed Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of such class of common stock in a manner that affected such shares adversely but does not so affect the shares of the other class of common stock.

The Post-Closing Company’s stockholders will not have the ability to cumulate votes for the election of directors. As a result, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors will be able to elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise provided by law, the Post-Closing Company’s governing documents or the rules of the stock exchange on which the Post-Closing Company’s securities are listed. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote as of the applicable record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

The Proposed Certificate of Incorporation and Proposed Bylaws will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three‑year terms. Only the directors in one class will be elected at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three‑year terms.

Liquidation Rights

If the Post-Closing Company becomes subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to its stockholders would be distributable ratably among the holders of its common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Nonassessable

In connection with this offering, our legal counsel will opine that the shares of Post-Closing Company Class A common stock to be issued in this offering will be fully paid and non-assessable.

Conversion

Each share of Post-Closing Company Class B common stock shall automatically, without any further action required on the part of the Post-Closing Company or the holder thereof, convert into one fully paid and nonassessable share of Post-Closing Company Class A common stock if:

•
it is the subject of a transfer that is (1) either (a) effected in an open market transaction or (b) otherwise approved in advance by the Post-Closing Company Board or a duly authorized committee thereof and (2) to Person that does not constitute a Foreign Person (as defined in the Proposed Certificate of Incorporation); or

•
it is the subject of a conversion into a share of Class A common stock that has been approved in advance by the Post-Closing Company Board or a duly authorized committee thereof as an exempt conversion.

Preferred Stock

Under the Proposed Certificate of Incorporation, the Post-Closing Company Board will have the authority, subject to limitations prescribed by Delaware law, to issue shares of authorized but unissued preferred stock in one or more series, and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in each case without further vote or action by its stockholders. These powers, rights, preferences and privileges could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price(s) and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. As of the Closing, no shares of preferred stock will be outstanding.

Options

As of September 30, 2025, we had outstanding options to purchase an aggregate of 116,268,641 shares of Plus Class A common stock, with a weighted-average exercise price of $0.04 per share, under our 2017 Plan and 2021 Plan.

Restricted Stock Units

As of September 30, 2025, we had 129,867,598 shares of Plus Class A common stock subject to outstanding RSUs under our 2021 Plan.

Warrants

CCIX Warrants

In connection with the business combination and pursuant to the Domestication, each CCIX Warrant that is issued and outstanding will be converted into a CCIX Delaware Warrant to acquire a corresponding number of shares of CCIX Class A Common Stock, on a one-for-one basis, pursuant to the terms of the warrant agreement and each of the then issued and outstanding CCIX Units will be cancelled and each holder of CCIX Units will be entitled to one share of CCIX Class A Common Stock and one-quarter of one CCIX Delaware Warrant. No fractional CCIX Delaware Warrants will be issued upon cancellation. Upon the Closing, the CCIX Delaware Warrants will be assumed by the Post-Closing Company and will become Post-Closing Company warrants.

An estimated shares of CCIX Class A Common Stock will be reserved for potential future issuance of CCIX Class A Common Stock upon the exercise of the CCIX Delaware Warrants.

As of January 7, 2026, there were 7,368,750 CCIX Warrants outstanding, which consists of 7,187,500 CCIX public warrants and 181,250 CCIX private placement warrants.

Public Warrants

After the Domestication, each whole CCIX public warrant entitles the registered holder to purchase one share of CCIX Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed herein, at any time commencing 30 days after the completion of the business combination, provided that we have an effective registration statement under the Securities Act covering the CCIX Class A Common Stock issuable upon exercise of the CCIX public warrants and a current prospectus relating to them is available (or we permit holders to exercise their CCIX public warrants on a “cashless basis” under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrantholder may exercise its CCIX public warrants only for a whole number of CCIX Class A Common Stock. This means that only a whole CCIX public warrant may be exercised at any given time by a warrantholder. No fractional warrants will be issued upon separation of the CCIX Units and only whole CCIX public warrants will trade. Accordingly, unless you purchased at least four CCIX Units, you will not be able to receive or trade a whole CCIX public warrant. The CCIX public warrants will expire five years after the completion of the business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any CCIX Class A Common Stock pursuant to the exercise of a CCIX public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the CCIX common stock underlying the CCIX public warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No CCIX public warrant will be exercisable and we will not be obligated to issue CCIX common stock upon exercise of a CCIX public warrant unless the CCIX Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the CCIX public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a CCIX public warrant, the holder of such CCIX public warrant will not be entitled to exercise such CCIX public warrant and such CCIX public warrant may have no value and expire without value to the holder. In no event will we be required to net cash settle any CCIX public warrant.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the business combination, we will use our commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement, the issuance of the CCIX Class A Common Stock issuable upon exercise of the CCIX public warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the CCIX public warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our shares of CCIX Class A Common Stock are at the time of any exercise of a CCIX public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of CCIX public warrants who exercise their CCIX public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our commercially reasonable efforts to register or qualify the issuance of shares under applicable blue sky laws to the extent an exemption is not available. To exercise CCIX public warrants on a cashless basis, each holder would pay the exercise price by surrendering the warrants in exchange for a number of shares of CCIX common stock equal to the quotient obtained by dividing (1) the product of (a) the number of CCIX common stock underlying the CCIX public warrants, and (b) the excess of the “fair market value” (defined below) over the exercise price of the warrants by (2) such fair market value. Solely for the purposes of the preceding sentence, “fair market value” shall mean the 10-day average trading price as of the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants for cash when the price per share of CCIX Class A Common Stock equals or exceeds $18.00.

Beginning 30 days after completion of the business combination, we may redeem the outstanding CCIX public warrants for cash:

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in whole and not in part;
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at a price of $0.01 per warrant;
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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and
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if, and only if, the last reported sale price of the CCIX Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders. We will not redeem the CCIX public warrants as described above unless a registration statement under the Securities Act covering the CCIX Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of CCIX Class A Common Stock is available throughout such 30 trading day period and the 30 day redemption period.

If and when the CCIX public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the CCIX public warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the CCIX Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a CCIX public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such CCIX public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the CCIX Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of CCIX Class A Common Stock is increased by a share dividend payable in CCIX Class A Common Stock, or by a subdivision of CCIX Class A Common Stock or other similar event, then, on the effective date of such share dividend, subdivision or similar event, the number of shares of CCIX Class A Common Stock issuable on exercise of each CCIX public warrant will be increased in proportion to such increase in the outstanding shares of CCIX Class A Common Stock. A rights offering to holders of CCIX Class A Common Stock entitling holders to purchase shares of CCIX Class A Common Stock at a price less than the fair market value will be deemed a share dividend of a number of CCIX Class A Common Stock equal to the product of (1) the number of shares of CCIX Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for CCIX Class A Common Stock) multiplied by (2) one minus the quotient of (a) the price per CCIX Class A Common Stock paid in such rights offering divided by (b) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for CCIX Class A Common Stock, in determining the price payable for CCIX Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, (2) 10-day average closing price means, as of any date, the average last reported sale price of the CCIX Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to such date and (3) fair market value means the ten-day average closing price the first date on which the CCIX Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the CCIX public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of CCIX Class A Common Stock on account of such shares of CCIX Class A Common Stock (or other shares into which the warrants are convertible), other than (1) as described shares in connection with a proposed initial business combination, or (2) in connection with the redemption of our CCIX Ordinary Shares upon our failure to complete the business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of CCIX Class A Common Stock in respect of such event.

If the number of outstanding shares of CCIX Class A Common Stock is decreased by a consolidation, combination, or reclassification of CCIX Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of CCIX Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of CCIX Class A Common Stock.

Whenever the number of shares of CCIX Class A Common Stock purchasable upon the exercise of the CCIX public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (1) the numerator of which will be the number of shares of CCIX Class A Common Stock purchasable upon the exercise of the CCIX public warrants immediately prior to such adjustment, and (2) the denominator of which will be the number of shares of CCIX Class A Common Stock so purchasable immediately thereafter. The warrant agreement provides that no adjustment to the number of the shares of CCIX Class A Common Stock issuable upon exercise of a CCIX public warrant will be required until cumulative adjustments amount to 1% or more of the number of shares of CCIX Class A Common Stock issuable upon exercise of a CCIX public warrant as last adjusted. Any such adjustments that are not made will be carried forward and taken into account in any subsequent adjustment. All such carried forward adjustments will be made (1) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of shares of CCIX Class A Common Stock issuable upon exercise of a CCIX public warrant and (2) on the exercise date of any CCIX public warrant.

In case of any reclassification or reorganization of the outstanding shares of CCIX Class A Common Stock (other than those described above or that solely affects the par value of such CCIX Class A Common Stock), or in the case of any merger or consolidation of us with or into another entity in which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of the securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of the CCIX public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our CCIX Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or any such sale or transfer, that the holder of the CCIX public warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of CCIX Class A Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes warrant value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The warrant exercise price will not be adjusted for other events.

The CCIX public warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to this proxy statement/prospectus, for a complete description of the terms and conditions applicable to the CCIX public warrants. The warrant agreement provides that the terms of the CCIX public warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the CCIX public warrants and the warrant agreement set forth in this proxy statement/prospectus, but requires the approval by the holders of at least 50% of the then outstanding CCIX public warrants to make generally any change that adversely affects the interests of the registered holders of CCIX public warrants. The CCIX public warrants may be exercised upon surrender of the CCIX public warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a “cashless basis,” if applicable), by certified or official bank check payable to us, for the number of CCIX public warrants being exercised. The warrantholders do not have the rights or privileges of holders of shares of CCIX Class A Common Stock or any voting rights until they exercise their CCIX public warrants and receive shares of CCIX Class A Common Stock. After the issuance of shares of CCIX Class A Common Stock upon exercise of the CCIX public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Risks Related to CCIX, the Domestication and the Business Combination — The CCIX public warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of CCIX warrants, which could limit the ability of warrantholders to obtain a favorable judicial forum for disputes with CCIX.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Class A Class A Common Stock to be issued to the warrantholder.

Private Placement Warrants

The CCIX private placement warrants are non-redeemable. The CCIX private placement warrants may also be exercised on a “cashless basis,” but in no event will we be required to net cash settle any CCIX private placement warrant. The CCIX private placement warrants will not expire except upon liquidation. Otherwise, the CCIX private placement warrants have terms and provisions that are identical to those of the CCIX public warrants, including as to exercise price, exercisability and exercise period.

If holders of the CCIX private placement warrants elect to exercise them on a “cashless basis,” they would pay the exercise price by surrendering the CCIX private placement warrants in exchange for a number of shares of CCIX Class A Common Stock equal to the quotient obtained by dividing (1) the product of (a) the number of shares of CCIX Class A Common Stock underlying the CCIX private placement warrants, and (b) the excess of the “ten-day average closing price” (as defined below), as of the date prior to the date on which notice of exercise is sent or given to the warrant agent less the warrant price by (2) such ten-day average closing price. The “10-day average closing price” shall mean, as of any date, the average last reported sale price of the CCIX Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to such date. If the holders of CCIX private placement warrants are affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information.

Accordingly, unlike public shareholders who could sell CCIX Class A Common Stock issuable upon exercise of the CCIX public warrants freely in the open market to fund their cash exercise price, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a “cashless basis” is appropriate.

Neither the CCIX private placement warrants nor the CCIX public warrants contain any provisions that are dependent upon the characteristics of the holder of the warrant.

Registration Rights

Effective upon the Closing of the Merger, that certain Registration Rights Agreement of CCIX, dated May 1, 2024 (the “Existing Registration Rights Agreement”), will be amended and restated, and CCIX, Sponsor and certain persons and entities receiving Post-Closing Company common stock in connection with the Merger (the “New Holders” and, together with Sponsor, the “Reg Rights Holders”) will be parties to an Amended and Restated Registration Rights Agreement, a copy of which is filed as Exhibit E to the Merger Agreement attached as Annex A to this proxy statement/prospectus (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Post-Closing Company will agree to use commercially reasonable efforts to (1) file with the SEC (at the Post-Closing Company’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Reg Rights Holders within 15 business days after the Closing (the “Resale Registration Statement”) and (2) cause the Resale Registration Statement to become effective as soon as reasonably practicable after the filing thereof, but in no event later than the 105th calendar day (or 165th calendar day if the SEC notifies the Post-Closing Company that it will “review” the Resale Registration Statement) after the Closing Date. In certain circumstances, the Reg Rights Holders may demand in the aggregate up to three underwritten offerings and will be entitled to customary piggyback registration rights.

Pursuant to the Registration Rights Agreement, the New Holders have agreed not to transfer their respective shares for a period of 180 days following the Closing Date; however, such transfer restrictions terminate as to (1) 50% of such holder’s shares upon the earlier of 180 days after the Closing and the date on which the VWAP of the Post-Closing Company Class A common stock equals or exceeds $12.00 per share during any 15 trading days within any 180 consecutive trading day period following the Closing, and (2) 50% of such holder’s shares upon the earlier of 360 days after the Closing and the date on which the VWAP of the Post-Closing Company Class A common stock equals or exceeds $14.00 per share during any 15 trading days within any 360 consecutive trading day period following the Closing, subject to certain exceptions to the termination of transfer restrictions with respect to Earnout Shares or held directly or indirectly by certain founder executives of PlusAI. Similar transfer restrictions will apply to the shares of the Post-Closing Company common stock issued to former securityholders of Plus in connection with the Merger pursuant to the Proposed Bylaws in effect following the Domestication and the Closing.

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Proposed Certificate of Incorporation and the Proposed Bylaws

Certain provisions of Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws, each of which is summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of the Post-Closing Company. The provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with the Post-Closing Company Board. We believe that the benefits of increased protection of the Post-Closing Company’s potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Post-Closing Company because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

The Post-Closing Company will be governed by the provisions of Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date such person became an interested stockholder, unless:

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the business combination or transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

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mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;
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any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation;

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subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;
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any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder; and
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions may have the effect of delaying, deferring or preventing changes in control of the Post-Closing Company.

Proposed Certificate of Incorporation and Proposed Bylaws Provisions

The Proposed Certificate of Incorporation and Proposed Bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Post-Closing Company Board or the Post-Closing Company’s management. Among other things, the Proposed Certificate of Incorporation and Proposed Bylaws will:

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provide for a dual class common stock structure, with differing voting rights;
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permit the Post-Closing Company Board to issue shares of preferred stock, with any powers, rights, preferences and privileges as it may designate;
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provide for authorized but unissued shares of capital stock that will be available for issuance without stockholder approval;
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provide that the authorized number of directors may be changed only by resolution of the board of directors;
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provide that all vacancies and newly created directorships, may, except as otherwise required by law, the Post-Closing Company’s governing documents or resolution of the Post-Closing Company Board, and subject to the rights of holders of Post-Closing Company preferred stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
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divide the Post-Closing Company Board into three classes, each of which stands for election once every three years;
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for so long as the Post-Closing Company Board is classified, and subject to the rights of holders of Post-Closing Company preferred stock, provide that a director may only be removed from the board of directors by the stockholders for cause;
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provide that at any meeting of the board of directors, a majority of the total authorized number of directors will be required to constitute a quorum for the transaction of business;
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require that any action to be taken by Post-Closing Company stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;

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not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);
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provide that special meetings of Post-Closing Company stockholders may be called only by the board of directors, the chairperson of the board of directors, or the Post-Closing Company’s chief executive officer or president; and
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provide that stockholders will be permitted to amend certain provisions of the Proposed Certificate of Incorporation and Proposed Bylaws only upon receiving at least two‑thirds of the voting power of the then outstanding voting securities, voting together as a single class.

Exclusive Forum

The Proposed Bylaws will provide that, unless the Post-Closing Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on the Post-Closing Company’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of the Post-Closing Company’s directors, stockholders, officers or other employees to the Post-Closing Company or its stockholders, (3) any action arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation and Proposed Bylaws or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware), except for, as to each of (1) through (4) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. This provision would not apply to any action brought to enforce a duty or liability created by the Exchange Act and the rules and regulations thereunder. The Proposed Bylaws will also provide that, unless the Post-Closing Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of the Post-Closing Company’s securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. the Post-Closing Company stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of the Post-Closing Company’s exclusive forum provisions.

Transfer Agent and Registrar

The transfer agent and registrar for the Post-Closing Company common stock will be Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is One State Street 30th Floor, New York, New York 10004.

Listing

Pursuant to the terms of the Merger Agreement, CCIX is required to cause the Post-Closing Company Class A common stock to be approved for listing on the Nasdaq. There can be no assurance that such listing condition will be met. If the listing condition is not met, the business combination will not be consummated unless the listing condition is waived by the parties to the Merger Agreement. Following the Closing, Post-Closing Company Class A common stock and Post-Closing Company assumed warrants will be listed, subject to the Nasdaq’s approval, under the proposed symbol “PLS” and “PLSW,” respectively. We may not have received confirmation from the Nasdaq of approval of the listing of the Post-Closing Company Class A common stock and Post-Closing Company assumed warrants at the time of the extraordinary general meeting or prior to the Closing. It is possible that the listing condition to the Closing may be waived by the parties to the Merger Agreement. As a result, you may be asked to vote to approve the business combination and the other proposals included in this proxy statement/prospectus without such confirmation. Further, it is possible that such confirmation may never be received and the business combination could still be consummated if such condition is waived. In such event, the Post-Closing Company securities may not be listed on any stock exchange.

CCIX Capital Stock Prior to the Business Combination

CCIX Ordinary Shares

CCIX is providing CCIX public shareholders with the opportunity to redeem all or a portion of their CCIX public shares upon the consummation of the business combination at a per share price, payable in cash, equal to the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest (net of permitted withdrawals), divided by the number of then outstanding CCIX public shares. Such redemption rights are not available to our Sponsor, officers or directors and pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive any redemption rights with respect to any CCIX Ordinary Shares they own in connection with the consummation of the business combination. See the section entitled “Extraordinary General Meeting of CCIX — Redemption Rights.” Additionally, pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have also agreed to waive any adjustment to the initial conversion ratio in connection with the business combination. See the section entitled “— CCIX Founder Shares.”

The approval of the business combination proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website, in person or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have agreed to vote their CCIX Ordinary Shares, including any CCIX public shares held by them as of the CCIX record date, in favor of the business combination proposals and the other proposals described in this proxy statement/prospectus. As of the date of this proxy statement/prospectus, the Sponsor and the Insiders do not currently hold any CCIX public shares. CCIX public shareholders may elect to redeem their CCIX public shares whether they vote “for” or “against” the business combination. See the section entitled “Extraordinary General Meeting of CCIX — Vote Required For Approval.”

Under CCIX’s current articles of association, if CCIX does not complete an initial business combination within the completion window, CCIX will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than 10 business days thereafter (and subject to lawfully available funds therefor), redeem the CCIX public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account (which interest shall be net of permitted withdrawals and less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding CCIX public shares, which redemption will completely extinguish CCIX public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (3) as promptly as reasonably possible following such redemption, subject to the approval of CCIX’s remaining shareholders and CCIX’s Board, liquidate and dissolve, subject in each case to CCIX’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to CCIX Warrants, which will expire without value to the holder if we fail to complete CCIX’s initial business combination within the completion window. Pursuant to the terms of the Underwriting Agreement, the underwriters have agreed to waive their rights to their deferred underwriting fees related to the CCIX IPO held in the trust account in the event CCIX does not complete an initial business combination within the completion window and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of the CCIX public shares. The proceeds deposited in the trust account could, however, become subject to the claims of CCIX’s creditors which would have higher priority than the claims of CCIX public shareholders. See the section entitled “Other Information Related to CCIX — Redemption of CCIX public shares and Liquidation if No Initial Business Combination.”

Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive their rights to liquidating distributions from the trust account with respect to any CCIX Founder Shares and CCIX private placement shares held by them if CCIX fails to complete an initial business combination within the completion window. However, they will be entitled to liquidating distributions from the trust account with respect to any CCIX public shares they hold if CCIX fails to complete an initial business combination within the completion window. The Sponsor and the Insiders, pursuant to the Sponsor Agreement, have also agreed that they will not propose any amendment to CCIX current articles of association to modify the substance or timing of CCIX’s obligation to redeem 100% of the outstanding CCIX public shares if CCIX does not complete an initial business combination within the completion window, unless CCIX provides CCIX public shareholders with the opportunity to redeem their shares of

CCIX public shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals), divided by the number of then outstanding CCIX public shares.

CCIX shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to CCIX shares, except for the redemption rights that may be exercised upon the consummation of an initial business combination, as described above.

CCIX Founder Shares

CCIX Founder Shares are CCIX Class B Ordinary Shares acquired by the Sponsor in connection with the CCIX IPO that the Sponsor will cause to be converted into CCIX Class A Ordinary Shares immediately prior to the Domestication on a one-for-one basis. Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders, which constitute a majority of the holders of CCIX Founder Shares, have agreed to waive any adjustment to the initial conversion ratio in connection with the business combination and, as a result, the CCIX Class B Ordinary Shares will convert into CCIX Class A Ordinary Shares on a one-for-one basis at the Closing.

The approval of the business combination proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have agreed to vote their CCIX Ordinary Shares, including any CCIX public shares held by them as of the CCIX record date, in favor of the business combination proposals and the other proposals described in this proxy statement/prospectus.

Pursuant to the terms of the Sponsor Agreement, if the business combination is not consummated, the CCIX Founder Shares are subject to certain transfer restrictions described therein. If the business combination is consummated, each Sponsor Signatory has agreed to the Sponsor Lockup. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.” The holders of CCIX Founder Shares are entitled to customary registration rights under the existing registration rights agreement and, if the business combination is consummated, the Registration Rights Agreement.

Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive their rights to liquidating distributions from the trust account with respect to any CCIX Founder Shares held by them if CCIX fails to complete an initial business combination within the completion window.

CCIX Private Placement Shares

CCIX private placement shares were acquired by the Sponsor in a private placement that closed simultaneously with the closing of the CCIX IPO. CCIX private placement shares are identical to the CCIX Class A Ordinary Shares, other than as described below. Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive any redemption rights with respect to any CCIX Class A Ordinary Shares they own, including CCIX private placement shares, in connection with the consummation of the business combination. See the section entitled “Extraordinary General Meeting of CCIX shareholders — Redemption Rights.”

The approval of the business combination proposal requires an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of outstanding CCIX Ordinary Shares represented at the extraordinary general meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the extraordinary general meeting, voting together as a single class. Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have agreed to vote their CCIX Ordinary Shares, including any CCIX public shares or CCIX private placement shares held by them as of the CCIX record date, in favor of the business combination proposals and the other proposals described in this proxy statement/prospectus.

Pursuant to the terms of the Sponsor Agreement, if the business combination is not consummated, the CCIX private placement shares are subject to certain transfer restrictions described therein. If the business combination is consummated, each Sponsor Signatory has agreed to the Sponsor Lockup. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.” The holders of CCIX private placement shares are entitled to customary registration rights under the existing registration rights agreement and, if the business combination is consummated, the Registration Rights Agreement.

Pursuant to the terms of the Sponsor Agreement, the Sponsor and the Insiders have each agreed to waive their rights to liquidating distributions from the trust account with respect to any CCIX private placement shares held by them if CCIX fails to complete an initial business combination within the completion window.

CCIX may issue Working Capital Loans in the principal amount of $1,500,000 to the Sponsor to finance transaction costs in connection with the business combination. Such Working Capital Loans would bear no interest and would be repayable in full upon the closing of an initial business combination by CCIX or its liquidation. The Sponsor or its assigns or successors will have the option to convert any unpaid balance of the Working Capital Loans into units of CCIX at a price of $10.00 per unit. The units and underlying securities would be identical to the CCIX private placement units.

CCIX Preference Shares Prior to the Business Combination

CCIX’s current articles of association authorizes 5,000,000 preference shares and provides that such shares may be issued with such designations, voting and other rights and preferences as may be determined from time to time by CCIX’s Board.

Stock Options, RSUs and Warrants

Immediately after the business combination and the assumption of the PlusAI options, RSUs and warrants pursuant to the terms of the Merger Agreement, it is anticipated that there will be outstanding Post-Closing Company options and warrants covering approximately shares of Post-Closing Company Class A common stock, with a weighted-average exercise price of $ per share.

Dividends

CCIX has not paid any cash dividends on the CCIX Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the initial business combination. The payment of any cash dividends subsequent to the initial business combination will be within the discretion of the board of directors at such time. In addition, the CCIX Board is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if CCIX incurs any indebtedness in connection with the initial business combination, CCIX’s ability to declare dividends may be limited by restrictive covenants CCIX may agree to in connection therewith.

Anti-takeover Effects of Delaware law and the Post-Closing Company’s Certificate of Incorporation and Post-Closing Company’s Bylaws

Certain provisions of Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws, each of which is summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of the Post-Closing Company. The provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with the Post-Closing Company Board. We believe that the benefits of increased protection of the Post-Closing Company’s potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Post-Closing Company because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

The Post-Closing Company will be governed by the provisions of Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date such person became an interested stockholder, unless:

•
the business combination or transaction that resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•
mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;
•
any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation;
•
subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;
•
any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder; and
•
the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions may have the effect of delaying, deferring or preventing changes in control of the Post-Closing Company.

Proposed Certificate of Incorporation and Proposed Bylaws Provisions

The Proposed Certificate of Incorporation and the Proposed Bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Post-Closing Company Board or the Post-Closing Company’s management. Among other things, the Proposed Certificate of Incorporation and the Proposed Bylaws will:

•
provide for two series of common stock, with differing voting rights;

•
permit the Post-Closing Company Board to issue shares of preferred stock, with any powers, rights, preferences and privileges as it may designate;
•
provide for authorized but unissued shares of capital stock that will be available for issuance without stockholder approval;
•
provide that the authorized number of directors may be changed only by resolution of the board of directors;
•
provide that all vacancies and newly created directorships may, except as otherwise required by law, the Post-Closing Company’s governing documents or resolution of the Post-Closing Company Board, and subject to the rights of holders of Post-Closing Company preferred stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
•
divide the Post-Closing Company Board into three classes, each of which stands for election once every three years;
•
for so long as the Post-Closing Company Board is classified, and subject to the rights of holders of Post-Closing Company preferred stock, provide that a director may only be removed from the board of directors by the stockholders for cause;
•
provide that at any meeting of the board of directors, a majority of the total authorized number of directors will be required to constitute a quorum for the transaction of business;
•
require that any action to be taken by Post-Closing Company stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;
•
not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);
•
provide that special meetings of Post-Closing Company stockholders may be called only by the board of directors, the chairperson of the board of directors, or the Post-Closing Company’s chief executive officer or president; and
•
provide that stockholders will be permitted to amend certain provisions of the Proposed Certificate of Incorporation and Proposed Bylaws only upon receiving at least two‑thirds of the voting power of the then outstanding voting securities, voting together as a single class.

Exclusive Forum

The Proposed Bylaws will provide that, to the fullest extent permitted by law, unless the Post-Closing Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on the Post-Closing Company’s behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of the Post-Closing Company’s directors, stockholders, officers or other employees to the Post-Closing Company or its stockholders, (3) any action arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation and Proposed Bylaws or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware), except for, as to each of (1) through (4) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination). This provision would not apply to any action brought to enforce a duty or liability created by the Exchange Act and the rules and regulations thereunder. The Proposed Bylaws will also provide that, unless the Post-Closing Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of the Post-Closing Company’s securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. the Post-Closing Company stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of the Post-Closing Company’s exclusive forum provisions.

Registration Rights

Pursuant to the existing registration rights agreement among CCIX, the Sponsor and certain other holders of CCIX Securities, which was entered into in connection with the CCIX IPO, if an initial business combination is consummated, the holders of CCIX Founder Shares and CCIX private placement shares (including any CCIX private placement shares that may be issued upon conversion of the Working Capital Loans) are entitled to registration rights requiring CCIX to register such shares of CCIX Ordinary Shares for resale (in the case of the CCIX Founder Shares, only after conversion to CCIX Class A Ordinary Shares).

If the business combination is consummated, the Registration Rights Agreement will become effective, which will replace the existing registration rights agreement in its entirety. For a summary of the Registration Rights Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Transfer Agent and Registrar

The transfer agent for CCIX Ordinary Shares and warrant agent for CCIX Warrants is Continental Stock Transfer & Trust Company. Following the consummation of the business combination, Continental Stock Transfer & Trust Company will remain as the transfer agent for Post-Closing Company Class A common stock. CCIX has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Exchange Listing

CCIX intends to apply to list CCIX Class A Common Stock on Nasdaq. In connection with the business combination, CCIX will change its name to “PlusAI Holdings, Inc.”, and upon the consummation of the business combination, CCIX expects that Post-Closing Company Class A common stock will begin trading on Nasdaq under the symbol “PLS.”

COMPARISON OF SHAREHOLDER RIGHTS

CCIX is incorporated under the laws of the Cayman Islands and the rights of CCIX shareholders are governed by the laws of the Cayman Islands, including the Cayman Act and CCIX’s current articles of association. As a result of the Transactions, CCIX’s current shareholders who will hold CCIX Class A Ordinary Shares and Plus’s shareholders who receive CCIX Class A Ordinary Shares in the business combination will each become stockholders in the Post-Closing Company. The Post-Closing Company will be incorporated under the laws of the State of Delaware and the rights of Post-Closing Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws. Thus, following the business combination and the Domestication, the rights of stockholders of the Post-Closing Company will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders of CCIX and affect the powers of the Post-Closing Company Board and management.

This section describes the material differences between the rights of CCIX shareholders under CCIX’s current articles of association and the proposed rights of the Post-Closing Company’s stockholders under the Proposed Certificate of Incorporation and the Proposed Bylaws, which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the Companies Act and the DGCL.

Provision	CCIX	Post-Closing Company
Authorized Capital

The aggregate number of shares which CCIX has the authority to issue is: 500,000,000 CCIX Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 CCIX Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preferred shares, par value $0.0001 per share. As of the date of this proxy statement/prospectus, no preferred shares are outstanding.

The aggregate number of shares which the Post-Closing Company has the authority to issue is, each with a par value of $0.0001, (1) 1,000,000,000 shares of Post-Closing Company common stock and (2) 100,000,000 shares of Post-Closing Company preferred stock. Of the shares of Post-Closing Company common stock, 970,000,000 will be designated as a series of common stock denominated as Class A common stock and 30,000,000 will be denominated as a series of common stock denominated as Class B common stock.

Upon the consummation of the business combination, we expect there will be approximately 201,517,063 shares of Post-Closing Company Class A common stock (assuming no redemptions by CCIX’s public shareholders) outstanding.

Immediately following the consummation of the business combination, the Post-Closing Company is not expected to have any preferred stock outstanding.

Provision	CCIX	Post-Closing Company
Voting Rights

Only holders of CCIX Class B Ordinary Shares have the right to vote on the election and removal of directors prior to the initial business combination. Subject to certain exceptions, with respect to any other matter submitted to a vote of CCIX’s shareholders, including any vote in connection with the initial business combination, except as required by applicable law or stock exchange rule, holders of CCIX Class A Ordinary Shares and holders of CCIX Class B Ordinary Shares will vote together as a single class, with each share entitling the holder to one vote.

The holders of Post-Closing Company common stock will possess all voting power for the election of directors and all other matters requiring stockholder action. The holders of Post-Closing Company Class A common stock will be entitled to one vote per share on matters to be voted on by the post-combination stockholders and the holders of Post-Closing Company Class B common stock will be entitled to one fourth of one vote per share on matters to be voted on by the post-combination stockholders. The holders of Post-Closing Company Class A common stock and Post-Closing Company Class B common stock will at all times vote together as one class on all matters submitted to a vote of the common stock (except as may be required by applicable law).

Number of Directors

CCIX’s current articles of association provides there shall be up to nine (9) directors and the directors may from time to time fix the maximum and minimum number of directors to be appointed by resolution of the CCIX Board. For so long as the CCIX shares are traded on a designated stock exchange, the CCIX Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The CCIX Board is authorized to assign members of the board already in office to Class I, Class II or Class III. At each succeeding annual meeting of the shareholders of CCIX, successors to the class of directors whose term expires at that annual meeting shall be elected for a three- year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

The Proposed Certificate of Incorporation provides that, subject to any rights of the holders of any series of Post-Closing Company preferred stock, the number of directors shall be one or more and shall be fixed only by a resolution of a majority of the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships of the Post-Closing Company Board (the “Post-Closing Company Whole Board”). Subject to the special rights of the holders of any series of Post-Closing Company preferred stock to elect directors, the Post-Closing Company Board shall initially consist of seven directors and be divided into three classes, as nearly equal in number as is practicable and designated Class I, Class II and Class III. Subject to a director’s earlier death, disqualification, resignation or removal, each (1) Class I director shall serve for a term ending on the first annual meeting held after the effectiveness of the Proposed Certificate of Incorporation, (2) Class II director

Provision	CCIX	Post-Closing Company

shall serve for a term ending on the second annual meeting held after the effectiveness of the Proposed Certificate of Incorporation, and (3) Class III director shall serve for a term ending on the third annual meeting held after the effectiveness of the Proposed Certificate of Incorporation. At each election after the end of the applicable initial term, each Class I, Class II, and Class III director shall be elected for a full term of three years.

Election of Directors

Prior to the closing of the initial business combination, the holders of CCIX Class B Ordinary Shares shall have the exclusive right to elect and remove any director, and the holders of CCIX Class A Ordinary Shares shall have no right to vote on the election or removal of any director (“CCIX Class B Appointment Right”).

The Proposed Bylaws require that directors be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote generally on the election of directors.

Quorum

Board of Directors: The quorum necessary for the transaction of the business of the CCIX Board may be fixed by the directors, and unless so fixed, if there be two (2) or more directors the quorum shall be two (2), and if there be one director the quorum shall be one.

Shareholders: A quorum consists of the holders present in person or by proxy of the outstanding shares of the company representing at least one-third (1/3) of the paid up voting share capital of CCIX present in person or by proxy and entitled to vote at the meeting.

Board of Directors: A majority of the Post-Closing Company Whole Board shall constitute a quorum.

Stockholders: The holders of a majority of the voting power of the capital stock of the Post-Closing Company issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum.

Provision	CCIX	Post-Closing Company
Manner of Acting by Board

CCIX’s current articles of association provides that the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the CCIX Board, except as may be otherwise specifically provided by applicable law, CCIX’s current articles of association. In case of an equality of votes the chairman shall have a second or casting vote.

The Proposed Bylaws provide that the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Post-Closing Company Board, except as may be otherwise specifically provided by statute, the Proposed Certificate of Incorporation or the Proposed Bylaws.

The Proposed Bylaws provide that a majority of the Post-Closing Company Whole Board shall constitute a quorum for the transaction of business.

Removal of Directors

CCIX’s current articles of association provides that prior to the closing of the initial business combination, the holders of CCIX Class B Ordinary Shares shall have the exclusive right to elect and remove any director (“CCIX Class B Removal Right”), and the holders of CCIX Class A Ordinary Shares shall have no right to vote on the election or removal of any director.

The Proposed Certificate of Incorporation provides that, subject to the special rights of holders of any outstanding series of Post-Closing Company preferred stock, any director or the entire Post-Closing Company Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Post-Closing Company entitled to vote in the election of directors, voting together as a single class.

Nomination of Director Candidates

CCIX’s current articles of association provides that prior to the closing of the initial business combination, the holders of CCIX Class B Ordinary Shares shall have the exclusive right to elect and remove any director (“CCIX Class B Removal Right”), and the holders of CCIX Class A Ordinary Shares shall have no right to vote on the election or removal of any director.

The Proposed Bylaws provide that nomination for election to the Post-Closing Company Board at a meeting of stockholders may be made (1) pursuant to the Post-Closing Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Post-Closing Company Board (or any committee thereof); (3) in the certificate of designations for any class or series of Post-Closing Company preferred stock; or (4) by any stockholder of the Post-Closing Company who (a) is a stockholder of record at the time of giving such notice; (b) is as stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (c) is a stockholder of

Provision	CCIX	Post-Closing Company

record on the record date for the determination of stockholders entitled to vote at the annual meeting; (d) is a stockholder of record at the time of the annual meeting; and (e) timely complies with the notice procedures set forth therein.

Meetings of the Board	A director may, and a secretary or assistant secretary on the requisition of a director shall, at any time summon a meeting of the directors.

The Proposed Bylaws provide that special meetings of the Post-Closing Company Board may be called by the chairperson of the Post-Closing Company Board, the chief executive officer, the president, or the secretary or by a majority of the Post-Closing Company Whole Board.

Meetings of Stockholders	CCIX’s current articles of association provides that general meetings may be called only by a majority vote of the CCIX Board, by CCIX’s chief executive officer or by CCIX’s chairman.

The Proposed Certificate of Incorporation provides that special meetings of stockholders may be called at any time by a resolution adopted by the majority of the Post-Closing Company Whole Board, the chairperson of the Post-Closing Company Board, the chief executive officer, or the president, and may not be called by any other person or persons. The Post-Closing Company Board acting pursuant to a resolution adopted by the majority of the Post-Closing Company Whole Board may cancel, postpone, or reschedule any previously scheduled special meeting of stockholders at any time, before or after the notice for such meeting has been sent to the stockholders.

Manner of Acting by Stockholders

Except as stated in CCIX’s current articles of association, as prescribed by the Companies Act or by applicable stock exchange rules, matters presented to the shareholders at a meeting at which a quorum is present shall be determined by ordinary resolution, which requires the approval of a simple majority of the votes cast by the shareholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by

The Proposed Bylaws provide that, when a quorum is present at any meeting, in all matters other than the election of directors, the affirmative vote of the a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders (or if there are two or more classes or series of capital stock entitled to vote as separate classes or series, then in the case of each such class or series, the holders

Provision	CCIX	Post-Closing Company

applicable law (including the Companies Act), CCIX’s current articles of association, or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

of a majority of the voting power of the shares of capital stock of the class, classes or series present in person or represented at the meeting and entitled to vote on the subject matter), except when a different vote is required by applicable law, the Proposed Certificate of Incorporation, the Proposed Bylaws, or the rules of any stock exchange applicable to the Post-Closing Company.

The Proposed Certificate of Incorporation does not provide any stockholders with the ability to act pursuant to written consent.

Stockholder Action Without Meeting

Subject to limited exceptions, CCIX’s current articles of association provides that actions required or permitted to be taken by its shareholders may be effected by a duly called annual general meeting or extraordinary general meeting or by a unanimous written resolution of all the CCIX shareholders who are entitled to vote on such matter.

The Proposed Certificate of Incorporation does not provide any stockholders with the ability to act pursuant to written consent.
Anti-Takeover Provisions

CCIX’s current articles of association provides for a classified board. In addition, prior to the closing of CCIX’s initial business combination, only holders of CCIX Class B Ordinary Shares have the right to appoint and remove directors.

CCIX’s authorized but unissued ordinary shares and preferred shares are available for future issuances generally without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The Proposed Certificate of Incorporation also provides for a classified board.

The Post-Closing Company is subject to Section 203 of the DGCL.

The Proposed Certificate of Incorporation authorizes the Post-Closing Company Board to issue, without action by stockholders, up to 100,000,000 shares of Post-Closing Company preferred stock.

The Proposed Certificate of Incorporation and the Proposed Bylaws will authorize the Post-Closing Company Board to fill vacancies on the board and newly-created directorships resulting from an increase in the authorized number of directors. In addition, the number of directors constituting the Post-Closing Company Board will be set only by resolution adopted by a

Provision	CCIX	Post-Closing Company

majority vote of the Post-Closing Company Whole Board.

For more information about the anti- takeover provisions in the Post-Closing Company’s governing documents, please see the section entitled, “Description of Securities — Anti takeover effects of Delaware law and the Post-Closing Company’s Certificate of Incorporation and Post-Closing Company’s Bylaws”

Amendment of Certificate of Incorporation

CCIX may at any time and from time to time by special resolution alter or amend the CCIX current articles of association in whole or in part. Special resolutions require (a) that such resolution be passed by a majority of not less than two-thirds of votes cast at a general meeting, other than with respect to amending the CCIX Class B Appointment Right or CCIX Class B Removal Right (except where such amendment is proposed in respect of the consummation of the initial business combination) where such majority shall be at least 90% of such shareholders entitled to vote or (b) approval in writing as described above in “Stockholder Action Without Meeting.”

The Proposed Certificate of Incorporation requires the approval by the affirmative vote of holders of at least 66 2⁄3% of the voting power of the outstanding shares of the capital stock of the Post-Closing Company entitled to vote thereon for certain provisions of the Proposed Certificate of Incorporation, which generally relate to:

•
Amendments that effect the voting rights of the Post-Closing Company common stock;
•
Amendments that effect the classification of the Post-Closing Company Board;
•
Amendments that effect the provisions for removal of directors and appointment of directors to vacancies;
•
Amendments that effect the cumulation of votes;
•
Amendments that would permit stockholder action by written consent;
•
Amendments that alter which parties may call a special meeting of the Post-Closing Company’s stockholders;
•
Amendments that alter the advance notice provisions for stockholder proposals before any meeting of the stockholders; and
•
Amendments that alter the Post-Closing Company stockholders’ ability to amend, alter or repeal the above listed provisions by an affirmative

Provision	CCIX	Post-Closing Company
vote of at least 66 2⁄3% in voting power of the outstanding shares of capital stock.
Amendment to Bylaws	See “Amendment of Certificate of Incorporation” above.

The Proposed Certificate of Incorporation provides that the Proposed Bylaws may be adopted, amended, altered or repealed by the affirmative vote of a majority of the Post-Closing Company Whole Board, or by the stockholders of the Post-Closing Company in accordance with the amendment provisions of the Proposed Bylaws.

The Proposed Bylaws provide that amendments to certain provisions of the Proposed Bylaws, including those relating to the provisions related to the meetings of stockholders, the powers of the Post-Closing Company’s Board, the number of directors, the resignation, appointment, and removal of directors, the lock-up restrictions, the indemnification of the Post-Closing Company’s directors and officers, forum selection, and the amendment provisions, can only be adopted, amended, or repealed with the affirmative vote of 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class.

Provision	CCIX	Post-Closing Company
Liquidation

CCIX’s current articles of association provides that if CCIX shall be wound up, after satisfaction of creditors’ claims and subject to the rights attaching to CCIX’s shares: (a) if the assets available for distribution are insufficient to repay the whole of CCIX’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by CCIX’s shareholders in proportion to the par value of their shares; or (b)

if the assets available for distribution are more than sufficient to repay the whole of CCIX’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of their shares (subject to a deduction from those shares in respect of which there are monies due, of all monies payable to CCIX for unpaid calls or otherwise).

If CCIX shall be wound up, the liquidator may, by ordinary resolution, divide among the shareholders in specie or kind the whole or any part of CCIX’s assets.

The Post-Closing Company’s organizational documents do not contain a liquidation or similar provision. Under the DGCL, in the event of liquidation, after payment or provisions of the debts and other liabilities, any remaining assets shall be distributed to the stockholders of the dissolved corporation subject to obligations provided therein.

Redemption Rights

CCIX’s current articles of association provides that, prior to the consummation of the initial business combination, CCIX shall provide holders of CCIX public shares, except for the Sponsor and CCIX's directors and officers, with the opportunity to have their CCIX public shares redeemed upon:

(a) the consummation of an initial business combination; and/or

(b) any amendment to CCIX's current articles of association that would affect the substance or timing of CCIX's obligation to redeem 100% of the CCIX public shares if CCIX has not consummated an initial business combination within the completion window, or any amendment is made with respect to any other provision of CCIX's current articles of association relating to the rights of holders of CCIX Class A Ordinary Shares or pre-initial business combination activity,

The Post-Closing Company’s organization documents do not provide any stockholders of the Post-Closing Company with redemption rights. However, the Proposed Certificate of Incorporation provides that each share of Post-Closing Company Class B common stock will be convertible into a share of Post-Closing Company Class A common stock and each share of Post-Closing Company Class A common stock will be convertible into a share of Post-Closing Company Class B common stock under certain specified circumstances.

Provision	CCIX	Post-Closing Company

pursuant to, and subject to certain limitations set forth in CCIX’s current articles of association for cash equal to the applicable redemption price per share.

In the event that either CCIX does not consummate a business combination within the completion window, or such later time as the shareholders of CCIX may approve in accordance with the CCIX current articles of association, or a resolution of the CCIX shareholders is passed pursuant to the Companies Act to commence the voluntary liquidation of CCIX prior to the consummation of a business combination for any reason, CCIX shall, amongst other things, as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds, redeem the public shares, pursuant to, and subject to certain limitations set forth in CCIX’s current articles of association for cash equal to the applicable redemption price per share.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to CCIX regarding (1) the beneficial ownership of CCIX Ordinary Shares or PlusAI common stock as of September 30, 2025 (pre-business combination), as applicable, and (2) the expected beneficial ownership following the Closing (post-business combination) of Post-Closing Company common stock (assuming the No Redemption Scenario, the 25% Redemptions Scenario, the 50% Redemptions Scenario, and the Maximum Redemptions Scenario) by:

•
each of CCIX’s current executive officers and directors, and all executive officers and directors of CCIX as a group, in each case pre-business combination;
•
each person who will become a named executive officer or director of the Post-Closing Company, and all executive officers and directors of the Post-Closing Company as a group, in each case post-business combination;
•
each person who is known to be the beneficial owner of more than five percent of (1) CCIX Class A Ordinary Shares and (2) CCIX Class B Ordinary Shares pre-business combination;
•
each person who is known to be the beneficial owner of more than five percent of (1) PlusAI Class A common stock or (2) PlusAI Class B common stock; and
•
each person who is expected to be the beneficial owner of more than five percent of either the Post-Closing Company Class A common stock or Post-Closing Company Class A common stock post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if they possess sole or shared voting or investment power over that security. Unless otherwise indicated, CCIX believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Shares subject to stock options or warrants that are currently exercisable or exercisable within 60 days of September 30, 2025 and RSUs that would vest based on time and service-based vesting conditions, assuming any applicable liquidity event condition had been achieved, within 60 days of September 30, 2025 are deemed to be outstanding and to be beneficially owned by the person holding the stock option, warrant or RSU for the purpose of computing the percentage ownership of that person. These shares have not been deemed outstanding, however, for the purpose of computing the percentage ownership of any other person, and have not been deemed to be outstanding or beneficially owned for the purpose of the calculation of percentage of votes in the table below.

The beneficial ownership of CCIX Ordinary Shares pre-business combination is based on 29,475,000 CCIX Class A Ordinary Shares and 7,187,500 CCIX Class B Ordinary Shares issued and outstanding as of September 30, 2025. The beneficial ownership of PlusAI common stock pre-business combination is based on 1,074,748,763 shares of PlusAI Class A common stock (including shares directly or indirectly issuable upon conversion of 286,390,474 shares of the PlusAI LV preferred stock) and 328,672,100 shares of PlusAI Class B common stock issued and outstanding as of September 30, 2025.

The expected beneficial ownership of the Post-Closing Company common stock post-business combination assumes four scenarios:

•
No Redemptions. This scenario assumes no redemption of the 28,750,000 CCIX public shares. We have estimated that there would be 126,221,812 shares of Post-Closing Company Class A common stock and 23,477,333 shares of Post-Closing Company Class B common stock issued and outstanding in the No Redemption Scenario.

•
25% Redemptions. This scenario assumes that holders of 7,187,500 CCIX public shares, or 25% of the shares outstanding held by CCIX public shareholders, will exercise their redemption rights for aggregate redemption proceeds of $76.1 million. We have estimated that there would be 119,034,312 shares of Post-Closing Company Class A common stock and 23,477,333 shares of Post-Closing Company Class B common stock issued and outstanding in the 25% Redemptions Scenario.
•
50% Redemptions. This scenario assumes that holders of 14,375,000 CCIX public shares, or 50% of the remaining shares outstanding held by CCIX public shareholders, will exercise their redemption rights for aggregate redemption proceeds of $152.3 million. We have estimated that there would be 111,846,812 shares of Post-Closing Company Class A common stock and 23,477,333 shares of Post-Closing Company Class B common stock issued and outstanding in the 50% Redemptions Scenario.
•
Maximum Redemptions. This scenario assumes that holders of 25,954,624 CCIX public shares, or 90% of the remaining shares held by CCIX public shareholders subject to possible redemption will exercise their redemption rights for aggregate redemption proceeds of $274.9 million. The Maximum Redemptions scenario is based on the maximum number of redemptions that may occur to meet the CCIX Net Tangible Asset closing condition. We have estimated that there would be 100,267,188 shares of Post-Closing Company Class A common stock and 23,477,333 shares of Post-Closing Company Class B common stock issued and outstanding in the Maximum Redemptions Scenario.

If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under post-business combination in the table that follows will be different.

						After Business Combination
	Before Business Combination					No Redemption					25% Redemption					50% Redemption					Maximum Redemption
	Class A^		Class B^			Class A^		Class B^			Class A^		Class B^			Class A^		Class B^			Class A^		Class B^
	Shares	%	Shares	%	Total Voting %†	Shares	%	Shares	%	Total Voting %†	Shares	%	Shares	%	Total Voting %†	Shares	%	Shares	%	Total Voting %†	Shares	%	Shares	%	Total Voting %†
Directors and Executive Officers of CCIX Before the Business Combination(1)
Michael Klein(2)	906,250	3.1%	7,187,500	100.0%	21.6%	8,093,750	6.4%	-	0.0%	6.0%	8,093,750	6.8%	-	0.0%	6.3%	8,093,750	7.2%	-	0.0%	6.7%	8,093,750	8.1%	-	0.0%	7.5%
Jay Taragin(3)	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%
Stephen Murphy(3)	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%
William Sherman(3)	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%
Paul Lapping(3)	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%	-	0.0%	-	0.0%	0.0%
All Directors and Executive Officers as a Group (5 individuals)	906,250	3.1%	7,187,500	100.0%	21.6%	8,093,750	6.4%	-	0.0%	6.0%	8,093,750	6.8%	-	0.0%	6.3%	8,093,750	7.2%	-	0.0%	6.7%	8,093,750	8.1%	-	0.0%	7.5%
Five Percent Holders of CCIX Before the Business Combination
Churchill Sponsor IX LLC(2)	906,250	3.1%	7,187,500	100.0%	21.6%	8,093,750	6.4%	-	0.0%	6.0%	8,093,750	6.8%	-	0.0%	6.3%	8,093,750	7.2%	-	0.0%	6.7%	8,093,750	8.1%	-	0.0%	7.5%
Empyrean Capital Partners, LP(4)	2,900,000	9.8%	-	0.0%	7.9%	2,900,000	2.3%	-	0.0%	2.2%	2,900,000	2.4%	-	0.0%	2.3%	2,900,000	2.6%	-	0.0%	2.5%	2,900,000	2.9%	-	0.0%	2.7%
Fort Baker Capital Management LP(5)	2,833,119	9.6%	-	0.0%	7.7%	2,833,119	2.2%	-	0.0%	2.1%	2,833,119	2.4%	-	0.0%	2.3%	2,833,119	2.5%	-	0.0%	2.4%	2,833,119	2.8%	-	0.0%	2.7%
The Goldman Sachs Group, Inc.(6)	2,076,550	7.0%	-	0.0%	5.7%	2,076,550	1.6%	-	0.0%	1.6%	2,076,550	1.7%	-	0.0%	1.7%	2,076,550	1.9%	-	0.0%	1.8%	2,076,550	2.1%	-	0.0%	2.0%
Magnetar Financial LLC(7)	1,982,756	6.7%	-	0.0%	5.4%	1,982,756	1.6%	-	0.0%	1.5%	1,982,756	1.7%	-	0.0%	1.6%	1,982,756	1.8%	-	0.0%	1.7%	1,982,756	2.0%	-	0.0%	1.9%
Tenor Capital Management(8)	1,750,000	5.9%	-	0.0%	4.8%	1,750,000	1.4%	-	0.0%	1.3%	1,750,000	1.5%	-	0.0%	1.4%	1,750,000	1.6%	-	0.0%	1.5%	1,750,000	1.7%	-	0.0%	1.6%
Directors and Executive Officers of PlusAI Before the Business Combination
David W. Liu(9)	17,591,261	1.6%	164,336,050	50.0%	42.9%	12,734,912	10.1%	-	0.0%	9.6%	12,734,912	10.7%	-	0.0%	10.2%	12,734,912	11.4%	-	0.0%	10.8%	12,734,912	12.7%	-	0.0%	12.0%
Hao Zheng(10)	26,314,736	2.4%	164,336,050	50.0%	43.0%	13,345,555	10.6%	-	0.0%	10.1%	13,345,555	11.2%	-	0.0%	10.7%	13,345,555	11.9%	-	0.0%	11.3%	13,345,555	13.3%	-	0.0%	12.6%
Shawn Kerrigan(11)	14,840,675	1.4%	-	0.0%	0.2%	1,038,847	0.8%	-	0.0%	0.6%	1,038,847	0.9%	-	0.0%	0.7%	1,038,847	0.9%	-	0.0%	0.7%	1,038,847	1.0%	-	0.0%	0.8%
Richard Lim(12)	105,968,761	9.9%	-	0.0%	1.8%	7,417,813	5.9%	-	0.0%	5.6%	7,417,813	6.2%	-	0.0%	5.9%	7,417,813	6.6%	-	0.0%	6.3%	7,417,813	7.4%	-	0.0%	7.0%
All Directors and Executive Officers as a Group (5 individuals)(13)	176,465,433	16.2%	328,672,100	100.0%	87.9%	35,359,627	27.8%		0.0%	26.0%	35,359,627	29.5%	-	0.0%	27.5%	35,359,627	31.3%	-	0.0%	29.2%	35,359,627	34.9%	-	0.0%	32.4%
Five Percent Holders of PlusAI Before the Business Combination
Full Truck Alliance Co. Ltd.(14)	286,390,474	26.6%	-	0.0%	1.2%	-	0.0%	20,047,333	85.4%	3.8%	-	0.0%	20,047,333	85.4%	4.0%	-	0.0%	20,047,333	85.4%	4.3%	-	0.0%	20,047,333	85.4%	4.7%
Entities Affiliated with GSR Ventures(12)	105,968,761	9.9%	-	0.0%	1.8%	7,417,813	5.9%	-	0.0%	5.6%	7,417,813	6.2%	-	0.0%	5.9%	7,417,813	6.6%	-	0.0%	6.3%	7,417,813	7.4%	-	0.0%	7.0%
Quantum Investment Ltd.(15)	90,793,536	8.4%	-	0.0%	1.6%	6,355,548	5.0%	-	0.0%	4.8%	6,355,548	5.3%	-	0.0%	5.1%	6,355,548	5.7%	-	0.0%	5.4%	6,355,548	6.3%	-	0.0%	6.0%
ASY Drive Limited(16)	30,000,000	2.8%	-	0.0%	0.5%	-	0.0%	2,100,000	8.9%	0.4%	-	0.0%	2,100,000	8.9%	0.4%	-	0.0%	2,100,000	8.9%	0.4%	-	0.0%	2,100,000	8.9%	0.5%
CPE Investment Qi Limited(17)	77,156,087	7.2%	-	0.0%	1.3%	5,400,926	4.3%	-	0.0%	4.1%	5,400,926	4.5%	-	0.0%	4.3%	5,400,926	4.8%	-	0.0%	4.6%	5,400,926	5.4%	-	0.0%	5.1%

^ Prior to the Business Combination, refers to Class A Ordinary Shares of CCIX, Class B Ordinary Shares of CCIX, Class A Common Stock of PlusAI, or Class B Common Stock of PlusAI, as applicable. Amounts shown prior to the Business Combination for PlusAI are given on an as-converted to common stock basis. After the Business Combination, refers to Post-Closing Company Class A common stock or Post-Closing Company Class B common stock, as applicable.

† Prior to the Business Combination, CCIX Class A Ordinary Shares and CCIX Class B Ordinary Shares are each entitled to one vote per share. Prior to the Business Combination, shares of PlusAI Class A common stock and PlusAI Class B common stock are entitled to one vote per share and 15 votes per share, respectively, except that shares of PlusAI LV preferred stock are entitled to 1/4 vote per share on an as-converted to PlusAI Class A common stock basis. Following the Business Combination, shares of Post-Closing Company Class A common stock and Post-Closing Company Class B common stock are entitled to one vote per share and 1/4 vote per share, respectively.

(1)
Unless otherwise noted, the principal business address of each of the directors and executive officers of CCIX before the business combination is c/o Churchill Capital Corp IX, 640 Fifth Avenue, 14th Floor, New York, NY 10019. Unless otherwise noted, the principal business address of each of the directors and executive officers of PlusAI before the business combination is 3315 Scott Boulevard, Suite 300, Santa Clara, CA 95054.
(2)
Michael Klein is the controlling shareholder of M. Klein Associates, Inc., which is the managing member of Churchill Sponsor IX LLC. The securities beneficially owned by Churchill Sponsor IX LLC may also be deemed to be beneficially owned by Mr. Klein.
(3)
Does not include any shares indirectly owned by this individual.
(4)
According to a Schedule 13G/A filed with the SEC on February 14, 2025, Empyrean Capital Partners, LP (“ECP”), a Delaware limited partnership, serves as investment manager to Empyrean Capital Overseas Master Fund, Ltd. (“ECOMF”), a Cayman Islands exempted company, and as such may be deemed to have beneficial ownership of the CCIX Class A Ordinary Shares directly held by ECOMF. Mr. Amos Meron, who serves as the managing member of Empyrean Capital, LLC, the general partner of ECP, may be deemed to have beneficial ownership of the shares directly held by ECOMF. The address of the business office of each of the reporting persons is c/o Empyrean Capital Partners, L.P., 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.
(5)
According to a Schedule 13G/A filed with the SEC on November 14, 2025, Fort Baker Capital Management LP directly holds 2,833,119 CCIX Class A Ordinary Shares. Steven Patrick Pigott acts as Limited Partner/Chief Investment Officer for Fort Baker Capital Management LP. Fort Baker Capital, LLC acts as General Partner for Fort Baker Capital Management LP. Each of Mr. Pigott and Fort Baker Capital, LLC may be deemed to have beneficial ownership of the shares directly held by Fort Baker Capital Management LP. Each also disclaims beneficial ownership of the securities reported herein except to the extent of that person’s pecuniary interest therein. The principal business address of each reporting persons is 700 Larkspur Landing Circle, Suite 275, Larkspur, CA 94939.
(6)
According to a Schedule 13G filed with the SEC on August 14, 2025 by The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC. The address of the principal business office of each of The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC is 200 West Street New York, NY 10282.
(7)
According to a Schedule 13G/A filed with the SEC on August 8, 2025, each of Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Mr. David J. Snyderman held 1,982,756 CCIX Class A Ordinary Shares. The amount consists of (a) 520,194 CCIX Class A Ordinary Shares held for the account of Magnetar Constellation Master Fund, Ltd; (b) 380,144 CCIX Class A Ordinary Shares held for the account of Magnetar Lake Credit Fund LLC; (c) 360,129 CCIX Class A Ordinary Shares held for the account of Magnetar Structured Credit Fund, L.P.; (d) 320,124 CCIX Class A Ordinary Shares held for the account of Magnetar Xing He Master Fund Ltd; (e) 222,109 CCIX Class A Ordinary Shares held for the account of Magnetar Alpha Star Fund LLC; (f) 20,003 CCIX Class A Ordinary Shares held for the account of Magnetar Capital Master Fund Ltd; and (g) 160,053 CCIX Class A Ordinary Shares held for the account Magnetar SC Fund Ltd. The address of the principal business office of each of Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC, and Mr. Snyderman is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(8)
According to a Schedule 13G filed with the SEC on October 16, 2025 by Tenor Capital Management Company, L.P., Tenor Opportunity Master Fund, Ltd. and Robin Shah. Tenor Capital Management Company, L.P. serves as the investment manager to Tenor Opportunity Master Fund, Ltd. and Robin Shah serves as the managing member of Tenor Management GP, LLC, the general partner of Tenor Capital Management Company, L.P. The reporting persons may be deemed to have shared voting and dispositive power with respect to the CCIX Class A Ordinary Shares owned directly by Tenor Opportunity Master Fund, Ltd. Each of the reporting persons disclaims beneficial ownership of the CCIX Class A Ordinary Shares except to the extent of the reporting person’s pecuniary interest therein. The address of the principal business of each of the reporting persons is 810 Seventh Avenue, Suite 1905, New York, NY 10019.
(9)
Consists of (a) 25,000,000 shares of PlusAI Class B common stock, (b) 139,336,050 shares of PlusAI Class B common stock held by Euclidean Investment LLC (“Euclidean”) and (c) 17,591,261 shares of PlusAI Series B preferred stock held by Euclidean. Nine River Family Trust is the sole member of Euclidean. Mr. Liu is the trustee of Nine River Family Trust and has sole voting and dispositive power with respect to the shares held by Euclidean.
(10)
Consists of (a) 25,000,000 shares of PlusAI Class B common stock, (b) 139,336,050 shares of PlusAI Class B common stock held by Sigma Point Investment LLC (“Sigma Point”) which are beneficially owned by Mr. Zheng, (c) 8,723,475 shares of PlusAI Series A-1 preferred stock held by Sigma Point and (d) 17,591,261 shares of PlusAI Series B preferred stock held by Sigma Point. The Zheng Family Delaware Dynasty Trust (the “Zheng Trust”) is the sole member of Sigma Point. Mr. Zheng is the trustee of the Zheng Trust and has sole voting and dispositive power with respect to the shares held by Sigma Point.
(11)
Consists of (a) 12,028,175 shares of PlusAI Class A common stock and (b) 2,812,500 PlusAI RSUs settleable within 60 days of September 30, 2025.
(12)
Consists of (a) 70,273,650 shares of PlusAI Series A-1 preferred stock owned by GSR Ventures V (Singapore) Pte. Ltd. (“GSR Ventures”), for which Mr. Lim is the Managing Director, (b) 15,278,250 shares of PlusAI Series A-2 preferred stock owned by GSR Opportunities IV, L.P. (“GSR Opportunities”), for which Mr. Lim is the Managing Director, (c) 423,950 shares of PlusAI Series A-2 preferred stock owned by GSR Principals Fund IV, L.P. (“GSR Principals”), for which Mr. Lim is the Managing Director, (d) 10,949,275 shares of PlusAI Series A-2 preferred stock owned by GSR Ventures, (e) 8,799,458 shares of PlusAI Series A-4 preferred stock owned by GSR Opportunities and (f) 244,178 shares of PlusAI Series A-4 preferred stock owned by GSR Principals, for which Mr. Lim is the Managing Director. The principal business address of each of Mr. Lim, GSR Ventures, GSR Opportunities and GSR Principals is 1300 El Camino Real, Suite 100, Menlo Park, CA 94025.
(13)
Consists of (a) 12,028,175 shares of PlusAI Class A common stock, (b) 328,672,100 shares of PlusAI Class B common stock, (c) 78,997,125 shares of PlusAI Series A-1 preferred stock, (d) 26,651,475 shares of PlusAI Series A-2 preferred stock, (e) 9,043,636 shares of PlusAI Series A-4 preferred stock, (f) 35,182,522 shares of PlusAI Series B preferred stock and (g) 1,019,375 PlusAI RSUs settleable within 60 days of September 30, 2025.
(14)
Consists of (a) 133,246,286 shares of PlusAI Series A-3-X preferred stock owned by Full Truck Alliance Co. Ltd. (“FTA”), (b) 18,087,271 shares of PlusAI Series A-4-X preferred stock owned by FTA and (c) 135,056,917 shares of PlusAI Series B-X preferred stock owned by FTA. The principal business address of FTA is Building A, Wanbo Science and Technology Park, 20 Fengxin Road, Yuhuatai District, Nanjing, Jiangsu 210012, People’s Republic of China.
(15)
Consists of 90,793,536 shares of PlusAI Series C preferred stock owned by Quantum Investment Ltd. (“Fountainvest”). The principal business address of Fountainvest is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.
(16)
Consists of 30,000,000 shares of PlusAI Class A common stock held by ASY Drive Limited (“ASY Drive”). The principal business address of ASY Drive is Building A, Wanbo Science and Technology Park, 20 Fengxin Road, Yuhuatai District, Nanjing, Jiangsu 210012, People’s Republic of China.
(17)
Consists of 77,156,057 shares of PlusAI Series B preferred stock owned by CPE Investment Qi Limited (“CPE”). The principal business address of CPE is 3201 One Pacific Place, 88 Queensway, Hong Kong.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CCIX Related Person Transactions

On December 18, 2023, the Sponsor acquired an aggregate of 7,187,500 CCIX Founder Shares, for approximately $0.003 per share. The number of CCIX Founder Shares issued was determined based on the expectation that such CCIX Founder Shares would represent 20% of the outstanding CCIX Ordinary Shares upon completion of the CCIX IPO (not including the CCIX Class A Ordinary Shares underlying the CCIX private placement units). The CCIX Founder Shares (including the CCIX Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor purchased an aggregate of 725,000 CCIX private placement units, at a price of $10.00 per unit, for an aggregate purchase price of $7,250,000, in the private placement. Each private placement warrant contained in the CCIX private placement units is exercisable to purchase one whole CCIX Class A Ordinary Share at a price of $11.50 per share. The CCIX private placement warrants will become exercisable 30 days after the completion of the initial business combination. The CCIX private placement warrants (including the CCIX Class A Ordinary Shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the initial business combination; however, if the business combination is consummated, each Sponsor Signatory holding the CCIX private placement warrants has agreed to the Sponsor Lockup. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.” The CCIX private placement warrants will be non-redeemable and exercisable for cash or on a “cashless basis.” The CCIX private placement warrants will not expire except upon liquidation.

If any of CCIX’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then current fiduciary or contractual obligations, he or she may be required to honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. CCIX’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Commencing on May 2, 2024, CCIX reimburses the Sponsor or an affiliate thereof in an amount equal to $30,000 per month for office space, utilities and secretarial and administrative support made available to us. Upon completion of the initial business combination or CCIX’s liquidation, CCIX will cease paying these monthly fees.

Prior to or in connection with the completion of the initial business combination, there may be payment by the Company to the Sponsor, officers or directors, or CCIX’s or their affiliates, of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of the initial business combination, which, if made prior to the completion of the initial business combination, will be paid from (1) funds held outside the trust account or (2) Permitted Withdrawals.

The Sponsor, executive officers and directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on CCIX’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CCIX’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or CCIX’s or their affiliates. Any such payments prior to an initial business combination are made from funds held outside the trust account, including Permitted Withdrawals.

Subject to the terms of the Merger Agreement, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on CCIX’s behalf.

On December 18, 2023, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of up to $600,000 to cover expenses related to the CCIX IPO pursuant to the IPO Promissory Note. This loan was non-interest bearing and payable on the earlier of December 31, 2024, or the date on which the Company consummated the CCIX IPO. As of September 30, 2025 and December 31, 2024, there was no outstanding balance on the IPO Promissory Note. CCIX repaid the borrowings in full at the closing of the CCIX IPO and thereafter borrowings under the IPO Promissory Note are no longer available.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or CCIX’s officers and directors or their respective affiliates may, but are not obligated to, loan CCIX funds as may be required. If CCIX completes an initial business combination, CCIX would repay such loaned amounts. In the event that the initial business combination does not close, CCIX may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Amounts outstanding under such loans, up to $1,500,000, may be convertible into units of CCIX at a price of $10.00 per unit at the option of the lender. The units and their underlying securities would be identical to the CCIX private placement units. On December 2, 2025, CCIX issued the Note to the Sponsor in the aggregate principal amount of up to $1,500,000, for working capital needs. The Note does not bear interest and matures upon the earlier of the closing of an initial business combination by CCIX or its liquidation. As of the date of this proxy statement/prospectus, CCIX has not borrowed any amounts under the Note. Prior to the completion of the initial business combination, CCIX does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as CCIX does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account. As of September 30, 2025 and December 31, 2024, CCIX had no borrowings under such loans.

CCIX has agreed to indemnify the Sponsor and its members (present and former), managers and affiliates and their respective present and former officers and directors to the fullest extent permitted under applicable law from any claims made by CCIX or a third party in respect of any investment opportunities sourced by them or any liability arising with respect to their activities in connection with CCIX’s affairs, to the extent that such indemnification, hold harmless and exoneration obligations with respect to such matters are not expressly covered by a separate written agreement between CCIX and any such party. Such indemnity will provide that the indemnified parties cannot access the funds held in the trust account.

After the initial business combination, members of CCIX’s management team who remain with CCIX may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to CCIX’s shareholders, to the extent then known, in the tender offer or proxy solicitation materials (as applicable) furnished to CCIX’s shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider the initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Sponsor Agreement

In connection with the execution of the Merger Agreement, the Sponsor and the Insiders entered into the Sponsor Agreement, which amended and restated the existing agreement. For a summary of the Sponsor Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Agreement.”

Registration Rights Agreement

Effective upon the Closing of the business combination, pursuant to the terms of the Registration Rights Agreement, CCIX and the Sponsor will be entitled to, among other things, certain registration rights, including demand and piggy-back and shelf registration rights. For a summary of the Registration Rights Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

PlusAI’s Related Person Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed, when required, in the sections entitled “Management After the Business Combination” and “Executive Compensation,” the registration rights described in the section entitled “Description of Securities — Registration Rights” and the PlusAI Voting and Support Agreements described in the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — PlusAI Voting and Support Agreements,” the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:

•
PlusAI has been or is to be a participant;
•
the amount involved exceeded or exceeds $120,000; and
•
any of PlusAI’s directors, executive officers or holders of more than 5% of its capital stock prior to the business combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Reorganization Transactions

On July 31, 2023, PlusAI completed the Restructuring. Full Truck Alliance Co. Ltd. (“FTA”), which holds more than 5% of the outstanding capital stock of PlusAI and is expected to hold more than 5% of the outstanding capital stock of the Post-Closing Company upon the Closing, participated in multiple transactions in connection with the Restructuring. As part of the Restructuring, FTA, along with other holders of PlusAI Corp shares, exchanged certain shares of PlusAI Corp for shares of capital stock of PlusAI. In addition, FTA and other electing shareholders exchanged part of their equity interest held in PlusAI Corp for interests in Plus PRC. PlusAI Corp also repurchased certain shares of PlusAI Corp from certain existing shareholders, which did not include FTA. After two merger transactions, PlusAI became the parent company, and PlusAI Corp became a subsidiary of a Cayman Islands holding company, which is itself a subsidiary of PlusAI. All prior shares of PlusAI Corp, other than the shares cancelled or repurchased as noted above, became shares of Plus Automation as a result of the Restructuring. As of September 30, 2025, FTA held 20.4% of PlusAI’s outstanding shares (on an as-converted to common stock basis) and 1.2% of the voting power of PlusAI’s outstanding shares (voting together on an as-converted to common stock basis). FTA has agreed to receive shares of PlusAI with fractional voting power. As a result of the Restructuring, FTA does not hold a controlling interest in PlusAI.

For additional discussion of the Restructuring, please see the section titled “PlusAI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus.

Company Support Agreement

In connection with the entrance into of the Merger Agreement, the PlusAI Support Parties entered into the PlusAI Voting and Support Agreements with PlusAI and CCIX. Among the parties to the PlusAI Voting and Support Agreements are: (1) Hao Zheng, a director on the PlusAI Board and holder of more than 5% of the outstanding capital stock of PlusAI, who is expected to hold more than 5% of the outstanding capital stock of the Post-Closing Company upon the Closing; (2) Sigma Point Investment LLC, which is affiliated with Mr. Zheng and holds more than 5% of the outstanding capital stock of PlusAI and is expected to hold more than 5% of the outstanding capital stock of the Post-Closing Company upon the Closing; (3) David Liu, a director on the PlusAI Board and the Chief Executive Officer of PlusAI and holder of more than 5% of the outstanding capital stock of PlusAI, who is expected to hold more than 5% of the outstanding capital stock of the Post-Closing Company upon the Closing; (4) Euclidean Investment LLC, which is affiliated with Mr. Liu and holds more than 5% of the outstanding capital stock of PlusAI and is expected to hold more than 5% of the outstanding capital stock of the Post-Closing Company upon the Closing; and (5) GSR Ventures, which is affiliated with Richard Lim, a director on the PlusAI Board and holds more than 5% of the outstanding capital stock of PlusAI and is expected to hold more than 5% of the outstanding capital stock of PlusAI upon the Closing.

Sale of Stake in Plus PRC

As part of the Restructuring, PlusAI Corp offered electing shareholders the ability to exchange part of their equity interest held in PlusAI Corp for interests in Plus PRC, resulting in PlusAI Corp no longer holding the controlling equity interest in Plus PRC. As a result, PlusAI Corp retained a passive, minority interest in the shares of Plus PRC on July 31, 2023.

On September 8, 2025, PlusAI agreed to sell to FTA all 476,635,210 redeemable series A-X preferred shares of Plus PRC owned by PlusAI for gross proceeds of $20.0 million, of which $2.0 million is subject to tax withholding pursuant to PRC law. Such transaction closed on September 17, 2025. As a result, PlusAI no longer holds any equity interest in Plus PRC.

Other Transactions

From 2019 to 2021, PlusAI entered into certain loan arrangements for an aggregate amount of $1,250,000 with Shawn Kerrigan, the Chief Operating Officer of PlusAI, in connection with his purchase of an aggregate of 15,000,000 ordinary shares of PlusAI Corp, which were later exchanged for shares of Class A common stock of PlusAI pursuant to the Restructuring. On September 17, 2025 PlusAI repurchased 2,971,825 shares of Class A common stock for aggregate consideration of $1,426,476, the proceeds of which were used to repay Mr. Kerrigan's loans in full.

In addition, we may employ individuals that are affiliated with our directors, officers, or holders of more than 5% of our capital stock. We employ NingNing Song, the wife of David Liu, the Chief Executive Officer of PlusAI, a member of the PlusAI Board, and holder of more than 5% of the outstanding capital stock of PlusAI. Ms. Song’s compensation was approximately $53,396 in the year ended December 31, 2023, $130,800 in the year ended December 31, 2024, and $101,355 in period beginning January 1, 2025 and ended September 30, 2025.

Indemnification Agreements

In connection with the Closing, the Post-Closing Company intends to enter into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements will require the Post-Closing Company, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service to the fullest extent permitted by law. These indemnification agreements will also require the Post-Closing Company to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding to the fullest extent permitted by law. The Proposed Bylaws will also empower the Post-Closing Company to purchase insurance on behalf of any person whom the Post-Closing Company is required or permitted to indemnify. For additional information related to the Post-Closing Company’s indemnification obligations in respect of its directors and officers, see the section entitled “Board of Directors and Management After the Business Combination—Limitations on Liability and Indemnification of Officers and Directors.” We believe that the indemnification provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws, liability insurance and any indemnification agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Policies and Procedures for Related Person Transactions

The Post-Closing Company intends to adopt a formal, written policy regarding related person transactions, which will become effective upon the Closing. This written policy regarding related person transactions will provide that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. This policy will also provide that a related person means any of the Post-Closing Company’s executive officers and directors (including director nominees), in each case at any time since the beginning of the Post-Closing Company’s last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons. In connection with the business combination, the Post-Closing Company Board intends to establish the audit committee of the Post-Closing Company Board (the “Post-Closing Company Audit Committee”), which will have the primary responsibility for reviewing and approving or disapproving related person transactions. In addition to this policy, the Post-Closing Company Audit Committee charter that will be in effect in connection with the Closing will provide that the Post-Closing Company Audit Committee shall review and approve or disapprove any related person transactions.

All related person transactions described in this section occurred prior to adoption of the formal, written policy described above, and therefore these transactions were not subject to the approval and review procedures set forth in the policy.

SECURITIES ACT RESTRICTIONS ON RESALE OF CCIX’S SECURITIES

In general, Rule 144 of the Securities Act (“Rule 144”) permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the business combination, we will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person that has beneficially owned restricted CCIX Ordinary Shares for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•
1% of the total number of shares of common stock then outstanding; or
•
the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also be limited by manner of sale provisions and notice requirements.

As of the date of this proxy statement/prospectus, CCIX has 36,662,500 CCIX Ordinary Shares outstanding. Of these CCIX Ordinary Shares, 28,750,000 CCIX public shares sold in the CCIX IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the CCIX Ordinary Shares owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

We expect Rule 144 to be available for the resale of the above-noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Transactions, although these CCIX Ordinary Shares may be sold sooner to the extent they have been registered on a registration statement that has been declared effective by the SEC.

SUBMISSION OF SHAREHOLDER PROPOSALS

The CCIX Board is aware of no other matter that may be brought before the extraordinary general meeting.

Under CCIX’s articles of association, shareholders are only entitled to submit proposals for consideration at annual general meetings and therefore are not entitled to submit proposals for consideration at the extraordinary general meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that: (1) is specified in the notice of such meeting (or any supplement thereto); (2) is brought by or at the direction of the Post-Closing Company Board or any formally authorized committee of the Post-Closing Company Board; (3) may be provided in the certificate of designations for any class or series of Post-Closing Company preferred stock; or (4) is otherwise properly brought before such meeting by a stockholder who (a) is a stockholder of record (i) at the time of giving timely notice in writing to the Post-Closing Company’s secretary, (ii) on the record date for the determination of stockholders entitled to notice of such meeting, (iii) on the record date for the determination of stockholders entitled to vote at such meeting, and (iv) at the time of such meeting and (b) has complied with the notice procedures specified in the Proposed Bylaws in all applicable respects. To be timely, a stockholder’s notice must be received by Post-Closing Company’s secretary at the Post-Closing Company’s principal executive offices no earlier than 8:00 a.m., Pacific Time, on the 120th day and no later than 5:00 p.m., Pacific Time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders.

If no annual meeting was held in the preceding year or the date of the Post-Closing Company’s annual meeting of stockholders has been changed by more than 25 days from the first anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be received by the Post-Closing Company’s secretary at the Post-Closing Company’s principal executive offices no earlier than 8:00 a.m., Pacific Time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., Pacific Time, on the 90th day prior to the day of the annual meeting. If the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then the secretary must receive such notice no later than the tenth day following the day on which public announcement of the date of the annual meeting was first made by the Post-Closing Company, or such notice will not be considered timely. Stockholder proposals must also comply with all applicable requirements under the Proposed Bylaws, the Exchange Act and the rules and regulations thereunder.

The Proposed Bylaws provide that the foregoing notice requirements with respect to the proposal of any business at an annual meeting will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Post-Closing Company in compliance with Rule 14a-8 under the Exchange Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Post-Closing Company to solicit proxies for the meeting. Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for an annual meeting pursuant to Rule 14a-8 must be received at the Post-Closing Company’s principal office at a reasonable time before the Post-Closing Company begins to print and send its proxy materials and must comply with Rule 14a-8.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws and must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including Rule 14a-19. In addition, the stockholder must give timely notice to the Post-Closing Company’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by the Post-Closing Company’s secretary within the time periods described above under the section entitled “Stockholder Proposals.”

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the CCIX Board, any committee chairperson or the non-management directors as a group by writing to the CCIX Board or committee chairperson in care of Churchill Capital Corp IX, 640 Fifth Avenue, 14th Floor, New York, NY 10019. Following the Closing, such communications should be sent to the Post-Closing Company Board at 3315 Scott Boulevard, Suite 300, Santa Clara, CA 95054. Each communication will be forwarded, depending on the subject matter, to the CCIX Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Willkie Farr & Gallagher LLP, New York, NY will pass upon the validity of the securities of the Post-Closing Company offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Churchill Capital Corp IX as of December 31, 2024 and for the year then ended and as of December 31, 2023 and for the period from December 18, 2023 (inception) through December 31, 2023 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Plus Automation, Inc. as of December 31, 2023 and for the five months ended December 31, 2023, included in this proxy statement/prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Plus Automation, Inc. as of and for the year ended December 31, 2024 and as of and for the six months ended June 30, 2025 included in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

change in accountants

On March 25, 2025, PlusAI, as ratified by the PlusAI Board of Directors, dismissed PricewaterhouseCoopers, (“PwC”), as its independent registered public accounting firm. Effective May 10, 2025, as ratified by the PlusAI Board of Directors, PlusAI approved the appointment of Deloitte & Touche LLP (“Deloitte”), as its new independent registered public accounting firm to audit PlusAI’s consolidated financial statements as of and for the fiscal year ending December 31, 2025 and PlusAI’s consolidated financial statements as of and for the fiscal year ended December 31, 2024. As ratified by the PlusAI Board of Directors, and effective March 27, 2025, PlusAI also engaged BPM LLP (“BPM”) as its independent registered public accounting firm to re-audit PlusAI’s consolidated financial statements as of and for the five months ended December 31, 2023.

PwC’s report on PlusAI’s consolidated financial statements for the five months ended December 31, 2023 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the five months ended December 31, 2023 and the subsequent period through March 25, 2025, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreement in connection with its reports. Additionally, there were no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto except for the material weakness in internal control over financial reporting related to the sufficiency of accounting and internal control personnel.

In accordance with Item 304(a)(3) of Regulation S-K, PlusAI provided PwC with a copy of the disclosures set forth above and requested that PwC furnish a letter addressed to the SEC stating whether it agrees with such disclosures. PwC’s letter, dated September 18, 2025, is filed herewith as Exhibit 16.1 to the registration statement of which this proxy statement/prospectus forms a part.

Effective May 10, 2025, as ratified by the PlusAI Board of Directors, PlusAI approved the appointment of Deloitte as its new independent registered public accounting firm for the fiscal years ended December 31, 2024 and 2025. During the fiscal years ended December 31, 2023 and December 31, 2024, and the subsequent period through May 10, 2025, neither PlusAI nor anyone acting on its behalf consulted with Deloitte regarding (1) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on PlusAI’s consolidated financial statements, where either a written report or oral advice was provided that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (2) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto; or (3) any reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Effective March 27, 2025, as ratified by the PlusAI Board of Directors, PlusAI appointed BPM as its new independent registered public accounting firm for the limited scope of auditing the PlusAI’s consolidated financial statements for the five months ended December 31, 2023. BPM has not and will not serve as PlusAI’s independent registered public accounting firm for any other periods. During the fiscal years ended December 31, 2023 and December 31, 2024, and the subsequent period through March 27, 2025, neither PlusAI nor anyone acting on its behalf consulted with BPM regarding (1) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on PlusAI’s consolidated financial statements, where either a written report or oral advice was provided that BPM concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (2) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto; or (3) any reportable event as defined in Item 304(a)(1)(v) of Regulation S-K. BPM’s report on PlusAI’s consolidated financial statements for the five months ended December 31, 2023 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception of providing a qualification as to the Company’s ability to continue as a going concern. During PlusAI’s engagement with BPM, there have been no disagreements with BPM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to BPM’s satisfaction, would have caused BPM to make reference to the subject matter of the disagreement in connection with its reports.

Additionally, except for the material weakness in internal control over financial reporting disclosed elsewhere in this registration statement, there were no “reportable events” requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto.

In accordance with Item 304(a)(3) of Regulation S-K, PlusAI provided BPM with a copy of the disclosures set forth above and requested that BPM furnish a letter addressed to the SEC stating whether it agrees with such disclosures. BPM’s letter, dated September 18, 2025, is filed herewith as Exhibit 16.2 to the registration statement of which this proxy statement/prospectus statement forms a part.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, CCIX and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of CCIX’s annual report to shareholders and this proxy statement/prospectus. Upon written or oral request, CCIX will deliver a separate copy of the annual report and/or this proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and that wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that CCIX deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that CCIX deliver single copies of such documents in the future. Shareholders may notify CCIX of their requests by calling or writing CCIX at its principal executive offices at 640 Fifth Avenue, 14th Floor, New York, NY 10019 or (212) 380-7500.

Enforceability of civil liability

CCIX is a Cayman Islands exempted company. If CCIX does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon CCIX. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against CCIX in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore the courts of the Cayman Islands are unlikely (1) to recognize or enforce against CCIX, judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (2) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States. The courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. However, CCIX may be served with process in the United States with respect to actions against CCIX arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of CCIX’s securities by serving CCIX’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

CCIX files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read CCIX’s SEC filings, including this proxy statement/prospectus, on the Internet at the SEC’s website at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed with this proxy statement/prospectus.

All information contained in this document relating to CCIX has been supplied by CCIX, and all such information relating to PlusAI has been supplied by PlusAI. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you are a CCIX shareholder and would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

Churchill Capital Corp IX

640 Fifth Avenue, 14th Floor

New York, NY 10019

Attention: Jay Taragin, Chief Financial Officer

Email: info@churchillcapitalcorp.com

or:

Sodali & Co

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

Banks and Brokers:(203) 658-9400

Email: CCIX.info@investor.sodali.com

If you are a CCIX shareholder and would like to request documents, please do so no later than five business days prior to the extraordinary general meeting, in order to receive them before the extraordinary general meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

This document is a proxy statement/prospectus of CCIX for the extraordinary general meeting. We have not authorized anyone to give any information or make any representation about the business combination, PlusAI or CCIX that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO CCIX FINANCIAL STATEMENTS

Audited Financial Statements

Page

Report of Independent Registered Public Accounting Firm (PCAOB ID Number 100)	F-2

Balance Sheets as of December 31, 2024 and 2023	F-3

Statements of Operations for the year ended December 31, 2024 and for the period from December 18, 2023 (inception) through December 31, 2023	F-4

Statements of Changes in Shareholders’ (Deficit) Equity for the year ended December 31, 2024 and for the period from December 18, 2023 (inception) through December 31, 2023	F-5

Statements of Cash Flows for the year ended December 31, 2024 and for the period from December 18, 2023 (inception) through December 31, 2023	F-6

Notes to Financial Statements	F-7 to F-20

Unaudited Condensed Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Churchill Capital Corp. IX

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Churchill Capital Corp. IX as of December 31, 2024 and 2023, the related statements of operations, changes in shareholders’ (deficit) equity, and cash flows for the year ended December 31, 2024 and for the period from December 18, 2023 (inception) through December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Churchill Capital Corp. IX as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and for the period from December 18, 2023 (inception) through December 31, 2023, in conformity accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Churchill Capital Corp. IX in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Churchill Capital Corp. IX is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/WithumSmith+Brown, PC

We have served as the Company’s auditor since 2023.

New York, New York

March 28, 2025

PCAOB ID Number 100

CHURCHILL CAPITAL CORP IX

BALANCE SHEETS

	December 31,
	2024	2023
Assets:
Current assets:
Cash	$2,412,564	$—
Prepaid expenses	6,179	—
Short-term prepaid insurance	430,995	—
Total current assets	2,849,738	—
Deferred offering costs	—	65,353
Long-term prepaid insurance	152,045	—
Marketable securities and cash held in Trust account	296,122,647	—
Total Assets	$299,124,430	$65,353
Liabilities and Shareholders’ (Deficit) Equity:
Current liabilities:
Accrued expenses	$75,000	$18,958
Accrued offering costs	—	2,853
Promissory note – related party	—	37,500
Total current liabilities	75,000	59,311
Deferred underwriting fee payable	10,062,500	—
Total Liabilities	10,137,500	59,311
Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 28,750,000 shares at redemption value of approximately $10.30 per share	296,122,647	—
Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2024 and 2023	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 725,000 and 0 shares issued and outstanding as of December 31, 2024 and 2023, respectively (excluding 28,750,000 shares subject to possible redemption)	73	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued and outstanding as of December 31, 2024 and 2023	719	719
Additional paid-in capital	—	24,281
Accumulated deficit	(7,136,509)	(18,958)
Total Shareholders’ (Deficit) Equity	(7,135,717)	6,042
Total Liabilities and Shareholders’ (Deficit) Equity	$299,124,430	$65,353

The accompanying notes are an integral part of these financial statements.

CHURCHILL CAPITAL CORP IX

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2024	For the Period from December 18, 2023 (Inception) Through December 31, 2023
General and administrative costs	$830,773	$18,958
Loss from operations	(830,773)	(18,958)
Other income:
Interest income earned on Trust Account	9,622,647	—
Total other income, net	9,622,647	—
Net income (loss)	$8,791,874	$(18,958)
Basic weighted average Class A redeemable ordinary shares outstanding	18,825,342	—
Basic net income per Class A redeemable ordinary share	$0.34	$—
Basic weighted average non-redeemable Class A and B ordinary shares outstanding	7,338,596	6,250,000
Basic net income (loss) per non-redeemable Class A and B ordinary share	$0.34	$(0.00)
Diluted weighted average Class A redeemable ordinary shares outstanding	18,825,342	—
Diluted net income per Class A redeemable ordinary share	$0.33	$—
Diluted weighted average non-redeemable Class A and B ordinary shares outstanding	7,428,493	—
Diluted net income per non-redeemable Class A and B ordinary share	$0.33	$—

The accompanying notes are an integral part of these financial statements.

CHURCHILL CAPITAL CORP IX

STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2024 AND FOR THE PERIOD FROM DECEMBER 18, 2023 (INCEPTION) THROUGH DECEMBER 31, 2023

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit) Equity
Balance – December 18, 2023 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of ordinary shares to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Net loss	—	—	—	—	—	(18,958)	(18,958)
Balance – December 31, 2023	—	—	7,187,500	719	24,281	(18,958)	6,042
Sale of Private Placement Units	725,000	73	—	—	7,249,927	—	7,250,000
Fair Value of Public Warrants at issuance	—	—	—	—	1,437,500	—	1,437,500
Allocated value of transaction costs to Public Warrants and Private Units	—	—	—	—	(86,443)	—	(86,443)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(8,625,265)	(15,909,425)	(24,534,690)
Net income	—	—	—	—	—	8,791,874	8,791,874
Balance – December 31, 2024	725,000	$73	7,187,500	$719	$—	$(7,136,509)	$(7,135,717)

The accompanying notes are an integral part of these financial statements.

CHURCHILL CAPITAL CORP IX

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2024	For the Period from December 18, 2023 (Inception) Through December 31, 2023
Cash Flows from Operating Activities:
Net income (loss)	$8,791,874	$(18,958)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation and operating expenses paid by Sponsor	44,020	—
Interest income earned on Trust Account	(9,622,647)	—
Changes in operating assets and liabilities:
Prepaid expenses	(6,179)	—
Prepaid insurance	(583,040)	—
Accrued expenses	56,041	18,958
Net cash used in operating activities	(1,319,931)	—
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(287,500,000)	—
Cash withdrawn from Trust Account for working capital purposes	1,000,000	—
Net cash used in investing activities	(286,500,000)	—
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	281,750,000	—
Proceeds from sale of Private Placement Units	7,250,000	—
Underwriters’ reimbursement	1,808,750	—
Repayment of promissory note - related party	(314,295)	—
Payment of offering costs	(261,960)	—
Net cash provided by financing activities	290,232,495	—
Net Change in Cash	2,412,564	—
Cash – Beginning	—	—
Cash – Ending	$2,412,564	$—
Non-cash investing and financing activities:
Deferred underwriting fee payable	$10,062,500	$25,000
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000
Deferred offering costs paid through promissory note - related party	$232,775	$37,500
Deferred Offering costs included in accrued offering costs	$247,960	$2,853

The accompanying notes are an integral part of these financial statements.

CHURCHILL CAPITAL CORP IX

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2024

Note 1 — Description of Organization and Business Operations

Organization and General

Churchill Capital Corp IX (the “Company”) was incorporated as a Cayman Islands exempted company on December 18, 2023. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2024, the Company had not yet commenced operations. All activity for the period from December 18, 2023 (inception) through December 3, 2024 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company does not generate any operating revenues until after the completion of its Initial Business Combination at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

Sponsor and Initial Public Offering

The Company’s sponsor is Churchill Sponsor IX LLC (the “Sponsor”), an affiliate of M. Klein and Company, LLC. The registration statement for the Company’s Initial Public Offering was declared effective on May 1, 2024. On May 6, 2024, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 725,000 private placement Units (the “Private Placement Units”) to the Sponsor at a price of $10.00 per Unit, or $7,250,000 in the aggregate, which is described in Note 4.

Transaction costs amounted to $14,560,986, consisting of $5,750,000 of upfront discount to the underwriters, $10,062,500 of deferred underwriting fees, and $557,236 of other offering costs, offset by a reimbursement from the underwriters of $1,808,750.

The Trust Account

Following the closing of the Initial Public Offering, on May 6, 2024, an amount of $287,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in the trust account (the “Trust Account”). The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty-five (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations and may at any time be held as cash or cash items, including in demand deposit accounts at a bank. Funds will remain in the Trust Account until the earlier of (1) the consummation of the Initial Business Combination or (2) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated memorandum and articles of association provide that, other than the permitted withdrawals (as defined below), if any, none of the funds held in the Trust Account will be released until the earlier of (1) the completion of the Initial Business Combination; (2) the redemption of any Public Shares that have been properly submitted in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (a) in a manner that would affect the substance or timing of its obligation to redeem 100% of the Public Shares if it does not complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Public Offering) or (b) with respect to any other provision relating to the rights of holders of the Public Shares or pre-Initial Business Combination activity; and (3) the redemption of 100% of the Public Shares if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering (subject to the requirements of law) (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial business combination within 24 months from the closing of the Initial Public Offering). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (1) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account (net of amounts withdrawn to fund the working capital requirements, subject to an annual limit of $1,000,000, and to pay taxes (“permitted withdrawals”)), (2) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest less permitted withdrawals. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by law or under Nasdaq rules.

Pursuant to the Company’s amended and restated memorandum and articles of association if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Initial Public Offering), the Company will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned (which interest shall be net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the holders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (3) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor, officers and directors are not entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Initial Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within

24 months from the closing of the Initial Public Offering). However, if the Sponsor and management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s shareholder is entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. The Company’s shareholder has no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that the Company will provide its shareholder with the opportunity to redeem its Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

On July 27, 2024, the Company’s board of directors appointed William Sherman as a director and as a member of the audit committee and the compensation committee of the board of directors, effective as of July 30, 2024.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the conflict in the Middle East. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the conflict in the Middle East and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the conflict in the Middle East and subsequent sanctions or related actions, could adversely affect the Company’s search for an Initial Business Combination and any target business with which the Company may ultimately consummate an Initial Business Combination.

Liquidity and Capital Resources

As of December 31, 2024, the Company had $2,412,564 of cash and a working capital surplus of $2,774,738.

In order to finance working capital deficit or to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes its initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit at the option of the lender. The units and the underlying securities would be identical to the Private Placement Units.

Additionally, to fund working capital the Company has permitted withdrawals available up to an annual limit of $1,000,000. These permitted withdrawals are limited to only the interest available that has been earned in excess of the initial deposit at the Initial Public Offering. As of December 31, 2024, the Company has withdrawn $1,000,000 for the annual period and has no further amounts available for withdrawal until the 1 year anniversary of the Initial Public Offering.

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” as of December 31, 2024, the Company has sufficient funds for the working capital needs of the Company until a minimum of one year from the date of issuance of these financial statements. The Company cannot assure that its plans to consummate an Initial Business Combination will be successful.

The Company does not believe that it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because the Company becomes obligated to redeem a significant number of public shares upon completion of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Security and Exchange Commission (“SEC”).

Emerging Growth Company Status

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $2,412,564 and $0 in cash and cash equivalents as of December 31, 2024 and 2023, respectively.

Marketable Securities and Cash Held in Trust Account

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. At December 31, 2024, $296,133,481 was invested in a U.S. Treasury Securities and $2,216 was invested in money market funds.

To fund working capital the Company has permitted withdrawals available up to an annual limit of $1,000,000. These permitted withdrawals are limited to only the interest available that has been earned in excess of the initial deposit at the Initial Public Offering. As of December 31, 2024, the Company has $1,000,000 for the annual period.

Offering Costs

The Company complies with the requirements of the Accounting Standards Codification (“ASC”) 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC470-20,“Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares were charged to temporary equity and offering costs allocated to the Private Placement Units and Public Warrants were charged to shareholders’ (deficit) equity.

Transaction costs amounted to $14,560,986, consisting of $5,750,000 of upfront discount to the underwriters, $10,062,500 of deferred underwriting fees, and $557,236 of other offering costs, offset by a reimbursement from the underwriters of $1,808,750.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period. Diluted net income (loss) per share attributable to ordinary shareholders adjusts the basic net income (loss) per share attributable to ordinary shareholders and the weighted-average ordinary shares outstanding for the potentially dilutive impact of outstanding warrants. However, because the warrants are anti-dilutive, diluted income (loss) per ordinary share is the same as basic income (loss) per ordinary share for the periods presented.

With respect to the accretion of Class A ordinary shares subject to possible redemption and consistent with ASC Topic 480-10-S99-3A, the Company treated accretion in the same manner as a dividend paid to the shareholders in the calculation of the net income (loss) per ordinary share.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:

	For the Year Ended December 31, 2024		For the Period from December 18, 2023 (Inception) Through December 31, 2023
	Class A	Class A and B	Class A	Class A and B
	Redeemable	Non- Redeemable	Redeemable	Non- Redeemable
Basic net income (loss) per share:
Numerator:
Allocation of net income (loss)	$6,325,884	$2,465,990	$—	$(18,958)
Denominator:
Weighted-average shares outstanding	18,825,342	7,338,596	—	6,250,000
Basic income (loss) per share	$0.34	$0.34	$—	$(0.00)

	For the Year Ended December 31, 2024		For the Period from December 18, 2023 (Inception) Through December 31, 2023
	Class A	Class A and B	Class A	Class A and B
	Redeemable	Non- Redeemable	Redeemable	Non- Redeemable
Diluted net income (loss) per share:
Numerator:
Allocation of net income	$6,304,223	$2,487,651	$—	$—
Denominator:
Weighted-average shares outstanding	18,825,342	7,428,493	—	—
Diluted income per share	$0.33	$0.33	$—	$—

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2024 and 2023, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s Initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to possible redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Warrants (as defined in Note 3)), and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ (deficit) equity section of the Company’s balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against additional paid-in-capital (to the extent available) and accumulated deficit.

At December 31, 2024, the Class A ordinary shares subject to possible redemption reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	(1,437,500)
Class A ordinary shares issuance costs	(14,474,543)
Plus:
Accretion of carrying value to redemption value	24,534,690
Class A ordinary shares subject to possible redemption, December 31, 2024	$296,122,647

Warrant Instruments

The Company will account for the Public Warrants and Private Warrants (as defined in Note 4) issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging.” Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values.

Recent Accounting Standards

In November 2023, FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the CODM, as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the chief operating decision maker (“CODM”) and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 28,750,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Public Share and one-quarter of one warrant (each, a “Public Warrant” and collectively, the “Public Warrants”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per shares, subject to adjustments (see Note 7).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 725,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement. Each Unit consists of one Public Share and one-quarter of one warrant (each, a “Private Warrant”). Each Private Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per shares, subject to adjustments. Each warrant will become exercisable 30 days after the completion of the Initial Business Combination and will not expire except upon liquidation. If the Initial Business Combination is not completed within 24 months from the closing of the Initial Public Offering (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Initial Public Offering), the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

Note 5 — Related Party Transactions

Founder Shares

On December 18, 2023, the Company issued an aggregate of 7,187,500 Class B ordinary shares, $0.0001 par value (the “Founder Shares”), in exchange for a $25,000 payment (approximately $0.003 per share) from the Sponsor to cover certain expenses on behalf of the Company. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the Public Shares issuable upon conversion thereof. The Founder Shares are identical to the Public Shares included in the Units being sold in the Initial Public Offering except that the Founder Shares will automatically convert into Public Shares at the time of the Initial Business Combination (with such conversion taking place immediately prior to, simultaneously with, or immediately following the time of the Initial Business Combination, as may be determined by the directors of the Company) or earlier at the option of the holder and are subject to certain transfer restrictions, as described in more detail below. The Sponsor had agreed to forfeit up to an aggregate of 937,500 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on May 6, 2024, the 937,500 Founder Shares are no longer subject to forfeiture.

The Sponsor is not entitled to redemption rights with respect to any Founder Shares and any Public Shares held by the Sponsor in connection with the completion of the Initial Business Combination. If the Initial Business Combination is not completed within 24 months from the closing of the Initial Public Offering (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Initial Public Offering), the Sponsor is not entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by it.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of (1) six months after the completion of the Initial Business Combination or (2) subsequent to the Initial Business Combination (the date on which the Company consummates a transaction which results in the shareholder having the right to exchange its shares for cash, securities, or other property subject to certain limited exceptions).

Registration Rights

The holders of Founder Shares, Private Placement Units (and their underlying securities) and Units that may be issued upon conversion of working capital loans (and their underlying securities), if any, and any Class A ordinary shares issuable upon conversion of the Founder Shares and any Class A ordinary shares held by the initial shareholders at the completion of the Initial Public Offering or acquired prior to or in connection with the Initial Business Combination, are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the registration statement for the Initial Public Offering. These holders are entitled to make up to three demands and have “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Support Agreement

The Company entered into an agreement, commencing on May 2, 2024, that the Company will reimburse the Sponsor or an affiliate thereof in an amount equal to $30,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2024 and for the period from December 18, 2023 (inception) through December 31, 2023, the Company incurred and paid $235,161 and $0, respectively, for these services, respectively.

Related Party Loans

On December 18, 2023, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of up to $600,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2024, or the date on which the Company consummated the Initial Public Offering. As of December 31, 2024 and 2023, the outstanding balance on the Note was $0 and $37,500, respectively. On May 6, 2024, the outstanding balance under the Note was $314,295, of which $300,000 was repaid upon the consummation of the Initial Public Offering, leaving a remaining balance of $14,295. Subsequently, on May 8, 2024, the Company repaid the outstanding amount of $14,295 to the Sponsor.

Working Capital Loans

In addition, in order to finance transaction costs in connection with its Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes its Initial Business Combination, the Company would repay the Working Capital Loans. In the event that the Initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Sponsor makes any Working Capital Loans, up to $1,500,000 of such loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units and their underlying securities would be identical to the Private Placement Units. As of December 31, 2024 and 2023, the Company had no borrowings under the Working Capital Loans.

Note 6 — Commitments and Contingencies

Underwriters’ Agreement

The underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,750,000 Units to cover over-allotments, if any. On May 6, 2024, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase the additional 3,750,000 Units at a price of $9.80 per Unit, after giving effect to the upfront discount of 2%.

The underwriters were entitled to an upfront discount of 2.0% of the per Unit offering price, or $5,750,000 in the aggregate (including Units purchased in connection with the exercise of the over-allotment option). In addition, the underwriters agreed to reimburse the Company for certain expenses in connection with the Initial Public Offering. On May 6, 2024, the Company received a reimbursement from the underwriters of $1,808,750 at the Initial Public Offering. An additional fee of 3.5% of the gross offering proceeds, or $10,062,500 in the aggregate, of the gross offering proceeds is payable to the underwriters from the amount held in the Trust Account, only upon the Company’s completion of its Initial Business Combination (the “Deferred Discount”). The Deferred Discount will become payable to the underwriters from the amount held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Note 7 — Shareholders’ (Deficit) Equity

Preference Shares

The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2024 and 2023, there were no preference shares issued or outstanding.

Class A Ordinary Shares

The authorized ordinary shares of the Company include up to 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of Class A ordinary shares which the Company is authorized to issue at the same time as the Company’s shareholder votes on the Initial Business Combination to the extent the Company seeks shareholder approval in connection with the Initial Business Combination. Holders of the Company’s ordinary shares are entitled to one vote for each ordinary share (except as otherwise expressed in the Company’s amended and restated memorandum and articles of association). As of December 31, 2024, there are 725,000 Class A ordinary shares issued and outstanding, excluding 28,750,000 Class A shares subject to possible redemption. As of December 31, 2023, there were no Class A ordinary shares issued and outstanding.

Class B Ordinary Shares

The Company is authorized to issue a total of 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On May 6, 2024, as a result of the underwriters’ election to fully exercise their over-allotment option, an aggregate of 937,500 Founder Shares are no longer subject to forfeiture. As of December 31, 2024 and 2023, there were 7,187,500 Founder Shares issued and outstanding.

Warrants

As of December 31, 2024, there are 7,368,750 Warrants (7,187,500 Public Warrants and 181,250 Private Warrants) outstanding. Each whole warrant entitles the holder thereof to purchase one whole Class A ordinary share at a price of $11.50 per share, subject to adjustment as described herein, at any time commencing 30 days after the completion of the Initial Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a “cashless basis” under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company did not register the Public Shares issuable upon exercise of the warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the Initial Business Combination, the Company will use its commercially best efforts to file with the SEC a post-effective amendment to the registration statement or a new registration statement registering, under the Securities Act, the issuance of the Public Shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the applicable warrant agreement. Notwithstanding the above, if the Public Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash when the price per Class A ordinary shares equals or exceeds $18.00. Beginning 30 days after completion of the Initial Business Combination, the Company may redeem the outstanding Public Warrants for cash:

•
In whole and not in part;
•
At a price of $0.01 per warrant;
•
Upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and
•
if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders. The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout such 30 trading day period and the 30-day redemption period.

The Private Warrants contained in the Private Placement Units are non-redeemable. The Private Warrants may also be exercised for cash or on a “cashless basis.” The Private Warrants will not expire except upon liquidation.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

As of December 31, 2024, assets held in the Trust Account were comprised of $2,216 in cash and $296,133,481 invested in U.S. Treasury Bills.

Held to Maturity	Level	Amortized Cost	Unrealized Gain (Loss)	Fair Value
December 31, 2024
Cash invest in money markets	1	$2,216	—	$2,216
U.S. Treasury Securities (Matured on 02/06/25)	1	$296,120,431	$13,050	$296,133,481

The Public Warrants were valued using a Lattice methodology. The public warrants have been classified within shareholders’ (deficit) equity and will not require remeasurement after issuance. The Public Warrants are a Level 3 measurement. On May 6, 2024, a fair value of $0.20 per Public Warrant was determined. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

May 6, 2024
Market price of public shares	$9.76
Term (years)	6.61
Risk-free rate	4.43%
Volatility	5.0%
Market pricing adjustment	15.0%

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers for the year ended December 31, 2024.

Note 9 — Segment Reporting

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	December 31, 2024	December 31, 2023
Trust Account	$296,122,647	$—
Cash	$2,412,564	$—

	For the Year Ended December 31, 2024	For the Period from December 18, 2023 (Inception) Through December 31, 2023
General and administrative costs	$830,773	$18,958
Interest income earned on Trust Account	$9,622,647	$—

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the statements of operations and described within their respective disclosures.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, except as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

CHURCHILL CAPITAL CORP IX

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets:
Current assets:
Cash	$178,774	$2,412,564
Prepaid expenses	31,414	6,179
Short-term prepaid insurance	259,794	430,995
Total current assets	469,982	2,849,738
Long-term prepaid insurance	—	152,045
Marketable securities and cash held in Trust Account	304,540,620	296,122,647
Total Assets	$305,010,602	$299,124,430
Liabilities, Class A Ordinary Shares Subject to Redemption and Shareholders’ Deficit:
Current liabilities:
Accrued expenses	$81,227	$75,000
Total current liabilities	81,227	75,000
Deferred underwriting fee payable	10,062,500	10,062,500
Total Liabilities	10,143,727	10,137,500
Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, 28,750,000 shares at redemption value of approximately $10.59 and $10.30 per share as of September 30, 2025 and December 31, 2024, respectively	304,540,620	296,122,647
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 725,000 issued and outstanding (excluding 28,750,000 shares subject to possible redemption) as of September 30, 2025 and December 31, 2024	73	73
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued and outstanding as of September 30, 2025 and December 31, 2024	719	719
Additional paid-in capital	—	—
Accumulated deficit	(9,674,537)	(7,136,509)
Total Shareholders’ Deficit	(9,673,745)	(7,135,717)
Total Liabilities, Class A Ordinary Shares Subject to Redemption and Shareholders’ Deficit	$305,010,602	$299,124,430

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CHURCHILL CAPITAL CORP IX

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30, 2025	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2025	Nine Months Ended September 30, 2024
General and administrative expenses	$915,912	$257,879	$3,538,028	$580,133
Loss from operations	(915,912)	(257,879)	(3,538,028)	(580,133)
Other income:
Interest income earned on Trust Account	3,239,348	3,820,235	9,417,973	6,081,124
Total other income	3,239,348	3,820,235	9,417,973	6,081,124
Net income	$2,323,436	$3,562,356	$5,879,945	$5,500,991
Basic and diluted weighted average Class A redeemable ordinary shares outstanding	28,750,000	28,750,000	28,750,000	15,480,769
Basic and diluted net income per Class A redeemable ordinary share	$0.06	$0.10	$0.16	$0.24
Basic weighted average non-redeemable Class A and B ordinary shares outstanding	7,912,500	7,912,500	7,912,500	7,145,192
Basic net income per non-redeemable Class A and B ordinary share	$0.06	$0.10	$0.16	$0.24
Diluted weighted average non-redeemable Class A and B ordinary shares outstanding	7,912,500	7,912,500	7,912,500	7,265,385
Diluted net income per non-redeemable Class A and B ordinary share	$0.06	$0.10	$0.16	$0.24

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CHURCHILL CAPITAL CORP IX

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2025	725,000	$73	7,187,500	$719	$—	$(7,136,509)	$(7,135,717)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(2,997,592)	(2,997,592)
Net income	—	—	—	—	—	2,714,137	2,714,137
Balance as of March 31, 2025	725,000	73	7,187,500	719	—	(7,419,964)	(7,419,172)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(2,181,033)	(2,181,033)
Net income	—	—	—	—	—	842,372	842,372
Balance as of June 30, 2025	725,000	73	7,187,500	719	—	(8,758,625)	(8,757,833)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(3,239,348)	(3,239,348)
Net income	—	—	—	—	—	2,323,436	2,323,436
Balance as of September 30, 2025	725,000	$73	7,187,500	$719	$—	$(9,674,537)	$(9,673,745)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit) Equity
Balance as of January 1, 2024	—	$—	7,187,500	$719	$24,281	$(18,958)	$6,042
Net loss	—	—	—	—	—	(24,092)	(24,092)
Balance as of March 31, 2024	—	—	7,187,500	719	24,281	(43,050)	(18,050)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(8,625,265)	(8,547,667)	(17,172,932)
Sale of Private Placement Units	725,000	73	—	—	7,249,927	—	7,250,000
Fair Value of Public Warrants at issuance	—	—	—	—	1,437,500	—	1,437,500
Allocated value of transaction costs to Public Warrants and Private Units	—	—	—	—	(86,443)	—	(86,443)
Net income	—	—	—	—	—	1,962,727	1,962,727
Balance as of June 30, 2024	725,000	73	7,187,500	719	—	(6,627,990)	(6,627,198)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(3,820,235)	(3,820,235)
Net income	—	—	—	—	—	3,562,356	3,562,356
Balance as of September 30, 2024	725,000	$73	7,187,500	$719	$—	$(6,885,869)	$(6,885,077)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CHURCHILL CAPITAL CORP IX

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,
	2025	2024
Cash Flows from Operating Activities:
Net income	$5,879,945	$5,500,991
Adjustments to reconcile net income to net cash used in operating activities:
Formation and operating expenses paid by Sponsor	—	44,020
Interest income earned on Trust Account	(9,417,973)	(6,081,124)
Changes in operating assets and liabilities:
Prepaid expenses	(25,235)	(12,376)
Prepaid insurance	323,246	(690,789)
Accrued expenses	6,227	56,041
Net cash used in operating activities	(3,233,790)	(1,183,237)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(287,500,000)
Cash withdrawn from Trust Account for working capital purposes	1,000,000	—
Net cash provided by (used in) investing activities	1,000,000	(287,500,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	281,750,000
Proceeds from sale of Private Placement Units	—	7,250,000
Underwriters’ reimbursement	—	1,808,750
Repayment of promissory note - related party	—	(314,295)
Payment of offering costs	—	(261,960)
Net cash provided by financing activities	—	290,232,495
Net Change in Cash	(2,233,790)	1,549,258
Cash – Beginning of period	2,412,564	—
Cash – End of period	$178,774	$1,549,258
Non-cash investing and financing activities:
Deferred underwriting fee payable	$—	$10,062,500

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

Note 1 — Description of Organization and Business Operations

Organization and General

Churchill Capital Corp IX (the “Company”) was incorporated as a Cayman Islands exempted company on December 18, 2023. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”) that the Company, as of its incorporation, had not yet identified (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

The Company has two direct wholly owned subsidiaries, AL Merger Sub I, Inc. (“Merger Sub I”), a Delaware corporation and AL Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”, and collectively with “Merger Sub I”, the “Merger Subs”). The Merger Subs were incorporated/formed on June 2, 2025 for the sole purposes of effecting the PlusAI Business Combination (as defined below).

As of September 30, 2025, the Company had not yet commenced operations. All activity for the period from December 18, 2023 (inception) through September 30, 2025 relates to (i) the Company’s formation and the initial public offering (“Initial Public Offering”), and (ii) subsequent to the Initial Public Offering, identifying a target company for an initial Business Combination and activities in connection with attempting to complete the PlusAI Business Combination (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

Sponsor and Initial Public Offering

The Company’s sponsor is Churchill Sponsor IX LLC (the “Sponsor”), an affiliate of M. Klein and Company, LLC. The registration statement for the Company’s Initial Public Offering (the “IPO Registration Statement”) was declared effective on May 1, 2024. On May 6, 2024, the Company consummated the Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units, at $10.00 per Unit, generating gross proceeds of $287,500,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 725,000 private placement units (the “Private Placement Units”) to the Sponsor at a price of $10.00 per Unit, or $7,250,000 in the aggregate, which is described in Note 4.

Transaction costs amounted to $14,560,986, consisting of $5,750,000 of upfront discount to the underwriters, $10,062,500 of deferred underwriting fees, and $557,236 of other offering costs, offset by a reimbursement from the underwriters of $1,808,750.

The Trust Account

Following the closing of the Initial Public Offering, on May 6, 2024, an amount of $287,500,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in the trust account (the “Trust Account”). The proceeds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred eighty-five (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 (the “Investment Company Act”) and that invest only in direct U.S. government obligations and may at any time be held as cash or cash items, including in demand deposit accounts at a bank. Funds will remain in the Trust Account until the earlier of (i) the consummation of the initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

The Company’s amended and restated memorandum and articles of association provide that, other than the permitted withdrawals (as defined below), if any, none of the funds held in the Trust Account will be released until the earlier of (i) the completion of the initial Business Combination; (ii) the redemption of any Public Shares that have been properly submitted in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) in a manner that would affect the substance or timing of its obligation to redeem 100% of the Public Shares if it does not complete an initial Business Combination within 24 months from the closing of the Initial Public Offering (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Initial Public Offering) (such 24 or 27 month period, as may be amended, the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of the Public Shares or pre-initial Business Combination activity; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an initial Business Combination within the Combination Period. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders. As of September 30, 2025, the Company has entered into the Merger Agreement (as defined below), as such the Company has until August 6, 2026 to complete its initial Business Combination.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, will either (i) seek shareholder approval of the initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (net of amounts withdrawn to fund the working capital requirements, subject to an annual limit of $1,000,000, and to pay taxes (“permitted withdrawals”)), or (ii) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest less permitted withdrawals. The decision as to whether the Company will seek shareholder approval of the initial Business Combination or will allow shareholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by law or under Nasdaq rules.

Pursuant to the Company’s amended and restated memorandum and articles of association if the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned (which interest shall be net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the holders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors (the “Board”), dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor, officers and directors are not entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the initial Business Combination

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

within the Combination Period. However, if the Sponsor and management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an initial Business Combination, the Company’s shareholders are entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. The Company’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that the Company will provide its shareholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the initial Business Combination, subject to the limitations described herein.

Merger Agreement

On June 5, 2025, the Company entered into an Agreement and Plan of Merger and Reorganization (as amended by Amendment No. 1 dated September 8, 2025 (as defined below) and Amendment No. 2 dated September 18, 2025 (as defined below) and as may be further amended, modified, supplemented or waived from time to time, the “Merger Agreement”) by and among the Company, Merger Sub I, Merger Sub II and Plus Automation, Inc., a Delaware corporation (“PlusAI”). Pursuant to the Merger Agreement, and on the terms and subject to the satisfaction or waiver of the conditions set forth therein, the parties thereto intend to effect a business combination transaction by which Merger Sub I will merge with and into the PlusAI, with PlusAI continuing as the surviving corporation and a wholly-owned subsidiary of the Company (“First Merger”), and immediately following the First Merger, the surviving corporation of the First Merger will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”). The proposed Mergers are expected to be consummated following the receipt of the required approval by the shareholders of the Company and PlusAI and the satisfaction or waiver of certain other closing conditions set forth in the Merger Agreement. The transactions contemplated by the Merger Agreement, including the Mergers, will be referred to as the “PlusAI Business Combination.”

On September 8, 2025, the Company, Merger Sub I, Merger Sub II and PlusAI entered into Amendment No. 1 to the Merger Agreement (“Amendment No. 1”) to clarify that shares of PlusAI common stock issued as a result of the exercise of PlusAI options issued pursuant to a certain PlusAI compensation plan will be exchanged, at the effective time of the Mergers, for the right to receive shares of Class B common stock equal to the exchange ratio (as defined in the Merger Agreement) of the post-closing company.

On September 18, 2025, the Company, Merger Sub I, Merger Sub II and PlusAI entered into Amendment No. 2 to the Merger Agreement (“Amendment No. 2”) to remove the closing condition that the Company must have $100 million in Available Closing SPAC Cash (as defined in the Merger Agreement).

On September 18, 2025, the Company, the Sponsor and the Insiders entered into the Sponsor Agreement Amendment to remove certain provisions of the Sponsor Agreement which would have required 1,078,125 of the Company’s Founder Shares held by the Sponsor to become unvested as of the Closing and vested upon the occurrence of certain conditions or were forfeited.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, Amendment No. 1 and Amendment No. 2, copies of which are filed as Exhibit 2.1 to the Current Report on Form 8-K dated June 6, 2025, and Exhibit 2.1 and Exhibit 2.2, respectively, to this Quarterly Report on Form 10-Q.

Risks and Uncertainties

The Company’s ability to complete an initial Business Combination may be adversely affected by various factors, many of which are beyond the Company’s control. The Company’s ability to consummate an initial Business Combination could be impacted by, among other things, changes in laws or regulations, downturns in the financial markets or in economic conditions, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. The Company cannot at this time predict

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s ability to complete an initial Business Combination.

Liquidity, Capital Resources and Going Concern

As of September 30, 2025, the Company had $178,774 of cash and a working capital surplus of $388,755. In order to finance working capital deficit or to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes its initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. If the Sponsor makes any Working Capital Loans, up to $1,500,000 of the Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit at the option of the lender. The units and the underlying securities would be identical to the Private Placement Units.

Additionally, to fund working capital, the Company has permitted withdrawals available up to an annual limit of $1,000,000. These permitted withdrawals are limited to only the interest available that has been earned in excess of the initial deposit at the Initial Public Offering. During the year ended December 31, 2024, the Company had withdrawn $1,000,000 in interest for working capital purposes and had no further amounts available for permitted withdrawals until May 6, 2025, which was the 1-year anniversary of the Initial Public Offering. For the three and nine months ended September 30, 2025, the Company withdrew another $1,000,000 in interest from the Trust Account for working capital purposes and has no further amounts available for permitted withdrawals until May 6, 2026, which is the 2-year anniversary of the Initial Public Offering. As of September 30, 2025, no further amounts are available for withdrawal until May 6, 2026.

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standard Codification (“ASC”) 205-40, “Going Concern,” as of September 30, 2025, the Company does not believe it will have sufficient funds for the working capital needs of the Company until a minimum of one year from the date of these financial statements.

Moreover, the Company will need to obtain additional financing either to complete its Business Combination or because the Company becomes obligated to redeem a significant number of Public Shares upon completion of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company’s liquidity condition and mandatory liquidation in the event the Company does not complete a Business Combination within the Combination Period raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year from the date of the accompanying unaudited condensed consolidated financial statements. Management plans to address this uncertainty by completing a Business Combination. If a Business Combination is not consummated by the end of the Combination Period, currently August 6, 2026, there will be a mandatory liquidation and subsequent dissolution of the Company, which raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete the initial Business Combination before the end of the Combination Period. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of Combination Period.

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 31, 2025. The interim results for the three and nine months ended September 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

Principles of Consolidation

On June 2, 2025, the Merger Subs were formed.

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company Status

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $178,774 and $2,412,564 in cash and no cash equivalents as of September 30, 2025 and December 31, 2024, respectively.

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

Marketable Securities and Cash Held in Trust Account

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320, “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts. At September 30, 2025, $304,575,975 was invested in U.S. Treasury Securities and $308 was held in cash, at an amortized cost of $304,540,312 as reflected on the accompanying condensed consolidated balance sheet (see Note 8). At December 31, 2024, $296,133,481 was invested in U.S. Treasury Securities and $2,216 was invested in money market funds at an amortized cost of $296,120,431 as reflected on the accompanying condensed consolidated balance sheet (see Note 8).

To fund working capital, the Company has permitted withdrawals available up to an annual limit of $1,000,000. These permitted withdrawals are limited to only the interest available that has been earned in excess of the initial deposit at the Initial Public Offering. During the year ended December 31, 2024, the Company withdrew $1,000,000 in interest for working capital purposes, and had no further amounts available for permitted withdrawals until May 6, 2025, which was the 1-year anniversary of the Initial Public Offering. For the three and nine months ended September 30, 2025, the Company had withdrawn another $1,000,000 in interest from the Trust Account for working capital purposes, and has no further amounts available for permitted withdrawals until May 6, 2026, which is the 2-year anniversary of the Initial Public Offering.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Public Shares were charged to temporary equity, and offering costs allocated to the Private Placement Units and Public Warrants (see Note 4) were charged to shareholders’ deficit.

Transaction costs amounted to $14,560,986, consisting of $5,750,000 of upfront discount to the underwriters, $10,062,500 of deferred underwriting fees, and $557,236 of other offering costs, offset by a reimbursement from the underwriters of $1,808,750.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed consolidated balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income per ordinary share is calculated by dividing the net income by the weighted average ordinary shares outstanding for the respective period. Diluted net income per share attributable to ordinary shareholders adjusts the basic net income per share attributable to ordinary shareholders and the weighted-average ordinary shares outstanding for the potentially dilutive impact of outstanding warrants. However, because the warrants are anti-dilutive, diluted income per ordinary share is the same as basic income per ordinary share for the periods presented.

With respect to the accretion of Class A ordinary shares subject to possible redemption and consistent with ASC Topic 480-10-S99-3A, the Company treated accretion in the same manner as a dividend paid to the shareholders in the calculation of the net income per ordinary share.

The following table reflects the calculation of basic and diluted net income per ordinary share:

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2025		2024		2025		2024
	Redeemable	Non-Redeemable Class A	Redeemable	Non- Redeemable Class A	Redeemable	Non- Redeemable Class A	Redeemable	Non- Redeemable Class A
	Class A	and Class B	Class A	and Class B	Class A	and Class B	Class A	and Class B
Basic net income per share:
Numerator:
Allocation of net income	$1,821,992	$501,444	$2,793,528	$768,828	$4,610,935	$1,269,010	$3,763,799	$1,737,192
Denominator:
Weighted-average shares outstanding	28,750,000	7,912,500	28,750,000	7,912,500	28,750,000	7,912,500	15,480,769	7,145,192
Basic income per share	0.06	0.06	0.10	0.10	0.16	0.16	0.24	0.24
Diluted net income per share:
Numerator:
Allocation of net income	$1,821,992	$501,444	$2,793,528	$768,828	$4,610,935	$1,269,010	$3,743,911	$1,757,080
Denominator:
Weighted-average shares outstanding	28,750,000	7,912,500	28,750,000	7,912,500	28,750,000	7,912,500	15,480,769	7,265,385
Diluted income per share	$0.06	$0.06	$0.10	$0.10	$0.16	$0.16	$0.24	$0.24

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2025, and December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to possible redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Warrants), and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at September 30, 2025 and December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets.

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

At September 30, 2025 and December 31, 2024, the Class A ordinary shares subject to redemption reflected in the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	(1,437,500)
Public Shares issuance costs	(14,474,543)
Plus:
Accretion of carrying value to redemption value	24,534,690
Class A ordinary shares subject to possible redemption, December 31, 2024	296,122,647
Plus:
Accretion of carrying value to redemption value	2,997,592
Class A ordinary shares subject to possible redemption, March 31, 2025	299,120,239
Plus:
Accretion of carrying value to redemption value	2,181,033
Class A ordinary shares subject to possible redemption, June 30, 2025	301,301,272
Plus:
Accretion of carrying value to redemption value	3,239,348
Class A ordinary shares subject to possible redemption, September 30, 2025	$304,540,620

Warrant Instruments

The Company will account for the Public Warrants (as defined in Note 3) and Private Warrants (as defined in Note 4) issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging.” Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values.

Recent Accounting Standards

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”). ASU 2025-03 changes how companies determine the accounting acquirer in certain business combinations involving variable interest entities. The new guidance requires considering the factors used for other acquisition transactions to assess which party is the accounting acquirer. ASU 2025-03 is effective for the Company’s annual reporting periods beginning on January 1, 2027. Early adoption is permitted. The Company early adopted ASU 2025-03 on July 1, 2025. ASU 2025-03 impacts the accounting for the de-SPAC Transaction.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 28,750,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,750,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Public Share and one-quarter of one warrant (each, a “Public Warrant” and collectively, the “Public Warrants”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustments (see Note 7).

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 725,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement. Each Private Placement Unit consists of one Class A Ordinary Share and one-quarter of one warrant (each, a “Private Warrant”). Each Private Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustments. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will not expire except upon liquidation. If the initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

Note 5 — Related Party Transactions

Founder Shares

On December 18, 2023, the Company issued an aggregate of 7,187,500 Class B ordinary shares, $0.0001 par value (the “Founder Shares”), in exchange for a $25,000 payment (approximately $0.003 per share) from the Sponsor to cover certain expenses on behalf of the Company. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the Public Shares issuable upon conversion thereof. The Founder Shares are identical to the Public Shares included in the Units being sold in the Initial Public Offering except that the Founder Shares will automatically convert into Public Shares at the time of the initial Business Combination (with such conversion taking place immediately prior to, simultaneously with, or immediately following the time of the initial Business Combination, as may be determined by the directors of the Company) or earlier at the option of the holder and are subject to certain transfer restrictions, as described in more detail below. The Sponsor had agreed to forfeit up to an aggregate of 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on May 6, 2024, the 937,500 Founder Shares are no longer subject to forfeiture.

The Sponsor is not entitled to redemption rights with respect to any Founder Shares and any Public Shares held by the Sponsor in connection with the completion of the initial Business Combination. If the initial Business Combination is not completed within the Combination Period, the Sponsor is not entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by it.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of (A) six months after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination (the date on which the Company consummates a transaction which results in the shareholders having the right to exchange their shares for cash, securities, or other property, subject to certain limited exceptions).

Registration Rights

The holders of Founder Shares, Private Placement Units (and their underlying securities) and Units that may be issued upon conversion of Working Capital Loans (and their underlying securities), if any, and any Class A ordinary shares issuable upon conversion of the Founder Shares and any Class A ordinary shares held by the initial shareholders at the completion of the Initial Public Offering or acquired prior to or in connection with the initial Business Combination, are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the IPO Registration Statement. These holders are entitled to make up to three demands and have “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Support Agreement

The Company entered into an agreement, commencing on May 2, 2024, that the Company will reimburse the Sponsor or an affiliate thereof in an amount equal to $30,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2025, the

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

Company incurred and paid $90,000 and $270,000, respectively, for these services. For the three and nine months ended September 30, 2024, the Company incurred and paid $90,000 and $145,161, respectively, for these services.

Director Agreements

On July 30, 2025, the Company entered into director agreements (each, a “Director Agreement” and, together, the “Director Agreements”) with each of the three independent directors of the Company, pursuant to which, in connection with each director’s continuing service as a director of the Company, the Company agreed to pay each director a cash compensation of $75,000 per annum, beginning on the later of their date of appointment and April 1, 2025. For the three and nine months ended September 30, 2025, the Company incurred $56,250 and $108,750 in fees related to the Director Agreements, respectively, and $56,250 is included in accrued expenses within the condensed consolidated balance sheets as of September 30, 2025 and none as of December 31, 2024. For the three and nine months ended September 30, 2024, the Company did not incur any fees related to the Director Agreements. A form of the Director Agreement is incorporated by reference as Exhibit 10.2 to this Quarterly Report on Form 10-Q.

Related Party Loans

On December 18, 2023, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of up to $600,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2024, or the date on which the Company consummated the Initial Public Offering. On May 6, 2024, the outstanding balance under the Note was $314,295, of which $300,000 was repaid upon the consummation of the Initial Public Offering, leaving a remaining balance of $14,295. Subsequently, on May 8, 2024, the Company repaid the outstanding amount of $14,295 to the Sponsor. As of September 30, 2025 and December 31, 2024, the outstanding balance on the Note was $0. Borrowings are no longer allowed under this promissory note.

Working Capital Loans

In addition, in order to finance transaction costs in connection with its initial Business Combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, provide Working Capital Loans to the Company, as may be required. If the Company completes its initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Sponsor makes any Working Capital Loans, up to $1,500,000 of such loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units and their underlying securities would be identical to the Private Placement Units. As of September 30, 2025 and December 31, 2024, the Company had no borrowings under the Working Capital Loans.

Note 6 — Commitments and Contingencies

Underwriting Agreement

The underwriters had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,750,000 Units to cover over-allotments, if any. On May 6, 2024, simultaneously with the closing of the Initial Public Offering, the underwriters elected to fully exercise the over-allotment option to purchase the additional 3,750,000 Units at a price of $9.80 per Unit, after giving effect to the upfront discount of 2%.

The underwriters were entitled to an upfront discount of 2.0% of the per Unit offering price, or $5,750,000 in the aggregate (including Units purchased in connection with the exercise of the over-allotment option). In addition, the underwriters agreed to reimburse the Company for certain expenses in connection with the Initial Public Offering. On May 6, 2024, the Company received a reimbursement from the underwriters of $1,808,750 at the Initial Public Offering. An additional fee of 3.5% of the gross offering proceeds, or $10,062,500 in the aggregate, is payable to the underwriters from the amount held in the Trust Account, only upon the Company’s completion of its initial Business Combination (the “Deferred Discount”). The Deferred Discount will become

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

payable to the underwriters from the amount held in the Trust Account solely in the event the Company completes its initial Business Combination.

On June 4, 2025, the Company entered into an advisory agreement (the “Advisory Agreement”) with Citigroup Global Markets Inc. (the “advisor”) to provide capital market advisory services in connection with the completion of a Business Combination with an identified target. If a Business Combination is consummated with the identified target, the advisor will be entitled to a cash fee of $7,000,000 (the “fee”), payable at the closing of the Business Combination. At the discretion of the Company and PlusAI, the Company and PlusAI in their sole discretion may pay up to an additional $3,000,000 fee in connection with the advisor’s performance. The advisor is also entitled to reimbursement of reasonable incurred expenses that shall not exceed $500,000 without the Company’s prior written consent. If the fee in connection with the Advisory Agreement is paid, the advisor waives its right to its portion of the deferred underwriting fee pursuant to that certain Underwriting Agreement, dated May 1, 2024. As the fee is contingent on the closing of a Business Combination that is not considered probable as of September 30, 2025, no expense has been recorded.

Legal and Due Diligence Fees

On April 22, 2025, the Company entered into an agreement for legal services. All fees related to the agreement are contingent upon the completion of a Business Combination. Upon the completion of the Business Combination, in addition to payment of incurred fees, the Company will pay a premium ranging from 50% to 100% of the fees incurred, with the percentage paid to be determined at the discretion of the Company. As of September 30, 2025, the Company has incurred $2,880,000 of fees in connection with the agreement. These fees are not reflected in the condensed consolidated financial statements and will be recorded when the Business Combination is considered probable.

On May 2, 2025, the Company entered into an agreement for due diligence services. The total fee related to the due diligence services was $1,050,000, of which $900,000 was paid and included in the condensed consolidated statements of operations. The remaining $150,000 is subject to customer satisfaction and due upon the consummation of a Business Combination. The remaining amount is not reflected in the condensed consolidated financial statements.

Merger Agreement

On June 5, 2025, the Company entered into the Merger Agreement (as amended by Amendment No. 1 and Amendment No. 2 and as may be further amended, modified, supplemented or waived from time to time) by and among the Company, Merger Sub I, Merger Sub II and PlusAI. Pursuant to the Merger Agreement, and on the terms and subject to the satisfaction or waiver of the conditions set forth therein, the parties thereto intend to effect a Business Combination transaction by which Merger Sub I will merge with and into PlusAI, with PlusAI continuing as the surviving corporation and a wholly-owned subsidiary of the Company (“First Merger”), and immediately following the First Merger, the surviving corporation of the First Merger will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity.

Note 7 — Shareholders’ Deficit

Preference Shares

The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board. As of September 30, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

Class A Ordinary Shares

The Company is authorized to issue up to 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of Class A ordinary shares which the Company is authorized to issue at the same time as the Company’s shareholders vote on the initial Business Combination, to the extent the Company seeks shareholder approval in connection with the initial Business Combination. Holders of the Company’s ordinary shares are entitled to one vote for each ordinary share (except as otherwise expressed in the Company’s amended and restated memorandum and articles of association). As of September 30, 2025 and December 31, 2024, there are 725,000 Class A ordinary shares issued and outstanding, excluding 28,750,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares

The Company is also authorized to issue a total of 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On May 6, 2024, as a result of the underwriters’ election to fully exercise their over-allotment option, an aggregate of 937,500 Founder Shares are no longer subject to forfeiture. As of September 30, 2025 and December 31, 2024, there were 7,187,500 Founder Shares issued and outstanding.

Warrants

As of September 30, 2025 and December 31, 2024, there are 7,368,750 Warrants (7,187,500 Public Warrants and 181,250 Private Warrants) outstanding. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as described herein, at any time commencing 30 days after the completion of the initial Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a “cashless basis” under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Public Warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company did not register the Public Shares issuable upon exercise of the warrants at the time of the Initial Public Offering. However, the Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially best efforts to file with the SEC a post-effective amendment to the registration statement or a new registration statement registering, under the Securities Act, the issuance of the Public Shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the applicable warrant agreement. Notwithstanding the above, if the Public Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Beginning 30 days after completion of the initial Business Combination, the Company may redeem the outstanding Public Warrants for cash:

•
in whole and not in part;
•
at a price of $0.01 per warrant;
•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

•
if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders. The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout such 30 trading day period and the 30-day redemption period.

The Private Warrants contained in the Private Placement Units are non-redeemable.

The Private Warrants may also be exercised for cash or on a “cashless basis.” The Private Warrants will not expire except upon liquidation.

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

As of September 30, 2025, assets held in the Trust Account were comprised of $308 in cash and $304,575,975 invested in U.S. Treasury Bills.

As of December 31, 2024, assets held in the Trust Account were comprised of $2,216 in cash and $296,133,481 invested in U.S. Treasury Bills.

	Amortized Cost	Unrealized Gain	Fair Value
September 30, 2025
Cash held in Trust Account	$308	—	$308
U.S. Treasury Securities (Matured on 10/02/25)	$304,540,312	$35,663	$304,575,975
December 31, 2024
Cash held in money markets	$2,216	—	$2,216
U.S. Treasury Securities (Matured on 02/06/25)	$296,120,431	$13,050	$296,133,481

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

The Public Warrants were valued using a Lattice methodology. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The Public Warrants are a Level 3 measurement. On May 6, 2024, a fair value of $0.20 per Public Warrant was determined. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

May 6, 2024
Market price of Public Shares	$9.76
Term (years)	6.61
Risk-free rate	4.43%
Volatility	5.0%
Market pricing adjustment	15.0%

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers for the three and nine months ended September 30, 2025.

Note 9 — Segment Reporting

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Chief Operating Decision Maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the condensed consolidated statements of operations as net income or loss. The measure of segment assets is reported on the condensed consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	September 30, 2025	December 31, 2024
Marketable securities and cash held in Trust Account	$304,540,620	$296,122,647
Cash	$178,774	$2,412,564

	For the Three Months Ended September 30, 2025	For the Three Months Ended September 30, 2024
General and administrative expenses	$915,912	$257,879
Interest income earned on Trust Account	$3,239,348	$3,820,235

	For the Nine Months Ended September 30, 2025	For the Nine Months Ended September 30, 2024
General and administrative expenses	$3,538,028	$580,133
Interest income earned on Trust Account	$9,417,973	$6,081,124

CHURCHILL CAPITAL CORP IX

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2025

(UNAUDITED)

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Investment Management Trust Agreement, dated May 1, 2024, by and between the Company and Continental Stock Transfer & Trust Company, as trustee.

General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative expenses, as reported on the condensed consolidated statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the condensed consolidated statements of operations and described within their respective disclosures.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

2 Given the fundamental shift in the business of PlusAI as a result of the Restructuring, including the business model, products offered, customers targeted, and geographic regions in which business is conducted, this proxy statement/prospectus omits financial statements for the seven months ended July 31, 2023, the period that preceded the Restructuring, Pursuant to the SEC’s authority in Rule 3-13 of Regulation S-X, we have been permitted to substitute audited consolidated financial statements for the six months ended June 30, 2025 for the consolidated financial statements for the seven months ended July 31, 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Plus Automation, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Plus Automation, Inc. and its subsidiaries (the “Company”) as of December 31, 2023, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the five months ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the five months ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations, negative cash flows from operations and its cash and cash equivalents are not sufficient to complete its planned activities for the next twelve months. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BPM LLP

We served as the Company’s auditor in 2025.

San Jose, California

September 18, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Plus Automation, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Plus Automation, Inc. and subsidiaries (the “Company”) as of December 31, 2024 and June 30, 2025, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for the year ended December 31, 2024 and the six months ended June 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and June 30, 2025, and the results of its operations and its cash flows for the year ended December 31, 2024 and the six months ended June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the December 31, 2024 and June 30, 2025 Financial Statements

As discussed in Note 18 to the financial statements, the accompanying December 31, 2024 and June 30, 2025 financial statements have been restated to correct a misstatement.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has Simple Agreements for Future Equity with redeemable features. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

September 18, 2025 (December 30, 2025 as to the effect of the restatement discussed in Note 18)

We have served as the Company's auditor since 2025.

PLUS AUTOMATION, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,		As of June 30,
	2023	2024	2025
		(As Restated)	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$78,435	$49,754	$15,158
Short-term marketable securities	1,779	454	494
Accounts and other receivables	5,715	1,436	527
Deferred offering costs	—	—	4,087
Prepaid expenses and other current assets	3,139	3,607	3,515
Total current assets	89,068	55,251	23,781
Long-term investment	30,621	29,295	20,000
Property and equipment, net	4,251	2,800	2,411
Operating lease right-of-use assets	4,662	2,580	1,499
Other noncurrent assets	1,467	298	313
Total assets	$130,069	$90,224	$48,004
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,225	$2,092	$4,320
Advance payments	1,278	122	82
Operating lease liabilities, current	2,373	2,374	1,434
Accrued compensation and benefits	2,078	2,185	1,313
Discounted options liability	—	808	2,365
Simple agreements for future equity, current	—	24,756	28,583
Accrued and other current liabilities	2,534	1,977	2,518
Total current liabilities	9,488	34,314	40,615
Operating lease liabilities, noncurrent	2,838	561	173
Discounted options liability, noncurrent	627	—	—
Warrant liabilities	10,812	13,242	17,770
Simple agreements for future equity, noncurrent	10,000	2,780	6,134
Share-based awards liabilities	680	451	514
Other noncurrent liabilities	77	76	78
Total liabilities	34,522	51,424	65,284

Commitments and contingencies (Note 5)

Redeemable convertible preferred stock, $0.000002 par value; 1,953,124,877 shares authorized; 952,548,647 shares issued and outstanding as of December 31, 2023, December 31, 2024, and June 30, 2025; aggregate minimum liquidation preference of $497,292, $547,045, $573,508 at December 31, 2023, December 31, 2024, and June 30, 2025, respectively	487,964	517,790	550,416
Stockholders’ Deficit:
Class A common stock, $0.000002 par value; 22,718,203,023 shares authorized; 89,381,496, 91,043,276, 95,124,840 shares issued and outstanding as of December 31, 2023, December 31, 2024, and June 30, 2025, respectively	—	—	—
Class B common stock, $0.000002 par value; 328,672,100 shares authorized, issued, and outstanding as of December 31, 2023, December 31, 2024, and June 30, 2025	1	1	1
Additional paid-in capital	—	—	—
Accumulated deficit	(392,318)	(478,976)	(567,474)
Accumulated other comprehensive loss	(100)	(15)	(223)
Total stockholders’ deficit	(392,417)	(478,990)	(567,696)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$130,069	$90,224	$48,004

The accompanying notes are an integral part of these consolidated financial statements.

PLUS AUTOMATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	For the Five Months Ended December 31, 2023	For the Year Ended December 31, 2024	For the Six Months Ended June 30, 2025
Revenue	$10	$132	$41
Operating expenses:
Research and development	12,871	39,745	28,227
Sales, marketing, general and administrative	8,194	18,043	9,799
Total operating expenses	21,065	57,788	38,026
Loss from operations	(21,055)	(57,656)	(37,985)
Other income (expense):
Interest income	1,688	3,122	581
Interest expense	(19)	(32)	(6)
Other expense, net	(107)	(363)	(792)
Loss from investments, net	(813)	(1,590)	(88)
Impairment of long-term investment	—	(1,326)	(9,295)
Change in fair value of simple agreements for future equity	—	(849)	(4,746)
Change in fair value of warrant liabilities	4,967	(2,430)	(4,528)
Total other income (expense), net	5,716	(3,468)	(18,874)
Loss before income taxes	(15,339)	(61,124)	(56,859)
Income tax expense	—	—	(71)
Net loss	$(15,339)	$(61,124)	$(56,930)
Accretion of redeemable convertible preferred stock to redemption value	(15,198)	(29,826)	(32,626)
Net loss attributable to common stockholders	$(30,537)	$(90,950)	$(89,556)
Net loss per common share – basic and diluted	$(0.07)	$(0.20)	$(0.19)
Weighted-average shares outstanding – basic and diluted	454,129,269	456,995,820	460,064,259

Comprehensive loss:
Net loss	$(15,339)	$(61,124)	$(56,930)
Other comprehensive income (loss):
Foreign currency translation adjustment	57	85	(208)
Comprehensive loss	$(15,282)	$(61,039)	$(57,138)

The accompanying notes are an integral part of these consolidated financial statements.

PLUS AUTOMATION, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	in Capital	Loss	Deficit	Deficit
Balance as of August 1, 2023	952,548,647	$472,766	416,330,840	$1	$—	$(157)	$(362,935)	$(363,091)
Accretion of redeemable convertible preferred stock to redemption value	—	15,198	—	—	(1,154)	—	(14,044)	(15,198)
Stock option exercises	—	—	1,412,500	—	7	—	—	7
Release of vested restricted stock units	—	—	550,651	—	—	—	—	—
Shares withheld to settle tax obligation upon release of restricted stock units	—	—	(240,395)	—	(40)	—	—	(40)
Reclassification of liability-classified stock options and restricted stock units to equity-classified	—	—	—	—	499	—	—	499
Stock-based compensation	—	—	—	—	688	—	—	688
Foreign currency translation adjustment	—	—	—	—	—	57	—	57
Net loss	—	—	—	—	—	—	(15,339)	(15,339)
Balance as of December 31, 2023	952,548,647	$487,964	418,053,596	$1	$—	$(100)	$(392,318)	$(392,417)
Accretion of redeemable convertible preferred stock to redemption value	—	29,826	—	—	(4,292)	—	(25,534)	(29,826)
Stock option exercises	—	—	1,029,426	—	71	—	—	71
Release of vested restricted stock units	—	—	1,182,813	—	—	—	—	—
Shares withheld to settle tax obligation upon release of restricted stock units	—	—	(550,459)	—	(88)	—	—	(88)
Reclassification of liability-classified stock options and restricted stock units to equity-classified	—	—	—	—	1,305	—	—	1,305
Stock-based compensation	—	—	—	—	3,004	—	—	3,004
Foreign currency translation adjustment	—	—	—	—	—	85	—	85
Net loss	—	—	—	—	—	—	(61,124)	(61,124)
Balance as of December 31, 2024	952,548,647	$517,790	419,715,376	$1	$—	$(15)	$(478,976)	$(478,990)
Accretion of redeemable convertible preferred stock to redemption value	—	32,626	—	—	(1,058)	—	(31,568)	(32,626)
Stock option exercises	—	—	3,831,819	—	440	—	—	440
Release of vested restricted stock units	—	—	488,673	—	—	—	—	—
Shares withheld to settle tax obligation upon release of restricted stock units	—	—	(238,928)	—	(48)	—	—	(48)
Reclassification of liability-classified stock options and restricted stock units to equity-classified	—	—	—	—	244	—	—	244
Stock-based compensation	—	—	—	—	422	—	—	422
Foreign currency translation adjustment	—	—	—	—	—	(208)	—	(208)
Net loss	—	—	—	—	—	—	(56,930)	(56,930)
Balance as of June 30, 2025	952,548,647	$550,416	423,796,940	$1	$—	$(223)	$(567,474)	$(567,696)

The accompanying notes are an integral part of these consolidated financial statements.

PLUS AUTOMATION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Five Months Ended December 31, 2023	Year Ended December 31, 2024	Six months ended June 30, 2025
Cash flows from operating activities:
Net loss	$(15,339)	$(61,124)	$(56,930)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,019	2,463	1,003
Receipt of accrued interest on short-term investments	(14)	(16)	(7)
Loss on sale of short-term marketable securities	113	—	—
Unrealized loss on short-term marketable securities	700	1,590	88
Unrealized foreign exchange, net	14	(25)	24
Stock-based compensation	935	4,080	716
Non-cash lease expense	788	2,082	1,081
Change in fair value of warrant liabilities	(4,967)	2,430	4,528
Change in fair value of simple agreements for future equity	—	849	4,746
Impairment of long-term investment	—	1,326	9,295
Disposal loss (gain) of property and equipment	—	3	(71)
Changes in operating assets and liabilities:
Accounts and other receivables	(3,339)	4,292	909
Prepaid expenses and other current assets	79	(468)	92
Other noncurrent assets	(94)	1,169	(15)
Accounts payable	938	805	(439)
Discounted options liability	16	181	1,557
Accrued and other liabilities	1,055	(558)	(799)
Accrued compensation and benefits	1,033	107	(871)
Operating lease liabilities	(809)	(2,276)	(1,327)
Advanced payments	1,278	(1,156)	(40)
Net cash used in operating activities	(16,594)	(44,246)	(36,460)
Cash flows from investing activities:
Purchase of property and equipment	(44)	(941)	(771)
Proceeds from sale of property and equipment	—	—	204
Sales of short-term marketable securities	9,408	—	—
Purchase of short-term marketable securities	—	(508)	(390)
Maturities of short-term marketable securities	1,139	260	268
Net cash provided by (used in) investing activities	10,503	(1,189)	(689)
Cash flows from financing activities:
Proceeds from exercise of stock options	7	71	440
Payment of liability related to the Restructuring	(30,000)	—	—
Tax withholding payments for net share-settled restricted stock units	(40)	(88)	(48)
Cash received for simple agreements for future equity	—	16,687	2,435
Deferred offering costs	—	—	(66)
Net cash provided by (used in) financing activities	(30,033)	16,670	2,761
Net decrease in cash and cash equivalents	(36,124)	(28,765)	(34,388)
Effect of exchange rate changes on cash and cash equivalents	57	84	(208)
Cash and cash equivalents at beginning of period	114,502	78,435	49,754
Cash and cash equivalents at end of period	$78,435	$49,754	$15,158
Supplemental disclosures
Cash paid for interest	$—	$32	$6
Cash paid for taxes	$—	$185	$722
Supplemental disclosures for noncash investing and financing activities
Accretion of redeemable convertible preferred stock to redemption value	$15,198	$29,826	$32,626
Receipt of equity securities as consideration for simple agreement for future equity	$12,000	$—	$—
Purchase of property and equipment included in accounts payable	$9	$82	$57
Deferred offering costs included in accounts payable and accrued and other liabilities	$—	$—	$4,021

The accompanying notes are an integral part of these consolidated financial statements.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Nature of Operations

Nature of Business

Plus Automation, Inc. (“Plus Automation”) was incorporated in Delaware in March 2023 and is headquartered in California. Plus Automation and its consolidated subsidiaries are collectively referred to as the “Company” or “PlusAI”. The Company engages primarily in developing and providing self-driving technology and solutions for its customers and collaboration partners.

The Restructuring

On July 31, 2023, through a series of transactions (the “Restructuring”), Plus Automation became the parent company of PlusAI Corp, a Cayman Islands corporation (“PlusAI Corp”), and certain of PlusAI Corp’s subsidiaries. The Restructuring resulted in substantive changes in the organizational structure and financial reporting of the Company's consolidated business. Prior to the Restructuring, the operating entity in the People's Republic of China (“PRC”), Plus PRC, was a wholly-owned subsidiary of the Company. As a result of the Restructuring, PlusAI Corp became a subsidiary of Plus Automation, and Plus Automation no longer consolidates the financial results of the PRC-focused operations, which are now held by Plus PRC.

As part of the Restructuring, PlusAI Corp offered certain electing shareholders the ability to exchange part of their equity interest held in PlusAI Corp for the controlling equity interest in Plus PRC. This was determined to represent a non-pro rata split-off and that resulted in PlusAI Corp losing its controlling financial interest over Plus PRC, in accordance with Accounting Standards Codification (“ASC”) Topic 810-10-40: Consolidation - Overall Derecognition. This further resulted in the derecognition of the assets and liabilities of Plus PRC and its controlled entities by PlusAI Corp, remeasurement of its retained noncontrolling interest held by PlusAI Corp in Plus PRC at fair value, with a corresponding gain or loss recognized from the deconsolidation. Subsequent to the split-off, PlusAI Corp completed a series of merger transactions that lacked economic substance to reorganize the corporate structure and designate Plus Automation as the new reporting entity. These transactions were considered to be common control transactions and resulted in no change to the historical carrying amounts of the Company’s assets and liabilities. As part of the Restructuring, PlusAI Corp repurchased certain outstanding equity interests held by investors. During the five months ended December 31, 2023, the Company made a cash payment of $30.0 million to settle the outstanding liability related to the repurchase of equity interests related to the Restructuring.

After the Restructuring, the Company holds an aggregate of 476,635,210 redeemable series A-X preferred shares of Plus PRC, which represents an approximate 23.44% equity interest on an as converted basis and 7.11% voting power as of December 31, 2023, December 31, 2024, and June 30, 2025. The Company’s minority investment held in Plus PRC is not consolidated under the variable interest entity model as the Company is not determined to be the primary beneficiary. The Company does not account for its Plus PRC investment under the equity method as it does not have the ability to exercise significant influence after the Restructuring. Since the Company has no significant influence and its investment in Plus PRC does not have readily determinable fair value, the Company has elected to account for the investment at cost less impairments, adjusted by observable price changes in orderly transactions for identical or similar investments with Plus PRC.

The Restructuring also resulted in the Company’s founders obtaining Class B common stock with 15 votes per share; whereas the PRC Shareholder received shares of redeemable convertible preferred stock with a quarter (1/4) vote per share and no longer controlled the Company.

Churchill Agreement

On June 5, 2025, the Company entered into a definitive business combination agreement (“Business Combination Agreement”) with Churchill Capital Corp IV (“Churchill”), a publicly traded special purpose acquisition company (“SPAC”) listed on the National Association of Securities Dealers Automated Quotations exchange (“NASDAQ”) under the ticker symbol “CCIX.” Subject to the Business Combination Agreement closing, Merger Sub II., a wholly

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

owned subsidiary of Churchill, will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Churchill (the “de-SPAC Transaction”). In connection with the de-SPAC Transaction, it is expected that Churchill will change its name to PlusAI Holdings, Inc. and the combined company is anticipated to be listed on the NASDAQ under the new ticker symbol “PLS”. The Company anticipates this transaction to be completed in early 2026, subject to customary closing conditions.

Liquidity and Going Concern

Since its inception, the Company has incurred net losses and negative cash flows from operations. As of December 31, 2023, December 31, 2024, and June 30, 2025, the Company had an accumulated deficit of $392.3 million, $479.0 million, and $567.5 million, respectively. The Company incurred net losses of $15.3 million during the five months ended December 31, 2023, $61.1 million during the year ended December 31, 2024, and $56.9 million during the six months ended June 30, 2025, respectively. Certain simple agreements for future equity (“SAFE”) became optionally redeemable for cash by the holders beginning on January 1, 2025. The Company estimated that its existing cash and cash equivalents balance of $15.2 million and short-term marketable securities of $0.5 million as of June 30, 2025, without any future financing, will not be sufficient for the Company to continue as a going concern. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The Company expects to incur additional losses and negative cash flows for the foreseeable future as it continues its research and development efforts. The Company’s ability to achieve its intended business objectives is dependent upon, among other things, its ability to scale its business, grow its customer base, manage its expenses, or otherwise successfully execute its business and marketing strategy, obtain adequate financing to fund its business plan, and hire and retain appropriate personnel. While the Company has been reviewing a number of potential strategic alternatives regarding its liquidity, including securing alternative sources for additional financing, such alternatives may not be achievable on favorable conditions, or at all. Future capital requirements will depend on many factors, including the rate of adoption for its autonomous driving solutions and associated revenue growth, the expansion of supporting activities, and the timing and extent of research and development efforts. If sufficient funds on acceptable terms are not available when needed, the Company could be required to significantly reduce its operating expenses and the scope of its development activities. Failure to manage discretionary spending or raise additional financing, as needed, may adversely impact the Company’s ability to achieve its intended business objectives.

The Company is pursuing a transaction with Churchill and expects to use the proceeds from the de-SPAC Transaction to support its operations. There can be no assurance that the de-SPAC transaction will be successful. In the event the Company does not complete its de-SPAC transaction, the Company may seek additional equity or debt financing, including through strategic partnerships. Management also plans to manage the Company’s cash burn by controlling expenditures. Failure to generate sufficient cash flow from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives, maintain adequate liquidity, and continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2. Summary of Principal Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). All costs, as well as assets and liabilities directly associated with the Company's business activity, are included in the consolidated financial statements.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidation

The accompanying consolidated financial statements include the accounts of Plus Automation, the parent, and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.

Subsidiaries are entities in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors (“Board of Directors”); to cast a majority of votes at the meeting of the Board of Directors or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

Significant accounting policies adopted by the Company in the preparation of its accompanying consolidated financial statements are summarized below.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company’s management reviews these estimates based on information that is currently available. Changes in facts and circumstances may cause the Company to revise its estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include estimation of the progress in collaboration and non-recurring engineering (“NRE”) arrangements, allowance for expected credit losses, useful lives of property and equipment, impairment of long-lived assets and long-term investment, valuation of share-based compensation arrangements, fair value of common stock, redeemable convertible preferred stock, simple agreements for future equity, warrant liabilities, and the valuation allowance of deferred tax assets.

Risk and Uncertainties

The Company has devoted most of its time and resources to developing its proprietary autonomous vehicle technology. The Company’s business and operations may be impacted by general business and economic conditions worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the world economy, including uncertainty around tariffs. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial condition and the results of its operations. In addition, the Company will have to compete with companies that have extensive and well-funded projects, marketing and sales operations. The Company may be unable to compete successfully against these companies. The Company’s industry is characterized by rapid changes in technology and market demands. As a result, the Company’s products, services, or expertise may become obsolete or unmarketable. The Company’s future success will depend on its ability to adapt to technological advances, anticipate customer and market demands, and enhance its current technology.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. The Company maintains cash and cash equivalents in deposit accounts at financial institutions that at times may significantly exceed federally insured limits. The Company has not experienced any losses related to such accounts, and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships. The Company’s non-interest bearing cash balances as of June 30, 2025 were fully insured up to $250,000 per depositor at each financial institution and substantially all of the Company’s cash and cash equivalents were held in one major financial institution which management considers being of high credit quality.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts and other receivables are generally unsecured and denominated in United States dollar (“US Dollar” or “USD”) or Euro, and are derived from operations primarily in the United States. The Company performs ongoing credit evaluations of its accounts receivable to mitigate its credit risk. As of December 31, 2023, there were two collaboration partners that accounted for 77% and 19% of accounts and other receivables. As of December 31, 2024, there were two collaboration partners that accounted for 84% and 14% of accounts and other receivables. As of June 30, 2025, there were two collaboration partners that accounted for 63% and 37% of accounts and other receivables. The Company operates primarily in the U.S., where it generates revenue and holds its long-lived assets.

All of the Company’s short-term marketable securities as of December 31, 2023 represented shares of equity securities of one company.

Functional Currency and Foreign Currency Translation

The functional currency of the Company and its subsidiaries in the United States and Cayman Islands is the USD, and the functional currency of the Company’s subsidiary in Germany is the Euro.

The reporting currency of the Company is USD. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as accumulated other comprehensive loss and are shown as a separate component of other comprehensive income (loss) in the consolidated statements of operations and comprehensive loss.

Fair Value Measurements

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based on the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

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Level 1. Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
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Level 2. Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and
•
Level 3. Unobservable inputs supported by little or no market activity and significant to the fair value of the assets or liabilities.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment that management exercises in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Cash and Cash Equivalents

Cash includes currency on hand and deposits held by financial institutions that can be withdrawn without limitation. Cash equivalents represent short-term, highly liquid investments that are readily convertible to known amounts of cash and with original maturities of three months or less. Cash and cash equivalents are recorded at cost, which approximates fair value. The Company maintains its cash and cash equivalents at various financial institutions, the balances of which, at times, may exceed federally insured limits.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Short-term Marketable Securities

Short-term marketable securities consist of equity securities of Luminar Technologies, Inc. (“Luminar”) and U.S. Treasury bills. The Luminar equity securities were restricted as the Company was contractually required to hold them for six months after registration with the SEC before having the ability to sell. The expiration of the restriction was in September 2023. The Company’s marketable equity securities are carried at fair value with changes in fair value recognized as unrealized gains and losses included in other income (expense), net in the consolidated statements of operations and comprehensive loss.

The classification of marketable securities is determined at the time of purchase and reevaluated as of each balance sheet date. Marketable debt securities accounted for and classified as available-for-sale are carried at fair value with changes in fair value recognized as unrealized gains and losses included in accumulated other comprehensive loss as a component of stockholders’ deficit until realized. Realized gains and losses are calculated using the specific identification method and recorded in other income (expense), net in the consolidated statements of operations and comprehensive loss. Marketable debt securities with stated maturities less than 12 months are classified as short-term investments due to the Company’s ability to use these securities to support current operations.

For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or if it is more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income or loss. For available-for-sale debt securities that do not meet the above criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, the Company considers the severity of the impairment, any changes in interest rates, market conditions, changes to the underlying credit ratings, and forecasted recovery, among other factors. The credit-related portion of unrealized losses and any subsequent improvements are recorded in interest income through an allowance account. Any impairment that has not been recorded through an allowance for credit losses is included in other comprehensive income (loss) on the consolidated statements of operations and comprehensive loss. No allowance for credit losses has been recorded as of December 31, 2023, December 31, 2024, and June 30, 2025. Credit losses recorded through other comprehensive income (loss) for the five months ended December 31, 2023, the year ended December 31, 2024, and the six months ended June 30, 2025 were immaterial.

Accounts and Other Receivables

Accounts and other receivables mainly represents amounts due from collaboration and NRE arrangements and are recorded at original invoice amounts net of allowance for credit losses. The Company considers many factors in assessing the collectability of its accounts and other receivables, such as the age of the amounts due, the customer’s payment history, creditworthiness, financial conditions of the customers and industry trend. The Company also makes a specific allowance if there is strong evidence indicating that the receivable is likely to be unrecoverable. Accounts and other receivable balances are written off after all collection efforts have been exhausted. No allowance for credit losses has been recorded as of December 31, 2023, December 31, 2024, and June 30, 2025.

Long-Term Investment

The Company’s long-term investment represents an equity security in Plus PRC, that does not provide the Company with significant influence over the issuer, and does not have a readily determinable fair value. Equity securities without readily determinable fair values that do not provide the Company with the ability to exercise significant influence over the operating and financial decisions of the investee are measured and recorded using an alternative measurement that measures the securities at cost less impairment, if any. Additionally, if the Company identifies any observable price changes in orderly transactions for identical or similar investments of the same issuer, the equity security is adjusted to fair value as of the date that the observable transaction occurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Depreciation is computed using the straight-line method over the following estimated useful lives, as follows:

Furniture and fixtures	3 years
Vehicles – research and development	3 years
Research and development equipment	3 years
Computer hardware	3 years
Software	3 years
Leasehold improvement	Shorter of the estimated useful lives or the lease term

The research and development equipment is mainly comprised of sensors, lidars, servers, cabin integration and wiring used for the Company’s research and development activities.

The cost of maintenance and repairs is expensed as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment is capitalized as additions to the related assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in the consolidated statements of operations and comprehensive loss.

Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of each asset group and its eventual disposition. Impairment is recognized if the carrying amount of the asset group exceeds its fair value. Any impairment loss is allocated to the long-lived assets of the asset group on a pro rata basis using the relative carrying amounts of those assets, except that the carrying amount of an individual long-lived asset cannot be reduced below its fair value. When impairment is recognized, the adjusted carrying amount of the underlying long-lived assets becomes their carrying value as the new cost basis. The new cost basis is depreciated over the remaining useful lives of the assets. No impairment charge was recognized for the five months ended December 31, 2023, the year ended December 31, 2024, and the six months ended June 30, 2025.

Simple Agreements for Future Equity

The Company accounts for its SAFE as a liability stated at fair value in accordance with ASC Topic 480: Distinguishing Liabilities from Equity. SAFEs are subject to revaluation at the end of each reporting period, with changes in fair value recognized in the consolidated statements of operations and comprehensive loss. There was no event that triggered the SAFEs to convert into equity securities during the five months ended December 31, 2023, the year ended December 31, 2024, and the six months ended June 30, 2025. See Note 8 for additional details.

Redeemable Convertible Preferred Stock

The Company initially records redeemable convertible preferred stock at fair value on the dates of issuance, less issuance costs. The preferred stockholders, as a group, controlled the Company’s Board of Directors during the period presented and could initiate a merger, consolidation, reorganization, change in control or transfer of substantially all of the Company’s assets (“Deemed Liquidation Event”). Upon a Deemed Liquidation Event, the preferred stockholders may cause a redemption of the redeemable convertible preferred stock for cash and other assets available for distribution. As events triggering liquidation are not solely within the control of the Company, the redeemable convertible preferred stock is classified as temporary equity outside of the stockholders’ deficit in the accompanying consolidated balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The carrying values of the Company’s outstanding Series C, Series C-1, Series B, Series B-X, Series A-4, Series A-4-X, Series A-3 and Series A-3-X Preferred Stock are adjusted to reflect the redemption value as if the end of the reporting period was the redemption date as it is probable these series will become redeemable. The redemption value is calculated in accordance with the terms of the redeemable convertible preferred stock (see Note 11).

The Company also evaluates the features of its redeemable convertible preferred stock to determine if the features require bifurcation from the underlying shares by evaluating whether they are clearly and closely related to the underlying shares and whether they meet the definition of a derivative. Any feature that meets the definition of a freestanding instrument is bifurcated from the redeemable convertible preferred stock host, recorded at fair value, and is remeasured to fair value each reporting period until settlement or extinguishment. The Company concluded that no features of its redeemable convertible preferred stock require bifurcation.

In determining if an extinguishment or modification of changes to the temporary equity-classified preferred stock has occurred, the Company has elected a policy to evaluate if changes add, remove, or significantly change a substantive contractual term (e.g., one that is at least reasonably possible of being exercised), or fundamentally change the nature of the redeemable convertible preferred stock. This evaluation includes the consideration of both the expected economics as well as the business purpose for the amendment.

Revenue

The Company has one contract with a customer accounted for under ASC 606: Revenue from Contracts with Customers. Under the terms of the contract the Company was obligated to retrofit a fleet of trucks with the PlusDrive system, including hardware and software. The Company was paid an agreed-upon fee for each retrofitted truck and an annual software maintenance fee per truck. All performance obligations related to retrofitting trucks were fully completed prior to July 31, 2023. The Company does not expect future sales of goods or services outside of receiving annual software maintenance fees under this contract. All revenue was generated in the U.S.

Collaboration and NRE Arrangements

The Company enters into best-efforts, generally nonrefundable NRE arrangements with strategic partners to develop SuperDrive, an autonomous driving system, and these arrangements are not conducted through a separate legal entity. These arrangements involve joint research and development programs to integrate the Company’s autonomous driving software and systems with the counterparty’s vehicle platforms or other hardware, with the goal of developing, testing, and validating various autonomous driving solutions and functionality. Under these arrangements, the Company is reimbursed for a portion of the research and development expenses attributable to specific development activities. The Company receives no additional consideration or royalties upon completion of NRE projects, and the counterparty does not commit to purchasing any specific product in the future. The participation reimbursement received by the Company does not depend on whether the project will yield future benefits.

The Company analyzes the NRE arrangements to determine whether they involve joint operating activities performed by parties that are both active participants and exposed to significant risks and rewards based on the commercial success of the activities. The Company has concluded that the NRE arrangements fall within the scope of ASC Topic 808, Collaborative Arrangements, since these arrangements have the following characteristics:

•
Contributions and Responsibilities of Both Parties. Both the Company and the counterparty contribute significant intellectual, technical, and human resources. Each party has clearly defined material responsibilities outlined in the applicable documentation, such as statements of work, across the development phases. The Company typically leads software development and integration activities, while the counterparty contributes hardware platforms, testing environments, and vehicle-specific expertise.
•
Shared Corporate Governance. The arrangements include formal joint governance mechanisms, such as joint steering committees or joint development teams, that meet regularly to approve milestones, resolve technical issues, and make key decisions regarding the direction of the development activities. Each party typically has equal representation on these committees, and material changes to scope, timeline, or technical specifications generally require mutual agreement.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•
Shared Risks and Rewards. Both parties bear significant economic risks and have the potential for significant rewards tied to the ultimate commercial success or failure of the jointly developed autonomous driving solution. Neither party is guaranteed full recovery of its research and development costs, and each bears its own costs with no contractual right to reimbursement from the other if the program is unsuccessful. NRE payments from the counterparty are fixed or budget-based amounts intended solely to partially offset the Company’s anticipated costs, which generally are less than the Company’s fully burdened costs and without a normal profit margin. Each party owns the foreground intellectual property resulting from the collaboration that primarily relates to such party’s technology or background intellectual property. Successful commercialization provides each party with uncapped future economic benefits.

For NRE arrangements within the scope of ASC Topic 808, the Company first determines whether the collaborative arrangement is entirely or partially a contract with a customer or falls entirely within the scope of other GAAP. For NRE agreements with multiple deliverables, the Company would assess the units of account by applying the separation and initial measurement requirements of the applicable authoritative accounting literature. If there are no separation or initial measurement requirements in those other standards, the requirements in ASC Topic 606, are applied. For each unit of account identified, the Company determines the accounting treatment based on the relevant authoritative guidance that can be directly applied or reasonably analogized to, or makes an accounting policy election based on the nature if no reasonable analogy found. The Company has concluded that for each NRE arrangement, there is one unit of account for participation in research and development programs. Participation reimbursements are recognized over time using a cost-to-cost input method (i.e., costs incurred to date relative to total estimated costs), which reflects the Company’s progress toward satisfying its obligation under the development activities. Activities performed for NRE arrangement are tracked and reflect progress made for each arrangement and are charged at consistent internal rates. Participation reimbursements recognized are recorded as a reduction to research and development expenses in the consolidated statements of operations and comprehensive loss.

Research and Development Expenses

Research and development expenses consist primarily of compensation expenses for engineering and technical employee, depreciation expenses, equipment-related expenses and professional services fees primarily related to consulting and outsourcing services for developing self-driving technology and other research and development expenses. Research and development expenses are offset by amounts received under NRE arrangements. Research and development costs are expensed when incurred.

Sales, Marketing, General and Administrative Expenses

Sales, marketing, general and administrative expenses consist primarily of compensation expenses, office leases, professional services, depreciation expenses and other expenses which are related to the sales and marketing departments or the Company’s management and administrative departments. The Company’s sales and marketing related costs are comprised of tradeshows, marketing materials, and advertising costs that are expensed as incurred and were $0.5 million for the five months ended December 31, 2023, $1.2 million for the year ended December 31, 2024, and $0.9 million for the six months ended June 30, 2025. Advertising costs included as part of the Company’s sales and marketing were $25,000 for the five months ended December 31, 2023, $0.1 million for the year ended December 31, 2024, and $0.1 million for the six months ended June 30, 2025.

Other Expense, Net

Other expense, net consists primarily of disposal loss (gain) of property and equipment, discounted options liability expense, and other various miscellaneous expenses. These other expense, net amounts are expensed as incurred in the Company’s consolidated statements of operations and comprehensive loss.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation

Types of Equity-Based Awards

The Company’s outstanding equity-based awards include the following categories: (1) restricted stock units with service conditions only (“RSUs”), (2) restricted stock units with service and performance conditions based on the occurrence of a liquidity event, which is required to be met for any awards to vest (“PRSUs”), (3) restricted share awards financed through non-recourse notes (“RSAs”), which are treated as common stock options for accounting purposes, (4) common stock options granted to third parties with the exercise price equal to the par value of the underlying share and fully vested at issuance (“Penny Options”), and (5) common stock options with service conditions (“Options”). The Company recognizes stock-based compensation expense based on the estimated fair values for all share-based payment awards.

Equity-Classified Share-Based Awards

The fair value of equity-classified RSUs, PRSUs, and Penny Options is determined using the estimated fair value of the Company’s common stock on the grant date. The grant date fair value of the RSUs is recognized ratably over the requisite service periods, which typically range from two to four years. The grant date fair value for the equity-classified PRSUs is recognized once it becomes probable that the performance condition will be satisfied, which is generally upon the consummation of a liquidity event. The grant date fair value for the equity-classified Penny Options was recognized at their issuance, as these awards were fully vested at the time of issuance.

The fair value of the Company’s common stock was determined by the Board of Directors with input from management and consideration of third-party valuation reports. In the absence of a public trading market, and as a development-stage company with no significant revenues, the Company believes that it is appropriate to consider a range of factors to determine the fair market value of the common stock at each grant date. The Company considered various objective and subjective factors, along with input from the independent third-party valuation firm. The factors included (1) the progress of the development activities by the Company; (2) the significant risks associated with the Company’s stage of development; (3) capital market conditions for comparable, privately held, technology companies; (4) the Company’s available liquidity, financial condition, and results of operations; (5) the historical issuances of the Company’s shares to third parties; and (6) the preferential rights of the redeemable convertible preferred stockholders.

The fair value of the Options and RSAs is determined using the Black-Scholes option-pricing model (“BSM”). The grant date fair value of the equity-classified Options and RSAs is recognized as an expense over the requisite service periods, generally ranging from two to four years. Forfeitures are recognized as they occur.

The BSM requires the use of certain assumptions as of each grant date, including the fair value of the Company’s common stock, expected term, expected volatility, risk-free interest rate, and expected dividends:

•
Expected Term. The Company does not have sufficient historical exercise data to provide a reasonable basis for estimating the expected term. For the awards that qualify as plain-vanilla options, the Company uses the expected term calculated based on the simplified method, which uses the midpoint between the vesting date and the contractual term. For the awards that do not qualify as plain-vanilla options, such as those with intrinsic value on their grant date, the Company assessed the expected term using the contractual term and the anticipated requisite service period, which reflected its expectations for the liquidity event.
•
Expected Equity Volatility. The Company has computed expected volatility based on the historical volatility of a representative group of public companies with similar characteristics to the Company (e.g., public entities of similar size, complexity, stage of development, and industry focus). The historical volatility is commensurate with the expected term assumption.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•
Risk-Free Interest Rate. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of award grant for the expected term of the award.
•
Expected Dividend Yield. The Company has historically paid no dividends and does not anticipate paying dividends in the future.

Liability-Classified Share-Based Awards

In connection with the Restructuring, the unvested RSUs, PRSUs, and Options (“PRC Awards”) held by the grantees employed with Plus PRC (“PRC Holders”) were expected to be forfeited pursuant to their original terms. In July 2023, the Company modified the PRC Awards to allow their continuous vesting based on their initial terms, contingent on the service to Plus PRC (“Plus PRC Service Requirement”). The Company determined that the Plus PRC Service Requirement is a condition that is not a service, performance, or market condition from the award related to the Company’s operations. As such, the unvested PRC Awards became liability-classified upon completion of the Restructuring. Since the Company anticipates that the liability-classified PRC Awards will be settled in equity, the associated liability is presented as noncurrent in the consolidated balance sheets.

The service-based awards held by the PRC Holders, including RSUs and Options, became vested from the Company’s standpoint, and the variability in the number of shares issuable is based solely on the Plus PRC Service Requirement. As such, the Company reclassifies the liability to equity as the Plus PRC Service Requirement is met. Since the service-based awards held by the PRC Holders were expected to vest before the Restructuring, total stock-based compensation for these awards is at least equal to the grant-date fair value per share.

The PRSUs held by the PRC Holders are also subject to the performance condition, and no liability is recognized until the underlying liquidity event becomes probable. The Company reclassifies the liability-classified RSUs held by the PRC holders to equity as the Plus PRC Service Requirement is met and remeasures the per-share basis of these awards at fair value.

Restricted Stock Units Withheld for Taxes

The RSUs become shares of the Company’s common stock once they vest based on service and are released pursuant to the terms of the underlying agreements. The Company is required to issue one share of Class A common stock to settle each vested unit of the RSUs or PRSUs. In some cases, the RSU releases may be deferred through the applicable liquidity event. When the Company releases the RSUs and settles them in common stock, some shares are withheld to meet applicable minimum tax withholding requirements. The RSUs withheld for taxes are accounted for as common stock repurchases, with the cost of repurchase recognized as a reduction to additional paid-in capital and reflected as a financing activity in the consolidated statements of cash flows.

Software Development Costs

Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility of the product has been established. Software development costs incurred after technological feasibility has been established are capitalized up to the time the product is available for general release to customers. For the five months ended December 31, 2023, the year ended December 31, 2024, and the six months ended June 30, 2025, no amounts were capitalized.

Leases

The Company determines if an arrangement is or contains a lease at inception by assessing whether the arrangement contains an identified asset and whether it has the right to control the identified asset. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease liabilities are recognized at the lease commencement date based on the present value of future lease payments over the lease term. For these calculations, the Company considers only payments that are fixed or determinable at the time of commencement or any variable payments that depend on an index or a rate. ROU assets are based on the measurement of the lease

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

liability and also include any lease payments made prior to or on lease commencement and exclude lease incentives and initial direct costs incurred, as applicable.

As the implicit rate in the lease is not readily determinable, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. The Company gives consideration to its credit risk, term of the lease, total lease payments and adjusted for impacts of collateral, as necessary, when calculating its incremental borrowing rates. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease costs for the Company’s operating leases are recognized on a straight-line basis over the lease term within research and development and sales, marketing, general and administrative in the Company’s consolidated statements of operations and comprehensive loss.

For leases with a term of one year or less, the Company has elected to not recognize a lease liability or ROU asset on its consolidated balance sheets and recognizes the lease payments as an expense on a straight-line basis over the lease term. The Company has also elected to not separate lease components from non-lease components for all classes of underlying assets and instead accounts for the lease and non-lease components as a single component. Variable non-lease and lease components primarily include common area maintenance, utilities, real estate taxes, insurance, and other operating costs that are passed on from the lessor in proportion to the space leased by the Company, and are expensed as incurred.

Deferred Offering Costs

Deferred offering costs consist of expenses directly attributable to the Company’s planned de-SPAC Transaction with Churchill, including but not limited to legal, accounting, printing, underwriter, and filing fees, which are capitalized as incurred. Upon the successful completion of the de-SPAC Transaction, deferred offering costs will be offset against the proceeds and reclassified to additional paid-in capital. As of December 31, 2023, December 31, 2024, and June 30, 2025, the Company recorded deferred offering costs of zero, zero, and $4.1 million within deferred offering costs in the consolidated balance sheets, respectively.

Warrant Liabilities

The Company’s warrants to purchase shares of redeemable convertible preferred stock are classified as liabilities as the underlying securities are contingently redeemable upon the occurrence of events that are outside of the control of the Company. The warrants were recorded at fair value upon issuance and are subsequently remeasured at fair value at each balance sheet date, with changes in fair value recognized in the Company’s consolidated statements of operations and comprehensive loss until expiration or settlement.

Income Tax

The Company accounts for income taxes under an asset and liability approach for deferred income taxes, which requires recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements but have not been reflected in taxable income. Estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain deferred tax assets, which arise from temporary differences and carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those temporary differences are expected to be realized or settled. The Company regularly assesses the likelihood that deferred tax assets will be realized based on the realization guidance available. To the extent that any amounts are believed to not be more-likely-than-not to be realized, a valuation allowance is recorded to reduce the deferred tax assets. The Company regularly assesses the need for the valuation allowance on deferred tax assets, and to the extent that an adjustment is needed, such adjustment will be recorded in the period that the determination is made.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recognizes tax benefits from uncertain tax positions only if it believes that it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that is more-likely-than-not to be realized on settlement with taxing authority. The Company recognizes interest and penalties related to income tax matters as income tax expense. For the five months ended December 31, 2023, the 12 months ended December 31, 2024 and the six months ended June 30, 2025, the Company did not incur any interest or penalties associated with unrecognized tax benefits.

Other Comprehensive Income (Loss)

Other comprehensive income or loss represents the change in the Company’s stockholders’ deficit from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive loss, as presented on the accompanying consolidated balance sheets, consists of cumulative foreign currency translation adjustments.

Segment Reporting

Operating segments are defined as components of an enterprise engaging in business activities for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker(s) (“CODM”) in deciding how to allocate resources and assess performance. The Company manages its operations as one operating and reportable segment. The Company’s CODM, its Chief Executive Officer, manages the Company’s operations on a consolidated basis for the purposes of allocating resources and evaluating financial performance. The CODM reviews significant segment expenses based on functional line items as disclosed in the consolidated statements of operations and comprehensive loss. The CODM does not review assets at a different level or category other than the amounts disclosed in the Company’s consolidated balance sheets.

Net Loss per Share Attributable to Common Stockholders

The Company calculates net loss per share using the two-class method as it has issued shares of redeemable convertible preferred stock and the SAFEs that meet the definition of participating securities in addition to Class A and Class B common stock. The two-class method determines net loss per share for each class of common stock and participating securities, accounting for dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common shareholders for the period to be allocated between common stock and participating securities based upon their participation rights to receive dividends as if all income for the period had been distributed. The participating securities that contractually participate in dividend with common stock, do not have a contractual obligation to share in the Company’s losses. As such, net loss for the period was not allocated to the Company’s participating securities.

The rights including the liquidation and dividend rights and sharing of losses of the Class A and Class B common stock are identical, other than voting, transfer and conversion rights. As the liquidation and dividend rights and sharing of losses are identical, the undistributed earnings are allocated on a proportionate basis and the resulting net loss per share will, therefore, be the same for both Class A and Class B common stock on an individual or combined basis.

Basic net loss per share attributable to common shareholders is computed by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share attributable to common shareholders is computed by dividing the diluted net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares.

Diluted net loss per share considers potentially dilutive common shares, including outstanding common stock options, restricted stock units, shares of redeemable convertible preferred stock, SAFEs, and liability-classified warrants. Potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. For all periods presented, all potentially dilutive common shares are excluded as they have an anti-dilutive impact. Therefore, basic and diluted net loss per share are the same for all periods presented.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Emerging Growth Company Status

The Company intends to operate as an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards using the effective dates for private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (1) is no longer an emerging growth company or (2) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

In June 2022, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2022-03 Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”). The update clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The update also clarifies that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The update also requires certain additional disclosures for equity securities subject to contractual sale restrictions. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2024, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company adopted ASU 2022-03 on January 1, 2024. The adoption of ASU 2022-03 did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures of significant segment expenses that are regularly provided to the chief operating decision maker, a description of other segment items by reportable segment, and any additional measures of a segment's profit or loss used by the CODM for resource allocation. The amendments in ASU 2023-07 are effective for all public entities for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company adopted ASU 2023-07 on December 31, 2024, using a retrospective method. The adoption of this new guidance resulted in additional disclosures presented in these consolidated financial statements.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires public entities to disclose specific categories in the effective tax rate reconciliation, as well as additional information for reconciling items that exceed a quantitative threshold. ASU 2023-09 also requires all entities to disclose income taxes paid disaggregated by federal, state, and foreign taxes and further disaggregated for specific jurisdictions that exceed 5% of total income taxes paid, among other expanded disclosures. For public business entities, the ASU is effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025, with early adoption permitted. The ASU should be applied on a prospective basis with retrospective application permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires public entities to provide disaggregated disclosures of certain expense captions presented on the face of the income statement into specific categories within the footnotes to the financial statements. ASU 2024-03 is effective for the Company’s annual periods beginning on January 1, 2027, and interim periods beginning on January 1, 2028, with early adoption permitted. The ASU may be applied either on a prospective or retrospective basis. The Company is currently evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”). ASU 2025-03 changes how companies determine the accounting acquirer in certain business combinations involving variable interest entities. The new guidance requires considering the factors used for other acquisition transactions to assess which party is the accounting acquirer. ASU 2025-03 is effective for the Company’s annual reporting periods beginning on January 1, 2027. Early adoption is permitted. The Company expects to adopt ASU 2025-03 on July 1, 2025. The Company expects that ASU 2025-03 will impact the accounting for the transaction contemplated by the business combination such that Plus Automation is expected to be the accounting acquirer.

In May 2025, the FASB issued ASU No. 2025-04, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts With Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer (“ASU 2025-04”). ASU 2025-04 revises the definition of a performance condition, eliminates the forfeiture policy election for service conditions, and clarifies that the variable consideration constraint in ASC Topic 606 does not apply to share-based consideration payable to customers. The new guidance requires entities to consistently account for share-based awards granted to customers by clarifying the treatment of vesting conditions and ensuring alignment with ASC Topic 606 and ASC Topic 718: Compensation—Stock Compensation. ASU 2025-04 is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 provides a practical expedient that all entities can use when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC Topic 606. Under this practical expedient, an entity is allowed to assume that the current conditions it has applied in determining credit loss allowances for current accounts receivable and current contract assets remain unchanged for the remaining life of those assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025, and interim reporting periods in those fiscal years. Entities that elect the practical expedient and, if applicable, make the accounting policy election are required to apply the amendments prospectively. The Company is currently evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

3. Collaboration and NRE Arrangements

During the five months ended December 31, 2023, the year ended December 31, 2024, and the six months ended June 30, 2025, the Company has entered into various collaboration arrangements, including amendments, with certain strategic partners. Under the collaboration terms, the Company is typically responsible for adapting its autonomous driving technology, integrating it with partner systems, testing, calibration, and supporting test operations for the autonomous driving product in specific geographies. Each party is responsible for its own costs and expenses incurred in connection with the collaboration arrangement, except that the Company is typically eligible to receive certain upfront or milestone-based payments during the specified collaboration term.

The Company retains ownership of its proprietary intellectual property developed independently, while any ownership of new intellectual property developed under the collaboration arrangements must be explicitly defined in a separately executed definitive project agreement.

The fees received from the collaboration arrangements are recognized based on costs incurred to date over the total estimated project costs, and are recorded as an offset to research and development expenses in the consolidated statements of operations and comprehensive loss. During the five months ended December 31, 2023, the year ended December 31, 2024, and the six months ended June 30, 2025, the Company recorded $5.6 million, $12.5 million and $0.7 million as an offset to research and development costs related to all partner collaboration agreements, respectively. As of December 31, 2023, December 31, 2024, and June 30, 2025, the Company held $1.2 million, zero, and zero from advanced payments under all partner collaboration agreements on the consolidated balance sheets, respectively.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, marketable securities, accounts and other receivables, accounts payable, the SAFE liabilities, the warrant liabilities, liability-classified share-based awards and other payables. Marketable securities, the SAFE liabilities, the warrant liabilities, and liability-classified share-based awards are measured at fair value on a recurring basis. The carrying values of other financial instruments approximated their fair values due to the short-term nature.

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis is as follows:

	December 31, 2023
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Treasury bills classified as cash equivalents	$501	$—	$—	$501
Equity securities in short-term marketable securities	1,779	—	—	1,779
Total	$2,280	$—	$—	$2,280
Financial Liabilities:
Warrant liabilities (Note 12)	$—	$—	$10,812	$10,812
Simple agreements for future equity, noncurrent (Note 8)	—	—	10,000	10,000
Liability-classified share-based awards (Note 13)	—	—	680	680
Total	$—	$—	$21,492	$21,492

	December 31, 2024
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Treasury bills classified as short-term marketable securities	$264	$—	$—	$264
Equity securities in short-term marketable securities	190	—	—	190
Total	$454	$—	$—	$454
Financial Liabilities:
Warrant liabilities (Note 12)	$—	$—	$13,242	$13,242
Simple agreements for future equity, current (Note 8)	—	—	24,756	24,756
Simple agreements for future equity, noncurrent (Note 8)	—	—	2,780	2,780
Liability-classified share-based awards (Note 13)	—	—	451	451
Total	$—	$—	$41,229	$41,229

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	June 30, 2025
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Treasury bills classified as short-term marketable securities	$393	$—	$—	$393
Equity securities in short-term marketable securities	101	—	—	101
Total	$494	$—	$—	$494
Financial Liabilities:
Warrant liabilities (Note 12)	$—	$—	$17,770	$17,770
Simple agreements for future equity, current (Note 8)	—	—	28,583	28,583
Simple agreements for future equity, noncurrent (Note 8)	—	—	6,134	6,134
Liability-classified share-based awards (Note 13)	—	—	514	514
Total	$—	$—	$53,001	$53,001

The following table sets forth a summary of the changes in the fair value of the Company’s warrants and SAFE classified as Level 3 financial instruments:

(in thousands)	Warrants	SAFE
Fair value as of August 1, 2023	$15,779	$—
Fair value as of issuance date	—	10,000
Change in fair value	(4,967)	—
Fair value as of December 31, 2023	10,812	10,000
Fair value as of issuance date	—	16,687
Change in fair value	2,430	849
Fair value as of December 31, 2024	13,242	27,536
Fair value as of issuance date	—	2,435
Change in fair value	4,528	4,746
Fair value as of June 30, 2025	$17,770	$34,717

The following table sets forth a summary of the changes in the fair value of the Company’s share-based awards liabilities classified as Level 3 financial instruments and included within noncurrent liabilities on the consolidated balance sheets:

(in thousands)
Liability as of August 1, 2023	$932
Change in fair value	247
Settlement in equity	(499)
Liability as of December 31, 2023	680
Change in fair value	1,076
Settlement in equity	(1,305)
Liability as of December 31, 2024	451
Change in fair value	294
Settlement in equity	(244)
Foreign currency remeasurement loss	13
Liability as of June 30, 2025	$514

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Treasury Bills

U.S. Treasury bills are classified as cash equivalents if the maturities at the date of purchase are three months or less. If the maturities of U.S. Treasury bills are greater than three months and less than 12 months at the date of purchase, they are classified short term investments. The Company obtains pricing information from its investment manager and generally determines the fair value of available-for-sale securities using standard observable inputs, including reported trades, broker/dealer quotes, and bids and/or offers. All such inputs are considered as Level 1 in the fair value hierarchy.

Short-Term Marketable Securities

As of December 31, 2023, December 31, 2024, and June 30, 2025, the fair value of the Company’s holdings in shares of Luminar’s marketable equity securities are based upon quoted market prices and considered a Level 1 asset in the fair value hierarchy.

Warrant Liabilities

The Company estimated the fair value of warrant liabilities using a combination of the binomial lattice model and a waterfall proceeds analysis based on estimated probabilities assigned to different exit scenarios, including an initial public offering or other settlement alternatives, as these events became known or knowable as of the valuation date. The following are the unobservable inputs used in the binomial lattice model:

	December 31,		June 30,
	2023	2024	2025
Exercise Price	$0.46647	$0.46647	$0.46647
Dividend yield	—	—	—
Expected term (in years)	2.47	1.75	1.50
Risk-free interest rate	4.1%	4.2%	3.8%
Expected volatility	62.3%	71.3%	70.8%

SAFE

During August 2023, the Company executed a SAFE arrangement with an investor, pursuant to which the Company received proceeds of $10.0 million in the form of Luminar Class A common stock. During the year ended December 31, 2024, the Company issued additional SAFE instruments and received gross proceeds of $16.7 million in cash. During the six months ended June 30, 2025 the Company issued additional SAFE instruments and received gross proceeds of $2.4 million in cash. A Monte Carlo simulation was used to determine the fair value, utilizing the following significant unobservable inputs:

	December 31,		June 30,
	2023	2024	2025
Expected term (in years)	2.25	1.25	1.00
Term-matched semi-annual risk-free rate	4.2%	4.2%	4.1%
Drift / continuously compounded risk-free rate	4.1%	4.1%	4.0%
Volatility	66.2%	73.7%	76.1%

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Commitments and Contingencies

Indemnification

In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of December 31, 2023, December 31, 2024, and June 30, 2025, the Company did not have any material indemnification claims that were probable or reasonably possible.

Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding for which any liabilities have been accrued as of December 31, 2023, December 31, 2024, and June 30, 2025. The Company is not currently involved in any legal actions that could have a material effect on the Company’s financial position, results of operations, or liquidity.

6. Long-Term Investment

Before the Restructuring, Plus PRC was a wholly-owned subsidiary of the Company. As a result of the Restructuring, PlusAI Corp became a subsidiary of Plus Automation, and Plus Automation no longer consolidates the financial results of the PRC-focused operations, which are now held by Plus PRC. After the Restructuring, the Company holds an aggregate of 476,635,210 redeemable series A-X preferred shares of Plus PRC, which represents an approximate 23.44% equity interest on an as converted basis and 7.11% voting power as of December 31, 2023, December 31, 2024, and June 30, 2025.

The Company’s minority investment held in Plus PRC is not consolidated under the variable interest entity model as the Company is not determined to be the primary beneficiary. The Company does not account for its Plus PRC investment under the equity method as it does not have the ability to exercise significant influence after the Restructuring. Since the Company has no significant influence and its investment in Plus PRC does not have readily determinable fair value, the Company has elected to account for the investment at cost less impairments, adjusted by observable price changes in orderly transactions for identical or a similar investments with Plus PRC. The retained interest in Plus PRC was initially measured at fair value of $30.6 million at the Restructuring.

As of December 31, 2023, December 31, 2024, and June 30, 2025, the carrying value of the investment in Plus PRC was $30.6 million, $29.3 million, and $20.0 million, respectively. For the five months ended December 31, 2023 no events had occurred indicating the equity securities were impaired and the Company did not identify any observable price changes. Therefore, the Company did not record any impairment charges or fair value adjustments during the five months ended December 31, 2023. For the year ended December 31, 2024, the Company identified a similar transaction with the same issuer indicating a decrease in the fair value of the Company’s long-term investment. Accordingly, the Company adjusted the carrying amount of the long-term investment for the observable price change, resulting in an impairment of $1.3 million reflected in the consolidated statements of operations and comprehensive loss. For the six months ended June 30, 2025, the Company recorded a $9.3 million impairment, in connection with the disposal of Plus PRC (see Note 17), reflected in the consolidated statement of operations and comprehensive loss.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Balance Sheet Components

Property and equipment and its related accumulated depreciation were as follows:

	December 31,		June 30,
(in thousands)	2023	2024	2025
Research and development equipment	$2,026	$1,571	$2,094
Vehicles – research and development	5,890	5,986	5,556
Computer hardware	3,292	3,544	3,763
Leasehold improvements	1,538	1,561	1,562
Software	313	230	233
Furniture and fixtures	298	288	288
Construction in progress	246	222	—
Total property and equipment at cost	13,603	13,402	13,496
Less: accumulated depreciation and amortization	(9,352)	(10,602)	(11,085)
Property and equipment, net	$4,251	$2,800	$2,411

Depreciation expense recognized during the five months ended December 31, 2023, the year ended December 31, 2024, and the six months ended June 30, 2025, was $1.0 million, $2.5 million, and $1.0 million, respectively.

Prepaid expenses and other current assets consisted of the following:

	December 31,		June 30,
(in thousands)	2023	2024	2025
Short-term security deposits	$—	$1,203	$1,204
Prepaid taxes	61	383	1,014
Prepaid research and development costs	2,011	742	492
Other prepaid and current assets	1,067	1,279	805
Total prepaid expenses and other current assets	$3,139	$3,607	$3,515

Accrued and other current liabilities consisted of the following:

	December 31,		June 30,
(in thousands)	2023	2024	2025
Accrued professional services	$1,665	$1,064	$2,060
Accrued insurance	323	314	—
Accrued taxes	304	208	120
Other accrued and current liabilities	242	391	338
Total accrued and other current liabilities	$2,534	$1,977	$2,518

8. Simple Agreements for Future Equity

The Company has entered into SAFEs with various investors that were classified as liabilities within the Company’s consolidated balance sheets and accounted for at fair value, subject to remeasurement each reporting period (see Note 2).

As discussed in Note 18, the Company restated the classification of certain SAFEs that became redeemable for cash by the holder beginning on January 1, 2025. As of December 31, 2023, the outstanding SAFEs are not optionally redeemable by the holders and their fair value is included within noncurrent liabilities. As of December 31, 2024 and June 30, 2025, the Company has restated the classification of the Tranche 1 SAFEs as current liabilities to reflect the effectiveness of this redemption feature. The remaining SAFEs, including Tranche 2 and Tranche 3, are not optionally redeemable by the holders and are classified as noncurrent liabilities.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Tranche 1

During August 2023, the Company executed a SAFE with Luminar for proceeds of $10.0 million. The consideration for the SAFE was received in the form of common shares of Luminar. During the year ended December 31, 2024, the Company executed additional SAFEs with several investors for proceeds of $14.0 million in cash. The SAFE agreement has no interest rate or maturity dates, and the SAFE investor has no voting rights prior to conversion. If the Company pays a dividend on outstanding shares of common stock, the holder of the outstanding SAFE is entitled to such dividend paid per common share multiplied by the consideration received divided by the fair market value of common stock at the dividend date times 95% if such dividend is declared within one year of issuance or 90% after the first year of issuance. Upon a liquidation or dissolution event, the SAFE has a liquidation priority similar to a non-participating preferred stock so that the investor’s right to payment is junior to debt, senior to common stock and on par with redeemable convertible preferred stock. The discount rate for the SAFE is equal to 95% for the first year after the SAFE issuance and then 90% thereafter. These SAFEs include a redemption right effective beginning on January 1, 2025, whereby if the SAFE has not been terminated, the investor can elect to reduce the purchase amount by having the Company pay the investor the purchase amount in cash.

Tranche 2

During October 2024, the Company executed a SAFE with an investor for proceeds of $2.7 million in cash. During February and March 2025, the Company executed SAFEs with additional investors for proceeds of $1.4 million in cash. The SAFE agreement has no interest rate or maturity dates, and the SAFE investor has no voting rights prior to conversion. If the Company pays a dividend on outstanding shares of common stock, the holder of the outstanding SAFE is entitled to such dividend paid per common share multiplied by consideration received divided the fair market value of common stock at the dividend date times 90%. Upon a liquidation or dissolution event, the SAFE has a liquidation priority similar to a non-participating preferred stock so that the investor’s right to payment is junior to debt, senior to common stock and on par with redeemable convertible preferred stock. The discount rate for the SAFE is equal to 90%.

Tranche 3

During May 2025, the Company executed a SAFE with an investor for proceeds of $1.0 million in cash. The SAFE agreement has no interest rate or maturity dates, and the SAFE investor has no voting rights prior to conversion. If the Company pays a dividend on outstanding shares of common stock, the holder of the outstanding SAFE is entitled to such dividend paid per common share multiplied by consideration received divided the fair market value of common stock at the dividend date times 90% if such dividend is declared prior to the completion of a SPAC Transaction or 85% thereafter. Upon a liquidation or dissolution event, the SAFE has a liquidation priority similar to a non-participating preferred stock so that the investor’s right to payment is junior to debt, senior to common stock and on par with redeemable convertible preferred stock. The discount rate for the SAFE is equal to 90% prior to completion of a SPAC Transaction and 85% thereafter.

The SAFE will expire or terminate when it is settled by one of the detailed mechanisms, as follows:

•
Qualified Equity Financing. Upon the closing of an equity financing where the Company raises gross proceeds of at least $50.0 million on or before December 31, 2024 for Tranche 1 and December 31, 2025 for Tranche 2, respectively, the SAFE would automatically convert into the number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the price per share of the preferred stock sold in the equity financing times the discount rate. The Preferred Stock issued to the SAFE holder will have the identical rights, privileges, preferences, seniority, liquidation multiple and restrictions as the shares of Preferred Stock issued in the Qualified Equity Financing, except that any price-based preferences (such as the per share liquidation amount, initial conversion price and per share dividend amount) will be based on the discounted price.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•
Non-Qualified Financing. If the Company completes an equity financing that does not raise gross proceeds of at least $50.0 million, the SAFE investor has the option to convert all or part of the Purchase Amount into the same type of securities issued by the Company in such financing at a price per share of the preferred stock sold in the equity financing times the discount rate.
•
No Equity Financing. If the Company does not complete an Equity Financing on or before December 31, 2024 for Tranche 1, and December 31, 2025 for Tranche 2 and Tranche 3, the SAFE holder has the option to convert the SAFE into shares of Series C redeemable convertible preferred stock at a fixed price of $0.5507 per share. Since issuance, no SAFE investor has elected to settle the outstanding SAFE in Series C redeemable convertible preferred stock.
•
Liquidity Event. If there is a change of control, direct listing, or initial public offering, the SAFE investor would automatically be entitled to receive a portion of the proceeds equal to the greater of (1) the Purchase Amount or (2) the amount payable on the number of shares of common stock equal to the Purchase Amount divided by the number of shares of common stock equal to the Purchase Amount divided by the fair market value of common stock at the time of the liquidity event multiplied by the discount rate. The de-SPAC Transaction qualifies as a Liquidity Event under the SAFE terms.
•
Dissolution Event. If there was a dissolution event, the SAFE investor would automatically be entitled to receive repayment of its Purchase Amount in cash.
•
Redemption Right. If the Tranche 1 SAFE has not otherwise been terminated by January 1, 2025, the SAFE investor may elect to have all or part of the Purchase Amount repaid in cash. Since issuance, no SAFE investor has elected to settle the outstanding SAFE in cash.

9. Leases

The Company has entered into non-cancellable operating leases primarily for office and warehouse spaces which have initial lease terms varying from three to five years. Leases require monthly lease payments that may be subject to annual increases throughout the lease term. Certain leases include renewal options to extend the lease term which have not been included in the computations of the present value of the lease payments at the lease commencement date as the Company is not reasonably certain to renew.

Lease expense is comprised of the following:

(in thousands)	Five Months Ended December 31, 2023	Year Ended December 31, 2024	Six Months Ended June 30, 2025
Operating lease cost	$972	$2,262	$1,131
Short-term lease cost	65	220	169
Variable lease cost	306	745	486
Total lease expense	$1,343	$3,227	$1,786

Cash paid for amounts included in the measurement of operating lease liabilities was $1.0 million, $2.5 million, and $1.3 million for the five months ended December 31, 2023, for the year ended December 31, 2024, and for the six months ended June 30, 2025, respectively. These amounts were included in the net cash used in operating activities in the Company’s consolidated statements of cash flows.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted average remaining operating lease term and the weighted average discount rate used to determine the operating lease liability were as follows:

	December 31,		June 30,
	2023	2024	2025
Weighted-average remaining lease term of operating leases (in years)	2.26	1.33	0.94
Weighted-average discount rate of operating leases	4.33%	4.26%	4.16%

As of the reporting period end, the maturities of the Company’s operating lease liabilities (excluding short-term leases) were as follows:

June 30,
(in thousands)	2025
2025 (remaining months)	1,104
2026	533
Total undiscounted lease payments	1,637
Less: imputed interest	(30)
Present value of operating lease liabilities	$1,607
Operating lease liabilities, current	$1,434
Operating lease liabilities, net of current portion	$173

10. Common Stock

On July 31, 2023, in connection with the Restructuring, the Company amended and restated its certificate of incorporation (“July 2023 COI”) that remained in place through June 30, 2025. Under the July 2023 COI, the Company authorized 22,718,203,023 shares of Class A common stock and 328,672,100 shares of Class B common stock, both with a par value of $0.000002 per share and 1,953,124,877 shares of redeemable convertible preferred stock.

Each holder of Class A common stock is entitled to one vote per share and each holder of Class B common stock is entitled to 15 votes per share. The holders of Class A and Class B common stock generally vote together with preferred stockholders and not as separate series or classes. The holders of Class A and Class B common stock vote together as a single class. Each share of Class B common stock can be converted into a share of Class A common stock upon the election of the holder of the Class B common stock or automatically in certain cases.

The holders of Class A and Class B common stock are entitled to dividends as declared by the Board of Directors, subject to rights of holders of all classes of preferred stock outstanding having priority rights as to dividends. Any dividend paid to the holders of Class A and Class B common stock shall be paid pro rata based on their respective number of shares unless different treatment of the shares of such series is approved by the holders of a majority of the voting power of the outstanding shares of such series of common stock, voting separately as a class. There have been no dividends declared or paid to date. The Class A and Class B common stock is also treated equally with respect to distributions, stock splits, stock dividends, stock combinations or similar events, unless different treatment is approved by the holders of a majority of the voting power of the outstanding shares of Class A and Class B common stock, each voting separately as a class.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has the following shares of Class A common stock reserved for future issuance, on an as-if converted basis:

	December 31,		June 30,
	2023	2024	2025
Redeemable convertible preferred stock	952,548,647	952,548,647	952,548,647
Common shares reserved for awards granted under 2017 Plan	73,440,489	71,100,460	67,268,641
Common shares reserved for awards granted under 2021 Plan	148,641,180	167,830,497	178,867,598
Remaining common shares reserved for future issuance under the Plans	50,297,933	31,786,865	20,500,019
Total reserved common stock	1,224,928,249	1,223,266,469	1,219,184,905

The Company has the following shares of Class A and Class B common stock shares outstanding during the respective reporting periods:

	Common Stock
	Class A Shares	Class B Shares
Balance as of August 1, 2023	87,658,740	328,672,100
Stock option exercises	1,412,500	—
Release of vested restricted stock units	550,651	—
Shares withheld to settle tax obligation upon release of restricted stock units	(240,395)	—
Balance as of December 31, 2023	89,381,496	328,672,100
Stock option exercises	1,029,426	—
Release of vested restricted stock units	1,182,813	—
Shares withheld to settle tax obligation upon release of restricted stock units	(550,459)	—
Balance as of December 31, 2024	91,043,276	328,672,100
Stock option exercises	3,831,819	—
Release of vested restricted stock units	488,673	—
Shares withheld to settle tax obligation upon release of restricted stock units	(238,928)	—
Balance as of June 30, 2025	95,124,840	328,672,100

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Redeemable Convertible Preferred Stock

Issued and outstanding redeemable convertible preferred stock consists of the following (in thousands, except share and per share amounts):

	December 31, 2023
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price Per Share	Aggregate Minimum Liquidation Preference	Net Carrying Value
Series A-1	149,057,400	149,057,400	$0.000002	$—	$—
Series A-2	41,757,975	41,757,975	$0.286584	16,116	11,967
Series A-3	133,246,286	—	$0.286584	—	—
Series A-3-X	133,246,286	133,246,286	$0.286584	51,425	62,061
Series A-4	27,130,907	9,043,636	$0.442300	5,387	5,387
Series A-4-X	27,130,907	18,087,271	$0.442300	10,774	10,774
Series B	419,496,627	284,439,710	$0.518300	194,654	172,539
Series B-X	419,496,627	135,056,917	$0.518300	88,923	88,923
Series C	181,859,452	181,859,452	$0.550700	130,013	136,313
Series C-1	420,702,410	—	$0.466470	—	—
	1,953,124,877	952,548,647		$497,292	$487,964

	December 31, 2024
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price Per Share	Aggregate Minimum Liquidation Preference	Net Carrying Value
Series A-1	149,057,400	149,057,400	$0.000002	$—	$—
Series A-2	41,757,975	41,757,975	$0.286584	17,728	11,967
Series A-3	133,246,286	—	$0.286584	—	—
Series A-3-X	133,246,286	133,246,286	$0.286584	56,567	69,323
Series A-4	27,130,907	9,043,636	$0.442300	5,926	5,926
Series A-4-X	27,130,907	18,087,271	$0.442300	11,851	11,851
Series B	419,496,627	284,439,710	$0.518300	214,143	180,097
Series B-X	419,496,627	135,056,917	$0.518300	97,816	97,816
Series C	181,859,452	181,859,452	$0.550700	143,014	140,810
Series C-1	420,702,410	—	$0.466470	—	—
	1,953,124,877	952,548,647		$547,045	$517,790

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	June 30, 2025
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price Per Share	Aggregate Minimum Liquidation Preference	Net Carrying Value
Series A-1	149,057,400	149,057,400	$0.000002	$—	$—
Series A-2	41,757,975	41,757,975	$0.286584	18,596	11,967
Series A-3	133,246,286	—	$0.286584	—	—
Series A-3-X	133,246,286	133,246,286	$0.286584	59,339	78,615
Series A-4	27,130,907	9,043,636	$0.442300	6,216	6,216
Series A-4-X	27,130,907	18,087,271	$0.442300	12,432	12,432
Series B	419,496,627	284,439,710	$0.518300	224,565	191,311
Series B-X	419,496,627	135,056,917	$0.518300	102,436	102,436
Series C	181,859,452	181,859,452	$0.550700	149,924	147,439
Series C-1	420,702,410	—	$0.466470	—	—
	1,953,124,877	952,548,647		$573,508	$550,416

The significant terms of the redeemable convertible preferred stock (“Preferred Stock”) are summarized as below:

Dividends

Holders of each series of Preferred Stock shall be entitled to receive dividends only when and if declared by the Board of Directors. Dividends shall be non-cumulative and distributed in the sequence of (1) Series C and Series C-1 Preferred Stock, (2) Series B and Series B-X Preferred Stock, (3) Series A-4 and Series A-4-X Preferred Stock, (4) Series A-3, Series A-3-X and Series A-2 Preferred Stock, and (5) Series A-1 Preferred Stock. After payment of dividends to the holders of redeemable convertible preferred stock, any additional dividends shall be distributed among all holders of common stock and Preferred Stock pro rata on an as-converted to common stock basis. No dividends have been declared or paid through June 30, 2025.

Liquidation Preference

A Liquidation Event includes any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The liquidation price of each series of Preferred Stock shall be equal to the greater of (1) total sum of (a) the original issuance price, (b) all declared but unpaid dividends, and (c) an interest of 10% of the original issue price per share per annum calculated on a compound basis for each year from either the original date or November 18, 2020 with respect to Series A-4, Series A-4-X, Series A-3, Series A-3-X, Series A-2 and Series A-1 Preferred Stock, or (2) such amount per share as would otherwise be payable had such series of Preferred Stock been converted into Class A common stock immediately prior to such liquidation.

In the event of any Liquidation Event or Deemed Liquidation Event, all assets and funds of the Company legally available for distribution to the stockholders shall be distributed in the preference order of (1) Series C and Series C-1 Preferred Stock, (2) Series B and Series B-X Preferred Stock; (3) Series A-4, Series A-4-X, Series A-3 Preferred Stock, Series A-3-X and Series A-2 Preferred Stock; (4) Series A-1 Preferred Stock, at the liquidation price. If there are any assets or funds remaining after the distribution of liquidation price in full to the holders of Preferred Shares, the remaining assets and funds of the Company available for distribution shall be distributed among all holders of common stock and Preferred Stock pro rata on an as-converted to common stock basis.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Redemption Rights

The Series C, Series C-1, Series B, Series B-X, Series A-4, and Series A-4-X Preferred Stock held by investors owning at least 32,890,192 shares of common stock on an as-converted basis (“Major Investors”) are optionally redeemable, at any time after the earlier of: (1) November 18, 2026; (2) the relevant materials or information provided by the Company to the Major Investors is materially different from the actual situation, or there is any concealment, misleading information, misrepresentation or suspected fraud of the Company; (3) material breach by any group company or founder; (4) any material violation by any founder of any applicable laws; (5) the Company has lost or is unable to continue to maintain the necessary business qualifications to operate its business; (6) any of the founders resign from or disposes more than half of his/her shares of the Company; (7) the termination of employment of 50% or more of the key employees of the Company; or (8) any other class or series of shares becomes redeemable.

The Series A-3 and Series A-3-X Preferred Stock held by Major Investors are optionally redeemable, at any time after the earlier of: (1) the termination of employment of any founder with the Company; (2) any material breach by the Company, or any founder or founder entity; (3) the principal business of the Company being suspended for more than six months or permanently shut down, or lose any material license, permit or government approvals of the Company or the occurrence of any material adverse effect on the businesses of the Company; (4) any material violation by any founder or founder entity of any applicable laws; or (5) any other class or series of shares becomes redeemable.

The redemption value of each Series C, Series C-1, Series B, Series B-X, Series A-4, Series A-4-X, Series A-3 and Series A-3-X Preferred Stock is equal to the higher of:

•
the sum of (1) the original issue price of the respective series of Preferred Stock, and (2) all declared but unpaid dividends on such Preferred Stock, plus (3) an interest of 10% per annum, calculated on a compound basis, for each year measured from either the original date of issuance or November 18, 2020 with respect to Series A-4 and A-4-X Preferred Stock to the redemption date; or
•
the fair market value of such respective series of Preferred Stock.

If the Company’s assets or funds on the redemption date are insufficient to pay the full redemption price, those assets or funds shall be used to pay the redemption price to the redeeming stockholders in the sequence of (1) Series C and Series C-1 Preferred Stock (2) Series B and Series B-X Preferred Stock, (3) Series A-4, Series A-4-X, Series A-3 and Series A-3-X Preferred Stock, in a pro-rata manner in accordance with the relative full amounts owed thereon. For the five months ended December 31, 2023, the year ended December 31, 2024, and for the six months ended June 30, 2025, the Company recognized $15.2 million, $29.8 million, and $32.6 million of accretion on the Redeemable Convertible Preferred Stock, respectively.

Series A-1 and Series A-2 Preferred Stock are not redeemable other than upon a Deemed Liquidation Event.

Voting Rights

The Series A-3-X, the Series A-4-X and the Series B-X Preferred Stock are entitled to 1/4 vote per share on an as-converted to Class A common stock basis. All other series of Preferred Stock are entitled to one vote for each share of Class A common stock into such Preferred Stock could be converted. The holders of Preferred Stock, voting separately as a single class, elect three directors of the Company’s Board of Directors. The holders of common stock, voting separately as a single class, elect two directors of the Company’s Board of Directors.

Conversion

Each holder of Preferred Stock has the right to convert any or all Preferred Shares, at any time, into a number of fully paid and nonassessable shares of Class A common stock determined by dividing the original issue price by the conversion price in effect at the time. The initial conversion price is equal to the original issue price and is subject to adjustment in accordance with anti-dilution adjustments.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Each share of Preferred Stock shall automatically be converted into a number of Class A common stock shares at the then-effective and applicable conversion price upon the earlier of (1) immediately prior to the closing of a Qualified Public Offering, including a direct listing or de-SPAC Transaction, as defined in the Company’s Amended and Restated Certification of Incorporation, or (2) the written consent of holders of a majority of the voting power of the then outstanding shares of Preferred Stock, and the holders of a majority of the voting power of the then outstanding shares of the Series B Preferred Stock and Series C Preferred Stock, voting as separate classes. In addition, each share of Series A-3-X, Series A-4-X and Series B-X Preferred Stock shall automatically be converted into one fully paid and nonassessable share of Series A-3, Series A-4 or Series B Preferred Stock, respectively upon the earlier of (1) the transfer of such shares other than an affiliate after the one year anniversary of the first issuance of shares in such series, or (2) upon a change of control without approval of the Board of Directors.

12. Warrants

On January 27, 2021, the Company entered into a Master Purchase Agreement with Amazon Logistics, Inc. (“Amazon”) for the purchase of certain goods, software, or other items from the Company. Concurrent with the Master Purchase Agreement, the parties entered into a warrant agreement (“Amazon Warrant”) on June 19, 2021 (“Issuance Date”) to purchase 420.7 million shares at an exercise price of $0.46647 per share. The Amazon Warrant is exercisable into shares of the Company’s Series C-1 Preferred Stock prior to the closing of a de-SPAC Transaction and into Class A common stock after the completion of a Qualified IPO (the “Warrant Shares”). The vested portions of the Amazon Warrant are exercisable at any time at the option of Amazon prior to expiration of the warrant on June 19, 2029. The potential closing of the de-SPAC Transaction discussed in Note 1 does not qualify as a change of control event that will result in the accelerated vesting of the Amazon Warrant.

At the election of Amazon, any vested portion of the Amazon Warrant will be exercisable either on a cash basis by the payment of the applicable aggregate exercise price or on a net share basis under which Amazon is not obligated to the payment of the applicable aggregate exercise price and receives a reduced number of shares by the number of shares with a fair market value equal to the aggregate exercise price on the date of exercise.

Under the terms of Amazon Warrant, (1) 84.1 million Warrant Shares were vested and were immediately exercisable (“Initial Warrant Shares”) on the issuance date; and (2) the balance of Warrant Shares will vest and will be immediately exercisable based upon payments by Amazon on the Company's products or services until the total payments from Amazon equal to $200 million (“Remaining Warrant Shares”).

Accounting for Amazon Warrant

The Amazon Warrant is determined to be a freestanding financial instrument that represents consideration payable to a customer in the form of the equity instrument issued not in exchange for distinct goods and services. The Company assessed the accounting treatment for Amazon Warrant under ASC Topic 718.

Prior to the consummation of a de-SPAC transaction, the underlying shares for the Amazon Warrants are Series C-1 Shares which are contingently redeemable outside of the Company’s control (Note 11). The Amazon Warrants are therefore classified as a liability and subsequently measured at fair value with the change of fair value being recorded in the consolidated statements of operations and comprehensive loss. In accordance with ASC Topic 718, the fair value of each tranche of the Amazon Warrant is determined at the grant date, which is the date of the warrant agreement, when the Company becomes contingently obligated to issue share-based payment awards to Amazon. Upon the consummation of the Qualified IPO, the securities to be issued upon exercise of the Amazon Warrant will be shares of the Company’s Class A common stock that are not redeemable. Therefore, the Amazon Warrant will be reclassified as equity upon the completion of a Qualified IPO or de-SPAC Transaction.

The Initial Warrant Shares vested and were immediately exercisable on the issuance date with the grant date fair value of the Warrant Shares recognized as an upfront payment to the customer, which resulted in reduction of revenue over the contract term. The Remaining Warrant Shares vest upon a specific amount of future revenue from Amazon. Accordingly, the Remaining Warrant Shares are considered as payments to a customer and therefore will be recorded as a reduction of revenue based on the grant date fair value. The vested portion of the Remaining Warrant Shares are recorded as liability originally based on the grant date fair value and subsequently measured at the fair value until the

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company completes a de-SPAC transaction when the vested portion of the Remaining Warrant Shares will be reclassified as equity. The changes in fair value are recorded in the consolidated statements of operations and comprehensive loss. The Company has elected to account for forfeitures of equity-based awards with service conditions as they occur. This entity-wide policy applies to all non-employee equity-based instruments, including those issued to customers. As a result, the Company recognizes a reduction to revenue based on the fair value of all warrants issued under the Amazon Warrant agreement, unless forfeited, in which case the transaction price is adjusted accordingly.

During the five months ended December 31, 2023, the year ended December 31, 2024, and the six months ended June 30, 2025, no portion of the Warrant Shares vested. As of December 31, 2023, December 31, 2024, and June 30, 2025, the fair value of the 88,347,506 vested shares was $10.8 million, $13.2 million, and $17.8 million, respectively, and was recorded as a warrant liability. During the five months ended December 31, 2023, the fair value of the Amazon Warrants decreased by $5.0 million, which was recognized as a gain in the consolidated statement of operations and comprehensive loss. During the year ended December 31, 2024, the fair value of the Amazon Warrants increased by $2.4 million, which was recognized as a loss in the consolidated statement of operations and comprehensive loss. During the six months ended June 30, 2025, the fair value of the Amazon Warrants increased by $4.5 million, which was recognized as a loss in the consolidated statement of operations and comprehensive loss.

13. Stock-Based Compensation

Equity Incentive Plans

In connection with the Restructuring, the Company assumed the equity incentive plans from PlusAI Corp, which were amended and restated to become equity incentive plans of the Company. The outstanding equity-based awards of PlusAI Corp were assumed under their initial terms and converted into the right to receive securities of the same type in the Company, subject to their original terms and conditions, except for the unvested PRC Awards that were modified and became liability-classified as of July 2023.

Through June 2025, the Company had outstanding awards under its 2017 Share Plan (“2017 Plan”) and the 2021 Share Incentive Plan (“2021 Plan” and collectively with the 2017 Plan, the “Plans”). Under the 2017 Plan, the Company granted Options and RSAs. Under the 2021 Plan, the Company granted RSUs, PRSUs, and Penny Options. As of June 30, 2025, there were 3,297,803 and 17,202,216 shares available for future grants under the 2017 Plan and 2021 Plan, respectively.

Components of Stock-Based Compensation

Stock-based compensation is presented in the consolidated statements of operations and comprehensive loss as follows:

(in thousands)	Five Months Ended December 31, 2023	Year Ended December 31, 2024	Six Months Ended June 30, 2025
Research and development	$387	$2,506	$223
Sales, marketing, general, and administrative	548	1,574	493
Total stock-based compensation	$935	$4,080	$716

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-based compensation is recognized for the following types of awards:

(in thousands)	Five Months Ended December 31, 2023	Year Ended December 31, 2024	Six Months Ended June 30, 2025
Common stock options	$228	$631	$90
Restricted stock units	668	1,640	620
Restricted share awards	39	1,610	6
Other share-settled awards	—	199	—
Total stock-based compensation	$935	$4,080	$716

Stock-based compensation includes the following types of awards:

(in thousands)	Five Months Ended December 31, 2023	Year Ended December 31, 2024	Six Months Ended June 30, 2025
Equity-classified awards	$688	$3,004	$422
Liability-classified awards	247	1,076	294
Total stock-based compensation	$935	$4,080	$716

Common Stock Options with Service Conditions

In July 2023, the Company granted 49,000,000 Penny Options under the 2021 Plan with an exercise price of $0.000002 equal to the par value per share, which remained outstanding through June 30, 2025. There were no Options granted during the periods presented in these consolidated financial statements.

The following table summarizes the activity related to the outstanding Options:

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (In Thousands)	Weighted Average Remaining Contractual Life (In Years)
Outstanding as of August 1, 2023	123,948,344	$0.05	$15,802	7.7
Exercised	(1,412,500)	$0.01
Forfeited	(95,355)	$0.29
Outstanding as of December 31, 2023	122,440,489	$0.05	$16,763	7.3
Exercised	(1,029,426)	$0.07
Forfeited	(1,310,603)	$0.16
Outstanding as of December 31, 2024	120,100,460	$0.04	$24,804	6.3
Exercised	(3,831,819)	$0.11
Outstanding as of June 30, 2025	116,268,641	$0.04	$50,929	5.8
Vested and exercisable as of June 30, 2025	116,268,641	$0.04	$50,929	5.8

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Options were fully vested as of June 30, 2025, and the Company recognized stock-based compensation in full prior to that date.

	Five Months Ended December 31, 2023	Year Ended December 31, 2024	Six Months Ended June 30, 2025
Aggregate intrinsic value of the options exercised	$233	$141	$1,067

The activity table above includes the Options held by the PRC Holders as of July 31, 2023, that became subject to the Plus PRC Service Requirement and are liability-classified. The following table represents the activity related to liability classified common stock options:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)
Outstanding as of August 1, 2023	1,523,412	$0.27	7.9
Reclassified to equity	(404,260)	$0.24
Forfeited	(95,355)	$0.29
Outstanding as of December 31, 2023	1,023,797	$0.29	7.6
Reclassified to equity	(435,048)	$0.28
Forfeited	(425,029)	$0.29
Outstanding as of December 31, 2024	163,720	$0.29	6.6
Reclassified to equity	(163,720)	$0.29
Outstanding as of June 30, 2025	—	$—	—

The intrinsic value of the liability-classified Options held by the PRC Holders and the associated liability were immaterial in all periods presented. The Company reclassified the liability-classified Option to equity prior to June 30, 2025, as the Plus PRC Service Requirement was met. The settlement date fair value for the liability-classified Options is at least equal to the grant-date fair value per share.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Units with Service Conditions

The following table summarizes the activity related to the outstanding unvested RSUs:

	Equity-Classified RSUs		Liability-Classified RSUs
	Number of Underlying Shares	Weighted Average Grant Date Fair Value	Number of Underlying Shares	Weighted Average Grant Date Fair Value
Unvested as of August 1, 2023	3,069,243	$0.67	4,137,939	$0.73
Vested	(590,833)	$0.70	(440,843)	$0.74
Forfeited	—	$—	(141,664)	$0.71
Unvested as of December 31, 2023	2,478,410	$0.66	3,555,432	$0.73
Vested	(1,389,211)	$0.68	(1,443,305)	$0.73
Forfeited	(229,376)	$0.71	(1,233,538)	$0.73
Unvested as of December 31, 2024	859,823	$0.63	878,589	$0.72
Vested	(638,523)	$0.65	(240,596)	$0.74
Forfeited	(52,996)	$0.74	(20,834)	$0.72
Unvested as of June 30, 2025	168,304	$0.53	617,159	$0.71

As of June 30, 2025, unrecognized stock-based compensation related to the unvested equity-classified RSUs was immaterial. The 4,137,939 liability-classified RSUs were held by the PRC Holders as of July 31, 2023, and became subject to the Plus PRC Service Requirement. The associated liability is reclassified to equity as the Plus PRC Service Requirement is met. The settlement date fair value for the liability-classified RSUs is at least equal to the grant-date fair value per share.

The following table summarizes the activity related to the vested and unreleased RSUs:

	Number of Underlying Shares	Weighted Average Grant Date Fair Value
Outstanding as of August 1, 2023	5,000,376	$0.70
Vested	1,031,676	$0.72
Released	(550,651)	$0.72
Outstanding as of December 31, 2023	5,481,401	$0.70
Vested	2,832,516	$0.70
Released	(1,182,813)	$0.73
Outstanding as of December 31, 2024	7,131,104	$0.70
Vested	879,119	$0.67
Released	(488,673)	$0.73
Outstanding as of June 30, 2025	7,521,550	$0.70

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Units with Service and Performance Conditions

The following table summarizes the activity related to the outstanding unvested PRSUs:

	Equity-Classified PRSU		Liability-Classified PRSU
	Number of Underlying Shares	Weighted Average Grant Date Fair Value	Number of Underlying Shares	Weighted Average Grant Date Fair Value
Unvested as of August 1, 2023	58,782,137	$0.21	5,523,285	$0.19
Granted	28,157,600	$0.17	—	$—
Reclassified to equity	928,554	$0.19	(928,554)	$0.19
Forfeited	(4,188,542)	$0.20	(148,543)	$0.25
Unvested as of December 31, 2023	83,679,749	$0.19	4,446,188	$0.18
Granted	30,365,100	$0.19	—	$—
Reclassified to equity	1,254,500	$0.18	(1,254,500)	$0.18
Forfeited	(6,642,713)	$0.17	(1,887,343)	$0.20
Unvested as of December 31, 2024	108,656,636	$0.19	1,304,345	$0.18
Granted	15,956,250	$0.30	—	$—
Reclassified to equity	549,644	$0.18	(549,644)	$0.18
Forfeited	(4,321,229)	$0.20	(35,417)	$0.17
Unvested as of June 30, 2025	120,841,301	$0.21	719,284	$0.17

None of the PRSUs vested as of June 30, 2025, and no stock-based compensation was recognized since the underlying performance condition linked to a liquidity event was not probable. The closing of the de-SPAC Transaction discussed in Note 1 represents a qualified liquidity event for the vesting of the outstanding PRSUs to the extent that the underlying service requirement is met as of the closing date. As of June 30, 2025, there was $25.2 million of unrecognized stock-based compensation related to the unvested equity-classified PRSUs.

The 5,523,285 liability-classified PRSUs were held by the PRC Holders as of July 31, 2023, and became subject to the Plus PRC Service Requirement. Through June 30, 2025, the performance condition linked to a liquidity event was not probable, and no expenses have been recognized. To the extent that the Plus PRC Service Requirement is met, the PRSUs held by the PRC Holders are no longer precluded from being classified in stockholders' equity. The Company reclassifies these awards to equity as the Plus PRC Service Requirement is met and remeasures the per-share basis for these awards using the fair value per share as of the reclassification date.

Restricted Share Awards Financed by Non-Recourse Loans

Between February 2019 and February 2021, the Company issued four loans to two executives with an aggregate principal amount of $1.5 million (“RSA Loans”), which matured in five years from their issuance and remained outstanding as of June 30, 2025. The RSA Loans were used to finance the purchase of 17,000,000 RSAs issued to these two executives (“Executive RSAs”). The purchase price of the Executive RSAs was equal to the fair value of the underlying shares on the grant date. The Executive RSAs are subject to service-based vesting, which occurs between two and four years from their grant dates. The unvested Executive RSAs are subject to repurchase at the applicable purchase price. The Executive RSAs remained outstanding between August 1, 2023 and June 30, 2025 and are included in the outstanding Class A common stock.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company determined that the RSA Loans were substantively issued to the executives on a non-recourse basis, as it has a history of not demanding principal amounts when due and plans to settle the RSA Loans by repurchasing part of the Executive RSAs. As such, the Executive RSAs are treated as common stock options, which are initially exercisable on or before the contractual maturities of the RSA Loans. The principal and interest of the RSA Loans are viewed as part of the exercise price and are not recognized in these consolidated financial statements until they are repaid. The Executive RSAs are treated as nonvested shares for accounting purposes, since the grantees are not exposed to the risks associated with the share ownership while the RSA Loans remain outstanding.

In February 2024 and December 2024, two out of the four RSA Loans, with a principal amount of $0.7 million, reached maturity and were not called by the Company. The Company determined that this represented an expiration and substantive extension of the option on the underlying 10,000,000 Executive RSAs through the anticipated liquidity event. Since the required service period was fully met at the time of the extension, during the year ended December 31, 2024, the Company recognized $1.5 million in stock-based compensation, representing the fair value of the replacement option on the Executive RSAs for which the RSA Loans reached their market value. The replacement option was measured using the BSM with the following assumptions:

Time to settlement (in years)	2.1 - 3.1
Volatility	62% - 79%
Risk-Free Interest Rate	4.1 - 4.3%
Dividend Yield	—

Payment in Shares under Collaboration Agreement

In December 2023, the Company entered into a collaboration agreement (“CA”) with a third-party related to the development and integration of the Company’s technology. Under the CA, the Company may receive certain materials and technical assistance services from this third-party and settle the required fees in cash or shares. The number of shares issuable is determined as a fixed dollar amount based on the services that the Company elects to settle in shares (“TAS Costs”), up to $10.0 million (“Threshold”). If the Company executes Series D financing, the shares subject to the TAS Costs will be issued in the form of Series D redeemable convertible preferred stock.

Upon the de-SPAC Transaction discussed in Note 1, the Company will be required to issue all shares subject to the Threshold in the form of common stock of the successor entity based on the implied fair value per share of the Company’s common stock. These shares will become vested only to the extent that there are outstanding TAS Costs, and will vest in the future, as the Company consumes additional TAS Costs, up to the Threshold amount. The Company is required to use reasonable efforts to reach the Threshold by December 31, 2029. As of June 30, 2025, the outstanding TAS Costs liability was $0.2 million.

14. Income Taxes

The components of loss before provision for income taxes are as follows:

(in thousands)	For the Five Months Ended December 31, 2023	For the Year Ended December 31, 2024	For the Six Months Ended June 30, 2025
Domestic	$(8,061)	$(62,043)	$(48,236)
Foreign	(7,278)	919	(8,623)
Loss before provision for income taxes	$(15,339)	$(61,124)	$(56,859)

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the five months ended December 31, 2023, the year ended December 31, 2024, and the six months ended June 30, 2025, the income tax expenses included in the consolidated statements of comprehensive loss consists of the following:

(in thousands)	Five Months Ended December 31, 2023	Year Ended December 31, 2024	For the Six Months Ended June 30, 2025
Current
Federal	$—	$—	$—
State	—	—	4
Foreign	—	—	67
Total current income tax expense	$—	$—	$71

Deferred
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
Total deferred income tax expense (benefit)	$—	$—	$—

Total income tax expense	$—	$—	$71

The reconciliation of taxes at the federal statutory rate to the Company’s provision for income taxes were as follows:

	For the Five Months Ended December 31, 2023	For the Year Ended December 31, 2024	For the Six Months Ended June 30, 2025
Federal statutory rate	21.0%	21.0%	21.0%
Stock-based compensation	8.0%	(1.0%)	(0.1%)
Foreign operations	(17.0%)	(3.3%)	1.7%
Tax credits	2.8%	1.9%	1.1%
Other non-deductible expenses	—%	(0.1%)	(0.1%)
Change in valuation allowance	(14.8%)	(18.5%)	(23.7%)
Effective tax rate	—%	—%	(0.1%)

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes are as follows:

	December 31,		June 30,
(in thousands)	2023	2024	2025
Deferred tax assets:
Net operating loss carryforwards	$24,755	$24,653	$31,953
Tax credit carryforwards	5,971	8,012	9,100
Capitalization of research and development costs	14,503	20,711	20,557
Advance payments	—	4,649	4,651
Warrants	2,333	2,789	3,742
Other	6,526	4,057	5,012
Total deferred tax assets	54,088	64,871	75,015
Valuation allowance	(52,234)	(63,220)	(73,433)
Total deferred tax assets, net of valuation allowance	$1,854	$1,651	$1,582
Deferred tax liabilities:
Right-of-use assets	$(1,006)	$(543)	$(316)
Intangible assets	(811)	(1,108)	(1,266)
Other	(37)	—	—
Total deferred tax liabilities	(1,854)	(1,651)	(1,582)
Deferred tax assets (liabilities), net	$—	$—	$—

The realization of deferred tax assets is dependent upon the generation of sufficient taxable income of the appropriate character in future periods. The Company regularly assesses its ability to realize the deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some portion of the deferred tax assets will not be realized. The Company weighed all available positive and negative evidence, including its earnings and determined that it is more likely than not that its U.S. federal and state deferred tax assets will not be realizable in the future. Accordingly, the Company has recorded a valuation allowance against its net U.S. deferred tax assets. The valuation allowance increased by $2.7 million, $11.0 million, and $10.2 million during the five months ended December 31, 2023, the 12 months ended December 31, 2024 and the six months ended June 30, 2025, respectively. The increase in the valuation allowance was recorded in the consolidated statements of operations and comprehensive loss.

As of December 31, 2023, December 31, 2024, and June 30, 2025, the Company had cumulative U.S. federal net operating losses carryforwards of $88.8 million, $88.9 million, and $123.6 million which carry forward indefinitely, respectively. As of December 31, 2023, December 31, 2024, and June 30, 2025, the Company had cumulative state net operating loss carryforwards of $69.0 million, $69.8 million, and $70.2 million which begin to expire in 2038, respectively. As of December 31, 2023, December 31, 2024, and June 30, 2025, the Company has federal research tax credit carryforwards of $6.5 million, $8.8 million, and $10.1 million, respectively, and state research tax credit carryforwards of $5.4 million, $7.2 million, and $8.1 million, respectively. The Company's federal research tax credit carryforwards will begin to expire in 2038, while its state research tax credit carryforwards carry forward indefinitely.

Net operating losses and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles the beginning and ending balances of the Company’s unrecognized tax benefit:

	December 31,		June 30,
(in thousands)	2023	2024	2025
Beginning balance	$5,971	$5,971	$8,017
Gross increases due to tax positions taken in prior periods	—	—	—
Gross increases due to tax positions taken in current periods	—	2,046	1,088
Gross decreases due to lapses in applicable statutes of limitations	—	—	—
Ending balance	$5,971	$8,017	$9,105

None of the unrecognized tax benefit will affect the effective tax rate if recognized due to the federal and state valuation allowance. The Company has not accrued any interest or penalties related to unrecognized tax benefits as of June 30, 2025. The Company's policy for classifying interest and penalties associated with unrecognized income tax benefits is to include such items in income tax expense. The Company believes that any change to unrecognized tax benefits in the next 12 months will not be material. The Company's major jurisdiction are the U.S. federal and state jurisdictions. As a result of the Company's tax attribute carryforwards, tax years 2018 through June 30, 2025 remain subject to examination for U.S. income tax purposes.

15. Segment Reporting and Geographic Information

The Company is currently in a pre-commercial research and development phase and is focused on developing an autonomous driving technology platform. The CODM uses net loss as the primary measure of segment profit and loss to assess performance and allocate resources in conjunction with the operating plans approved by the Board of Directors. The CODM utilizes the primary measure to monitor consolidated operating expenses, actual-to-budget variances, and trended actuals, which inform strategic decisions regarding the pace of personnel hiring, the prioritization of specific research and development initiatives, and the management of capital expenditures and overall forecasted cash burn.

In assessing performance and determining the allocation of resources, the CODM evaluates the components of net loss based on functional line items as disclosed in the consolidated statements of operations and comprehensive loss. Significant expenses include research and development, sales, marketing, general and administrative, which are separately presented on the Company’s consolidated statements of operations and comprehensive loss. The measure of segment assets is represented by the total assets of the Company as reported in the consolidated balance sheets.

A summary of long-lived assets by geographic location for the consolidated balance sheet dates presented is as follows:

	December 31,		June30,
(in thousands)	2023	2024	2025
Unites States	$4,081	$2,633	$2,257
Germany	170	167	154
Total	$4,251	$2,800	$2,411

The Company recognized immaterial revenue during the five months ended December 31, 2023, the year ended December 31, 2024, and the six months ended June 30, 2025, all of which was generated in the United States.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Net Loss Per Share

The computation of net loss per share is as follows:

(in thousands, except share and per share amounts)	For the Five Months Ended December 31, 2023	For the Year Ended December 31, 2024	For the Six Months Ended June 30, 2025
Net loss per share
Numerator
Net loss	$(15,339)	$(61,124)	$(56,930)
Less: accretion of redeemable convertible preferred stock	(15,198)	(29,826)	(32,626)
Net loss attributable to common stockholders	$(30,537)	$(90,950)	$(89,556)
Denominator
Weighted average common shares outstanding - basic and diluted	454,129,269	456,995,820	460,064,259
Net loss per common share - basic and diluted	$(0.07)	$(0.20)	$(0.19)

The following potentially dilutive shares were excluded from the computation of diluted earnings per share for the periods presented because including them would have had an anti-dilutive effect:

	December 31,		June 30,
	2023	2024	2025
Redeemable convertible preferred stock	952,548,647	952,548,647	952,548,647
Common stock options	73,440,489	71,100,460	67,268,641
Executive RSAs	17,000,000	17,000,000	17,000,000
Unvested RSUs with service conditions	6,033,842	1,738,412	785,463
Unvested PRSUs with service and performance conditions	88,125,937	109,960,981	121,560,585
Redeemable convertible preferred stock warrants	420,702,410	420,702,410	420,702,410
Shares issuable under simple agreements for future equity	18,158,707	48,483,748	52,905,393
Total	1,576,010,032	1,621,534,658	1,632,771,139

17. Subsequent Events

The Company has reviewed and evaluated material subsequent events from the balance sheet date of June 30, 2025, through September 18, 2025, the date on which these consolidated financial statements were available to be issued. Other than those noted below, no subsequent events have been identified for disclosure.

Workforce Reduction Plan

On August 28, 2025, the Company announced a strategic reduction of the Company’s workforce (the “Workforce Reduction Plan”) representing approximately 10% of the Company’s workforce as part of an initiative to strategically optimize the Company’s cost structure. In connection with the Workforce Reduction Plan, the Company estimates that it will incur costs of approximately $0.2 million, which consist of one-time severance benefits. These costs are expected to be incurred and paid in the third quarter of fiscal 2025.

PLUS AUTOMATION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Corporate Tax Restructuring

The Company is undergoing an internal corporate restructuring to provide greater operational and tax efficiency through restructuring of the holdings of certain subsidiaries of the Company Group (as defined in the Company’s amended and restated certificate of incorporation, as currently in effect (the “Charter”)) pursuant to which, among other steps, (1) Plus Germany will be contributed to Plus Ireland and Plus Germany Holdings LLC, a Delaware limited liability company (“Plus Germany DE”), will be dissolved, (2) ownership of up to 2% of Plus Ireland will be transferred to PlusAI, Inc., a Delaware company (“DE Sub”), in exchange for certain intellectual property, (3) Plus Holdings Ltd., a Cayman Islands exempted company, will be dissolved, and (4) the shares of DE sub will be distributed to the Company (collectively, the “Subsidiary Restructuring”). These reorganizations qualify as tax-free IRC 368 reorganizations, and we do not expect any material financial impact to these consolidated financial statements. Based on local and statutory filing requirements, we expect these reorganizations to be completed over the next several months.

Disposal of Long-Term Investment in Plus PRC

On September 8, 2025, PlusAI agreed to sell to Full Truck Alliance Co. Ltd. (“FTA”) all 476,635,210 redeemable series A-X preferred shares of Plus PRC owned by PlusAI for gross proceeds of $20.0 million, of which $2.0 million is subject to tax withholding pursuant to PRC law. Such transaction closed on September 17, 2025.

Repurchase of Executive RSA and Settlement of the RSA Loans

On September 17, 2025, the Company executed a stock repurchase agreement to purchase 2,971,825 Executive RSAs from an executive at a price of $0.48 per share for approximately $1.4 million. The proceeds from this transaction were applied to settle the outstanding principal amount and accrued interest for the three RSA Loans initially used by this executive to acquire 15,000,000 Executive RSAs.

18. Restatement of Previously Issued Financial Statements

The Company has restated its previously issued consolidated financial statements for the period ended and as of December 31, 2024 and June 30, 2025 in accordance with ASC Topic 250, Accounting Changes and Error Corrections. The Company has also updated the impacted Notes 1, 4 and 8 to the consolidated financial statements. The restatement changes the classification of outstanding liabilities related to certain SAFEs that became optionally redeemable by the holders for cash beginning on January 1, 2025. The Company has restated the classification of the optionally redeemable SAFEs from noncurrent liabilities to current liabilities as of December 31, 2024 and June 30, 2025 to reflect such potential optional redemption right.

The following table presents the impacted financial statement line items in the consolidated balance sheet for the following periods presented:

	As of December 31, 2024			As of June 30, 2025
(in thousands)	As Previously Reported	Adjustment	As Restated	As Previously Reported	Adjustment	As Restated
Simple agreements for future equity, current	—	24,756	24,756	—	28,583	28,583
Total current liabilities	9,558	24,756	34,314	12,032	28,583	40,615
Simple agreements for future equity, noncurrent	27,536	(24,756)	2,780	34,717	(28,583)	6,134
Total liabilities	51,424	—	51,424	65,284	—	65,284

PLUS AUTOMATION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share data)

	December 31,	September 30,
	2024	2025
	(As Restated)	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$49,754	$17,467
Short-term marketable securities	454	433
Accounts and other receivables	1,436	750
Deferred offering costs	—	6,444
Prepaid expenses and other current assets	3,607	5,319
Total current assets	55,251	30,413
Long-term investment	29,295	—
Property and equipment, net	2,800	2,211
Operating lease right-of-use assets	2,580	973
Other noncurrent assets	298	312
Total assets	$90,224	$33,909
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,092	$8,298
Advance payments	122	75
Operating lease liabilities, current	2,374	1,181
Accrued compensation and benefits	2,185	1,756
Discounted options liability	808	1,956
Simple agreements for future equity, current	24,756	29,530
Accrued and other current liabilities	1,977	2,976
Total current liabilities	34,314	45,772
Operating lease liabilities, noncurrent	561	—
Warrant liabilities	13,242	19,043
Simple agreements for future equity, noncurrent	2,780	6,338
Share-based awards liabilities	451	222
Other noncurrent liabilities	76	142
Total liabilities	51,424	71,517

Commitments and contingencies (Note 5)

Redeemable convertible preferred stock, $0.000002 par value; 1,953,124,877 shares authorized; 952,548,647 shares issued and outstanding as of December 31, 2024 and September 30, 2025; aggregate minimum liquidation preference of $547,045 and $587,512 as of December 31, 2024 and September 30, 2025, respectively	517,790	566,692
Stockholders’ Deficit:
Class A common stock, $0.000002 par value; 22,718,203,023 shares authorized; 91,043,276 and 122,200,116 shares issued and outstanding as of December 31, 2024 and September 30, 2025, respectively	—	—
Class B common stock, $0.000002 par value; 328,672,100 shares authorized, issued, and outstanding as of December 31, 2024 and September 30, 2025	1	1
Additional paid-in capital	—	—
Accumulated deficit	(478,976)	(604,069)
Accumulated other comprehensive loss	(15)	(232)
Total stockholders’ deficit	(478,990)	(604,300)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$90,224	$33,909

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PLUS AUTOMATION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except share and per share data)

	For the Nine Months Ended September 30,
	2024	2025
Revenue	$—	$47
Operating expenses:
Research and development	26,694	41,451
Sales, marketing, general and administrative	13,117	15,236
Total operating expenses	39,811	56,687
Loss from operations	(39,811)	(56,640)
Other income (expense):
Interest income	2,600	629
Interest expense	(23)	(25)
Other expense, net	(287)	(488)
Loss from investments, net	(1,304)	(122)
Impairment of long-term investment	(1,326)	(9,295)
Change in fair value of simple agreements for future equity	(831)	(5,897)
Change in fair value of warrant liabilities	(899)	(5,801)
Total other expense, net	(2,070)	(20,999)
Loss before income taxes	(41,881)	(77,639)
Income tax expense	(1)	(68)
Net loss	$(41,882)	$(77,707)
Accretion of redeemable convertible preferred stock to redemption value	(18,764)	(48,902)
Net loss attributable to common stockholders	$(60,646)	$(126,609)
Net loss per common share – basic and diluted	$(0.13)	$(0.27)
Weighted-average shares outstanding – basic and diluted	456,510,102	461,964,111

Comprehensive loss:
Net loss	$(41,882)	$(77,707)
Other comprehensive loss:
Foreign currency translation adjustment	(26)	(217)
Comprehensive loss	$(41,908)	$(77,924)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PLUS AUTOMATION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(Unaudited, in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	in Capital	Loss	Deficit	Deficit
Balance as of December 31, 2023	952,548,647	$487,964	418,053,596	$1	$—	$(100)	$(392,318)	(392,417)
Accretion of redeemable convertible preferred stock to redemption value	—	18,764	—	—	(2,914)	—	(15,850)	(18,764)
Stock option exercises	—	—	389,426	—	36	—	—	36
Release of vested restricted stock units	—	—	910,964	—	—	—	—	—
Shares withheld to settle tax obligation upon release of restricted stock units	—	—	(429,327)	—	(69)	—	—	(69)
Reclassification of liability-classified stock options and restricted stock units to equity-classified	—	—	—	—	1,154	—	—	1,154
Stock-based compensation	—	—	—	—	1,793	—	—	1,793
Foreign currency translation adjustment	—	—	—	—	—	(26)	—	(26)
Net loss	—	—	—	—	—	—	(41,882)	(41,882)
Balance as of September 30, 2024	952,548,647	$506,728	418,924,659	$1	$—	$(126)	$(450,050)	$(450,175)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	in Capital	Loss	Deficit	Deficit
Balance as of December 31, 2024	952,548,647	$517,790	419,715,376	$1	$—	$(15)	$(478,976)	$(478,990)
Accretion of redeemable convertible preferred stock to redemption value	—	48,902	—	—	(1,516)	—	(47,386)	(48,902)
Stock option exercises	—	—	33,831,819	—	1,866	—	—	1,866
Repurchase of restricted common stock awards	—	—	(2,971,825)	—	(1,426)	—	—	(1,426)
Release of vested restricted stock units	—	—	574,091	—	—	—	—	—
Shares withheld to settle tax obligation upon release of restricted stock units	—	—	(277,245)	—	(63)	—	—	(63)
Reclassification of liability-classified stock options and restricted stock units to equity-classified	—	—	—	—	667	—	—	667
Stock-based compensation	—	—	—	—	472	—	—	472
Foreign currency translation adjustment	—	—	—	—	—	(217)	—	(217)
Net loss	—	—	—	—	—	—	(77,707)	(77,707)
Balance as of September 30, 2025	952,548,647	$566,692	450,872,216	$1	$—	$(232)	$(604,069)	$(604,300)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PLUS AUTOMATION, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

PLUS AUTOMATION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For The Nine Months Ended September 30,
	2024	2025
Cash flows from operating activities:
Net loss	$(41,882)	$(77,707)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,725	1,453
Unrealized loss on short-term marketable securities	1,304	122
Stock-based compensation	2,741	897
Non-cash lease expense	1,552	1,608
Change in fair value of warrant liabilities	899	5,801
Change in fair value of simple agreements for future equity	831	5,897
Disposal gain of property and equipment	—	(79)
Impairment of long-term investment	1,326	9,295
Unrealized foreign exchange, net	24	24
Receipt of accrued interest on short-term investments	(11)	(11)
Changes in operating assets and liabilities:
Accounts and other receivables	619	686
Prepaid expenses and other current assets	(1,034)	288
Other noncurrent assets	(3)	(15)
Accounts payable	711	1,871
Discounted options liability	352	1,148
Accrued and other liabilities	(972)	(486)
Accrued compensation and benefits	(353)	(429)
Operating lease liabilities	(1,703)	(1,754)
Advance payments	(981)	(47)
Net cash used in operating activities	(34,855)	(51,438)
Cash flows from investing activities:
Sale of long-term investment	—	18,000
Purchase of property and equipment	(480)	(1,031)
Proceeds from sales of property and equipment	—	212
Purchases of short-term marketable securities	(508)	(556)
Maturities of short-term marketable securities	129	466
Net cash provided by (used in) investing activities	(859)	17,091
Cash flows from financing activities:
Proceeds from exercises of stock options	36	1,866
Repurchase of restricted common stock awards	—	(1,426)
Tax withholding payments for net share-settled restricted stock units	(69)	(63)
Payment of deferred offering costs	—	(535)
Cash received for simple agreements for future equity	14,000	2,435
Net cash provided by financing activities	13,967	2,277
Net decrease in cash and cash equivalents	(21,747)	(32,070)
Effect of exchange rate changes on cash and cash equivalents	(26)	(217)
Cash and cash equivalents at beginning of period	78,435	49,754
Cash and cash equivalents at end of period	$56,662	$17,467
Supplemental disclosures
Cash paid for interest	$23	$25
Cash paid for taxes	$1	$1
Supplemental disclosures for noncash investing and financing activities
Accretion of redeemable convertible preferred stock to redemption value	$18,764	$48,902
Other receivables obtained in exchange for sale of long-term investment	$—	$2,000
Purchase of property and equipment included in accounts payable	$460	$47
Deferred offering costs included in accounts payable and accrued and other liabilities	$—	$5,909
Reclassification of liability-classified stock options and restricted stock units to equity-classified	$1,154	$667

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PLUS AUTOMATION, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Nature of Operations

Nature of Business

Plus Automation, Inc. (“Plus Automation”) was incorporated in Delaware in March 2023 and is headquartered in California. Plus Automation and its consolidated subsidiaries are collectively referred to as the “Company” or “PlusAI”. The Company engages primarily in developing and providing self-driving technology and solutions for its customers and collaboration partners.

Churchill Agreement

On June 5, 2025, the Company entered into a definitive business combination agreement (“Business Combination Agreement”) with Churchill Capital Corp IV (“Churchill”), a publicly traded special purpose acquisition company (“SPAC”) listed on the National Association of Securities Dealers Automated Quotations exchange (“NASDAQ”) under the ticker symbol “CCIX.” Subject to the Business Combination Agreement closing, Merger Sub II., a wholly owned subsidiary of Churchill, will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Churchill (the “de-SPAC Transaction”). In connection with the de-SPAC Transaction, it is expected that Churchill will change its name to PlusAI Holdings, Inc., and the combined company is anticipated to be listed on the NASDAQ under the new ticker symbol “PLS”. The Company anticipates this transaction to be completed in early 2026, subject to customary closing conditions.

Liquidity and Going Concern

Since its inception, the Company has incurred net losses and negative cash flows from operations. As of September 30, 2025, the Company had an accumulated deficit of $604.1 million. The Company incurred net losses of $61.1 million during the year ended December 31, 2024, and $77.7 million during the nine months ended September 30, 2025. Certain simple agreements for future equity (“SAFE”) became optionally redeemable for cash by the holders beginning on January 1, 2025. The Company estimated that its existing cash and cash equivalents balance of $17.5 million and short-term marketable securities of $0.4 million as of September 30, 2025, without any future financing, will not be sufficient for the Company to continue as a going concern. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these unaudited condensed consolidated financial statements are issued.

The Company expects to incur additional losses and negative cash flows for the foreseeable future as it continues its research and development efforts. The Company’s ability to achieve its intended business objectives is dependent upon, among other things, its ability to scale its business, grow its customer base, manage its expenses, or otherwise successfully execute its business and marketing strategy, obtain adequate financing to fund its business plan, and hire and retain appropriate personnel. While the Company has been reviewing a number of potential strategic alternatives regarding its liquidity, including securing alternative sources for additional financing, such alternatives may not be achievable on favorable conditions, or at all. Future capital requirements will depend on many factors, including the rate of adoption for its autonomous driving solutions and associated revenue growth, the expansion of supporting activities, and the timing and extent of research and development efforts. If sufficient funds on acceptable terms are not available when needed, the Company could be required to significantly reduce its operating expenses and the scope of its development activities. Failure to manage discretionary spending or raise additional financing, as needed, may adversely impact the Company’s ability to achieve its intended business objectives.

The Company is pursuing a transaction with Churchill and expects to use the proceeds from the de-SPAC Transaction to support its operations. There can be no assurance that the de-SPAC transaction will be successful. In the event the Company does not complete its de-SPAC transaction, the Company may seek additional equity or debt financing, including through strategic partnerships. Management also plans to manage the Company’s cash burn by controlling expenditures. Failure to generate sufficient cash flow from operations, raise additional capital, and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives, maintain adequate liquidity, and continue as a going concern. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

PLUS AUTOMATION, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Principal Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the requirements of the Securities and Exchange Commission for interim financial reporting. Accordingly, certain footnotes or other financial information that are normally required by GAAP can be condensed or omitted.

These unaudited condensed consolidated financial statements for the nine months ended September 30, 2025 and 2024 have been prepared on the same basis as the Company’s audited financial statements, and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the interim periods presented. The results for the nine months ended September 30, 2025, are not necessarily indicative of results to be expected for the year ending December 31, 2025, or any other future interim or annual period. The condensed consolidated balance sheet as of December 31, 2024 was derived from the audited financial statements as of that date. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements included in this proxy statement/prospectus.

While the Company previously issued audited financial statements for the six months ended June 30, 2025, its fiscal year-end is December 31 of each year, which will remain the reporting date in its future annual consolidated audited financial statements. There have been no material changes to the Company’s accounting policies since the audited financial statements for the six months ended June 30, 2025 included in this proxy statement/prospectus.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company’s management reviews these estimates based on information that is currently available. Changes in facts and circumstances may cause the Company to revise its estimates. Significant accounting estimates reflected in the Company’s condensed consolidated financial statements include estimation of the progress in collaboration and non-recurring engineering (“NRE”) arrangements, allowance for expected credit losses, useful lives of property and equipment, impairment of long-lived assets and long-term investment, valuation of share-based compensation arrangements, fair value of common stock, redeemable convertible preferred stock, simple agreements for future equity, warrant liabilities, and the valuation allowance of deferred tax assets.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents, and short-term investments. The Company maintains cash and cash equivalents in deposit accounts at financial institutions that, at times, may significantly exceed federally insured limits. The Company has not experienced any losses related to such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships. The Company’s non-interest-bearing cash balances as of September 30, 2025 were fully insured up to $250,000 per depositor at each financial institution, and substantially all of the Company’s cash and cash equivalents were held in one major financial institution, which management considers to be of high credit quality.

Accounts and other receivables are generally unsecured and denominated in United States dollar (“US Dollar” or “USD”) or Euro and are derived from operations primarily in the United States. The Company performs ongoing credit evaluations of its accounts receivable to mitigate its credit risk. As of December 31, 2024, two collaboration partners accounted for 84% and 14% of accounts and other receivables. As of September 30, 2025, one collaboration partner accounted for 88% of the Company’s accounts and other receivables. No other customer accounted for more than 10%

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

of the total balance as of each of the reporting dates presented. The Company operates primarily in the U.S., where it generates revenue and holds substantially all its long-lived assets.

Fair Value Measurements

Assets and liabilities recorded at fair value on a recurring basis in the condensed consolidated balance sheets are categorized based on the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

•
Level 1. Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
•
Level 2. Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and
•
Level 3. Unobservable inputs supported by little or no market activity and significant to the fair value of the assets or liabilities.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment that management exercises in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Simple Agreements for Future Equity

The Company accounts for its SAFEs as a liability stated at fair value in accordance with ASC Topic 480: Distinguishing Liabilities from Equity. SAFEs are subject to revaluation at the end of each reporting period, with changes in fair value recognized in the condensed consolidated statements of operations and comprehensive loss. There were no event triggering conversion of the SAFEs into equity securities during the nine months ended September 30, 2025.

Stock-Based Compensation

Types of Equity-Based Awards

The Company’s outstanding equity-based awards include the following categories: (1) restricted stock units with service conditions only (“RSUs”), (2) restricted stock units with service and performance conditions based on the occurrence of a liquidity event, which is required to be met for any awards to vest (“PRSUs”), (3) restricted share awards financed through non-recourse notes (“RSAs”), which are treated as common stock options for accounting purposes, (4) common stock options granted to third parties with the exercise price equal to the par value of the underlying share and fully vested at issuance (“Penny Options”), and (5) common stock options with service conditions (“Options”). The Company recognizes stock-based compensation expense based on the estimated fair values for all share-based payment awards.

Equity-Classified Share-Based Awards

The fair value of equity-classified RSUs, PRSUs, and Penny Options is determined using the estimated fair value of the Company’s common stock on the grant date. The grant date fair value of the RSUs is recognized ratably over the requisite service periods, which typically range from two to four years. The grant date fair value for the equity-classified PRSUs is recognized once it becomes probable that the performance condition will be satisfied, which is

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

generally upon the consummation of a liquidity event. The grant date fair value for the equity-classified Penny Options was recognized at their issuance, as these awards were fully vested at the time of issuance.

The fair value of the Company’s common stock was determined by the Board of Directors with input from management and consideration of third-party valuation reports. In the absence of a public trading market, and as a development-stage company with no significant revenues, the Company believes that it is appropriate to consider a range of factors to determine the fair market value of the common stock at each grant date. The Company considered various objective and subjective factors, along with inputs from the independent third-party valuation firm. The factors included (1) the progress of the development activities by the Company; (2) the significant risks associated with the Company’s stage of development; (3) capital market conditions for comparable, privately held, technology companies; (4) the Company’s available liquidity, financial condition, and results of operations; (5) the historical issuances of the Company’s shares to third parties; and (6) the preferential rights of the redeemable convertible preferred stockholders.

The fair value of the Options and RSAs is determined using the Black-Scholes option-pricing model (“BSM”). The grant date fair value of the equity-classified Options and RSAs is recognized as an expense over the requisite service periods, generally ranging from two to four years. Forfeitures are recognized as they occur.

The BSM requires the use of certain assumptions as of each grant date, including the fair value of the Company’s common stock, expected term, expected volatility, risk-free interest rate, and expected dividends:

•
Expected Term. The Company does not have sufficient historical exercise data to provide a reasonable basis for estimating the expected term. For the awards that qualify as plain-vanilla options, the Company uses the expected term calculated based on the simplified method, which uses the midpoint between the vesting date and the contractual term. For the awards that do not qualify as plain-vanilla options, such as those with intrinsic value on their grant date, the Company assessed the expected term using the contractual term and the anticipated requisite service period, which reflected its expectations for the liquidity event.
•
Expected Equity Volatility. The Company has computed expected volatility based on the historical volatility of a representative group of public companies with similar characteristics to the Company (e.g., public entities of similar size, complexity, stage of development, and industry focus). The historical volatility is commensurate with the expected term assumption.
•
Risk-Free Interest Rate. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of award grant for the expected term of the award.
•
Expected Dividend Yield. The Company has historically paid no dividends and does not anticipate paying dividends in the future.

Liability-Classified Share-Based Awards

In connection with a series of transactions in July 2023 resulting in Plus Automation becoming the parent Company of PlusAI Corp (the “Restructuring”), the unvested RSUs, PRSUs, and Options (“PRC Awards”) held by the grantees (“PRC Holders”) employed with Plus PRC Holdings Ltd and related companies (“Plus PRC”) were expected to be forfeited pursuant to their original terms. In July 2023, the Company modified the PRC Awards to allow their continuous vesting based on their initial terms, contingent on the service to Plus PRC (“Plus PRC Service Requirement”). The Company determined that the Plus PRC Service Requirement is a condition that is not a service, performance, or market condition from the award related to the Company’s operations. As such, the unvested PRC Awards became liability-classified upon completion of the Restructuring. Since the Company anticipates that the liability-classified PRC Awards will be settled in equity, the associated liability is presented as noncurrent in the condensed consolidated balance sheets.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The service-based awards held by the PRC Holders, including RSUs and Options, became vested from the Company’s standpoint, and the variability in the number of shares issuable is based solely on the Plus PRC Service Requirement. As such, the Company reclassifies the liability to equity as the Plus PRC Service Requirement is met. Since the service-based awards held by the PRC Holders were expected to vest before the Restructuring, total stock-based compensation for these awards is at least equal to the grant-date fair value per share.

The PRSUs held by the PRC Holders are also subject to the performance condition, and no liability is recognized until the underlying liquidity event becomes probable. The Company reclassifies the liability-classified RSUs held by the PRC holders to equity as the Plus PRC Service Requirement is met and remeasures the per-share basis of these awards at fair value.

Deferred Offering Costs

Deferred offering costs consist of expenses directly attributable to the Company’s planned de-SPAC Transaction with Churchill, including but not limited to legal, accounting, printing, underwriter, and filing fees, which are capitalized as incurred. Upon completion of the de-SPAC Transaction, the capitalized eligible deferred offering costs will be offset against the associated proceeds and reclassified to additional paid-in capital. No deferred offering costs were capitalized as of December 31, 2024. As of September 30, 2025, the Company recorded deferred offering costs of $6.4 million.

Warrant Liabilities

The Company’s warrants to purchase shares of redeemable convertible preferred stock are classified as liabilities as the underlying securities are contingently redeemable upon the occurrence of events that are outside of the control of the Company. The warrants were recorded at fair value upon issuance and are subsequently remeasured at fair value as of each balance sheet date, with changes in fair value recognized in the Company’s condensed consolidated statements of operations and comprehensive loss until expiration or settlement.

Segment Reporting

Operating segments are defined as components of an enterprise engaging in business activities for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker(s) (“CODM”) in deciding how to allocate resources and assess performance. The Company manages its operations as one operating and reportable segment. The Company’s CODM, its Chief Executive Officer, manages the Company’s operations on a consolidated basis for the purposes of allocating resources and evaluating financial performance. The CODM reviews significant segment expenses based on functional line items as disclosed in the consolidated statements of operations and comprehensive loss. The CODM does not review assets at a different level or category other than the amounts disclosed in the Company’s consolidated balance sheets.

Recently Adopted Accounting Pronouncements

In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”). ASU 2025-03 changes how companies determine the accounting acquirer in certain business combinations involving variable interest entities. The new guidance requires considering the factors used for other acquisition transactions to assess which party is the accounting acquirer. ASU 2025-03 is effective for the Company’s annual reporting periods beginning on January 1, 2027. Early adoption is permitted. The Company early adopted ASU 2025-03 on July 1, 2025. ASU 2025-03 is applied prospectively and will impact the accounting for the de-SPAC Transaction, specifically that Plus Automation is expected to be the accounting acquirer.

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires public entities to disclose specific categories in the effective tax rate reconciliation, as well as additional

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

information for reconciling items that exceed a quantitative threshold. ASU 2023-09 also requires all entities to disclose income taxes paid disaggregated by federal, state, and foreign taxes and further disaggregated for specific jurisdictions that exceed 5% of total income taxes paid, among other expanded disclosures. For public business entities, the ASU is effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025, with early adoption permitted. The ASU should be applied on a prospective basis, with retrospective application permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement – Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires public entities to provide disaggregated disclosures of certain expense captions presented on the face of the income statement into specific categories within the footnotes to the financial statements. ASU 2024-03 is effective for the Company’s annual periods beginning on January 1, 2027, and interim periods beginning on January 1, 2028, with early adoption permitted. The ASU may be applied either on a prospective or retrospective basis. The Company is currently evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

In May 2025, the FASB issued ASU No. 2025-04, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts With Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer (“ASU 2025-04”). ASU 2025-04 revises the definition of a performance condition, eliminates the forfeiture policy election for service conditions, and clarifies that the variable consideration constraint in ASC Topic 606 does not apply to share-based consideration payable to customers. The new guidance requires entities to consistently account for share-based awards granted to customers by clarifying the treatment of vesting conditions and ensuring alignment with ASC Topic 606 and ASC Topic 718: Compensation—Stock Compensation. ASU 2025-04 is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 provides a practical expedient that all entities can use when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC Topic 606. Under this practical expedient, an entity is allowed to assume that the current conditions it has applied in determining credit loss allowances for current accounts receivable and current contract assets remain unchanged for the remaining life of those assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025, and interim reporting periods in those fiscal years. Entities that elect the practical expedient and, if applicable, make the accounting policy election are required to apply the amendments prospectively. The Company is currently evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

In September 2025, the FASB issued ASU No. 2025-06, Intangibles - Goodwill and Other – Internal-Use Software (Subtopic 350-40) (“ASU 2025-06”). ASU 2025-06 amends certain aspects of the accounting and disclosure requirements for software costs. Under ASU 2025-06, entities may begin to capitalize internal-use software costs when management authorizes and commits to funding a software project, and it is probable that the project will be completed. ASU 2025-06 is effective for all annual reporting periods beginning after December 15, 2027, and interim reporting periods within those annual reporting periods. Early adoption is permitted as of the beginning of an annual reporting period. The Company is currently evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

In September 2025, the FASB issued ASU No. 2025-07, Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606) (“ASU 2025-07”), which refines the scope of derivative accounting to exclude certain non-exchange-traded contracts with underlying based on the operations or activities specific to one of the parties to the contract and clarifies the accounting for share-based noncash consideration in revenue contracts under ASC Topic 606. ASU 2025-07 is effective for annual periods beginning after December 15, 2026, and interim periods within those annual reporting periods, with early adoption permitted. Transition can be applied prospectively to new contracts or on a modified retrospective basis. The Company is currently evaluating the impact of adopting this new accounting guidance on its consolidated financial statements and related disclosures.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Collaboration and NRE Arrangements

The Company enters into best-efforts, generally nonrefundable NRE arrangements with strategic partners to develop SuperDrive, an autonomous driving system, and these arrangements are not conducted through a separate legal entity. These arrangements involve joint research and development programs to integrate the Company’s autonomous driving software and systems with the counterparty’s vehicle platforms or other hardware, with the goal of developing, testing, and validating various autonomous driving solutions and functionality. Under these arrangements, the Company is reimbursed for a portion of the research and development expenses attributable to specific development activities. The Company receives no additional consideration or royalties upon completion of NRE projects, and the counterparty does not commit to purchasing any specific product in the future. The participation reimbursement received by the Company does not depend on whether the project will yield future benefits.

The Company analyzes the NRE arrangements to determine whether they involve joint operating activities performed by parties that are both active participants and exposed to significant risks and rewards based on the commercial success of the activities. The Company has concluded that the NRE arrangements fall within the scope of ASC Topic 808, Collaborative Arrangements, since these arrangements have the following characteristics:

•
Contributions and Responsibilities of Both Parties. Both the Company and the counterparty contribute significant intellectual, technical, and human resources. Each party has clearly defined material responsibilities outlined in the applicable documentation, such as statements of work, across the development phases. The Company typically leads software development and integration activities, while the counterparty contributes hardware platforms, testing environments, and vehicle-specific expertise.
•
Shared Corporate Governance. The arrangements include formal joint governance mechanisms, such as joint steering committees or joint development teams, that meet regularly to approve milestones, resolve technical issues, and make key decisions regarding the direction of the development activities. Each party typically has equal representation on these committees, and material changes to scope, timeline, or technical specifications generally require mutual agreement.
•
Shared Risks and Rewards. Both parties bear significant economic risks and have the potential for significant rewards tied to the ultimate commercial success or failure of the jointly developed autonomous driving solution. Neither party is guaranteed full recovery of its research and development costs, and each bears its own costs with no contractual right to reimbursement from the other if the program is unsuccessful. NRE payments from the counterparty are fixed or budget-based amounts intended solely to partially offset the Company’s anticipated costs, which generally are less than the Company’s fully burdened costs and without a normal profit margin. Each party owns the foreground intellectual property resulting from the collaboration that primarily relates to such party’s technology or background intellectual property. Successful commercialization provides each party with uncapped future economic benefits.

For NRE arrangements within the scope of ASC Topic 808, the Company first determines whether the collaborative arrangement is entirely or partially a contract with a customer or falls entirely within the scope of other GAAP. For NRE agreements with multiple deliverables, the Company would assess the units of account by applying the separation and initial measurement requirements of the applicable authoritative accounting literature. If there are no separation or initial measurement requirements in those other standards, the requirements in ASC Topic 606, are applied. For each unit of account identified, the Company determines the accounting treatment based on the relevant authoritative guidance that can be directly applied or reasonably analogized to, or makes an accounting policy election based on the nature if no reasonable analogy found.

The Company has concluded that for each NRE arrangement, there is one unit of account for participation in research and development programs. Participation reimbursements are recognized over time using a cost-to-cost input method (i.e., costs incurred to date relative to total estimated costs), which reflects the Company’s progress toward satisfying its obligation under the development activities. Activities performed for NRE arrangement are tracked and reflect progress made for each arrangement and are charged at consistent internal rates. Participation reimbursements recognized are recorded as a reduction to research and development expenses in the consolidated statements of operations and comprehensive loss.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The fees received from the collaboration arrangements are recognized based on costs incurred to date over the total estimated project costs and are recorded as an offset to research and development expenses in the condensed consolidated statements of operations and comprehensive loss. During the nine months ended September 30, 2024 and 2025, the Company recorded $10.7 million and $1.5 million as an offset to research and development costs related to all partner collaboration agreements, respectively.

4. Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, marketable securities, accounts and other receivables, accounts payable, the SAFE liabilities, the warrant liabilities, liability-classified share-based awards and other payables. Marketable securities, the SAFE liabilities, the warrant liabilities, and liability-classified share-based awards are measured and reported at fair value at the end of each reporting period. The carrying values of other financial instruments approximate their fair values due to their short-term nature.

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis is as follows:

	December 31, 2024
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Treasury bills classified as short-term marketable securities	$264	$—	$—	$264
Equity securities in short-term marketable securities	190	—	—	190
Total	$454	$—	$—	$454
Financial Liabilities:
Warrant liabilities (Note 11)	$—	$—	$13,242	$13,242
Simple agreements for future equity, current	—	—	24,756	24,756
Simple agreements for future equity, noncurrent	—	—	2,780	2,780
Liability-classified share-based awards (Note 12)	—	—	451	451
Total	$—	$—	$41,229	$41,229

	September 30, 2025
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Treasury bills classified as cash equivalents	$365	$—	$—	$365
Equity securities in short-term marketable securities	68	—	—	68
Total	$433	$—	$—	$433
Financial Liabilities:
Warrant liabilities (Note 11)	$—	$—	$19,043	$19,043
Simple agreements for future equity, current	—	—	29,530	29,530
Simple agreements for future equity, noncurrent	—	—	6,338	6,338
Liability-classified share-based awards (Note 12)	—	—	222	222
Total	$—	$—	$55,133	$55,133

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth a summary of the changes in the fair value of the Company’s warrants and SAFE classified as Level 3 financial instruments:

(in thousands)	Warrants	SAFE
Fair value as of December 31, 2024	$13,242	$27,536
Fair value as of issuance date	—	2,435
Change in fair value	5,801	5,897
Fair value as of September 30, 2025	$19,043	$35,868

The following table sets forth a summary of the changes in the fair value of the Company’s share-based awards liabilities classified as Level 3 financial instruments and included within noncurrent liabilities in the unaudited condensed consolidated balance sheets:

(in thousands)
Liability as of December 31, 2024	$451
Change in fair value	425
Settlement in equity	(667)
Foreign currency remeasurement loss	13
Liability as of September 30, 2025	$222

Treasury Bills

U.S. Treasury bills are classified as cash equivalents if the maturities at the date of purchase are three months or less. If the maturities of U.S. Treasury bills are greater than three months and less than 12 months at the date of purchase, they are classified short term investments. The Company obtains pricing information from its investment manager and generally determines the fair value of available-for-sale securities using standard observable inputs, including reported trades, broker and dealer quotes, and bids and offers. All such inputs are considered as Level 1 in the fair value hierarchy.

Short-Term Marketable Securities

As of December 31, 2024 and September 30, 2025, the fair value of the Company’s holdings in shares of Luminar’s marketable equity securities are based upon quoted market prices and considered a Level 1 asset in the fair value hierarchy.

Warrant Liabilities

The Company estimated the fair value of warrant liabilities using a combination of the binomial lattice model and a waterfall proceeds analysis based on estimated probabilities assigned to different exit scenarios, including an initial public offering or other settlement alternatives, as these events became known or knowable as of the valuation date. The probabilities of the Company becoming a public entity used to determine the fair value of warrant liabilities were 50% and 90% as of December 31, 2024 and September 30, 2025, respectively. The following are the unobservable inputs used in the binomial lattice model:

	December 31,	September 30,
	2024	2025
Exercise Price	$0.46647	$0.46647
Dividend yield	—	—
Expected term (in years)	1.75	1.50
Risk-free interest rate	4.2%	3.6%
Expected volatility	71.3%	71.1%

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Simple Agreements for Future Equity

During the nine months ended September 30, 2025 the Company issued additional SAFE instruments and received gross proceeds of $2.4 million in cash. A Monte Carlo simulation was used to determine the fair value, utilizing the following significant unobservable inputs:

	December 31,	September 30,
	2024	2025
Expected term (in years)	1.25	1.00
Term-matched semi-annual risk-free rate	4.2%	3.8%
Drift / continuously compounded risk-free rate	4.1%	3.8%
Volatility	73.7%	66.9%

5. Commitments and Contingencies

Indemnification

In the normal course of business, the Company enters into agreements that contain various representations and provide for general indemnification. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of September 30, 2025 and December 31, 2024, the Company did not have any material indemnification claims that were probable or reasonably possible.

Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding for which any liabilities have been accrued as of September 30, 2025 and December 31, 2024. The Company is not currently involved in any legal actions that could have a material effect on the Company’s financial position, results of operations, or liquidity.

6. Long-Term Investment

As of December 31, 2024, the Company held an aggregate of 476,635,210 redeemable Series A-X preferred shares of Plus PRC, which represented an approximate 23.44% equity interest on an as-converted basis and 7.11% by voting power. This minority investment in Plus PRC was not consolidated under the variable interest entity model as the Company is not determined to be the primary beneficiary. Additionally, the Company has not accounted for its Plus PRC investment under the equity method as it did not have the ability to exercise significant influence over Plus PRC. The Company previously accounted for this investment at cost less impairments, adjusted by observable price changes in orderly transactions for identical or similar investments.

As of December 31, 2024, the carrying value of the investment in Plus PRC was $29.3 million. In September 2025, the Company agreed to sell to Full Truck Alliance Co. Ltd. (“FTA”) all 476,635,210 redeemable Series A-X preferred shares of Plus PRC for gross proceeds of $20.0 million, of which $2.0 million initially became subject to tax withholding pursuant to the People’s Republic of China (“PRC”) law. In connection with the definitive agreement for disposal of its investment in Plus PRC executed and negotiated in September 2025, the Company recorded an impairment of $9.3 million as of June 30, 2025. During the three months ended September 30, 2025, the Company received $18.0 million in cash from FTA. The remaining $2.0 million initially withheld for taxes was recorded in prepaid expenses and other current assets in the unaudited condensed consolidated balance sheet as of September 30, 2025, as the Company anticipates receiving this amount in full.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Balance Sheet Components

Property and equipment and related accumulated depreciation were as follows:

	December 31,	September 30,
(in thousands)	2024	2025
Research and development equipment	$1,571	$2,082
Vehicles – research and development	5,986	5,198
Computer hardware	3,544	3,950
Leasehold improvements	1,561	1,562
Software	230	233
Furniture and fixtures	288	288
Construction in progress	222	—
Total property and equipment at cost	13,402	13,313
Less: accumulated depreciation and amortization	(10,602)	(11,102)
Property and equipment, net	$2,800	$2,211

Depreciation expense recognized during the nine months ended September 30, 2024 and 2025, was $1.7 million and $1.5 million, respectively.

Prepaid expenses and other current assets consisted of the following:

	December 31,	September 30,
(in thousands)	2024	2025
Receivable from sale of long-term investment	$—	$2,000
Short-term security deposits	1,203	1,203
Prepaid taxes	383	374
Prepaid research and development	742	295
Other prepaid and current assets	1,279	1,447
Total prepaid expenses and other current assets	$3,607	$5,319

Accrued and other current liabilities consisted of the following:

	December 31,	September 30,
(in thousands)	2024	2025
Accrued professional services	$1,064	$2,066
Accrued insurance	314	677
Accrued taxes	208	35
Other accrued and current liabilities	391	198
Total accrued and other current liabilities	$1,977	$2,976

8. Simple Agreements for Future Equity

In May 2025, the Company executed a SAFE with an investor for proceeds of $1.0 million in cash. The SAFE agreement has no interest rate or maturity dates, and the SAFE investor has no voting rights prior to conversion of the SAFE. Upon a liquidation or dissolution event, the SAFE has a liquidation priority similar to a nonparticipating preferred stock, so that the investor’s right to payment is junior to debt, senior to common stock, and on par with redeemable convertible preferred stock. The discount rate for conversion of the SAFE is equal to 90% prior to completion of a SPAC Transaction and 85% thereafter, representing a 10% discount to the implied price per share of the Company’s common stock.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As discussed in Note 18, the Company restated the classification of certain SAFEs that became redeemable for cash by the holders beginning on January 1, 2025. As of December 31, 2024 and September 30, 2025, the Company has classified the SAFES that are optionally redeemable by the holders for cash beginning on January 1, 2025, as current liabilities. The remaining SAFEs are not optionally redeemable by the holders and are classified as noncurrent liabilities.

9. Leases

The Company has entered into non-cancellable operating leases primarily for office and warehouse spaces, which have initial lease terms varying from three to five years. Leases require monthly lease payments that may be subject to annual increases throughout the lease term. Certain leases include renewal options to extend the lease term, which have not been included in the computations of the present value of the lease payments at the lease commencement date, as the Company is not reasonably certain to renew.

Lease expense is comprised of the following:

	For the Nine Months Ended September 30,
(in thousands)	2024	2025
Operating lease cost	$1,697	$1,672
Short-term lease cost	155	249
Variable lease cost	609	725
Total lease expense	$2,461	$2,646

Cash paid for amounts included in the measurement of operating lease liabilities was $1.8 million for each of the nine months ended September 30, 2024 and 2025. These amounts were included in the net cash used in operating activities in the Company’s unaudited condensed consolidated statements of cash flows.

The inputs used to determine the carrying values of the operating lease liabilities were as follows:

	December 31,	September 30,
	2024	2025
Weighted-average remaining lease term of operating leases (in years)	1.33	0.79
Weighted-average discount rate of operating leases	4.26%	4.07%

As of the reporting period end, the maturities of the Company’s operating lease liabilities, excluding short-term lease, were as follows:

September 30,
(in thousands)	2025
2025 (remaining months)	$664
2026	533
Total undiscounted lease payments	1,197
Less: imputed interest	(16)
Present value of operating lease liabilities	$1,181
Operating lease liabilities, current	$1,181
Operating lease liabilities, net of current portion	$—

PLUS AUTOMATION, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

10. Common Stock

The Company has the following shares of Class A common stock reserved for future issuance, on an as-if converted basis:

	December 31,	September 30,
	2024	2025
Redeemable convertible preferred stock	952,548,647	952,548,647
Common shares reserved for awards granted under 2017 Plan	71,100,460	67,268,641
Common shares reserved for awards granted under 2021 Plan	167,830,497	152,684,668
Remaining common shares reserved for future issuance under the Plans	31,786,865	43,371,351
Total reserved common stock	1,223,266,469	1,215,873,307

The Company has the following shares of common stock outstanding as of the dates below, with the activity during the periods presented related solely to the Class A shares:

	December 31,	September 30,
	2024	2025
Class A common stock	91,043,276	122,200,116
Class B common stock	328,672,100	328,672,100
Total common stock	419,715,376	450,872,216

11. Redeemable Convertible Preferred Stock

Issued and outstanding redeemable convertible preferred stock consists of the following (in thousands, except share and per share amounts):

	December 31, 2024
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price Per Share	Aggregate Minimum Liquidation Preference	Net Carrying Value
Series A-1	149,057,400	149,057,400	$0.000002	$—	$—
Series A-2	41,757,975	41,757,975	$0.286584	17,728	11,967
Series A-3	133,246,286	—	$0.286584	—	—
Series A-3-X	133,246,286	133,246,286	$0.286584	56,567	69,323
Series A-4	27,130,907	9,043,636	$0.442300	5,926	5,926
Series A-4-X	27,130,907	18,087,271	$0.442300	11,851	11,851
Series B	419,496,627	284,439,710	$0.518300	214,143	180,097
Series B-X	419,496,627	135,056,917	$0.518300	97,816	97,816
Series C	181,859,452	181,859,452	$0.550700	143,014	140,810
Series C-1	420,702,410	—	$0.466470	—	—
	1,953,124,877	952,548,647		$547,045	$517,790

PLUS AUTOMATION, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	September 30, 2025
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price Per Share	Aggregate Minimum Liquidation Preference	Net Carrying Value
Series A-1	149,057,400	149,057,400	$0.000002	$—	$—
Series A-2	41,757,975	41,757,975	$0.286584	19,038	11,967
Series A-3	133,246,286	—	$0.286584	—	—
Series A-3-X	133,246,286	133,246,286	$0.286584	60,749	85,278
Series A-4	27,130,907	9,043,636	$0.442300	6,363	6,364
Series A-4-X	27,130,907	18,087,271	$0.442300	12,727	12,727
Series B	419,496,627	284,439,710	$0.518300	230,001	194,392
Series B-X	419,496,627	135,056,917	$0.518300	105,014	105,014
Series C	181,859,452	181,859,452	$0.550700	153,620	150,950
Series C-1	420,702,410	—	$0.466470	—	—
	1,953,124,877	952,548,647		$587,512	$566,692

12. Warrants

On January 27, 2021, the Company entered into a Master Purchase Agreement with Amazon Logistics, Inc. (“Amazon”) for the purchase of certain goods, software, or other items from the Company. Concurrent with the Master Purchase Agreement, the parties entered into a warrant agreement (“Amazon Warrant”) on June 19, 2021 (“Issuance Date”) to purchase 420.7 million shares at an exercise price of $0.46647 per share. The Amazon Warrant is exercisable into shares of the Company’s Series C-1 Preferred Stock prior to the closing of a de-SPAC Transaction and into Class A common stock after the completion of a Qualified IPO (the “Warrant Shares”).

Under the terms of Amazon Warrant, (1) 84.1 million Warrant Shares were vested and were immediately exercisable (“Initial Warrant Shares”) on the issuance date; and (2) the balance of Warrant Shares will vest and will be immediately exercisable based upon payments by Amazon on the Company's products or services until the total payments from Amazon equal to $200 million (“Remaining Warrant Shares”). During the year ended December 31, 2024, and the nine months ended September 30, 2025, no portion of the Warrant Shares vested.

The Amazon Warrant is determined to be a freestanding financial instrument that represents consideration payable to a customer in the form of the equity instrument issued not in exchange for distinct goods and services. The Company assessed the accounting treatment for the Amazon Warrant under ASC Topic 718. Prior to the consummation of a de-SPAC transaction, the underlying shares for the Amazon Warrants are Series C-1 Shares, which are contingently redeemable outside of the Company’s control (Note 10). The Amazon Warrants are therefore classified as a liability and subsequently measured at fair value, with changes in fair value being recorded in the unaudited condensed consolidated statements of operations and comprehensive loss. Upon the consummation of the de-SPAC transaction, the securities to be issued upon exercise of the Amazon Warrant will be shares of the Company’s Class A common stock that are not redeemable. Therefore, the Amazon Warrant will be reclassified as equity upon the completion of the de-SPAC Transaction.

PLUS AUTOMATION, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

13. Stock-Based Compensation

Equity Incentive Plans

As of September 30, 2025, the Company had outstanding awards under its 2017 Share Plan (“2017 Plan”) and the 2021 Share Incentive Plan (“2021 Plan”). Under the 2017 Plan, the Company granted Options and RSAs. Under the 2021 Plan, the Company granted RSUs, PRSUs, and Penny Options. These awards are further classified as liability or equity type awards.

As of September 30, 2025, there were 67,268,641 and 152,684,668 shares available for future grants under the 2017 Plan and 2021 Plan, respectively.

Components of Stock-Based Compensation

Stock-based compensation is presented in the condensed consolidated statements of operations and comprehensive loss as follows:

	For the Nine Months Ended September 30,
(in thousands)	2024	2025
Research and development	$1,487	$245
Sales, marketing, general, and administrative	1,254	652
Total stock-based compensation	$2,741	$897

Stock-based compensation is recognized for the following types of awards:

	For the Nine Months Ended September 30,
(in thousands)	2024	2025
Common stock options	$502	$90
Restricted stock units	1,295	801
Restricted share awards	722	6
Other share-settled awards	222	—
Total stock-based compensation	$2,741	$897

Stock-based compensation includes the following types of awards:

	For the Nine Months Ended September 30,
(in thousands)	2024	2025
Equity-classified awards	$1,793	$472
Liability-classified awards	948	425
Total stock-based compensation	$2,741	$897

PLUS AUTOMATION, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Common Stock Options with Service Conditions

In July 2023, the Company granted 49,000,000 Penny Options under the 2021 Plan with an exercise price of $0.000002 equal to the par value per share, of which 30,000,000 were exercised during the nine months ended September 30, 2025, and the remaining 19,000,000 Penny Options remained outstanding as of September 30, 2025. Penny Options are treated as outstanding shares for net loss per share purposes in all periods presented. No Options were granted during the periods presented in these unaudited condensed consolidated financial statements.

The following table summarizes the activity related to the outstanding Penny Options and Options with service conditions:

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value (In Thousands)	Weighted Average Remaining Contractual Life (In Years)
Outstanding as of December 31, 2024	120,100,460	$0.04	$24,804	6.3
Exercised	(33,831,819)	$0.01
Forfeited	(50,506)	$0.07
Outstanding as of September 30, 2025	86,218,135	$0.06	$44,268	4.8
Vested and exercisable as of September 30, 2025	86,218,135	$0.06	$44,268	4.8

The Options were fully vested as of September 30, 2025, and the Company recognized stock-based compensation in full prior to that date. The aggregate intrinsic value of the options exercised during the nine months ended September 30, 2024 and 2025 was less than $0.1 million and $16.4 million, respectively.

The activity table above includes the Options held by the PRC Holders as of July 31, 2023, that became subject to the Plus PRC Service Requirement and are liability-classified. The following table represents the activity related to liability classified common stock options:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In Years)
Outstanding as of December 31, 2024	163,720	$0.29	6.6
Reclassified to equity	(163,720)	$0.29
Outstanding as of September 30, 2025	—	$—	—

The intrinsic value of the liability-classified Options held by the PRC Holders and the associated liability were immaterial in all periods presented. The Company reclassified the liability-classified Option to equity prior to September 30, 2025, as the Plus PRC Service Requirement was met. The settlement date fair value for the liability-classified Options is at least equal to the grant-date fair value per share.

PLUS AUTOMATION, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Units with Service Conditions

The following table summarizes the activity related to the outstanding unvested RSUs:

	Equity-Classified RSUs		Liability-Classified RSUs
	Number of Underlying Shares	Weighted Average Grant Date Fair Value	Number of Underlying Shares	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2024	859,823	$0.63	878,589	$0.72
Vested	(734,506)	$0.65	(838,706)	$0.72
Forfeited	(52,996)	$0.74	(20,834)	$0.72
Unvested as of September 30, 2025	72,321	$0.38	19,049	$0.71

As of September 30, 2025, unrecognized stock-based compensation related to the unvested equity-classified RSUs was immaterial. The liability-classified RSUs are held by the PRC Holders, and are subject to the Plus PRC Service Requirement. The associated liability is reclassified to equity as the Plus PRC Service Requirement is met. The settlement date fair value for the liability-classified RSUs is at least equal to the grant-date fair value per share.

The following table summarizes the activity related to the vested and unreleased RSUs:

	Number of Underlying Shares	Weighted Average Grant Date Fair Value
Outstanding as of December 31, 2024	7,131,104	$0.70
Vested	1,573,212	$0.68
Released	(574,091)	$0.73
Outstanding as of September 30, 2025	8,130,225	$0.70

Restricted Stock Units with Service and Performance Conditions

The following table summarizes the activity related to the outstanding unvested PRSUs:

	Equity-Classified PRSU		Liability-Classified PRSU
	Number of Underlying Shares	Weighted Average Grant Date Fair Value	Number of Underlying Shares	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2024	108,656,636	$0.19	1,304,345	$0.18
Granted	21,211,350	$0.36	—	$—
Reclassified to equity	808,841	$0.18	(808,841)	$0.18
Forfeited	(5,673,841)	$0.20	(50,105)	$0.17
Unvested as of September 30, 2025	125,002,986	$0.22	445,399	$0.17

PLUS AUTOMATION, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

None of the PRSUs vested as of September 30, 2025, and no stock-based compensation was recognized since the underlying performance condition linked to a liquidity event was not probable. The closing of the de-SPAC Transaction discussed in Note 1 represents a qualified liquidity event for the vesting of the outstanding PRSUs to the extent that the underlying service requirement is met as of the closing date. As of September 30, 2025, there was $27.9 million of unrecognized stock-based compensation related to the unvested equity-classified PRSUs.

The 5,523,285 liability-classified PRSUs were held by the PRC Holders as of July 31, 2023, and became subject to the Plus PRC Service Requirement. Through September 30, 2025, the performance condition linked to a liquidity event was not probable, and no expenses have been recognized for any of the PRSUs. To the extent that the Plus PRC Service Requirement is met, the PRSUs held by the PRC Holders are no longer precluded from being classified in stockholders' equity. The Company reclassifies these awards to equity as the Plus PRC Service Requirement is met and remeasures the per-share basis for these awards using the fair value per share as of the reclassification date.

Payment in Shares under Collaboration Agreement

In December 2023, the Company entered into a collaboration agreement (“CA”) with a third-party related to the development and integration of the Company’s technology. Under the CA, the Company may receive certain materials and technical assistance services from this third-party and settle the required fees in cash or shares. The number of shares issuable is determined as a fixed dollar amount based on the services that the Company elects to settle in shares (“TAS Costs”), up to $10.0 million (“Threshold”). If the Company executes Series D financing, the shares subject to the TAS Costs will be issued in the form of Series D redeemable convertible preferred stock.

Upon the de-SPAC Transaction discussed in Note 1, the Company will be required to issue all shares subject to the Threshold in the form of common stock of the successor entity based on the implied fair value per share of the Company’s common stock. These shares will become vested only to the extent that there are outstanding TAS Costs, and will vest in the future, as the Company consumes additional TAS Costs, up to the Threshold amount. The Company is required to use reasonable efforts to reach the Threshold by December 31, 2029. As of September 30, 2025, the outstanding TAS Costs liability was $0.2 million.

Repurchase of Executive RSA and Settlement of the RSA Loans

As of December 31, 2024, the Company had 17,000,000 outstanding restricted shares (“Executive RSAs”), which were purchased by two executives using loans issued by the Company (“RSA Loans”). The Company previously determined that the RSA Loans were substantively issued on a non-recourse basis, and treated this arrangement as an option on the 17,000,000 Executive RSAs. These Executive RSAs are presented as unvested for accounting purposes while the underlying RSA Loans are outstanding.

In September 2025, the Company executed a stock repurchase agreement to repurchase 2,971,825 Executive RSAs from an executive officer at $0.48 per share for approximately $1.4 million. The repurchase price did not exceed the estimated fair value per share on the repurchase date. The proceeds from this transaction were fully applied to settle the outstanding principal amount and accrued interest for the RSA Loans initially used by this executive officer to purchase 15,000,000 Executive RSAs. The constructive cash flows from the repayment of the RSA Loans and the repurchase of the Executive RSA are presented as the proceeds from stock option exercises and the repurchase of restricted common stock awards, respectively, in the unaudited condensed consolidated statement of cash flows for the nine months ended September 30, 2025.

As of September 30, 2025, the 2,000,000 Executive RSAs are held by a different former executive of the Company, with an outstanding RSA Loan of $0.3 million related to these shares, including accrued interest. As of September 30, 2025, there was no unrecognized stock-based compensation associated with the Executive RSAs.

PLUS AUTOMATION, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14. Income Taxes

The Company determines its income tax provision for interim periods using an estimate of its annual effective tax rate adjusted for discrete items occurring during the periods presented. The Company has recorded zero income tax provision and $0.1 million for the nine months ended September 30, 2024, and 2025, respectively. The primary difference between its effective tax rate and the federal statutory tax rate is the full valuation allowance the Company has recorded against its net deferred tax assets.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the United States. The OBBBA extends permanently, with modifications, tax provisions enacted as part of the 2017 Tax Cuts and Jobs Act and restores and makes permanent many business provisions, such as full expensing for domestic research and development and capital investments. In addition, the OBBBA makes changes to certain United States corporate tax provisions, but many are generally not effective until 2026. The enactment of the OBBBA does not have a material impact on the results from operations for the current period.

15. Segment Reporting and Geographic Information

The Company is currently in a pre-commercial research and development phase and is focused on developing an autonomous driving technology platform. The CODM uses net loss as the primary measure of segment profit and loss to assess performance and allocate resources in conjunction with the operating plans approved by the Board of Directors. The CODM utilizes the primary measure to monitor consolidated operating expenses, actual-to-budget variances, and trended actuals, which inform strategic decisions regarding the pace of personnel hiring, the prioritization of specific research and development initiatives, and the management of capital expenditures and overall forecasted cash burn.

In assessing performance and determining the allocation of resources, the CODM evaluates the components of net loss based on functional line items as disclosed in the condensed consolidated statements of operations and comprehensive loss. Significant expenses include research and development, sales, marketing, general and administrative, which are separately presented on the Company’s condensed consolidated statements of operations and comprehensive loss. The measure of segment assets is represented by the total assets of the Company as reported in the condensed consolidated balance sheets.

A summary of long-lived assets by geographic location for the unaudited condensed consolidated balance sheet dates presented is as follows:

	December 31,	September 30,
(in thousands)	2024	2025
Unites States	$2,633	$2,087
Germany	167	124
Total	$2,800	$2,211

The Company recognized immaterial revenue during the nine months ended September 30, 2025, all of which was generated in the United States.

PLUS AUTOMATION, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16. Net Loss Per Share

The following potentially dilutive shares were excluded from the computation of diluted earnings per share for the periods presented because including them would have had an anti-dilutive effect:

	September 30,
	2024	2025
Redeemable convertible preferred stock	952,548,647	952,548,647
Common stock options	71,809,210	67,218,135
Executive RSAs	17,000,000	2,000,000
Unvested RSUs with service conditions	2,345,709	91,370
Unvested PRSUs with service and performance conditions	104,296,296	125,448,385
Redeemable convertible preferred stock warrants	420,702,410	420,702,410
Shares issuable under simple agreements for future equity	43,580,897	52,905,393
Total	1,612,283,169	1,620,914,340

17. Subsequent Events

The Company has reviewed and evaluated material subsequent events from the balance sheet date of September 30, 2025, through December 30, 2025, the date on which these unaudited condensed consolidated financial statements were available to be issued. Other than those noted below, no subsequent events have been identified for disclosure.

Simple Agreements for Future Equity

Subsequent to September 30, 2025, the Company received gross proceeds of $22.0 million for SAFEs with seven investors. These SAFEs have no interest rate or maturity dates, and the holders have no voting rights prior to conversion. These SAFEs are automatically convertible into common stock of the Company immediately prior to the closing of the de-SPAC Transaction at a discounted rate of 70%, representing a 30% discount to the implied price per share of the Company’s common stock. Upon a liquidity event, such as a change of control, direct listing, or initial public offering of the Company, the holders may receive their initial investment in cash or shares of the Company at a discount of 30% to the implied price per share of the Company’s common stock or, in certain cases, the lesser of (1) a discount of 30% to the implied price per share of the Company’s common stock and (2) $1,200,000,000 divided by the Company’s fully diluted capitalization. Certain of the SAFEs are also convertible into common stock of the Company in connection with a preferred stock or common stock financing or if the SAFE otherwise is not converted within 18 months of issuance. Upon a liquidation, each SAFE has a liquidation priority on par with other similar outstanding instruments issued by the Company. Additionally, one SAFE with a purchase amount of $9.0 million includes a protective provision that allows its investor to require the Company to amend the terms of the SAFE to align with any future convertible securities issued by the Company that have terms deemed more favorable than those of the original agreement.

In December 2025, the Company received a notice from a Tranche 1 SAFE holder to exercise its redemption right. This redemption notice was received following the filing for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code by the SAFE holder. This SAFE will convert into 18,158,707 shares of Class A common stock of the Company upon closing of the de-SPAC Transaction. If the Tranche 1 SAFE does not convert into shares of Class A common stock of the Company in connection with the closing of the de-SPAC Transaction by February 6, 2026, the Company will be obligated to pay the holder $10.0 million to settle the outstanding Tranche 1 SAFE and this redemption will reduce the outstanding Class A Common Stock of the Post-Closing Company upon closing by 1,271,109 shares based on the current Exchange Ratio assumptions.

Repurchase of Executive RSA

On December 19, 2025, the Company executed a stock repurchase agreement to purchase 984,783 Executive RSAs from an executive at a price of $0.57 per share for $0.6 million.

PLUS AUTOMATION, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18. Restatement of Previously Issued Financial Statements

The Company has restated its previously issued interim condensed consolidated financial statements for the period ended and as of December 31, 2024 and September 30, 2025 in accordance with ASC Topic 250, Accounting Changes and Error Corrections. The Company has also updated the impacted Notes 1, 4 and 8 to the condensed consolidated financial statements. The restatement changes the classification of outstanding liabilities related to certain SAFEs that became optionally redeemable by the holders for cash beginning on January 1, 2025. The Company has restated the classification of the optionally redeemable SAFEs from noncurrent liabilities to current liabilities as of December 31, 2024 and September 30, 2025 to reflect such potential optional redemption right.

The following table presents the impacted financial statement line items in the consolidated balance sheet for the following periods presented:

	As of December 31, 2024			As of September 30, 2025
(in thousands)	As Previously Reported	Adjustment	As Restated	As Previously Reported	Adjustment	As Restated
Simple agreements for future equity, current	—	24,756	24,756	—	29,530	29,530
Total current liabilities	9,558	24,756	34,314	16,242	29,530	45,772
Simple agreements for future equity, noncurrent	27,536	(24,756)	2,780	35,868	(29,530)	6,338
Total liabilities	51,424	—	51,424	71,517	—	71,517

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

CHURCHILL CAPITAL CORP IX,

AL MERGER SUB I, INC.,

AL MERGER SUB II, LLC

and

PLUS AUTOMATION, INC.

dated as of

June 5, 2025

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	–	Form of SPAC Charter Upon Domestication
Exhibit B	–	Form of SPAC Bylaws Upon Domestication
Exhibit C	–	Sponsor Agreement
Exhibit D	–	Form of Company Voting and Support Agreement
Exhibit E	–	Form of A&R Registration Rights Agreement
Exhibit F	–	Form of First Certificate of Merger
Exhibit G	–	Form of Second Certificate of Merger
Exhibit H	–	Form of A&R Certificate of Incorporation of the Surviving Corporation
Exhibit I	–	Form of A&R LLC Agreement of the Surviving Entity
Exhibit J	–	Form of Equity Incentive Plan
Exhibit K	–	Form of Employee Stock Purchase Plan
Exhibit L	–	Form of Written Consent
Exhibit M	–	Form of Permitted Company SAFE

A-iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of June 5, 2025, by and among Churchill Capital Corp IX, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (“SPAC”), Al Merger Sub I, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of SPAC (“Merger Sub I”), Al Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) and Plus Automation, Inc., a Delaware corporation (the “Company”). SPAC, Merger Subs and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), prior to the Closing, SPAC shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), Section 18-212 of the Delaware Limited Liability Company Act (the “DLLCA”), and Part 12 of the Cayman Companies Act (the “Domestication”). The Domestication will take place at least one day prior to the Closing;

WHEREAS, the sole holder of the SPAC Class B Ordinary Shares shall cause to be converted, immediately prior to the Domestication, each then issued and outstanding SPAC Class B Ordinary Share, on a one-for-one basis, into a SPAC Class A Ordinary Share (the “Sponsor Share Conversion”). In connection with the Domestication: (a) each then issued and outstanding SPAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of SPAC Class A Common Stock; (b) each then issued and outstanding warrant to acquire SPAC Class A Ordinary Shares (each a “Cayman SPAC Warrant”) shall convert automatically into a warrant to acquire a corresponding number of shares of the SPAC Class A Common Stock, on a one-for-one basis (“Domesticated SPAC Warrant”), pursuant to the Warrant Agreement; and (c) each then issued and outstanding unit of SPAC (the “Cayman SPAC Units”) shall be cancelled and will thereafter entitle the holder of such unit to one share of SPAC Class A Common Stock and one-quarter of one Domesticated SPAC Warrant;

WHEREAS, substantially concurrently with, and in order to effectuate, the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), SPAC will: (a) file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware in substantially the form attached as Exhibit A (the “SPAC Charter Upon Domestication”); and (b) adopt bylaws in substantially the form attached as Exhibit B (the “SPAC Bylaws Upon Domestication”). SPAC and the Company may agree upon changes to the forms attached as Exhibits A and B, provided those changes are reflected in a written instrument signed by each of SPAC and the Company;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and other applicable Laws, the Parties intend to enter into a business combination transaction pursuant to which (a) Merger Sub I will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) (the “First Merger”), and (b) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Surviving Entity”) (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, for U.S. federal (and, as applicable, state and local) income tax purposes, each of the Parties intends that (i) the Domestication will qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; (ii) the Sponsor Share Conversion will qualify as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated under

Section 368 of the Code; (iii) the Mergers, taken together as integrated steps of a single transaction for U.S. federal income tax purposes, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and (iv) this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Company Board has unanimously (i) determined that the Mergers are fair to, and in the best interests of the Company and the Holders, (ii) approved and adopted this Agreement and declared it advisable and approved the Transactions (including the Mergers), and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the stockholders of the Company (the “Company Board Recommendation”);

WHEREAS, the board of directors of SPAC has unanimously (i) determined that it is in the best interests of SPAC and the shareholders of SPAC, and declared it advisable, to enter into this Agreement providing for the Domestication and the Mergers in accordance with the DGCL and DLLCA, (ii) approved this Agreement and the Transactions, including the Domestication and the Mergers in accordance with the DGCL, the DLLCA, and the Cayman Companies Act on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending the SPAC Stockholder Matters be approved and adopted by the shareholders of SPAC (the “SPAC Board Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and SPAC have entered into the Sponsor Agreement, a copy of which is attached as Exhibit C hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Holders holding shares of Company Stock sufficient to constitute the Company Stockholder Approval have entered into one or more Voting and Support Agreements substantially in the form of Exhibit D attached hereto (each, a “Company Voting and Support Agreement”) with SPAC pursuant to which, inter alia, such Holders have agreed to vote their respective shares of Company Stock in favor of this Agreement, the Mergers and the Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Sponsor, and certain stockholders of the Company have entered into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E, pursuant to which, effective as of the Closing, among other things certain stockholders of the Company have agreed, subject to certain exceptions, to not transfer the Merger Consideration received by them in connection with the Mergers for certain specified periods of time following the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article 1

Certain Definitions

Section 1.01. Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“2017 Plan” means the 2017 Share Plan of the Company, as amended from time to time.

“2021 Plan” means the 2021 Share Incentive Plan of the Company, as amended from time to time.

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“Acquisition Transaction” has the meaning specified in Section 9.03(a).

“Action” means any claim, action, suit, assessment, arbitration or legal, judicial or administrative proceeding (whether at Law or in equity) by or before a Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 8.07.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall Sponsor be considered an Affiliate of any portfolio company of any investment fund affiliated with M. Klein & Company nor shall any portfolio company of any investment fund affiliated with M. Klein & Company be considered to be an Affiliate of Sponsor; provided, further, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries.

“Agreement” has the meaning specified in the preamble hereto.

“AI Inputs” has the meaning specified in Section 5.19(f)(i).

“Appraisal Rights Deadline” has the meaning specified in Section 9.02(f).

“Available Closing SPAC Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption and any Permitted Withdrawals but before (A) payment of any SPAC Transaction Expenses or Company Transaction Expenses and (B) repayment of Sponsor loans, if any), plus (ii) the net proceeds of any incremental financing raised by SPAC or the Company in connection with the transactions contemplated by this Agreement, including for the avoidance of doubt, any amounts raised or funded in connection with a Permitted Equity Financing.

“Business Combination” has the meaning ascribed to such term in the Existing SPAC Governing Document.

“Business Combination Proposal” has the meaning set forth in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to close.

“Capitalization Date” has the meaning specified in Section 5.06(b).

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Cayman SPAC Units” has the meaning specified in the Recitals.

“Cayman SPAC Warrant” has the meaning specified in the Recitals.

“Change in Control” means (i) a purchase, sale, exchange, business combination or other transaction (including a merger or consolidation of SPAC with or into any other corporation or other entity) in which the equity securities of SPAC, its successor, or the surviving entity of such business combination or other transaction are not registered under the Exchange Act or listed or quoted for trading on a national securities exchange, (ii) a sale, lease, exchange or other transfer (including a merger) in one transaction or a series of related transactions of assets representing fifty percent (50%) or more of the value of SPAC’s assets (including, after the Closing, the capital stock of the Company and other Subsidiaries of SPAC) to a third party that is not an Affiliate of the Sponsor (or a group of third parties that are not Affiliates of the Sponsor), (iii) the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of SPAC’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) securities constituting more than fifty percent (50%) of the outstanding voting power of SPAC (it being understood for the purposes of this clause (iii), a bona fide equity financing shall not be considered a “Change in Control”), or (iv) a merger, consolidation or other business combination with or involving SPAC (or any Subsidiary or Subsidiaries that alone or together represent fifty percent (50%) or more of the value of SPAC’s assets) that results in the stockholders of SPAC immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than fifty percent (50%) of the voting power of SPAC (or such Subsidiary or Subsidiaries) or of any successor or surviving entity thereof or of any acquiring entity (or parent thereof), as applicable, immediately following the consummation of such transaction or series of related transactions.

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning specified in the preamble hereto.

“Company AI” has the meaning specified in Section 5.19(f)(i).

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning specified in the Recitals.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on July 31, 2023, as corrected by the State of Delaware Corrected Certificate, filed with the Secretary of State of the State of Delaware on August 4, 2023, as further amended and in effect on the date hereof.

“Company Class A Common Stock” means the Class A common stock, par value $0.000002 per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, par value $0.000002 per share, of the Company.

“Company Closing Statement” has the meaning specified in Section 4.03.

“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Letter” has the meaning specified in Article 5.

“Company Employee” means, as of the date of determination, an employee of the Company or any of its Subsidiaries as of such date.

“Company Employee List” means the letter provided by the Company to SPAC simultaneously with the execution and delivery of this Agreement, which letter contains a true and complete list of each Company Employee as of the date of this Agreement, together each such Company Employee’s title or position, employing entity, work location, full-time or part-time status, current rate of hourly wage or salary and current annual target cash bonus opportunity, in each case, as of the date of this Agreement and as applicable.

“Company Equity Awards” means Company Options and Company RSUs.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Options” means all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person granted under any Company Stock Plan.

“Company Preferred Stock” means the Company Series A-1 Preferred Stock, Company Series A-2 Preferred Stock, Company Series A-3 Preferred Stock, Company Series A-3-X Preferred Stock, Company Series A-4 Preferred Stock, Company Series A-4-X Preferred Stock, Company Series B Preferred Stock, Company Series B-X Preferred Stock, Company Series C Preferred Stock, and Company Series C-1 Preferred Stock.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article 5 of this Agreement, as qualified by the Company Disclosure Letter. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company RSUs” means all restricted stock units corresponding to shares of Company Common Stock issued pursuant to a Company Stock Plan.

“Company SAFEs” means (i) any Simple Agreement for Future Equity between the Company and the “Investors” party thereto in effect as of the date of this Agreement or (ii) any Permitted Company SAFE entered into by the Company after the date of this Agreement and prior to Closing.

“Company Series A-1 Preferred Stock” means the Series A-1 preferred stock, par value $0.000002 per share, of the Company.

“Company Series A-2 Preferred Stock” means the Series A-2 preferred stock, par value $0.000002 per share, of the Company.

“Company Series A-3 Preferred Stock” means the Series A-3 preferred stock, par value $0.000002 per share, of the Company.

“Company Series A-3-X Preferred Stock” means the Series A-3-X preferred stock, par value $0.000002 per share, of the Company.

“Company Series A-4 Preferred Stock” means the Series A-4 preferred stock, par value $0.000002 per share, of the Company.

“Company Series A-4-X Preferred Stock” means the Series A-4-X preferred stock, par value $0.000002 per share, of the Company.

“Company Series B Preferred Stock” means the Series B preferred stock, par value $0.000002 per share, of the Company.

“Company Series B-X Preferred Stock” means the Series B-X preferred stock, par value $0.000002 per share, of the Company.

“Company Series C Preferred Stock” means the Series C preferred stock, par value $0.000002 per share, of the Company.

“Company Series C-1 Preferred Stock” means the Series C-1 preferred stock, par value $0.000002 per share, of the Company.

“Company Service Provider” means each individual who is a current or former director, officer, employee, independent contractor or other service provider of the Company or any of its Subsidiaries.

“Company Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Company Stock” means the Company Common Stock, Company Series A-1 Preferred Stock, Company Series A-2 Preferred Stock, Company Series A-3 Preferred Stock, Company Series A-3-X Preferred Stock, Company Series A-4 Preferred Stock, Company Series A-4-X Preferred Stock, Company Series B Preferred Stock, Company Series B-X Preferred Stock, Company Series C Preferred Stock, and Company Series C-1 Preferred Stock.

“Company Stock Plans” means the 2017 Plan and the 2021 Plan.

“Company Stockholder Agreements” means (i) the Company Certificate of Incorporation; (ii) the Voting Agreement dated as of July 31, 2023 by and among the Company and certain Holders; (iii) the Transfer Restriction Agreement dated as of July 31, 2023 by and among the Company and certain Holders; and (iv) the Investors’ Rights Agreement dated as of July 31, 2023 by and among the Company and certain Holders.

“Company Stockholder Approval” means the adoption of this Agreement by the vote or consent of (i) the holders of a majority of the voting power of the outstanding capital stock of the Company (voting together as a single class, and, with respect to the Company Preferred Stock, on an as-converted to Company Class A Common Stock basis) and (ii) the holders of a majority of the voting power of the outstanding Company Preferred Stock (voting together as a single class on an as-converted to Company Class A Common Stock basis).

“Company Subsidiary Securities” has the meaning specified in Section 5.07.

“Company Total Shares” means the sum of (i) the aggregate number of issued and outstanding shares of Company Common Stock as of immediately prior to the First Effective Time after giving effect to the issuance set forth on Schedule 1.01 of the Company Disclosure Letter and the Conversions set forth under Section 3.01, calculated on an as-converted to Company Common Stock basis, (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Options to the extent outstanding and vested as of immediately prior to the First Effective Time, (iii) the aggregate number of shares of Company Common Stock issuable upon the settlement of Company RSUs outstanding as of immediately prior to the First Effective Time and that will vest in full solely as a result of the consummation of the Mergers, and (iv) the aggregate number of shares of Company Common Stock issuable as of immediately prior to the First Effective Time upon the exercise of all Company Warrants (on a net issuance basis) to the extent outstanding and vested as of immediately prior to the First Effective Time, calculated on an as-converted to Company Common Stock basis.

“Company Transaction Expenses” means all accrued fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, to the extent unpaid prior to the Closing.

“Company Transaction Expenses Amount” has the meaning specified in Section 12.05.

“Company Voting and Support Agreement” has the meaning specified in the Recitals.

“Company Warrants” means the warrants of the Company issued and outstanding as of immediately prior to the Closing.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any written legally binding contracts, agreements, subcontracts, leases and purchase orders and all material written amendments, modifications and written supplements thereto.

“Conversions” has the meaning specified in Section 3.01.

“Data Security Program” means Executive Order 14117 and rules issued thereunder, including 28 C.F.R. Part 202, as amended from time to time.

“D&O Tail” has the meaning specified in Section 8.02(b).

“DGCL” has the meaning specified in the Recitals.

“Dissenting Shares” has the meaning specified in Section 3.05.

“Dissenting Stockholders” has the meaning specified in Section 3.05.

“DLLCA” has the meaning specified in the Recitals.

“Domesticated SPAC Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“DPA” has the meaning specified in Section 5.22.

“Earnout Period” means the time period commencing on the Closing Date and ending on the earlier of (i) the five-year anniversary of the Closing Date and (ii) a Change in Control.

“Earnout Shares” has the meaning specified in Section 3.06(a).

“Eligible Holders” means all Persons who hold one or more shares of Company Stock as of immediately prior to the First Effective Time (after giving effect to the Conversions described in Section 3.01).

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or human health and safety (with respect to exposure to Hazardous Materials), or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date hereof.

“Equity Financing Amount” means the amount of the net proceeds (disregarding any fees or expenses paid to Sponsor or its Affiliates) raised by the Company after April 16, 2025 and prior to Closing via a Permitted Equity Financing, to the extent such proceeds are retained and available as cash and cash equivalents by the Company as of the Closing.

“Equity Incentive Plan” has the meaning specified in Section 8.11.

“Equity Plans” has the meaning specified in Section 8.11.

“Equity Value” means the sum of (a) $1,200,000,000, plus (b) any Equity Financing Amount, minus (c) the amount, if any, by which the aggregate Company Transaction Expenses exceeds the Company Transaction Expenses Amount.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company and its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company and its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.07(a).

“Exchange Pool” has the meaning specified in Section 3.07(a).

“Exchange Ratio” means the quotient, rounded to the nearest thousandth (0.001), obtained by dividing (i) the Per Share Equity Value by (ii) ten dollars ($10.00).

“Exchanged Option” has the meaning specified in Section 3.03(b).

“Exchanged RSU” has the meaning specified in Section 3.03(c).

“Excise Tax” means any Taxes imposed on SPAC pursuant to Section 4501 of the Code (and any related guidance, including IRS Notice 2023-2) with respect to the exercise of any SPAC Stockholders of their redemption rights, and any penalties or interest thereon.

“Excluded Share” has the meaning specified in Section 3.02(c).

“Existing SPAC Governing Document” means the Amended and Restated Memorandum and Articles of Association of SPAC, as adopted by special resolution on May 1, 2024, and as in effect on the date hereof.

“Export Administration Regulations” means 15 C.F.R. 730-774, as implemented or revised from time to time.

“Extended Termination Date” has the meaning specified in Section 11.01(b).

“Financial Statements” has the meaning specified in Section 5.08(a).

“First Certificate of Merger” has the meaning specified in Section 2.02(a).

“First Effective Time” has the meaning specified in Section 2.02(a).

“First Merger” has the meaning specified in the Recitals.

“Foreign Benefit Plan” has the meaning specified in Section 5.13(k).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Generative AI Tools” has the meaning specified in Section 5.19(f)(iii).

“Government Closure” has the meaning specified in Section 7.03(a).

“Government Official” means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Grant Date” has the meaning specified in Section 5.13(e).

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Holders” means all Persons who hold one or more shares of Company Stock as of immediately prior to the First Effective Time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICE” has the meaning specified in Section 5.14(g).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) obligations of such Person for the deferred purchase price of property or other services (other than trade payables or accruals incurred in the ordinary course of business), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP (other than real estate leases and any other leases that are only required to be capitalized upon adoption of ASC 842), (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (viii) all obligations of the type referred to in clauses (i) - (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Indemnified Person” has the meaning specified in Section 8.02(a).

“Indemnitee Affiliates” has the meaning specified in Section 8.02(c).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights (including with respect to Technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (i) patents and patent applications, (ii) such right in trademarks, service marks, trade names, trade dress, and other indicia of commercial source or origin and general intangibles of a like nature, and all goodwill associated with any of the foregoing (collectively, “Trademarks”), (iii) copyrights and such rights in copyrightable works and works of authorship, and moral rights and technical database and design rights, and rights in data collections, (iv) internet domain names and social media accounts, (v) such rights in trade secrets, confidential or proprietary information, and other non-public or proprietary information, including inventions, invention disclosures, inventor’s notes, designs, plans, specifications, unpatented blueprints, drawings, discoveries and improvements, know-how, manufacturing and production processes and techniques, research and development information, market know-how, customer lists, and proprietary data (collectively, “Trade Secrets”), (vi) such rights in proprietary Software and Technology, and (vii) all issuances, registrations and applications to register (including any reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof and rights to claim priority to) any of the foregoing (i)–(vi).

“Intended Tax Treatment” has the meaning specified in Section 9.04(b).

“Interim Period” has the meaning specified in Section 7.01.

“IRS” means the Internal Revenue Service.

“IT Systems” means all computer systems, servers, networks, websites, computer hardware and equipment used to process, store, maintain and operate data, information and functions that are owned, licensed or leased by a Person, including any Software embedded or installed thereon.

“JOBS Act” has the meaning specified in Section 8.12.

“Labor Contract” has the meaning specified in Section 5.12(a)(ix).

“Labor Union” has the meaning specified in Section 5.12(a)(ix).

“Law” means any applicable statute, law (including principle of common law or law of equity), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries, the Lease of which may not be terminated at will, or by giving notice of ninety (90) days or less, without cost or penalty.

“Leases” has the meaning specified in Section 5.18(c).

“Licensed Intellectual Property” has the meaning specified in Section 5.19(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Malware” has the meaning specified in Section 5.19(d).

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, including inflation or supply chain disruptions, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of SPAC (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, or acts of terrorism, cyberterrorism, any acts or threats of war (whether or not declared), imposition of tariffs or trade wars, civil unrest, civil disobedience, sabotage, cybercrime, government shutdowns, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar event, or any change, escalation or worsening thereof after the date hereof, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, predictions, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections, predictions or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (i) any epidemic, pandemic or disease outbreak or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith, (j) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement and the Transactions, including allegations of a breach of fiduciary duty or any demand, action, claim or proceeding for appraisal of any Company Stock pursuant to the DGCL in connection with this Agreement and the Transactions, (k) the identity of, or any facts or circumstances relating to, SPAC, Merger Subs or their respective affiliates, or the availability of equity, debt or other financing to SPAC or Merger Subs, or (l) any matter set forth in the Schedules to this Agreement; provided that, in the case of clauses (a), (b), (d), (f) and (g) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other competitors or comparable entities operating in the industries or markets and geographic areas in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 5.12(a).

“Mergers” has the meaning specified in the Recitals.

“Merger Consideration” means the number of shares of SPAC Common Stock issuable to holders of Company Stock in the Mergers pursuant to Article 3.

“Merger Sub I” has the meaning specified in the preamble hereto.

“Merger Sub II” has the meaning specified in the preamble hereto.

“Merger Subs” has the meaning specified in the preamble hereto.

“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).

“Multiemployer Plan” means each Company Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Nasdaq” means the Nasdaq Global Market.

“Outbound Investment Security Program” means 31 C.F.R. Part 850, as implemented or revised from time to time.

“Owned Intellectual Property” means all Intellectual Property and Technology that is owned or purported to be owned by the Company or its Subsidiaries.

“Owned Real Property” means all real property owned by the Company or its Subsidiaries.

“Party” and “Parties” have the meanings specified in the preamble hereto.

“Per Share Equity Value” means the quotient, rounded to the nearest cent ($0.01), obtained by dividing (i) the sum of (A) the Equity Value plus (B) the aggregate exercise price of all Company Options, in each case to the extent outstanding and vested as of immediately prior to the First Effective Time by (ii) the Company Total Shares.

“Per Share Merger Consideration” means, with respect to any share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversions set forth under Section 3.01, (i) the right to receive shares of SPAC Common Stock pursuant to Section 3.02(a) and (ii) the contingent right to receive the Earnout Shares in accordance with Section 3.06(a).

“Permits” has the meaning specified in Section 5.17.

“Permitted Company SAFE” means a Simple Agreement for Future Equity substantially the form attached as Exhibit M that is part of the Permitted Equity Financing or another form mutually agreed by the Company and SPAC.

“Permitted Equity Financing” means, in each case, subject to the Permitted Financing Limitations, the sale (or series of related sales) by the Company after April 16, 2025 and prior to the Closing of its equity securities or securities or instruments exercisable or convertible into its equity securities in a bona fide financing transaction (which, for clarity, includes issuances of Permitted Company SAFEs prior to Closing).

“Permitted Financing Limitations” means the following with respect to a Permitted Equity Financing: (i) the Company shall not consummate any Permitted Equity Financing without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed); (ii) the aggregate number of securities issued or issuable by the Company in connection with all Permitted Equity Financings may not result in a change in control of the Company; (iii) no Permitted Equity Financing, alone or together with other Permitted Equity Financings, may alter the terms of this Agreement or the Transaction Agreements or delay or impair the Transactions; (iv) any securities issued in connection with any Permitted Equity Financing shall be converted into shares of Company Common Stock prior to Closing, if applicable; and (v) the aggregate funds raised pursuant to any Permitted Equity Financing (excluding, for the avoidance of doubt, any amounts raised pursuant to Company SAFEs outstanding as of the date of this Agreement) shall not exceed $50,000,000, unless otherwise agreed in writing between SPAC and the Company.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP,

(iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property, (vii) Liens securing any Indebtedness of the Company and its Subsidiaries, (viii) any Lien that is disclosed on the Most Recent Balance Sheet or notes thereto (or securing liabilities reflected on such balance sheet), (ix) deemed to be created by this Agreement, any Transaction Agreement or any other document executed in connection herewith, (x) any Lien that will be released prior to the Closing, and (xi) any other Liens that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted.

“Permitted Withdrawals” has the meaning given to it in the Existing SPAC Governing Document.

“Permitted Working Capital Loan” means one or more Working Capital Loans in an aggregate principal amount up to $1,500,000, which may be converted into up to an additional 150,000 Cayman SPAC Units, at the price of $10.00 per unit, prior to the Domestication.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means information Processed by or for the Company that identifies, or could be used to identify, a natural living individual, including any such information that constitutes “personal data,” “personal information,” “personally identifiable information,” or a similar term under applicable Privacy Laws.

“Personnel IP Agreements” has the meaning specified in Section 5.19(c).

“Policies” has the meaning specified in Section 5.16.

“Post-Closing RSU Pool” has the meaning specified in Section 9.08.

“Premium Cap” has the meaning specified in Section 8.02(b).

“Privacy Laws” means all Laws regarding data privacy, data protection, or data security applicable to the receipt, collection, compilation, adaptation or alteration, retrieval, use, storage, processing, sharing, safeguarding, security (technical, administrative and physical), disposal, destruction, disclosure or transfer (including cross-border) whether or not by automated means (collectively, “Processing”, or “Processed”, as applicable) of Personal Information by or for the Company, including, but not limited to, to the extent applicable, the California Consumer Privacy Act as amended by the California Privacy Rights Act (CCPA), EU General Data Protection Regulation (GDPR), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), and any and all applicable Laws relating to (i) breach notification in connection with Personal Information, (ii) the use of biometric identifiers, or (iii) the use of Personal Information for marketing purposes.

“Privacy Requirements” has the meaning specified in Section 5.19(g).

“Pro Rata Share” means, for each Eligible Holder, as of the occurrence of any Triggering Event, a percentage determined by dividing (i) the total number of shares of Company Common Stock held by such Eligible Holder immediately prior to the First Effective Time, after giving effect to the Conversions described in Section 3.01, by (ii) the total of (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time, after giving effect to the Conversions described in Section 3.01, plus (B) the aggregate number of shares of Company Common Stock issuable upon the settlement of Company RSUs granted pursuant to Section 9.08, to the extent such Company RSUs vest as a result of the occurrence of such Triggering Event, plus (C) the aggregate number of shares of Company Common Stock issuable as of immediately prior to the First Effective

Time upon the exercise of all Company Warrants (on a net issuance basis) to the extent outstanding and vested as of immediately prior to the First Effective Time, calculated on an as-converted to Company Common Stock basis.

“Proxy Clearance Date” has the meaning specified in Section 9.02(a).

“Proxy Statement” has the meaning specified in Section 9.02(a).

“Registered Intellectual Property” has the meaning specified in Section 5.19(a).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by SPAC under the Securities Act with respect to SPAC Common Stock to be issued in connection with the transactions contemplated by this Agreement.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial or capital markets advisors, placement agents and consultants of such Person.

“Required Company Information” has the meaning specified in Section 7.05(a).

“Sanctioned Party” means any Person that is: (i) organized under the Laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions; (ii) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List; or (iii) fifty percent (50%) or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Persons described in subparagraph (i) or (ii) of this clause.

“Sanctions” means applicable Laws pertaining to trade and economic sanctions administered by the United States, European Union, United Kingdom or other relevant jurisdiction.

“Schedules” means (i) the Company Disclosure Letter or (ii) the SPAC Disclosure Letter, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.09(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02(b).

“Second Effective Time” has the meaning specified in Section 2.02(b).

“Second Merger” has the meaning specified in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning specified in Section 5.19(h).

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form.

“SPAC” has the meaning specified in the preamble hereto. For the avoidance of doubt, the term “SPAC” shall include from and after the Domestication and the Closing, PlusAI Holdings, Inc.

“SPAC Board Recommendation” has the meaning specified in the Recitals.

“SPAC Bylaws Upon Domestication” has the meaning specified in the Recitals.

“SPAC Charter Upon Domestication” has the meaning specified in the Recitals.

“SPAC Class A Common Stock” means, from and after the Domestication, the shares of Class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class A Ordinary Share” means the Class A ordinary shares, par value $0.0001 per share, of SPAC prior to the Domestication.

“SPAC Class B Common Stock” means, from and after the Domestication, the shares of Class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Share” means the Class B ordinary shares, par value $0.0001 per share, of SPAC prior to the Domestication.

“SPAC Closing Statement” has the meaning specified in Section 4.02.

“SPAC Common Stock” means (i) prior to the Domestication, the ordinary shares of SPAC, par value $0.0001 per share, and (ii) from and after the Domestication, the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Cure Period” has the meaning specified in Section 11.01(c).

“SPAC Disclosure Letter” has the meaning specified in Article 6.

“SPAC Material Adverse Effect” means, with respect to SPAC, a material adverse effect on: (i) the ability of any SPAC Party to enter into this Agreement or any Transaction Agreement and perform its respective obligations thereunder or consummate the Transactions or (ii) the business, condition (financial or otherwise), assets, liabilities or operations of SPAC, provided, however, that none of the following, alone or in combination, shall be deemed to constitute or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect under this clause (ii): (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currently or market conditions generally, (c) any actions taken or not taken by SPAC, or such other changes or events, in each case, which (I) the Company has consented in writing or (II) are required by this Agreement (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 6.03 and, to the extent related thereto, the condition in Section 10.03(a)) and (d) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement (provided that the exceptions in this clause (d) shall not be deemed to apply to references to “SPAC Material Adverse Effect” in the representations and warranties set forth in Section 6.03 and, to the extent related thereto, the condition in Section 10.03(a)); provided that, in the case of clauses (a) and (b) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on SPAC, as compared to other competitors or comparable entities operating in the industries or markets in which SPAC operates.

“SPAC Organizational Documents” means, (i) prior to the Domestication, the Existing SPAC Governing Document, as amended and in effect on the date hereof, and (ii) following the Domestication, the SPAC Charter Upon Domestication and SPAC Bylaws Upon Domestication.

“SPAC Parties” means SPAC and Merger Subs.

“SPAC Party Representations” means the representations and warranties of SPAC and Merger Subs expressly and specifically set forth in Article 6 of this Agreement, as qualified by the SPAC Disclosure Letter.

“SPAC Preferred Shares” means, prior to the Domestication, the preferred shares, par value $0.0001 per share, of SPAC.

“SPAC Preferred Stock” means, after the Domestication, the preferred shares, par value $0.0001 per share, of SPAC.

“SPAC Shares” means the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and the SPAC Preferred Shares.

“SPAC Specified Representations” has the meaning specified in Section 10.03(a)(i).

“SPAC Stockholder Matters” has the meaning specified in Section 9.02(a).

“SPAC Stockholder Redemption” has the meaning specified in Section 9.02(a).

“SPAC Stockholders” means (i) prior to the Domestication, the holders of SPAC Shares, and (ii) following the Domestication, the holders of shares of SPAC Common Stock.

“SPAC Transaction Expenses” means all fees, costs and expenses of SPAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and covenants contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including, subject to Section 12.05, any (i) fees, costs and expenses related to the D&O Tail, (ii) deferred underwriting fees, (iii) any amounts outstanding under any Working Capital Loans (excluding, for the avoidance of doubt, any Permitted Working Capital Loans that are converted into Cayman SPAC Units prior to the Closing), and (iv) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of SPAC, to the extent unpaid prior to the Closing, provided, that any Excise Tax payable by SPAC shall expressly be excluded and shall not be deemed SPAC Transaction Expenses.

“SPAC Transaction Expenses Amount” has the meaning specified in Section 12.05.

“Special Meeting” has the meaning specified in Section 9.02(e).

“Specified Persons” has the meaning set forth in Schedule 1.02 of the Company Disclosure Letter.

“Specified SPAC Transaction Expenses” has the meaning specified in Section 12.05.

“Sponsor” means Churchill Sponsor IX, LLC.

“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of the date hereof, by and among Sponsor, SPAC and the other parties thereto, as amended, restated, modified or supplemented from time to time.

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Standard Employment Agreements” has the meaning specified in Section 5.13(a).

“Stock Exchange” means the Nasdaq or such other stock exchange as the Company and SPAC may mutually agree prior to the Closing.

“Stockholder Action” has the meaning specified in Section 9.07.

“Stockholder Action Expenses” has the meaning specified in Section 9.07.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company, exempted company, partnership or such other entity), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning specified in the Recitals.

“Surviving Entity” has the meaning specified in the Recitals.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment in the nature of a tax (whether payable directly or by withholding), in each case that is imposed by a Governmental Authority; (ii) any interest, penalties, addition to tax or additional amounts relating to any items in clause (i) or this clause (ii), and (iii) any liability for any items described in clauses (i) and (ii) of this definition payable by reason of Contract, assumption, transferee or successor liability, operation of applicable Law, or Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Technology” means, collectively, all Software, information, formulae, algorithms, procedures, methods, techniques, research and development, technical data, programs, subroutines, tools, materials, processes, apparatus, creations, and other similar materials, and all recordings, graphs, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or related to, or are used in connection with the foregoing.

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Terminating SPAC Breach” has the meaning specified in Section 11.01(c).

“Termination Date” has the meaning specified in Section 11.01(b).

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the A&R Registration Rights Agreement, the Company Voting and Support Agreements, the SPAC Charter Upon Domestication, the SPAC Bylaws Upon Domestication and all of the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements, including the Mergers and the Conversions.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event I” means the earliest of the following to occur during the Earnout Period: (a) the date on which the VWAP of one share of SPAC Common Stock is greater than or equal to $12.00 per share for fifteen (15) trading days within any one hundred eighty (180) consecutive trading day period or (b) a Change in Control of SPAC pursuant to which stockholders of SPAC Common Stock have the right to receive consideration implying a price per share (as determined in accordance with Section 3.06(d)) greater than or equal to $12.00 or, in the case of a Change in Control where the holders of SPAC Common Stock do not receive consideration, the price per share of SPAC Common Stock implied by such transaction (as determined in good faith by the board of directors of SPAC) is greater than or equal to $12.00.

“Triggering Event II” means the earliest of the following to occur during the Earnout Period: (a) the date on which the VWAP of one share of SPAC Common Stock is greater than or equal to $14.00 per share for fifteen (15) trading days within any one hundred eighty (180) consecutive trading day period or (b) a Change in Control of SPAC pursuant to which stockholders of SPAC Common Stock have the right to receive consideration implying a price per share (as determined in accordance with Section 3.06(d)) greater than or equal to $14.00 or, in the case of a Change in Control where the holders of SPAC Common Stock do not receive consideration, the price per share of SPAC Common Stock implied by such transaction (as determined in good faith by the board of directors of SPAC) is greater than or equal to $14.00.

“Triggering Event III” means the earliest of the following to occur during the Earnout Period: (a) the date on which the closing VWAP of one share of SPAC Common Stock is greater than or equal to $16.00 per share for fifteen (15) trading days within any one hundred eighty (180) consecutive trading day period or (b) a Change in Control of SPAC pursuant to which stockholders of SPAC Common Stock have the right to receive consideration implying a price per share greater than or equal to $16.00 (as determined in accordance with Section 3.06(d)) or, in the case of a Change in Control where the holders of SPAC Common Stock do not receive consideration, the price per share of SPAC Common Stock implied by such transaction (as determined in good faith by the board of directors of SPAC) is greater than or equal to $16.00.

“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

“Unaudited Financial Statements” has the meaning specified in Section 5.08(a).

“VWAP” for any security as of any trading day means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such shall be the fair market value per share on such day as reasonably determined by the board of directors of SPAC.

“WARN Act” has the meaning specified in Section 5.14(c).

“Warrant Agreement” means the Warrant Agreement, dated as of May 1, 2024, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Working Capital Loan” means any loan made to SPAC by any of Sponsor or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing SPAC Transaction Expenses.

“Written Consent” has the meaning specified in Section 9.02(f).

“Written Consent Failure” has the meaning specified in Section 9.02(f).

Section 1.02. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and the term “date hereof” refers to the date of the execution of this Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. (New York Time) on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03. Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, the individuals set forth on Schedule 1.03 of the Company Disclosure Letter (and, solely with respect to knowledge of matters related to the Specified Persons, as of the date of this Agreement only) and, in the case of the SPAC Parties, the individuals set for on Schedule 1.03 of the SPAC Disclosure Letter.

Section 1.04. Equitable Adjustments. If, following the date of this Agreement, the outstanding Company Stock or shares of SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by SPAC with respect to its covenant not to issue shares of SPAC Common Stock or rights to acquire SPAC Common Stock under Section 8.03(a), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock or shares of SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Stock or SPAC Stockholders, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SPAC, the Company or Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE 2

The Mergers

Section 2.01. The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the Surviving Corporation and a wholly-owned Subsidiary of SPAC. The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(b) Immediately following the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Merger Sub II, whereupon the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the Surviving Entity and a wholly-owned Subsidiary of SPAC. The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA.

Section 2.02. First Effective Time; Second Effective Time.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The First Merger shall become effective at such time as the First Certificate of Merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the Company and SPAC and specified in the First Certificate of Merger) (the “First Effective Time”).

(b) Immediately following the First Effective Time, the Parties shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the DLLCA and Section 251 of the DGCL. The Second Merger shall become effective at such time as the Second Certificate of Merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the Company and SPAC and specified in the Second Certificate of Merger) (the “Second Effective Time”).

Section 2.03. Effect of the Mergers.At the First Effective Time, the effects of the First Merger, and at the Second Effective Time, the effects of the Second Merger, shall be as provided in this Agreement, the First Certificate of Merger, the Second Certificate of Merger, and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto: (i) at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Corporation; and (ii) at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub II shall vest in the Surviving Entity, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.04. Governing Documents; A&R Registration Rights Agreement.

(a) At the First Effective Time, the certificate of incorporation of the Company in effect as of immediately prior to the First Effective Time shall be amended and restated in the form attached hereto as Exhibit H (the “A&R Certificate of Incorporation of the Surviving Corporation”), and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or modified in accordance with its terms and the DGCL.

(b) At the First Effective Time, the bylaws of the Company in effect as of immediately prior to the First Effective Time shall be amended and restated to conform to the bylaws of Merger Sub I, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(c) At the Second Effective Time, the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be amended and restated in the form attached hereto as Exhibit I (the “A&R LLC Agreement of the Surviving Entity”), and, as so amended and restated, shall be the limited liability company agreement of the Surviving Entity until thereafter amended or modified in accordance with its terms and the DLLCA.

Section 2.05. Directors and Officers of the Surviving Entity.

(a) Prior to the First Effective Time, each of SPAC and Merger Subs shall cause the individuals identified in writing by the Company prior to the Closing to be designated or appointed as the directors and officers of Merger Sub I and Merger Sub II, as applicable, effective as of immediately prior to the First Effective Time. Immediately after the First Effective Time, the board of directors and officers of the Surviving Entity shall be the board of directors and officers of Merger Sub II as set forth on Schedule 2.05(a) of the Company Disclosure Letter.

(b) The Parties shall use reasonable best efforts to cause the individuals nominated for election in the Registration Statement in accordance with Section 8.09 to comprise the board of directors of SPAC immediately following the First Effective Time, each to hold office in accordance with the DGCL, the SPAC Charter Upon Domestication and the SPAC Bylaws Upon Domestication and until their respective successors are duly elected or appointed and qualified.

Section 2.06. Further Assurances. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Mergers with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Subs, the applicable directors and officers of the Company and Merger Subs (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

article 3

Merger Consideration; Conversion of Securities

Section 3.01. Conversion of Company Preferred Stock and Company SAFEs. The Company shall take all actions necessary or appropriate so that, immediately prior to the Closing, (i) all of the Company Preferred Stock shall be converted into Company Common Stock in accordance with the terms of the Company Certificate of Incorporation and (ii) all of the Company SAFEs shall be converted into Company Common Stock in accordance with the terms of the Company SAFEs as set forth on Schedule 3.01 (collectively, the “Conversions”). All of the Company Preferred Stock and Company SAFEs converted into Company Common Stock shall no longer be outstanding, shall be deemed cancelled and terminated, as applicable, and each holder of Company Preferred Stock and Company SAFEs shall thereafter cease to have any rights with respect to such Company Preferred Stock and Company SAFEs.

Section 3.02. Effect of Mergers on Company Common Stock. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party, any Holder or SPAC Stockholder, the following shall occur:

(a) On the terms and subject to the conditions set forth in this Agreement, (i) each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversions, other than shares of Company Common Stock issued as a result of such conversion of shares of Company Series A-3-X Preferred Stock, Company Series A-4-X Preferred Stock or Company Series B-X Preferred Stock, will be automatically surrendered and shall cease to exist, and be exchanged for the right to receive a number of shares of SPAC Class A Common Stock equal to the Exchange Ratio and (ii) each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time issued as a result of the conversion described in Section 3.01 of shares of Company Series A-3-X Preferred Stock, Company Series A-4-X Preferred Stock or Company Series B-X Preferred Stock will be automatically surrendered and shall cease to exist, and be exchanged for the right to receive a number of shares of SPAC Class B Common Stock equal to the Exchange Ratio, in each case other than Excluded Shares and Dissenting Shares. From and after the First Effective Time, such Person that, immediately prior to the First Effective Time, was registered as a holder of the Company Common Stock (other than Excluded Shares and Dissenting Shares, and after giving effect to the Conversions described in Section 3.01) in the share transfer books of the Company shall thereafter cease to be a stockholder of the Company and only have the right to receive the Per Share Merger Consideration in accordance with the terms of this Agreement. At the First Effective Time, the share transfer books of the Company shall be closed, and no transfer of Company Common Stock shall be made thereafter.

(b) Each issued and outstanding share of common stock of Merger Sub I shall be converted into and become one validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation. From and after the First Effective Time, all certificates and book-entry notations representing the common stock of Merger Sub I shall be deemed for all purposes to represent the number of common shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c) Each share of Company Stock held in the Company’s treasury or owned by SPAC, Merger Sub I or the Company immediately prior to the First Effective Time (each, an “Excluded Share”) shall automatically be cancelled and surrendered (as applicable) and no consideration shall be paid or payable with respect thereto.

(d) At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any holder thereof, (i) each share of common stock of the Surviving Corporation shall be canceled and retired and no consideration shall be paid with respect thereto, and (ii) each membership interest of Merger Sub II outstanding immediately prior to the Second Effective Time shall remain outstanding and shall constitute all of the membership interests of the Surviving Entity.

Section 3.03. Treatment of Company Equity Awards.

(a) Company Stock Plans. At the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party, the Company Stock Plans shall be assumed by SPAC. All Exchanged Options and Exchanged RSUs will continue to remain governed by and subject to the terms and conditions of the assumed Company Stock Plans.

(b) Company Options. Except as the Parties may otherwise mutually agree, at the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time shall, by virtue of the Mergers and without any further action on the part of any Party or the holder thereof, whether such Company Option is vested or unvested, be assumed and converted into an option to purchase a number of shares of (x) SPAC Class A Common Stock to the extent such Company Option was granted under the 2017 Plan or (y) SPAC Class B Common Stock to the extent such Company Option was granted under the 2021 Plan, on the same terms and conditions (including applicable vesting, exercise, termination, and expiration provisions) as are in effect with respect to each such Company Option immediately prior to the First Effective Time (each, an “Exchanged Option”); provided, that each Exchanged Option will represent the right to acquire the whole number of shares of SPAC Class A Common Stock or SPAC Class B Common Stock, as applicable, subject to such Exchanged Option (with any fractional share otherwise resulting rounded down to the nearest whole share) equal the product of (x) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the First Effective

Time, multiplied by (y) the Exchange Ratio, and such Exchanged Option’s per-share exercise price shall equal the quotient of (1) the exercise price per share of Company Common Stock (with any fractional cent otherwise resulting rounded up to the nearest whole cent) at which such Company Option was exercisable immediately prior to the First Effective Time, divided by (2) the Exchange Ratio; provided, that each Company Option (A) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner that complies with or is exempt from Section 409A of the Code, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.

(c) Company RSUs. At the First Effective Time, each award of Company RSUs that is outstanding and unvested immediately prior to the First Effective Time shall, by virtue of the First Merger and without any further action on the part of any Party or the holder thereof, be assumed and converted into the right to receive restricted stock units subject to SPAC Class A Common Stock on the same terms and conditions (including applicable vesting, settlement, and termination provisions) as are in effect with respect to each such award of Company RSUs immediately prior to the First Effective Time (each, an “Exchanged RSU”); provided that each Exchanged RSU will be subject to the number of shares of SPAC Class A Common Stock equal the product of (x) the number of whole shares of Company Common Stock that were subject to such award of Company RSUs (with any fractional share otherwise resulting rounded down to the nearest whole share) immediately prior to the First Effective Time, multiplied by (y) the Exchange Ratio; provided, further, that each award of Company RSUs shall be adjusted in a manner that complies with or is exempt from Section 409A of the Code, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.

(d) Company Action. Each of the Company or SPAC, as applicable, shall take all reasonably necessary actions to effect the treatment of the Company Equity Awards pursuant to Sections 3.03(b) and 3.03(c) and the related sections of the Company Disclosure Letter in accordance with the applicable Company Stock Plan and the applicable award agreements. Prior to the First Effective Time, the Company shall adopt any resolutions and take any actions which are necessary to cause the Company Stock Plans to be amended to provide that no additional or new grants shall be made under such Company Stock Plans following the Closing.

Section 3.04. Treatment of Company Warrants. At the First Effective Time, each Company Warrant to the extent outstanding and unexercised immediately prior to the First Effective Time shall be treated in accordance with the terms of such Company Warrant. SPAC and the Surviving Entity shall make appropriate provision so that the holder of each such Company Warrant will be entitled to receive its Pro Rata Share of the Earnout Shares, if any, when issuable to the Eligible Holders, as such holder would have been entitled to receive if it had exercised such Company Warrant immediately prior to the First Effective Time, without duplication.

Section 3.05. Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, and to the extent available under the DGCL or the Company Certificate of Incorporation, as applicable, shares of Company Stock that are issued and outstanding immediately prior to the First Effective Time and that are held by stockholders of record or owned by beneficial owners who either shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL, or who shall have validly exercised a redemption right for such Company Stock under the Company Certificate of Incorporation (the shares of Company Stock that are the subject to such demand or exercise of redemption rights, collectively, the “Dissenting Shares”; record holders and beneficial owners of Dissenting Shares being referred to as “Dissenting Stockholders”), and, with respect to appraisal or dissenters’ claims, otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such Dissenting Stockholders shall have no right to receive, the applicable Per Share Merger Consideration as provided in Section 3.02(a) unless and until such Dissenting Stockholder fails to perfect or waives, withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, or waives, withdraws or otherwise loses his, her or its right to redemption under the Company Certificate of Incorporation, with respect to such Company Stock, as applicable. Notwithstanding the foregoing, if any such person shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under Section 262 of the DGCL or shall waive, withdraw or otherwise lose the right to redemption under the Company Certificate of Incorporation, as applicable, such Person’s Dissenting Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(a), without interest or any other payments. The Company shall serve prompt notice to SPAC of any notices of objection, notices of dissent or demands for fair value under Section 262 of the DGCL of any of the Company Stock or demands for redemption under the Company Certificate of Incorporation, as applicable, attempted withdrawals of such notices or demands and any other instruments served pursuant to the DGCL or otherwise and received by the Company, and SPAC shall have the right to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such notices or demands, or agree to do or commit to do any of the foregoing.

Section 3.06. Earnout.

(a) Following the Closing, and as additional consideration for the Transactions, within five (5) Business Days after the occurrence of a Triggering Event (or, in the event of a Change in Control that constitutes a Triggering Event, immediately prior to the closing of such Change in Control), SPAC shall issue or cause to be issued to each Eligible Holder (in accordance with his, her or its respective Pro Rata Share), each such Eligible Holder’s Pro Rata Share of the following shares of SPAC Common Stock (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Common Stock occurring on or after the Closing (other than the conversion of SPAC Class B Ordinary Shares held by Sponsor into SPAC Class A Ordinary Shares in connection with the Domestication), the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Transaction Agreements:

(i) upon the occurrence of Triggering Event I, a one-time issuance of 5,000,000 Earnout Shares;

(ii) upon the occurrence of Triggering Event II, a one-time issuance of 5,000,000 Earnout Shares; and

(iii) upon the occurrence of Triggering Event III, a one-time issuance of 5,000,000 Earnout Shares.

(b) For the avoidance of doubt, each Eligible Holder shall be entitled to receive his, her or its Pro Rata Share of the Earnout Shares upon the occurrence of each Triggering Event (or, in the event of a Change in Control that constitutes a Triggering Event, immediately prior to the closing of such Change in Control), in the same form as the shares of SPAC Common Stock that are issuable to such Eligible Holder pursuant to Section 3.02(a); provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Earnout Shares, together with any shares of SPAC Common Stock that may be issued in respect of any of the Company RSUs granted pursuant to Section 9.08 that become vested in accordance with their terms, exceed, in the aggregate, 15,000,000 shares of SPAC Common Stock.

(c) The SPAC Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Common Stock occurring on or after the Closing (other than the conversion of SPAC Class B Ordinary Shares held by Sponsor into SPAC Class A Ordinary Shares in connection with the Domestication).

(d) For purposes of determining whether a Change in Control constitutes a Triggering Event, the per share price received by the holders of SPAC Common Stock in such Change in Control shall be based on the value of the cash, securities or in-kind consideration being delivered in respect of SPAC Common Stock, as determined in good faith by the board of directors of SPAC.

(e) Unless required by a determination within the meaning of Section 1313(a) of the Code, the Parties acknowledge and agree (i) that any Earnout Shares paid to the Eligible Holders shall be treated as additional consideration for the Company Stock for all income Tax purposes (other than to the extent treated as interest under Section 483 of the Code or any similar provision of the Code), and (ii) to prepare and file all Tax Returns consistent with such Tax treatment.

(f) At all times during the Earnout Period, SPAC shall (i) keep available for issuance a sufficient number of unissued shares of SPAC Common Stock to permit SPAC to satisfy its obligations set forth in this Section 3.06; (ii) take all actions required to increase the authorized number of shares of SPAC Common Stock if at any time there are insufficient authorized but unissued shares of SPAC Common Stock to permit it to satisfy its obligations set forth in this Section 3.06; and (iii) if, at the time the Earnout Shares are issued, SPAC is listed as a public company on, and the SPAC Common Stock is tradeable over, the Stock Exchange, SPAC shall use commercially reasonable efforts to cause Earnout Shares, when issued, to be approved for listing on the Stock Exchange or such other securities exchange on which the shares of SPAC Common Stock are then listed, as applicable.

Section 3.07. Exchange Pool.

(a) Immediately prior to or at the First Effective Time, SPAC shall deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) evidence in book-entry form of shares of SPAC Common Stock, representing the number of shares of SPAC Common Stock sufficient to deliver the Merger Consideration (the “Exchange Pool”).

(b) Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Common Stock will be issued by virtue of this Agreement or the Transactions, and each Holder who would otherwise be entitled to a fraction of a share of either such class (after aggregating all shares of SPAC Common Stock to which such Holder otherwise would be entitled) shall instead have the number of shares of SPAC Common Stock issued to such Holder rounded up or down to the nearest whole share of SPAC Common Stock (with 0.5 of a share or greater rounded up), as applicable.

(c) Promptly following the earlier of (i) the date on which the entire Exchange Pool has been disbursed and (ii) the date which is six (6) months after the First Effective Time, SPAC shall instruct the Exchange Agent to deliver to SPAC any remaining portion of the Exchange Pool and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to SPAC (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such Holder’s claim for Merger Consideration that such Holder may have the right to receive pursuant to Section 3.02 without any interest thereon.

(d) None of the Company, SPAC, the Surviving Entity or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SPAC, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.08. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub I, Merger Sub II, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that if SPAC, Merger Sub I, Merger Sub II, any of their respective Affiliates, or any party acting on their behalf determines that any payment hereunder is subject to deduction and/or withholding, then SPAC shall, prior to so deducting and/or withholding, (a) provide written notice to the Company as soon as reasonably practicable after such determination and (b) consult and cooperate with the Company in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Section 3.09. Legend. Each certificate or book entry position representing the shares of SPAC Common Stock or Earnout Shares (if any) issued pursuant to the right to receive Per Share Merger Consideration shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance:

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE ISSUER’S BYLAWS. A COPY OF SUCH BYLAWS WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

ARTICLE 4

Closing; Closing Statement

Section 4.01. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 10 (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02. SPAC Closing Statement. At least two (2) Business Days prior to the Special Meeting, and in any event not earlier than following the time that holders of SPAC Common Stock may no longer elect redemption in accordance with the SPAC Stockholder Redemption, SPAC shall prepare and deliver to the Company a statement (the “SPAC Closing Statement”) setting forth in good faith: (a) an estimate of the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption); (b) an estimate of the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; (c) an estimate of the Available Closing SPAC Cash resulting therefrom; and (d) the aggregate number of shares of SPAC Common Stock tendered for redemption pursuant to the SPAC Stockholder Redemption and the number of shares of SPAC Common Stock to be outstanding as of immediately prior to the Closing after giving effect to the SPAC Stockholder Redemption and the Domestication, in each case, including reasonable supporting detail therefor. The SPAC Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the SPAC Closing Statement until the Closing, SPAC shall (x) cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within SPAC’s or its Representatives’ possession or control in connection with the Company’s review of the SPAC Closing Statement and (y) consider in good faith any comments to the SPAC Closing Statement provided by the Company and its Representatives, which comments the Company shall deliver to SPAC no less than two (2) Business Days prior to the Closing Date, and SPAC shall revise such SPAC Closing Statement to incorporate any changes SPAC reasonably determines are necessary or appropriate given such comments. At least two (2) Business Days prior to the Closing Date, SPAC shall prepare and deliver to the Company (i) a statement setting forth in good faith as of the Closing Date SPAC’s calculation of the SPAC Transaction Expenses, and the amount, if any, by which the SPAC Transaction Expenses other than the Specified SPAC Transaction Expenses exceed the SPAC Transaction Expenses Amount, including reasonable supporting detail therefor, and (ii) an updated SPAC Closing Statement to update, as needed, the calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption); (b) the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; and (c) the Available Closing SPAC Cash resulting therefrom.

Section 4.03. Company Closing Statement. At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to SPAC a statement (the “Company Closing Statement”) setting forth in good faith as of the Closing Date: (a) the aggregate number of shares of Company Common Stock issued and outstanding; (b) the aggregate number of shares of Company Preferred Stock (by series) and the Company SAFEs issued and outstanding (in the case of (a) and (b), prior to giving effect to the Conversions of Company Preferred Stock and

Company SAFEs set forth under Section 3.01); (c) the aggregate number of shares of Company Common Stock to be outstanding after giving effect to the Conversions set forth under Section 3.01; (d) the aggregate number of shares of Company Common Stock underlying vested and unvested Company Options issued and outstanding and the exercise prices therefor; (e) the aggregate number of Company Common Stock underlying vested but unsettled and unvested Company RSUs outstanding; (f) the aggregate number of shares of Company Preferred Stock underlying vested and unvested Company Warrants and the exercise prices therefor; (g) the Company’s calculation of the Equity Financing Amount, if any; (h) the Company’s calculation of the Company Transaction Expenses, and the amount, if any, by which the aggregate Company Transaction Expenses exceed the Company Transaction Expenses Amount; (i) the Company’s calculation of the Per Share Equity Value; (j) the Company’s calculation of the Exchange Ratio; and (k) the Company’s calculation of the Pro Rata Share of each Eligible Holder, in each case, including reasonable supporting detail therefor. From and after delivery of the Company Closing Statement until the Closing, the Company shall (x) cooperate with and provide SPAC and its Representatives all information reasonably requested by SPAC or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with SPAC’s review of the Company Closing Statement and (y) consider in good faith any comments to the Company Closing Statement provided by SPAC and its Representatives, which comments SPAC shall deliver to the Company no less than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company reasonably determines are necessary or appropriate given such comments. SPAC, the Exchange Agent and their respective Affiliates and Representatives shall then be entitled to rely, without any independent investigation or inquiry, on such Company Closing Statement.

ARTICLE 5

Representations and Warranties of the Company

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to SPAC (the “Company Disclosure Letter”) (each section or subsection of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to SPAC as follows:

Section 5.01. Corporate Organization of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except as would not be material to the Company. The Company Certificate of Incorporation, as in effect on the date hereof, previously made available by the Company to SPAC (a) is true, correct and complete, (b) is in full force and effect, and (c) has not been amended. The Company is duly licensed or qualified and in good standing (or its equivalent) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation.

Section 5.02. Subsidiaries. The Subsidiaries of the Company as of the date of this Agreement are set forth on Schedule 5.02 to the Company Disclosure Letter. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is duly licensed or qualified and in good standing (or its equivalent) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The respective jurisdiction of incorporation or organization of each Subsidiaries is identified on Schedule 5.02 of the Company Disclosure Letter.

Section 5.03. Due Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05), subject to obtaining the Company Stockholder Approval, to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The Holders who have executed the Company Voting and Support Agreements as of the date hereof have agreed to vote in favor of the approval of this Agreement and the Transactions, including the Mergers, and such approval will be sufficient to duly obtain the Company Stockholder Approval. Other than the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to the remedy of specific performance and injunctive and other forms of equitable relief which may be subject to equitable defenses, general principles of equity and to the discretion of the court before which any proceeding therefor may be brought, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and upon receipt of the Company Stockholder Approval, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Company Certificate of Incorporation or the Company’s bylaws, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law to which the Company is subject or by which any property or asset of the Company is bound, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract, including to any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to the terms, conditions or provisions of any such Material Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries under any Material Contract, other than Permitted Liens, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien other than Permitted Liens or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority, except, in each of cases (a) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05. Governmental Authorities; Consents.Assuming the truth and completeness of the representations and warranties of the SPAC Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the Transactions, except for (a) applicable requirements of the HSR Act, (b) compliance with any applicable requirements of the Securities Laws, (c) the filing of the First Certificate of Merger in accordance with the DGCL, (d) the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA, (e) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof, and (f) as otherwise disclosed on Schedule 5.05 of the Company Disclosure Letter.

Section 5.06. Current Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of: (i) 23,046,875,123 shares of Company Common Stock, of which (A) 22,718,203,023 shares are designated as Company Class A Common Stock and (B) 328,672,100 shares are designated as Company Class B Common Stock; and (ii) 1,953,124,877 shares of Company Preferred Stock, of which (A) 149,057,400 shares are designated as Company Series A-1 Preferred Stock; (B) 41,757,975 shares are designated as Company Series A-2 Preferred Stock; (C) 133,246,286 shares are designated as Company Series A-3 Preferred Stock; (D) 133,246,286 shares are designated as Company Series A-3-X Preferred Stock; (E) 27,130,097 shares are designated as Company Series A-4 Preferred Stock; (F) 27,130,907 shares are designated as Company Series A-4-X Preferred Stock; (G) 419,496,627 shares are designated as Company Series B Preferred Stock; (H) 419,496,627 shares are designated as Company Series B-X Preferred Stock; (I) 181,859,452 shares are designated as Company Series C Preferred Stock; and (J) 420,702,410 shares are designated as Company Series C-1 Preferred Stock.

(b) As of the date of this Agreement (the “Capitalization Date”), there were: (i) 93,766,005 shares of Company Class A Common Stock issued and outstanding; (ii) 328,672,100 shares of Company Class B Common Stock issued and outstanding; (iii) 149,057,400 shares of Company Series A-1 Preferred Stock issued and outstanding; (iv) 41,757,975 shares of Company Series A-2 Preferred Stock issued and outstanding; (v) no shares of Company Series A-3 Preferred Stock issued and outstanding; (vi) 133,246,286 shares of Company Series A-3-X Preferred Stock issued and outstanding; (vii) 9,043,636 shares of Company Series A-4 Preferred Stock issued and outstanding; (viii) 18,087,271 shares of Company Series A-4-X Preferred Stock issued and outstanding; (ix) 284,439,710 shares of Company Series B Preferred Stock issued and outstanding; (x) 135,056,917 shares of Company Series B-X Preferred Stock issued and outstanding; (xi) 181,859,452 shares of Company Series C Preferred Stock issued and outstanding; and (xii) no shares of Company Series C-1 Preferred Stock issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(c) As of the Capitalization Date, there were outstanding (i) Company Options to purchase an aggregate of 108,044,367 shares of Company Common Stock (of which options to purchase an aggregate of 107,951,685 shares of Company Common Stock were vested and exercisable and of which options to purchase an aggregate of 92,682 shares of Company Common Stock were unvested), (ii) Company RSUs covering an aggregate of 131,520,977 shares of Company Common Stock (of which 7,833,624 Company RSUs were vested and not yet settled, 70,799,566 Company RSUs were unvested subject only to liquidity event-based vesting conditions and 52,887,787 Company RSUs were unvested subject to time-based vesting conditions), and (iii) 29,957,524 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans.

(d) As of the Capitalization Date, there were outstanding Company Warrants exercisable for the number of shares of Company Stock set forth on Schedule 5.06(d) of the Company Disclosure Letter.

(e) As of the Capitalization Date, there were outstanding Company SAFEs convertible into shares of Company Stock as set forth on Schedule 5.06(e) of the Company Disclosure Letter.

(f) As of the Capitalization Date, other than the rights of (w) Company Equity Awards, (x) Company Preferred Stock, (y) Company Warrant, and (z) Company SAFEs, in each case outstanding as of the Capitalization Date, to convert into or be exchanged or exercised for Company Stock in accordance with the terms thereof in existence as of the Capitalization Date, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Common Stock, Company Preferred Stock or any other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of, other equity interests in or debt securities of, the Company, (ii) no obligations incurred by the Company to issue additional shares of capital stock or equity interests of the Company under the Company Stockholder Agreements and (iii) no equity equivalents, stock or stock appreciation rights, phantom stock or stock ownership interests or similar rights in the Company. As of the Capitalization Date, except as set forth on Schedule 5.06(f) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and, as of the date hereof, no holders of Company Stock have any redemption rights that are exercisable under the Company Stockholder Agreements. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Other than the Company Stockholder Agreements and the Company Voting and Support Agreements, the Company is not party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.

Section 5.07. Capitalization of Subsidiaries. The issued share capital, stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. As of the date hereof, there are (a) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for the equity interests of any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue or sell any shares, stock, or other equity interests in or debt securities of, any Subsidiary of the Company and (b) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Subsidiary of the Company (the items in clauses (a) and (b), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of any Subsidiary of the Company. Other than the Company Stockholder Agreements and the Company Voting and Support Agreements, the Company and its Subsidiaries are not party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to the equity interests of any Subsidiary of the Company. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of treasury stock are held by any Subsidiary of the Company.

Section 5.08. Financial Statements.

(a) Attached as Schedule 5.08 of the Company Disclosure Letter are true, correct, accurate and complete copies of (i) the unaudited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2023 and December 31, 2024, and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the five (5) month period ended December 31, 2023 and the full year period ended December 31, 2024 (the “Unaudited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of the Company and its Subsidiaries as at March 31, 2025 and the related unaudited consolidated condensed statements of operations and cash flows for the three (3) month period then ended (such March 31, 2025 balance sheet of the Company and its Subsidiaries, the “Most Recent Balance Sheet” and together with the Unaudited Financial Statements, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).

Section 5.09. Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including Company Transaction Expenses, (d) disclosed in the Company Disclosure Letter, or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Litigation and Proceedings. As of the date of this Agreement, except as would not constitute a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened in writing Actions against the Company, any of its Subsidiaries, or any of their properties, rights or assets or, to the knowledge of the Company, any Specified Persons or any of their properties, rights or assets. As of the date of this Agreement, except as would not constitute a Material Adverse Effect, there is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any of their properties, rights or assets, or, to the knowledge of the Company, any Specified Persons or any of their properties, rights or assets. As of the date of this Agreement, there is no unsatisfied judgment or any open injunction binding upon the Company, its Subsidiaries, or, to the knowledge of the Company, any Specified Persons, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement.

Section 5.11. Compliance with Laws. Except with respect to compliance with Environmental Laws (which are the subject of Section 5.24) and compliance with Tax Laws (which are the subject of Section 5.15), or except as would not constitute a Material Adverse Effect, (a) the Company and its Subsidiaries and, to the knowledge of the Company, the Specified Persons, are, and since August 1, 2023 have been, in compliance with all applicable Laws and Governmental Orders; (b) from August 1, 2023, to the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, the Specified Persons, has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and to the knowledge of the Company, no charge, claim, assertion or Action of any violation of any Law, Governmental Order or Permit by the Company, any of its Subsidiaries or the Specified Persons, is currently threatened against the Company, any of its Subsidiaries or the Specified Persons (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business).

Section 5.12. Contracts; No Defaults.

(a) Schedule 5.12 of the Company Disclosure Letter contains a true and complete listing of all Contracts (other than purchase orders) (including without limitations agreements for funding with any Governmental Authority) described in the subclauses of this Section 5.12 to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) other than Company Benefit Plans and Standard Employment Agreements (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to SPAC or its agents or Representatives.

(i) Each Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $500,000 or (y) to the Company or to any of its Subsidiaries of more than $500,000, in each case, in the calendar year ended December 31, 2025;

(ii) Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries since August 1, 2023, in each case, involving payments in excess of $500,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iii) Each Contract with outstanding obligations of the Company or its Subsidiaries that provides for the sale or purchase of personal property, fixed assets or real property and involves aggregate payments in excess of $500,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv) Each joint venture Contract, legal partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries taken as a whole;

(v) Each Contract requiring capital expenditures by the Company or its Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in the aggregate;

(vi) Each Contract expressly prohibiting or restricting in any material respect the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person (other than Contracts with providers or other entities limiting the Company’s or any of its Subsidiary’s ability to engage providers in the same geographic area, none of which are material to the Company and its Subsidiaries, taken as a whole);

(vii) Each Contract, license or other agreement respect to which the Company or its Subsidiaries in-licenses from any third party, or out-licenses to any third party, any item of material Intellectual Property or Technology, but excluding (A) non-exclusive licenses granted by or to customers, suppliers and vendors in the ordinary course of business; (B) Contracts where any license of any Intellectual Property or Technology is incidental to such agreement, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes; (C) nondisclosure agreements; (D) Personnel IP Agreements; (E) licenses in respect of “open source” and similar Software; and (F) licenses in respect of click-wrap, shrink-wrap and commercially available “off-the-shelf software” that are generally commercially available with an annual aggregate fee of less than $500,000;

(viii) Each Contract providing for the discovery, creation, development or reduction to practice by a third party of any material Intellectual Property or Technology for or on behalf of the Company or any of its Subsidiaries (other than Personnel IP Agreements);

(ix) Each employee collective bargaining Contract (“Labor Contract”) with a labor union, works council, or similar representative body (each, a “Labor Union”);

(x) Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries in excess of $500,000;

(xi) Each Contract that is a currency or interest hedging arrangement;

(xii) Each material Contract that provides for any most favored nation provision or equivalent preferential terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject;

(xiii) Each Lease of real property providing for annual payments of $500,000 or more in a 12-month period; and

(xiv) Any commitment to enter into agreement of the type described in the subclauses of this Section 5.12(a).

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries.

Section 5.13. Company Benefit Plans.

(a) The Company has made available to SPAC a true and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) (including Multiemployer Plans), and any and all other compensation and benefits plans, policies, programs, or arrangements and each other stock purchase, stock option, restricted stock, restricted stock unit, phantom equity, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control compensation, bonus, incentive, deferred compensation, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition reimbursement, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, and other benefit plan, policy, program, or arrangement, whether or not subject to ERISA whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case, for the benefit of Company Service Providers, that is sponsored, established, maintained, contributed to or required to be contributed to by the Company or its Subsidiaries, or under which the Company or its Subsidiaries has any current or potential liability, except for (i) employment agreements and offer letters establishing at-will employment or otherwise not obligating the Company or any of its Subsidiaries to make any payments or provide any benefits upon a termination of employment and does not otherwise require more than thirty (30) days’ notice to terminate (or in the case of any Company Service Provider based in Germany, does not otherwise require more than three (3) months’ notice to terminate), other than as may be required by applicable Law (the “Standard Employment Agreements”) and (ii) any statutorily required plan, agreement, program, policy or other arrangement sponsored by a Governmental Authority.

(b) With respect to each material Company Benefit Plan, the Company has provided to SPAC or its counsel a true and complete copy, to the extent applicable, of (i) each writing constituting such Company Benefit Plan and all amendments thereto (or, in the case of any writings applicable to such Company Benefit Plan for which the general terms do not differ materially from each other, the form of such writing in lieu of each individual writing), and a written description of any material unwritten Company Benefit Plan; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial statements and actuarial reports; (v) the most recent determination or opinion letter received by the Company and its Subsidiaries from the IRS regarding the tax-qualified status of such Company Benefit Plan; (vi) the most recent written results of all compliance testing required by applicable Laws; and (vii) copies of any material written correspondence with the IRS, Department of Labor or other Governmental Authority. There has been no amendment to any Company Benefit Plan made, or communicated by the Company or its Subsidiaries to participants therein, which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. The Company and its Subsidiaries may amend or terminate any Company Benefit Plan (other than any Company Benefit Plan that is an individual agreement or arrangement with a Company Service Provider (including an individual award or similar participation agreement under a Company Benefit Plan) that requires the Company Service Provider’s consent of such amendment or termination) at any time without incurring any material liability thereunder other than in respect of claims incurred prior to such amendment or termination and the customary costs of implementing such amendment or termination.

(c) Except where the failure to so comply would not reasonably be expected to, result in material liability to the Company and its Subsidiaries, taken as a whole (i) each Company Benefit Plan (and each related trust, insurance contract or fund) is and has been established, administered and funded in accordance with its express terms, and in compliance in all respects with all applicable Laws, including ERISA and the Code; (ii) there are no pending or, to the knowledge of the Company, threatened Actions against or relating to the Company Benefit Plans, the assets of any of the trusts under such Company Benefit Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such Company Benefit Plans (other than routine benefits claims); (iii) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any “party in interest” or “disqualified person” with respect to a Company Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA; (iv) to the knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Company Benefit Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Company Benefit Plan; and (v) all payments required to be made by the Company and its Subsidiaries under, or with respect to, any Company Benefit Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Company Benefit Plans, applicable Law and GAAP. To the knowledge of the Company, as of the date of this Agreement, no Company Benefit Plan is under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(d) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, its related trust is exempt from Tax under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e) The Company has made available a correct and complete list of all outstanding Company Equity Awards as of the Capitalization Date setting forth (i) the form of the Company Equity Award (including whether the Company Option is a non-qualified stock option or an incentive stock option for purposes of Section 422 of the Code) and the number of shares of Company Common Stock subject to each Company Option or covering each Company RSU, (ii)the holder’s name, grant date, applicable vesting schedule (including acceleration rights thereof), and the per-share exercise price with respect to each Company Option. Except for the Company Stock Plans and any award agreements that have been made available, neither the Company nor any of its Subsidiaries has adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any Person (whether payable in shares of Company Common Stock, cash or otherwise). Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, the Company Stock Plans have each been duly authorized, approved and adopted by the Board of Directors and the Company’s stockholders and are in full force and effect. Each Company Equity Award granted by the Company or its Subsidiaries (i) was duly authorized no later than the date on which the grant was by its terms effective (the “Grant Date”) by all necessary corporate action, and the award agreement governing such grant was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) was granted in compliance with all applicable Laws (including all applicable federal, state and local Securities Laws) and all the terms and conditions of the applicable Company Stock Plan, (iii) with respect to Company Options, has a per-share exercise price equal to or greater than the fair market value of a share of Company Common Stock on the Grant Date and no modifications within the meaning of Section 409A of the Code have been made to any Company Options following the Grant Date, and (iv) does not trigger any obligation or liability for the holder thereof under Section 409A of the Code.

(f) No Company Benefit Plan is, and none of the Company or its Subsidiaries or any ERISA Affiliate has at any time since August 1, 2023 sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Company or its Subsidiaries or any ERISA Affiliate has withdrawn at any time since August 1, 2023 from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company and its Subsidiaries.

(g) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, no event has occurred and no condition exists that would subject the Company and its Subsidiaries by reason of their affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) Lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company and its Subsidiaries).

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (either alone or in combination with another event) (i) result in any material payment becoming due, or material increase the amount of any compensation or benefits due, to any Company Service Provider or with respect to any Company Benefit Plan; (ii) increase any material benefits, payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits, or the forgiveness of any material amount of indebtedness of any Company Service Provider; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any material Company Benefit Plan. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(i) The consummation of the Transactions contemplated by this Agreement will not result in a change in the ownership or effective control of the Company or its Subsidiaries for purposes of Section 280G of the Code.

(j) Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been established, funded, (if applicable) and administered in compliance in all material respects with applicable Laws.

(k) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States or that covers any Company Service Provider residing or working outside of the United States (each, a “Foreign Benefit Plan”) (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment and, to the knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been since August 1, 2023 so qualified, approved or registered and, nothing has occurred since August 1, 2023 that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

Section 5.14. Labor Matters.

(a) The Company has delivered the Company Employee List to SPAC and all of the information included on the Company Employee List is true and accurate as of the date hereof. The Company has delivered a true and accurate list of each individual independent contractor or other individual service provider who provides substantially recurring services to the Company or any of its Subsidiaries as of the date hereof for annualized fees or compensation in excess of $150,000, which includes for each such individual (i) a description of the services so provided, (ii) primary work location, (iii) base fee or compensation rate, and (iv) the amount of fees or other compensation actually paid in 2024 and 2025.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Labor Contract with a Labor Union and none of the employees of the Company or its Subsidiaries are subject to collective bargaining arrangements with respect to their employment with the Company. To the knowledge of the Company, there are no activities or proceedings of any Labor Union to organize any employees of the Company or its Subsidiaries. Additionally, to the knowledge of the Company, except as would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company and its Subsidiaries or any Company Service Provider; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or threatened against or affecting the Company and its

Subsidiaries, and none of the Company and its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any Company Service Provider; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no charges with respect to or relating to the Company and its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c) Since August 1, 2023, neither the Company nor any of its Subsidiaries has implemented any “plant closings” or “mass layoffs,” as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar state or local laws (the “WARN Act”) that would trigger the application of the WARN Act.

(d) Except where the failure to so comply would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is and have been since August 1, 2023 (i) in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes, (ii) in compliance with all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification, and none of the Company or its Subsidiaries currently employs, or has employed since August 1, 2023, any Person who was not permitted to work in the jurisdiction in which such Person was employed and (iii) in compliance with all Laws that could require overtime to be paid to any Company Service Provider, and no Person has ever brought or, to the knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(e) As of the date of this Agreement, the Company has not received written notice that any current direct report to the CEO of the Company presently intends to terminate his or her employment within six months after the Closing. To the knowledge of the Company, as of the date of this Agreement, no current Company Service Provider has received an offer to join a business that is competitive with the business activities of the Company and its Subsidiaries.

(f) Except as would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, here are no Actions against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened in writing, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ any individual by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no Governmental Order imposing any continuing material remedial obligations on the Company or any of its Subsidiaries.

(g) To the knowledge of the Company, the current Company Employees who work in the United States are authorized and have appropriate documentation to work in the United States. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have ever been notified of any pending or threatened material investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries have received any “no match” notices from ICE, the Social Security Administration, or the IRS.

(h) Except as would not reasonably be expected to have a Material Adverse Effect, since August 1, 2023, no allegations of sexual harassment or sexual misconduct have been made by an employee of the Company or any of its Subsidiaries (in their capacity as an employee of the Company or its Subsidiaries) against any director or officer of the Company or such Subsidiaries (in their respective capacities as such) or against the Company or any of its Subsidiaries on account of the conduct of any such director or officer. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have incurred, nor do circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur, any liability arising from any allegation of sexual harassment against any director or officer of the Company or any of its Subsidiaries (in their respective capacities as such) that would reasonably be expected to result in a Material Adverse Effect.

Section 5.15. Taxes. Except as would not reasonably be expected to have a Material Adverse Effect:

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries (taking into account any applicable extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes described in clause (iii) of the definition of Permitted Liens, and since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c) Each of the Company and its Subsidiaries (i) has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of the Company, no such claims have been threatened in writing.

(e) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.

(g) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Except with respect to deferred revenue collected by the Company and its Subsidiaries in the ordinary course of business, neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(j) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(k) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial agreements not primarily relating to Taxes).

(l) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(m) The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(n) The Company has not taken any action, and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(o) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) The Company is, and has been since its formation, treated as a corporation that is a tax resident of the United States for U.S. federal income tax purposes.

(q) Nothing in this Agreement, including this Section 5.15, shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any net operating losses, Tax credits, Tax basis or other similar Tax attributes after the Closing Date.

For purposes of this Section 5.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Subsidiary, if applicable. Other than Section 5.08 and Section 5.13 to the extent such Sections relate to Taxes, this Section 5.15 provides the sole and exclusive representations and warranties of the Company in respect of Tax matters.

Section 5.16. Insurance. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 5.17. Permits. Each of the Company and its Subsidiaries has all material licenses, approvals, consents, registrations, franchises and permits (the “Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.24)), except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have obtained all of the Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company and its Subsidiaries as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The operation of the business of the Company and its Subsidiaries as currently conducted is not in violation of, nor is the Company or any of its Subsidiaries in default or violation under, any Permit, except where such violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.18. Real Property.

(a) The Company does not have and has not since August 1, 2023 had any Owned Real Property.

(b) Schedule 5.18 of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including, the address of each Leased Real Property. As of the date hereof, the Leased Real Property identified on Schedule 5.18 of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and its Subsidiaries as it is currently conducted. Neither the Company nor any Subsidiary of the Company is party to any agreement or option to purchase or sell any Leased Real Property or interest therein.

(c) The Company has made available to SPAC true, correct and complete copies of the material Contracts (including all material modifications, amendments, guarantees, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease and except as would not constitute a Material Adverse Effect, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the knowledge of the Company knowledge, the other party thereto, subject to the Enforceability Exceptions, (ii) to the knowledge of the Company, each Lease has not been materially amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to SPAC, (iii) neither the Company nor one of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases and to the knowledge of the Company, neither the Company nor its Subsidiaries has received oral notice of any material default that has not been cured within the applicable cure period, (iv) as of the date of this Agreement, the Company has not received written notice from any Governmental Authority regarding intent to modify, suspend or revoke any Lease, and (v) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default by the Company or one of its Subsidiaries or, to the knowledge of the Company, the other party thereto.

(d) Neither the Company nor its Subsidiaries has a written sublease granting any Person the right to use or occupy Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Neither the Company nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. To the knowledge of the Company, no construction or expansion is currently being performed or is planned for the year ending December 31, 2025 at any of the Leased Real Properties that is expected to result in liability to the Company or any of its Subsidiaries in excess of $500,000 in such calendar year.

Section 5.19. Intellectual Property and Data Security.

(a) Schedule 5.19(a) of the Company Disclosure Letter lists as of the date hereof (i) all Owned Intellectual Property for which applications are pending, or which are registered or issued, in each case, whether in the United States or internationally (“Registered Intellectual Property”) and (ii) each material unregistered Trademark owned or purported to be owned by the Company or any of its Subsidiaries. Each item of Registered Intellectual Property is, applicable, subsisting and, to the knowledge of the Company, all issuances and registrations included therein are valid and enforceable. All necessary registration, maintenance, renewal, and other relevant fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities (including domain name registrars) in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (A) solely and exclusively owns title to all Owned Intellectual Property and (B) has (and will continue to have following the Closing), and other than as disclosed in Section 5.04, the right to use pursuant to a valid written license, sublicense, agreement or permission, all other material Intellectual Property and Technology used in the operation of the business of the Company and its Subsidiaries, as currently conducted (“Licensed Intellectual Property”). Except as would not reasonably be expected to have a Material Adverse Effect, the Company Intellectual Property (in the case of Licensed Intellectual Property, when used within the scope of the applicable license), constitutes all of the Intellectual Property necessary and sufficient to enable the

Company and its Subsidiaries to conduct the business as currently conducted. None of the material Owned Intellectual Property or, to the knowledge of the Company, any other material Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of a dispute in each case to which the Company is a party that adversely restricts the use, transfer, registration, or licensing of, or adversely affects the validity or enforceability of any such Intellectual Property.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person, and have not infringed upon, misappropriated or otherwise violated any Intellectual Property of any Person. To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating or, since August 1, 2023, has infringed upon, misappropriated, or otherwise violated any Owned Intellectual Property. As of the date of this Agreement, no claims alleging or involving any of the foregoing have been made against any Person by the Company or any of its Subsidiaries. As of the date of this Agreement and except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) are not the subject of any pending or, to the knowledge of the Company, threatened Actions and (ii) have not received from any Person at any time after August 1, 2023 any written notice, for each of (i) and (ii) (A) alleging that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating or has infringed upon, misappropriated, or otherwise violated, any Intellectual Property rights of any Person or (B) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property and, to the knowledge of the Company, there are no facts or circumstances that would form the reasonable basis for any such claim or challenge.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain: (A) the sole ownership, confidentiality and value of their material Owned Intellectual Property including through valid and enforceable copies of agreements, all of which have been made available to SPAC, executed by their former and current employees, consultants and independent contractors, (x) in each case who are or were engaged in creating or developing Owned Intellectual Property for the Company or its Subsidiaries, pursuant to which such Person presently assigned to the Company or its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property or Technology created or developed for the Company or its Subsidiaries in the course of such Person’s employment or retention thereby or, in the case of consultants and independent contractors that retained title in certain Intellectual Property owned by such consultant or independent contractor prior to the engagement or that was independently developed outside the scope of such engagement, granted the Company or applicable Subsidiary a broad license to any such retained Intellectual Property incorporated into the Intellectual Property or Technology created or developed for the Company or applicable Subsidiary and (y) pursuant to which such Person has agreed to hold all Trade Secrets of or held by the Company and its Subsidiaries disclosed to such Person in confidence both during and after such Person’s employment or retention for a reasonable period thereby (x) and (y) collectively, the “Personnel IP Agreements” and (B) the security, confidentiality, value, operation and integrity of their IT Systems and Software; (ii) to the knowledge of the Company, no former or current employee, consultant, or independent contractor is in breach of any Personnel IP Agreement; (iii) no Trade Secret of the Company or any of its Subsidiaries has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a valid written non-disclosure agreement adequately restricting the disclosure and use of such Intellectual Property; (iv) no Software owned by the Company or any of its Subsidiaries incorporates or uses any “open source” or similar Software in a manner that on or prior to the date hereof (1) required or requires the contribution, licensing or disclosure to any third party of any portion of the Company’s proprietary source code or, to the knowledge of the Company, any source code which is otherwise developed, licensed, distributed, used or otherwise exploited by or for the Company or any of its Subsidiaries; or (2) would otherwise diminish, require the grant of a license under, or transfer the rights of ownership in any Owned Intellectual Property; (v) except for employees, consultants and other independent contractors engaged by the Company or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements or other written agreements that include confidentiality provisions, no other Person has any right to access, possess, or have disclosed or, to the knowledge of the Company, actually possesses any source code owned by the Company or its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries is a party to (or is obligated to enter into) any source code escrow Contract or any other Contract requiring the deposit of any source code or related materials for any Software; and (vii) the Company and each of its Subsidiaries have complied and are in compliance with all terms and conditions of all relevant licenses for “open source” or similar Software incorporated or embedded into, linked or called by, or otherwise used in Software owned or purported to be owned by the Company and its Subsidiaries.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all IT Systems used in connection with their business as currently conducted; (ii) the Company and each of its Subsidiaries has implemented and maintained adequate back-up and disaster recovery arrangements for the continued operation of their businesses in the event of a failure of its IT Systems that are in accordance with standard industry practice; (iii) to the knowledge of the Company, the Company’s Software is free of any malicious or disabling Software including viruses, worms and trojan horses, which may be used to gain unauthorized access to or without authorization, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause material damage to or abuse such IT Systems or Software (“Malware”); and (iv) the Company and each of its Subsidiaries have taken commercially reasonable efforts to ensure that its Software is free from such Malware.

(e) No funding, facilities, or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create any material Owned Intellectual Property, where, as a result, such Governmental Authority, university, college, research institute or other educational institution has any rights, title or interest in or to such Intellectual Property.

(f) AI Technologies. Except as would not reasonably be expected to have a Material Adverse Effect:

(i) the Company and its Subsidiaries have: (A) obtained all licenses, consents, and permissions, provided all notices and disclosures, and otherwise have all rights, in each case as required under applicable Law, to collect and use all data, content, or materials used by the Company’s proprietary artificial intelligence Technology (“Company AI”) in the operation of the Company’s business as presently conducted (“AI Inputs”); (B) complied with all use restrictions and other requirements of any contractual obligation, website terms of use or terms of service, or other terms by which the Company is bound and governing any of the Company’s collection and use of such AI Inputs; and (C) implemented and complied with commercially reasonable policies and procedures relating to use of third-party Generative AI Tools (as defined below), which policies and procedures are reasonably consistent with industry standards;

(ii) all material Company AI has been designed, developed, tested, trained, implemented and improved in compliance with all applicable Laws; and

(iii) the Company (A) uses all generative artificial intelligence Technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts (“Generative AI Tools”) in material compliance with the applicable license terms, consents, agreements, and laws; (B) has not included and does not include any Personal Information, Trade Secrets or material confidential or proprietary information of the Company, or of any third Person under an obligation of confidentiality by the Company, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts, or services to train the machine learning or algorithm of such tools or improve the services related to such tools; and (C) has not used Generative AI Tools to develop any Owned Intellectual Property material to the business of the Company and its Subsidiaries taken as a whole that the Company intended to maintain as proprietary in a manner that it believes would materially affect the Company’s ownership or rights therein.

(g) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and, to the knowledge of the Company, any Person authorized by the Company to Process Personal Information, when acting for or on behalf of the Company have, at all applicable times since August 1, 2023 through and including the date of this Agreement, complied with all: (A) applicable Privacy Laws, (B) the Company’s written policies and notices regarding Personal Information, and (C) the Company’s obligations with respect to Personal Information under any Contracts or industry standards to which the Company is legally bound (including, as applicable, the Payment Card Industry Data Security Standard) (clauses (A), (B), and (C) collectively, “Privacy Requirements”); (ii) since August 1, 2023, where required by applicable Privacy Requirements, the Company has implemented and maintained commercially reasonable policies, procedures, systems and measures for receiving and responding to requests from individuals concerning their Personal Information; (iii) the Company has implemented and, since August 1, 2023, maintained commercially reasonable and appropriate administrative, technical and organizational safeguards, compliant with Privacy Requirements in all material respects, to protect the confidentiality, integrity and availability of the Personal Information and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and the Company has taken commercially reasonable steps to ensure that any third party authorized by the Company to access or Process Personal Information on its behalf collected by or on behalf of the Company has implemented and maintained the same; (iv) to the knowledge of the Company, any third party who has provided Personal Information to the Company since August 1, 2023, has not done so in violation of applicable Privacy Laws.

(h) Since August 1, 2023, (i) there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure, modification, or destruction of any Personal Information in the possession or control of the Company and its Subsidiaries or Processed by or, to the knowledge of the Company, on behalf of the Company and its Subsidiaries (“Security Incident”) that would in each instance require notification to any Person pursuant to any applicable Privacy Requirement; and (ii) the Company has not provided or been legally required to provide any notices to any Person in connection with a Security Incident. Since August 1, 2023, the Company has not received any written notice of any investigations or inquiries from any Governmental Authority or written notice of other claims by any Person by or before any Governmental Authority, in each case related to the violation of any Privacy Requirements, nor has the Company been charged with the violation of any Privacy Law. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has, since August 1, 2023, conducted commercially reasonable privacy and security reviews at reasonable and appropriate intervals and has resolved, remediated, or mitigated (as appropriate) any (i) privacy or data security plans, and taken actions consistent with such plans, to the extent required, to safeguard all Personal Information in its possession or under its control, and (ii) critical- or high-severity issues or vulnerabilities identified by such reviews.

(i) Except as would not reasonably be expected to have a Material Adverse Effect, the Company is not subject to any Privacy Requirements that, following and because of the Closing, would prohibit the Company from Processing any Personal Information in the manner in which the Company Processed such Personal Information immediately prior to the Closing. Except as would not reasonably be expected to have a Material Adverse Effect, the transactions contemplated by this Agreement will not violate applicable Privacy Requirements.

Section 5.20. Anti-Bribery, Anti-Corruption, and Anti-Money Laundering. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, the Specified Persons, nor, to the knowledge of the Company, any of their respective directors, officers, employees, agents, or any other Person acting for or on behalf of the Company, any of its Subsidiaries, or the Specified Persons, since August 1, 2023, (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or any other applicable Laws relating to corruption or bribery; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Laws relating to corruption, bribery, or money laundering. Since August 1, 2023, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, the Specified Persons, has made any voluntary or directed disclosure to any Governmental Authority relating to corruption, bribery or money laundering Laws; to the knowledge of the Company, been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 5.21. Sanctions, Import, and Export Controls. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, the Specified Persons, nor any of their respective directors, officers, employees, nor, to the knowledge of the Company, any of their agents, or any other Person acting for or on behalf of the Company, any of its Subsidiaries, or, to the knowledge of the Company, the Specified Persons: (a) is a Sanctioned Party, or (b) has violated any Sanctions since August 1, 2023. The Company, its Subsidiaries, and, to the knowledge of the Company, the Specified Persons, are and since August 1, 2023 have been in possession of and in compliance with any and all authorizations, consents, licenses, registrations, and permits that may be required for their lawful conduct under economic Sanctions, import, and export control Laws, including without limitation the Export Administration Regulations. Since August 1, 2023, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, the Specified Persons, has made any voluntary disclosure to any Governmental Authority relating to Sanctions, import, or export control Laws; been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

Section 5.22. CFIUS TID Business Status. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

Section 5.23. Outbound Investment Security Program Status. The Company is not a “person of a country of concern” within the meaning of the Outbound Investment Security Program.

Section 5.24. Environmental Matters. Except as would not constitute a Material Adverse Effect:

(a) the Company and its Subsidiaries are, and since August 1, 2023 have been, in material compliance with all applicable Environmental Laws;

(b) the Company and its Subsidiaries are not, and since August 1, 2023, have not been, required to obtain, maintain or comply with any Permit required under applicable Environmental Laws; and

(c) there are no written claims or notices of violation pending against or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company, is there any basis for any such claims or notices.

Other than Section 5.04, Section 5.05, Section 5.09, Section 5.11 and Section 5.19(g), this Section 5.24 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

Section 5.25. Absence of Changes.

(a) Since the date of the Most Recent Balance Sheet to the date of this Agreement, no Material Adverse Effect has occurred.

(b) Since the date of the Most Recent Balance Sheet to the date of this Agreement, except (i) as set forth on Schedule 5.25(b) of the Company Disclosure Letter, and (ii) in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

Section 5.26. Brokers’ Fees. Other than Northland Securities, Inc., no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.27. Related Party Transactions. Except for the Contracts set forth on Schedule 5.27 of the Company Disclosure Letter, there are no Contracts between the Company or any of its Subsidiaries, or, to the knowledge of the Company, the Specified Persons, on the one hand, and any Affiliate, officer or director of the Company or, to the knowledge of the Company, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), (c) the Company Stockholder Agreements, (d) Contracts pursuant to which any such Affiliate, officer or director of the Company has purchased equity of the Company, and (e) Company Benefit Plans, Standard Employment Agreements and amounts paid pursuant to such Company Benefit Plans and Standard Employment Agreements. For clarity, no disclosure will be required under this Section 5.27 as to (i) portfolio companies of any venture capital, private equity or angel investor in the Company or (ii) any publicly traded company.

Section 5.28. Registration Statement and Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement or Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 6

Representations and Warranties of SPAC Parties

Except as set forth in: (i) the disclosure schedule dated as of the date of this Agreement delivered by SPAC to the Company (the “SPAC Disclosure Letter”) (each section or subsection of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or (ii) the SEC Reports filed or furnished by SPAC prior to the date of this Agreement (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations, warranties, or covenants set forth in Section 6.05 (Litigation and Proceedings); Section 6.07 (Financial Ability; Trust Account); Section 6.11 (Tax Matters); Section 6.13 (Capitalization)); and Section 8.03 (Conduct of SPAC During the Interim Period) each SPAC Party represents and warrants to the Company as follows:

Section 6.01. Corporate Organization. Each of SPAC and Merger Sub I is duly incorporated and is validly existing as a corporation, in good standing under the Laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. The copies of the organizational documents of each of the SPAC Parties previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the SPAC Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the SPAC Parties is duly licensed or qualified and in good standing (or its equivalent) as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the SPAC Parties to enter into this Agreement or consummate the Transactions. Neither SPAC Party is in violation of any provision of its organizational documents.

Section 6.02. Due Authorization.

(a) Each of the SPAC Parties has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the board of directors of the applicable SPAC Party and, except for approval of the SPAC Stockholder Matters by the SPAC Stockholders, no other corporate proceeding on the part of any SPAC Party is necessary to authorize the execution, delivery and performance of this Agreement or such Transaction Agreements. By SPAC’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of Merger Subs required for the Transactions. This Agreement has been, and each such Transaction Agreement to which such SPAC Party will be party, duly and validly executed and delivered by such SPAC Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such SPAC Party will be party, will constitute a legal, valid and binding obligation of such SPAC Party, enforceable against each SPAC Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of SPAC’s authorized share capital necessary in connection with the entry into this Agreement by SPAC, the consummation of the Transactions, including the Closing, and the approval of the SPAC Stockholder Matters are as set forth on Schedule 6.02(b) to the SPAC Disclosure Letter.

(c) At a meeting duly called and held or otherwise by unanimous written resolutions, the board of directors of SPAC has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC’s shareholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (excluding Taxes paid or payable on the income earned on the Trust Account and excluding the amount of any deferred underwriting commissions) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of SPAC approval of the Transactions and the SPAC Stockholder Matters.

(d) The board of directors of Merger Sub I and the managing member of Merger Sub II, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub I’s sole stockholder and Merger Sub II’s sole and managing member, as applicable; (ii) approved the transactions contemplated by this Agreement; and (iii) resolved to recommend to the sole stockholder and sole and managing member of Merger Sub I and Merger Sub II, respectively, approval of the Transactions.

(e) To the knowledge of SPAC, the execution, delivery and performance of any Transaction Agreement by any party thereto, other than any SPAC Party or the Company and any of its Affiliates, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 6.03. No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any SPAC Party is a party by such SPAC Party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, the consummation of the Transactions by any SPAC Party do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents or any organizational documents of any Subsidiaries of SPAC, (b) conflict with or result in any violation, or result in the breach of or default by SPAC under, or require any filing, registration or qualification under, any provision of any Law or Governmental Order applicable to which SPAC or any Subsidiary of SPAC is subject or by which any of their respective properties or assets are bound, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC or any Subsidiaries of SPAC is a party or by which any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties or assets of SPAC or any Subsidiaries of SPAC, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien other than Permitted Liens or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority, except (in the case of clauses (b), (c), (d), (e) or (f) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.04. Compliance With Laws. The SPAC Parties are and have been in material compliance with all applicable Laws and Governmental Orders. Neither of the SPAC Parties has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits, and to the knowledge of the SPAC Parties, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the SPAC Parties is currently threatened against the SPAC Parties. To the knowledge of the SPAC Parties, as of the date of this Agreement (1) no material investigation or review by any Governmental Authority with respect to the SPAC Parties is pending or threatened, and (2) no such investigations have been conducted by any Governmental Authority, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the SPAC Parties, taken as a whole.

Section 6.05. Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against any SPAC Party, or otherwise affecting any SPAC Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any SPAC Party which would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.06. Governmental Authorities; Consents.No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any SPAC Party with respect to the execution or delivery of this Agreement by each SPAC Party or any Transaction Agreement to which any of the SPAC Parties is a party, as applicable, or the consummation of the Transactions, except for applicable requirements of the HSR Act, Securities Laws, the Stock Exchange, Part 12 of the Cayman Companies Act with respect to the Domestication, the filing of the First Certificate of Merger in accordance with the DGCL, and the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA.

Section 6.07. Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $301,415,651.29 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York limited purpose trust company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated May 1, 2024, by and between SPAC and the Trustee on file with the SEC Reports of SPAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus filed with the SEC on May 1, 2024. Amounts in the Trust Account are invested in United States Government securities, cash (including demand deposit accounts) or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending, or to SPAC’s knowledge, threatened, with respect to the Trust Account. Since May 1, 2024, SPAC has not released any money from the Trust Account (other than Permitted Withdrawals and interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement in an aggregate amount equal to one million dollars ($1,000,000)). As of the First Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of SPAC Common Stock for redemption pursuant to the SPAC Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, or express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Stockholder Redemption or the underwriters of SPAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

(c) As of the date of this Agreement, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness including any Working Capital Loans (other than the Permitted Working Capital Loan).

Section 6.08. Brokers’ Fees. Except for the fees described on Schedule 6.08 to SPAC Disclosure Letter (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by SPAC or any of its Affiliates, including Sponsor.

Section 6.09. SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since May 1, 2024 (collectively, as they have been supplemented, amended or modified since the time of their filing and including all exhibits and schedules thereto and other information incorporated therein, the “SEC Reports”). Each of the SEC Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of applicable Securities Laws. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No SPAC Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports. None of the Additional SEC Reports will contain, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To SPAC’s knowledge, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c) SPAC has established and maintained a system of internal controls. To SPAC’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as described in the SEC Reports, since May 1, 2024, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of SPAC, as of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.10. Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect of the type described in clause (i) of the definition thereof. Merger Subs were formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the Transactions, as applicable.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby including any agreements permitted by Section 8.03 or as set forth on Schedule 6.10(c) to the SPAC Disclosure Letter, no SPAC Party is, and at no time has been, party to any Contract with any other Person that would require payments by any SPAC Party in excess of $30,000 monthly, $500,000 in the aggregate with respect to any individual Contract or more than $1,000,000 in the aggregate when taken together with all other Contracts, other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03 and Contracts set forth on Schedule 6.10(c) to the SPAC Disclosure Letter).

(d) There is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of March 31, 2025 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of March 31, 2025 in the ordinary course of the operation of business of SPAC and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 6.11. Tax Matters. Except as would not reasonably be expected to have a SPAC Material Adverse Effect:

(a) All material Tax Returns required by Law to be filed by SPAC (taking into account any applicable extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by SPAC have been paid, other than Taxes described in clause (iii) of the definition of Permitted Liens.

(c) SPAC (i) has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) SPAC has not engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. SPAC has not received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of SPAC, no such claims have been threatened.

(e) No written claim has been made and by any Governmental Authority in a jurisdiction where SPAC does not file a Tax Return that SPAC is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.

(g) Neither SPAC nor any predecessor thereof has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h) SPAC has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) There are no Liens with respect to Taxes on any of the assets of SPAC, other than Permitted Liens.

(j) SPAC does not have material liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial agreements not primarily relating to Taxes).

(k) SPAC is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(l) Except with respect to deferred revenue collected by SPAC in the ordinary course of business, SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(m) SPAC has not taken any action, and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(n) All of the equity interests in each of Merger Sub I and Merger Sub II are owned by SPAC, and Merger Sub I is, and has been since formation, a corporation for U.S. federal income tax purposes. Merger Sub II is, and has been since formation, a disregarded entity for U.S. federal income tax purposes and has not taken (and does not plan to take) any actions that could cause it to be treated as anything other than a disregarded entity for U.S. federal income tax purposes. The Merger Subs are newly formed solely to effect the Mergers and it will not conduct any business activities or other operations of any kind (other than administrative or ministerial activities) prior to the Mergers.

(o) SPAC has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 6.12. Employees. Other than any officers as described in the SEC Reports, the SPAC Parties have no employees on their payroll, and have not retained any contractors, other than professional consultants and professional advisors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. The SPAC Parties have never and do not currently maintain, sponsor, or contribute to any employee benefit plan.

Section 6.13. Capitalization.

(a) As of the date of this Agreement, the authorized share capital is $55,500 divided into (i) 500,000,000 SPAC Class A Ordinary Shares, (ii) 50,000,000 SPAC Class B Ordinary Shares and (iii) 5,000,000 SPAC Preferred Shares of which (A) 29,475,000 SPAC Class A Ordinary Shares are issued and outstanding (inclusive of SPAC Class A Ordinary Shares included in any outstanding public or private placement Cayman SPAC Units) as of the date of this Agreement, (B) 7,187,500 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement and (C) no shares of SPAC Preferred Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares described in clauses (A) and (B) and the Cayman SPAC Units (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain SPAC Class B Ordinary Shares held by Sponsor.

(b) Upon the completion of the Mergers, and after giving effect to the Domestication, the authorized capital stock of SPAC will be as set forth in the SPAC Charter Upon Domestication.

(c) Subject to the terms and conditions of the Warrant Agreement and in connection with the Domestication, the Cayman SPAC Warrants will be converted into Domesticated SPAC Warrants. The Domesticated SPAC Warrants will be exercisable after giving effect to the Transactions for one share of SPAC Class A Common Stock at an exercise price of $11.50 per share. 7,368,735 Cayman SPAC Warrants (inclusive of Cayman SPAC Warrants included in any outstanding public or private placement Cayman SPAC Units), consisting of 7,187,485 public warrants (inclusive of those included in any outstanding public Cayman SPAC Units) and 181,250 private placement warrants (inclusive of those included in any private placement Cayman SPAC Units) are issued and outstanding. All outstanding Cayman SPAC Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law and (3) were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract.

(d) As of the date hereof, other than the Cayman SPAC Warrants, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as provided for in the SPAC Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC Stockholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(e) No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of SPAC representing thirty-five percent (35%) or more of the combined voting power of the issued and outstanding securities of SPAC.

Section 6.14. Nasdaq Stock Market Listing. The issued and outstanding SPAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CCIX”. The issued and outstanding shares of Cayman SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CCIXW”. The issued and outstanding Cayman SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CCIXU”. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units or terminate the listing of SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units on the Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units from the Nasdaq or the SEC.

Section 6.15. Sponsor Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Agreement.

Section 6.16. Related Party Transactions. Except as set forth in Section 6.16 of the SPAC Disclosure Letter, there are no transactions, Contracts, side letters, arrangements or understandings between any SPAC Party, on the one hand, and any former or present director or officer, employee, stockholder or Affiliate of such SPAC Party.

Section 6.17. Investment Company Act. Neither SPAC nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 6.18. SPAC Stockholders. Other than existing stockholders of the Company, no foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the Transaction such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company post-Closing as a result of the Transaction.

Section 6.19. Sanctions. None of the SPAC Parties, nor any of their respective officers, directors, employees, agents, stockholders or partners, is a Sanctioned Party.

Section 6.20. CFIUS Foreign Person Status. Each of the SPAC Parties (1) is not a “foreign person;” (2) is not controlled by a “foreign person”; and (3) does not permit any foreign person affiliated with the SPAC Party, whether affiliated as a limited partner or otherwise, to obtain through such SPAC Party any of the following with respect to the Company: (a) access to any “material nonpublic technical information” in the possession of the Company; (b) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (c) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (i) the use, development, acquisition, or release of any “critical technology,” (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by the Company, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure”; or (d) “control” of the Company, as such terms are defined in the DPA.

Section 6.21. Data Security Program Status. Each of the SPAC Parties is not a “covered person,” as defined in the Data Security Program.

Section 6.22. Outbound Investment Security Program Status. Each of the SPAC Parties is not a “person of a country of concern” within the meaning of the Outbound Investment Security Program.

Section 6.23. Registration Statement and Proxy Statement. At the First Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) or Section 14A, the date the Proxy Statement is first mailed to SPAC Stockholders, and at the time of the Special Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement or Proxy Statement in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.

Section 6.24. Fairness Opinion. The board of directors of SPAC has received the opinion of Ocean Tomo, a part of J.S. Held, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other conditions contained therein, the Merger Consideration is fair, from a financial point of view, to the SPAC Stockholders (other than the Sponsor).

Article 7

Covenants of the Company

Section 7.01. Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law or any Governmental Authority, (iii) as set forth on Schedule 7.01 to the Company Disclosure Letter, or (iv) as consented to by SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in all material respects in the ordinary course of business. Without limiting the generality of the foregoing, except (i) as contemplated by this Agreement, (ii) as required by applicable Law or any Governmental Authority, (iii) as set forth on Schedule 7.01 to the Company Disclosure Letter, or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the Company Certificate of Incorporation or other organizational documents of the Company, except as (i) otherwise required by Law, (ii) required in order to effectuate (A) the conversion of Company Preferred Stock or Company SAFEs into Company Common Stock or (B) the exercise of Company Warrants into Company Preferred Stock, or (iii) in connection with a Permitted Equity Financing;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiaries of the Company;

(c) enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Labor Contract to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business;

(d) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue or grant any options, warrants, Company RSUs, SAFEs or other rights to purchase, convert into, exchange for or otherwise obtain any shares or any other equity or voting securities of the Company, or amend, modify or waive the terms of any of the foregoing, in each case other than (A) those issuances of Company Options or Company RSUs set forth on Schedule 7.01(d) of the Company Disclosure Letter, in each case pursuant to a Company Stock Plan, (B) issuances of shares of Company Common Stock upon the exercise of Company Options, settlement of Company RSUs, or the conversion of Company SAFEs or Company Preferred Stock, in each case that are outstanding on the date of this Agreement or issued or granted thereafter in compliance with the terms of this Agreement, and in the case of Company Equity Awards, in accordance with the terms of the applicable Company Stock Plan and award agreement, (C) issuances of Company Preferred Stock upon the exercise of Company Warrants outstanding on the date of this Agreement, or (D) in connection with a Permitted Equity Financing (including Permitted Company SAFEs);

(e) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material Owned Intellectual Property or material assets, rights, Technology or properties of the Company and its Subsidiaries, taken as a whole, other than the sale or non-exclusive license of Software, goods, products and services to customers in the ordinary course of business, licenses to service providers in connection with provision of services to the Company and its Subsidiaries in the ordinary course of business, or the sale, non-exclusive license or other disposition of Technology or equipment deemed by the Company in its reasonable business judgement to be obsolete or not material to the business of the Company and its Subsidiaries, in each case, in the ordinary course of business;

(f) (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $500,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority (unless such settlement would not reasonably be expected to be materially adverse to the Company) or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;

(g) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof in a transaction that would be material to the Company and its Subsidiaries, taken as a whole;

(h) make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $500,000 in the aggregate and (ii) prepayments made to suppliers of the Company or any of its Subsidiaries;

(i) enter into, assume, assign, or amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Material Contract (or any Contract that would constitute a Material Contract if in effect on the date hereof), other than entry into such agreements in the ordinary course of business; provided, that neither the Company nor any Subsidiary thereof shall modify, amend, renew, extend, terminate or enter into any Material Contract (or any Contract that would constitute a Material Contract if in effect on the date hereof) if the effect thereof would be to (1) impose any material restrictions on the right or ability of the Company or any Subsidiary thereof to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area, (2) grant any exclusive rights to license, market, sell or deliver any material product, service or Owned Intellectual Property of the Company or any Subsidiary thereof, (3) require the Company or any Subsidiary thereof to exclusively purchase any material inventory, products, or services from such Person, or (4) grant any “most favored nation” or similar provision in favor of the other party or a right of first refusal, first offer or first negotiation binding upon the Company or any Subsidiary thereof that, in each case, is material to the Company;

(j) redeem, purchase or otherwise acquire, any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries except (i) pursuant to exercises (excluding, for the avoidance of doubt, the exercise of redemption rights), conversion, settlement or cancellations of equity securities of the Company outstanding as of the date hereof or issued or granted thereafter in compliance with the terms of this Agreement, in each case in accordance with the terms of such securities, the applicable Company Stock Plan, or award agreement, or (ii) to satisfy Tax obligations with respect to the settlement of Company RSUs in the ordinary consistent with Company past practice;

(k) split, combine, subdivide, recapitalize or reclassify any shares or other equity interests or securities of the Company;

(l) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(m) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the First Merger and Second Merger and the transactions contemplated by this Agreement);

(n) make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than ordinary course extensions of time to file Tax Returns), or enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to Taxes) or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability of the Company or any of its Subsidiaries in a manner that will disproportionately affect the SPAC Stockholders (as compared to the Company’s stockholders) after the Closing;

(o) take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(p) (i) modify in any material respect the terms of, any Indebtedness, (ii) issue any debt securities, or (iii) incur or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness for borrowed money in excess of $1,000,000 in the aggregate (other than Indebtedness under capital leases entered into in the ordinary course of business);

(q) voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices (except that the Company shall be authorized to replace existing insurance policies with substantially comparable amounts of insurance coverage);

(r) enter into any transaction or amend in any material respect any existing agreement with any Person that, to the knowledge of the Company, is an Affiliate of the Company or its Subsidiaries (excluding ordinary course Company Benefit Plans, Standard Employment Agreements and payments of annual compensation, provision of benefits or reimbursement of expenses in respect of stockholders who are officers or directors of the Company or its Subsidiaries);

(s) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business;

(t) other than in the ordinary course of business or as required by an existing Company Benefit Plan, Standard Employment Agreement, Labor Contract, or applicable Law, (i) increase the compensation or benefits of any Company Service Provider or accelerate the vesting or lapsing of restrictions or payment, or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan other than payments of compensation or benefits that are immaterial, (ii) establish, adopt, enter into, materially amend in any respect or terminate any material Company Benefit Plan or any plan, agreement, program, policy or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement, (iii) forgive any loans or issue any loans to any Company Service Provider, (iv) hire or terminate without “cause” (as determined consistent with past practice) the employment of any Company Employee with the title of Chief Executive Officer, Chief Operating Officer, Chief Architect, Chief Financial Officer, or Chief Revenue Officer, (v) implement or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hour or benefits, work schedule changes or similar actions, in each case that would require notice or pay in lieu of notice under the WARN Act, or (vi) recognize or certify any Labor Union as the bargaining representative for any Company Service Provider or become a party to, establish, adopt, amend, commence participation in or terminate any Labor Contract with a Labor Union;

(u) make any capital expenditures that in the aggregate exceed $500,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the capital expenditures budget set forth in Section 7.01(u) of the Company Disclosure Letter; and

(v) enter into any Contract to do any action prohibited under this Section 7.01.

Section 7.02. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (i) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, including with respect to the consideration or valuation of the Mergers or any financial or strategic alternatives thereto, or any Acquisition Transaction, (ii) is prohibited from being disclosed by applicable Law, (iii) is subject to statutory non-disclosure or similar provisions, or that is subject to a non-disclosure agreement with a third party or protection as a trade secret, or (iv) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, Contracts, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that SPAC shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03. HSR Act and Approvals.

(a) In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than twenty (20) Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act; provided, further, that all fees and expenses in connection with filing to obtain clearance pursuant to the HSR Act shall be paid by SPAC.

(b) The Company shall use reasonable best efforts to: (i) promptly furnish to SPAC copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority, and disclose to SPAC the nature of any material oral communications between the Company or any of its Affiliates and any such Governmental Authority, with respect to the transactions contemplated by this Agreement, and (ii) permit counsel to SPAC an opportunity to review in advance, any proposed material written communications by the Company and/or its Affiliates to any Governmental Authority, and excluding any notification and report forms filed under the HSR Act concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period under the HSR Act without the written consent of SPAC. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such disclosures or provisions of information by the Company pursuant to this Section 7.03 may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

Section 7.04. No Claim Against the Trust Account. The Company acknowledges that it has read SPAC’s final prospectus, filed with the SEC on May 1, 2024 and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by May 6, 2026 (or August 6, 2026 if SPAC has an executed letter of intent, agreement in principle or definitive agreement for a Business Combination by May 6, 2026), SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, except in the event of a distribution from the Trust Account in connection with the consummation of a Business Combination involving SPAC, the Company (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.04 shall survive the termination of this Agreement for any reason; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.04 shall survive the termination of this Agreement for any reason.

Section 7.05. Proxy Solicitation; Other Actions.

(a) Subject to Section 9.02(a), the Company agrees to use commercially reasonable efforts to provide SPAC as soon as practicable following the date hereof (i) financial statements set forth on Schedule 7.05, (ii) auditor’s reports and consents to use such financial statements and reports in the Registration Statement, as applicable and (iii) such other information regarding the Company and its Subsidiaries that is required under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder for inclusion in the Proxy Statement (collectively, the “Required Company Information”). The Company shall be available to, and the Company and its Subsidiaries shall use commercially reasonable efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, SPAC and its counsel in connection with (A) the drafting of the Registration Statement or Proxy Statement and (B) responding in a timely manner to comments on the Registration Statement or Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Registration Statement or Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) During the Interim Period, each of SPAC and the Company shall, and shall cause its respective Representatives to, reasonably cooperate in a timely manner in connection with SPAC and its Representatives’ due diligence in connection with the Transactions, including in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (other than a Permitted Equity Financing), including: (i) by providing such information and assistance as the other party or its Representatives may reasonably request; (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence; (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, and due diligence sessions with respect to such financing efforts; and (iv) using its commercially reasonable efforts to deliver or, cause its Representatives to deliver, all documents that may be reasonably required by any financial advisor or other Representative to either party, in form and substance reasonably satisfactory to such financial advisors or other Representatives to facilitate the consummation of the Transactions or any financing arrangement in connection therewith. Such documents may include customary comfort letters from the relevant party’s current or former independent auditors and legal opinions and negative assurance letters from its counsel. Such cooperation shall include direct contact between senior management and other Representatives of each party at reasonable times and locations. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the providing party or its Representatives.

Section 7.06. Certain Transaction Agreements. Except to the extent provided in writing by SPAC, the Company shall not permit any amendment or modification to be made to any Company Voting and Support Agreement to the extent that such amendment or modification would reasonably be expected to materially and adversely affect the closing of the Transactions. The Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in each Company Voting and Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement, except to the extent that that the failure of the Company to enforce such rights would not reasonable be expected to materially and adversely affect the closing of the Transactions. Without limiting the generality of the foregoing, the Company shall give SPAC, prompt written notice: (a) of any breach or default (or any threatened breach or default) by any party to any Company Voting and Support Agreement known to the Company; or (b) of the receipt of any written notice or other written communication from any other party to any Company Voting and Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 7.07. FIRPTA. At the Closing, the Company shall deliver to SPAC (a) a properly executed certificate in such manner consistent and in accordance with the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (b) a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 7.08. Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions within its power necessary to cause the Contracts listed on Schedule 7.08 of the Company Disclosure Letter to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 7.09. Statement of Cash Usage. The Company shall deliver a monthly statement of estimated cash usage to the SPAC for each month during the Interim Period, upon request of SPAC following such month.

Section 7.10. Written Consent and A&R Registration Rights Agreement. The Company shall use reasonable best efforts to solicit and request that any Holders of Company Stock execute and deliver the Written Consent after the Proxy Clearance Date, in each case in accordance with applicable SEC rules and interpretations, and the Company and SPAC shall solicit and request that such Holders enter into the A&R Registration Rights Agreement (to the extent they are not already a party) prior to the Closing.

Article 8

Covenants of SPAC

Section 8.01. HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, SPAC shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than twenty (20) Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event that there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. SPAC shall substantially comply with any Information or Document Requests; provided, further, that all fees and expenses in connection with filing to obtain clearance pursuant to the HSR Act shall be paid by SPAC.

(b) SPAC shall request early termination of any waiting period under the HSR Act and undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) SPAC shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or SPAC or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or SPAC and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the Transactions but requiring any of the assets or lines of business of SPAC to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article 10. Notwithstanding anything to the contrary, portfolio companies managed by Affiliates of SPAC are under no obligation, and SPAC is under no obligation to cause such portfolio companies to undertake any actions in this Section 8.01(c).

(d) SPAC shall promptly furnish to the Company copies of any notices or written communications received by SPAC or any of its Affiliates from any third party or any Governmental Authority, and disclose to the Company the nature of any substantive oral communications between SPAC and any Governmental Authority, with respect to the transactions contemplated by this Agreement, and SPAC shall permit counsel to the Company an opportunity to review in advance, and SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by SPAC and/or its Affiliates to any Governmental Authority (excluding any notification and report forms filed under the HSR Act) concerning the transactions contemplated by this Agreement; provided, that SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period under the HSR Act without the written consent of the Company. SPAC agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between SPAC and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such disclosures or provisions of information by SPAC pursuant to this Section 8.01(d) may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

(e) Except as required by this Agreement, SPAC shall not engage in any action or enter into any transaction, that would reasonably be expected to materially impair or delay SPAC’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

Section 8.02. Indemnification and Insurance.

(a) From and after the First Effective Time, SPAC agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and SPAC and each of their respective Subsidiaries (each an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents or indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, SPAC shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the First Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Indemnified Persons that are no less favorable to such Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of any Indemnified Person thereunder, in each case, except as required by Law. Notwithstanding the foregoing, all rights to indemnification or advancement of expenses in respect of any claims made or Actions commenced during such six-year period shall continue until the final disposition of such claim or Action.

(b) At or prior to the Closing, SPAC shall, or shall cause one or more of its Subsidiaries to obtain a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) in respect of acts or omissions occurring at or prior to the First Effective Time. Such D&O Tail shall remain in effect for a period of six (6) years following the First Effective Time and shall be on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SPAC or its Subsidiaries be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2024 (such amount, the “Premium Cap”); provided, however, that (i) SPAC shall be required to cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof. If such minimum coverage is or becomes unavailable at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at such Premium Cap. SPAC shall maintain the D&O Tail in full force and effect for its full term and shall cause all obligations thereunder to be honored by the Surviving Entity.

(c) SPAC and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the Indemnified Persons under this Section 8.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders (“Indemnitee Affiliates”) separate from the indemnification obligations of SPAC, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that SPAC, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the Indemnified Persons under this Section 8.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Persons under this Section 8.02 are secondary), (ii) that SPAC, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the Indemnified Persons under this Section 8.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by SPAC’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the Indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on SPAC, the Surviving Corporation and the Surviving Entity and all successors and assigns of SPAC, the Surviving Corporation and the Surviving Entity. In the event that SPAC, the Surviving Corporation or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SPAC, the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.02.

Section 8.03. Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 8.03 of the SPAC Disclosure Letter, as reasonably required in connection with the Domestication, as contemplated by this Agreement, as required by applicable Law or any Governmental Authority or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv), (viii) and

(xii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), SPAC shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the SPAC Organizational Documents or the organizational documents of Merger Subs;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPAC; (B) split, combine, subdivide, recapitalize or reclassify any capital stock of, or other equity interests in, SPAC, excluding any separation of Cayman SPAC Units in accordance with their terms; (C) other than in connection with the SPAC Stockholder Redemption or as otherwise required by the SPAC Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC; or (D) make any withdrawals from the Trust Account, other than Permitted Withdrawals and interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement to pay SPAC’s Taxes and, in an aggregate amount up to one million dollars ($1,000,000) per annual period, to fund the SPAC’s working capital requirements, in each case in the ordinary course of business;

(iii) make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to Taxes) or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability of the Company or any of its Subsidiaries in a manner that will disproportionately affect Company’s stockholders (as compared to the SPAC Stockholders) after the Closing;

(iv) take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(v) other than Permitted Working Capital Loans, enter into, renew or amend any Working Capital Loan or other transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vi) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(vii) enter into, assume, assign, or amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of SPAC or Merger Subs that is (or would be if entered into or assumed after the date hereof) a “material contract” pursuant to Regulation S-K 601;

(viii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(ix) establish a new Subsidiary or enter into a new line of business;

(x) voluntarily fail to maintain in full force and effect its director and officer liability insurance policy in a form and amount consistent with past practices (except that the Company shall be authorized to replace existing insurance policies with substantially comparable amounts of insurance coverage);

(xi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or make a loan or advance to or investment in any third party (other than any Permitted Working Capital Loans); or

(xii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SPAC or its Subsidiaries (other than First Merger and Second Merger and the transactions contemplated by this Agreement); and

(xiii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, stock units, phantom stock ownership interests or similar rights in, SPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests except for Permitted Working Capital Loans or as expressly contemplated by this Agreement.

(b) During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with the SPAC Organizational Documents and the Trust Agreement.

Section 8.04. Certain Transaction Agreements. Unless otherwise approved in writing by the Company, no SPAC Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of the Sponsor Agreement. SPAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, SPAC shall give the Company, prompt written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to the Sponsor Agreement known to SPAC; and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.05. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information (x) which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure, (y) which is prohibited from being disclosed by applicable Law, or (z) is subject to statutory non-disclosure or similar provisions, or that is subject to a non-disclosure agreement with a third party or protection as a trade secret, SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, records and appropriate officers and employees of SPAC and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.

Section 8.06. SPAC Stock Exchange Listing. From the date hereof through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Class A Common Stock to be listed on, the Stock Exchange. SPAC shall take all steps reasonably necessary or advisable to cause the shares of SPAC Class A Common Stock to trade under such symbol as mutually agreed by the Company and SPAC prior to the Closing.

Section 8.07. SPAC Public Filings. From the date hereof through the Closing, SPAC will use commercially reasonable efforts to keep current and timely file or timely furnish (or obtain extensions in respect thereof and file or furnish within the applicable grace period) all registration statements reports schedules, forms, statements and other documents required to be filed or furnished with the SEC (collectively, as they have been supplemented, amended or modified since the time of their filing and including all exhibits and schedules thereto and other information incorporated therein, the “Additional SEC Reports”) and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.08. Section 16 Matters. Prior to the First Effective Time, SPAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09. SPAC Board of Directors. The Company and SPAC shall take all necessary action to cause the board of directors of SPAC as of immediately following the Closing to consist of seven (7) or nine (9) directors who shall include (i) two (2) directors designated by Sponsor (one of which to be designated as a Class II director and one of which to be designated as a Class III director), and (ii) such other individuals as shall be determined by the Company, in its sole and exclusive discretion, provided that the citizenship of the members of the board shall be such that SPAC will be free of foreign ownership, control or domination, in each case as designated by such persons prior to the initial filing of the Proxy Statement with the SEC. Upon each individual becoming a director of the board of directors of SPAC, SPAC will enter into customary indemnification agreements with each such director.

Section 8.10. SPAC Management. Schedule 8.10 of the SPAC Disclosure Letter sets forth the names and positions of the members of the senior management of the Company who shall each serve in such positions (or in substantially similar positions) at SPAC following the First Effective Time, provided that the citizenship of the members of the senior management of SPAC following the First Effective Time will be such that SPAC will be free of foreign ownership, control or domination. The Company and SPAC shall use reasonable best efforts to provide that such individuals are appointed and continue to serve after the First Effective Time in their respective positions with substantially similar duties and responsibilities at SPAC, subject to the terms of any employment or offer letters to be agreed prior to the Closing.

Section 8.11. Equity Plans. Prior to the Closing Date, SPAC shall approve, and subject to approval of the stockholders of SPAC, adopt, (i) an equity incentive plan (the “Equity Incentive Plan”), in substantially the form attached hereto as Exhibit J, and (ii) an employee stock purchase plan, in substantially the form attached hereto as Exhibit K ((i) and (ii), together, the “Equity Plans”).

Section 8.12. Qualification as an Emerging Growth Company. SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.13. Domestication. At least one day prior to the Closing and in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq or the Stock Exchange, as applicable, and the SPAC Organizational Documents, SPAC shall cause the Sponsor Share Conversion and the Domestication to become effective on such date (or such other date that is at least one day prior to the Closing), including by: (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to SPAC and the Company, together with the SPAC Charter Upon Domestication, in each case, in accordance with the provisions of the Certificate of Domestication with respect to the Domestication and the SPAC Charter Upon Domestication and applicable Law; (b) adopting the SPAC Bylaws Upon Domestication; and (c) completing, making and procuring all filings required to be made with the Cayman Registrar of Companies in connection with the Domestication. Following the consummation of the Domestication and prior to the Closing, the board of directors of SPAC will resolve to ratify and approve such matters as may be required to effect the Transactions as contemplated by this Agreement and any such other matters as the Company and SPAC may mutually agree.

Article 9

Joint Covenants

Section 9.01. Support of Transaction. Without limiting any covenant contained in Article 7 or Article 8, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, SPAC and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by the Company and SPAC, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article 10 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall SPAC, Merger Subs, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.02. Registration Statement; Proxy Statement; SPAC Special Meeting.

(a) Registration Statement; Proxy Statement. The Company agrees to use commercially reasonable efforts to provide SPAC as soon as practicable following the date hereof, the Required Company Information set forth on Schedule 9.02 of the Company Disclosure Letter. As promptly as practicable after the date of this Agreement, SPAC and the Company shall, in accordance with this Section 9.02(a), prepare, and, subject to its receipt of all Required Company Information set forth on Schedule 9.02 of the Company Disclosure Letter, SPAC shall file with the SEC, (i) in preliminary form, a proxy statement and a notice of general meeting in connection with the Transactions (together, as amended or supplemented, the “Proxy Statement”) to be filed as part of the Registration Statement and to be sent to the shareholders of SPAC in advance of the Special Meeting in accordance with the Existing SPAC Governing Document, for the purpose of, among other things: (A) providing the SPAC Stockholders with the opportunity to redeem shares of SPAC Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “SPAC Stockholder Redemption”); and (B) soliciting proxies from holders of SPAC Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the approval of the Domestication; (3) adoption of the SPAC Charter Upon Domestication and the SPAC Bylaws Upon Domestication; (4) the issuance of shares of SPAC Common Stock in connection with the Mergers (including as may be required by the Stock Exchange); (5) the approval of the adoption of the Equity Plans; (6) the election of the directors constituting the board of directors of SPAC; (7) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto; (8) any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (9) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “SPAC Stockholder Matters”) and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus. Without the prior written consent of the Company, the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the Special Meeting, as adjourned or postponed. SPAC and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective Representatives in the preparation of the Registration Statement and Proxy Statement. The Registration Statement

shall also include a consent solicitation statement in preliminary form in connection with the solicitation by the Company of written consents from the stockholders of the Company, to approve, by stockholders holding Company Stock sufficient to obtain the Company Stockholder Approval, this Agreement, the Mergers and the Transactions. The Registration Statement and Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder. Subject to its receipt of all Required Company Information from the Company pursuant to Section 7.05, SPAC shall (I) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and keep the Registration Statement effective as long as is necessary to consummate the Mergers, (II) file the definitive Proxy Statement with the SEC, (III) cause the Proxy Statement to be mailed to its shareholders of record, as of the record date to be established by the board of directors of SPAC in accordance with Section 9.02(e), as promptly as practicable (but in no event later than five (5) Business Days except as otherwise required by applicable Law) following the effective date of the Registration Statement (such date, the “Proxy Clearance Date”), and (IV) promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(b) Prior to filing with the SEC, SPAC will make available to the Company drafts of the Registration Statement, Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement, Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SPAC shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company promptly after it receives notice thereof, of: (A) the time when the Registration Statement and Proxy Statement has been filed; (B) the time when the Registration Statement has been declared effective under the Securities Act; (C) the filing of any supplement or amendment to the Registration Statement or Proxy Statement; (D) any request by the SEC for amendment of the Registration Statement or Proxy Statement; (E) any comments from the SEC relating to the Registration Statement or Proxy Statement and responses thereto; and (F) requests by the SEC for additional information. SPAC shall respond to any SEC comments on the Registration Statement and Proxy Statement as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, SPAC will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts. SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, SPAC shall provide the Company and their counsel with any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement and Proxy Statement promptly after receipt of those comments or other communications.

(c) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall, subject to Section 9.02(b), promptly file an amendment or supplement to the Registration Statement and Proxy Statement containing such information. If, at any time prior to the Closing, the Company or SPAC, or any of their respective Affiliates, directors or officers, as applicable, discovers any information, event or circumstance relating to such Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Party shall promptly inform the other Party of such information, event or circumstance. In such event, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(d) SPAC shall make all necessary filings to obtain necessary approvals with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to use commercially reasonable efforts to promptly provide SPAC with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by SPAC for inclusion in the Registration Statement and Proxy Statement.

(e) SPAC Special Meeting. SPAC shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 9.02(a)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of the SPAC Stockholders, for the purpose of obtaining the approval of the SPAC Stockholder Matters (the “Special Meeting”), which meeting shall be held not less twenty-five (25) days and not more than thirty-five (35) days after the date on which SPAC commences the mailing of the Proxy Statement to its shareholders and otherwise in accordance with SPAC's obligations to give shareholders notice of the Special Meeting in accordance with the Existing SPAC Governing Document. SPAC shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the SPAC Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the SPAC Stockholder Matters. SPAC shall include the SPAC Board Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation for any reason, except as required by appliable Laws. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the SPAC Stockholder Matters shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the SPAC Stockholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than fifteen (15) days: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to the SPAC Stockholders and for such supplement or amendment to be promptly disseminated to the SPAC Stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of SPAC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the SPAC Stockholder Matters; or (iv) only with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, for purposes of satisfying the condition set forth in Section 10.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(f) Company Written Consent. As promptly as practicable following the Proxy Clearance Date, the Company shall solicit the Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the Proxy Clearance Date, the Company Board shall set a record date for determining the stockholders of the Company entitled to provide such written consent. The Company shall use reasonable best efforts to cause the parties to the Company Voting and Support Agreements to duly execute and deliver a stockholder written consent substantially in the form attached hereto as Exhibit L (the “Written Consent”) in respect of the shares of Company Stock beneficially owned by such parties (which parties hold Company Stock sufficient to constitute the Company Stockholder Approval) in accordance with Section 228 of the DGCL within forty-eight (48) hours of the Proxy Clearance Date. As promptly as practicable following the execution and delivery of the Written Consent by such parties to the Company, the Company shall deliver to SPAC a copy of such Written Consent in accordance with Section 12.02. The Company shall use reasonable best efforts to, within forty-eight (48) hours of the receipt of the Company Stockholder Approval via the Written Consent, and shall in no event later than five (5) Business Days after such receipt, deliver to the stockholders of the Company who have not executed and delivered the Written Consent the notice required by Section 228(e) of the DGCL, together with a notice and description of the appraisal rights of the holders of record and beneficial owners of Company Stock available under Section 262 of the

DGCL (in a manner sufficient in form and substance to start the twenty (20) day period during which appraisal must be demanded as contemplated by Section 262(d)(2) of the DGCL (the last day of such period, the “Appraisal Rights Deadline”)) along with such other information as is required thereunder and pursuant to applicable Law; the Company shall provide SPAC with a reasonable opportunity to comment on drafts of such notice and shall consider such comments in good faith. If stockholders holding Company Stock sufficient to obtain the Company Stockholder Approval fail to deliver the Written Consent to the Company within forty-eight (48) hours of the Registration Statement becoming effective (a “Written Consent Failure”), SPAC shall have the right to terminate this Agreement as set forth in Section 11.01.

(g) The consent solicitation statement shall include the Company Board Recommendation. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation for any reason, unless the Company Board (or the applicable committee or subgroup thereof) determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

Section 9.03. Exclusivity.

(a) Except in connection with a Permitted Equity Financing, during the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries or in a Permitted Equity Financing) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(a). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(b). SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.04. Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, SPAC shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. SPAC shall, at its own expense, timely file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b) For U.S. federal (and, as applicable, state and local) income tax purposes, (i) each of the Parties intends that the Mergers, taken together as integrated steps of a single transaction for U.S. federal income tax purposes, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, (ii) SPAC intends that this Agreement be, and hereby is, is adopted as a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Domestication and the Sponsor Share Conversion for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated under Sections 354, 361 and 368 of the Code, and (iii) each of the Parties intends that this Agreement be, and hereby is, adopted as a separate “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) Each of SPAC and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts to (i) cause the Mergers to qualify for the Intended Tax Treatment and (ii) not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers from so qualifying for the Intended Tax Treatment.

Section 9.05. Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 9.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.05(b), nothing herein shall modify or affect SPAC’s obligations pursuant to Section 9.02.

Section 9.06. Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 9.07. Stockholder Litigation. SPAC shall notify the Company, and the Company shall notify SPAC, promptly in connection with any threat to file, or filing of, an Action related to this Agreement or the Transaction by any of its stockholders against any of the SPAC Parties, the Company or against any of their respective directors or officers (any such action, a “Stockholder Action”). SPAC shall keep the Company, and the Company shall keep SPAC, as applicable, reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. SPAC shall give the Company, and the Company shall give SPAC, as applicable, the opportunity to participate in, subject to a customary joint defense agreement, the defense of any such litigation, to give due consideration to the Company’s or the SPAC’s advice, as applicable, with respect to such litigation and to not settle any such litigation without the prior written consent of the Company or SPAC, as applicable, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, SPAC shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Stockholder Action initiated by or on behalf of any stockholders of SPAC, in their capacity as such, and the Company shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Stockholder Action initiated by or on behalf of any stockholders of the Company, in their capacity as such (“Stockholder Action Expenses”).

Section 9.08. Post-Closing RSU Pool. Following the effectiveness of the Equity Incentive Plan, an amount of shares of SPAC Class A Common Stock set forth on Schedule 9.08 of the Company Disclosure Letter (the “Post-Closing RSU Pool”) shall be used for the grant of restricted stock units thereunder to those Service Providers (as defined in the Equity Incentive Plan) selected by the Company from among the individuals who had been Company Service Providers as of immediately prior to the First Effective Time (and who continue to be a Service Provider through the date of grant of such restricted stock units). The restricted stock units granted from the Post-Closing RSU Pool shall vest upon the occurrence of, and in proportion with, Triggering Event I, Triggering Event II, or Triggering Event III, if and as applicable, during the Earnout Period, subject to the recipient’s continued status as a Service Provider through the date of the applicable Triggering Event. The restricted stock units granted from the Post-Closing RSU Pool shall be subject to such other terms and conditions as approved following the Closing by the Administrator and set forth in individual Award Agreements (each as defined in the Equity Incentive Plan) including, without limitation, applicable time-based vesting conditions that may continue after the occurrence of any Triggering Event. For the avoidance of doubt, any restricted stock units granted from the Post-Closing RSU Pool that vest as a result of the occurrence of a Triggering Event (assuming, for these purposes, that such restricted stock units satisfied any applicable time-based vesting conditions as of the date of a Triggering Event) in accordance with the terms thereof shall be deducted from the aggregate number of Earnout Shares issued upon the occurrence of such Triggering Event in accordance with the Pro Rata Share and related calculations required by Section 3.06 and shall not, under any circumstances, cause the number of Earnout Shares issued under and pursuant to this Agreement to exceed the amount set forth in Section 3.06.

Article 10

Conditions to Obligations

Section 10.01. Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) Regulatory Approvals. The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

(b) No Injunction or Restraints. No Governmental Authority having jurisdiction over any Party or the Transactions shall have issued any Governmental Order preventing, materially restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and no Law shall have been enforced that prevents or materially restrains the consummation of the Transactions.

(c) Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the SPAC Stockholder Redemption.

(d) SPAC Stockholder Approval. The approval of the SPAC Stockholder Matters, to the extent required to consummate the Transactions, shall have been duly obtained in accordance with applicable Law, the SPAC Organizational Documents and the rules and regulations of the Stock Exchange.

(e) Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company Certificate of Incorporation.

(f) Governance Arrangements. Any organizational documents or agreements necessary to give effect to the governance arrangements contemplated by this Agreement and the Transaction Agreements shall have been adopted or executed and delivered by the parties thereto, as applicable.

(g) Board Appointments. All action shall have been taken such that the board of directors of SPAC as of immediately following the Closing shall be constituted of the directors contemplated by Section 8.09.

(h) Stock Exchange Listing Requirements. The shares of SPAC Class A Common Stock contemplated to be listed pursuant to this Agreement (including the Earnout Shares) shall have been listed on the Stock Exchange and shall be eligible for continued listing on the Stock Exchange immediately following the Closing (as if it were a new initial listing by an issuer that had never been listed prior to Closing).

(i) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

Section 10.02. Additional Conditions to Obligations of SPAC Parties. The obligations of the SPAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first sentence of Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), Section 5.06 (Current Capitalization), Section 5.25(a) (Absence of Changes) and Section 5.26 (Brokers’ Fees) (collectively, the “Company Specified Representations”) shall, if qualified by “materiality” or “Material Adverse Effect” or any similar limitation be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in Article 5 (other than the Company Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not occurred a Material Adverse Effect with respect to the Company which is continuing.

(d) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.

(e) Dissenting Shares. The Appraisal Rights Deadline shall have occurred and no Holder or Holders, individually or in the aggregate, beneficially owning more than five percent (5%) of the issued and outstanding shares of Company Stock (with such number of shares being calculated, with respect to the Company Preferred Stock, on an as-converted to Company Class A Common Stock basis) shall beneficially own any Dissenting Shares as of the Closing Date.

Section 10.03. Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the SPAC Parties contained in the first sentence of Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), Section 6.08 (Brokers’ Fees), Section 6.13 (Capitalization) and Section 6.24 (Fairness Opinion) (collectively, the “SPAC Specified Representations”) shall be, if qualified by “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein, be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case, as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the SPAC Parties contained in Article 6 (other than the SPAC Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a SPAC Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the SPAC Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No SPAC Material Adverse Effect. Since the date of this Agreement, there has not existed a SPAC Material Adverse Effect with respect to SPAC which is continuing.

(d) Available Closing SPAC Cash. The Available Closing SPAC Cash shall not be less than $100,000,000.

(e) Domestication. The Domestication shall have been completed as provided in Section 8.13 and a time-stamped copy of the SPAC Charter Upon Domestication issued by the Secretary of State of Delaware in relation thereto shall have been delivered to the Company.

(f) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b), Section 10.03(c) and Section 10.03(d) have been fulfilled.

(g) Sponsor Agreement. Each of the covenants of Sponsor and the Insiders (as defined in the Sponsor Agreement) required under the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and Sponsor or the Insiders shall not have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that SPAC or the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

Section 10.04. Frustration of Conditions. None of the SPAC Parties or the Company may rely on the failure of any condition set forth in this Article 10 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.

Article 11

Termination/Effectiveness

Section 11.01. Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of the Company and SPAC;

(b) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by the Company of notice from SPAC of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before February 5, 2026 (the “Termination Date”); provided, that if any Action for specific performance or other equitable relief by the Company with respect to this Agreement, any other Transaction Agreement or otherwise with respect to the Transactions is commenced or pending on or before the Termination Date, then the Termination Date shall be automatically extended without any further action by any Party until the date that is thirty (30) days following the date on which a final, non-appealable Governmental Order has been entered with respect to such Action and the Termination Date shall be deemed to be such later date for all purposes of this Agreement (the “Extended Termination Date”); or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if SPAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any SPAC Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by such SPAC Party through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date or the Extended Termination Date, as applicable) after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise such commercially reasonable efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; and provided, further, that, without limiting the foregoing, the Company shall use reasonable best efforts to provide written notice to SPAC, in good faith, prior to the Domestication, if the Company believes it has the right to, and intends to, terminate this Agreement prior to the Closing.

(d) by written notice from either the Company or SPAC to the other if the approval of the SPAC Stockholder Matters required to consummate the Transactions by the SPAC Stockholders is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 11.01(d) shall not be available to SPAC if, at the time of such termination, SPAC is in breach of Section 9.02; or

(e) by written notice from SPAC to the Company in the event of a Written Consent Failure; provided, that the right to terminate this Agreement on account of a Written Consent Failure shall not be available if the Company Stockholder Approval is obtained prior to SPAC providing notice of its intent to terminate this Agreement on account of a Written Consent Failure.

Section 11.02. Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees, Representatives or stockholders, other than liability of (a) any Party for any intentional and willful breach of this Agreement by such Party occurring prior to such termination or (b) any party to any other Transaction Agreement, solely to the extent set forth under the express terms of such other Transaction Agreement. The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.05 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article 12 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article 12

Miscellaneous

Section 12.01. Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to SPAC or Merger Subs to:

Churchill Capital Corp IX

640 Fifth Avenue, 14th Floor

New York, NY 10019

Attn: Jay Taragin

Email: [***]

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, NY 10019

Attn: Greg Astrachan

Sean Ewen

Esther Chang

Email: [***]

[***]

[***]

(b) If to the Company or the Surviving Entity, to:

Plus Automation, Inc.

3315 Scott Boulevard, Suite 300

Santa Clara, CA 95054

Attn: David Liu

Email: [***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, WA 98104-7036

Attn: Michael Nordtvedt

Jeana S. Kim

Remi P. Korenblit

Email: [***]

[***]

[***]

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.02(a) and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15.

Section 12.05. Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not the Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, SPAC shall bear and pay at or promptly after Closing, (a) (i) all SPAC Transaction Expenses that are not Specified SPAC Transaction Expenses in an amount not to exceed $25,000,000 (the “SPAC Transaction Expenses Amount”) and (ii) all SPAC Transaction Expenses that consist of (1) fees, costs and expenses related to the D&O Tail and (2) any incentive fees payable to SPAC’s capital market advisor (and any fees payable to any co-advisor) as mutually agreed by the Company and SPAC (collectively, the “Specified SPAC Transaction Expenses”), in each case in the manner described and as further detailed on Schedule 12.05 of the SPAC Disclosure Letter, and (b) all Company Transaction Expenses in an amount not to exceed $12,000,000 (the “Company Transaction Expenses Amount”); provided that all Stockholder Action Expenses, whether borne by SPAC or the Company, shall be fully payable by SPAC if the Closing occurs and not subject to any limitation or cap. SPAC shall cooperate with the Company and use its commercially reasonable efforts to minimize the amount of SPAC Transaction Expenses incurred prior to the Closing.

Section 12.06. Governing Law. This Agreement, and all claims or causes of Action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Cayman Company Act shall apply to the Domestication and any claims related to internal affairs of SPAC prior to the Domestication).

Section 12.07. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08. Schedules and Exhibits. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09. Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Non-Disclosure Agreement, dated as of February 3, 2025, between SPAC and the Company (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12. Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY

IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 12.13. Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement or under applicable Law, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the generality of the foregoing, or the other provisions of this Agreement, SPAC acknowledges and agrees that the Company may, without breach of this Agreement, (i) with respect to any Transaction Agreement to which the Company is a party or a third party beneficiary thereof, institute or pursue an Action directly against the counterparty(ies) to such Transaction Agreement seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement, (ii) with respect to any Transaction Agreement to which the Company is not a party or a third party beneficiary thereof, be entitled, upon written notice to SPAC, (A) require SPAC to enforce its rights under any such Transaction Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Transaction Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Transaction Agreement) in the event the counterparty under such Transaction Agreement is in breach of its obligations thereunder, (B) have approval rights over SPAC’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (C) select a separate counsel, which may be or include counsel, to participate alongside SPAC’s counsel in any such litigation (at the expense of the Company); provided that such separate counsel shall not be entitled to control or seek court orders on SPAC’s behalf, and/or (D) fund any such litigation and (c) require SPAC to promptly execute, and SPAC hereby agrees to execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence. Each Party agrees that it will use its reasonable best efforts to cooperate with the other in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance.

Section 12.14. Non-Recourse. Subject in all respect to the last sentence, this Agreement may only be enforced against, and any claim or cause of Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party has undertaken specific obligations pursuant to this Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement.

Section 12.15. Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the First Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article 12.

Section 12.16. Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective, stockholders, shareholders, partners, members and Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the SPAC Party Representations constitute the sole and exclusive representations and warranties of SPAC and Merger Subs; (iv) except for the Company Representations by the Company and the SPAC Party Representations by the SPAC Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); (v) Representatives of SPAC or the Company have not made, and are not making, any representation or warranty whatsoever to any Party or its Affiliates and shall not be liable in respect of the accuracy or completeness of any information provided to any Party or its Affiliates; and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the SPAC Party Representations by the SPAC Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(d), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16 shall relieve any Party of liability in the case of actual and intentional fraud committed by such Party.

(b) Effective upon Closing, except with respect to those covenants and agreements contained herein that by their terms expressly apply at or after the Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article 5 or Article 6 (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date hereof.

CHURCHILL CAPITAL CORP IX
By:	/s/Jay Taragin
Name: Jay Taragin
Title: Chief Financial Officer

AL MERGER SUB I, INC.
By:	/s/Jay Taragin
Name: Jay Taragin
Title: Secretary and Treasurer

AL MERGER SUB II, LLC
By:	/s/Jay Taragin
Name: Jay Taragin
Title: Secretary and Treasurer

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date hereof.

PLUS AUTOMATION, INC.
By:	/s/David Liu
Name: David Liu
Title: Chief Executive Officer

EXHIBIT A

CERTIFICATE OF INCORPORATION OF

PLUSAI HOLDINGS, INC.

ARTICLE I

The name of the corporation is PlusAI Holdings, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

Section 1. The Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock, $0.0001 par value per share (the “Common Stock”), that the Company shall have authority to issue is 1,000,000,000 shares, of which [•]3 shares are designated as a series of Common Stock denominated as Class A Common Stock (the “Class A Common Stock”) and of which [•]4 shares are designated as a series of Common Stock denominated as Class B Common Stock (the “Class B Common Stock”). The total number of shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), that the Company shall have the authority to issue is 100,000,000 shares. For the avoidance of doubt, each of the Class A Common Stock and Class B Common Stock is a series of the class of Common Stock for all purposes, including, without limitation, under Section 242 of the DGCL.

Section 2. The Company is incorporated in connection with the domestication of Churchill Capital Corp IX, a Cayman Islands exempted company (“Churchill IX”), to a Delaware corporation, and this Certificate of Incorporation is filed simultaneously with a Certificate of Corporate Domestication of Churchill IX (the “Certificate of Domestication”). Upon the simultaneous filing of the Certificate of Domestication and this Certificate of Incorporation (the “Effective Time”), which shall occur prior to the closing of the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated on or about June 5, 2025, by and among the Company, AI Merger Sub I, Inc., a Delaware corporation, AI Merger Sub II, LLC, a Delaware limited liability company, and Plus Automation, Inc., a Delaware corporation (the “Business Combination Agreement”), each Class A ordinary share, par value $0.0001 per share, of Churchill IX issued and outstanding immediately prior to the Effective Time, shall be converted, on a one-for-one basis, into one fully paid and non-assessable share of Class A Common Stock, without any further action required on the part of Churchill IX, the Company or any holder of ordinary shares of Churchill IX or capital stock of the Company.

Section 3. Except as otherwise expressly provided herein or as required by law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common

3 To equal 1,000,000,000 minus authorized Class B Common Stock.

4 To equal number of shares of Class B Common Stock issuable pursuant to the Business Combination Agreement assuming full payment of Earnout Shares.

A-A-1

Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Company. Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a series or otherwise. Each Share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to one fourth of one (1/4) vote per share whether voting separately as a series or otherwise. Fractional votes shall not, however, be permitted and any fractional voting rights (after aggregating all shares held by each holder and then dividing by four (4)) shall be rounded to the nearest whole number (with one-half being rounded upward).

Section 4. The Class B Common Stock will be convertible into Class A Common Stock as follows:

(a) Each share of Class B Common Stock that is the subject of a Converting Transfer (as defined below) or an Exempt Conversion (as defined below) shall automatically, without any further action required on the part of the Company or the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon such Converting Transfer of such share or at the time established by the Company’s Board of Directors (the “Board of Directors”) or any duly authorized committee thereof with respect to the Exempt Conversion of such share.

(b) In the event of a conversion of a share of Class B Common Stock into a share of Class A Common Stock pursuant to this Section 4, such conversion shall be deemed to have been made (1) with respect to an Exempt Conversion, as established in the applicable approval by the Board of Directors or any duly authorized committee thereof, or (2) with respect to a Converting Transfer, at the time that the Converting Transfer of such share occurs; provided that such stockholder shall have provided the Company prior to such Converting Transfer with such certifications, affidavits or other proof as the Company deems necessary to verify that such Transfer qualifies as a Converting Transfer. Without limiting the foregoing, for purposes of determining whether a Transfer constitutes or would constitute a Converting Transfer, the Company may require, among other things, written representations from (i) the transferor, (ii) the transferor’s bank, broker or other nominee, (iii) the purchaser or acquiror, and/or (iv) the purchaser or acquiror’s bank, broker or other nominee. The Company shall be entitled, in its sole discretion, to accept without further investigation the accuracy of any such certifications, affidavits or other proof as is provided. The Company’s determination of whether a Transfer constitutes or would constitute a Converting Transfer shall be conclusive and binding. Upon any conversion of a share of Class B Common Stock into Class A Common Stock, all rights of the holder of such share of Class B Common Stock as such shall cease and the person in whose name the certificate, if any, that represented such share of Class B Common Stock immediately prior to such conversion shall be treated for all purposes as having become the record holder of such share of Class A Common Stock. The Company shall not be obligated to issue a certificate evidencing a share of Class A Common Stock issuable upon conversion of a share of Class B Common Stock unless either the certificate, if any, evidencing such share of Class B Common Stock immediately prior to such conversion is delivered to the Company or its transfer agent for the Class B Common Stock or the holder of such certificate notifies the Company or its transfer agent for the Class B Common Stock that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company may, from time to time, establish such other policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of the series of Common Stock, including, but not limited to, the issuance of stock certificates with respect thereto, as it may deem necessary or advisable.

(c) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock pursuant to this Section 4, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. For the avoidance of doubt, no share of Class B Common Stock shall be converted into a share of Class A Common Stock except in accordance with this Section 4.

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(d) For the purposes of this Section 4:

(1) “Affiliate” shall mean, with respect to any holder of shares of Class B Common Stock, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such holder. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person whether through the ownership of voting securities, by contract or otherwise.

(2) “Converting Transfer” shall mean a Transfer of a share or shares of Class B Common Stock, other than a Non-Converting Transfer, that is (i) either (A) effected in an open market transaction or (B) otherwise approved in advance by the Board of Directors or a duly authorized committee thereof and (ii) to a Person that does not constitute a Foreign Person.

(3) “DPA” shall mean Section 721 of the Defense Production Act of 1950, as amended, including all implanting regulations thereof.

(4) “DPA Triggering Rights” shall mean (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; or (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

(5) “Exempt Conversion” shall mean a conversion of a share or shares of Class B Common Stock into a share or shares of Class A Common Stock that has been approved in advance by the Board of Directors or a duly authorized committee thereof as an Exempt Conversion.

(6) “Foreign Person” shall mean either (i) a Person or government that is a “foreign person” within the meaning of the DPA or (ii) a Person through whose investment a “foreign person” within the meaning of the DPA would obtain any DPA Triggering Rights.

(7) “Non-Converting Transfer” shall mean any Transfer of a share or shares of Class B Common Stock (i) to an Affiliate of the transferor, (ii) to another holder of Class B Common Stock, (iii) to an Affiliate of another holder of Class B Common Stock, (iv) constituting the pledge of a share or shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a loan or indebtedness transaction; or (v) constituting a change in the trustees or the Person(s) acting as a fiduciary or custodian with respect to such shares of Class B Common Stock as a result of which the beneficial owner(s) of such shares of Class B Common Stock or their Affiliates retain any legal or beneficial interest therein; or (vi) pursuant to any other transaction as a result of which the beneficial owner(s) of such shares of Class B Common Stock or their Affiliates retain any legal or beneficial interest therein.

(8) “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

(9) “Transfer” of a share or shares of Class B Common Stock shall mean, the sale, assignment, transfer, conveyance, or other transfer or disposition of all of the transferor’s legal or beneficial interest in such shares, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise).

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Section 5. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to any limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 6. Except as otherwise required by law or provided in this Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 7. The number of authorized shares of Preferred Stock or Common Stock (including, for the avoidance of doubt, the authorized shares of any series thereof) may be increased or decreased (but not below (a) the number of shares thereof then outstanding plus (b) the number of shares reserved for issuance pursuant to Section 10 of this ARTICLE IV) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class, classes or (for the avoidance of doubt) series the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), irrespective of the provisions of Section 242(b)(2) of the DGCL or, if a lower vote standard is permitted pursuant to Section 242(d) of the DGCL, the number of such authorized shares may be increased or decreased pursuant to the vote standard contemplated therein.

Section 8. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the Company but excluding voting and other matters as described in Section 3 of ARTICLE IV above), share ratably and be identical in all respects as to all matters, including as follows:

(a) Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such series is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable series of Common Stock treated adversely, voting separately as a series.

(b) The Company shall not declare or pay any dividend or make any other distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common

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Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Company from declaring and paying dividends or other distributions payable in shares of one series of Common Stock or rights to acquire one series of Common Stock to holders of all series of Common Stock, or, with the approval of holders of a majority of the outstanding shares of each of the Class A Common Stock and the Class B Common Stock, each voting separately as a series, from providing for different treatment of the shares of Class A Common Stock and Class B Common Stock.

(c) If the Company in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all series of Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock and Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, each voting separately as a series.

Section 9. Upon any conversion of Class B Common Stock to Class A Common Stock in accordance with this Certificate of Incorporation, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

Section 10. The Company will at all times when the Class B Common Stock shall be outstanding reserve and keep available out of its authorized but unissued shares of Class A Common Stock solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Company will engage in its reasonable best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock, to such number of shares as will be sufficient for such purpose.

ARTICLE V

Section 1. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2. From and after the effectiveness of the First Merger set forth in the Business Combination Agreement (such time, the “Merger Effective Time”), the directors of the Company (other than any director who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the Merger

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Effective Time, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Merger Effective Time, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Merger Effective Time, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1. For so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors, voting as a single class.

Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Company’s bylaws, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1. The Company is to have perpetual existence.

Section 2. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Company’s bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Company’s bylaws. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s bylaws. The Company’s bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Certificate of Incorporation, the Company’s bylaws may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Company’s bylaws relating to amendments to the Company’s bylaws. No Company bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Company’s bylaws shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

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ARTICLE VIII

Section 1. From and after the Merger Effective Time and subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2. Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Company’s bylaws.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Subject to any provisions in the Company’s bylaws related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment, elimination nor repeal of any Section of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Company’s bylaws inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, elimination, repeal or adoption of an inconsistent provision.

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ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Company’s bylaws.

ARTICLE XI

Section 1. The Company reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, but in addition to the vote of any holders of any class or series of the stock of the Company required by law or by this Certificate of Incorporation, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company entitled to vote thereon, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII or this ARTICLE XI of this Certificate of Incorporation.

ARTICLE XII

The name and mailing address of the incorporator of the Company are as follows:

[•]

[•]

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IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by the incorporator of PlusAI Holdings, Inc. on this [•] day of [•] 20[•].

By:
[•]
Incorporator

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EXHIBIT B

BYLAWS OF

PLUSAI HOLDINGS, INC.

(initially adopted on [bylaw adoption date])

Page
ARTICLE I - CORPORATE OFFICES		A-B-1
1.1	REGISTERED OFFICE	A-B-1
1.2	OTHER OFFICES	A-B-1
ARTICLE II - MEETINGS OF STOCKHOLDERS		A-B-1
2.1	PLACE OF MEETINGS	A-B-1
2.2	ANNUAL MEETING	A-B-1
2.3	SPECIAL MEETING	A-B-1
2.4	ADVANCE NOTICE PROCEDURES	A-B-2
2.5	NOTICE OF STOCKHOLDERS’ MEETINGS	A-B-8
2.6	QUORUM	A-B-8
2.7	ADJOURNED MEETING; NOTICE	A-B-8
2.8	CONDUCT OF BUSINESS	A-B-8
2.9	VOTING	A-B-9
2.10	STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING	A-B-9
2.11	RECORD DATES	A-B-9
2.12	PROXIES	A-B-10
2.13	LIST OF STOCKHOLDERS ENTITLED TO VOTE	A-B-10
2.14	INSPECTORS OF ELECTION	A-B-10
ARTICLE III - DIRECTORS		A-B-11
3.1	POWERS	A-B-11
3.2	NUMBER OF DIRECTORS	A-B-11
3.3	ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS	A-B-11
3.4	RESIGNATION AND VACANCIES	A-B-11
3.5	PLACE OF MEETINGS; MEETINGS BY TELEPHONE	A-B-11
3.6	REGULAR MEETINGS	A-B-12
3.7	SPECIAL MEETINGS; NOTICE	A-B-12
3.8	QUORUM; VOTING	A-B-12
3.9	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING	A-B-13
3.10	FEES AND COMPENSATION OF DIRECTORS	A-B-13
3.11	REMOVAL OF DIRECTORS	A-B-13
ARTICLE IV - COMMITTEES		A-B-13
4.1	COMMITTEES OF DIRECTORS	A-B-13
4.2	COMMITTEE MINUTES	A-B-13
4.3	MEETINGS AND ACTION OF COMMITTEES	A-B-14
4.4	SUBCOMMITTEES	A-B-14
ARTICLE V - OFFICERS		A-B-14
5.1	OFFICERS	A-B-14
5.2	APPOINTMENT OF OFFICERS	A-B-14
5.3	SUBORDINATE OFFICERS	A-B-15
5.4	REMOVAL AND RESIGNATION OF OFFICERS	A-B-15
5.5	VACANCIES IN OFFICES	A-B-15
5.6	REPRESENTATION OF SECURITIES OF OTHER ENTITIES	A-B-15
5.7	AUTHORITY AND DUTIES OF OFFICERS	A-B-15

A-B-i

(continued)

ARTICLE VI - STOCK		A-B-15
6.1	STOCK CERTIFICATES; PARTLY PAID SHARES	A-B-15
6.2	SPECIAL DESIGNATION ON CERTIFICATES	A-B-16
6.3	LOST CERTIFICATES	A-B-16
6.4	DIVIDENDS	A-B-16
6.5	TRANSFER OF STOCK	A-B-16
6.6	STOCK TRANSFER AGREEMENTS	A-B-17
6.7	REGISTERED STOCKHOLDERS	A-B-17
6.8	LOCK-UP	A-B-17
ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER		A-B-19
7.1	NOTICE OF STOCKHOLDERS’ MEETINGS	A-B-19
7.2	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	A-B-19
7.3	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL	A-B-20
7.4	WAIVER OF NOTICE	A-B-20
ARTICLE VIII - INDEMNIFICATION		A-B-20
8.1	Indemnification of Directors and Officers in Third Party Proceedings	A-B-20
8.2	Indemnification of Directors and Officers in Actions by or in the Right of the COMPANY	A-B-20
8.3	Successful Defense	A-B-21
8.4	Indemnification of Others	A-B-21
8.5	Advanced Payment of Expenses	A-B-21
8.6	Limitation on Indemnification	A-B-22
8.7	Determination; Claim	A-B-22
8.8	Non-Exclusivity of Rights	A-B-22
8.9	Insurance	A-B-23
8.10	Survival	A-B-23
8.11	Effect of Repeal or Modification	A-B-23
8.12	Certain Definitions	A-B-23
ARTICLE IX - GENERAL MATTERS		A-B-23
9.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	A-B-23
9.2	FISCAL YEAR	A-B-24
9.3	SEAL	A-B-24
9.4	CONSTRUCTION; DEFINITIONS	A-B-24
9.5	FORUM SELECTION	A-B-24
ARTICLE X - AMENDMENTS		A-B-25

A-B-ii

BYLAWS OF PLUSAI HOLDINGS, INC.

ARTICLE I - CORPORATE OFFICES

1.1
REGISTERED OFFICE

The registered office of PlusAI Holdings, Inc. (the “Company”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended from time to time.

1.2
OTHER OFFICES

The Company may at any time establish other offices.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1
PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law or any successor legislation (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.

2.2
ANNUAL MEETING

The annual meeting of stockholders shall be held each year. The Board of Directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

2.3
SPECIAL MEETING
(a)
Subject to the terms of any series of preferred stock of the Company, a special meeting of the stockholders, other than as required by statute, may be called at any time by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
(b)
The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

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2.4
ADVANCE NOTICE PROCEDURES
(a)
Annual Meetings of Stockholders.
(i)
Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board of Directors, or any committee thereof that has been formally delegated authority to nominate such persons or propose such business pursuant to a resolution adopted by a majority of the Whole Board; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).
(ii)
For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary of the Company (the “Secretary”) and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., Pacific time, on the 120th day and no later than 5:00 p.m., Pacific time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders as first specified in the Company’s notice of such annual meeting (without regard to any adjournment, rescheduling, postponement or other delay of such annual meeting occurring after such notice was first sent). However, if no annual meeting of stockholders was held in the preceding year, or if the date of the annual meeting for the current year has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., Pacific time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., Pacific time, on the later of the 90th day prior to the day of the annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. In no event will the adjournment, rescheduling, postponement or other delay of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. In no event may a stockholder provide notice with respect to a greater number of director candidates than there are director seats subject to election by stockholders at the annual meeting. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to any nominees for any new positions created by such increase, if it is received by the Secretary at the principal executive offices of the Company no later than 5:00 p.m., Pacific time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, Section 14 or Section 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”) or by such other means as is reasonably designed to inform the public or stockholders of the Company in general of such information, including, without limitation, posting on the Company’s investor relations website.
(iii)
A stockholder’s notice to the Secretary must set forth:
(1)
as to each person whom the stockholder proposes to nominate for election as a director:
(A)
such person’s name, age, business address, residence address and principal occupation or employment;

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(B)
the class or series and number of shares of the Company that are held of record or are beneficially owned by such person and any (i) Derivative Instruments (as defined below) held or beneficially owned by such person, including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument; and (ii) other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person with respect to the Company’s securities;
(C)
all information relating to such person that is required to be disclosed in connection with solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;
(D)
such person’s written consent (x) to being named as a nominee of such stockholder, (y) to being named in the Company’s form of proxy pursuant to Rule 14a‑19 under the 1934 Act (“Rule 14a-19”) and (z) to serving as a director of the Company if elected;
(E)
any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including, without limitation, the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (such agreement, arrangement or understanding, a “Third-Party Compensation Arrangement”); and
(F)
a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate or associate were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant;
(2)
as to any other business that the stockholder proposes to bring before the annual meeting:
(A)
a brief description of the business desired to be brought before the annual meeting;
(B)
the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws);
(C)
the reasons for conducting such business at the annual meeting;
(D)
any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and
(E)
all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them in connection with the proposal of such business by such stockholder; and

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(3)
as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
(A)
the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner, and of their respective affiliates or associates or others acting in concert with them;
(B)
for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;
(C)
any agreement, arrangement or understanding between such stockholder and such beneficial owner or their respective affiliates or associates or others acting in concert with them, in connection with the proposal of such nomination or other business;
(D)
any (i) agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Company’s securities (any of the foregoing, a “Derivative Instrument”) including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument; and (ii) other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Company’s securities;
(E)
any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them has a right to vote any shares of any security of the Company;
(F)
any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them that are separated or separable from the underlying security;
(G)
any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;
(H)
any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;
(I)
any significant equity interests or any significant Derivative Instruments in any principal competitor (as defined below) of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;
(J)
any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement);
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(K)
any material pending or threatened legal proceeding in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is a party or material participant involving the Company or any of its officers, directors or affiliates;
(L)
any material relationship between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, on the one hand, and the Company or any of its officers, directors or affiliates, on the other hand;
(M)
a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the annual meeting to bring such nomination or other business before the annual meeting;
(N)
a representation and undertaking as to whether such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee (which representation and undertaking must include a statement as to whether such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them intends to solicit the requisite percentage of the voting power of the Company’s stock under Rule 14a‑19); or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;
(O)
any other information relating to such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business, that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and
(P)
such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

For purposes of these bylaws, “principal competitor” shall mean an entity who mainly engages in the business of research and development of autonomous driving technology and the application thereof.

(iv)
In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the annual meeting and as of the date that is 10 business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof; and (2) to provide any additional information that the Company may reasonably request. Any such update and supplement or additional information (including, if requested pursuant to Section 2.4(a)(iii)(3)(P)) must be received by the Secretary at the principal executive offices of the Company (A) in the case of a request for additional information, promptly following a request therefor, which response must be received by the Secretary not later than such reasonable time as is specified in any such request from the Company; or (B) in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the annual meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the annual meeting or any adjournment, rescheduling, postponement or other delay thereof (in the case of any update or supplement required to be made as of 10 business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof). No later than five business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof, a stockholder nominating individuals for election as a director will provide the Company with reasonable evidence that such stockholder has met the requirements of Rule 14a‑19. The failure to timely provide such update, supplement, evidence or additional information shall result in the nomination or proposal no longer being eligible for consideration at the annual meeting. If the stockholder fails to comply with the requirements of Rule 14a‑19 (including because the stockholder fails to provide the Company with all information or notices required by Rule 14a‑19), then the director

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nominees proposed by such stockholder shall be ineligible for election at the annual meeting and any votes or proxies in respect of such nomination shall be disregarded, notwithstanding that such proxies may have been received by the Company and counted for the purposes of determining quorum. For the avoidance of doubt, the obligation to update and supplement, or provide additional information or evidence, as set forth in these bylaws shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines pursuant to these bylaws or enable or be deemed to permit a stockholder who has previously submitted notice pursuant to these bylaws to amend or update any nomination or to submit any new nomination. No disclosure pursuant to these bylaws will be required with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder submitting a notice pursuant to this Section 2.4 solely because such broker, dealer, commercial bank, trust company or other nominee has been directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.
(b)
Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Company’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b) (with such procedures that the Company deems to be applicable to such special meeting). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., Pacific time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., Pacific time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling, postponement or other delay of a special meeting or any announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii), with references therein to “annual meeting” deemed to mean “special meeting” for the purposes of this final sentence of this Section 2.4(b).
(c)
Other Requirements and Procedures.
(i)
To be eligible to be a nominee of any stockholder for election as a director of the Company, the proposed nominee must provide to the Secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):
(1)
a signed and completed written questionnaire (in the form provided by the Secretary at the written request of the nominating stockholder, which form will be provided by the Secretary within 5 business days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;
(2)
a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;
(3)
a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

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(4)
a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance, conflict of interest, confidentiality, stock ownership and trading guidelines, and other policies and guidelines applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary will provide to such proposed nominee all such policies and guidelines then in effect); and
(5)
a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.
(ii)
At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the Secretary the information that is required to be set forth in a stockholder’s notice of nomination pertaining to such nominee.
(iii)
No person will be eligible to be nominated by a stockholder for election as a director of the Company, or to be seated as a director of the Company, unless nominated and elected in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.
(iv)
The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that other proposed business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.
(v)
Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.
(vi)
Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).
(vii)
Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a‑8 under the 1934 Act (“Rule 14a-8”); and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a‑8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.

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2.5
NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given in accordance with Section 232 of the DGCL, and such notice shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6
QUORUM

The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7
ADJOURNED MEETING; NOTICE

Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 222(a) of the DGCL. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8
CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Company,

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shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.

2.9
VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date that has voting power upon the matter in question.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed, where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series.

2.10
STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise provided in the Company’s certificate of incorporation and subject to the rights of holders of preferred stock of the Company, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

2.11
RECORD DATES

In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

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In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.12
PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Company to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13
LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Company shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company.

2.14
INSPECTORS OF ELECTION

Before any meeting of stockholders, the Company shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a)
ascertain the number of shares outstanding and the voting power of each;
(b)
determine the shares represented at the meeting and the validity of proxies and ballots;
(c)
count all votes and ballots;
(d)
determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and
(e)
certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

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The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1
POWERS

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2
NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3
ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

If so provided in the certificate of incorporation, the directors of the Company shall be divided into three classes.

3.4
RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies (and not by stockholders), the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of preferred stock of the Company, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

3.5
PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

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Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6
REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7
SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, or the Secretary or by a majority of the Whole Board; provided that the person(s) authorized to call a special meeting of the Board of Directors may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be:

(a)
delivered personally by hand, by courier or by telephone;
(b)
sent by United States first-class mail, postage prepaid;
(c)
sent by facsimile;
(d)
sent by electronic mail; or
(e)
otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise given to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice of the time and place of the meeting may be communicated to the director in lieu of written notice if such notice is communicated at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8
QUORUM; VOTING

At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

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If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, except as may otherwise be expressly provided herein or therein and denoted with the phrase “notwithstanding the final paragraph of Section 3.8 of the bylaws” or language to similar effect, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9
BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, (i) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and (ii) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

3.10
FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

3.11
REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV - COMMITTEES

4.1
COMMITTEES OF DIRECTORS

The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.

4.2
COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

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4.3
MEETINGS AND ACTION OF COMMITTEES

Unless otherwise specified by the Board of Directors, meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a)
Section 3.5 (place of meetings and meetings by telephone);
(b)
Section 3.6 (regular meetings);
(c)
Section 3.7 (special meetings and notice);
(d)
Section 3.8 (quorum; voting);
(e)
Section 3.9 (action without a meeting); and
(f)
Section 7.4 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members. However, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors or a committee or subcommittee may also adopt other rules for the government of any committee or subcommittee.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4
SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V - OFFICERS

5.1
OFFICERS

The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2
APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

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5.3
SUBORDINATE OFFICERS

The Board of Directors, or any duly authorized committee or subcommittee thereof, may appoint, or empower any officer to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as determined from time to time by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of determination.

5.4
REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

5.5
VACANCIES IN OFFICES

Any vacancy occurring in any office of the Company shall be filled by the Board of Directors or as provided in Section 5.3.

5.6
REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of the Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of the Company all rights incident to any and all shares or other securities of, or interests in, or issued by, any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of the Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7
AUTHORITY AND DUTIES OF OFFICERS

Each officer of the Company shall have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation and, to the extent not so provided, as generally pertain to such office, subject to the control of the Board of Directors.

ARTICLE VI - STOCK

6.1
STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the

A-B-15

certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2
SPECIAL DESIGNATION ON CERTIFICATES

If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151, 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3
LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4
DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5
TRANSFER OF STOCK

Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, subject to Section 6.3 of these bylaws, if such stock is

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certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6
STOCK TRANSFER AGREEMENTS

The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

6.7
REGISTERED STOCKHOLDERS

The Company:

(a)
shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and
(b)
shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
6.8
LOCK-UP
(a)
Subject to Section 6.8(b), the holders (the “Lockup Holders”) of shares of any series of Common Stock of the Company (i) issued as consideration pursuant to that certain Agreement and Plan of Merger and Reorganization, dated on or about June 5, 2025, by and among the Company, AI Merger Sub I, Inc., a Delaware corporation, AI Merger Sub II, LLC, a Delaware limited liability company, and Plus Automation, Inc., a Delaware corporation (the “Merger Agreement”), (ii) issued upon the exercise of warrants to purchase capital stock of Plus Automation, Inc. assumed by the Company pursuant to the Merger Agreement, (iii) issued upon the settlement or exercise of stock options, restricted stock units, or other equity awards assumed by the Company pursuant to the Merger Agreement or (iv) otherwise held by Churchill Sponsor IX LLC (“Sponsor”), the officers and directors of Sponsor or the Company, or its and their respective affiliates as of the date hereof (such shares referred to in this Section 6.8(a)(i)-(iv), the “Lockup Shares” and, any Lockup Shares that are Earnout Shares (as defined in the Merger Agreement), being “Lockup Earnout Shares”)), may not Transfer any Lockup Shares, during the Lockup Period (the “Lockup”).
(b)
Notwithstanding the provisions set forth in Section 6.8(a), the Lockup Holders or their respective Permitted Transferees may Transfer the Lockup Shares during the Lockup Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lockup Holder or any other natural person with whom such Lockup Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Lockup Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement, or any legal, regulatory or other order; (v) if such Lockup Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lockup Holder, or (B) to partners, limited liability company members or stockholders of the Lockup Holder, including, for the avoidance of doubt, where the Lockup Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Lockup Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (i) through (vi) of this Section 6.8(b); (viii) as a pledge or other grant of a security interest in Lockup Shares to one or more financial or lending institutions as collateral or security in connection with any bona fide loans, advances or extensions of credit or debt transaction (or enforcement thereunder) entered into by the Lockup Holder or any of its affiliates, or any refinancings thereof, and any transfers of such Lockup Shares upon foreclosure thereof, so long as the applicable transferee agrees in writing to be bound by the restrictions set forth herein; (ix) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other

A-B-17

transaction involving a change in control of the Company; provided, however, that if such tender offer, merger, stock sale, recapitalization, consolidation or other such transaction is not completed, the Lockup Shares shall remain subject to the Lockup; (x) the establishment of a trading plan pursuant to Rule 10b51 promulgated under the 1934 Act; provided, however, that such plan does not provide for the Transfer of Lockup Shares during the Lockup Period or Reduced Lockup Period, as applicable; (xi) to the Company in connection with the repurchase of such Lockup Holder’s shares in connection with the termination of the Lockup Holder’s employment with the Company or any subsidiary of the Company pursuant to contractual agreements with the Company; (xii) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of any series of Common Stock of the Company or the vesting or settlement of Company stock-based awards; (xiii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of any series of Common Stock of the Company; (xiv) other than Lockup Earnout Shares and Plus Founder Shares, upon the earlier of (A) the expiration of the Reduced Lockup Period or (B) the occurrence of Triggering Event I (such earlier occurrence of (A) or (B), the “First Release Date”), provided that the aggregate number of Lockup Shares that a Lockup Holder may Transfer pursuant to clause (xiv) shall not exceed fifty percent (50%) of such Lockup Holder’s Lockup Eligible Shares (which number shall be reduced by any Lockup Shares Transferred pursuant to clauses (xii) and (xiii) above); or (xv) other than Lockup Earnout Shares and Plus Founder Shares, from and after the occurrence of Triggering Event II.

Each Lockup Holder’s “Lockup Eligible Shares” shall mean the number of Lockup Shares held by that Lockup Holder that are outstanding as of the First Release Date, plus the number of shares of any series of Common Stock of the Company that would be Lockup Shares if issued upon the exercise of stock options, restricted stock units, warrants or other equity awards that are held by such Lockup Holder and vested (as determined by the Company) as of the first day of the month in which the First Release Date occurs (in each case, which number of shares shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Company’s Common Stock occurring on or after the closing date of the Merger Agreement). If a Lockup Holder and one or more of its Permitted Transferees propose to Transfer any Lockup Shares pursuant to Section 6.8(b)(xiv) after the First Release Date, the Lockup Holder and such Permitted Transferee(s) in any such Transfer shall agree on an allocation of such Lockup Holder’s Lockup Eligible Shares available for Transfer pursuant to clause (xiv) of Section 6.8(b) among such parties, which allocation shall be subject the Company’s prior consent in its sole discretion.

(c)
In order to enforce this Section 6.8, the Company may impose stop transfer instructions with respect to the Lockup Shares until the end of the Lockup Period or the Reduced Lockup Period, as applicable.
(d)
Notwithstanding the other provisions set forth in this Section 6.8, the Board of Directors (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal the Lockup obligations set forth herein.
(e)
For purpose of this Section 6.8:
(i)
the term “Lockup Period” means the period beginning on the closing date of the Merger Agreement and ending on the date that is three hundred sixty (360) days thereafter;
(ii)
the term “Permitted Transferee” means, prior to the expiration of the Lockup Period, any person or entity to whom such Lockup Holder is permitted to Transfer shares of Common Stock prior to the expiration of the Lockup Period pursuant to Section 6.8(b)(i)-(xiii);
(iii)
the term “Plus Founder Shares” means with respect to each of David Liu and Hao Zheng, 90% of the Equity Securities of PubCo held (directly or indirectly) or otherwise beneficially owned by such Holder;
(iv)
the term “Reduced Lockup Period” means the period beginning on the closing date of the Merger Agreement and ending on the date that is one hundred eighty (180) days thereafter;

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(v)
the term “Trading Day” means any day on which shares of the Company’s Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of the Company’s Class A Common Stock are then traded;
(vi)
the term “Transfer” means to (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act with respect to, any security, or any right or interest therein, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B).
(vii)
the term “Triggering Event I” means that the VWAP of the Class A Common Stock is at any time greater than or equal to $12.00 over any fifteen (15) Trading Days within any one hundred eighty (180) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Company’s Class A Common Stock);
(viii)
the term “Triggering Event II” means that the VWAP of the Company’s Class A Common Stock is at any time greater than or equal to $14.00 over any fifteen (15) Trading Days within any three hundred sixty (360) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Company’s Common Stock); and
(ix)
the term “VWAP” for any security as of any trading day means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such shall be the fair market value per share on such day as reasonably determined by the Board of Directors (including for the avoidance of doubt a duly authorized committee thereof).

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER

7.1
NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.

7.2
NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention

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to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3
NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4
WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII - INDEMNIFICATION

8.1
Indemnification of Directors and Officers in Third Party Proceedings

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2
Indemnification of Directors and Officers in Actions by or in the Right of the COMPANY

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person

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acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3
Successful Defense

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Company has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Company may indemnify any other person who is not a present or former director or officer of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4
Indemnification of Others

Subject to the other provisions of this Article VIII, the Company shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5
Advanced Payment of Expenses

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Company.

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Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.8, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (a) by a vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by the vote of the majority of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

8.6
Limitation on Indemnification

Subject to the requirements in Section 8.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a)
for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(b)
for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(c)
for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, in either case as required under any clawback or compensation recovery policy adopted by the Company, applicable securities exchange and association listing requirements, including, without limitation, those adopted in accordance with Rule 10D-1 under the 1934 Act and/or the 1934 Act (including, without limitation, any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(d)
initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or
(e)
if prohibited by applicable law.
8.7
Determination; Claim

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Company shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8
Non-Exclusivity of Rights

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may

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be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9
Insurance

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10
Survival

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11
Effect of Repeal or Modification

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12
Certain Definitions

For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving entity as such person would have with respect to such constituent entity if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VIII.

ARTICLE IX - GENERAL MATTERS

9.1
EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, or employee or employees, to enter into any contract or

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execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, agent or employee, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2
FISCAL YEAR

The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3
SEAL

The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4
CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

9.5
FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination).

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.

Any person or entity purchasing, holding or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Section 9.5. This provision shall be enforceable by any party to a complaint covered by the provisions of this Section 9.5.

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ARTICLE X - AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Section 6.8, Article VIII, Section 9.5 or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

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EXHIBIT C

June 5, 2025

Churchill Capital Corp IX

640 Fifth Avenue, 14th Floor

New York, NY 10019

Re: Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of the date hereof, by and among Churchill Capital Corp IX, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (“SPAC”), AL Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of SPAC (“Merger Sub I”), AL Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) and Plus Automation, Inc., a Delaware corporation (the “Company”), and hereby amends and restates in its entirety that certain letter agreement, dated May 1, 2024, from each of the persons undersigned thereto to SPAC (as may be amended from time to time, the “Prior Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

Churchill Sponsor IX LLC, a Cayman Islands limited liability company (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of SPAC’s board of directors and/or management team, which parties, for the avoidance of doubt, include all parties to the Prior Letter Agreement (each of the undersigned individuals, an “Insider”, and collectively, the “Insiders”) are currently, and as of immediately prior to the Closing (including following the Domestication (as defined in the Merger Agreement)) will be, the record owners of the SPAC Capital Stock set forth across such Person’s name on Annex A hereto.

In order to induce (i) the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and (ii) induce the Company, SPAC and Merger Subs to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and each of the Insiders hereby severally (and not jointly or jointly and severally), agrees with SPAC and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1.
The Sponsor and each Insider hereby unconditionally and irrevocably agrees: (i) that at any duly called meeting of the stockholders of SPAC (or any adjournment or postponement thereof), and in any action by written consent or written resolutions of the stockholders of SPAC requested by SPAC’s board of directors or undertaken as contemplated by the Transactions, the Sponsor and each such Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her shares of SPAC Capital Stock to be counted as present thereat for purposes of establishing a quorum, and shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its, his or her shares of SPAC Capital Stock (a) in favor of the adoption and approval of the Merger Agreement and approval of the Transactions and all other SPAC Stockholder Matters (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of SPAC contained in the Merger Agreement, (c) in favor of any proposal to adjourn or postpone the applicable stockholder meeting to a later

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date if (and only if) (1) there are not sufficient votes to approve and adopt any of the matters described in clause (a) above on the dates on which such meetings are held or proposed to be held or (2) the condition to the Company’s obligation to consummate or cause to be consummated the Transactions pursuant to Section 10.03(d) of the Merger Agreement regarding Available Closing SPAC Cash (the “Minimum Cash Condition”) has not been satisfied, and (d) against the following actions or proposals: (1) any Business Combination Proposal or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement and (2) (A) any change in the present capitalization of SPAC or any amendment of the Existing SPAC Governing Documents, the SPAC Charter Upon Domestication or the SPAC Bylaws Upon Domestication , except (x) as contemplated by clause (a) above or (y) to the extent expressly contemplated by the Merger Agreement, (B) any liquidation, dissolution or other change in SPAC’s corporate structure or business (other than as may be proposed pursuant to an extension proxy), (C) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any representation, warranty, covenant, obligation or agreement of the Sponsor or any Insider under this Sponsor Agreement, or (D) any other action or proposal involving SPAC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions (excluding, for the avoidance of doubt, any action taken in connection with any valid action taken by SPAC to terminate the Merger Agreement in accordance with the terms thereof), (ii) not to redeem, elect to redeem or tender or submit any SPAC Common Shares owned by it, him or her for redemption in connection with any of the stockholder approvals or proposals described in clause (i) above, or in connection with any vote to amend the Existing SPAC Governing Documents, the SPAC Charter Upon Domestication or the SPAC Bylaws Upon Domestication and (iii) in favor of the appointment or election of the individuals nominated for election in the Registration Statement in accordance with Section 8.09 of the Merger Agreement to the board of directors of SPAC. Prior to any valid termination of the Merger Agreement, (x) the Sponsor and each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary subject to and under applicable Law to consummate the Transactions on the terms and subject to the conditions set forth therein and (y) the Sponsor and each Insider shall be bound by and comply with Sections 9.03(b) (Exclusivity) and 9.05(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (1) such Person was an original signatory to the Merger Agreement with respect to such provisions, and (2) the references to the “SPAC” contained in such provisions also referred to such Person. Following the valid termination of the Merger Agreement, the Sponsor and each Insider agree that if SPAC seeks shareholder approval of any other proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote all Founder Shares and any shares acquired by it, him or her in the Public Offering or the secondary public market in favor of such proposed Business Combination, except that it, he or she shall not vote any SPAC Common Shares that it, he or she purchased after SPAC publicly announces its intention to engage in such proposed Business Combination for or against such proposed Business Combination and (ii) not redeem any SPAC Common Shares owned by it, him or her in connection with such shareholder approval. If SPAC seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender any SPAC Common Shares owned by it, him or her in connection therewith. The obligations of the Sponsor and the Insiders specified in this paragraph 1 shall apply whether or not the Mergers, any of the Transactions or any action described above is recommended by SPAC’s board of directors.
2.
The Sponsor and each Insider hereby agrees that in the event that SPAC fails to consummate a Business Combination by May 6, 2026 (or August 6, 2026 if SPAC has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination by May 6, 2026), or such later period approved by SPAC’s shareholders in accordance with SPAC’s amended and restated memorandum and articles of association, as may be amended from time to time (the “Memorandum and Articles”), or, solely following the valid termination of the Merger Agreement, by such earlier liquidation date as SPAC’s board of directors may approve, the Sponsor and each Insider shall take all reasonable steps

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to cause SPAC to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the SPAC Common Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per‑share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SPAC to pay its taxes (net of amounts withdrawn to fund SPAC’s working capital requirements, subject to an annual limit of $1,000,000 and taxes payable (“Permitted Withdrawals”) and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable Law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining shareholders and SPAC’s board of directors, dissolve and liquidate, subject in each case to SPAC’s obligations under Cayman Islands Law prior to the Domestication and Delaware Law following the Domestication to provide for claims of creditors and other requirements of applicable Law. The Sponsor and each Insider agree to not propose any amendment (a) to the Memorandum and Articles that would affect the substance or timing of SPAC’s obligation to redeem 100% of the Offering Shares if SPAC does not complete a Business Combination within such time as is prescribed in the Memorandum and Articles or (b) with respect to any other provision relating to the rights of holders of SPAC Common Shares or pre‑initial business combination activity, unless SPAC provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per‑share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and net of Permitted Withdrawals, divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares or Private Placement Units held by it, him or her if SPAC fails to complete a Business Combination within such time as is described in the Memorandum and Articles; although it, he or she will be entitled to liquidating distributions from the Trust Account with respect to any public shares it, he or she holds if SPAC fails to complete a Business Combination within the time as is prescribed in the Memorandum and Articles. The Sponsor and each Insider hereby further acknowledge that it, he or she will not be entitled to (a) redemption rights with respect to any Founder Shares and public shares held by it, him or her, in connection with the consummation of a Business Combination, or (b) redemption rights with respect to Founder Shares and public shares held by it, him or her in connection with a shareholder vote to amend the Memorandum and Articles (A) in a manner that would affect the substance or timing of SPAC’s obligation to redeem 100% of SPAC’s public shares if SPAC does not complete a Business Combination within such time as is prescribed in the Memorandum and Articles or (B) with respect to any other provision relating to the rights of holders of SPAC Common Shares or pre-initial Business Combination activity.

3.
Without limiting their obligations under paragraph 7 below, during the period commencing on the date hereof and ending on the earlier of (a) the valid termination of the Merger Agreement and (b) the Closing, the Sponsor and each Insider shall not, without the prior written consent of the Company, Transfer any shares of SPAC Capital Stock or any securities convertible into, or exercisable, or exchangeable for, SPAC Common Shares owned by it, him or her, except for: (A) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family, or to a charitable trust; (B) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of such individual; (C) in the case of an individual, transfers to such individual’s spouse pursuant to a qualified domestic relations order; (D) transfers to the Sponsor or to any Insider; and (E) transfers by the Sponsor to its members and such members’ respective members; provided that such members shall agree in writing to SPAC and the Company that the securities so distributed to them will continue to be subject to the applicable obligations

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under this Sponsor Agreement; provided, further, that any other permitted transferees must enter into a written agreement with SPAC and the Company agreeing to be bound by the obligations herein. In the event that (i) any shares of SPAC Capital Stock or other equity securities of SPAC are issued to the Sponsor or any Insider after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of SPAC Capital Stock of, on or affecting the shares of SPAC Capital Stock owned by the Sponsor or any Insider or otherwise, (ii) the Sponsor or any Insider purchases or otherwise acquires or receives beneficial ownership of any shares of SPAC Capital Stock or other equity securities of SPAC after the date hereof or (iii) the Sponsor or any Insider acquires the right to vote or share in the voting of any shares of SPAC Capital Stock or other equity securities of SPAC after the date hereof (such shares of SPAC Capital Stock or other equity securities of SPAC described in clauses (i), (ii), and (iii), the “New SPAC Shares”), then such New SPAC Shares acquired or purchased by the Sponsor or any Insider shall be subject to the terms of this paragraph 3 and paragraph 1 above to the same extent as if they constituted the SPAC Capital Stock owned by the Sponsor or any Insider as of the date hereof.
4.
To the fullest extent permitted by applicable Law, SPAC hereby agrees to defend, indemnify, hold harmless and exonerate (including the advancement of expenses to the fullest extent permitted by applicable Law) the Sponsor and its members (present and former), managers and Affiliates and their respective present and former officers and directors (each, a “Sponsor Indemnitee”) from any and all costs, fees, expenses, judgments, liabilities, fines, penalties, reasonable attorneys’ fees and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement) actually, and reasonably, incurred by a Sponsor Indemnitee or on a Sponsor Indemnitee’s behalf in connection with any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, hearing or any other actual, threatened or completed proceeding instituted by SPAC or any third party, whether civil, criminal, administrative or investigative in nature, in respect of any investment opportunities sourced by a Sponsor Indemnitee for SPAC or any liability arising with respect to a Sponsor Indemnitee’s activities in connection with the affairs of SPAC (in each case to the extent that such indemnification, hold harmless and exoneration obligations with respect to such matters are not expressly covered by a separate written agreement between SPAC and the applicable Sponsor Indemnitee); provided, that in no event shall a Sponsor Indemnitee be entitled to be indemnified or held harmless hereunder in respect of any costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (if any) that a Sponsor Indemnitee may incur by reason of such person’s own actual fraud or intentional misconduct; provided, further, that, for the avoidance of doubt, under no circumstance shall a Sponsor Indemnitee have a claim to any monies or assets held in the Trust Account, and SPAC shall not be permitted to procure monies or assets held in the Trust Account for the satisfaction of its obligations to any Sponsor Indemnitee in respect of the indemnification provided hereunder. The Sponsor Indemnitees shall be third-party beneficiaries of this paragraph 4.
5.
In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any officer, member or manager of the Sponsor) agrees to indemnify and hold harmless SPAC against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which SPAC may become subject as a result of any claim by (i) any third party (other than SPAC’s independent public accountants) for services rendered or products sold to SPAC or (ii) any prospective target business with which SPAC has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”); provided, however, that such indemnification of SPAC by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than SPAC’s independent public accountants) or products sold to SPAC or a Target do not reduce the amount of funds in the Trust Account to below (A) $10.00 per share of the Offering Shares or (B) such lesser amount per share of the Offering Shares held in the Trust Account as of the date of the liquidation of

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the Trust Account due to reductions in the value of the trust assets, in each case including interest earned on the funds held in the Trust Account and net of Permitted Withdrawals, except as to any claims by a third party or Target that executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible for any liability as a result of any such third-party claims. Notwithstanding any of the foregoing, such indemnification of the Company by the Sponsor shall not apply as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to SPAC if, within fifteen (15) days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies SPAC in writing that it shall undertake such defense.
6.
The Sponsor and each Insider hereby agrees and acknowledges that: (i) each of the Underwriters, SPAC and, prior to any valid termination of the Merger Agreement, the Company, would be irreparably injured in the event of a breach by such Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 5, 7(a), 7(b), 8 and 12, as applicable, of this Sponsor Agreement (with respect to the Underwriters, only such provisions as were contained in the Prior Letter Agreement), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non‑breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in Law or in equity, in the event of such breach. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this paragraph 6 shall not be required to provide any bond or other security in connection with any such injunction.
7.
Transfer Restrictions.
(a)
Subject to the exceptions set forth herein, in the event that the Closing does not occur for any reason (including, without limitation, as a result of the valid termination of the Merger Agreement), the Sponsor and each Insider agrees not to Transfer any (i) any Founder Shares (or SPAC Common Shares issuable upon conversion thereof) until the earlier of (A) six (6) months after the date of the consummation of a Business Combination and (B) subsequent to a Business Combination, the date on which SPAC consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of SPAC’s shareholders having the right to exchange their SPAC Common Shares for cash, securities or other property and (ii) any Private Placement Units (including the underlying private placement warrants, SPAC Common Shares, and the SPAC Common Shares issuable upon exercise of the private placement warrants) held by it, he or she until thirty (30) days after the completion of a Business Combination.
(b)
Notwithstanding the provisions set forth in paragraphs 3 and 7(a), but subject to the provisions set forth in paragraph 7(c), upon the valid termination of the Merger Agreement, the following Transfers of the Founder Shares (including the SPAC Common Shares issued or issuable upon the conversion of the Founder Shares), the Private Placement Shares, the Private Placement Units (including the underlying private placement warrants or SPAC Common Shares, and the SPAC Common Shares issuable upon exercise of the private placement warrants) that are held by the Sponsor, any Insider or any of their permitted transferees, as applicable (that have complied with any applicable requirements of this paragraph 7(b)), are permitted: (A) to SPAC’s officers or directors, any Affiliates or family members of any of SPAC’s officers or directors, the Sponsor, any members of the Sponsor or their Affiliates or any Affiliates of the Sponsor; (B) in the case of an individual, transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate

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family, an Affiliate of such person or to a charitable organization; (C) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, transfers pursuant to a qualified domestic relations order; (E) by virtue of the laws of or the Sponsor’s operating agreement upon dissolution of the Sponsor; (F) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (G) transfers in the event of SPAC’s liquidation prior to the completion of an initial Business Combination; (H) in the event of SPAC’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of SPAC’s public stockholders having the right to exchange their SPAC Common Shares for cash, securities or other property, subsequent to the completion of an initial Business Combination; (I) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (H) above; provided, however, that, in the case of clauses (A) through (F) and (I), these permitted transferees must enter into a written agreement with SPAC agreeing to be bound by these transfer restrictions herein and the other restrictions contained in this Sponsor Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).
(c)
Vesting Provisions. The Sponsor agrees that, as of the Closing, 1,078,125 of the Founder Shares or SPAC Common Shares issued or issuable upon the exercise or conversion of the Founder Shares as identified on Annex A as “Vesting Founder Shares” shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this paragraph 7(c). The Sponsor agrees that it shall not (and will cause its Affiliates not to) Transfer any unvested Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the unvested Founder Shares prior to the later of (x) the expiration of the applicable lock-up described in paragraph 7(a), and (y) the date such Founder Shares or SPAC Common Shares become vested pursuant to this paragraph 7(c). For the avoidance of doubt, it is acknowledged and agreed that the Private Placement Shares shall not be subject to the provisions of this paragraph 7(c).
(i)
Vesting Schedule.
(1)
1,078,125 of the Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares owned by the Sponsor as of the Closing and identified on Annex A as “Vesting Founder Shares” shall vest on the occurrence of Triggering Event I (for the avoidance of doubt, as defined in the Merger Agreement) (the “Vesting Date”); provided, however, that if the Vesting Date occurs on or after the date that is five (5) years after the Closing Date, such Founder Shares shall not vest.
(2)
Founder Shares identified on Annex A as “Vesting Founder Shares” that do not vest in accordance with this paragraph 7(c)(i) on or before the date that is five (5) years after the Closing Date will be automatically forfeited for no additional consideration immediately following the five‑year anniversary of the Closing Date.
(ii)
Acceleration of Vesting Upon a Change in Control. In the event of a Change in Control (for the avoidance of doubt, as defined in the Merger Agreement) prior to the fifth anniversary of the Closing Date, the vesting of unvested Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the unvested Founder Shares shall be accelerated or the unvested Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the unvested Founder Shares will be forfeited, as follows:
(1)
With respect to the unvested Founder Shares (or SPAC Common Shares issuable or issued upon conversion thereof) that were eligible to vest pursuant to paragraph 7(c)(i)(1), (A) such Founder Shares (or SPAC Common Shares issuable or issued upon conversion thereof) will fully vest as of immediately prior to the closing of such Change in Control if such Change in Control

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constitutes a Triggering Event I and (B) no portion of such Founder Shares (or SPAC Common Shares issuable or issued upon conversion thereof) will vest in connection with such Sale if such Change in Control does not constitute a Triggering Event I.
(2)
Unvested Founder Shares (or SPAC Common Shares issuable or issued upon conversion thereof) that do not vest in accordance with this paragraph 7(c)(ii) upon the occurrence of a Change in Control will be forfeited immediately prior to the closing of such Change in Control and in accordance with paragraph 7(c)(iii).
(3)
For avoidance of doubt, following a transaction or business combination that is not a Change in Control, the equitable adjustment provisions of paragraph 20 shall apply, including, without limitation, to performance vesting criteria.
(4)
Holders of Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares subject to the vesting provisions of this paragraph 7(c) shall be entitled to vote such Founder Shares or SPAC Common Shares and receive dividends and other distributions with respect to such Founder Shares or SPAC Common Shares prior to vesting; provided that dividends and other distributions with respect to Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares that are subject to vesting pursuant to paragraph 7(c)(i) shall be set aside by SPAC and shall only be paid to such holders upon the vesting of such Founder Shares or SPAC Common Shares (if at all); for the avoidance of doubt, (A) such dividends and other distributions shall be paid only on the portion of the unvested Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares that vest and (B) if any dividends or other distributions with respect to Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares that are subject to vesting pursuant to paragraph 7(c)(i) are set aside and such Founder Shares or SPAC Common Shares are subsequently forfeited, such set aside dividends or distributions shall become the property of SPAC.
(iii)
Forfeiture of Founder Shares. If the Closing occurs with the Minimum Cash Condition not being satisfied but otherwise being waived by the Company (such waiver to be made in the Company’s sole discretion), the Sponsor agrees to forfeit at the time of the Closing such number of Founder Shares or shares of SPAC Common Stock issued or issuable upon the conversion of the Founder Shares equal to (A) (1) $100,000,000 minus (2) the Available Closing SPAC Cash divided by (B) $10.00 (the “Available Cash Forfeited Shares”); provided that the number of Available Cash Forfeited Shares shall not be in excess of 718,750 of the Founder Shares owned by the Sponsor as of the date hereof. None of the Available Cash Forfeited Shares shall be Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares subject to vesting pursuant to paragraph 7(c)(i) or paragraph 7(c)(ii).
(iv)
SPAC Transaction Expenses. The Sponsor agrees that to the extent SPAC Transaction Expenses (including any such amounts that become payable as a result of the Closing) that are not Specified Transaction Expenses plus any Permitted Withdrawals used to pay expenses or obligations of SPAC that would be SPAC Transaction Expenses but for the fact that such amounts were paid prior to the Closing exceed the SPAC Transaction Expenses Amount , then the Sponsor shall, as of and conditioned upon the Closing, at its election, either (x) pay any such amount in excess of the SPAC Transaction Expenses Amount (the “Excess Amount”) to SPAC or an account designated by SPAC in cash, by wire transfer of immediately available funds to the account designated by SPAC or (y) forfeit such number of Founder Shares or shares of SPAC Common Stock issued or issuable upon the conversion of the Founder Shares equal to (A) (1) the Excess Amount minus (2) any cash amounts paid pursuant to the foregoing clause (x) divided by (B) $10.00 (the “Transaction Expenses Forfeited Shares” and, together with the Available Cash Forfeited Shares, the “Forfeited Shares”); provided that the number of Transaction Expenses Forfeited Shares shall not be in excess of the number of Founder Shares owned by the Sponsor

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as of the date hereof minus any Available Cash Forfeited Shares. In the event that the amount of any contingent SPAC Transaction Expenses as of immediately prior to the Closing are unknown, the Sponsor and the Company will negotiate in good faith in order to reach agreement on the amount thereof and, in the event that the Sponsor and the Company are unable to reach agreement prior to the Closing, such disagreement shall not delay the Closing and the SPAC Transaction Expenses shall be recalculated each time such contingent amounts crystallize and if such recalculation results in SPAC Transaction Expenses exceeding the Expense Cap or an increase in the amount of such excess, this paragraph 7(c)(iv) shall apply to such excess. None of the Transaction Expenses Forfeited Shares shall be Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares subject to vesting pursuant to paragraph 7(c)(i) or paragraph 7(c)(ii), except to the extent all other Founder Shares have been or shall be forfeited pursuant to paragraph 7(c)(iii) or this paragraph 7(c)(iv).
(v)
Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares that are forfeited pursuant to this paragraph 7(c) shall be automatically transferred by the Sponsor to SPAC, without any consideration for such Transfer, and cancelled.
(d)
Conversion; Waiver of Conversion Ratio Adjustment.
(i)
(A) Section 4.1 of the Memorandum and Articles provides that each share of SPAC Class B Ordinary Share shall automatically convert into one share of SPAC Class A Ordinary Share (the “Initial Conversion Ratio”) at the time of a Business Combination, and (B) Section 4.2 of the Memorandum and Articles provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional SPAC Common Shares are issued in excess of the amounts offered in SPAC’s initial public offering of securities such that the Sponsor and the Insiders, along with any other holders of SPAC Class B Ordinary Shares, shall continue to own 20% of the issued and outstanding shares of Capital Stock after giving effect to such issuance.
(ii)
As of and conditioned upon the Domestication, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.2 of the Memorandum and Articles to receive SPAC Common Shares in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing SPAC Class B Ordinary Shares held by him, her or it, as applicable, in connection with the Domestication as a result of any Adjustment, and, as a result, the shares of SPAC Class B Ordinary Shares shall convert into SPAC Common Shares (or such equivalent security) prior to the Domestication on a one-for-one basis.
(iii)
Without limiting the foregoing, the Sponsor, as the sole holder of SPAC Class B Ordinary Shares prior to the Domestication, shall cause to be converted, immediately prior to the Domestication, each then issued and outstanding SPAC Class B Ordinary Share, on a one-for-one basis, into a SPAC Class A Ordinary Share.
(e)
Bylaws Lockup. SPAC agrees that, for so long as at least one director designated by Sponsor is then serving on the Board of Directors of SPAC, any decision by the Board of Directors of SPAC (or any duly authorized committee thereof) to waive, amend, or repeal the lockup obligations set forth in Section 6.1 of the SPAC Bylaws upon Domestication (the “Bylaws Lockup”) shall include the affirmative vote or consent of at least one director designated by Sponsor.
8.
Each Insider’s biographical information furnished to SPAC and the Representative that is included in the Prospectus or the Proxy Statement, as applicable, is true and accurate in all respects and does not omit any material information with respect to such Insider’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act. Each Insider’s questionnaire furnished to SPAC and the Representative including any such

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information that is included in the Prospectus is true and accurate in all respects. Each Insider represents and warrants that: (i) such Insider is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; and (ii) such Insider has never been convicted of, or pleaded guilty to, any crime (A) involving fraud, (B) relating to any financial transaction or handling of funds of another person or (C) pertaining to any dealings in any securities and such Insider is not currently a defendant in any such criminal proceeding. The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.
9.
Except as disclosed on Schedule 6.08 (Brokers’ Fees) of the Merger Agreement, neither the Sponsor nor any Insider nor any Affiliate of the Sponsor or any Insider, nor any director or officer of SPAC, shall receive from SPAC any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of a Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the Business Combination and each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations in respect thereof shall be due and owing by SPAC or the Company or any of its Subsidiaries from and after the Closing: payment to an Affiliate of the Sponsor for office space and related support services for a total of $30,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating a Business Combination; and repayment of loans, if any, and on such terms as to be determined by SPAC from time to time, made by the Sponsor or certain of SPAC’s officers and directors to finance transaction costs in connection with an intended Business Combination, provided that if SPAC does not consummate a Business Combination, a portion of the working capital held outside the Trust Account may be used by SPAC to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into SPAC Common Shares at a price of $10.00 per share at the option of the lender. Any such shares will be identical to the Private Placement Shares. During the period commencing on the date hereof and ending on the earlier of (i) the consummation of the Closing and (ii) the valid termination of the Merger Agreement, the Sponsor and each Insider agrees not to enter into, modify or amend any Contract between or among the Sponsor, any Insider, anyone related by blood, marriage or adoption to any Insider or any Affiliate of any such Person (other than SPAC or any of its Subsidiaries), on the one hand, and SPAC or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Sponsor Agreement or (y) the Company’s, SPAC’s or Merger Subs’ ability to perform or satisfy any obligation under the Merger Agreement.
10.
The Sponsor and each Insider has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non‑competition or non‑solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of SPAC and each Insider hereby consents to being named in the Prospectus as an officer and/or director of SPAC, as applicable.
11.
As used herein, the following terms shall have the respective meanings set forth below:
(a)
“Business Combination” shall mean a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving SPAC and one or more businesses or entities;
(b)
“Commission” shall mean the U.S. Securities and Exchange Commission;

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(c)
“Founder Shares” shall mean the 7,187,500 SPAC Class B Ordinary Shares owned by the Sponsor;
(d)
“Private Placement Shares” shall mean the 725,000 SPAC Common Shares owned by the Sponsor;
(e)
“Private Placement Units” shall mean the 725,000 Units sold to the Sponsor in a private sale simultaneously with the closing of the Public Offering, all of which have been separated into the underlying SPAC Common Shares and private placement warrants as of the date hereof;
(f)
“Public Offering” shall mean the underwritten initial public offering of 29,475,000 SPAC Common Shares;
(g)
“Public Shareholders” shall mean the holders of securities issued in the Public Offering;
(h)
“Representative” means Citigroup Global Markets Inc.
(i)
“SPAC Capital Stock” shall mean, collectively, the SPAC Common Shares, the Private Placement Shares and the Founder Shares;
(j)
“SPAC Class A Ordinary Share” shall mean SPAC’s Class A Ordinary Share, par value $0.0001 per share;
(k)
“SPAC Class B Ordinary Shares” shall mean SPAC’s Class B Ordinary Share, par value $0.0001 per share;
(l)
“SPAC Common Shares” shall mean, as applicable, SPAC Class A Ordinary Shares prior to the Domestication or SPAC Common Stock following the Domestication;
(m)
“SPAC Common Stock” shall mean common stock of SPAC following the Domestication;
(n)
“Transfer” shall mean the, direct or indirect, voluntary or involuntary, (I) transfer, sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase, distribution or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (II) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (III) public announcement of any intention to effect any transaction specified in clause (I) or (II) above;
(o)
“Trust Account” shall mean the trust fund into which the net proceeds of the Public Offering and a portion of the proceeds from the sale of the Private Placement Shares were deposited;
(p)
“Underwriters” means the underwriters of the Public Offering; and

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(q)
“Units” shall mean the units consisting of one SPAC Class A Ordinary Share and one-quarter of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one SPAC Class A Ordinary Share for $11.50 per share.
12.
This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto and the Company, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement. Each of the parties hereto hereby acknowledges and agrees that the Representative is a third-party beneficiary of this Letter Agreement (solely to the extent such provisions also appeared in the Prior Letter Agreement).
13.
Except as otherwise provided herein, no party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties and the Company (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on SPAC, the Sponsor and each of the Insiders and each of their respective successors, heirs and assigns and permitted transferees.
14.
Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of SPAC, the Sponsor and the Insiders, and, prior to any valid termination of the Merger Agreement, the Company, and their respective successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of SPAC, the Sponsor and each Insider acknowledges and agrees that, until the valid termination of the Merger Agreement, the Company is an express third-party beneficiary of this Sponsor Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Sponsor Agreement as though directly party hereto.
15.
This Sponsor Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
16.
This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
17.
This Sponsor Agreement, and all claims or causes of action (each, an “Action”) based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the

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application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
18.
Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or E‑mail transmission to the receiving party’s address or E‑mail address set forth above or on the receiving party’s signature page hereto; provided that any such notice, consent or request to be given to SPAC or the Company at any time prior to the valid termination of the Merger Agreement shall be given in accordance with the terms of Section 12.02 (Notices) of the Merger Agreement.
19.
This Sponsor Agreement shall terminate on the earlier of (i) the later of (x) the expiration of the applicable lock-up described in paragraph 7(a), and (y) the vesting and/or forfeiture in full of all Founder Shares or SPAC Common Shares issued or issuable upon the conversion of the Founder Shares owned by the Sponsor as of the Closing pursuant to paragraph 7(c); and (ii) the liquidation of SPAC; provided, however, that paragraph 5 of this Sponsor Agreement shall survive such liquidation for a period of six (6) years; provided, further, that paragraph 7(e) of this Sponsor Agreement shall survive until the expiration of the Bylaws Lockup in full; provided, further, that no such termination shall relieve the Sponsor, any Insider or SPAC from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination.
20.
Each of the Sponsor and the Insiders hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to SPAC and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or its, his or her Founder Shares or Private

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Placement Shares, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of such Person’s obligations under this Sponsor Agreement; (vi) except for fees described on Schedule 6.08 (Brokers’ Fees) of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, SPAC, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which SPAC, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) except as otherwise described in this Sponsor Agreement, such Person has the direct or indirect interest in all of its, his or her SPAC Common Shares, Founder Shares and Private Placement Shares, which are held through the Sponsor, the Sponsor has good title to all such Founder Shares and Private Placement Shares and any SPAC Common Shares held by the Sponsor, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities) (other than transfer restrictions under the Securities Act) affecting any such securities, other than pursuant to (A) this Sponsor Agreement, (B) the Memorandum and Articles, (C) the Merger Agreement, (D) that certain Amended Registration Rights Agreement, dated as of the date hereof, or (E) any applicable securities Laws; (x) the Founder Shares and Private Placement Shares listed on Annex A are the only equity securities in SPAC (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of SPAC) owned of record or beneficially by such Person as of the date hereof and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares and Private Placement Shares and none of such Founder Shares or Private Placement Shares is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Shares, except as provided in this Sponsor Agreement.
21.
If, and as often as, there are any changes in SPAC, the SPAC Common Shares, the Founder Shares or the Private Placement Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, SPAC’s successor or the surviving entity of such transaction, the SPAC Common Shares, the Founder Shares or the Private Placement Shares, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the performance criteria set forth in paragraph 7(c).
22.
Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

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Sincerely,

Sponsor:

Churchill Sponsor IX LLC

By:
Name: [●]
Title: [●]

Insiders:

By:
	Name:	Michael Klein
	Address:	c/o Churchill Capital Corp IX
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E‑mail:	[***]

By:
	Name:	Jay Taragin
	Address:	c/o Churchill Capital Corp IX
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E‑mail:	[***]

By:
	Name:	Stephen Murphy
	Address:	c/o Churchill Capital Corp IX
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E‑mail:	[***]

[Signature Page to Sponsor Agreement]

By:
	Name:	William Sherman
	Address:	c/o Churchill Capital Corp IX
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E‑mail:	[***]

By:
	Name:	Paul Lapping
	Address:	c/o Churchill Capital Corp IX
640 Fifth Avenue, 12th Floor
New York, NY 10019
	E‑mail:	[***]

Acknowledged and Agreed:

Churchill Capital Corp IX

By:
	Name:	Jay Taragin
	Title:	Chief Financial Officer

[Signature Page to Sponsor Agreement]

Annex A

	Founder Shares*	Vesting Founder Shares	Private Placement Shares
Churchill Sponsor IX LLC**	7,187,500	1,078,125	725,000

* Includes SPAC Common Shares issued or issuable upon the conversion of the Founder Shares.

** Michael Klein may be deemed to beneficially own the Founder Shares and Private Placement Shares owned by Churchill Sponsor IX LLC.

Annex A

EXHIBIT D

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is being executed and delivered as of June [5], 2025, by and among the Person named on the signature page hereto (the “Stockholder”), Churchill Capital Corp IX, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation) (“SPAC”), and Plus Automation, Inc., a Delaware corporation (the “Company”). For purposes of this Agreement, SPAC, the Company and the Stockholder are each a “Party” and collectively the “Parties.” Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement (as defined below).

R E C I T A L S

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC, AL Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of SPAC (“Merger Sub I”), and AL Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) are entering into an Agreement and Plan of Merger and Reorganization (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, pursuant to and subject to the terms and conditions of the Merger Agreement, the Company will enter into a business combination with SPAC and Merger Subs;

WHEREAS, prior to the consummation of the transactions contemplated by the Merger Agreement, SPAC shall domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Companies Act (as revised);

WHEREAS, as of the date hereof, the Stockholder is the record and/or beneficial owner of the shares of Company Common Stock and Company Preferred Stock set forth next to the Stockholder’s name on the signature pages hereto (such shares of stock, together with any additional shares of Company Common Stock and/or Company Preferred Stock in which the Stockholder acquires record and beneficial ownership or otherwise becomes entitled to exercise voting power after the date hereof, including by purchase or upon exercise or conversion of any securities convertible into or exercisable or exchangeable for shares of Company Common Stock and/or Company Preferred Stock, the “Subject Shares”); and

WHEREAS, the Stockholder is entering into this Agreement in order to induce SPAC and the Company to enter into the Merger Agreement and the other Transaction Agreements and consummate the Transactions, pursuant to which the Stockholder will directly or indirectly receive a material benefit.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby covenants and agrees as follows:

Section 1. Voting; Support; Termination of Certain Agreements.

(a)
From the date of this Agreement until the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”), at each meeting of the stockholders of the Company (including each meeting of the holders of any given class or series of Company Stock), and in any written consent or resolutions of any of the stockholders of the Company in which the Stockholder is entitled to vote or consent, the Stockholder hereby unconditionally and irrevocably agrees to be present or otherwise cause the Subject Shares to be counted as present for such meeting for purposes of establishing a quorum, and vote (in person or by proxy), consent (or cause to be voted or consented) to any action by any written consent or resolution with respect to, as applicable, the Subject Shares and any other equity interests of the Company over which the Stockholder has voting power as of the applicable record date (i) in favor of, and to adopt and approve, the Merger Agreement, the other Transaction Agreements and the Transactions (and any actions required in furtherance thereof), (ii) in favor of any other matters required to be approved

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or adopted by the stockholders of the Company, including the conversion of all of the Company Preferred Stock and the Company SAFEs into shares of Company Common Stock (the “Conversion of Securities”), to the extent required for the Company to carry out its obligations under the Merger Agreement, and (iii) in opposition to: (A) any Acquisition Transaction and any and all other proposals (x) that could reasonably be expected to materially delay or impair the ability of the Company to consummate the Transactions, (y) which are in competition with or materially inconsistent with the Merger Agreement or any other Transaction Agreement or (z) that would reasonably be expected to result in a material breach of any representation, warranty, covenant, obligation or agreement of the Company contained in the Merger Agreement or any other Transaction Agreement; or (B) any other action or proposal involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, or materially impede, materially interfere with, materially delay, materially postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, in each case except in connection with a Permitted Equity Financing. Unless the Merger Agreement is validly terminated, the Stockholder hereby unconditionally and irrevocably agrees during the Voting Period to execute and deliver the Written Consent (substantially in the form attached as Exhibit L to the Merger Agreement, with such changes as may be mutually agreed among the Company, SPAC and the Stockholder) to the Company (for delivery to SPAC) within forty-eight (48) hours of the Proxy Clearance Date.
(b)
For the avoidance of doubt, nothing in this Agreement shall require the Stockholder to vote in any manner with respect to any amendment to the Merger Agreement in a manner that decreases the Per Share Merger Consideration, changes the form of the Per Share Merger Consideration or is materially adverse to such Stockholder or the Company’s stockholders generally. Except as expressly set forth in this Section 1, the Stockholders shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.
(c)
During the Voting Period, the Stockholder agrees to execute and deliver all related documentation and take such other actions in support of the Merger, the Conversion of Securities, the Merger Agreement, any other Transaction Agreements and any of the Transactions as shall reasonably be requested by the Company or SPAC in order to carry out the terms and provision of this Section 1, including, without limitation, (i) any applicable Transaction Agreements (including, without limitation and to the extent applicable, the Registration Rights Agreement), (ii) an instrument of conversion effecting the Conversion of Securities (or other similar documentation reasonably requested by SPAC or the Company) with respect to each share of Company Preferred Stock or Company SAFE, as applicable, held by the Stockholder to be held in escrow by the Company until, and effective as of, the Closing, (iii) any actions contemplated by the Written Consent presented to the Stockholder, and (iv) any applicable customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents.
(d)
During the Voting Period, the Stockholder agrees not to deposit, and to cause its Affiliates not to deposit, any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with respect to the voting of such Subject Shares (other than this Agreement and the Company Stockholder Agreements), unless specifically requested to do so by the Company and SPAC in connection with the Merger Agreement, the other Transaction Agreements or the Transactions.
(e)
The Stockholder agrees (i) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law, including pursuant to the DGCL, at any time with respect to the Merger Agreement, the other Transaction Agreements and the Transactions and (ii) not to commence, join in, facilitate, assist, encourage or participate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against the Company, SPAC or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Company Board in connection with this Agreement, the Merger Agreement or the Merger, in each case other than a claim by the Company under the Merger Agreement.

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(f)
Other than as permitted under Section 1(g), the Stockholder agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without SPAC’s and the Company’s prior written consent, (i) make or attempt to make any transfer or pledge, or grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement or the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any of the Subject Shares, (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Subject Shares, (iv) publicly announce any intention to effect any transaction specified in clauses (i), (ii) or (iii), (v) permit to exist any Lien with respect to any or all of the Subject Shares other than those created by this Agreement and the Company Stockholder Agreements, or (vi) take any action with the intent to prevent or materially impede, interfere with or adversely affect the Stockholder’s ability to perform its obligations under this Section 1. The Company hereby agrees to reasonably cooperate with SPAC in enforcing the transfer restrictions set forth in this Section 1. During the Voting Period, the Company will not register or otherwise recognize the transfer (book-entry or otherwise) of any of the Subject Shares or any certificate or uncertificated interest representing any of the Subject Shares, except as permitted by, and in accordance with, Section 1(g) herein.
(g)
Section 1(f) shall not prohibit a transfer of the Subject Shares by the Stockholder (i) by gift, will or intestate succession upon the death of the Stockholder, (ii) to any Permitted Transferee (as defined below), (iii) pursuant to a court order related to the distribution of assets in connection with the dissolution of marriage or civil union or (iv) pursuant to the settlement, exercise, termination or vesting of Company Equity Awards held by a Stockholder, solely in order to (x) pay the exercise price of such Company Equity Awards or (y) satisfy taxes applicable thereto; provided, however, that in the case of clause (ii) it shall be a condition to such transfer that the transferee(s) agree(s) to be bound by the terms of this Agreement and executes and delivers to the Parties a written consent and joinder memorializing such agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of the Stockholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust for the direct or indirect benefit of the Stockholder or an immediate family member of the Stockholder, (C) to any controlled Affiliate of the Stockholder, (D) if the Stockholder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust and (E) if the Stockholder is an entity, as a distribution to its limited partners, stockholders, members of, or owners of similar equity interests in the Stockholder, including, for the avoidance of doubt, where the Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership, and, in each case, to any charitable foundation or charitable organization, including donor advised funds.
(h)
During the Voting Period, in the event of any equity dividend or distribution, or any change in the equity interests of the Company by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in the transactions described in the foregoing. The Stockholder agrees, while this Agreement is in effect, to notify SPAC promptly in writing (including by e-mail) of the number of any additional Subject Shares acquired by the Stockholder, if any, as of the Proxy Clearance Date.
(i)
During the Voting Period, the Stockholder agrees to promptly provide to SPAC, the Company and their respective Representatives any information regarding the Stockholder or the Subject Shares that is reasonably requested by SPAC, the Company or their respective Representatives and required in order for the Company and SPAC to comply with its respective obligations under Section 7.03 or 9.02 of the Merger Agreement.
(j)
The Stockholder hereby consents to, and agrees that, conditioned upon the Closing of the Merger and effective as of the First Effective Time, each of the Contracts listed on Schedule A attached hereto shall terminate (and any amendment necessary to effectuate any such termination shall be deemed agreed to and made pursuant to this Section 1(j) and the corresponding provisions of any other Company Voting and Support Agreement) in full automatically and without any further action by any Person and such agreements shall be of no further force and effect

A-D-3

and without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations, including notice obligations, of any of the relevant parties thereunder following the Closing.
(k)
The Stockholder hereby waives any and all notice rights with respect to the Transactions under the Company Stockholder Agreements.
(l)
The obligations of the Stockholder specified in this Section 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by the Company Board.

Section 2. Further Assurances. The Stockholder agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments as SPAC may reasonably request to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Stockholder agrees that it shall, and shall cause its Affiliates to, (i) file or supply, or cause to be filed or supplied, in connection with the Transactions, all notifications and filings (or, if required by the relevant Governmental Authorities, drafts thereof) required to be filed or supplied pursuant to the HSR Act or other regulatory Laws as promptly as practicable after the date hereof (and all filings under the HSR Act shall not be withdrawn or otherwise rescinded without the prior written consent of SPAC) and (ii) use its reasonable best efforts to provide, or cause to be provided, to the extent permitted by the applicable Governmental Authority, any information requested by such Governmental Authority in connection therewith.

Section 3. Binding Effect of Merger Agreement. The Stockholder hereby acknowledges that it has read the Merger Agreement, including with respect to the treatment of its Subject Shares under the terms of the Merger Agreement, and has had the opportunity to consult with its tax and legal advisors. The Stockholder shall be bound by and comply with Sections 9.05 (Confidentiality; Publicity) and 9.03 (Exclusivity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) the first reference to the “Company” contained in Section 9.03 of the Merger Agreement also referred to such Stockholder.

Section 4. Consent to Disclosure. The Stockholder hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable Securities Laws, NASDAQ or the SEC or any other securities authorities, any other documents or communications provided by SPAC or the Company to any Governmental Authority or to securityholders of SPAC) of the Stockholder’s identity and record and/or ownership of the Subject Shares and the nature of the Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and the Transaction Agreements and, if deemed appropriate by SPAC or the Company, a copy of this Agreement. The Stockholder will promptly provide any information reasonably requested by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 5. Stockholder Representations and Warranties. The Stockholder represents and warrants to SPAC and the Company as follows.

(a) Organization; Authorization. If the Stockholder is not an individual, it is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Stockholder. In the event that the Stockholder is an individual, the Stockholder has full requisite power, right and legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder.

(b) Ownership of the Subject Shares. As of the date of this Agreement, the Stockholder is the record and/or beneficial owner of, and has good and valid title to, all of the Subject Shares and Company Equity Awards set forth on the Stockholder’s signature page hereto, free and clear of any Lien, or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Shares), except (i) transfer restrictions under the Securities Act and any other applicable Securities Laws, (ii) prior to the Closing, the Company Stockholder Agreements and (iii) this Agreement. The Subject Shares and Company Equity Awards set forth on the signature

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pages hereto are the only securities of the Company owned of record by the Stockholder. The Stockholder has the right to transfer and direct the voting of the Subject Shares and, other than the Company Stockholder Agreements, none of the Subject Shares are subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as expressly provided herein for the benefit of SPAC or as would not reasonably be expected, individually or in the aggregate, to prevent or materially impede, interfere with or adversely affect the Stockholder’s ability to perform its obligations hereunder.

(c) Authority. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery hereof by the other Parties hereto and that this Agreement constitutes a legally valid and binding agreement of such Parties, this Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Stockholder.

(d) Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its, his or her obligations hereunder will not, (i) result in a violation of applicable Law applicable to such Stockholder, (ii) if the Stockholder is not an individual, conflict with or result in a violation of the governing or organizational documents of the Stockholder, (iii) require any consent or approval that has not been given or other action that has not been taken by any Person under any Contract to which Stockholder is a party, or (iv) result in the creation or imposition of any Lien on the Subject Shares, except in the case of clauses (i), (iii) and (iv), as would not reasonably be expected, individually or in the aggregate, to prevent or materially impede, interfere with or adversely affect the Stockholder’s ability to perform its obligations hereunder, under the Merger Agreement or any other Transaction Agreement or to consummate the Transactions. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for either the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby that has not been obtained.

(e) Trusts. If the Stockholder is the beneficial owner of any of the Subject Shares held in trust, no consent of any beneficiary of such trust is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by the Merger Agreement.

(f) Acknowledgement. The Stockholder understands and acknowledges that SPAC is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholder.

(g) No Action. As of the date of this Agreement, there is no Action pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that challenges the beneficial or record ownership of the Subject Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

Section 6. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC, any of its Subsidiaries or any of their respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and neither SPAC nor any of its Subsidiaries shall have any authority to direct the Stockholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 7. Remedies. The Stockholder acknowledges and agrees that the rights of each Party contemplated by this Agreement are unique. It is accordingly agreed that the Parties shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Stockholder’s obligations to vote the Subject Shares as provided in this Agreement, without proof of actual damages or the inadequacy of monetary damages as a remedy prior to the valid termination of this Agreement, in an appropriate court of competent jurisdiction as set forth in Section 9, this being in addition to any other remedy to which any Party is entitled at law or in equity, including money damages. Each Party further agrees not to oppose the granting of specific performance and other equitable

A-D-5

relief on the basis that an adequate remedy at law exists or that specific performance is not an appropriate remedy for any reason at law or in equity. The right to specific enforcement shall include the right of the Parties to cause the other Parties to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Agreement. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. The parties acknowledge and agree that this Section 7 is an integral part of the transactions contemplated hereby and without that right, the Parties would not have entered into this Agreement.

Section 8. Severability. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, and the Parties shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law (ii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement. To the extent necessary, the Parties shall amend or otherwise modify this Agreement to replace any provision that is held invalid, illegal, or unenforceable with a valid and enforceable provision that gives effect to the intent of the Parties. Without limiting the foregoing, if any covenant of the Stockholder in this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, shall be effective, binding and enforceable against the Stockholder.

Section 9. Governing Law; Jurisdiction; Waiver of Trial by Jury; Enforcement. Sections 12.06, 12.12 and 12.13 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

Section 10. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any extension or waiver in favor of the Stockholder of any provision hereto shall be valid only if set forth in an instrument in writing signed by SPAC and the Company, approved by action of the board of directors (or equivalent governing body) or duly authorized officers of each of SPAC and the Company, and provided, that any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 11. Captions; Counterparts. The provisions of Section 12.07 of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.

Section 12. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that, except in connection with a transfer of the Subject Shares by the Stockholder as described in Section 1(g) herein, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, and any attempted assignment in violation of this Section 12 shall be null and void ab initio, except that the Company, SPAC or any of their respective Subsidiaries may transfer or assign its rights and obligations under this Agreement, in whole or in part, to one or more of its Affiliates at any time (provided that such Party remains fully responsible for the performance of its obligations hereunder); provided that no such transfer or assignment shall relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other Party; provided, further, each Non-Recourse Party shall be a third party beneficiary with respect to the provisions of Section 19 and entitled to enforce the terms thereof.

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Section 13. Trusts. If applicable, for purposes of this Agreement, the Stockholder with respect to any of the Subject Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

Section 14. Amendments. This Agreement may only be amended or modified by an instrument in writing signed by each of the Stockholder, SPAC and the Company.

Section 15. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), and, notwithstanding the foregoing, notices delivered by any other means shall be effective only upon actual receipt, addressed as follows:

(i) If to SPAC, to:

Churchill Capital Corp IX
640 Fifth Avenue, 14th Floor
New York, NY 10019
Attn:	Jay Taragin
Email:	[***]

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 7th Avenue
New York, NY 10019

Attn:	Greg Astrachan
Sean Ewen
Esther Chang

Email:	[***] [***] [***]

(ii) If to the Company, to:

Plus Automation, Inc.
3315 Scott Boulevard, Suite 300.
Santa Clara, CA 95054
Attn:	David Liu
Email:	[***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
701 Fifth Avenue, Suite 5100
Seattle, WA 98104-7036

Attn:	Michael Nordtvedt
Jeana S. Kim
Remi P. Korenblit

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Email:	[***]
[***]
[***]

(iii) If to the Stockholder, to the address set forth on the signature page hereto.

Section 16. Effectiveness; Termination. This Agreement shall become effective as of the date hereof and shall automatically terminate (without the requirement of any action by any party hereto) and be of no further force or effect, without any further obligation or liability of the any Person under this Agreement, upon the earliest to occur of (a) the Closing, (b) the date on which the Merger Agreement is terminated in accordance with its terms prior to the Closing Date, (c) the mutual written consent of SPAC, the Company and the Stockholder and (d) the time of any modification, amendment or waiver of the Merger Agreement or any other Transaction Agreement without the Stockholder’s prior written consent; provided, however, that nothing in this Section 16 shall relieve any Party from liability for any willful breach of any covenant or obligation contained in this Agreement by such Party prior to the termination of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Section 16 shall survive any termination of this Agreement.

Section 17. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 18. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Stockholder is signing this Agreement solely in the Stockholder’s capacity as a stockholder of the Company and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions of, or require the taking of any actions by, the Stockholder or any Affiliate, employee or designee of the Stockholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

Section 19. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (including any Permitted Transferees) and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any Party or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate (other than the Stockholder) of any of the foregoing, including the Company (each, unless a Permitted Transferee, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party. For the avoidance of doubt, nothing in this Section 19 shall be deemed to limit, restrict or otherwise affect in any way any rights or remedies available under the Merger Agreement. The Stockholder (or its Affiliates) shall not be liable in its capacity as a stockholder of the Company for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement by the Company. In no event shall the Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under this Agreement (or any other Company Voting and Support Agreement) of any other stockholder of the Company.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.

CHURCHILL CAPITAL CORP IX

By:

Name:
Title:

[Signature Page to Company Voting and Support Agreement]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.

PLUS AUTOMATION, INC.

By:

Name:
Title:

[Signature Page to Company Voting and Support Agreement]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.

STOCKHOLDER:

Printed Name:

Signature:
By (if an entity):
Title (if an entity):
Email:
Mailing Address:

Shares Owned:

Equity Awards Owned:

[Signature Page to Company Voting and Support Agreement]

Schedule A – Contracts To Be Terminated

1.
Voting Agreement, dated as of July 31, 2023, by and among the Company and the persons and entities listed on Schedule A and Schedule B thereto, as amended
2.
Transfer Restriction Agreement, dated as of July 31, 2023, by and among the Company and the persons and entities listed on Schedule A and Schedule B thereto
3.
Investors’ Rights Agreement dated as of July 31, 2023 by and among the Company and certain Holders

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Exhibit A

Merger Agreement

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Exhibit E

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, this “A&R Registration Rights Agreement”), dated as of June 5, 2025 is made and entered into by and among (i) PLUSAI HOLDINGS, INC. (f/k/a Churchill Acquisition Corp IX), a Delaware corporation (the “PubCo”); (ii) each of the Persons identified on the signature pages hereto or on the signature pages to a joinder in the form attached to this A&R Registration Rights Agreement as Exhibit A under the heading “Company Shareholders” or “Insiders”; and (iii) Churchill Sponsor IX LLC, a Delaware limited liability company (the “Sponsor”). Each of PubCo, the Company Shareholders, the Insiders and the Sponsor may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, simultaneously with the execution and delivery of this Agreement, PubCo has entered into that certain Agreement and Plan of Merger and Reorganization, dated as of June 5, 2025 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), by and among PubCo, AI Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), AI Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), and Plus Automation, Inc., a Delaware corporation (the “Company”), in connection with the business combination set forth in the Merger Agreement;

WHEREAS, on or prior to the Effective Date and subject to the conditions of the Merger Agreement, PubCo will transfer by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”);

Whereas, pursuant to the Merger Agreement, (a) Merger Sub I will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) (the “First Merger”), and (b) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”);

Whereas, pursuant to the Merger Agreement, holders of Company equity securities, will receive shares of Common Stock (as defined herein) or rights to acquire Common Stock;

Whereas, PubCo, Sponsor and certain other PubCo stockholders (the “Existing Holders”) are party to that certain Registration Rights Agreement, dated as of May 1, 2024 (the “Original RRA”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, any of the terms of the Original RRA may be amended with the written consent of PubCo and Existing Holders holding a majority in interest of the Registrable Securities (the “Requisite Holders”);

Whereas, in connection with the execution of this A&R Registration Rights Agreement, PubCo and the Requisite Holders desire to amend and restate the Original RRA and as set forth in this A&R Registration Rights Agreement; and

Whereas, the Parties desire to set forth their agreement with respect to registration rights and certain other matters, in each case in accordance with the terms and conditions of this A&R Registration Rights Agreement.

NOW, THEREFORE, in consideration of the representations, mutual covenants and agreements contained in this A&R Registration Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

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ARTICLE 1

DEFINITIONS

Section 1.1. Definitions. As used in this A&R Registration Rights Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such public disclosure.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this A&R Registration Rights Agreement.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Closing Date Lock-Up Shares” means the Equity Securities of PubCo held by the Holders as of the Closing Date, including Common Stock and Common Stock issuable upon exercise of any warrants, options or other rights.

“Common Stock” means shares of the Class A common stock, par value $0.0001 per share, of PubCo, and shares of Class B common stock, par value $0.0001 per share, of PubCo, including (i) any shares of such Class A common stock or Class B common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock or Class B common stock and (ii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to such Class A common stock or Class B common stock by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Company” has the meaning set forth in the Recitals.

“Company Shareholders” means each undersigned party not identified as an “Insider” or “Sponsor” on the signature pages or Joinders attached hereto.

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“Demand Delay” has the meaning set forth in Section 2.2(a)(ii).

“Demand Initiating Holders” has the meaning set forth in Section 2.2(a).

“Demand Registration” has the meaning set forth in Section 2.2(a).

“Earnout Shares” has the meaning given to such term in the Merger Agreement.

“Effective Date” has the meaning set forth in Section 1.3.

“Effectiveness Period” has the meaning set forth in Section 2.5(a).

“Eligible Demand Participation Holders” means any Holder or group of Holders, that together elects to dispose of Registrable Securities having an aggregate value of at least $50,000,000, at the time of the demand for registration, solely with respect to Registrable Securities that have been released from the Lock-Up restrictions of Section 3.1.

“Eligible Take-Down Holders” means each Holder, solely with respect to Registrable Securities that have been released from the Lock-Up restrictions of Section 3.1.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any individual, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this A&R Registration Rights Agreement pursuant to Section 4.1.

“Insiders” means each undersigned party identified as an “Insider” on the signature pages attached hereto.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lock-Up Earnout Shares” means the Equity Securities of PubCo held by the Holders that constitute Earnout Shares (as defined in the Merger Agreement).

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“Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is three hundred sixty (360) days thereafter.

“Lock-Up Shares” means the Closing Date Lock-Up Shares and Lock-Up Earnout Shares.

“Marketed” means an Underwritten Shelf Take-Down or other Underwritten Offering, as applicable, that involves the use or involvement of a customary “road show” (including an “electronic road show”) or other substantial marketing effort by Underwriters over a period of at least 48 hours.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub I” has the meaning set forth in the Recitals.

“Merger Sub II” has the meaning set forth in the Recitals.

“Merger Subs” has the meaning set forth in the Recitals.

“Mergers” has the meaning set forth in the Recitals.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Non-Marketed” means an Underwritten Shelf Take-Down that is not a Marketed Underwritten Shelf Take-Down.

“Non-Marketed Underwritten Shelf Take-Down Selling Holders” has the meaning set forth in Section 2.1(d)(iv)(B).

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to Transfer such Registrable Securities prior to the expiration of the Lock-up Period under this A&R Registration Rights Agreement pursuant to Section 3.1(b)(i)-(xiii) hereof and under any other applicable agreement between such Holder and PubCo, and to any Transferee thereafter.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Plus Founder Shares” means with respect to each of David Liu and Hao Zheng, 90% of the Equity Securities of PubCo held (directly or indirectly) or otherwise beneficially owned by such Holder.

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Reduced Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is one hundred eighty (180) days thereafter.

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“Registrable Securities” means (i) (a) any shares of Common Stock and (b) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clause (a) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case Beneficially Owned by a Holder as of immediately following the Closing and (ii) any Earnout Shares; provided, however, that any such Registrable Securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, Transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement; (B) such Registrable Securities shall have ceased to be outstanding; (C) such Registrable Securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction; (D) such Registrable Securities shall have been otherwise Transferred by a Holder, a new certificate or book-entry for such security not bearing a legend restricting further Transfer shall have been delivered by PubCo and subsequent public distribution of such security shall not require registration under the Securities Act; or (E) such Registrable Securities are eligible for resale without registration pursuant to Rule 144 under the Securities Act (or any successor rule promulgated thereafter by the SEC) without volume or manner-of-sale restrictions and without the requirement for PubCo to be in compliance with the current public information required by Rule 144(i)(2) under the Securities Act.

“Registration” means a registration, including any related Shelf Take-Down, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration or other Transfer pursuant to the terms of this A&R Registration Rights Agreement, including (a) all SEC, stock exchange and FINRA registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA (or any successor provision), and of its counsel), (b) all fees and expenses of complying with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of the Registrable Securities), (c) all printing, messenger and delivery expenses, (d) the reasonable fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange and all rating agency fees, (e) the reasonable fees and disbursements of counsel for PubCo and of its independent public accountants, including the expenses of any special audits and/or comfort letters required by or incident to such performance and compliance, (f) the reasonable and documented fees and out-of-pocket expenses of one counsel for all of the Holders participating in an Underwritten Offering, selected by such Holders that own a majority of the Registrable Securities participating in such Registration or other Transfer; provided, however, that such reimbursable fees and expenses of counsel shall not exceed $50,000, per Registration and (g) any other reasonable and documented fees and distributions customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this A&R Registration Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Shelf Holder” means any Holder that owns Registrable Securities that have been registered on a Shelf Registration Statement.

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

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“Shelf Registration Statement” means a Registration Statement of PubCo filed with the SEC on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if PubCo is not permitted to file a Registration Statement on Form S-3, a Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act covering the Registrable Securities, as applicable.

“Shelf Suspension” has the meaning set forth in Section 2.1(c).

“Shelf Take-Down” means any offering or sale of Registrable Securities initiated by a Shelf Take-Down Initiating Holder pursuant to a Shelf Registration Statement.

“Shelf Take-Down Initiating Holders” has the meaning set forth in Section 2.1(d).

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Agreement” means that certain Amended and Restated Letter Agreement, dated as of [•], by and among the Sponsor and PubCo, as amended, restated, modified or supplemented from time to time.

“Subsequent Shelf Registration” has the meaning set forth in Section 2.1(b).

“Take-Down Participation Notice” has the meaning set forth in Section 2.1(d)(iv)(C).

“Take-Down Tagging Holder” has the meaning set forth in Section 2.1(d)(iv)(B).

“Trading Day” means a day on which the principal United States securities exchange on which the Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means to (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, or any right or interest therein, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B). The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Triggering Event I” means the VWAP of the Class A Common Stock is at any time greater than or equal to $12.00 over any fifteen (15) Trading Days within any one hundred eighty (180) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to PubCo’s Class A Common Stock).

“Triggering Event II” means the VWAP of PubCo’s Class A Common Stock is at any time greater than or equal to $14.00 over any fifteen (15) Trading Days within any three hundred sixty (360) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to PubCo’s Class A Common Stock).

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

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“Underwritten Shelf Take-Down” has the meaning set forth in Section 2.1(d)(ii)(A).

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 2.1(d)(ii)(A).

“VWAP” for any security as of any trading day means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such shall be the fair market value per share on such day as reasonably determined by the Board of Directors (including for the avoidance of doubt a duly authorized committee thereof).

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

Section 1.2.  Interpretive Provisions. For all purposes of this A&R Registration Rights Agreement, except as otherwise provided in this A&R Registration Rights Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b)  the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this A&R Registration Rights Agreement, refer to this A&R Registration Rights Agreement as a whole and not to any particular provision of this A&R Registration Rights Agreement;

(c) references in this A&R Registration Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d) whenever the words “include”, “includes” or “including” are used in this A&R Registration Rights Agreement, they shall mean “without limitation;”

(e) the captions and headings of this A&R Registration Rights Agreement are for convenience of reference only and shall not affect the interpretation of this A&R Registration Rights Agreement; and

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

Section 1.3. Effectiveness. This Agreement shall become effective upon the Closing (as such term is defined in the Merger Agreement) (the “Effective Date”) and shall be of no further force or effect upon any termination of the Merger Agreement (without liability to either party).

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ARTICLE 2

REGISTRATION RIGHTS

Section 2.1. Shelf Registration.

(a) Filing. PubCo shall use commercially reasonable efforts to file within thirty (30) business days following the Closing Date a Shelf Registration Statement covering the resale of all Registrable Securities (except as determined by PubCo pursuant to Section 2.7 as of two Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective under the Securities Act as soon as reasonably practicable after such filing, but in no event later than the 105th calendar day (or 165th calendar day if the SEC notifies PubCo that it will “review” the Shelf Registration Statement) after the Closing Date. PubCo shall maintain such Shelf Registration Statement in accordance with the terms of this A&R Registration Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Shelf Registration Statement have been sold or cease to be Registrable Securities. In the event PubCo files a Shelf Registration Statement on Form S-1, PubCo shall use its commercially reasonable efforts to convert such Shelf Registration Statement (and any Subsequent Shelf Registration) to a Shelf Registration Statement on Form S-3 as soon as reasonably practicable after PubCo is eligible to use Form S-3. PubCo shall also use its commercially reasonable efforts to file any replacement or additional Shelf Registration Statement and use commercially reasonable efforts to cause such replacement or additional Shelf Registration Statement to become effective prior to the expiration of the initial Shelf Registration Statement filed pursuant to this Section 2.1(a).

(b) Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while there remain any Registrable Securities registered by such Shelf Registration Statement, PubCo shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities registered by such prior Shelf Registration Statement. If a Subsequent Shelf Registration is filed, PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as of which all Registrable Securities registered by such Subsequent Shelf Registration have been sold or cease to be Registrable Securities.

(c) Suspension of Filing or Registration. Upon receipt of written notice from the Company that a Shelf Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until they have received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement (it being understood that PubCo hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until they are advised in writing by PubCo that the use of the Registration Statement or Prospectus may be resumed. PubCo shall be entitled to delay or postpone the filing or effectiveness of a Shelf Registration Statement, and from time to time to require the Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of a Shelf Registration Statement at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Shelf Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control; provided, however, that PubCo shall have a period of not more than ninety (90) days within which to delay the filing or effectiveness (but not the preparation) of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Holders of such Shelf Registration Statement (in each case, a “Shelf Suspension”); provided, however, that PubCo shall not be permitted to exercise in any twelve (12) month period (i) more than two (2) Shelf Suspensions

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pursuant to this Section 2.1(c) and Demand Delays pursuant to Section 2.2(a)(ii) in the aggregate, unless consented to in writing by Holders holding a majority of the Registrable Securities or (ii) aggregate Shelf Suspensions pursuant to this Section 2.1(c) and Demand Delays pursuant to Section 2.2(a)(ii) of more than one hundred fifty (150) days. Each Holder shall keep confidential the fact that a Shelf Suspension is in effect and the contents of any notice by PubCo of a Shelf Suspension for the permitted duration of the Shelf Suspension or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential or (C) as required by law or subpoena. In the case of a Shelf Suspension that occurs after the effectiveness of the applicable Shelf Registration Statement, the Holders agree to suspend use of the applicable Prospectus for the permitted duration of such Shelf Suspension in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of written notice by PubCo. PubCo shall immediately notify the Holders or Shelf Holders, as applicable, upon the termination of any Shelf Suspension, and (i) in the case of a Shelf Registration Statement that has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its commercially reasonable efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case of an effective Shelf Registration Statement, shall amend or supplement the Prospectus, if necessary, so it does not contain any Misstatement prior to the expiration of the Shelf Suspension and furnish to the Shelf Holders such numbers of copies of the Prospectus as so amended or supplemented as the Shelf Holders may reasonably request. PubCo agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement if required by the registration form used by PubCo for the Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Shelf Holders Beneficially Owning a majority of the Registrable Securities then outstanding.

(d) Shelf Take-Downs.

(i) Generally. Subject to the terms and provisions of this Article 2 (including Section 2.2(d)), an Eligible Take-Down Holder may initiate a Shelf Take-Down (the then Eligible Take-Down Holder, the “Shelf Take-Down Initiating Holder”) that, at the option of such Shelf Take-Down Initiating Holder (A) is in the form of an Underwritten Shelf Take-Down or a Shelf Take-Down that is not an Underwritten Shelf Take-Down and (B) in the case of an Underwritten Shelf Take-Down, is Non-Marketed or Marketed, in each case, as shall be specified in the written demand delivered by the Shelf Take-Down Initiating Holder to PubCo pursuant to the provisions of this Section 2.1(d). For the avoidance of doubt, an Eligible Take-Down Holder that is not a Shelf Take-Down Initiating Holder cannot initiate a Shelf Take-Down.

(ii) Underwritten Shelf Take-Downs.

(A) A Shelf Take-Down Initiating Holder may elect in a written demand delivered to PubCo (an “Underwritten Shelf Take-Down Notice”) for any Shelf Take-Down that it has initiated to be in the form of an Underwritten Offering (an “Underwritten Shelf Take-Down”), and PubCo shall, if so requested, file and effect an amendment or supplement of the Shelf Registration Statement for such purpose as soon as practicable; provided, that any such Underwritten Shelf Take-Down must comply with Section 2.2(d) and involve the offer and sale of Registrable Securities having a reasonably anticipated net aggregate offering price (after deduction of Underwriter commissions) of at least (I) in the case of any Marketed Underwritten Shelf Take-Down, $50,000,000 and (II) in the case of any Non-Marketed Underwritten Shelf Take-Down, $30,000,000 unless such Non-Marketed Underwritten Shelf Take-Down is for all of the Registrable Securities then held by the applicable Shelf Take-Down Initiating Holder (in which case there is no minimum other than the inclusion of all of such Registrable Securities). PubCo shall have the right to select the Underwriter or Underwriters to administer such Underwritten Shelf Take-Down; provided, that such Underwriter or Underwriters shall be reasonably acceptable to the Shelf Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Shelf Take-Down subject to the limitations of this Section 2.1(d)(ii)(B).

(B) With respect to any Underwritten Shelf Take-Down (including any Marketed Underwritten Shelf Take-Down), in the event that a Shelf Holder otherwise would be entitled to participate in such Underwritten Shelf Take-Down pursuant to this Section 2.1(d)(ii), Section 2.1(d)(iii) or Section 2.1(d)(iv), as the case may be, the right of such Shelf Holder to participate in such Underwritten Shelf Take-Down shall be conditioned upon such Shelf Holder’s participation in such underwriting and the inclusion of such Shelf Holder’s

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Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all Shelf Holders proposing to distribute their securities through such Underwritten Shelf Take-Down, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected in accordance with Section 2.1(d)(ii)(A). Notwithstanding any other provision of this Section 2.1, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten in an Underwritten Shelf Take-Down, then PubCo shall so advise all Shelf Holders that have requested to participate in such Underwritten Shelf Take-Down, and the number of Registrable Securities that may be included in such Underwritten Shelf Take-Down shall be allocated pro rata among such Shelf Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Shelf Holders at the time of such Underwritten Shelf Take-Down; provided, that any Registrable Securities thereby allocated to a Shelf Holder that exceeds such Shelf Holder’s request shall be reallocated among the remaining Shelf Holders in like manner; and provided, further, that the number of Registrable Securities to be included in such Underwritten Shelf Take-Down shall not be reduced unless all other Equity Securities of PubCo are first entirely excluded from any contemporaneous Underwritten Offering. No Registrable Securities excluded from an Underwritten Shelf Take-Down by reason of the Underwriter’s marketing limitation shall be included in such Underwritten Offering. For the avoidance of doubt, PubCo may include securities for its own account (or for the account of any other Persons) in such Underwritten Shelf Take-Down subject to the limitations of this Section 2.2.

(iii) Marketed Underwritten Shelf Take-Downs. The Shelf Take-Down Initiating Holder submitting an Underwritten Shelf Take-Down Notice shall indicate in such notice that it delivers to PubCo pursuant to Section 2.1(d)(ii) whether it intends for such Underwritten Shelf Take-Down to be Marketed (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, PubCo shall promptly (but in any event no later than ten (10) days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other Eligible Take-Down Holders of Registrable Securities under such Shelf Registration Statement and any such Eligible Take-Down Holders requesting inclusion in such Marketed Underwritten Shelf Take-Down must respond in writing within five (5) days after the receipt of such notice. Each such Eligible Take-Down Holder that timely delivers any such request shall be permitted to sell in such Marketed Underwritten Shelf Take-Down subject to the terms and conditions of Section 2.1(d)(ii).

(iv) Non-Marketed Underwritten Shelf Take-Downs and Non- Underwritten Shelf Take-Downs.

(A) Any Shelf Take-Down Initiating Holder may initiate (x) an Underwritten Shelf Take-Down that is Non-Marketed (a “Non-Marketed Underwritten Shelf Take-Down”) or (y) a Shelf Take-Down that is not an Underwritten Shelf Take-Down (a “Non-Underwritten Shelf Take-Down”) by providing written notice thereof to PubCo and, to the extent required by Section 2.1(d)(iv)(B), PubCo shall provide written notice thereof to all other Eligible Take-Down Holders.

(B) With respect to each Non-Marketed Underwritten Shelf Take-Down, the Shelf Take-Down Initiating Holder initiating such Non-Marketed Underwritten Shelf Take-Down shall provide written notice (a “Non-Marketed Underwritten Shelf Take-Down Notice”) of such Non-Marketed Underwritten Shelf Take-Down to PubCo and PubCo shall provide written notice thereof to all other Eligible Take-Down Holders at least forty-eight (48) hours prior to the expected time of the pricing of the applicable Non-Marketed Underwritten Shelf Take-Down, which Non-Marketed Underwritten Shelf Take-Down Notice shall set forth (I) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Underwritten Shelf Take-Down, (II) the expected timing and plan of distribution of such Non-Marketed Underwritten Shelf Take-Down, (III) an invitation to each Eligible Take-Down Holder to elect (such Eligible Take-Down Holders who make such an election being “Take-Down Tagging Holders” and, together with the Shelf Take-Down Initiating Holders and all other Persons (other than any Affiliates of the Shelf Take-Down Initiating Holders) who otherwise are Transferring, or have exercised a contractual or other right to Transfer, Registrable Securities in connection with such Non-Marketed Underwritten Shelf Take-Down, the “Non-Marketed Underwritten Shelf Take-Down Selling Holders”) to include in the Non-Marketed Underwritten Shelf Take-Down Registrable Securities held by such Take-Down Tagging Holder (but subject to Section 2.1(d)(ii)(B)) and (IV) the action or actions required (including the timing thereof) in connection with such Non-Marketed Underwritten Shelf Take-Down with respect to each Eligible Take-Down Holder that elects

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to exercise such right (including the delivery of one or more stock certificates representing Registrable Securities of such Eligible Take-Down Holder to be sold in such Non-Marketed Underwritten Shelf Take-Down).

(C) Upon delivery of a Non-Marketed Underwritten Shelf Take-Down Notice, each Eligible Take-Down Holder may elect to sell Registrable Securities in such Non-Marketed Underwritten Shelf Take-Down, at the same price per Registrable Security and pursuant to the same terms and conditions with respect to payment for the Registrable Securities as agreed to by the Shelf Take-Down Initiating Holders, by sending an irrevocable written notice (a “Take-Down Participation Notice”) to PubCo within the time period specified in such Non-Marketed Underwritten Shelf Take-Down Notice (which time period shall be at least twenty-four (24) hours prior to the expected time of the pricing of the applicable Non-Marketed Underwritten Shelf Take-Down), indicating their election to sell up to the number of Registrable Securities in the Non-Marketed Underwritten Shelf Take-Down specified by such Eligible Take-Down Holder in such Take-Down Participation Notice (but, in all cases, subject to Section 2.1(d)(ii)(B)). Following the time period specified in such Non-Marketed Underwritten Shelf Take-Down Notice, each Take-Down Tagging Holder that has delivered a Take-Down Participation Notice shall be permitted to sell in such Non-Marketed Underwritten Shelf Take-Down on the terms and conditions set forth in the Non-Marketed Underwritten Shelf Take-Down Notice, concurrently with the Shelf Take-Down Initiating Holders and the other Non-Marketed Underwritten Shelf Take-Down Selling Holders, the number of Registrable Securities calculated pursuant to Section 2.1(d)(ii)(B). It is understood that in order to be entitled to exercise their right to sell Registrable Securities in a Non-Marketed Underwritten Shelf Take-Down pursuant to this Section 2.1(d)(iv), each Take-Down Tagging Holder must agree to make the same representations, warranties, covenants, indemnities and agreements, if any, as the Shelf Take-Down Initiating Holders agree to make in connection with the Non-Marketed Underwritten Shelf Take-Down, with such additions or changes as are required of such Take-Down Tagging Holder by the Underwriters (if applicable).

(D) Notwithstanding the delivery of any Non-Marketed Underwritten Shelf Take-Down Notice, all determinations as to whether to complete any Non-Marketed Underwritten Shelf Take-Down and as to the timing, manner, price and other terms and conditions of any Non-Marketed Underwritten Shelf Take-Down shall be at the sole discretion of the applicable Shelf Take-Down Initiating Holder, and PubCo agrees to cooperate in facilitating any Non-Marketed Underwritten Shelf Take-Down pursuant to Section 2.1(d). Each of the Eligible Take-Down Holders agrees to reasonably cooperate with each of the other Eligible Take-Down Holders and PubCo to establish notice, delivery and documentation procedures and measures to facilitate such other Eligible Take-Down Holders’ participation in Non-Marketed Underwritten Shelf Take-Downs pursuant to this Section 2.1(d).

(E) With respect to each Non-Underwritten Shelf Take-Down, the Shelf Take-Down Initiating Holder initiating such Non-Underwritten Shelf Take-Down shall provide written notice of such Non-Underwritten Shelf Take-Down to PubCo at least forty-eight (48) hours prior to the expected time of such Non-Underwritten Shelf Take-Down, which shall set forth (I) the total number of Registrable Securities expected to be offered and sold in such Non-Underwritten Shelf Take-Down, (II) the expected timing and plan of distribution of such Non-Underwritten Shelf Take-Down, and (III) the action or actions required (including the timing thereof) in connection with such Non-Underwritten Shelf Take-Down.

Section 2.2. Demand Registrations.

(a) Holders’ Demand for Registration. Subject to Section 2.2(d), if, at a time when a Shelf Registration Statement is not effective pursuant to Section 2.1, PubCo shall receive from an Eligible Demand Participation Holder (such Holder(s), the “Demand Initiating Holder”) a written demand that PubCo effect any Registration in connection with an Underwritten Offering other than a Shelf Registration or a Shelf Take-Down (a “Demand Registration”) of Registrable Securities held by such Holder(s) having a reasonably anticipated net aggregate offering price (after deduction of Underwriter commissions and offering expenses) of at least $50,000,000, PubCo will:

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(i) promptly (but in any event within five (5) days prior to the date such Demand Registration becomes effective under the Securities Act) give written notice of the proposed Demand Registration to all other Holders; and

(ii) use its commercially reasonable efforts to effect such registration as soon as practicable and facilitate the sale and distribution of all or such portion of such Demand Initiating Holders’ Registrable Securities as are specified in such demand, together with all or such portion of the Registrable Securities of any other Holders joining in such demand (together with the Demand Initiating Holder, the “Participating Holders”) as are specified in a written demand received by PubCo within five (5) days after such written notice is given; provided that PubCo shall not be obligated to file any Registration Statement or other disclosure document pursuant to this Section 2.2 (but shall be obligated to continue to prepare such Registration Statement or other disclosure document) if the filing or effectiveness of such Registration Statement at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control; provided, however, that PubCo may, in its discretion, defer the filing of such Registration Statement for an additional period (each, a “Demand Delay”) of not more than ninety (90) days; provided, however, that PubCo shall not exercise, in any twelve (12) month period, more than two (2) Demand Delays pursuant to this Section 2.2(a), unless consented to in writing by the Participating Holders holding a majority of the Registrable Securities held by such Participating Holders. Each Participating Holder shall keep confidential the fact that a Demand Delay is in effect and the contents of any notice by PubCo of a Demand Delay for the permitted duration of the Demand Delay or until otherwise notified by PubCo, except (A) for disclosure to such Participating Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential or (C) as required by law.

(b) Underwriting. If the Demand Initiating Holders intend to distribute the Registrable Securities covered by their demand by means of an Underwritten Offering, they shall so advise PubCo as part of their demand made pursuant to this Section 2.2, and PubCo shall include such information in the written notice referred to in Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. PubCo, together with all holders of Registrable Securities proposing to distribute their securities through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected by PubCo and reasonably satisfactory to the Participating Holders that own a majority of the Registrable Securities to be offered for sale in such Underwritten Offering. Notwithstanding any other provision of this Section 2.2, if the Underwriter shall advise PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo shall so advise all Participating Holders that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Demand Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the Participating Holders on a pro rata basis based on the total number of Registrable Securities held by such Holders, (B) second, to PubCo and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Participating Holders or other requesting holders, as applicable, in like manner. No Registrable Securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Demand Registration. For the avoidance of doubt, PubCo may include securities for its own account (or for the account of any other Persons) in such Demand Registration subject to the limitations of this Section 2.2.

(c) Effective Registration. PubCo shall be deemed to have effected a Demand Registration if the Registration Statement pursuant to such registration is declared effective by the SEC and PubCo has complied with all of its obligations under this A&R Registration Rights Agreement with respect thereto. No Demand Registration shall be deemed to have been effected if such registration is subsequently interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) a majority-in-interest of the Demand Initiating Holders thereafter affirmatively elect to continue with such Registration and accordingly notify PubCo in writing, but in no event later than five (5) days, of such election; provided that PubCo shall not be obligated or required to file

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another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

(d) Restrictions on Registered Offerings. Notwithstanding the rights and obligations set forth in Section 2.1 and/or Section 2.2, in no event shall PubCo be obligated to take any action to effect:

(i) any Demand Registration or Shelf Take-Down at the request of any Holder prior to the expiration of the Lock-Up Period, to the extent such request relates to Registrable Securities that have not been released from the Lock-Up restrictions of Section 3.1;

(ii) any Demand Registration or Underwritten Shelf Take-Down at the request of the Sponsor, except the Sponsor shall be entitled to initiate one (1) Demand Registration or Underwritten Shelf Take-Down in accordance with the terms of this Article 2, to the extent such request relates to Registrable Securities that have been released from the Lock-Up restrictions of Section 3.1;

(iii) more than three (3) Demand Registrations under this Section 2.2 (other than under clause (ii) above), except the Company Shareholders shall be entitled to initiate two (2) Demand Registrations or Underwritten Shelf Take-Downs in accordance with the terms of this Article 2;

(iv) more than an aggregate of three (3) Underwritten Offerings (including Underwritten Shelf Take-Downs) (other than under clause (ii) above), except the Company Shareholders shall be entitled to initiate two (2) Underwritten Offerings in accordance with the terms of this Article 2; or

(v) any Demand Registration while a Shelf Registration Statement remains outstanding in accordance with the terms of this A&R Registration Rights Agreement.

A majority-in-interest of the Demand Initiating Holders shall have the right to withdraw from a Demand Registration for any or no reason whatsoever upon written notification to PubCo and any Underwriter or Underwriters of their intention to withdraw from such Demand Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. If a majority-in-interest of the Demand Initiating Holders (i) withdraws from a proposed offering pursuant to this Section 2.2(d) and (ii) reimburse the Registration Expenses of PubCo incurred in respect of such aborted Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.2.

Notwithstanding anything to the contrary in this Section 2.2(d), in the event that Company Shareholders that are Demand Initiating Holders or Shelf Take-Down Initiating Holders, as applicable, do not sell at least fifty percent (50%) of the Registrable Securities requested to be sold in a Demand Registration or an Underwritten Shelf Take-Down as a result of the Underwriter advising PubCo that marketing factors (including an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then for purposes of clauses (v) and (vi) above, such Demand Registration or Underwritten Shelf Take-Down (as applicable) shall not be considered a Demand Registration or Underwritten Shelf Take-Down effected at the request of such Demand Initiating Holder or Shelf Take-Down Initiating Holder.

Section 2.3. Piggyback Registration.

(a) If at any time or from time to time PubCo shall determine to register any of its Equity Securities, either for its own account or for the account of security holders (other than in (1) a registration relating solely to employee benefit plans, (2) a registration statement on Form S-4 or S-8 (or such other similar successor forms then in effect under the Securities Act), (3) a registration pursuant to which PubCo is offering to exchange its own securities for other securities, (4) a registration statement relating solely to dividend reinvestment or similar plans, (5) a Shelf Registration Statement pursuant to which only the initial purchasers and subsequent Transferees of debt securities of PubCo or any of its subsidiaries that are convertible for Common Stock and that are initially issued pursuant to Rule 144A and/or Regulation S (or any successor provision) of the Securities Act may resell such notes

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and sell the Common Stock into which such notes may be converted, (6) a registration pursuant to Section 2.1 or Section 2.2 hereof or (7) a “universal” Shelf Registration Statement on Form S-3), PubCo will:

(i) promptly (but in no event less than ten (10) days before the effective date of the relevant Registration Statement) give to each Holder written notice thereof; and

(ii) include in such Registration (and any related qualification under state securities laws or other compliance), and in any Underwritten Offering involved therein, all the Registrable Securities specified in a written request or requests made within five (5) days after receipt of such written notice from PubCo by any Holder or Holders except as set forth in Section 2.3(b) below.

Each Holder shall keep confidential its receipt of any such notice until the contents of such notice are publicly announced by PubCo or until otherwise notified by PubCo, except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential or (C) as required by law or subpoena.

Notwithstanding anything herein to the contrary, this Section 2.3 shall not apply (i) prior to the expiration of the Lock-Up Period in respect of any Holder, to the extent relating to Registrable Securities that have not been released from the Lock-Up restrictions of Section 3.1 or (ii) to any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down.

(b) Underwriting. If the Registration of which PubCo gives notice pursuant to Section 2.3(a) is for an Underwritten Offering, PubCo shall so advise the Holders as a part of the written notice given pursuant to Section 2.3(a)(i). In such event the right of any Holder to participate in such registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in the Underwritten Offering to the extent provided herein. All Holders proposing to dispose of their Registrable Securities through such Underwritten Offering, together with PubCo and the other parties distributing their Equity Securities of PubCo through such Underwritten Offering, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Underwritten Offering by PubCo. Notwithstanding any other provision of this Section 2.3, if the Underwriters shall advise PubCo that marketing factors (including, without limitation, an adverse effect on the per security offering price) require a limitation of the number of Registrable Securities to be underwritten, then PubCo may limit the number of Registrable Securities to be included in the Registration and Underwritten Offering as follows:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders and (C) third, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, that any Registrable Securities or Equity Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

(ii) If the Registration is initiated and undertaken at the request of one or more holders of Equity Securities of PubCo who are not Holders, PubCo shall so advise all Holders of Registrable Securities that have requested to participate in such offering, and the number of Registrable Securities that may be included in the Registration and Underwritten Offering shall be allocated in the following manner: (A) first, to the initiating holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering, on a pro rata basis based on the total number of Equity Securities of PubCo, (B) second, to the Holders of Registrable Securities on a pro rata basis based on the total number of Registrable Securities held by such Holders, (C) third, to PubCo, (D) fourth, to other holders of Equity Securities of PubCo exercising a contractual or other right to dispose of such Equity Securities in such Underwritten Offering on a pro rata basis based on the total number of Equity Securities of PubCo held by such persons; provided, that any Registrable Securities or Equity

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Securities thereby allocated to any such person that exceed such person’s request shall be reallocated among the remaining requesting Holders or other requesting holders, as applicable, in like manner.

No securities excluded from the Underwritten Offering by reason of the Underwriter’s marketing limitation shall be included in such Registration.

(c) Right to Terminate Registration. PubCo shall have the right to terminate or withdraw any Registration initiated by it under this Section 2.3 prior to the effectiveness of such Registration whether or not any Holder has elected to include Registrable Securities in such Registration.

Section 2.4. Expenses of Registration. Except as provided in Section 2.2(d), all Registration Expenses incurred in connection with all Registrations or other Transfers effected pursuant to or permitted by this A&R Registration Rights Agreement shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling or otherwise Transferring any Registrable Securities in any Registration or Transfer shall bear all incremental selling expenses relating to the sale or Transfer of such Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold or Transferred in such Registration. Any transfer taxes with respect to the sale of Registrable Securities will be borne by the Holder of such Registrable Securities.

Section 2.5. Obligations of PubCo. Whenever required under this Article 2 to effect the Registration of any Registrable Securities, PubCo shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

(b) prepare and file with the SEC such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep such Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) permit a representative of the Holders, any Underwriter participating in any distribution pursuant to such Registration and any attorney or accountant retained by such Holders, to participate in good faith in the preparation of such Registration Statement and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, attorney or accountant in connection with the Registration; provided, however, that such representatives enter into a confidentiality agreement, in form and substance reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(d) during the Effectiveness Period, furnish to the Holders such numbers of copies of the Registration Statement and the related Prospectus, including all exhibits thereto and documents incorporated by reference therein and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them; provided that PubCo will not have any obligation to provide any document pursuant to this clause that is available on the SEC’s EDGAR system;

(e) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering; each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

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(f) notify each Holder of Registrable Securities covered by such Registration Statement, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes existing Misstatement;

(g) notify each Holder of Registrable Securities covered by such Registration Statement as soon as reasonably practicable after notice thereof is received by PubCo of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, or any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(h) use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of any Registration Statement or of any order preventing or suspending the use of any preliminary or final Prospectus and, if any such order is issued, to use commercially reasonable efforts to obtain the withdrawal of any such order as soon as reasonably practicable;

(i)  use its commercially reasonable efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by such Registration Statement, the Underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the blue sky or securities laws of each state and other jurisdiction of the United States as any such Holder or Underwriters, if any, or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 2.1(b) and Section 2.2(c), as applicable; provided, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or service of process in any such jurisdiction where it is not then so subject;

(j) in the case of an Underwritten Offering, obtain for delivery to the Underwriters an opinion or opinions from counsel for PubCo, dated the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to the managing Underwriter;

(k) in the case of an Underwritten Offering, obtain for delivery to PubCo and the Underwriters a comfort letter from PubCo’s independent certified public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter reasonably requests;

(l) use its commercially reasonable efforts to list the Registrable Securities that are covered by such Registration Statement with any securities exchange or automated quotation system on which the Common Stock or other Equity Securities of PubCo, as applicable, are then listed;

(m) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(n) cooperate with Holders including Registrable Securities in such Registration and the managing Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such Holders or the managing Underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities;

(o) make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

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(p) in the case of an Underwritten Offering that is Marketed, cause appropriate personnel of PubCo to participate in the customary “road show” presentations that may be reasonably requested by the managing Underwriter; and

(q) otherwise, in good faith, reasonably cooperate with, and take such customary actions as may reasonably be requested by, the Holders, in connection with such Registration.

Section 2.6. Indemnification.

(a) PubCo will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities and each of such Holder’s officers, directors, partners, members, stockholders and agents, legal counsel and accountants for each such Holder, any underwriter (as defined in the Securities Act) for each such Holder and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against all claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of or based upon any Misstatement or alleged Misstatement or any violation or alleged violation by PubCo (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law; provided that PubCo will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by such Holder expressly for use therein.

(b) Each Holder (if Registrable Securities held by or issuable to such Holder are included in such Registration, qualification, compliance or sale pursuant to this Article 2) will, and does hereby undertake to, indemnify and hold harmless, severally and not jointly, PubCo and each of its officers who has signed the Registration Statement, directors, partners, members, stockholders and agents, legal counsel and accountants for PubCo, any underwriter (as defined in the Securities Act), any other Holder selling securities in such Registration Statement, any controlling Person of any such underwriter or other Holder and each Person, if any, who controls PubCo within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against all claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of or based upon (i) any Misstatement or alleged Misstatement or (ii) any violation or alleged violation by PubCo (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law, but in the case of clause (i), only to the extent, that such Misstatement or alleged Misstatement was made in such Registration Statement, prospectus, offering circular, free writing prospectus or other document, in reliance upon and in conformity with written information that relates to such Holder in its capacity as a selling security Holder and was furnished to PubCo by such Holder expressly for use therein; provided, however, that the aggregate liability of each Holder hereunder shall be limited to the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation, except in the case of fraud or willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party’s expense if representation of such Indemnified Party would be, in the reasonable judgment of the Indemnified Party, inappropriate due to an actual or potential conflict of interest between such Indemnified Party and any other party represented by such counsel in such proceeding or there may be reasonable defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, except to the extent that such failure to give notice materially prejudices the Indemnifying Party in the defense of any such claim or any such litigation. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between

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such indemnified party and any other of such indemnified parties with respect to such claim. If such defense is assumed by the Indemnifying Party, the Indemnifying Party shall not be subject to any liability for any settlement made by the Indemnified Party without its consent (but such consent shall not be unreasonably withheld). No Indemnifying Party shall, without the consent of the Indemnified Party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the Indemnifying Party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) In order to provide for just and equitable contribution in case indemnification is prohibited or limited by law, the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any Misstatement or alleged Misstatement, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that in any case, (i) no Holder will be required to contribute any amount in excess of the net proceeds after underwriting discounts and commissions received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.6(d) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 2.6(d).

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any Underwritten Offering conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.

Section 2.7. Information by Holder. The Holder or Holders of Registrable Securities included in any Registration shall furnish to PubCo such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as PubCo may reasonably request in writing and as shall be required in connection with any Registration, qualification or compliance referred to in this Article 2. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this A&R Registration Rights Agreement, including for purposes of Section 2.9 hereof. Notwithstanding anything to the contrary contained in this A&R Registration Rights Agreement, if any Holder does not provide PubCo with information requested pursuant to this Section 2.7, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of outside counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this A&R Registration Rights Agreement unless such Person completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1(d)(ii) and Section 2.2(a) of this A&R Registration Rights Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 2.7 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 2.8. Delay of Registration. No Holder shall have any right to obtain, and hereby waives any right to seek, an injunction restraining or otherwise delaying any such Registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 2.

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Section 2.9. Rule 144 Reporting. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to resell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC), including providing any customary legal opinions. Upon the request of any Holder, PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 2.10. “Market Stand Off” Agreement. Each Holder hereby agrees with PubCo that, with respect to Underwritten Offerings in which such Holder participates, during such period (which period shall in no event exceed 90 days) following the effective date of a Registration Statement of PubCo (or, in the case of an Underwritten Shelf Take-Down, the date of the filing of a preliminary Prospectus or Prospectus supplement relating to such Underwritten Offering (or if there is no such filing, the first contemporaneous press release announcing commencement of such Underwritten Offering)) as the Holders that own a majority of the Registrable Securities participating in such Underwritten Offering may agree to with the Underwriter or Underwriters of such Underwritten Offering (a “Market Stand-Off Period”), such Holder or its Affiliates shall not Transfer (other than to donees who agree to be similarly bound) any Registrable Securities held by it at any time during such period except Registrable Securities included in such Registration. In connection with any Underwritten Offering contemplated by this Section 2.10, PubCo shall use commercially reasonable efforts to cause each director and executive officer of PubCo to execute a customary lock-up for the Market Stand-Off Period. Each Holder agrees with PubCo that it shall deliver to the Underwriter or Underwriters for any such Underwritten Offering a customary agreement (with customary terms, conditions and exceptions) that is substantially similar to the agreement delivered to the Underwriter or Underwriters by the Holders that own a majority of the Registrable Securities participating in such Registration reflecting their agreement set forth in this Section 2.10; provided, that such agreement shall not be materially more restrictive than any similar agreement entered into by PubCo’s directors and executive officers participating in such Underwritten Offering; provided, further, that such agreement shall not be required unless all Holders are required to enter into similar agreements; provided, further, that such agreement shall provide that any early release of any Holder from the provisions of the terms of such agreement shall be on a pro rata basis among all Holders.

Section 2.11. Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 2.12. Term. Article 2 shall terminate on the earlier of (i) the fifth (5th) anniversary of the date of this A&R Registration Rights Agreement and (ii) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 2.6 shall survive any such termination with respect to such Holder.

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Section 2.13. Other Registration Rights. Other than the registration rights set forth in the Original RRA, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this A&R Registration Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and the Sponsor represents and warrants that this A&R Registration Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA).

Section 2.14. Termination of Original RRA. Upon the Closing, PubCo and the Sponsor hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

ARTICLE 3

LOCK-UP

Section 3.1. Lock-Up.

(a) Subject to Section 3.1(b), the Holders may not Transfer any Lock-Up Shares during the Lock-Up Period (the “Lock-Up”).

(b) Notwithstanding the provisions set forth in Section 3.1(a), the Holders or their respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Holder or any other natural person with whom such Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or in-testate succession upon the death of the Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement, or any legal, regulatory or other order; (v) if such Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Holder, or (B) to partners, limited liability company members or stockholders of the Holder, including, for the avoidance of doubt, where the Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permissible under clauses (i) through (vi) of this Section 3.1(b); (viii) as a pledge or other grant of a security interest in Lock-Up Shares to one or more financial or lending institutions as collateral or security in connection with any bona fide loans, advances or extensions of credit or debt transaction (or enforcement thereunder) entered into by the Holder or any of its Affiliates, or any refinancings thereof, and any Transfers of such Lock-Up Shares upon foreclosure thereof, so long as the applicable Transferee agrees in writing to be bound by the restrictions set forth herein; (ix) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change in control of PubCo; provided, however, that if such tender offer, merger, stock sale, recapitalization, consolidation or other such transaction is not completed, the Lock-Up Shares shall remain subject to the Lock-Up; (x) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the 1934 Act; provided, however, that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-Up Period or Reduced Lock-Up Period, as applicable; (xi) to PubCo in connection with the repurchase of such Holder’s shares in connection with the termination of the Holder’s employment with PubCo or any subsidiary of PubCo pursuant to contractual agreements with the PubCo; (xii) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of any series of Common Stock of PubCo or the vesting or settlement of PubCo stock-based awards; (xiii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of any series of Common Stock of PubCo; (xiv) other than Lock-Up Earnout Shares and Plus Founder Shares, upon the earlier of (A) the expiration of the Reduced Lock-Up Period or (B) the occurrence of Triggering Event I (such earlier occurrence of (A) or (B), the “First Release Date”), provided that the aggregate number of Lock-Up Shares that a Holder may Transfer pursuant to clause (xiv) shall not exceed fifty percent (50%) of such Holder’s Lock-Up Eligible Shares (which number shall be reduced by any Lock-Up Shares Transferred pursuant to clauses (xii) and (xiii) above); or (xv) other than Lock-Up Earnout Shares and Plus Founder Shares, from and after the occurrence of Triggering Event II.

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(c) Each Holder’s “Lock-Up Eligible Shares” shall mean the number of Lock-Up Shares held by that Holder that are outstanding as of the First Release Date, plus the number of shares of any series of Common Stock of PubCo that would be Lock-Up Shares if issued upon the exercise of stock options, restricted stock units, warrants or other equity awards that are held by such Holder and vested (as determined by PubCo) as of the first day of the month in which the First Release Date occurs (in each case, which number of shares shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to PubCo’s Common Stock occurring on or after the Closing Date). If a Holder and one or more of its Permitted Transferees propose to Transfer any Lock-Up Shares pursuant to clause (xiv) of Section 3.1(b) after the First Release Date, the Holder and such Permitted Transferee(s) in any such Transfer shall agree on an allocation of such Holder’s Lock-Up Eligible Shares available for Transfer pursuant to clause (xiv) of Section 3.1(b) among such parties, which allocation shall be subject to PubCo’s prior consent in its sole discretion.

(d) In order to enforce this Section 3.1, PubCo may impose stop transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period or the Reduced Lock-Up Period, as applicable.

(e) Notwithstanding the other provisions set forth in this Section 3.1, the Board (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal the Lock-Up obligations set forth herein; provided that, for so long as at least one director designated by Sponsor is then serving on the Board, any decision by the Board (or such committee) to waive, amend, or repeal the Lock-Up obligations set forth herein shall include the affirmative vote or consent of at least one director designated by Sponsor.

(f) The Transferee of any Lock-Up Shares prior to the expiration of the Lock-Up Period in accordance with the terms of this A&R Registration Rights Agreement shall have no rights under this A&R Registration Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee. Any Transferee of Lock-Up Shares who is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this A&R Registration Rights Agreement by executing and delivering a joinder in the form attached to this A&R Registration Rights Agreement as Exhibit B, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this A&R Registration Rights Agreement. Notwithstanding the foregoing provisions of this Section 3.1(f), a Holder may (i) not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this A&R Registration Rights Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities beneficially own the underlying Lock-Up Shares, or (B) followed by a change in the relationship between the Holder and the Permitted Transferee (or a change of control of such Holder or Permitted Transferee) after the Transfer with the result and effect that the Holder has indirectly made a Transfer of Lock-Up Shares by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 3.1 had such change in such relationship occurred prior to such Transfer).

ARTICLE 4

GENERAL PROVISIONS

Section 4.1. Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this A&R Registration Rights Agreement, no Party may assign such Party’s rights and obligations under this A&R Registration Rights Agreement, in whole or in part, without the prior written consent of PubCo. Any such assignee may not again assign those rights, other than in accordance with this Article 4. Any attempted assignment of rights or obligations in violation of this Article 4 shall be null and void.

(b) Notwithstanding anything to the contrary contained in this A&R Registration Rights Agreement (other than the succeeding sentence of this Section 4.1(b)), (i) prior to the expiration of the Lock-Up Period, a Holder may not Transfer such Holder’s rights or obligations under this A&R Registration Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with

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a Transfer pursuant to Section 3.1(b); and (ii) after the expiration of the Lock-Up restrictions in Section 3.1 with respect to any Registrable Securities held by a Holder, a Holder may Transfer such Holder’s rights or obligations under this A&R Registration Rights Agreement in connection with a Transfer of such Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees, or (y) any Person with the prior written consent of PubCo. Any Transferee of Registrable Securities (other than pursuant to an effective registration statement under the Securities Act or pursuant to a Rule 144 transaction) shall, except as otherwise expressly stated herein, have all the rights and be subject to all of the obligations of the Transferor Holder under this A&R Registration Rights Agreement and shall be required, at the time of and as a condition to such Transfer, to become a party to this A&R Registration Rights Agreement by executing and delivering a joinder in the form attached to this A&R Registration Rights Agreement as Exhibit B. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this A&R Registration Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this A&R Registration Rights Agreement.

(c) All of the terms and provisions of this A&R Registration Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and Representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and Representatives of any Party only to the extent that they are permitted successors, assigns, heirs and Representatives pursuant to the terms of this A&R Registration Rights Agreement.

(d) Nothing in this A&R Registration Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and Representatives, any rights or remedies under this A&R Registration Rights Agreement or otherwise create any third party beneficiary hereto.

Section 4.2. Termination. Article 2 of this A&R Registration Rights Agreement shall terminate as set forth in Section 2.13. The remainder of this A&R Registration Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder, following the Closing Date, ceases to Beneficially Own any Registrable Securities. Notwithstanding anything herein to the contrary, in the event the Merger Agreement terminates in accordance with its terms prior to the Closing, this A&R Registration Rights Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.

Section 4.3. Severability. If any provision of this A&R Registration Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this A&R Registration Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 4.4. Entire Agreement; Amendments; No Waiver.

(a) This A&R Registration Rights Agreement, together with the Exhibits to this A&R Registration Rights Agreement, the Merger Agreement and all other Transaction Agreements (as such term is defined in the Merger Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way, including the Original RRA, and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this A&R Registration Rights Agreement and therein.

(b) No provision of this A&R Registration Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of PubCo and the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that adversely affects any right granted to Holder, solely in their capacity as a holder of the shares of capital stock of PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

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(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this A&R Registration Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 4.5. Counterparts; Electronic Delivery. This A&R Registration Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this A&R Registration Rights Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this A&R Registration Rights Agreement or any document to be signed in connection with this A&R Registration Rights Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 4.6. Notices. All notices, demands and other communications to be given or delivered under this A&R Registration Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 4.6, notices, demands and other communications shall be sent to the addresses indicated below or on the receiving party’s signature page:

if to PubCo, to:

PlusAI Holdings, Inc.

3315 Scott Boulevard, Suite 300

Santa Clara, CA 95054

Attn: Secretary

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
701 Fifth Avenue, Suite 5100

Seattle, WA 98104

Attn: Michael Nordtvedt

Jeana Kim

if to the Sponsor, to:

Churchill Sponsor IX LLC

640 Fifth Avenue, 14th Floor

New York, NY 10019

Attn: Jay Taragin

Email: Jay.Taragin@mkleinandcompany.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 7th Avenue

New York, NY 10019

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Attn: Greg Astrachan

Sean Ewen

Esther Chang

Email: gastrachan@willkie.com

sewen@willkie.com

eschang@willkie.com

Section 4.7. Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this A&R Registration Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this A&R Registration Rights Agreement, and the performance of the obligations imposed by this A&R Registration Rights Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS A&R REGISTRATION RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS A&R REGISTRATION RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS A&R REGISTRATION RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS A&R REGISTRATION RIGHTS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this A&R Registration Rights Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this A&R Registration Rights Agreement in any other courts. Each Party irrevocably consents to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices as provided in Section 4.6 of this A&R Registration Rights Agreement, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Nothing in this Section 4.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity; provided, that each of the Parties hereby waives any right it may have under the Laws of any jurisdiction to commence by publication any Action with respect to this A&R Registration Rights Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this in any of the courts referred to in this Section 4.7 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such Action. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity, in any jurisdiction.

Section 4.8. Specific Performance. Each Party hereby agrees and acknowledges that it may be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this A&R Registration Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party may, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond.

Section 4.9. Consents, Approvals and Actions. If any consent, approval or action of the Company Shareholders is required at any time pursuant to this A&R Registration Rights Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Equity Securities of PubCo held by the Company Shareholders at such time provide such consent, approval or action in writing at such time.

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Section 4.10. Not a Group; Independent Nature of Holders’ Obligations and Rights. The Holders and PubCo agree that the arrangements contemplated by this A&R Registration Rights Agreement are not intended to constitute the formation of a “group” (as defined in Section 13(d)(3) of the Exchange Act). Each Holder agrees that, for purposes of determining beneficial ownership of such Holder, it shall disclaim any beneficial ownership by virtue of this A&R Registration Rights Agreement of PubCo’s Equity Securities owned by the other Holders, and PubCo agrees to recognize such disclaimer in its Exchange Act and Securities Act reports. The obligations of each Holder under this A&R Registration Rights Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this A&R Registration Rights Agreement. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as, and PubCo acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this A&R Registration Rights Agreement, and PubCo acknowledges that the Holders are not acting in concert or as a group, and PubCo shall not assert any such claim, with respect to such obligations or the transactions contemplated by this A&R Registration Rights Agreement. The decision of each Holder to enter into this A&R Registration Rights Agreement has been made by such Holder independently of any other Holder. Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with such Holder making its investment in PubCo and that no other Holder will be acting as agent of such Holder in connection with monitoring such Holder’s investment in the Common Stock or enforcing its rights under this A&R Registration Rights Agreement. PubCo and each Holder confirms that each Holder has had the opportunity to independently participate with PubCo and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this A&R Registration Rights Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the rights and obligations contemplated hereby was solely in the control of PubCo, not the action or decision of any Holder, and was done solely for the convenience of PubCo and its subsidiaries and not because it was required to do so by any Holder. It is expressly understood and agreed that each provision contained in this A&R Registration Rights Agreement is between PubCo and a Holder, solely, and not between PubCo and the Holders collectively and not between and among the Holders.

Section 4.11. Representations and Warranties of the Parties. Each of the Parties hereby represents and warrants to each of the other Parties as follows:

(a) Such Party, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(b) Such Party has the full power, authority and legal right to execute, deliver and perform this A&R Registration Rights Agreement. The execution, delivery and performance of this A&R Registration Rights Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This A&R Registration Rights Agreement has been duly executed and delivered by such Party and constitutes their legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(c) The execution and delivery by such Party of this A&R Registration Rights Agreement, the performance by such Party of their obligations hereunder by such Party does not and will not violate (i) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (ii) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

(d) Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this A&R Registration Rights Agreement or to perform their obligations hereunder.

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(e) There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this A&R Registration Rights Agreement or to perform their obligations hereunder.

Section 4.12. No Third Party Liabilities. This A&R Registration Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this A&R Registration Rights Agreement, or the negotiation, execution or performance of this A&R Registration Rights Agreement (including any representation or warranty made in or in connection with this A&R Registration Rights Agreement or as an inducement to enter into this A&R Registration Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or Representative of any Party hereto (including any Person negotiating or executing this A&R Registration Rights Agreement on behalf of a Party hereto), unless a Party to this A&R Registration Rights Agreement, shall have any liability or obligation with respect to this A&R Registration Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this A&R Registration Rights Agreement, or the negotiation, execution or performance of this A&R Registration Rights Agreement (including a representation or warranty made in or in connection with this A&R Registration Rights Agreement or as an inducement to enter into this A&R Registration Rights Agreement).

Section 4.13. Legends. Without limiting the obligations of PubCo set forth in Section 2.11, each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this A&R Registration Rights Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 4.14.  Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this A&R Registration Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this A&R Registration Rights Agreement shall continue with respect to the Common Stock as so changed.

(Signature Pages Follow)

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IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

PUBCO:

PLUS AUTOMATION, INC.

By:
Name:	David Liu
Title:	Chief Executive Officer

[Signature Page to A&R Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

SPONSOR:

Churchill Sponsor IX LLC

By:
Name:	[____]
Title:	[____]

[Signature Page to A&R Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

COMPANY SHAREHOLDERS:

[____]

By:
Name:	[____]
Title:	[____]

[Signature Page to A&R Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Registration Rights Agreement as of the Effective Date.

INSIDERS:

[____]

By:
Name:	[____]
Title:	[____]

[Signature Page to A&R Registration Rights Agreement]

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Amended and Restated Registration Rights Agreement, made as of ___________, is executed by ___________ (“Joining Company Shareholder”).

WHEREAS, pursuant to the Merger Agreement, Joining Company Shareholder will receive shares of Common Stock; and

WHEREAS, Joining Company Shareholder is required to become a party to that certain Amended and Restated Registration Rights Agreement, dated as of June 5, 2025, among PlusAI Holdings, Inc. (f/k/a Churchill Acquisition Corp IX), a Delaware corporation (“PubCo”) and the other persons party thereto (the “A&R Registration Rights Agreement”) by executing and delivering this Joinder, whereupon such Joining Company Shareholder will be treated as a Party (with the same rights and obligations as other Insiders party thereto) for all purposes of the A&R Registration Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.            Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the A&R Registration Rights Agreement.

Section 2.            Joinder. Joining Company Shareholder hereby acknowledges and agrees that (a) such Joining Company Shareholder has received and read the A&R Registration Rights Agreement, and (b) such Joining Company Shareholder will be treated as a Party (with the same rights and obligations as other Company Shareholders party thereto and, if applicable, the other Insiders party thereto) for all purposes of the Amended and Restated Registration Rights Agreement.

Section 3.            Notice. Any notice, demand or other communication under the Amended and Restated Registration Rights Agreement to Joining Company Shareholder shall be given to Joining Company Shareholder at the address set forth on the signature page hereto in accordance with Section 4.6 of the A&R Registration Rights Agreement.

Section 4.            Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 5.            Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(signature page follows)

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

JOINING COMPANY STOCKHOLDER:

[____]

By:
Name:	[____]
Title:	[____]

Email:

Mailing Address:

Signature Page to Joinder to Amended and Restated Registration Rights Agreement

Exhibit B

Form of Joinder

This Joinder (this “Joinder”) to the A&R Registration Rights Agreement, made as of ___________, is between ___________ (“Transferor”) and ___________ (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain A&R Registration Rights Agreement, dated as of June 5, 2025, among PlusAI Holdings, Inc. (f/k/a Churchill Acquisition Corp IX), a Delaware corporation (“PubCo”) and the other persons party thereto (the “A&R Registration Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the A&R Registration Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the A&R Registration Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.            Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the A&R Registration Rights Agreement.

Section 2.            Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 3.            Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the A&R Registration Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the A&R Registration Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the A&R Registration Rights Agreement.

Section 4.            Notice. Any notice, demand or other communication under the A&R Registration Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 4.6 of the A&R Registration Rights Agreement.

Section 5.            Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

Section 6.            Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

[____]

By:
Name:	[____]
Title:	[____]

Email:

Mailing Address:

TRANSFEREE:

[____]

By:
Name:	[____]
Title:	[____]

Email:

Mailing Address:

Signature Page to Joinder to Amended and Restated Registration Rights Agreement

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), dated as of September 8, 2025, is made by and among Churchill Capital Corp IX, a Cayman Islands exempted company (the “SPAC”), AL Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of SPAC (“Merger Sub I”), AL Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of SPAC (“Merger Sub II”), and Plus Automation, Inc., a Delaware corporation (the “Company”).

WHEREAS, the SPAC, the Company, Merger Sub I and Merger Sub II entered into that certain Agreement and Plan of Merger and Reorganization, dated as of June 5, 2025 (the “Merger Agreement”);

WHEREAS, the SPAC, the Company, Merger Sub I and Merger Sub II wish to amend the Merger Agreement pursuant to Section 12.10 of the Merger Agreement in the manner set forth herein;

WHEREAS, the respective Boards of Directors of the SPAC, the Company, Merger Sub I and Merger Sub II have each approved and declared advisable this Amendment.

NOW THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.1.
Amendment. The Merger Agreement is hereby amended by adding the following bolded and underlined language to, and deleting the following stricken through language from, Section 3.02(a) of the Merger Agreement:

On the terms and subject to the conditions set forth in this Agreement, (i) each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversions, other than shares of Company Common Stock issued as a result of the~~such~~ conversion of shares of Company Series A-3-X Preferred Stock, Company Series A-4-X Preferred Stock or Company Series B-X Preferred Stock or as a result of the exercise of any Company Option granted under the 2021 Plan, will be automatically surrendered and shall cease to exist, and be exchanged for the right to receive a number of shares of SPAC Class A Common Stock equal to the Exchange Ratio and (ii) each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time issued (A) as a result of the conversion (including as described in Section 3.01) of shares of Company Series A-3-X Preferred Stock, Company Series A-4-X Preferred Stock or Company Series B-X Preferred Stock or (B) as a result of the exercise of any Company Option granted under the 2021 Plan, will be automatically surrendered and shall cease to exist, and be exchanged for the right to receive a number of shares of SPAC Class B Common Stock equal to the Exchange Ratio, in each case other than Excluded Shares and Dissenting Shares. From and after the First Effective Time, such Person that, immediately prior to the First Effective Time, was registered as a holder of the Company Common Stock (other than Excluded Shares and Dissenting Shares, and after giving effect to the Conversions described in Section 3.01) in the share transfer books of the Company shall thereafter cease to be a stockholder of the Company and only have the right to receive the Per Share Merger Consideration in accordance with the terms of this Agreement. At the First Effective Time, the share transfer books of the Company shall be closed, and no transfer of Company Common Stock shall be made thereafter.

1.2.
Capitalized Terms. Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.
1.3.
Effect of Amendment. Except as expressly amended by this Amendment, the Merger Agreement remains and shall remain in full force and effect in accordance with its terms and conditions. Upon the execution and delivery hereof, the Merger Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Merger Agreement. This Amendment and the Merger Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render

A-E-35

invalid or improper any action heretofore taken under the Merger Agreement. If and to the extent there are any inconsistencies between the Merger Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control. References in the Merger Agreement to the Merger Agreement shall be deemed to mean the Merger Agreement as amended by this Amendment. On and after the date of this Amendment, each reference to the Merger Agreement, “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby, provided that references in the Merger Agreement to “the date hereof” or “the date of this Agreement” or words of like import shall continue to refer to the date of June 5, 2025.
1.4.
Sections of the Merger Agreement. Section 12.06 (Governing Law), Section 12.07 (Captions; Counterparts), Section 12.11 (Severability), Section 12.12 (Jurisdiction; Waiver of Trial by Jury) and Section 12.13 (Enforcement) and of the Merger Agreement are each hereby incorporated by reference mutatis mutandis.

[Remainder of page intentionally left blank.]

A-E-36

IN WITNESS WHEREOF, each of SPAC, the Company, Merger Sub I and Merger Sub II have hereunto caused this Amendment to be duly executed as of the date hereof.

CHURCHILL CAPITAL CORP IX

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Chief Financial Officer

AL MERGER SUB I, INC.

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Secretary and Treasurer

AL MERGER SUB II, LLC

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Secretary and Treasurer

[Signature Page to First Amendment to the Agreement and Plan of Merger]

plus automation, inc.

By:	/s/ David Liu
Name:	David Liu
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Agreement and Plan of Merger and Reorganization]

AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), dated as of September 18, 2025, is made by and among Churchill Capital Corp IX, a Cayman Islands exempted company (the “SPAC”), AL Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of SPAC (“Merger Sub I”), AL Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of SPAC (“Merger Sub II”), and Plus Automation, Inc., a Delaware corporation (the “Company”).

WHEREAS, the SPAC, the Company, Merger Sub I and Merger Sub II entered into that certain Agreement and Plan of Merger and Reorganization, dated as of June 5, 2025, as amended by Amendment No. 1 dated as of September 8, 2025 (as it may be further amended, modified, supplemented or waived from time to time, the “Merger Agreement”);

WHEREAS, the SPAC, the Company, Merger Sub I and Merger Sub II wish to amend the Merger Agreement pursuant to Section 12.10 of the Merger Agreement in the manner set forth herein;

WHEREAS, the respective Boards of Directors of the SPAC, the Company, Merger Sub I and Merger Sub II have each approved and declared advisable this Amendment.

NOW THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.1.
Amendment. The Merger Agreement is hereby amended as follows:
(a)
Section 10.03(d) (Available Closing SPAC Cash) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(d) RESERVED.”

(b)
Section 10.03(f) of the Merger Agreement is hereby amended by deleting the reference to “Section 10.03(d)” so that Section 10.03(f) shall read in its entirety as follows:

“(f) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.”

1.2.
Capitalized Terms. Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.
1.3.
Effect of Amendment. Except as expressly amended by this Amendment, the Merger Agreement remains and shall remain in full force and effect in accordance with its terms and conditions. Upon the execution and delivery hereof, the Merger Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Merger Agreement. This Amendment and the Merger Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement. If and to the extent there are any inconsistencies between the Merger Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control. References in the Merger Agreement to the Merger Agreement shall be deemed to mean the Merger Agreement as amended by this Amendment. On and after the date of this Amendment, each reference to the Merger Agreement, “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby, provided that references in the Merger Agreement to “the date hereof” or “the date of this Agreement” or words of like import shall continue to refer to the date of June 5, 2025.

A-E-39

1.4.
Sections of the Merger Agreement. Section 12.06 (Governing Law), Section 12.07 (Captions; Counterparts), Section 12.11 (Severability), Section 12.12 (Jurisdiction; Waiver of Trial by Jury) and Section 12.13 (Enforcement) of the Merger Agreement are each hereby incorporated by reference mutatis mutandis.

[Remainder of page intentionally left blank.]

A-E-40

IN WITNESS WHEREOF, each of SPAC, the Company, Merger Sub I and Merger Sub II have hereunto caused this Amendment to be duly executed as of the date hereof.

CHURCHILL CAPITAL CORP IX

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Chief Financial Officer

AL MERGER SUB I, INC.

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Secretary and Treasurer

AL MERGER SUB II, LLC

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Secretary and Treasurer

[Signature Page to Amendment No. 2 to the Agreement and Plan of Merger and Reorganization]

plus automation, inc.

By:	/s/ David Liu
Name:	David Liu
Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to the Agreement and Plan of Merger and Reorganization]

Annex B

CERTIFICATE OF INCORPORATION OF

PLUSAI HOLDINGS, INC.

ARTICLE I

The name of the corporation is PlusAI Holdings, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

Section 1. The Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of Common Stock, $0.0001 par value per share (the “Common Stock”), that the Company shall have authority to issue is 1,000,000,000 shares, of which 970,000,000 shares are designated as a series of Common Stock denominated as Class A Common Stock (the “Class A Common Stock”) and of which 30,000,000 shares are designated as a series of Common Stock denominated as Class B Common Stock (the “Class B Common Stock”). The total number of shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), that the Company shall have the authority to issue is 100,000,000 shares. For the avoidance of doubt, each of the Class A Common Stock and Class B Common Stock is a series of the class of Common Stock for all purposes, including, without limitation, under Section 242 of the DGCL.

Section 2. The Company is incorporated in connection with the domestication of Churchill Capital Corp IX, a Cayman Islands exempted company (“Churchill IX”), to a Delaware corporation, and this Certificate of Incorporation is filed simultaneously with a Certificate of Corporate Domestication of Churchill IX (the “Certificate of Domestication”). Upon the simultaneous filing of the Certificate of Domestication and this Certificate of Incorporation (the “Effective Time”), which shall occur prior to the closing of the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated on or about June 5, 2025, by and among the Company, AL Merger Sub I, Inc., a Delaware corporation, AL Merger Sub II, LLC, a Delaware limited liability company, and Plus Automation, Inc., a Delaware corporation (the “Business Combination Agreement”), each Class A ordinary share, par value $0.0001 per share, of Churchill IX issued and outstanding immediately prior to the Effective Time, shall be converted, on a one-for-one basis, into one fully paid and non-assessable share of Class A Common Stock, without any further action required on the part of Churchill IX, the Company or any holder of ordinary shares of Churchill IX or capital stock of the Company.

Section 3. Except as otherwise expressly provided herein or as required by law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Company. Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a series or otherwise. Each Share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to one fourth of one (1/4) vote per share whether voting separately as a series or otherwise. Fractional votes shall not, however, be permitted and any fractional voting rights (after aggregating all shares held by each holder and then dividing by four (4)) shall be rounded to the nearest whole number (with one-half being rounded upward).

Section 4. The Class B Common Stock will be convertible into Class A Common Stock as follows:

(a)
Each share of Class B Common Stock that is the subject of a Converting Transfer (as defined below) or an Exempt Conversion (as defined below) shall automatically, without any further action required on the part of the Company or the holder thereof, convert into one fully paid and nonassessable share of Class A Common Stock upon such Converting Transfer of such share or at the time established by the Company’s Board of Directors (the “Board of Directors”) or any duly authorized committee thereof with respect to the Exempt Conversion of such share.
(b)
In the event of a conversion of a share of Class B Common Stock into a share of Class A Common Stock pursuant to this Section 4, such conversion shall be deemed to have been made (1) with respect to an Exempt Conversion, as established in the applicable approval by the Board of Directors or any duly authorized committee thereof, or (2) with respect to a Converting Transfer, at the time that the Converting Transfer of such share occurs; provided that such stockholder shall have provided the Company prior to such Converting Transfer with such certifications, affidavits or other proof as the Company deems necessary to verify that such Transfer qualifies as a Converting Transfer. Without limiting the foregoing, for purposes of determining whether a Transfer constitutes or would constitute a Converting Transfer, the Company may require, among other things, written representations from (i) the transferor, (ii) the transferor’s bank, broker or other nominee, (iii) the purchaser or acquiror, and/or (iv) the purchaser or acquiror’s bank, broker or other nominee. The Company shall be entitled, in its sole discretion, to accept without further investigation the accuracy of any such certifications, affidavits or other proof as is provided. The Company’s determination of whether a Transfer constitutes or would constitute a Converting Transfer shall be conclusive and binding. Upon any conversion of a share of Class B Common Stock into Class A Common Stock, all rights of the holder of such share of Class B Common Stock as such shall cease and the person in whose name the certificate, if any, that represented such share of Class B Common Stock immediately prior to such conversion shall be treated for all purposes as having become the record holder of such share of Class A Common Stock. The Company shall not be obligated to issue a certificate evidencing a share of Class A Common Stock issuable upon conversion of a share of Class B Common Stock unless either the certificate, if any, evidencing such share of Class B Common Stock immediately prior to such conversion is delivered to the Company or its transfer agent for the Class B Common Stock or the holder of such certificate notifies the Company or its transfer agent for the Class B Common Stock that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company may, from time to time, establish such other policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of the series of Common Stock, including, but not limited to, the issuance of stock certificates with respect thereto, as it may deem necessary or advisable.
(c)
The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock pursuant to this Section 4, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. For the avoidance of doubt, no share of Class B Common Stock shall be converted into a share of Class A Common Stock except in accordance with this Section 4.
(d)
For the purposes of this Section 4:
(1)
“Affiliate” shall mean, with respect to any holder of shares of Class B Common Stock, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such holder. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person whether through the ownership of voting securities, by contract or otherwise.

(2)
“Converting Transfer” shall mean a Transfer of a share or shares of Class B Common Stock, other than a Non-Converting Transfer, that is (i) either (A) effected in an open market transaction or (B) otherwise approved in advance by the Board of Directors or a duly authorized committee thereof and (ii) to a Person that does not constitute a Foreign Person.
(3)
“DPA” shall mean Section 721 of the Defense Production Act of 1950, as amended, including all implanting regulations thereof.
(4)
“DPA Triggering Rights” shall mean (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; or (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).
(5)
“Exempt Conversion” shall mean a conversion of a share or shares of Class B Common Stock into a share or shares of Class A Common Stock that has been approved in advance by the Board of Directors or a duly authorized committee thereof as an Exempt Conversion.
(6)
“Foreign Person” shall mean either (i) a Person or government that is a “foreign person” within the meaning of the DPA or (ii) a Person through whose investment a “foreign person” within the meaning of the DPA would obtain any DPA Triggering Rights.
(7)
“Non-Converting Transfer” shall mean any Transfer of a share or shares of Class B Common Stock (i) to an Affiliate of the transferor, (ii) to another holder of Class B Common Stock, (iii) to an Affiliate of another holder of Class B Common Stock, (iv) constituting the pledge of a share or shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a loan or indebtedness transaction; or (v) constituting a change in the trustees or the Person(s) acting as a fiduciary or custodian with respect to such shares of Class B Common Stock as a result of which the beneficial owner(s) of such shares of Class B Common Stock or their Affiliates retain any legal or beneficial interest therein; or (vi) pursuant to any other transaction as a result of which the beneficial owner(s) of such shares of Class B Common Stock or their Affiliates retain any legal or beneficial interest therein.
(8)
“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
(9)
“Transfer” of a share or shares of Class B Common Stock shall mean, the sale, assignment, transfer, conveyance, or other transfer or disposition of all of the transferor’s legal or beneficial interest in such shares, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise).

Section 5. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to any limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 6. Except as otherwise required by law or provided in this Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 7. The number of authorized shares of Preferred Stock or Common Stock (including, for the avoidance of doubt, the authorized shares of any series thereof) may be increased or decreased (but not below (a) the number of shares thereof then outstanding plus (b) the number of shares reserved for issuance pursuant to Section 10 of this ARTICLE IV) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class, classes or (for the avoidance of doubt) series the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), irrespective of the provisions of Section 242(b)(2) of the DGCL or, if a lower vote standard is permitted pursuant to Section 242(d) of the DGCL, the number of such authorized shares may be increased or decreased pursuant to the vote standard contemplated therein.

Section 8. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and any liquidation, dissolution or winding up of the Company but excluding voting and other matters as described in Section 3 of ARTICLE IV above), share ratably and be identical in all respects as to all matters, including as follows:

(a)
Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such series is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such applicable series of Common Stock treated adversely, voting separately as a series.
(b)
The Company shall not declare or pay any dividend or make any other distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date; and provided, further, that nothing in the foregoing shall prevent the Company from declaring and paying dividends or other distributions payable in shares of one series of Common Stock or rights to acquire one series of Common Stock to holders of all series of Common Stock, or, with the approval of holders of a majority of the outstanding shares of each of the Class A Common Stock and the Class B Common Stock, each voting separately as a series, from providing for different treatment of the shares of Class A Common Stock and Class B Common Stock.
(c)
If the Company in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all series of Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of Class A Common Stock and Class B Common Stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of each of the Class A Common Stock and Class B Common Stock, each voting separately as a series.

Section 9. Upon any conversion of Class B Common Stock to Class A Common Stock in accordance with this Certificate of Incorporation, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

Section 10. The Company will at all times when the Class B Common Stock shall be outstanding reserve and keep available out of its authorized but unissued shares of Class A Common Stock solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Company will engage in its reasonable best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock, to such number of shares as will be sufficient for such purpose.

ARTICLE V

Section 1. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2. From and after the effectiveness of the First Merger set forth in the Business Combination Agreement (such time, the “Merger Effective Time”), the directors of the Company (other than any director who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the Merger Effective Time, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Merger Effective Time, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Merger Effective Time, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1. For so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors, voting as a single class.

Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Company’s bylaws, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1. The Company is to have perpetual existence.

Section 2. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Company’s bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Company’s bylaws. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s bylaws. The Company’s bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Certificate of Incorporation, the Company’s bylaws may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Company’s bylaws relating to amendments to the Company’s bylaws. No Company bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Company’s bylaws shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1. From and after the Merger Effective Time and subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2. Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Company’s bylaws.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Subject to any provisions in the Company’s bylaws related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment, elimination nor repeal of any Section of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Company’s bylaws inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, elimination, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Company’s bylaws.

ARTICLE XI

Section 1. The Company reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, but in addition to the vote of any holders of any class or series of the stock of the Company required by law or by this Certificate of Incorporation, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company entitled to vote thereon, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of ARTICLE IV, Section 2 of ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII or this ARTICLE XI of this Certificate of Incorporation.

ARTICLE XII

The name and mailing address of the incorporator of the Company are as follows:

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by the incorporator of PlusAI Holdings, Inc. on this day of 2026.

By:

Incorporator

Annex C

BYLAWS OF

PLUSAI HOLDINGS, INC.

(initially adopted on )

C-i

(continued)

ARTICLE VI - STOCK		C-15
6.1	STOCK CERTIFICATES; PARTLY PAID SHARES	C-15
6.2	SPECIAL DESIGNATION ON CERTIFICATES	C-15
6.3	LOST CERTIFICATES	C-16
6.4	DIVIDENDS	C-16
6.5	TRANSFER OF STOCK	C-16
6.6	STOCK TRANSFER AGREEMENTS	C-16
6.7	REGISTERED STOCKHOLDERS	C-16
6.8	LOCK-UP	C-17
ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER		C-19
7.1	NOTICE OF STOCKHOLDERS’ MEETINGS	C-19
7.2	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	C-19
7.3	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL	C-19
7.4	WAIVER OF NOTICE	C-20
ARTICLE VIII - INDEMNIFICATION		C-20
8.1	Indemnification of Directors and Officers in Third Party Proceedings	C-20
8.2	Indemnification of Directors and Officers in Actions by or in the Right of the COMPANY	C-20
8.3	Successful Defense	C-20
8.4	Indemnification of Others	C-21
8.5	Advanced Payment of Expenses	C-21
8.6	Limitation on Indemnification	C-21
8.7	Determination; Claim	C-22
8.8	Non-Exclusivity of Rights	C-22
8.9	Insurance	C-22
8.10	Survival	C-22
8.11	Effect of Repeal or Modification	C-22
8.12	Certain Definitions	C-23
ARTICLE IX - GENERAL MATTERS		C-23
9.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	C-23
9.2	FISCAL YEAR	C-23
9.3	SEAL	C-23
9.4	CONSTRUCTION; DEFINITIONS	C-23
9.5	FORUM SELECTION	C-23
ARTICLE X - AMENDMENTS		C-24

C-ii

BYLAWS OF PLUSAI HOLDINGS, INC.

ARTICLE I - CORPORATE OFFICES

1.1
REGISTERED OFFICE

The registered office of PlusAI Holdings, Inc. (the “Company”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended from time to time.

1.2
OTHER OFFICES

The Company may at any time establish other offices.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1
PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law or any successor legislation (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.

2.2
ANNUAL MEETING

The annual meeting of stockholders shall be held each year. The Board of Directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

2.3
SPECIAL MEETING
(a)
Subject to the terms of any series of preferred stock of the Company, a special meeting of the stockholders, other than as required by statute, may be called at any time by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
(b)
The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4
ADVANCE NOTICE PROCEDURES
(a)
Annual Meetings of Stockholders.
(i)
Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board of Directors, or any committee thereof that has been formally delegated authority to nominate such persons or propose such business pursuant to a resolution adopted by a majority of the Whole Board; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).
(ii)
For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary of the Company (the “Secretary”) and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., Pacific time, on the 120th day and no later than 5:00 p.m., Pacific time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders as first specified in the Company’s notice of such annual meeting (without regard to any adjournment, rescheduling, postponement or other delay of such annual meeting occurring after such notice was first sent). However, if no annual meeting of stockholders was held in the preceding year, or if the date of the annual meeting for the current year has been changed by more than 25 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., Pacific time, on the 120th day prior to the day of the annual meeting and no later than 5:00 p.m., Pacific time, on the later of the 90th day prior to the day of the annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. In no event will the adjournment, rescheduling, postponement or other delay of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. In no event may a stockholder provide notice with respect to a greater number of director candidates than there are director seats subject to election by stockholders at the annual meeting. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to any nominees for any new positions created by such increase, if it is received by the Secretary at the principal executive offices of the Company no later than 5:00 p.m., Pacific time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, Section 14 or Section 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”) or by such other means as is reasonably designed to inform the public or stockholders of the Company in general of such information, including, without limitation, posting on the Company’s investor relations website.
(iii)
A stockholder’s notice to the Secretary must set forth:
(1)
as to each person whom the stockholder proposes to nominate for election as a director:
(A)
such person’s name, age, business address, residence address and principal occupation or employment;

(B)
the class or series and number of shares of the Company that are held of record or are beneficially owned by such person and any (i) Derivative Instruments (as defined below) held or beneficially owned by such person, including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument; and (ii) other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person with respect to the Company’s securities;
(C)
all information relating to such person that is required to be disclosed in connection with solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;
(D)
such person’s written consent (x) to being named as a nominee of such stockholder, (y) to being named in the Company’s form of proxy pursuant to Rule 14a‑19 under the 1934 Act (“Rule 14a-19”) and (z) to serving as a director of the Company if elected;
(E)
any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including, without limitation, the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (such agreement, arrangement or understanding, a “Third-Party Compensation Arrangement”); and
(F)
a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate or associate were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant;
(2)
as to any other business that the stockholder proposes to bring before the annual meeting:
(A)
a brief description of the business desired to be brought before the annual meeting;
(B)
the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws);
(C)
the reasons for conducting such business at the annual meeting;
(D)
any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and
(E)
all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them in connection with the proposal of such business by such stockholder; and
(3)
as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
(A)
the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner, and of their respective affiliates or associates or others acting in concert with them;

(B)
for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;
(C)
any agreement, arrangement or understanding between such stockholder and such beneficial owner or their respective affiliates or associates or others acting in concert with them, in connection with the proposal of such nomination or other business;
(D)
any (i) agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Company’s securities (any of the foregoing, a “Derivative Instrument”) including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument; and (ii) other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them with respect to the Company’s securities;
(E)
any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them has a right to vote any shares of any security of the Company;
(F)
any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them that are separated or separable from the underlying security;
(G)
any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;
(H)
any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;
(I)
any significant equity interests or any significant Derivative Instruments in any principal competitor (as defined below) of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;
(J)
any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement);
(K)
any material pending or threatened legal proceeding in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them is a party or material participant involving the Company or any of its officers, directors or affiliates;
(L)
any material relationship between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, on the one hand, and the Company or any of its officers, directors or affiliates, on the other hand;

(M)
a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the annual meeting to bring such nomination or other business before the annual meeting;
(N)
a representation and undertaking as to whether such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee (which representation and undertaking must include a statement as to whether such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them intends to solicit the requisite percentage of the voting power of the Company’s stock under Rule 14a‑19); or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;
(O)
any other information relating to such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business, that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and
(P)
such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

For purposes of these bylaws, “principal competitor” shall mean an entity who mainly engages in the business of research and development of autonomous driving technology and the application thereof.

(iv)
In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the annual meeting and as of the date that is 10 business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof; and (2) to provide any additional information that the Company may reasonably request. Any such update and supplement or additional information (including, if requested pursuant to Section 2.4(a)(iii)(3)(P)) must be received by the Secretary at the principal executive offices of the Company (A) in the case of a request for additional information, promptly following a request therefor, which response must be received by the Secretary not later than such reasonable time as is specified in any such request from the Company; or (B) in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the annual meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the annual meeting or any adjournment, rescheduling, postponement or other delay thereof (in the case of any update or supplement required to be made as of 10 business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof). No later than five business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof, a stockholder nominating individuals for election as a director will provide the Company with reasonable evidence that such stockholder has met the requirements of Rule 14a‑19. The failure to timely provide such update, supplement, evidence or additional information shall result in the nomination or proposal no longer being eligible for consideration at the annual meeting. If the stockholder fails to comply with the requirements of Rule 14a‑19 (including because the stockholder fails to provide the Company with all information or notices required by Rule 14a‑19), then the director nominees proposed by such stockholder shall be ineligible for election at the annual meeting and any votes or proxies in respect of such nomination shall be disregarded, notwithstanding that such proxies may have been received by the Company and counted for the purposes of determining quorum. For the avoidance of doubt, the obligation to update and supplement, or provide additional information or evidence, as set forth in these bylaws shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines pursuant to these bylaws or enable or be deemed to permit a stockholder who has previously submitted notice pursuant to these bylaws to amend or update any nomination or to submit any new nomination. No disclosure pursuant to these bylaws will be required with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder submitting a notice pursuant to this Section

2.4 solely because such broker, dealer, commercial bank, trust company or other nominee has been directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.
(b)
Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Company’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b) (with such procedures that the Company deems to be applicable to such special meeting). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the Secretary at the principal executive offices of the Company no earlier than 8:00 a.m., Pacific time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., Pacific time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling, postponement or other delay of a special meeting or any announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii), with references therein to “annual meeting” deemed to mean “special meeting” for the purposes of this final sentence of this Section 2.4(b).
(c)
Other Requirements and Procedures.
(i)
To be eligible to be a nominee of any stockholder for election as a director of the Company, the proposed nominee must provide to the Secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):
(1)
a signed and completed written questionnaire (in the form provided by the Secretary at the written request of the nominating stockholder, which form will be provided by the Secretary within 5 business days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;
(2)
a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;
(3)
a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;
(4)
a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance, conflict of interest, confidentiality, stock ownership and trading guidelines, and other policies and guidelines applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary will provide to such proposed nominee all such policies and guidelines then in effect); and
(5)
a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii)
At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the Secretary the information that is required to be set forth in a stockholder’s notice of nomination pertaining to such nominee.
(iii)
No person will be eligible to be nominated by a stockholder for election as a director of the Company, or to be seated as a director of the Company, unless nominated and elected in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.
(iv)
The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that other proposed business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.
(v)
Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.
(vi)
Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).
(vii)
Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a‑8 under the 1934 Act (“Rule 14a-8”); and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a‑8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.
2.5
NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given in accordance with Section 232 of the DGCL, and such notice shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6
QUORUM

The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7
ADJOURNED MEETING; NOTICE

Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 222(a) of the DGCL. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8
CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Company, shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.

2.9
VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date that has voting power upon the matter in question.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of any applicable stock exchange on which the Company’s securities are listed, where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series.

2.10
STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise provided in the Company’s certificate of incorporation and subject to the rights of holders of preferred stock of the Company, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

2.11
RECORD DATES

In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.12
PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Company to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13
LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Company shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company.

2.14
INSPECTORS OF ELECTION

Before any meeting of stockholders, the Company shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a)
ascertain the number of shares outstanding and the voting power of each;
(b)
determine the shares represented at the meeting and the validity of proxies and ballots;
(c)
count all votes and ballots;
(d)
determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and
(e)
certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1
POWERS

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2
NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3
ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

If so provided in the certificate of incorporation, the directors of the Company shall be divided into three classes.

3.4
RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies (and not by stockholders), the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of preferred stock of the Company, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

3.5
PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6
REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7
SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, or the Secretary or by a majority of the Whole Board; provided that the person(s) authorized to call a special meeting of the Board of Directors may authorize another person or persons to send notice of such meeting.

Notice of the time and place of special meetings shall be:

(a)
delivered personally by hand, by courier or by telephone;
(b)
sent by United States first-class mail, postage prepaid;
(c)
sent by facsimile;
(d)
sent by electronic mail; or
(e)
otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise given to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice of the time and place of the meeting may be communicated to the director in lieu of written notice if such notice is communicated at least 24 hours before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8
QUORUM; VOTING

At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, except as may otherwise be expressly provided herein or therein and denoted with the phrase “notwithstanding the final paragraph of Section 3.8 of the bylaws” or language to similar effect, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9
BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, (i) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and (ii) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

3.10
FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

3.11
REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV - COMMITTEES

4.1
COMMITTEES OF DIRECTORS

The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.

4.2
COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3
MEETINGS AND ACTION OF COMMITTEES

Unless otherwise specified by the Board of Directors, meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a)
Section 3.5 (place of meetings and meetings by telephone);
(b)
Section 3.6 (regular meetings);
(c)
Section 3.7 (special meetings and notice);
(d)
Section 3.8 (quorum; voting);
(e)
Section 3.9 (action without a meeting); and

(f)
Section 7.4 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members. However, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors or a committee or subcommittee may also adopt other rules for the government of any committee or subcommittee.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4
SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V - OFFICERS

5.1
OFFICERS

The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2
APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3
SUBORDINATE OFFICERS

The Board of Directors, or any duly authorized committee or subcommittee thereof, may appoint, or empower any officer to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as determined from time to time by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of determination.

5.4
REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice.

Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

5.5
VACANCIES IN OFFICES

Any vacancy occurring in any office of the Company shall be filled by the Board of Directors or as provided in Section 5.3.

5.6
REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of the Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of the Company all rights incident to any and all shares or other securities of, or interests in, or issued by, any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of the Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7
AUTHORITY AND DUTIES OF OFFICERS

Each officer of the Company shall have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation and, to the extent not so provided, as generally pertain to such office, subject to the control of the Board of Directors.

ARTICLE VI - STOCK

6.1
STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2
SPECIAL DESIGNATION ON CERTIFICATES

If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151, 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3
LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4
DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5
TRANSFER OF STOCK

Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, subject to Section 6.3 of these bylaws, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6
STOCK TRANSFER AGREEMENTS

The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

6.7
REGISTERED STOCKHOLDERS

The Company:

(a)
shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(b)
shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
6.8
LOCK-UP
(a)
Subject to Section 6.8(b), the holders (the “Lockup Holders”) of shares of any series of Common Stock of the Company (i) issued as consideration pursuant to that certain Agreement and Plan of Merger and Reorganization, dated on or about June 5, 2025, by and among the Company, AL Merger Sub I, Inc., a Delaware corporation, AL Merger Sub II, LLC, a Delaware limited liability company, and Plus Automation, Inc., a Delaware corporation (the “Merger Agreement”), (ii) issued upon the exercise of warrants to purchase capital stock of Plus Automation, Inc. assumed by the Company pursuant to the Merger Agreement, (iii) issued upon the settlement or exercise of stock options, restricted stock units, or other equity awards assumed by the Company pursuant to the Merger Agreement or (iv) otherwise held by Churchill Sponsor IX LLC (“Sponsor”), the officers and directors of Sponsor or the Company, or its and their respective affiliates as of the date hereof (such shares referred to in this Section 6.8(a)(i)-(iv), the “Lockup Shares” and, any Lockup Shares that are Earnout Shares (as defined in the Merger Agreement), being “Lockup Earnout Shares”)), may not Transfer any Lockup Shares, during the Lockup Period (the “Lockup”).
(b)
Notwithstanding the provisions set forth in Section 6.8(a), the Lockup Holders or their respective Permitted Transferees may Transfer the Lockup Shares during the Lockup Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lockup Holder or any other natural person with whom such Lockup Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Lockup Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement, or any legal, regulatory or other order; (v) if such Lockup Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lockup Holder, or (B) to partners, limited liability company members or stockholders of the Lockup Holder, including, for the avoidance of doubt, where the Lockup Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Lockup Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (i) through (vi) of this Section 6.8(b); (viii) as a pledge or other grant of a security interest in Lockup Shares to one or more financial or lending institutions as collateral or security in connection with any bona fide loans, advances or extensions of credit or debt transaction (or enforcement thereunder) entered into by the Lockup Holder or any of its affiliates, or any refinancings thereof, and any transfers of such Lockup Shares upon foreclosure thereof, so long as the applicable transferee agrees in writing to be bound by the restrictions set forth herein; (ix) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change in control of the Company; provided, however, that if such tender offer, merger, stock sale, recapitalization, consolidation or other such transaction is not completed, the Lockup Shares shall remain subject to the Lockup; (x) the establishment of a trading plan pursuant to Rule 10b51 promulgated under the 1934 Act; provided, however, that such plan does not provide for the Transfer of Lockup Shares during the Lockup Period or Reduced Lockup Period, as applicable; (xi) to the Company in connection with the repurchase of such Lockup Holder’s shares in connection with the termination of the Lockup Holder’s employment with the Company or any subsidiary of the Company pursuant to contractual agreements with the Company; (xii) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of any series of Common Stock of the Company or the vesting or settlement of Company stock-based awards; (xiii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of any series of Common Stock of the Company; (xiv) other than Lockup Earnout Shares and Plus Founder Shares, upon the earlier of (A) the expiration of the Reduced Lockup Period or (B) the occurrence of Triggering Event I (such earlier occurrence of (A) or (B), the “First Release Date”), provided that the aggregate number of Lockup Shares that a Lockup Holder may Transfer pursuant to clause (xiv) shall not exceed fifty percent (50%) of such Lockup Holder’s Lockup Eligible Shares (which number shall be reduced by any Lockup Shares Transferred pursuant to clauses (xii)

and (xiii) above); or (xv) other than Lockup Earnout Shares and Plus Founder Shares, from and after the occurrence of Triggering Event II.

Each Lockup Holder’s “Lockup Eligible Shares” shall mean the number of Lockup Shares held by that Lockup Holder that are outstanding as of the First Release Date, plus the number of shares of any series of Common Stock of the Company that would be Lockup Shares if issued upon the exercise of stock options, restricted stock units, warrants or other equity awards that are held by such Lockup Holder and vested (as determined by the Company) as of the first day of the month in which the First Release Date occurs (in each case, which number of shares shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Company’s Common Stock occurring on or after the closing date of the Merger Agreement). If a Lockup Holder and one or more of its Permitted Transferees propose to Transfer any Lockup Shares pursuant to Section 6.8(b)(xiv) after the First Release Date, the Lockup Holder and such Permitted Transferee(s) in any such Transfer shall agree on an allocation of such Lockup Holder’s Lockup Eligible Shares available for Transfer pursuant to clause (xiv) of Section 6.8(b) among such parties, which allocation shall be subject the Company’s prior consent in its sole discretion.

(c)
In order to enforce this Section 6.8, the Company may impose stop transfer instructions with respect to the Lockup Shares until the end of the Lockup Period or the Reduced Lockup Period, as applicable.
(d)
Notwithstanding the other provisions set forth in this Section 6.8, the Board of Directors (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal the Lockup obligations set forth herein.
(e)
For purpose of this Section 6.8:
(i)
the term “Lockup Period” means the period beginning on the closing date of the Merger Agreement and ending on the date that is three hundred sixty (360) days thereafter;
(ii)
the term “Permitted Transferee” means, prior to the expiration of the Lockup Period, any person or entity to whom such Lockup Holder is permitted to Transfer shares of Common Stock prior to the expiration of the Lockup Period pursuant to Section 6.8(b)(i)-(xiii);
(iii)
the term “Plus Founder Shares” means with respect to each of David Liu and Hao Zheng, 90% of the Equity Securities of PubCo held (directly or indirectly) or otherwise beneficially owned by such Holder;
(iv)
the term “Reduced Lockup Period” means the period beginning on the closing date of the Merger Agreement and ending on the date that is one hundred eighty (180) days thereafter;
(v)
the term “Trading Day” means any day on which shares of the Company’s Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of the Company’s Class A Common Stock are then traded;
(vi)
the term “Transfer” means to (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act with respect to, any security, or any right or interest therein, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B).
(vii)
the term “Triggering Event I” means that the VWAP of the Class A Common Stock is at any time greater than or equal to $12.00 over any fifteen (15) Trading Days within any one hundred eighty (180) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Company’s Class A Common Stock);
(viii)
the term “Triggering Event II” means that the VWAP of the Company’s Class A Common Stock is at any time greater than or equal to $14.00 over any fifteen (15) Trading Days within any three hundred sixty (360) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Company’s Common Stock); and
(ix)
the term “VWAP” for any security as of any trading day means the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such shall be the fair market value per share on such day as reasonably determined by the Board of Directors (including for the avoidance of doubt a duly authorized committee thereof).

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER

7.1
NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.

7.2
NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3
NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4
WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII - INDEMNIFICATION

8.1
Indemnification of Directors and Officers in Third Party Proceedings

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2
Indemnification of Directors and Officers in Actions by or in the Right of the COMPANY

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3
Successful Defense

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Company has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Company may indemnify any other person who is not a present or former director or officer of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4
Indemnification of Others

Subject to the other provisions of this Article VIII, the Company shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5
Advanced Payment of Expenses

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Company.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.8, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (a) by a vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by the vote of the majority of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

8.6
Limitation on Indemnification

Subject to the requirements in Section 8.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a)
for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(b)
for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(c)
for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, in either case as required under any clawback or compensation recovery policy adopted by the Company, applicable securities exchange and association listing requirements, including, without limitation, those adopted in accordance with Rule 10D-1 under the 1934 Act and/or the 1934 Act (including, without limitation, any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the

Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(d)
initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or
(e)
if prohibited by applicable law.
8.7
Determination; Claim

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Company shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8
Non-Exclusivity of Rights

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9
Insurance

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10
Survival

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11
Effect of Repeal or Modification

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12
Certain Definitions

For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving entity as such person would have with respect to such constituent entity if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VIII.

ARTICLE IX - GENERAL MATTERS

9.1
EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, or employee or employees, to enter into any contract or execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, agent or employee, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2
FISCAL YEAR

The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3
SEAL

The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4
CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

9.5
FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination).

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Company’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.

Any person or entity purchasing, holding or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Section 9.5. This provision shall be enforceable by any party to a complaint covered by the provisions of this Section 9.5.

ARTICLE X - AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Section 6.8, Article VIII, Section 9.5 or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

Annex D

PLUSAI HOLDINGS, INC.

2026 EQUITY INCENTIVE PLAN

1.
Purposes of this Plan. The purposes of this Plan are:
•
to attract and retain the best available personnel for positions of substantial responsibility,
•
to provide additional incentive to Employees, Directors and Consultants, and
•
to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards.

2.
Definitions. As used herein, the following definitions will apply:
2.1
“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4.
2.2
“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
2.3
“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.
2.4
“Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of this Plan.
2.5
“Board” means the Board of Directors of the Company.
2.6
“Change in Control” means the occurrence of any of the following events:
(a)
Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company prior to such additional acquisition, will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b)
Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c)
Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further, and notwithstanding the foregoing, none of the consummations of the Domestication, the First Merger, or the Second Merger (as such terms are defined in the Merger Agreement), whether alone or in any combination thereof, will constitute a Change in Control for purposes of the Plan.

Further and for purposes of clarity, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.7
“Closing” has the meaning ascribed thereto in the Merger Agreement.
2.8
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.9
“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4.
2.10
“Common Stock” means the Class A Common Stock of the Company.

2.11
“Company” means Churchill Capital Corp IX, a Cayman Islands exempted company, or any successor thereto (which, as of the effectiveness of the Plan, will be PlusAI Holdings, Inc., a Delaware corporation).
2.12
“Consultant” means any natural person, including an advisor, engaged by the Company or any of its Parents or Subsidiaries to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
2.13
“Director” means a member of the Board.
2.14
“Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
2.15
“Domestication” has the meaning ascribed thereto in the Merger Agreement.
2.16
“Effective Time” means the First Effective Time (as defined in the Merger Agreement).
2.17
“Employee” means any person, including Officers and Inside Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.
2.18
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
2.19
“Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (b) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (c) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.
2.20
“Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of a Share determined as follows:
(a)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)
In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing, for purposes of determining the fair market value of any Shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of fair market value for other purposes.

2.21
“Fiscal Year” means the fiscal year of the Company.
2.22
“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.
2.23
“Inside Director” means a Director who is an Employee.
2.24
“Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization dated June 5, 2025, by and among the Company, Plus Automation, Inc., and certain other parties thereto, as may be amended from time to time.
2.25
“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
2.26
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
2.27
“Option” means a stock option granted pursuant to the Plan.
2.28
“Outside Director” means a Director who is not an Employee.
2.29
“Parent” means a Section 424 Parent or any “parent,” whether now or hereafter existing, as defined in Rule 405 of Regulation C of the Securities Act.
2.30
“Participant” means the holder of an outstanding Award.
2.31
“Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10.
2.32
“Performance Period” means Performance Period as defined in Section 10.1.
2.33
“Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
2.34
“Plan” means this PlusAI Holdings, Inc. 2026 Equity Incentive Plan, as may be amended from time to time.

2.35
“Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 or issued pursuant to the early exercise of an Option.
2.36
“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the fair market value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
2.37
“Rule 16b‑3” means Rule 16b‑3 of the Exchange Act or any successor to Rule 16b‑3, as in effect when discretion is being exercised with respect to the Plan.
2.38
“Section 16b” means Section 16(b) of the Exchange Act.
2.39
“Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.
2.40
“Section 424 Employee” means any person, including Officers and Insider Directors, employed by the Company or any Section 424 Parent or Section 424 Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
2.41
“Section 424 Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
2.42
“Section 424 Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).
2.43
“Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.
2.44
“Service Provider” means an Employee, Director or Consultant.
2.45
“Share” means a share of the Common Stock, as adjusted in accordance with Section 15.
2.46
“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.
2.47
“Subsidiary” means a Section 424 Subsidiary or any “subsidiary,” whether now or hereafter existing, as defined in Rule 405 of Regulation C of the Securities Act.
2.48
“Trading Day” means a day that the primary stock exchange, national market system or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.
2.49
“U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
3.
Stock Subject to the Plan.
3.1
Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 and the automatic increase set forth in Section 3.2, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan will be equal to (a) 16,192,000 Shares, plus

(b) any Shares subject to Exchanged Options and Exchanged RSUs (as such terms are defined in the Merger Agreement) and that, on or after the Effective Time, are cancelled or forfeited, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (b) equal to 17,101,217 Shares. In addition, Shares may become available for issuance under Sections 3.2 and 3.3. The Shares may be authorized but unissued Common Stock or reacquired Common Stock.
3.2
Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15, the number of Shares available for issuance under the Plan will be increased annually on the first day of each Fiscal Year beginning with the 2027 Fiscal Year, in an amount equal to the least of (a) 26,197,000 Shares, (b) a number of Shares equal to five percent (5%) of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, and (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.
3.3
Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program or, with respect to Restricted Stock, Restricted Stock Units or Performance Awards, is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) that were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Performance Awards are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan. Shares otherwise issuable under an Award that are used to pay the exercise price of an Award or to satisfy the tax liabilities or withholdings related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.
3.4
Incentive Stock Options. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1 plus, to the extent allowable under Code Section 422 and the U.S. Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3.2 and 3.3.
3.5
Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Plan.
4.
Administration of this Plan.
4.1
Procedure.
4.1.1
Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer this Plan.
4.1.2
Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.3
Other Administration. Other than as provided above, the Plan will be administered by (a) the Board or (b) a Committee, which Committee will be constituted to comply with Applicable Laws.
4.1.4
Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Laws, the Administrator may delegate to one or more individuals the day-to-day administration of this Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.
4.2
Powers of the Administrator. Subject to the provisions of this Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(a)
to determine the Fair Market Value;
(b)
to determine the Awards to be granted and select the Service Providers to whom Awards may be granted hereunder;
(c)
to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;
(d)
to approve forms of Award Agreements for use under this Plan;
(e)
to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including but not limited to temporarily suspending the exercisability of an Award if the Administrator deems such suspension necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that, except where the exercise of the Award would result in noncompliance with Applicable Laws, such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an Award), based in each case on such factors as the Administrator may determine;
(f)
to institute and determine the terms and conditions of an Exchange Program, including, subject to Section 20.3, to unilaterally implement an Exchange Program without the consent of the applicable Award holder;
(g)
to construe and interpret the terms of this Plan and Awards granted pursuant to this Plan;
(h)
to prescribe, amend and rescind rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non‑U.S. laws, easing the administration of this Plan and/or for qualifying for favorable tax treatment under applicable non‑U.S. laws, in each case as the Administrator may deem necessary or advisable;
(i)
to modify or amend each Award (subject to Section 20.3), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option or Stock Appreciation Right (subject to Sections 6.4 and 7.5);
(j)
to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 16;

(k)
to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(l)
to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award;
(m)
to determine whether Awards will be settled in Shares, cash or in any combination thereof; and
(n)
to make all other determinations deemed necessary or advisable for administering the Plan.

For the avoidance of doubt, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly including but not limited to with respect to the number of Shares covered by such Award, the price applicable to such Award, or the vesting, forfeiture or other terms and conditions applicable to such award.

4.3
Effect of Administrator’s Decisions. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.
5.
Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Section 424 Employees.
6.
Stock Options.
6.1
Grant of Options. Subject to the terms and conditions of this Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
6.2
Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option and such other terms and conditions as the Administrator, in its sole discretion, may determine.
6.3
Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, to the extent that the aggregate fair market value of the Shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Section 424 Parent or Section 424 Subsidiary of the Company) exceeds one hundred thousand dollars ($100,000), such options will be treated as nonstatutory stock options. For purposes of this Section 6.3, incentive stock options will be taken into account in the order in which they were granted, the fair market value of the Shares will be determined as of the time the option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and the U.S. Treasury Regulations promulgated thereunder.
6.4
Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Section 424 Parent or Section 424 Subsidiary of the Company, the maximum term of the Incentive Stock Option will be five (5) years from the date of grant.

6.5
Option Exercise Price and Consideration.
6.5.1
Exercise Price. The per-Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to a Section 424 Employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Section 424 Parent or Section 424 Subsidiary of the Company, the per-Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Options may be granted with a per-Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).
6.5.2
Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
6.5.3
Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist of any one of or a combination of the following: (a) cash (including cash equivalents); (b) check; (c) promissory note, to the extent permitted by Applicable Laws; (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (e) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (f) by net exercise; (g) any other consideration and method of payment for the issuance of Shares so long as permitted by Applicable Laws.
6.6
Exercise of Option.
6.6.1
Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form and in accordance with such procedures as the Administrator may specify from time to time) from the person entitled to exercise the Option; and (b) full payment of the exercise price for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan (except as provided otherwise under Section 3.3) and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.6.2
Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within three (3) months of such cessation, or such shorter or longer period of time as may be specified in the Award Agreement, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4. However, unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on such date of cessation the Participant is not vested as to his or her entire Award, the Shares covered by the unvested portion of the Award will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her vested Options within the time specified by the Administrator, such Option will terminate, and the Shares covered by such Award will revert to the Plan.
6.6.3
Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within six (6) months of cessation, or such longer or shorter period of time as may be specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable). However, unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of cessation the Participant is not vested as to his or her entire Award, the Shares covered by the unvested portion of the Award will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her vested Options within the time specified herein, such Options will terminate, and the Shares covered by such Award will revert to the Plan.
6.6.4
Death of Participant. If a Participant dies while a Service Provider, his or her Option may be exercised within six (6) months following the Participant’s death, or within such longer or shorter period of time as may be specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (each, a “Legal Representative”). If the Option is exercised pursuant to this Section 6.6.4, Participant’s designated beneficiary or Legal Representative shall be subject to the terms of this Plan and the Award Agreement, including but not limited to the restrictions on transferability and forfeitability applicable to the Service Provider. However, unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death a Participant is not vested as to his or her entire Award, the Shares covered by the unvested portion of the Award will revert to the Plan immediately. If vested Options are not so exercised within the time specified herein, such Options will terminate, and the Shares covered by such Award will revert to the Plan.
6.6.5
Tolling Expiration. A Participant’s Award Agreement may also provide that:
(a)
if the exercise of the Option following the cessation of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16b, then the Option will terminate on the earlier of (i) the expiration of the term of the Option set forth in the Award Agreement or (ii) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16b; or
(b)
if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7.
Stock Appreciation Rights.
7.1
Grant of Stock Appreciation Rights. Subject to the terms and conditions of this Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as may be determined by the Administrator, in its sole discretion.
7.2
Number of Shares. Subject to the terms and conditions of this Plan, the Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.
7.3
Exercise Price and Other Terms. The per-Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7.6 will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Stock Appreciation Rights may be granted with an exercise price per Share of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a). Otherwise, the Administrator, subject to the provisions of this Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
7.4
Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise and such other terms and conditions as the Administrator, in its sole discretion, may determine.
7.5
Term and Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under this Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 relating to the maximum term and Section 6.6 relating to exercise also will apply to Stock Appreciation Rights.
7.6
Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(a)
The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(b)
The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, such payment may be in cash, in Shares of equivalent value or in some combination thereof.

8.
Restricted Stock.
8.1
Grant of Restricted Stock. Subject to the terms and conditions of this Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, may determine.
8.2
Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted and such other terms and conditions as the Administrator, in its sole discretion, may determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. For purposes of clarity, the Administrator, in its sole discretion, may determine that an Award of Restricted Stock will not be subject to any Period of Restriction and consideration for such Award is paid for by past services rendered as a Service Provider.

8.3
Transferability. Except as provided in this Section 8 or as the Administrator may determine, Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction, subject to the terms of Section 14.
8.4
Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
8.5
Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
8.6
Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
8.7
Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
8.8
Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under this Plan.
9.
Restricted Stock Units.
9.1
Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions and restrictions related to the grant, including the number of Restricted Stock Units.
9.2
Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion that, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion. For purposes of clarity, the Administrator, in its sole discretion, may determine that an Award of Restricted Stock Units will not be subject to any vesting criteria and consideration for such Award is paid for by past services rendered as a Service Provider.
9.3
Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as set forth in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
9.4
Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares or a combination of both.

9.5
Cancellation. On the date set forth in the Award Agreement, all unearned or unvested Restricted Stock Units will be forfeited to the Company.
10.
Performance Awards.
10.1
Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator may determine. Each Performance Award will have an initial value that is determined by the Administrator on or before its date of grant.
10.2
Objectives or Vesting Provisions and Other Terms. The Administrator will set any objectives or vesting provisions that, depending on the extent to which any such objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
10.3
Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Award.
10.4
Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Performance Awards in cash, Shares or a combination of both.
10.5
Cancellation of Performance Awards. On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and again will be available for grant under the Plan.
11.
Outside Director Award Limitations. In any Fiscal Year, no Outside Director may be granted equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any cash retainers or fees in amounts that, in the aggregate, exceed $750,000; provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Closing, will be excluded for purposes of this Section 11. For purposes of determining when cash retainers or fees are provided, any deferral elections to delay payout timing will be disregarded.
12.
Compliance With Section 409A. This Plan and Awards issued hereunder are intended to be designed and operated in such a manner that is exempt from the application of, or complies with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Except as expressly determined otherwise by the Administrator, each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except to the extent the Administrator, in its sole discretion, expressly determines otherwise. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. Notwithstanding the foregoing, in no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability or obligation to reimburse, indemnify or hold harmless a Participant (or any other person) in respect of Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, a Participant (or any other person) as a result of or in connection with Section 409A.
13.
Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parents or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave from the Company or Section 424 Parent or Section 424 Subsidiary of the Company may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
14.
Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution (which, for purposes of clarification, shall be deemed to include through a beneficiary designation if available in accordance with Section 6.6), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
15.
Adjustments; Dissolution or Liquidation; Merger or Change in Control.
15.1
Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, as well as numerical Share limits in Section 3. Notwithstanding the foregoing, the Company will have no obligation to effect any adjustment in a manner that may require the issuance of fractional Shares, and any fractional Shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Administrator, in its sole discretion, subject to any Applicable Laws.
15.2
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. Unless provided otherwise by the Administrator, to the extent it has not been previously exercised (with respect to an Option or Stock Appreciation Right), vested (with respect to Restricted Stock) or settled (with respect to any other Awards), an Award will terminate immediately prior to the consummation of such proposed action.
15.3
Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, which may include, without limitation, that the outstanding Award will be: (a) assumed, or a substantially equivalent award(s) will be substituted, by the acquiring or succeeding entity (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (b) continued by the Company, subject to any adjustment pursuant to Section 15.1; (c) upon written notice to the Participant, terminate upon or immediately prior to the consummation of such merger or Change in Control; (d) vest and become exercisable, realizable or payable, or restrictions applicable to the Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (e) (i) terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for purposes of clarity, if as of the date of the occurrence of the transaction the

Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award will be terminated by the Company without payment), or (ii) replaced with other rights or property selected by the Administrator in its sole discretion; or (f) treated in any combination of the foregoing. In taking any of the actions permitted under this Section 15.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

Unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, to the extent an Option or Stock Appreciation Right (or portion thereof) is not assumed pursuant to the preceding clause (a) and as described below, substituted for pursuant to the preceding clause (a), and not continued as described above in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this Section 15.3 and Section 15.4 below, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor or its Parent, the Administrator may, with the consent of the successor, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Award, for each Share subject to such Award, to be solely common stock of the successor or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided under an Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, an Award that vests, is earned or paid out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, that a modification to such performance goals only to reflect the successor’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided in an Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise would be accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties thereunder.

15.4
Outside Director Awards. With respect to Awards granted to an Outside Director while such individual was an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, and Performance Awards will lapse, and provided that with respect to any such Awards subject to performance-based vesting, all such performance-based goals or vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.
16.
Tax Withholding.
16.1
Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Parents, Subsidiaries or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parents, Subsidiaries, or affiliates, as applicable) or a relevant tax authority, an amount sufficient to satisfy U.S. federal, state, local, non‑U.S. and other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld or paid with respect to such Award (or exercise thereof).
16.2
Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax liability or withholding obligation, in whole or in part, by such methods as the Administrator shall determine, including, without limitation: (a) paying cash, check or other cash equivalents; (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion; (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine; provided, in each case, that the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or such greater amount as the Administrator may determine; provided, in each case, that the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (e) such other consideration and method of payment for the meeting of tax liabilities or withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws; or (f) any combination of the foregoing. The amount of the withholding obligation will be deemed to include any amount that the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
17.
No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time with or without cause, free from any liability or claim under the Plan, to the extent permitted by Applicable Laws.
18.
Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination to grant such Award, or such other later date as may be determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
19.
Term of Plan. Subject to Section 23, this Plan will become effective upon the latest to occur of (a) the date of its initial adoption by the Board, (b) the date of its initial approval by the Company’s stockholders, or (c) the Effective Time. The Plan will continue in effect for a term of ten (10) years from its effectiveness, unless terminated earlier under Section 20. Notwithstanding the foregoing, no Options that qualify as incentive stock options within the meaning of Code Section 422 may be granted after ten (10) years from the earlier of the Board or stockholder approval of this Plan (or if earlier, upon termination of this Plan pursuant to Section 20). For the avoidance of doubt, Section 3.2 will operate only until the tenth (10th)anniversary of the date of effectiveness of the Plan.

20.
Amendment and Termination of this Plan.
20.1
Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason.
20.2
Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
20.3
Effect of Amendment or Termination. No amendment, alteration, suspension or termination of this Plan will materially impair the rights of any Participant under an outstanding Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company; provided that the conversion of the Participant’s Incentive Stock Options into Nonstatutory Stock Options as a result of any actions taken by the Administrator will neither constitute nor contribute toward constituting an impairment of the Participant’s rights under an outstanding Award for purposes of this Section 20.3. Termination of this Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
21.
Conditions Upon Issuance of Shares.
21.1
Legal Compliance. Shares will not be issued pursuant to an Award, including without limitation upon exercise or vesting thereof, as applicable, unless the issuance and delivery of such Shares and unless the exercise or vesting of the Award, if and as applicable, and the issuance and delivery of such Shares will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance.
21.2
Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
22.
Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non‑U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
23.
Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
24.
Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of such Participant’s status as an employee or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment or other service, that would constitute cause for termination of such Participant’s status as an employee or other service provider. Notwithstanding any provisions to the contrary under this Plan, all Awards granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement or reacquisition under any Company clawback policy that may be in effect at grant and any other clawback policy that the Company is required to adopt to comply with Applicable Laws, including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (collectively, the “Clawback Policy”). The Administrator may require a Participant to forfeit or return to, or reimburse, the Company for all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

* * *

Annex E

PLUSAI HOLDINGS, INC.

2026 EMPLOYEE STOCK PURCHASE PLAN

1.
Purpose. The purpose of this Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for this Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “Non‑423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Code Section 423. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non‑423 Component that does not qualify as an “employee stock purchase plan” under Code Section 423; an option granted under the Non‑423 Component will provide for substantially the same benefits as an option granted under the 423 Component, except that a Non‑423 Component option may include features necessary to comply with applicable non‑U.S. laws pursuant to rules, procedures or sub‑plans adopted by the Administrator. Except as otherwise provided herein or by the Administrator, the Non‑423 Component will operate and be administered in the same manner as the 423 Component.
2.
Definitions.
2.1
“Administrator” means the Board or any Committee designated by the Board to administer this Plan pursuant to Section 4.
2.2
“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity‑based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non‑U.S. country or jurisdiction where options are, or will be, granted under this Plan.
2.3
“Board” means the Board of Directors of the Company.
2.4
“Change in Control” means the occurrence of any of the following events:
(a)
Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b)
Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c)
Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A. Further, and notwithstanding the foregoing, none of the consummations of the Domestication, the First Merger, or the Second Merger (as such terms are defined in the Merger Agreement), whether alone or in any combination thereof, will constitute a Change in Control for purposes of the Plan.

Further and for purposes of clarity, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.5
“Closing” has the meaning ascribed thereto in the Merger Agreement.
2.6
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.7
“Committee” means a committee of the Board appointed in accordance with Section 4.
2.8
“Common Stock” means the Class A Common Stock of the Company.
2.9
“Company” means Churchill Capital Corp IX, a Cayman Islands exempted company, or any successor thereto (which, as of the effectiveness of the Plan, will be PlusAI Holdings, Inc., a Delaware corporation).

2.10
“Compensation” means an Eligible Employee’s base straight time gross earnings, but exclusive of payments for overtime, shift premium, commissions, incentive compensation, equity compensation, bonuses and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
2.11
“Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to this Plan.
2.12
“Designated Company” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in this Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non‑423 Component.
2.13
“Director” means a member of the Board.
2.14
“Domestication” has the meaning ascribed thereto in the Merger Agreement.
2.15
“Effective Time” means the First Effective Time (as defined in the Merger Agreement).
2.16
“Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under Applicable Laws) for purposes of any separate Offering or for Participants in the Non‑423 Component. For purposes of this Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws with respect to the Participant’s participation in this Plan. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulations Section 1.423‑2) that the definition of Eligible Employee will or will not include an individual if he or she: (a) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (b) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (c) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (d) is a highly compensated employee within the meaning of Code Section 414(q), or (e) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose employees are participating in that Offering. Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulations Section 1.423‑2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non‑423 Component without regard to the limitations of U.S. Treasury Regulations Section 1.423‑2.
2.17
“Employer” means the employer of the applicable Eligible Employee(s).
2.18
“Enrollment Date” means the first Trading Day of each Offering Period.
2.19
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.20
“Exercise Date” means the last Trading Day of a Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 18, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date(s) that otherwise would have occurred on the last Trading Day of such Purchase Period.
2.21
“Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of a share of Common Stock determined as follows:
(a)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)
In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

2.22
“Fiscal Year” means the fiscal year of the Company.
2.23
“Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization dated June 5, 2025, by and among the Company, Plus Automation, Inc., and certain other parties thereto, as may be amended from time to time.
2.24
“New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
2.25
“Offering” means an offer under this Plan of an option that may be exercised during an Offering Period as further described in Section 6. For purposes of this Plan, the Administrator may designate separate Offerings under this Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of this Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulations Section 1.423‑2(a)(1), the terms of each Offering need not be identical provided that the terms of this Plan and an Offering together satisfy U.S. Treasury Regulations Section 1.423‑2(a)(2) and (a)(3).
2.26
“Offering Period” means a period beginning on such date as may be determined by the Administrator, in its discretion, and ending on such Exercise Date as may be determined by the Administrator, in its discretion, during which an option granted pursuant to this Plan may be exercised. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 18.
2.27
“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
2.28
“Participant” means an Eligible Employee that participates in this Plan.

2.29
“Plan” means this PlusAI Holdings, Inc. 2026 Employee Stock Purchase Plan.
2.30
“Purchase Period” means the period during an Offering Period and during which shares of Common Stock may be purchased on behalf of Participants thereunder in accordance with the terms of this Plan. Purchase Periods will have such duration as determined by the Administrator, commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date. Unless the Administrator provides otherwise, a Purchase Period in an Offering Period will have the same duration as, and coincide with the length of, such Offering Period.
2.31
“Purchase Price” means an amount equal to eighty‑five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for any Offering Period by the Administrator subject to compliance with Code Section 423 (or any successor rule or provision or any other Applicable Laws, regulation or stock exchange rule) or pursuant to Section 18.
2.32
“Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.
2.33
“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).
2.34
“Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.
2.35
“U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
3.
Stock.
3.1
Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 and the automatic increase set forth in Section 3.2, the maximum number of shares of Common Stock that will be made available for sale under this Plan will be 2,994,000 shares of Common Stock. The shares of Common Stock may be authorized, but unissued, or reacquired Common Stock.
3.2
Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17, the number of shares of Common Stock available for issuance under this Plan will be increased annually on the first day of the Fiscal Year beginning with the 2027 Fiscal Year, in an amount equal to the least of (a) 5,240,000 shares of Common Stock, (b) a number of shares of Common Stock equal to one percent (1%) of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, and (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.
4.
Administration. This Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to:
(a)
construe, interpret and apply the terms of this Plan,
(b)
delegate ministerial duties to any of the Company’s employees,

(c)
designate separate Offerings under this Plan,
(d)
designate Subsidiaries as participating in the 423 Component or Non‑423 Component,
(e)
determine eligibility,
(f)
adjudicate all disputed claims filed under this Plan, and
(g)
establish such procedures that it deems necessary or advisable for the administration of this Plan (including, without limitation, to adopt such procedures, sub‑plans, and appendices to the subscription agreement as are necessary or appropriate to permit the participation in this Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub‑plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub‑plan or appendix, the provisions of this Plan will govern the operation of such sub‑plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub‑plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non‑423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Code Section 423.

Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to this Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulations Section 1.423‑2(f), the terms of an option granted under this Plan or an Offering to citizens or residents of a non‑U.S. jurisdiction will be less favorable than the terms of options granted under this Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

5.
Eligibility.
5.1
Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in this Plan, subject to the requirements of Section 7.
5.2
Non‑U.S. Employees. Eligible Employees who are citizens or residents of a non‑U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Code Section 7701(b)(1)(A))) may be excluded from participation in this Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause this Plan or an Offering to violate Code Section 423. In the case of the Non‑423 Component, an Eligible Employee may be excluded from participation in this Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.
5.3
Limitations. Any provisions of this Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under this Plan (a) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Code Section 424(d)) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (b) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty‑five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Code Section 423 and the regulations thereunder.

6.
Offering Periods. This Plan will be implemented by Offering Periods as established by the Administrator from time to time. Offering Periods will expire on the earliest to occur of (a) the completion of the purchase of shares on the last Exercise Date occurring within twenty‑seven (27) months of the applicable Enrollment Date on which the option to purchase shares was granted under this Plan, or (b) such shorter period established prior to the Enrollment Date of the Offering Period by the Administrator, from time to time, in its discretion, on a uniform and nondiscriminatory basis, for all options to be granted on such Enrollment Date. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty‑seven (27) months.
7.
Participation. An Eligible Employee may participate in this Plan pursuant to Section 5.1 (a) by submitting to the Company’s stock administration office (or its designee), a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit A), or (b) in accordance with an electronic or other enrollment procedure determined by the Administrator, in either case, on or before a date determined by the Administrator prior to an applicable Enrollment Date.
8.
Contributions.
8.1
Contribution Amounts. At the time a Participant enrolls in this Plan pursuant to Section 7, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation, which he or she receives on each pay day during the Offering Period; provided, however, that unless and until determined otherwise by the Administrator, should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the then-current Purchase Period or Offering Period (i.e., for which the Exercise Date occurs on such day). The Administrator, in its discretion, may increase or decrease the maximum percentage of Compensation that an Eligible Employee may elect as Contributions during each Offering Period if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.
8.2
Contribution Methods. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to this Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 12 (or Participant’s participation is terminated as provided in Section 13).
(a)
In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12 (or Participant’s participation is terminated as provided in Section 13).
(b)
All Contributions made for a Participant will be credited to his or her account under this Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.
8.3
Participant Changes to Contributions. A Participant may discontinue his or her participation in this Plan as provided under Section 12. Until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may not increase the rate of his or her Contributions applicable to such Offering Period and may decrease the rate of his or her Contributions applicable to such Offering Period only one (1) time, provided that such decrease is to a Contribution rate of zero percent (0%). In addition, until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may increase or decrease the rate of his or her Contributions (as a whole percent to a rate between zero percent (0%) and the maximum percentage specified in Section 8.1), which Contribution rate adjustment will become effective upon the commencement of the next Offering Period and remain in effect for subsequent Offering Periods and, except as set forth in the immediately preceding sentence, any such adjustment will not affect the Contribution rate for any ongoing Offering Period.
(a)
A Participant may make a Contribution rate adjustment pursuant to this Section 8.3 (i) by properly completing and submitting to the Company’s stock administration office (or its designee), a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) in accordance with an electronic or other procedure prescribed by the Administrator, in either case, on or before a date determined by the Administrator prior to (x) the scheduled beginning of the first Offering Period to be affected or (y) an applicable Exercise Date, as applicable. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless the Participant’s participation is terminated as provided in Sections 12 or 13).
(b)
The Administrator may, in its sole discretion, limit or amend the nature and/or number of Contribution rate changes (including to permit, prohibit and/or limit increases and/or decreases to rate changes) that may be made by Participants during any Purchase Period or Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration.
(c)
Except as provided by this Section 8.3, any change in Contribution rate made pursuant to this Section 8.3 will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in Contribution rate earlier).
8.4
Other Contribution Changes. Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423(b)(8) and Section 5.3 (which generally limit participation in an Offering Period pursuant to certain Applicable Laws), a Participant’s Contributions may be decreased to zero percent (0%) by the Administrator at any time during an Offering Period (or a Purchase Period, as applicable). Subject to Code Section 423(b)(8) and Section 5.3, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period (or Purchase Period, as applicable) scheduled to end in the following calendar year, unless the Participant’s participation has terminated as provided in Sections 12 or 13.
8.5
Cash Contributions. Notwithstanding any provisions to the contrary in this Plan, the Administrator may allow Participants to participate in this Plan via cash contributions instead of payroll deductions if (a) payroll deductions are not permitted or advisable under Applicable Laws, (b) the Administrator determines that cash contributions are permissible for Participants participating in the 423 Component and/or (c) the Participants are participating in the Non‑423 Component.
8.6
Tax Withholdings. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under this Plan is disposed of (or at any other time that a taxable event related to this Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to this Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulations Section 1.423‑2(f).

8.7
Use of Funds. The Company may use all Contributions received or held by it under this Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non‑423 Component for which Applicable Laws require that Contributions to this Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party, provided that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423‑2(f). Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.
9.
Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price.
9.1
Certain Option Limits. In no event will an Eligible Employee be permitted to purchase during each Offering Period more than 2,500 shares of Common Stock (subject to any adjustment pursuant to Section 17), and provided further that such purchase will be subject to the limitations set forth in Sections 3 and 5.3 and in the subscription agreement. The Administrator, in its absolute discretion, may increase or decrease the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period, as applicable.
9.2
Option Receipt. The Eligible Employee may accept the grant of an option under this Plan by electing to participate in this Plan in accordance with the requirements of Section 7.
9.3
Option Term. Exercise of the option will occur as provided in Section 10, unless the Participant’s participation has terminated pursuant to Sections 12 or 13. The option will expire on the last day of the Offering Period.
10.
Exercise of Option.
10.1
Automatic Exercise. Unless a Participant’s participation in this Plan has terminated as provided in Sections 12 and 13, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full (whole) share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier termination of the Participant’s participation in this Plan as provided in Sections 12 or 13. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.
10.2
Pro Rata Allocations. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (a) the number of shares of Common Stock that were available for sale under this Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of shares of Common Stock available for sale under this Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 18. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of

Common Stock for issuance under this Plan by the Company’s stockholders subsequent to such Enrollment Date (and, for purposes of clarity, notwithstanding any automatic increase in shares of Common Stock that become available for issuance pursuant to Section 3.2).
11.
Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares of Common Stock be deposited directly with a broker designated by the Company or with a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under this Plan until such shares have been purchased and delivered to the Participant as provided in this Section 11.
12.
Withdrawal.
12.1
Withdrawal Procedures. A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under this Plan at any time by (a) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (b) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re‑enrolls in this Plan in accordance with the provisions of Section 7.
12.2
No Effect on Future Participation. A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
13.
Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from this Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under this Plan will be returned to such Participant, or, in the case of his or her death, to the person or persons entitled thereto, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Code Section 423, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under this Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non‑423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Code Section 423; further, no Participant will be deemed to switch from an Offering under the Non‑423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Code Section 423.

14.
Section 409A. This Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in this Plan to the contrary, if the Administrator determines that an option granted under this Plan may be subject to Section 409A or that any provision in this Plan would cause an option under this Plan to be subject to Section 409A, the Administrator may amend the terms of this Plan and/or of an outstanding option granted under this Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under this Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parents or Subsidiaries will have no liability, obligation or responsibility to reimburse, indemnify, or hold harmless a Participant or any other party if the option to purchase Common Stock under this Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under this Plan is compliant with Section 409A. Each payment or benefit under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations.
15.
Rights as Stockholder. Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares. Shares of Common Stock to be delivered to a Participant under this Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.
16.
Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 12.
17.
Adjustments, Dissolution, Liquidation, Merger or Change in Control.
17.1
Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split‑up, spin‑off, combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan, will adjust the number and class of common stock that may be delivered under this Plan, the Purchase Price per share, the class and the number of shares of common stock covered by each option under this Plan that has not yet been exercised, and the numerical share limits of Sections 3 and 9.1.
17.2
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13).

17.3
Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13).
18.
Amendment or Termination.
18.1
Amendment, Suspension, Termination. The Administrator, in its sole discretion, may amend, alter, suspend, or terminate this Plan, or any part thereof, at any time and for any reason. If this Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 17). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 22) as soon as administratively practicable.
18.2
Certain Administrator Changes. Without stockholder consent and without limiting Section 18.1, the Administrator will be entitled to change the Offering Periods and any Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with this Plan.
18.3
Changes Due to Accounting Consequences. In the event the Administrator determines that the ongoing operation of this Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate this Plan to reduce or eliminate such accounting consequence including, but not limited to:
(a)
amending this Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(b)
altering the Purchase Price for any Purchase Period or Offering Period including a Purchase Period or Offering Period underway at the time of the change in Purchase Price;
(c)
shortening any Purchase Period or Offering Period by setting a New Exercise Date, including a Purchase Period or Offering Period underway at the time of the Administrator action;
(d)
reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(e)
reducing the maximum number of shares of Common Stock a Participant may purchase during any Purchase Period or Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

19.
Conditions Upon Issuance of Shares.
19.1
Legal Compliance. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
19.2
Investment Representations. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required.
20.
Term of Plan. This Plan will become effective upon the latest to occur of (a) the date of its initial adoption by the Board, (b) the date of its initial approval by the Company’s stockholders, or (c) the Effective Time. This Plan will continue in effect for a term of twenty (20) years, unless sooner terminated under Section 18.
21.
Stockholder Approval. This Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date this Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
22.
Interest. No interest will accrue on the Contributions of a participant in this Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply, with respect to Offerings under the 423 Component, to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423‑2(f).
23.
No Effect on Employment. Neither this Plan nor any option under this Plan will confer upon any Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such employment relationship at any time, with or without cause, free from any liability or any claim under this Plan.
24.
Reports. Individual accounts will be maintained for each Participant in this Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.
25.
Notices. All notices or other communications by a Participant to the Company under or in connection with this Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
26.
Legal Construction.
26.1
Severability. If any provision of this Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality, or unenforceability will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal, or unenforceable provision had not been included.
26.2
Governing Law. This Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, but without regard to its conflict of law provisions.
26.3
Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation of this Plan.

27.
Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.
28.
Automatic Transfer to Low Price Offering Period. Unless determined otherwise by the Administrator, this Section 28 applies to an Offering Period to the extent such Offering Period provides for more than one (1) Exercise Date within such Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of a share of Common Stock on any Exercise Date in an Offering Period is less than the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, then all Participants in such Offering Period will be withdrawn automatically from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re‑enrolled in the immediately following Offering Period as of the first day thereof.

* * *

EXHIBIT A

PLUSAI HOLDINGS, INC.

2026 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

_____ Original Application Offering Date: _________________

_____ Change in Payroll Deduction Rate

1.
____________________ hereby elects to participate in the PlusAI Holdings, Inc. 2026 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Any capitalized terms not specifically defined in this Subscription Agreement will have the meaning ascribed to them under the Plan.
2.
I hereby authorize and consent to payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (from 0% to [15]%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.) I understand that only my first, one election to decrease the rate of my payroll deductions may be applied with respect to an ongoing Offering Period in accordance with the terms of the Plan, and any subsequent election to decrease the rate of my payroll deductions during the same Offering Period, and any election to increase the rate of my payroll deductions during any Offering Period, will not be applied to the ongoing Offering Period.
3.
I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the purchase date.
4.
I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.
5.
Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of _____________ (Eligible Employee or Eligible Employee and spouse only).
6.
If I am a U.S. taxpayer, I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2) year and one (1) year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) fifteen percent (15%) of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

E-A-1

7.
For employees that may be subject to tax in non U.S. jurisdictions, I acknowledge and agree that, regardless of any action taken by the Company or any Designated Company with respect to any or all income tax, social security, social insurances, National Insurance Contributions, payroll tax, fringe benefit, or other tax‑related items related to my participation in the Plan and legally applicable to me including, without limitation, in connection with the grant of such options, the purchase or sale of shares of Common Stock acquired under the Plan and/or the receipt of any dividends on such shares (“Tax‑Related Items”), the ultimate liability for all Tax‑Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or a Designated Company. Furthermore, I acknowledge that the Company and/or any Designated Company (a) make no representations or undertakings regarding the treatment of any Tax‑Related Items in connection with any aspect of the options under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax‑Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of my enrollment and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax‑Related Items in more than one jurisdiction.

Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the applicable Designated Company to satisfy all Tax‑Related Items. In this regard, I authorize the Company and/or the applicable Designated Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax‑Related Items by one or a combination of the following: (a) withholding from my wages or Compensation paid to me by the Company and/or the applicable Designated Company; or (b) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax‑Related Items by considering applicable maximum withholding rates, in which case I will receive a refund of any over‑withheld amount in cash and will have no entitlement to the Common Stock equivalent.

Finally, I agree to pay to the Company or the applicable Designated Company any amount of Tax‑Related Items that the Company or the applicable Designated Company may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf and/or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax‑Related Items.

8.
By electing to participate in the Plan, I acknowledge, understand and agree that:
(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;
(b)
all decisions with respect to future grants under the Plan, if applicable, will be at the sole discretion of the Company;
(c)
the grant of options under the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, or any Designated Company, and will not interfere with the ability of the Company or any Designated Company, as applicable, to terminate my employment (if any);
(d)
I am voluntarily participating in the Plan;
(e)
the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)
the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end‑of‑service payments, bonuses, long‑service awards, pension or retirement benefits or similar payments;

E-A-2

(g)
the future value of the shares of Common Stock offered under the Plan is unknown, indeterminable and cannot be predicted with certainty;
(h)
the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;
(i)
no claim or entitlement to compensation or damages will arise from the forfeiture of options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I am otherwise not entitled, I irrevocably agree never to institute a claim against the Company, or any Designated Company, waive my ability, if any, to bring such claim, and release the Company, and any Designated Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I will be deemed irrevocably to have agreed to not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(j)
in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I am no longer actively employed by the Company or one of its Designated Companies and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company will have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan (including whether I may still be considered to be actively employed while on a leave of absence).
9.
I understand that the Company and/or any Designated Company may collect, where permissible under applicable law certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. I understand that the Company may transfer my Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in my country. I understand that the Company will transfer my Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that the European Commission or my jurisdiction does not consider to be equivalent to the protections in my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or any Designated Company will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

E-A-3

If I am an employee outside the U.S., I understand that in accordance with applicable law, I have the right to access, and to request a copy of, the Data held about me. I also understand that I have the right to discontinue the collection, processing, or use of my Data, or supplement, correct, or request deletion of my Data. To exercise my rights, I may contact my local human resources representative.

I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described herein and any other Plan materials by and among, as applicable, the Company and its Subsidiaries or Parents for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that my consent will be sought and obtained for any processing or transfer of my data for any purpose other than as described in the enrollment form and any other plan materials.

10.
If I have received this Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.
11.
The provisions of this Subscription Agreement and Appendix A are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless will be binding and enforceable.
12.
Notwithstanding any provisions in this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan also will be subject to the additional terms and conditions set forth on Appendix A and any special terms and conditions for my country set forth on Appendix A. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Subscription Agreement and the provisions of this Subscription Agreement govern such Appendix (to the extent not superseded or supplemented by the terms and conditions set forth therein).
13.
I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Social
Security Number
(for U.S.‑based employees):
Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

E-A-4

EXHIBIT B

PLUSAI HOLDINGS, INC.

2026 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned Participant in the Offering Period of the PlusAI Holdings, Inc. 2026 Employee Stock Purchase Plan (the “Plan”) that began on ____________, ______ (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement. Capitalized terms not otherwise defined herein will have the meaning ascribed to them under the Plan.

Name and Address of Participant:

Signature:

Date:

E-B-1

Annex F

June 5, 2025

Churchill Capital Corp IX

640 Fifth Avenue

14th Floor

New York, NY 10019

Board of Directors,

The Board of Directors (the “Directors”) of Churchill Capital Corp IX (“Churchill” or “SPAC”), engaged Ocean Tomo, a part of J.S. Held (“Ocean Tomo”) to provide this valuation fairness opinion (the “Opinion”) in connection with the anticipated business combination with Plus Automation Inc. (“Plus” or the “Company”). Specifically, Ocean Tomo is providing an Opinion regarding the financial fairness of the Aggregate Consideration (as defined below) payable by Churchill pursuant to the Agreement and Plan of Merger and Reorganization, dated as of June 5, 2025, by and among Churchill, AL Merger Sub I, Inc. (“Merger Sub I”), AL Merger Sub II, LLC (“Merger Sub II”, and together with Merger Sub I, each a wholly owned subsidiary of Churchill, “Merger Subs”), and Plus (the “Agreement”). Ocean Tomo is serving as an independent financial advisor to the Directors to provide the Opinion below.

Description of the Transaction

According to the finalized terms set forth in the Agreement, among other things: (i)

Merger Sub I will merge with and into Plus with Plus being the surviving corporation in such merger, immediately following which, Plus will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and a wholly owned subsidiary of Churchill (the “Merger”), and (ii) each share of Company Common Stock outstanding immediately prior to the First Effective Time after giving effect to the Conversions pursuant to Section 3.01 of the Agreement (other than shares of Company Common Stock issued as a result of such conversion of shares of Company Series A-3-X Preferred Stock, Company Series A-4-X Preferred Stock or Company Series B-X Preferred Stock) will be exchanged for the right to receive a number of shares of SPAC Class A Common Stock equal to the Exchange Ratio;

each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time issued as a result of the Conversions described in Section 3.01 of the Agreement of shares of Company Series A-3-X Preferred Stock, Company Series A-4-X Preferred Stock or Company Series B-X Preferred Stock will be exchanged for the right to receive a number of shares of SPAC Class B Common Stock equal to the Exchange Ratio, in each case other than Excluded Shares and Dissenting Shares; and each outstanding Company Option, Company RSU and Company Warrant will be treated in accordance with Section 3.03 and Section 3.04 of the Agreement (the

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aggregate number of such shares of SPAC A Common Stock and SPAC Class B Common Stock payable by Churchill in the respect of the Company Total Shares, the “Aggregate Consideration”) and (b) only upon the deemed satisfaction of certain share price thresholds of SPAC Common Stock set forth in the Agreement during the five-year period following the closing of the Merger, a number of Earnout Shares (as defined in the Agreement) as more fully set forth in the Agreement. The Merger and the foregoing clauses are collectively referred to as the “Transaction.”

The terms and conditions of the Transaction are more fully set forth in the Agreement. The summary of the Transaction set forth above is qualified in its entirety by the terms of the Agreement. Defined terms used that are not defined in this Opinion have the meanings given to them in the Agreement.

Opinion

Ocean Tomo was engaged to (a) advise the Directors regarding the fairness of the Aggregate Consideration pursuant to the Transaction, and (b) deliver this letter to the Directors outlining our opinion as to whether the Aggregate Consideration is fair, from a financial point of view, to the shareholders of Churchill (other than Churchill Sponsor IX LLC (“Sponsor”)).

Ocean Tomo Qualifications

Ocean Tomo provides Valuation and Management Consulting, Advisory, and Expert Opinion services focused on matters involving intellectual property (“IP”) and other intangible assets. Practice offerings address asset and business valuation; strategy and risk management consulting; merger and acquisition advisory; debt and equity private placement; IP brokerage economic damage calculations and testimony; and business licensing strategy and contract interpretation. Our services are built upon more than three decades of experience assessing technology and other intangible assets in the most rigorous of venues. Our financial, market, scientific, and technical experts have deep experience with tangible and intangible assets protected by intellectual property. We bring a unique understanding of the contributory value of proprietary innovation to every engagement. As a part of J.S. Held, Ocean Tomo works alongside more than 2,000 professionals globally and assists clients – corporations, insurers, law firms, governments, and institutional investors – on complex technical, scientific, and financial matters across all assets and value at risk.

Ocean Tomo and J.S. Held have specifically undertaken numerous engagements in the artificial intelligence, autonomy, and automotive spaces during the course of their practice. Those engagements include valuations, transactions, expert testimony opinions, strategy and advisory work, and more. The firm draws on that specific experience as well as its decades of experience to provide the services described herein.

Scope of Analysis

In connection with this Opinion, Ocean Tomo made such reviews, research, analyses, and inquiries as it has deemed necessary and appropriate to enable Ocean Tomo to render this Opinion. Ocean Tomo also accounted for its assessment of general economic, market, technical, and financial

F-2

conditions, as well as its experience in complex securities, technology, and business valuation, in general, and with respect to similar transactions. Ocean Tomo’s procedures, investigations, and financial analyses with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.
Reviewed documents and information from Plus, Churchill, and public sources, including, but not limited to:

a.
Historical financial statements
b.
Unit economics and deployment schedule information
c.
Company overview documents
d.
Industry, government, and equity analyst reports and analyses
e.
Government regulations for self-driving vehicles
f.
Regulatory and licensing documents
g.
Supply chain information
h.
Material agreements with third-parties and strategic relationships
i.
Customer pipeline development
j.
Corporate records
k.
Employee records and agreements
l.
Tax information
m.
Press releases and news
n.
Commissioned reports and analyses
o.
Intellectual property lists and descriptions, including Company patents
p.
Interviews with senior Plus management and technical personnel
q.
Technical records
r.
Autonomy architecture, safety approach, and deployment approach documentation

2.
Conducted an analysis and considered factors as Ocean Tomo deemed necessary, including:

a.
Independent market research to develop estimates of undocumented data, including market size, industry trends, comparable company benchmarks, and relevant market transactions and licensing activities.

b.
Creation of detailed financial valuation models and scenario analyses based on data provided by Churchill, other related parties, and Ocean Tomo research. These include, but are not limited to, operating unit economics, timing and other risk factors, technical merits of Plus’ technology, the competitive environment, regulatory issues, and additional considerations Ocean Tomo deemed necessary and relevant to the conclusions in this Opinion.

F-3

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Aggregate Consideration, Ocean Tomo, with the Directors’ consent:

1.
Assumed that all equity securities of Plus outstanding immediately prior to the Merger will be converted into shares of SPAC Class A Common Stock or SPAC B Common Stock in accordance with the terms of the Agreement;

2.
Considered Earnout Shares, Public and Private warrants, and disregarded Third-Party warrants;

3.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions, and representations obtained from public sources or provided to it from private sources, including Churchill, Plus management, and counsel, and did not independently verify such information;

4.
Relied upon the fact that the Directors, Churchill, and parties to the Agreement have been advised by counsel as to all legal matters with respect to the Agreement and the Aggregate Consideration, including whether procedures required by law to be taken in connection with the Agreement and the Aggregate Consideration, if any, have been duly, validly, and timely taken. We are not legal, regulatory or tax experts and have relied, without independent verification, on the assessment of Churchill and its advisors with respect to such matters;

5.
Assumed that estimates, evaluations, and unit economics & deployment schedule information furnished to Ocean Tomo, if any, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Ocean Tomo expresses no opinion with respect to such information or the underlying assumptions;

6.
Assumed that information supplied and representations made by Churchill, Plus management, and counsel are substantially accurate regarding Plus and the Transaction;

7.
Assumed that the final versions of all documents reviewed by Ocean Tomo in draft form will conform in all material respects to the drafts reviewed;

8.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of Plus since the date of the most recent financial statements and other information made available to Ocean Tomo, and that there is no information or facts that would make the information reviewed by Ocean Tomo incomplete or misleading; and

9.
We have not made any independent valuation or appraisal of the assets or liabilities of Plus.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

F-4

Furthermore, in Ocean Tomo’s analysis and in connection with the preparation of this Opinion, Ocean Tomo has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

Ocean Tomo prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Ocean Tomo disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Ocean Tomo after the date hereof.

Ocean Tomo has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, or (ii) advise the Directors or any other party with respect to alternatives to the Transaction.

This Opinion is furnished solely for the use and benefit of the Directors in connection with assessing the fairness of the Aggregate Consideration from a financial perspective. This Opinion is not intended to be used by the Directors for any other purpose, including, without limitation, compliance under any state statutes governing transfers or distributions. This Opinion is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Ocean Tomo’s express consent. This Opinion is not and should not be construed as a credit rating or a solvency opinion, an analysis of Plus’ credit worthiness, as tax advice, or as accounting advice. Ocean Tomo has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

This Opinion (i) does not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (ii) does not address any other transaction; and (iii) is not a recommendation as to how the Directors should vote or act with respect to any matters relating to the Transaction, or whether to proceed with the Transaction or any related transaction. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Ocean Tomo to any party.

This Opinion is solely that of Ocean Tomo, and Ocean Tomo’s liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Ocean Tomo and Churchill dated April 25, 2025 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter, provided that this Opinion may be filed as an exhibit in connection with a Registration Statement on Form S-4.

We may provide investment banking or other services to Churchill, Plus, their subsidiaries, and their respective affiliates in the future, for which we may receive compensation.

F-5

Ocean Tomo has acted exclusively as financial advisor to the Directors and will receive a fee from Churchill for its services, including upon the delivery of this opinion. In addition, Churchill has agreed to indemnify us for certain liabilities arising from our engagement.

Conclusion

Based upon and subject to the foregoing, Ocean Tomo is of the opinion that the Aggregate Consideration pursuant to the Agreement to be paid for Plus is fair, from a financial perspective, to the shareholders of Churchill, other than the Sponsor.

Very truly yours,

/s/ Gregory Campanella

Gregory Campanella, JD, MBA, CLP
June 5, 2025 Senior Managing Director Ocean Tomo, a part of J.S. Held

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